As filed with the Securities and Exchange Commission on February 12, 2004

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARIBA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	7372	77-0439730
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

807 11th Avenue

Sunnyvale, California 94089

(650) 390-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James W. Frankola, Executive Vice President and Chief Financial Officer

Ariba, Inc.

807 11th Avenue

Sunnyvale, California 94089

(650) 390-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brooks Stough

Christopher D. Dillon

Gunderson Dettmer Stough Villeneuve

Franklin & Hachigian, LLP

155 Constitution Drive

Menlo Park, California 94025

Telephone: (650) 321-2400

Facsimile: (650) 321-2800

Marlee S. Myers Kimberly A. Taylor Morgan, Lewis & Bockius LLP One Oxford Centre Thirty-Second Floor Pittsburgh, Pennsylvania 15219 Telephone: (412) 560-3300 Facsimile: (412) 560-7001

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective and the satisfaction or waiver of all conditions to the closing of the merger of a wholly-owned subsidiary of the Registrant with and into FreeMarkets, Inc.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common Stock, $.002 par value	136,883,299	N/A	$394,665,057	$50,004.06

(1)	Based upon the estimated maximum number of shares of the Registrant’s common stock, par value $.002 per share, that may be issued in connection with the merger described herein.
(2)	Estimated solely for purposes of calculating the amount of the filing fee in accordance with Rules 457(c) and 457(f) under the Securities Act of 1933. The proposed maximum aggregate offering price is approximately $394,665,057, which equals (i) the product of (A) the average of the high and low sales prices of common stock, par value $0.01 per share, of FreeMarkets, Inc., of $8.89, as reported on the Nasdaq National Market on February 9, 2004, multiplied by (B) 57,280,850, representing the maximum number of shares of FreeMarkets common stock outstanding (including 42,265,987 shares of FreeMarkets common stock outstanding on January 23, 2004, 12,634,190 shares of FreeMarkets common stock issuable upon exercise of options outstanding on January 23, 2004, 1,400,000 shares of FreeMarkets common stock issuable upon exercise of warrants outstanding on January 23, 2004, and the assumed purchase of 980,673 shares of FreeMarkets common stock under the FreeMarkets Amended and Restated Employee Stock Purchase Plan); less (ii) the amount of cash to be paid by the Registrant in exchange for shares of FreeMarkets common stock (assuming, prior to closing of the merger described herein, the exercise of options to purchase 12,634,190 shares of FreeMarkets common stock, the exercise of warrants to purchase 1,400,000 shares of FreeMarkets common stock and the purchase of 980,673 shares of FreeMarkets common stock under the FreeMarkets Amended and Restated Employee Stock Purchase Plan), or $114,561,700.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

[__________], 2004

Dear Ariba Stockholders:

Your board of directors has unanimously approved a merger of Ariba with FreeMarkets, Inc. and believes that the proposed merger between the two companies is advisable and in the best interests of the stockholders of Ariba.

In the merger, (i) Fleet Merger Corporation, a wholly-owned subsidiary of Ariba, will merge with and into FreeMarkets and, as soon as practicable thereafter, FreeMarkets will merge with and into Ariba and (ii) each outstanding share of FreeMarkets common stock will be converted into the right to receive 2.25 shares of Ariba common stock and $2.00 in cash. Based on our capitalization and stock price as of the date of this letter, following the merger, FreeMarkets current stockholders, optionholders and warrantholders will own approximately 28% of our outstanding common stock, options and warrants, computed on a fully diluted basis.

At our annual meeting of stockholders to be held at [            ], on [                    ], 2004 at [        ] a.m., local time, you will be asked to consider and vote upon a proposal to approve the issuance of Ariba common stock to the stockholders of FreeMarkets in the merger. The approval of our stockholders of this issuance of our common stock is necessary to complete the merger. At the annual meeting, you will also be asked to consider and vote upon proposals to (a) elect two members of the board of directors, (b) ratify the appointment of KPMG LLP as Ariba’s independent auditors for the fiscal year ending September 30, 2004 and (c) approve two separate alternative amendments to Ariba’s current Certificate of Incorporation to enable Ariba to effect either a 1-for-5 or 1-for-6 reverse split of Ariba’s common stock. The approval of these additional proposals is not a condition to completion of the merger.

After careful consideration, your board of directors unanimously approved the above proposals and concluded that they are in the best interests of Ariba and its stockholders. Your board of directors unanimously recommends that you vote FOR (a) the issuance of the Ariba common stock pursuant to the merger, (b) the director nominees listed herein, (c) the ratification of the selection of KPMG LLP to serve as Ariba’s independent auditors for the fiscal year ending September 30, 2004 and (d) the approval of the two separate alternative amendments to Ariba’s current Certificate of Incorporation to enable Ariba to effect either a 1-for-5 or 1-for-6 reverse split of Ariba’s common stock.

The attached notice of annual meeting of stockholders and joint proxy statement/prospectus describes FreeMarkets, Ariba, the proposed merger and the other proposals to be voted on in detail. We encourage you to read it carefully.

The merger involves risks. You should carefully consider the discussion in the section entitled “ Risk Factors” on page 20 of the joint proxy statement/prospectus.

Whether or not you plan to attend the annual meeting, please complete, sign, date and promptly return the enclosed proxy or voting instruction card in the enclosed pre-addressed envelope. We encourage you to attend the annual meeting. Your vote is very important regardless of the number of shares you own. As discussed in the joint proxy statement/prospectus, returning the proxy or voting instruction card does not deprive you of your right to attend the annual meeting.

On behalf of the board of directors, I would like to express our appreciation for your continued interest in the affairs of Ariba. We look forward to seeing you at the annual meeting.

Sincerely,

Robert M. Calderoni

Chairman of the Board, President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or the securities of Ariba to be issued in the merger, or determined if the joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The information in the joint proxy statement/prospectus is not complete and may be changed. We may not distribute Ariba common stock to FreeMarkets stockholders pursuant to the merger agreement until the registration statement on Form S-4 filed with the Securities and Exchange Commission containing the joint proxy statement/prospectus is effective. The joint proxy statement/prospectus is not an offer to sell Ariba’s common stock and is not soliciting an offer to buy Ariba’s common stock in any state where the offer or sale is not permitted.

The accompanying joint proxy statement/prospectus is dated [__________], 2004, and is first being mailed to Ariba stockholders on or about [__________], 2004.

ARIBA, INC.

807 11th Avenue

Sunnyvale, California 94089

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON [                    ], 2004

To Our Stockholders:

We will hold the 2004 Annual Meeting of Stockholders of Ariba, Inc., a Delaware corporation, on [                    ], 2004, at [        ] a.m., local time, at [                    ], for the following purposes:

1. To consider and vote upon a proposal to approve the issuance of Ariba common stock in the merger of Fleet Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Ariba, with and into FreeMarkets, Inc., a Delaware corporation, and, as soon as practicable thereafter, the merger of FreeMarkets with and into Ariba, pursuant to the Agreement and Plan of Merger and Reorganization, dated as of January 23, 2004, by and among Ariba, Fleet Merger Corporation and FreeMarkets.

2. To consider and vote upon a proposal to approve two separate alternative amendments to Ariba’s current Certificate of Incorporation to enable Ariba to effect a reverse stock split, in a ratio of either 1-for-5 or 1-for-6, of all the issued and outstanding shares of Ariba’s common stock. The Board of Directors, unless it chooses to abandon the amendments, will make one of the amendments effective by filing such amendment with the Secretary of State of the State of Delaware at any time prior to the date that is ninety days after the 2004 Annual Meeting of Stockholders of Ariba. Any proposed amendment that is approved by the stockholders but not filed by Ariba will be abandoned, so that Ariba only effects one reverse stock split.

3. To consider and vote upon proposals to elect two members of the Ariba Board of Directors with terms expiring at the 2007 Annual Meeting of Stockholders.

4. To consider and vote upon a proposal to ratify the appointment of KPMG LLP as independent auditors for Ariba for the fiscal year ending September 30, 2004.

5. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Each of the proposals is more fully described in the accompanying joint proxy statement/prospectus.

Your Board of Directors has unanimously approved each of the proposals and recommends that you vote FOR each proposal.

Holders of record of Ariba common stock at the close of business on [                    ], 2004 will be entitled to notice of and to vote at the Ariba annual meeting and any adjournments or postponements of the meeting.

We invite you to attend the annual meeting because it is important that your shares be represented at the meeting. Whether or not you plan to attend the annual meeting, please sign, date and return the enclosed proxy card in the accompanying postage-paid envelope. Please note that, by delivering a proxy to vote at the annual meeting, you are also granting a proxy to vote at any adjournments or postponements of the annual meeting of Ariba. If you attend the meeting, you may vote in person, which will revoke a signed proxy if you have already sent one in. You may also revoke your proxy at any time before the meeting in the manner described in the accompanying joint proxy statement/prospectus.

By Order of the Board of Directors,

[ ]
Secretary

Sunnyvale, California
[ ], 2004

FREEMARKETS, INC.

FREEMARKETS CENTER

210 SIXTH AVENUE

PITTSBURGH, PENNSYLVANIA 15222

[                    ], 2004

Dear Fellow Stockholder:

I am writing to you today to ask for your vote on our proposed merger with Ariba, Inc. at a special meeting of stockholders to be held at [                            ] on [                    ], 2004, at [        ] a.m., local time. In the first step of the merger, Fleet Merger Corporation, a wholly-owned subsidiary of Ariba, will merge with and into FreeMarkets and FreeMarkets will become a wholly-owned subsidiary of Ariba. In the second step of the merger, FreeMarkets will merge with and into Ariba.

In the proposed merger, each outstanding share of FreeMarkets common stock will be converted into the right to receive 2.25 shares of Ariba common stock and $2.00 in cash. Ariba common stock is traded on The Nasdaq National Market under the trading symbol “ARBA.” The merger is described more fully in the accompanying joint proxy statement/prospectus.

Your board of directors has unanimously approved the merger agreement and determined that the merger is fair to stockholders and is in your best interests. Your board of directors therefore unanimously recommends that stockholders vote to adopt the merger agreement and approve the merger.

The accompanying joint proxy statement/prospectus provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully. In addition, you may obtain other information about Ariba and FreeMarkets from documents filed with the Securities and Exchange Commission. For a discussion of certain significant matters that should be considered before voting on the merger agreement and the merger at the special meeting, see “Risk Factors” beginning on page 20 of the joint proxy statement/prospectus.

Your vote is very important regardless of the number of shares you own.

Whether or not you plan to attend the special meeting, if you are a holder of FreeMarkets common stock, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the adoption of the merger agreement and for approval of the merger. If you fail to return your card, the effect will be a vote against adoption of the merger agreement and against approval of the merger.

On behalf of the board of directors of FreeMarkets, we urge you to vote “FOR” the adoption of the merger agreement and approval of the merger.

Sincerely,

[ ]

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or the securities of Ariba to be issued in the merger, or determined if the joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The information in the joint proxy statement/prospectus is not complete and may be changed. Ariba may not distribute its common stock to FreeMarkets stockholders pursuant to the merger agreement until the registration statement on Form S-4 filed with the Securities and Exchange Commission containing the joint proxy statement/prospectus is effective. The joint proxy statement/prospectus is not an offer to sell Ariba’s common stock and is not soliciting an offer to buy Ariba’s common stock in any state where the offer or sale is not permitted.

The accompanying joint proxy statement/prospectus is dated [                    ], 2004 and is first being mailed to FreeMarkets stockholders on or about [                    ], 2004.

REFERENCE TO ADDITIONAL INFORMATION

The accompanying joint proxy statement/prospectus incorporates important business and financial information about FreeMarkets from documents that are not included in or delivered with the accompanying joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in the accompanying joint proxy statement/prospectus by requesting them in writing or by telephone from FreeMarkets at the following address and telephone number:

FreeMarkets, Inc.

Investor Relations

210 Sixth Avenue

Pittsburgh, Pennsylvania 15222

(412) 434-0500

If you would like to request documents, please do so by [                    ], 2004 in order to receive them before the special meeting.

In addition, see “Where You Can Find More Information” on page 176 of the joint proxy statement/prospectus.

Stockholders, banks and brokerage houses with questions regarding voting of shares should contact:

[                        ]

FREEMARKETS, INC.

FREEMARKETS CENTER

210 SIXTH AVENUE

PITTSBURGH, PENNSYLVANIA 15222

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [                    ], 2004

Dear Fellow Stockholder:

You are cordially invited to attend a special meeting of stockholders of FreeMarkets, Inc. to be held at [                            ] on [                    ], 2004, at [        ] a.m., local time. The special meeting is being held for the following purposes:

1. To adopt the merger agreement among Ariba, Inc., Fleet Merger Corporation, a wholly-owned subsidiary of Ariba, and FreeMarkets and approve the merger. In the first step of the merger, Fleet Merger Corporation, a wholly-owned subsidiary of Ariba, will merge with and into FreeMarkets and FreeMarkets will become a wholly-owned subsidiary of Ariba. In the second step of the merger, FreeMarkets will merge with and into Ariba. In the merger, each outstanding share of FreeMarkets common stock will be converted into the right to receive 2.25 shares of Ariba common stock and $2.00 in cash.

2. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

These proposals are more fully described in the joint proxy statement/prospectus that accompanies this notice. We encourage you to read the joint proxy statement/prospectus carefully.

Your Board of Directors has unanimously approved the merger agreement and recommends that you vote to adopt the merger agreement and approve the merger.

Only FreeMarkets stockholders of record at the close of business on [                     ], 2004 are entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof.

It is important that your shares be represented at the special meeting, whether or not you attend the meeting and regardless of the number of shares you own. Whether or not you plan to attend, you can ensure that your shares are represented and voted at the special meeting by promptly completing, signing, dating and returning the enclosed proxy card in the envelope provided. We encourage you to do this whether or not you plan to attend the special meeting in person. You may revoke your proxy in the manner described in the accompanying joint proxy statement/prospectus at any time before it has been voted at the special meeting. If you decide to attend the special meeting and wish to change your proxy vote, you may do so by voting in person at the meeting.

Sincerely,

[                                         ]

Pittsburgh, Pennsylvania

[                         ], 2004

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	WHY ARE ARIBA AND FREEMARKETS PROPOSING THE MERGER?

A:	Ariba and FreeMarkets believe that the merger will strengthen the outlook for both companies. Ariba provides Enterprise Spend Management solutions that allow enterprises to efficiently manage the purchasing of all non-payroll goods and services required to run their business. FreeMarkets provides software, services and information to help companies improve their sourcing and supply management processes and enhance the capabilities of their supply management organization. The potential benefits of the merger include combining Ariba’s strength in software solutions with FreeMarkets’ strength in services solutions to offer customers a broader array of spend management solutions, integrating the parties’ strengths in different category-specific domain knowledge, expanding the companies’ global reach, enhancing management depth and removing redundancies in order to achieve cost savings.

Overall, both Ariba and FreeMarkets believe the merger will provide added value to their respective stockholders. Achieving these anticipated benefits, however, is subject to risk and uncertainty, including the risks discussed in “Risk Factors” beginning on page 20.

Q:	WHAT WILL FREEMARKETS STOCKHOLDERS RECEIVE IN THE MERGER?

A:	If the merger is completed, FreeMarkets stockholders will receive 2.25 shares of Ariba common stock and $2.00 in cash for each share of FreeMarkets common stock they own. Ariba will not issue fractional shares of common stock. Instead of fractional shares, FreeMarkets stockholders will receive cash based on an average trading price for Ariba common stock.

Q:	WILL ARIBA STOCKHOLDERS RECEIVE ANY SHARES AS A RESULT OF THE MERGER?

A:	No. Ariba stockholders will continue to hold the Ariba shares they currently own.

Q:	WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A:	We are working to complete the merger as quickly as possible and currently anticipate the merger being completed in the mid to late second calendar quarter of 2004. Because the merger is subject to satisfaction of a number of conditions, we cannot predict the exact timing.

Q:	HOW WILL THE MERGER BE STRUCTURED?

A:	To combine the companies, Fleet Merger Corporation, a wholly-owned subsidiary of Ariba, will merge with and into FreeMarkets. After this merger is completed, Fleet Merger Corporation will cease to exist, and FreeMarkets will survive and become a wholly-owned subsidiary of Ariba. As soon as practicable following the merger of FreeMarkets with Fleet Merger Corporation, FreeMarkets will merge with and into Ariba, as a result of which FreeMarkets will cease to exist. Based on the capitalization of Ariba and FreeMarkets and the stock price of Ariba as of the date of this joint proxy statement/prospectus, after the merger is completed, the stockholders of Ariba immediately prior to the closing will own approximately 72% of Ariba’s common stock after the merger and the former stockholders of FreeMarkets will own approximately 28% of Ariba’s common stock after the merger, assuming the full exercise of all outstanding Ariba and FreeMarkets options and warrants.

Q:	SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:	No. After we complete the merger, Ariba or its exchange agent will send instructions to FreeMarkets stockholders explaining how to exchange their FreeMarkets stock certificates for Ariba stock certificates. Ariba stockholders will keep their existing stock certificates.

Q:	HOW DO I VOTE?

A:	As soon as possible, after you carefully read this document, mail your signed proxy card or voting instruction card in the enclosed return envelope so that your shares may be represented at your stockholders’ meeting. You may also attend your company’s meeting in person instead of submitting a proxy.

Q:	WHAT VOTE IS REQUIRED TO APPROVE THE MERGER AND THE RELATED TRANSACTIONS?

A:	Adoption of the merger agreement and approval of the transactions contemplated by the merger agreement requires the affirmative vote of the holders of a majority of the shares of FreeMarkets common stock outstanding as of the record date.

Approval of the issuance of Ariba common stock to the FreeMarkets stockholders pursuant to the merger agreement will require the affirmative vote of a majority of the votes of Ariba common stock cast upon this proposal at the Ariba annual meeting.

The boards of directors of Ariba and FreeMarkets have each unanimously approved the merger agreement, the merger and the transactions contemplated by the merger agreement.

Q:	ARE THERE ANY RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR THE MERGER?

A:	Yes. In the section entitled “Risk Factors” beginning on page 20 of this joint proxy statement/prospectus, Ariba and FreeMarkets have described a number of risk factors that you should consider.

Q:	WILL FREEMARKETS STOCKHOLDERS RECOGNIZE INCOME TAX GAIN OR LOSS ON THE MERGER?

A:	We expect that the receipt of Ariba common stock in the merger will generally be tax-free to FreeMarkets stockholders for United States federal income tax purposes, but the receipt of cash in the merger, including any cash that FreeMarkets stockholders may receive instead of fractional shares, will not be tax-free to FreeMarkets stockholders. In the section entitled “The Merger—Material United States Federal Income Tax Consequences of the Merger” beginning on page 76 of this joint proxy statement/prospectus, the tax consequences to FreeMarkets stockholders are described in more detail.

Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME IN CONNECTION WITH THE MERGER?

A:	No. If you do not provide your broker with instructions on how to vote your “street name” shares, your broker will not be permitted to vote them on the actions proposed in this joint proxy statement/prospectus relating to the merger. If you are an Ariba stockholder and do not give voting instructions to your broker, your broker may not vote your shares on the stock issuance proposal without instructions from you, and you will not be counted as voting for the stock issuance proposal unless you appear in person at the Ariba meeting with a legal, valid proxy from the record holder. If you are a FreeMarkets stockholder and do not give voting instructions to your broker, you will, in effect, be voting against the merger unless you make arrangements to vote, and do vote, the shares personally. You should therefore be sure to provide your broker with instructions on how to vote your shares.

Q:	CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY PROXY CARD?

A:	Yes. You can change your vote at any time before your proxy is voted at your company’s stockholder meeting. You can do this in one of three ways:

•	timely delivery of a valid, later-dated proxy;

•	written notice to your company’s secretary before the meeting that you have revoked your proxy; or

•	voting by ballot at either the Ariba annual meeting or the FreeMarkets special meeting.

If you have instructed a broker to vote your shares, you must follow directions from your broker to change those instructions.

Q:	WHOM CAN I CALL WITH QUESTIONS ABOUT THE MERGER?

A:	If you are a FreeMarkets stockholder with questions about the merger, please call FreeMarkets Investor Relations at (412) 434-0500.

If you are an Ariba stockholder with questions about the merger, please call Ariba Investor Relations at (650) 390-1000.

Q:	WHOM CAN I CALL WITH QUESTIONS REGARDING VOTING OF SHARES?

A:	Stockholders, banks and brokerage houses with questions regarding voting of shares should contact [ ] at [ ].

SUMMARY

This summary highlights selected information in this joint proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus, including the annexes and the other documents to which we refer, for a more complete understanding of the merger and any other matters to be considered at your stockholders’ meeting. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary.

THE COMPANIES

ARIBA, INC.

807 11th Avenue

Sunnyvale, California 94089

(650) 390-1000

Ariba provides Enterprise Spend Management solutions that allow enterprises to efficiently manage the purchasing of all non-payroll goods and services required to run their business. Ariba refers to these non-payroll expenses as “spend.” Ariba’s solutions, which include software applications, services and network access, are designed to provide corporations with technology and business process improvements to better manage their corporate spending and, in turn, save money. Ariba software applications and services streamline and improve the business processes related to the identification of suppliers of goods and services, the negotiation of the terms of purchases, and ultimately the management of ongoing purchasing and communication activities. These goods and services include commodities, raw materials, operating resources, services, temporary labor, travel, maintenance, repair and operations equipment. See “Information about Ariba.”

FREEMARKETS, INC.

FreeMarkets Center

210 Sixth Avenue

Pittsburgh, Pennsylvania 15222

(412) 434-0500

FreeMarkets provides software, services and solutions to help companies improve their sourcing and supply management processes and enhance the capabilities of their supply management organization. These solutions are ultimately designed to help companies lower costs and reduce their supply risks. FreeMarkets’ customers are buyers of industrial parts, raw materials, commodities and services. As of December 31, 2003, FreeMarkets serves customers from 17 locations in 13 countries on five continents. FreeMarkets’ team members provide services to customers in more than 35 languages through operations centers in Pittsburgh and Singapore. See “Information about FreeMarkets.”

THE MERGER (SEE PAGE 49)

Ariba and FreeMarkets have entered into a merger agreement that provides for the merger of Fleet Merger Corporation, a wholly-owned subsidiary of Ariba, with and into FreeMarkets and, as soon as practicable thereafter, the merger of FreeMarkets with and into Ariba. As a result, Ariba will be the sole surviving party to the merger. Stockholders of FreeMarkets will become stockholders of Ariba following the initial merger, and each share of FreeMarkets common stock will be exchanged for 2.25 shares of Ariba common stock and $2.00 in cash. Instead of fractional shares of Ariba common stock, FreeMarkets stockholders will receive cash. Based on FreeMarkets’ and Ariba’s capitalization and Ariba’s stock price as of the date of this joint proxy statement/prospectus, following the merger, FreeMarkets’ stockholders, optionholders and warrantholders will own approximately 28% of the combined company’s outstanding common stock, options and warrants computed on a fully diluted basis. We urge you to carefully read the entire merger agreement, which is attached to this joint proxy statement/prospectus as Annex A.

In connection with the proposed merger, Ariba stockholders will be asked to consider and approve the issuance of Ariba common stock in the merger, and FreeMarkets stockholders will be asked to adopt the merger agreement and approve the merger.

ADDITIONAL PROPOSALS TO BE PRESENTED AT THE ARIBA ANNUAL MEETING (SEE PAGE 151)

Ariba stockholders will also vote on proposals to (a) elect two members of Ariba’s board of directors, (b) ratify the appointment of KPMG LLP as Ariba’s independent auditors for the fiscal year ending September 30, 2004 and (c) amend Ariba’s current Certificate of Incorporation to enable Ariba to effect either a 1-for-5 or 1-for-6 reverse split of Ariba’s common stock (the “reverse stock split”).

Approval of the additional proposals is not a condition to completion of the merger.

RECORD DATE AND VOTING (SEE PAGE 43)

Ariba Stockholders. Ariba is furnishing this joint proxy statement/prospectus to holders of Ariba common stock in connection with the solicitation of proxies by the Ariba board of directors for use at the annual meeting of stockholders of Ariba to be held on [                    ], 2004, and any adjournment or postponement thereof. In order to approve any of the proposals at the Ariba annual meeting, a quorum consisting of the holders of a majority of the Ariba common stock issued and outstanding and entitled to vote generally in the election of directors (present in person or represented by proxy) is required. In order to approve the issuance of the Ariba common stock in the merger, the affirmative vote of a majority of those shares of Ariba common stock cast is required. Directors are elected by a plurality of the affirmative votes cast by those shares present in person or represented by proxy and entitled to vote; accordingly, the nominees for director receiving the highest number of affirmative votes will be elected. In order to ratify the appointment of Ariba’s independent auditors, the affirmative vote of a majority of those shares of Ariba common stock cast is required. In order to approve the reverse stock split, the holders of 66 2/3% of the outstanding shares of Ariba common stock as of the record date and entitled to vote at the Ariba annual meeting must vote in favor of doing so. Ariba stockholders are entitled to cast one vote per share of Ariba common stock owned at the close of business on [                    ], 2004. Pursuant to voting agreements in the form attached to this joint proxy statement/prospectus as Annex B, Ariba executive officers and directors owning beneficially approximately 0.8% of Ariba’s common stock outstanding as of January 23, 2004 and 5.5% of Ariba’s common stock (including shares deemed beneficially owned as a result of beneficial holders having a right to acquire the shares within 60 days of such date) have agreed to vote all of their shares of Ariba common stock for approval of the issuance of Ariba common stock in the merger. Holders of Ariba common stock may revoke their proxies at any time before they are exercised at the meeting by taking any of the actions listed in the section entitled “The Stockholder Meetings—Voting of Proxies” in this joint proxy statement/prospectus.

FreeMarkets Stockholders. FreeMarkets is furnishing this joint proxy statement/prospectus to holders of FreeMarkets common stock in connection with the solicitation of proxies by the FreeMarkets board of directors for use at the special meeting of stockholders of FreeMarkets to be held on [                    ], 2004, and any adjournment or postponement thereof. In order to adopt the merger agreement and approve the merger, the holders of a majority of the outstanding shares of FreeMarkets common stock as of the record date must vote in favor of doing so. FreeMarkets stockholders are entitled to cast one vote per share of FreeMarkets common stock owned at the close of business on [                    ], 2004. Pursuant to voting agreements in the form attached to this joint proxy statement/prospectus as Annex C, FreeMarkets executive officers and directors owning beneficially approximately 3.5% of FreeMarkets’ common stock outstanding as of January 23, 2004 and 11.5% of FreeMarkets’ common stock (including shares deemed beneficially owned as a result of beneficial holders having a right to acquire the shares within 60 days of such date) have agreed to vote all of their shares of FreeMarkets common stock for adoption of the merger agreement and approval of the merger. Holders of FreeMarkets common stock may revoke their proxies at any time before they are exercised at the meeting by taking any of the actions listed in the section entitled “The Stockholder Meetings—Voting of Proxies” in this joint proxy statement/prospectus.

BOARD OF DIRECTORS’ RECOMMENDATIONS (SEE PAGE 54)

The Ariba and FreeMarkets boards of directors have unanimously approved the merger agreement. The Ariba board unanimously recommends that Ariba stockholders vote FOR issuing the shares of Ariba common stock in the merger and FOR the additional other proposals to be considered and voted upon at the Ariba annual meeting. The FreeMarkets board unanimously recommends that FreeMarkets stockholders vote FOR adoption of the merger agreement and approval of the merger at the FreeMarkets special meeting.

OPINIONS OF FINANCIAL ADVISORS (SEE PAGE 57)

In deciding to approve the merger, each of the Ariba and FreeMarkets boards of directors considered opinions from their respective financial advisors.

The Ariba board received an opinion of its financial advisor, Morgan Stanley & Co. Incorporated, to the effect that, as of January 22, 2004, and subject to and based on the assumptions and other considerations set forth in its written opinion, the payment of consideration of 2.25 shares of Ariba common stock and $2.00 cash for each share of FreeMarkets common stock pursuant to the merger agreement was fair to Ariba from a financial point of view. The full text of Morgan Stanley’s opinion is attached as Annex E to this joint proxy statement/prospectus. Ariba recommends that its stockholders read the opinion of Morgan Stanley in its entirety. Morgan Stanley’s opinion is directed to Ariba’s board of directors and does not constitute a recommendation as to how any stockholder should vote on any matter relating to the merger.

Goldman, Sachs & Co. delivered its written opinion, dated January 23, 2004, to the FreeMarkets board of directors that, as of such date and based upon and subject to the considerations, assumptions and limitations set forth in such opinion and based upon such other matters as Goldman Sachs considered relevant, the stock consideration and the cash consideration to be received by the holders of FreeMarkets common stock, taken in the aggregate, pursuant to the merger agreement was fair from a financial point of view to such holders. Goldman Sachs also noted that pursuant to the merger agreement each outstanding share of FreeMarkets common stock will be converted into $2.00 in cash and 2.25 shares of Ariba common stock. The full text of the written opinion of Goldman Sachs, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex F. Holders of FreeMarkets common stock should read the opinion in its entirety. Goldman Sachs provided its opinion for the information and assistance of the FreeMarkets board of directors in connection with its consideration of the transaction contemplated by the merger agreement. The Goldman Sachs opinion is not a recommendation as to how any holder of FreeMarkets common stock should vote with respect to such transaction.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (SEE PAGE 73)

When considering the recommendation of the FreeMarkets board of directors, you should be aware that certain directors and executive officers of FreeMarkets have interests in the merger that are different from, or in addition to, other FreeMarkets stockholders. These interests include the right to certain benefits under FreeMarkets’ change of control separation plan, including the acceleration of vesting of options and the right to indemnification and insurance coverage for acts or omissions occurring before the merger is completed. In addition, certain directors and executive officers have entered into employment agreements with Ariba that will become effective only if the merger is completed.

APPLICABLE WAITING PERIODS AND REGULATORY APPROVALS (SEE PAGE 76)

The merger is subject to certain filing requirements and applicable waiting periods under United States antitrust laws. We will make the required filings with the Department of Justice and Federal Trade Commission. The Department of Justice and the Federal Trade Commission, as well as a state antitrust authority or a private person, may challenge the merger at any time before or after it is completed.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE 76)

The merger has been structured so as to qualify as a reorganization for United States federal income tax purposes. If the merger qualifies as a reorganization, FreeMarkets stockholders should not recognize loss for United States federal income tax purposes in the merger. FreeMarkets stockholders will, however, recognize gain under Section 356(a)(1) of the Internal Revenue Code in an amount equal to the lesser of (A) the amount of gain realized or (B) the amount of cash received. Additionally, FreeMarkets stockholders will recognize gain to the extent that cash received in lieu of fractional shares of Ariba common stock exceeds such FreeMarkets stockholders’ basis in such fractional shares. It is a condition to completion of the merger that Ariba and FreeMarkets receive legal opinions from their respective outside counsel that the merger constitutes a reorganization within the meaning of the Internal Revenue Code. In the event that such counsel does not render this opinion, this condition shall be deemed to be satisfied if the other party’s counsel delivers the opinion to both Ariba and FreeMarkets.

APPRAISAL RIGHTS (SEE PAGE 46)

Under Delaware law, stockholders of FreeMarkets are entitled to appraisal rights in connection with the merger.

ACCOUNTING TREATMENT (SEE PAGE 76)

The merger will be accounted for as a purchase by Ariba under U.S. generally accepted accounting principles.

RESTRICTIONS ON THE ABILITY OF FREEMARKETS AFFILIATES TO SELL ARIBA STOCK (SEE PAGE 80)

All shares of Ariba common stock that FreeMarkets stockholders receive in connection with the merger that are not otherwise subject to repurchase or other contractual restrictions on transfer will be freely transferable unless the holder is considered an “affiliate” of FreeMarkets for purposes of the federal securities laws. Shares of Ariba common stock held by these affiliates may be sold only pursuant to a registration statement or an exemption under the Securities Act of 1933.

NO SOLICITATION OF TRANSACTIONS (SEE PAGE 89)

The merger agreement prohibits FreeMarkets from soliciting third parties, participating in discussions with third parties or taking other actions related to alternative transactions to the merger, except as discussed under “The Merger Agreement and Related Transactions—No Solicitation of Transactions.”

MANAGEMENT AFTER THE MERGER (SEE PAGE 81)

Upon consummation of the merger, the combined company will be led by a board of directors consisting of Robert M. Calderoni, Chairman of the Board and Chief Executive Officer of the combined company; David H. McCormick, President of the combined company; Robert E. Knowling, CEO of the New York Leadership Academy; Richard A. Kashnow, self-employed consultant and former President of Tyco Ventures; Thomas F. Monahan, Professor of Accounting at Villanova University; Richard A. Wallman, former Senior Vice President and CFO of Honeywell International, Inc.; and Karl E. Newkirk, a former partner at Accenture, Ltd.

The management of the combined company will consist of the following: Robert M. Calderoni, as Chairman of the Board and Chief Executive Officer; David H. McCormick as President; Kevin Costello as Executive Vice President of Sales and Solutions; and James W. Frankola as Executive Vice President and Chief Financial Officer.

CONDITIONS TO THE MERGER (SEE PAGE 91)

The respective obligations of the parties to complete the merger are subject to the prior satisfaction or waiver of conditions specified in the merger agreement that are discussed under “The Merger Agreement and Related Transactions—Conditions to the Merger.”

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 93)

The merger agreement may be terminated by mutual agreement and under other circumstances specified in the merger agreement that are discussed under “The Merger Agreement and Related Transactions—Termination of the Merger Agreement.”

TERMINATION FEE (SEE PAGE 94)

FreeMarkets has agreed to pay a termination fee of $17 million to Ariba if the merger agreement terminates under certain specified circumstances, and Ariba has agreed to pay a termination fee of $17 million to FreeMarkets if the merger agreement terminates under certain specified circumstances. The circumstances under which a termination fee is payable by a party are described under “The Merger Agreement and Related Transactions—Termination Fee.”

TRADEMARKS

Ariba and the Ariba logo are registered trademarks of Ariba. FreeMarkets and the FreeMarkets logo are registered trademarks of FreeMarkets. This document may contain other trademarks of Ariba, FreeMarkets and others.

LISTING OF ARIBA COMMON STOCK (SEE PAGE 80)

The shares of Ariba common stock are listed on the Nasdaq National Market under the symbol “ARBA.”

ARIBA SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

(IN THOUSANDS, EXCEPT PER SHARE DATA)

The following table should be read in conjunction with Ariba’s consolidated financial statements and related notes and Ariba’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contained in this joint proxy statement/prospectus and in Ariba’s annual reports, quarterly reports and other information on file with the Securities and Exchange Commission. Historical results are not necessarily indicative of the results to be expected in the future.

The consolidated statements of operations data set forth below for the fiscal years ended September 30, 2003, 2002 and 2001, and the consolidated balance sheet data as of September 30, 2003 and 2002, have been derived from Ariba’s audited consolidated financial statements which are included elsewhere in this joint proxy statement/prospectus. The consolidated statements of operations data set forth below for the fiscal years ended September 30, 2000 and 1999 and the consolidated balance sheet data as of September 30, 2001, 2000 and 1999 have been derived from Ariba’s audited consolidated financial statements which are not included in this joint proxy statement/prospectus. The selected historical financial data of Ariba as of December 31, 2003 and for the three months ended December 31, 2003 and 2002 has been derived from Ariba’s unaudited condensed consolidated financial statements included elsewhere in this joint proxy statement/prospectus. In the opinion of Ariba’s management, the unaudited financial statements reflect all adjustments, consisting of normal recurring adjustments, which Ariba considers necessary to present fairly its results of operations and financial position for such interim periods. Operating results for the three months ended December 31, 2003 are not necessarily indicative of the results that may be expected for the fiscal year ended September 30, 2004.

	For the Three Months Ended December 31,		For the Years Ended September 30,
	2003	2002	2003	2002	2001	2000	1999
	(Unaudited)
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Revenues:
License	$18,676	$30,449	$103,066	$98,440	$260,234	$193,657	$26,768
Maintenance and services	34,055	31,280	133,632	131,363	139,576	80,249	18,604

Total revenues	52,731	61,729	236,698	229,803	399,810	273,906	45,372
Cost of revenues:
License	1,444	749	4,519	4,318	17,376	12,572	724
Maintenance and services	11,484	10,137	45,489	42,881	68,208	34,947	8,089
Amortization of acquired core technology	0	2,827	4,000	6,732	6,732	2,733	0

Total cost of revenues	12,928	13,713	54,008	53,931	92,316	50,252	8,813

Gross profit	39,803	48,016	182,690	175,872	307,494	223,654	36,559

Operating expenses:
Sales and marketing	17,539	20,589	80,364	80,950	280,610	200,969	33,859
Research and development	12,277	13,958	53,836	64,365	90,657	38,913	11,620
General and administrative	4,543	7,064	36,203	31,751	60,495	29,403	7,917
Amortization of goodwill and other intangible assets	—	65,677	113,464	559,046	920,854	675,733	—
In-process research and development	—	—	—	—	—	27,350	—
Business partner warrants, net	—	—	—	5,562	27,773	26,570	—
Stock-based compensation	30	275	2,161	14,767	61,082	41,666	14,584
Restructuring and lease abandonment costs	—	—	5,350	62,609	133,582	—	—
Impairment of goodwill, other intangible assets and equity investments	—	—	—	—	1,436,135	—	—
Merger related costs	—	—	—	—	3,643	—	—

Total operating expenses	34,389	107,563	291,378	819,050	3,014,831	1,040,604	67,980

Income (loss) from operations	5,414	(59,547)	(108,688)	(643,178)	(2,707,337)	(816,950)	(31,421)
Other income, net	818	1,761	5,729	7,013	15,719	16,331	2,219

Net income (loss) before income taxes and minority interest	6,232	(57,786)	(102,959)	(636,165)	(2,691,618)	(800,619)	(29,202)

Provision (benefit) for income taxes	(272)	338	(92)	2,784	7,708	1,963	98
Minority interests in net income (loss) of consolidated subsidiaries	413	528	3,460	(286)	(4,631)	—	—

Net income (loss)	$6,091	$(58,652)	$(106,327)	$(638,663)	$(2,694,695)	$(802,582)	$(29,300)

Net income (loss) per share – basic	$0.02	$(0.22)	$(0.40)	$(2.47)	$(11.02)	$(4.15)	$(0.42)

Weighted average shares – basic	269,998	264,053	266,284	259,042	244,614	193,417	70,064

Net income (loss) per share – diluted	$0.02	$(0.22)	$(0.40)	$(2.47)	$(11.02)	$(4.15)	$(0.42)

Weighted average shares and potential common shares – diluted	277,677	264,053	266,284	259,042	244,614	193,417	70,064

	As of December 31, 2003	As of September 30,
		2003	2002	2001	2000	1999
	(Unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and investments	$198,877	$205,471	$245,251	$261,011	$334,191	$152,440
Working capital	$5,379	$3,493	$25,747	$68,947	$157,326	$58,488
Total assets	$479,148	$459,130	$624,618	$1,270,284	$3,784,175	$170,021
Restructuring obligations, less current portion	$32,282	$34,112	$43,353	$12,855	$—	$—
Other long-term obligations, less current portion	$—	$—	$—	$106	$402	$781
Minority interests	$21,090	$20,019	$15,027	$15,720	$—	$—
Accumulated deficit	$(4,281,108)	$(4,287,199)	$(4,180,872)	$(3,542,209)	$(847,514)	$(44,932)
Total stockholders’ equity	$223,219	$216,857	$311,028	$919,494	$3,470,218	$122,183

The above information has been restated to reflect two-for-one stock splits effected in the form of stock dividends to each Ariba stockholder on November 16, 1999 and March 2, 2000.

FREEMARKETS SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

(IN THOUSANDS, EXCEPT PER SHARE DATA)

The following data, insofar as it relates to each of the years 2002-1998, has been derived from audited financial statements, including those incorporated in this joint proxy statement/prospectus by reference to FreeMarkets’ Annual Report on Form 10-K for the year ended December 31, 2002. The data for the nine months ended September 30, 2003 and 2002 has been derived from unaudited financial statements also incorporated by reference and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. This information should be read in conjunction with FreeMarkets’ consolidated financial statements, and the notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” which are incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information.”

	Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(unaudited)
Consolidated Statements of Operations Data:	(in thousands, except per share data)
Revenues	$105,175	$128,165	$170,441	$155,342	$90,467	$23,103	$9,285

Operating costs and expenses:
Cost of revenues	52,781	56,883	76,129	78,582	56,024	14,389	5,742
Research and development	18,801	19,011	27,019	20,067	19,121	4,913	842
Sales and marketing	27,297	34,589	45,612	51,304	41,505	11,939	656
General and administrative	16,506	18,003	23,674	32,086	33,720	9,294	2,026
Stock compensation and warrant costs	5,952	6,008	7,998	8,569	6,411	5,200	—
Investment write-down	—	5,111	5,111	—	—	—	—
Restructuring charges	7,926	(278)	(303)	6,432	—	—	—
Terminated merger-related costs	—	—	—	3,385	—	—	—
Goodwill amortization and impairment	—	—	—	252,031	90,749	—	—
Write-off of in-process research and development	—	—	—	—	7,397	—	—

Total operating costs and expenses	129,263	139,327	185,240	452,456	254,927	45,735	9,266

Operating (loss) income	(24,088)	(11,162)	(14,799)	(297,114)	(164,460)	(22,632)	19
Interest and other income, net	2,613	2,387	3,243	2,665	8,409	833	215

(Loss) income before taxes and change in accounting	(21,475)	(8,775)	(11,556)	(294,449)	(156,051)	(21,799)	234
Provision for income taxes	841	527	712	782	361	22	—

(Loss) income before change in accounting	(22,316)	(9,302)	(12,268)	(295,231)	(156,412)	(21,821)	234
Cumulative effect of accounting change for goodwill	—	(5,327)	(5,327)	—	—	—	—

Net (loss) income	$(22,316)	$(14,629)	$(17,595)	$(295,231)	$(156,412)	$(21,821)	$234

Earnings per share before accounting change:
Basic	$(0.53)	$(0.22)	$(0.30)	$(7.48)	$(4.21)	$(1.46)	$0.02
Diluted	(0.53)	(0.22)	(0.30)	(7.48)	(4.21)	(1.46)	0.01
Earnings per share after accounting change:
Basic	$(0.53)	$(0.35)	$(0.42)	$(7.48)	$(4.21)	$(1.46)	$0.02
Diluted	(0.53)	(0.35)	(0.42)	(7.48)	(4.21)	(1.46)	0.01
Weighted average shares:
Basic	41,920	41,364	41,553	39,492	37,189	14,914	11,192
Diluted	41,920	41,364	41,553	39,492	37,189	14,914	26,777

	As of September 30,		As of December 31,
	2003	2002	2002	2001	2000	1999	1998
	(unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and marketable investments	$131,396	$127,642	$135,023	$103,489	$121,148	$210,244	$1,656
Working capital	109,367	122,992	119,218	88,622	108,873	208,850	3,814
Total assets	183,124	187,712	193,667	189,392	462,546	231,654	6,870
Long-term debt, excluding current portion	358	1,717	1,328	2,904	544	3,278	413
Total stockholders’ equity	148,962	154,484	157,511	149,645	416,797	218,654	4,592

ARIBA SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL DATA

The selected unaudited pro forma condensed combined consolidated financial data set forth below gives effect to the proposed acquisition of FreeMarkets as if the acquisition had been completed on October 1, 2002 for statements of operations purposes and December 31, 2003 for balance sheet purposes, and is derived from the unaudited pro forma condensed combined consolidated financial information included elsewhere in this joint proxy statement/prospectus. This pro forma financial data should be read in conjunction with the unaudited pro forma condensed combined consolidated financial information and related notes, which are included elsewhere in this joint proxy statement/prospectus, and the separate historical financial statements and related notes of Ariba and FreeMarkets which are included elsewhere, or incorporated by reference, in this joint proxy statement/prospectus. For pro forma purposes, Ariba has combined the unaudited results of operations of FreeMarkets for the twelve months ended September 30, 2003 with the audited results of operations of Ariba for the year ended September 30, 2003 and the unaudited results of operations of FreeMarkets for the three months ended September 30, 2003 with the unaudited results of operations of Ariba for the three months ended December 31, 2003, respectively. Because Ariba and FreeMarkets have different fiscal years, FreeMarkets’ results of operations for the three months ended September 30, 2003 are included in the Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations for both the year ended September 30, 2003 and the three months ended December 31, 2003. The accompanying unaudited pro forma condensed combined consolidated statements of operations gives effect to the merger, which is a probable acquisition of FreeMarkets, as if it had occurred on October 1, 2002. The unaudited pro forma condensed combined consolidated balance sheet data assumes that the acquisition of FreeMarkets took place on December 31, 2003. The total estimated purchase price of the acquisition of FreeMarkets has been allocated on a preliminary basis to assets acquired and liabilities assumed based on management’s best estimates of their fair value with the excess cost over the net tangible and identifiable intangible assets acquired allocated to goodwill. This allocation is subject to change pending a final analysis of the total purchase cost and the fair value of the assets acquired and liabilities assumed. The impact of these changes could be material. The unaudited pro forma condensed combined consolidated financial data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transactions had been consummated at the dates indicated, nor is it necessarily indicative of future operating results or financial position of Ariba.

ARIBA, INC.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL DATA

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	As of and for the Three Months Ended December 31, 2003	For the Year Ended September 30, 2003
Pro Forma Condensed Combined Consolidated Statements of Operations Data:
Revenues	$91,566	$395,399
Amortization of purchased intangibles	$1,250	$118,464
Loss from operations	$(475)	$(145,015)
Net income (loss)	$78	$(141,981)

Net income (loss) per share:
Basic	$0.00	$(0.39)
Diluted	$0.00	$(0.39)

Weighted-average shares used in per share calculations:
Basic	368,246	364,532
Diluted	385,880	364,532

Pro Forma Condensed Combined Consolidated Balance Sheet Data:
Cash, cash equivalents and investments	$242,941
Working capital	$20,914
Total assets	$953,711
Long-term obligations	$358
Total stockholders’ equity	$661,060

UNAUDITED PRO FORMA COMPARATIVE PER SHARE DATA

The following table presents certain historical per share data of Ariba and FreeMarkets and certain unaudited pro forma per share data that reflect the combination of Ariba and FreeMarkets using the purchase method of accounting. This data should be read in conjunction with the audited consolidated financial statements of Ariba that are included elsewhere in this joint proxy statement/prospectus, the consolidated financial statements of FreeMarkets that are incorporated by reference, and the Ariba unaudited pro forma condensed combined consolidated financial statements included elsewhere in this joint proxy statement/prospectus. The pro forma combined per share data is presented for illustrative purposes only and does not necessarily indicate the operating results that would have been achieved had the combination of Ariba and FreeMarkets actually occurred at the beginning of the periods presented nor does it indicate future results of operations or financial position.

	As of and for the Year Ended September 30, 2003
	Historical		Pro Forma
	Ariba	FreeMarkets (1)	Ariba (2)	FreeMarkets Equivalent (3)
Net loss per share:
Basic and diluted	$(0.40)	$(0.60)	$(0.39)	$(0.88)
Book value per common share at period end	$0.80	$3.51

	As of and for the Three Months Ended December 31, 2003
	Historical		Pro Forma
	Ariba	FreeMarkets (4)	Ariba (5)	FreeMarkets Equivalent (3)
Net income (loss) per share:
Basic	$0.02	$(0.11)	$0.00	$0.00
Diluted	$0.02	$(0.11)	$0.00	$0.00
Book value per common share at period end	$0.82	$3.51	$1.79	$4.03

(1)	Because of different fiscal year ends, the amounts represent the unaudited financial information relating to FreeMarkets’ twelve months ended September 30, 2003. For purposes of computing net loss per share basic and diluted for the twelve months ended September 30, 2003, the unaudited loss of $25.3 million was divided by weighted average shares of 41,968,000.
(2)	The unaudited pro forma comparative per share data for the year ended September 30, 2003 is based on the Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations of Ariba included elsewhere in this joint proxy statement/prospectus after giving effect to the merger with FreeMarkets as described in the footnotes accompanying the pro forma financial statements of Ariba.
(3)	The FreeMarkets pro forma equivalent per share amounts are computed by multiplying the Ariba pro forma combined per share amounts by the exchange ratio of 2.25 shares of Ariba common stock for each share of FreeMarkets common stock.
(4)	Because of different fiscal year ends, the amounts represent the unaudited financial information relating to FreeMarkets’ three months ended September 30, 2003.
(5)	The unaudited comparative per share data for the three months ended December 31, 2003 is based on the Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations of Ariba included elsewhere in this joint proxy statement/prospectus, after giving effect to the merger with FreeMarkets as described in the footnotes accompanying the pro forma financial statements of Ariba. For purposes of computing pro forma book value per share as of December 31, 2003, the pro forma book value of $661 million was divided by pro forma common shares of 368,837,000.

MARKET PRICE INFORMATION

ARIBA MARKET PRICE DATA

Ariba’s common stock has traded on The Nasdaq National Market under the symbol “ARBA” since June 23, 1999. The following table sets forth the range of high and low sales prices reported on The Nasdaq National Market for Ariba common stock for the periods indicated.

	Price Range Per Share
Three Months Ended:	High	Low
December 31, 2003	$3.68	$2.60
September 30, 2003	$3.58	$2.22
June 30, 2003	$4.05	$2.87
March 31, 2003	$3.64	$2.10
December 31, 2002	$4.70	$1.30
September 30, 2002	$3.50	$1.30
June 30, 2002	$4.74	$2.00
March 31, 2002	$7.82	$3.60
December 31, 2001	$7.33	$1.72

FREEMARKETS MARKET PRICE DATA

FreeMarkets’ common stock has traded on The Nasdaq National Market under the symbol “FMKT” since December 10, 1999. The following table sets forth the range of high and low sales prices reported on The Nasdaq National Market for FreeMarkets common stock for the periods indicated.

	Price Range Per Share
Three Months Ended:	High	Low
December 31, 2003	$9.82	$5.30
September 30, 2003	$9.86	$6.24
June 30, 2003	$7.77	$5.11
March 31, 2003	$6.64	$3.50
December 31, 2002	$9.40	$4.49
September 30, 2002	$14.10	$4.71
June 30, 2002	$23.38	$9.71
March 31, 2002	$29.09	$18.04
December 31, 2001	$25.01	$10.37

RECENT CLOSING PRICES

The following table sets forth the closing prices of Ariba common stock and FreeMarkets common stock on The Nasdaq National Market on January 22, 2004, the day preceding the public announcement that Ariba and FreeMarkets had entered into the merger agreement, and on [                    ], 2004, the last full trading day for which closing prices were available at the time of the printing of this joint proxy statement/prospectus. The equivalent price per share reflects the fluctuating value of the shares of Ariba common stock that FreeMarkets stockholders would receive in exchange for each share of FreeMarkets common stock if the merger was completed on either of these dates. The equivalent price per share is equal to the sum of (i) $2.00 and (ii) the closing price of Ariba’s common stock on the applicable date multiplied by 2.25.

	Ariba Common Stock	FreeMarkets Common Stock	Equivalent Price Per Share
January 22, 2004	$3.70	$8.41	$10.33
[ ], 2004

Because the market price of Ariba common stock is subject to fluctuation, the market value of the shares of Ariba common stock that holders of FreeMarkets common stock will receive in the merger may increase or decrease prior to and following the merger. We urge stockholders to obtain current market quotations for Ariba common stock and FreeMarkets common stock. No assurance can be given as to the future prices or markets for Ariba common stock or FreeMarkets common stock.

Neither Ariba nor FreeMarkets has ever paid cash dividends on its stock, and both anticipate that they will continue to retain any earnings for the foreseeable future for use in the operation of their respective businesses.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain forward-looking statements under the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 with respect to Ariba’s and FreeMarkets’ financial condition, businesses, results of operations and the expected impact of the merger on Ariba. These statements are based upon current expectations that involve risks and uncertainties. Any statements contained in this joint proxy statement/prospectus that are not statements of historical facts may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Although Ariba and FreeMarkets believe that the respective forward-looking statements made in this joint proxy statement/prospectus are reasonable, they are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. In evaluating the merger, you should carefully consider the discussion of risks and uncertainties in the section entitled “Risk Factors.” For each of Ariba and FreeMarkets, in addition to the risks discussed under “Risk Factors” these risks and uncertainties include, but are not limited to:

•	the cyclical nature of the high technology industry and the markets addressed by each company’s and their customers’ products and services;

•	demand for and market acceptance of new and existing products and services;

•	successful development of new products and services;

•	the timing of new product introductions;

•	pricing pressures and other competitive factors;

•	changes in product mix;

•	product obsolescence;

•	the ability to develop and implement new technologies and to obtain protection for the related intellectual property;

•	the uncertainties of litigation;

•	costs related to the proposed merger;

•	fluctuations in the trading price and volume of Ariba and FreeMarkets common stock;

•	the risk that the closing of the transaction is substantially delayed or that the merger does not close; and

•	the risk that Ariba’s and FreeMarkets’ businesses will not be integrated successfully and the anticipated synergies and cost savings will not be achieved.

These factors and other cautionary statements made in this joint proxy statement/prospectus should be read as being applicable to all related forward-looking statements whenever they appear in this joint proxy statement/prospectus. In addition, these forward-looking statements are made only as of the date of this joint proxy statement/prospectus, and Ariba and FreeMarkets undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. In addition, events may occur in the future that Ariba and FreeMarkets are not able to predict or control and that may cause actual results to differ materially from the expectations described in these forward-looking statements.

RISK FACTORS

By voting in favor of the adoption of the merger agreement and approval of the merger, FreeMarkets stockholders will be choosing to invest in Ariba common stock. An investment in Ariba common stock involves a high degree of risk. By voting in favor of the issuance of Ariba common stock in connection with the merger, Ariba stockholders will be voting for Ariba to acquire FreeMarkets. The acquisition of FreeMarkets involves a high degree of risk. In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote in favor of any proposal relating to the merger. If any of the following risks actually occurs, the business and prospects of FreeMarkets or Ariba may be seriously harmed. In such case, the trading price of Ariba common stock (or FreeMarkets common stock if the merger is not completed) would decline, and you may lose all or part of your investment.

RISKS RELATED TO THE MERGER

The Shares of Ariba Common Stock to be Received by FreeMarkets Stockholders in Exchange for Their Shares of FreeMarkets Common Stock May Not Maintain Their Value.

At the closing of the merger, each share of FreeMarkets common stock will be exchanged for 2.25 shares of Ariba common stock and $2.00 in cash, and there will be no adjustment in the number of shares for changes in the market price of either FreeMarkets common stock or Ariba common stock. Accordingly, the specific dollar value of Ariba common stock that FreeMarkets stockholders will receive upon the merger’s completion will depend entirely upon the market value of Ariba common stock at the time the merger is completed, and this value may substantially decrease from the date you submit your proxy. In addition, neither FreeMarkets nor Ariba may terminate the merger agreement, “walk away” from the merger or resolicit the vote of its stockholders solely because of changes in the market price of Ariba common stock or FreeMarkets common stock. The share prices of Ariba common stock and FreeMarkets common stock are by nature subject to the general price fluctuations in the market for publicly-traded equity securities and prices of both have experienced significant volatility in the past. We urge you to obtain recent market quotations for Ariba common stock and FreeMarkets common stock. Neither Ariba nor FreeMarkets can predict or give any assurances as to the market price of their common stock at any time before or after the completion of the merger.

If Ariba and FreeMarkets Fail to Successfully Integrate Their Operations, the Combined Business Would Be Harmed.

Both Ariba and FreeMarkets expect the merger to result in benefits, including cost savings, for the combined company. Achieving the benefits of the merger depends on the timely, efficient and successful execution of a number of post-merger events. Key events include:

•	integrating the operations and personnel of the two geographically separate companies;

•	offering the complementary products and services of each company to the other company’s customers; and

•	developing new products and services that utilize the assets of both companies.

The successful execution of these post-merger events will involve considerable risk and may not be successful. Ariba will need to overcome significant issues to realize any benefits or synergies from the merger, including the following:

Operations and Personnel. In order for the merger to be successful, FreeMarkets’ operations and personnel must be successfully integrated with Ariba’s operations and personnel. Ariba’s principal offices are located in

Sunnyvale, California, while FreeMarkets’ principal offices are located in Pittsburgh, Pennsylvania. The combined company’s headquarters will be located in California. The failure of Ariba to complete the integration successfully could result in the loss of key personnel, customers and potential benefits of the merger. In addition, the attention and effort devoted to the integration of the two companies will significantly divert management’s attention from other important tasks, and could seriously harm the combined company.

Cross-Marketing Efforts. Following completion of the merger, each company initially intends to offer its respective products and services to the customers of the other company. There can be no assurance that either company’s customers will have any interest in the other company’s products and services. The failure of such cross-marketing efforts would diminish the synergies expected to be realized by the merger.

Customer Confusion. Ariba and FreeMarkets may experience a loss of revenues and business opportunities as a result of initial confusion in the marketplace for Ariba’s and FreeMarkets’ products and services following the announcement of the merger. If customer confusion does result, Ariba’s and FreeMarkets’ competitors may be able to use this confusion to their advantage.

New Products and Services. After the merger, Ariba intends to develop new products and services that combine the assets of both the Ariba and FreeMarkets businesses. To date, the companies have not thoroughly investigated the technological, market-driven or other obstacles to developing and marketing these new products and services in a timely and efficient way. Ariba may not be able to overcome these obstacles to developing new products and services, and there may not be a market for the new products or services developed by Ariba after the merger.

The Merger Could Adversely Affect the Combined Company’s Financial Results.

If the benefits of the merger do not exceed the costs associated with the merger, including any dilution to Ariba’s stockholders resulting from the issuance of shares in connection with the merger, Ariba’s financial results, including earnings per share, could be adversely affected.

The Market Price of Ariba Common Stock May Decline as a Result of the Merger.

The market price of Ariba common stock may decline as a result of the merger if:

•	the integration of Ariba and FreeMarkets is unsuccessful;

•	Ariba does not achieve the anticipated benefits of the merger, including cost savings, as rapidly or to the extent expected by financial or industry analysts; or

•	the effect of the merger on Ariba’s financial results is not consistent with the expectations of financial or industry analysts.

Potential Conflicts of Interest of FreeMarkets’ Officers and Directors May Influence them to Support or Approve the Merger.

FreeMarkets’ directors and officers participate in arrangements and have continuing indemnification against liabilities that provide them with interests in the merger that may be different from, or in addition to, other FreeMarkets stockholders. For example, certain officers and employees of FreeMarkets have entered into employment agreements providing for specified benefits, with such employment agreements becoming effective only upon the completion of the merger. In addition, Ariba has agreed to indemnify each present and former FreeMarkets officer and director against liabilities arising out of such person’s services as a FreeMarkets officer or director, and Ariba will maintain officers’ and directors’ liability insurance to cover any such liabilities for the next six years. Further, two existing directors of FreeMarkets will become directors of Ariba upon the completion of the merger.

FreeMarkets stockholders should consider whether these interests may have influenced FreeMarkets’ directors and officers to support or recommend the merger. See “The Merger—Interests of Certain Persons in the Merger.”

If Ariba and FreeMarkets Fail to Complete the Merger, Ariba’s and FreeMarkets’ Stock Prices and Future Business Operations Could Be Harmed.

If the merger is not completed for any reason, the price of Ariba common stock and FreeMarkets common stock may decline insofar as the current market prices of Ariba common stock and FreeMarkets common stock reflect a positive market assumption that the merger will be completed. In addition, if the merger is not completed, each company may be subject to a number of material risks, including:

•	payment of a $17 million termination fee under certain circumstances; and

•	costs related to the merger, such as financial advisory, legal, accounting and printing fees, which must be paid even if the merger is not completed.

If the merger agreement is terminated, either company may be unable to find a partner willing to engage in a similar transaction on terms as favorable as those set forth in the merger agreement, or at all. This could limit each company’s ability to pursue its strategic goals. In addition, while the merger agreement is in effect, FreeMarkets is prohibited from soliciting, initiating or taking any other action with respect to competing transactions, such as a merger, sale of assets or other business combination, with any party other than Ariba, except as discussed on page 89 under “The Merger and Related Agreements—No Solicitation of Transactions.”

FreeMarkets’ and Ariba’s customers may, in response to the announcement of the merger, delay or defer decisions concerning purchasing FreeMarkets’ and Ariba’s products. Any delay or deferral in those decisions by FreeMarkets’ and Ariba’s customers or suppliers could have a material adverse effect on FreeMarkets’ and Ariba’s respective businesses, regardless of whether the merger is ultimately completed. Similarly, current and prospective FreeMarkets and Ariba employees may experience uncertainty about their future roles with the combined company until the combined company’s strategies with regard to all employees are announced or executed. This may adversely affect FreeMarkets’ and Ariba’s ability to attract and retain key management, sales, marketing and technical personnel.

If the merger is terminated and FreeMarkets’ board of directors determines to seek another merger or business combination, there can be no assurance that it will be able to find a partner willing to pay an equivalent or more attractive price than the price to be paid in the merger.

The Merger May Not Be Completed if it is Successfully Challenged on Antitrust Grounds.

The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). The HSR Act prevents certain transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the appropriate waiting period is terminated or expires. We will make the required filings with the Department of Justice and the Federal Trade Commission. Consummation of the merger is subject to the expiration or termination of all applicable and mandatory waiting periods under the HSR Act and any applicable foreign antitrust laws.

The Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds either before or after expiration of the waiting period. Accordingly, at any time before or after the completion of the merger, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action under the antitrust laws. Other persons, including private persons, could also take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, notwithstanding that the applicable waiting period has expired or ended, any state or foreign antitrust authorities could take action under its antitrust laws. A challenge to the merger could be made, and, if a challenge is made, we may not prevail.

The Issuance of up to Approximately 135 Million Shares of Ariba Common Stock to FreeMarkets Securityholders in the Merger Will Substantially Reduce the Percentage Interests of Ariba Securityholders.

If the merger is completed, approximately 135 million shares of Ariba common stock will be issued to current FreeMarkets securityholders, including shares of Ariba common stock issuable upon the exercise of FreeMarkets options and warrants that Ariba will assume (based on the fully-diluted capitalization of FreeMarkets and on Ariba’s stock price as of the date of this joint proxy statement/prospectus). As of January 23, 2004, Ariba had 279,694,467 shares of its common stock outstanding, outstanding options exercisable into 46,811,912 shares of its common stock, and outstanding warrants exercisable into 471,429 shares of common stock, for a total of 326,977,808 shares of common stock on a fully-diluted basis. The issuance of up to approximately 135 million shares of Ariba common stock to current FreeMarkets securityholders will cause a significant reduction in the relative percentage interests of current Ariba stockholders in earnings, voting, liquidation value and book and market value.

The Cash Resources of the Combined Company Could Be Materially Depleted if a Substantial Number of FreeMarkets Stockholders Exercise Their Appraisal Rights Under Delaware Law.

Holders of FreeMarkets capital stock who dissent and do not consent to the approval and adoption of the merger agreement may be entitled to appraisal rights under Delaware General Corporation Law, or DGCL, in connection with the merger. If the merger is consummated, a holder of record of FreeMarkets stock who complies with the statutory procedures will be entitled to have those shares appraised by the Delaware Court of Chancery under Section 262 of the DGCL and to receive payment for the “fair value” of those shares instead of the consideration provided for in the merger agreement. These rights are described under “Stockholder Meetings—Appraisal Rights Under Delaware General Corporation Law” of this joint proxy statement/prospectus. If a substantial number of FreeMarkets stockholders exercise appraisal rights under Delaware law, the combined company may be required to make substantial payments in cash to these stockholders, thereby materially depleting the cash resources of the combined company.

RISKS RELATED TO ARIBA

In addition to the risks relating to the merger, as discussed above, the following risk factors should be carefully considered in evaluating Ariba and its business because such factors may have a significant impact on Ariba’s business, operating results and financial condition. As a result of the risk factors set forth below and elsewhere in this joint proxy statement/prospectus, and the risks discussed in Ariba’s other Securities and Exchange Commission filings, actual results could differ materially from those projected in any forward-looking statements. In addition to successfully executing upon the merger, Ariba believes that its success in fiscal year 2004 will depend particularly upon its ability to achieve several growth initiatives, designed in part to offset anticipated declines in revenues from its strategic relationship with Softbank and from prior year contracts, to effectively redeploy its resources to enhance its marketing, sales and service programs and to maintain tight control over expenses and cash. Ariba believes that key risks include market acceptance of Enterprise Spend Management solutions as a standalone market category, its success in growing its sales channels in Europe and Japan, the overall level of information technology spending, potential declines in average selling prices resulting from newer lower priced products and the potential adverse impact resulting from the restatement of its consolidated financial statements and related inquiries and legal proceedings.

Ariba Has a Relatively Limited Operating History and Competes in New and Rapidly Evolving Markets.

Ariba was founded in September 1996 and has had a relatively limited operating history. Ariba’s limited operating history makes an evaluation of its future prospects very difficult. Ariba introduced its first product,

Ariba Buyer, in May 1997 and introduced additional products thereafter, partly as a result of acquisitions. Ariba repositioned its product offerings as the Ariba Spend Management solution in September 2001, and introduced additional applications in 2002 and 2003. As Ariba adjusts to evolving customer requirements and competitor pressures, it may be required to further reposition its product and service offerings and introduce new products and services.

A Continued Slowdown in Information Technology Spending May Adversely Impact Ariba’s Business.

Ariba’s business has been adversely impacted by the decline in information technology spending in recent years. The majority of Ariba’s business continues to be from sales of the Ariba Buyer product and related products and services to a relatively small number of customers each quarter. A continued slowdown could adversely impact its business in a number of ways including longer sales cycles, lower average selling prices and reduced bookings and revenues.

Ariba’s Enterprise Spend Management Solutions are at an Early Stage of Development. They May Not Achieve Continued Market Acceptance.

Enterprise spend management software applications and services are at an early stage of development. Ariba introduced its Ariba Spend Management solutions in September 2001 and it has recently announced several new products that have achieved limited deployment and may be more challenging to implement than its established products. Ariba’s success depends on widespread customer acceptance of enterprise spend management solutions, including customer acceptance of standalone solutions from vendors like Ariba, rather than solutions from enterprise resource planning software vendors and others that are part of a broader enterprise application solution. If Ariba’s products and services do not achieve continued customer acceptance, its business will be seriously harmed.

Ariba Has a History of Losses and May Incur Significant Additional Losses in the Future.

Ariba had an accumulated deficit of approximately $4.3 billion as of December 31, 2003, including cumulative charges for the amortization of goodwill and other intangible assets and the impairment of goodwill and other intangible assets totaling approximately $3.7 billion. It may incur significant losses in the future for a number of reasons, including the following:

•	adverse economic conditions, in particular declines in information technology spending;

•	the failure of standalone enterprise spend management solution business to mature as a separate market category;

•	declines in average selling prices of its products and services;

•	failure to achieve and implement growth initiatives designed in part to offset anticipated declines in revenue from its strategic relationship with Softbank and from prior year contracts;

•	failure to effectively redeploy internal resources to enhance its marketing, sales and service programs;

•	failure to successfully grow its sales channels in Europe and Japan;

•	increased reliance on hosted solutions that result in lower near-term revenues from customer deployments;

•	failure to maintain tight control over costs;

•	increased restructuring charges resulting from the failure to sublease excess facilities at anticipated levels and rates; and

•	the impact of the pending merger with FreeMarkets.

Ariba’s Quarterly Operating Results Are Volatile and Difficult to Predict.

Ariba’s quarterly operating results have varied significantly in the past and will likely vary significantly in the future. It believes that period-to-period comparisons of its results of operations may not be meaningful and should not be relied upon as indicators of future performance trends.

Ariba’s quarterly operating results have varied or may vary depending on a number of factors, including the following:

Risks Related to Revenues

•	fluctuations in demand, sales timing mix and average selling price for its products and services;

•	reductions in customers’ budgets for information technology purchases and delays in their purchasing cycles;

•	fluctuations in the number of relatively larger orders for its products and services;

•	increased dependence on relatively smaller orders from a larger number of customers;

•	increased dependence on the number of new customer contracts in the current quarter, including follow-on contracts from existing customers, rather than on contracts entered into in prior quarters;

•	increased dependence on generating revenues from new revenue sources;

•	delays in recognizing revenue from licenses of software products;

•	changes in the mix of types of licensing arrangements and related timing of revenue recognition;

•	the impact of recent declines in its deferred revenue; and

•	the impact of the restatement of its consolidated financial statements and its ongoing legal proceedings on customer demand.

Risks Related to Expenses

•	unanticipated costs resulting from the redeployment of internal resources to expand marketing, sales and service programs;

•	its overall ability to control costs, including managing reductions in expense levels through restructuring and severance payments;

•	the level of expenditures relating to the restatement of its consolidated financial statements and its ongoing legal proceedings;

•	changes in its pricing policies and business model, including increased reliance on hosted solutions and the implementation of programs to generate revenue from new sources;

•	the failure to adjust its workforce to changes in the level of its operations; and

•	the loss of key personnel.

Ariba’s Success Depends on Retaining Its Current Key Personnel and Attracting Additional Key Personnel.

Ariba’s future performance depends on the continued service of its senior management, product development and sales personnel, in particular Robert M. Calderoni, who was elected President and Chief Executive Officer in October 2001 and Chairman of the Board of Directors in July 2003. Ariba does not carry key person life insurance. The loss of the services of one or more of its key personnel could seriously harm its business. In addition, its success depends on its continuing ability to attract, hire, train and retain a selected number of highly skilled managerial, technical, sales, marketing and customer support personnel. Its ability to retain key employees may be harder, given adverse changes in Ariba’s business in recent years. In addition, new hires frequently require extensive training before they achieve desired levels of productivity. Competition for qualified personnel is intense, and Ariba may fail to retain its key employees or to attract or retain other highly qualified personnel.

Ariba Revenues in Any Quarter Depend on a Relatively Small Number of Relatively Large Orders. Its Sales Cycles Are Long and Can Be Unpredictable.

Ariba’s quarterly revenues are especially subject to fluctuation because they depend on the sale of relatively large orders for its products and related services. Many of these relatively large orders are realized at the end of the quarter. As a result, its quarterly operating results, including average selling prices, may fluctuate significantly if it is unable to complete one or more substantial sales in any given quarter. As discussed in “Risks Related to Ariba—Strategic Relationships with Third Parties are Important to Ariba’s Long-Term Success,” Ariba is currently in a contract dispute with Softbank. In addition, its sales cycles are long and can be unpredictable. Also see “Risks Related to Ariba—Implementation of Ariba’s Products by Large Customers Is Complex, Time Consuming and Expensive. It Frequently Experiences Long Sales and Implementation Cycles.”

Ariba May Continue to Depend on Ariba Buyer for a Substantial Portion of Its Business for the Foreseeable Future. This Business Could Be Concentrated in a Relatively Small Number of Customers.

Ariba anticipates that revenues from Ariba Buyer and related products and services from a relatively small number of customers will continue to constitute a substantial portion of its revenues for the foreseeable future. If it experiences price declines or fails to achieve broad market acceptance of Ariba Buyer, its business could be seriously harmed. Ariba may continue to derive a significant portion of its revenues attributable to Ariba Buyer from a relatively small number of customers.

Revenues in Any Quarter May Vary to the Extent Recognition of Revenue is Deferred when Contracts Are Signed.

Ariba frequently enters into contracts where it recognizes only a portion of the total revenue under the contract in the quarter in which it enters into the contract. For example, it may recognize revenue on a ratable basis over the life of the contract or enter into contracts where the recognition of revenue is conditioned upon delivery of future product or service elements. The portion of revenues recognized on a deferred basis may vary significantly in any given quarter, and revenues in any given quarter are a function both of contracts signed in such quarter and contracts signed in prior quarters. Ariba anticipates that license revenues in future quarters will generally be more dependent on revenues from new customer contracts entered into in those quarters. In addition, deferred revenue is impacted by the timing of cash collections.

A Decline in Revenues May Have a Disproportionate Impact on Operating Results And Require Further Reductions in Ariba’s Operating Expense Levels.

Because Ariba’s expense levels are relatively fixed in the near term and are based in part on expectations of its future revenues, any decline in its revenues to a level that is below its expectations would have a disproportionately adverse impact on its operating results for that quarter.

Failure or Circumvention of Ariba’s Controls and Procedures Could Seriously Harm its Business.

Although Ariba has reviewed its disclosure and internal controls and procedures in order to determine whether they are effective, its controls and procedures may not be able to prevent other than inconsequential error or fraud in the future. Faulty judgments, simple errors or mistakes, or the failure of its personnel to adhere to established controls and procedures may make it impossible for Ariba to ensure that the objectives of the control system are met. A failure of its controls and procedures to detect other than inconsequential error or fraud could seriously harm its business and results of operations.

In the Future, Ariba May Need to Raise Additional Capital in Order to Remain Competitive. This Capital May Not Be Available on Acceptable Terms, If at All.

Although Ariba’s existing cash, cash equivalent and investment balances together with its anticipated cash flow from operations should be sufficient to meet its anticipated working capital and operating resource expenditure requirements for at least the next 12 months, given the significant changes in its business and results of operations in the last 12 to 18 months, the fluctuation in cash, cash equivalents and investments balances may be greater than presently anticipated. After the next 12 months, Ariba may need to raise additional funds and it cannot be certain that it will be able to obtain additional financing on favorable terms, if at all. Ariba’s inability to raise funds on acceptable terms, if and when needed, could seriously harm its business.

Implementation of Ariba’s Products by Large Customers Is Complex, Time Consuming and Expensive. It Frequently Experiences Long Sales and Implementation Cycles.

Ariba Buyer, Ariba Enterprise Sourcing and its other products are complex applications that are generally deployed with many users. Implementation of these applications by buying organizations is complex, time consuming and expensive. In many cases, its customers must change established business practices. Customers must generally consider a wide range of other issues before committing to purchase Ariba’s products and services, including product benefits, ease of installation, ability to work with existing computer systems, ability to support a larger user base, reliability and return on investment. Furthermore, the purchase of Ariba’s products is often discretionary and generally involves a significant commitment of capital and other resources by a customer. It frequently takes several months to finalize a sale and requires approval at a number of management levels within the customer organization. The implementation and deployment of Ariba’s products requires a significant commitment of resources by its customers and third parties and/or professional services organizations.

If a Sufficient Number of Suppliers Do Not Join and Maintain Their Participation In the Ariba Supplier Network, the Network May Not Attract a Sufficient Number of Buyers and Other Sellers Required to Make the Network Successful.

Ariba depends on suppliers joining the Ariba Supplier Network. Any failure of suppliers to join the Ariba Supplier Network in sufficient numbers, or of existing suppliers to maintain their participation in the Ariba Supplier Network, would make the network less attractive to buyers and consequently other suppliers. In order to provide buyers on the Ariba Supplier Network an organized method for accessing goods and services, Ariba relies on suppliers to maintain web-based product catalogs, indexing services (services that provide electronic product indices) and other content aggregation tools (software tools that allow users to aggregate information maintained in electronic format). Ariba’s inability to access and index these catalogs and services would result in its customers having fewer products and services available to them through its solution, which would adversely affect the perceived usefulness of the Ariba Supplier Network.

Strategic Relationships with Third Parties are Important to Ariba’s Long-Term Success.

Ariba has established strategic relationships with a number of other companies. These companies are entitled to resell Ariba’s products, to host its products for their customers, and/or to implement Ariba’s products within its customers’ organizations. Ariba cannot be assured that any existing or future resellers or hosting or implementation partners will perform to its expectations. For example, in the past Ariba has not realized the anticipated benefits from strategic relationships with a number of resellers. If its current or future strategic partners do not perform to expectations, or if they experience financial difficulties that impair their operating capabilities, Ariba’s business, operating results and financial condition could be seriously harmed.

Ariba also has strategic relationships with Softbank and its affiliates, as a minority stockholder of Ariba’s Japanese and Korean subsidiaries, Nihon Ariba K.K. (“Nihon Ariba”) and Ariba Korea, Ltd., respectively, from which they derived license and maintenance revenues of $2.9 million and $6.1 million for the quarters ended December 31, 2003 and 2002, respectively, and $23.8 million, $19.1 million and $6.9 million for the years ended September 30, 2003, 2002 and 2001, respectively, including license and maintenance revenues recognized pursuant to a long-term revenue commitment.

Ariba’s strategic relationship with Softbank has not performed to its expectations, and in June 2003 it commenced an arbitration proceeding against Softbank for failing to meet contractual revenue commitments. In response, Softbank filed a counter-demand alleging breach of fiduciary duty, breach of the implied covenant of good faith and fair dealing and fraud related to both of Ariba’s Japanese and Korean subsidiaries. In November 2003, the arbitration panel dismissed the Korea related claims on jurisdictional grounds and entered an interim award requiring Softbank to make a $26.6 million interim payment, which includes interest, and to make future payment commitments on an interim basis. Softbank re-filed its claims related to Korea in a separate arbitration proceeding in January 2004. Thus far, Softbank has made two interim payments under the interim award. The first interim payment for $26.6 million was made in November 2003 and the second interim payment for $7.1 million was made in January 2004. These interim payments may only be used for the purpose of conducting Nihon Ariba’s business and will be subject to the final award of the arbitration panel, which may require repayment of the interim payments. There is no assurance Ariba can achieve a mutually satisfactory resolution of its dispute with Softbank. The failure to achieve a satisfactory resolution of its dispute with Softbank and to realize future revenues from Softbank at committed levels could have a material adverse impact on its business, operating results, cash flows and financial position. In connection with the arbitration proceeding or additional rulings regarding the disposition of the interim award proceeds, these funds are recorded in the period received as an increase to restricted cash and accrued liabilities.

Ariba Faces Intense Competition From Many Participants in the Enterprise Software Applications Industry. If Ariba is Unable to Compete Successfully, Its Business Will Be Seriously Harmed.

The market for Ariba’s solutions is intensely competitive, evolving and subject to rapid technological change. The intensity of competition has increased and is expected to further increase in the future. This increased competition has resulted in price reductions and could result in further price pressure, reduced profit margins and loss of market share, any one of which could seriously harm Ariba’s business. Competitors vary in size, scope and breadth of the products and services they offer. In addition, because spend management is a relatively new software category, Ariba expects additional competition from other established and emerging companies. For example, third parties that currently help implement Ariba Buyer and Ariba’s other products could begin to market products and services that compete with Ariba’s products and services. Also, there are consulting companies that offer services that may compete with parts of Ariba’s offering. Ariba could also face competition from other companies who introduce Internet-based spend management solutions.

Many of Ariba’s current and potential competitors, such as enterprise resource planning software vendors including Oracle, SAP and PeopleSoft, have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a larger installed base of customers than Ariba. In addition, many of its competitors have well-established relationships with its current and potential customers and have extensive knowledge of its industry. In the past, Ariba has lost potential customers to competitors for various reasons, including lower prices and incentives not matched by Ariba. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address customer needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly increase their market share. Ariba also expects that competition will increase as a result of industry consolidations. As a result, Ariba may not be able to compete successfully against its current and future competitors.

Ariba’s Acquisitions Are, and Any Future Acquisitions Will Be, Subject to a Number of Risks.

On January 13, 2004, Ariba acquired Alliente, Inc., a privately held company that provides procurement outsourcing services to companies based on Ariba technology. See Note 10 of Notes to Condensed Consolidated

Financial Statements for the quarter ended December 31, 2003 for further discussion. Ariba’s acquisition of Alliente is, and any future acquisitions will be, subject to a number of risks, including:

•	the diversion of management time and resources;

•	the difficulty of assimilating the operations and personnel of the acquired companies;

•	the potential disruption of its ongoing businesses;

•	the difficulty of incorporating acquired technology and rights into its products and services;

•	unanticipated expenses related to integration of the acquired company;

•	difficulties in maintaining uniform standards, controls, procedures and policies;

•	the impairment of relationships with employees and customers as a result of any integration of new management personnel; and

•	potential unknown liabilities associated with acquired businesses.

If Ariba Fails to Develop Products and Services in a Timely and Cost-Effective Basis, or If Its Products Contain Defects, Ariba’s Business Will Be Seriously Harmed.

In developing new products and services, Ariba may:

•	fail to develop, introduce and market products in a timely or cost-effective manner;

•	find that its products and services are obsolete, noncompetitive or have shorter life cycles than expected;

•	fail to develop new products and services that adequately meet customer requirements or achieve market acceptance; or

•	develop products that contain undetected errors or failures when first introduced or as new versions are released.

For example, the introduction of Version 7.0 of Ariba Buyer was delayed significantly in the first quarter of fiscal year 2001, and Ariba has experienced delays in the introduction of other products and releases in the past. If new releases of its products or potential new products are delayed, Ariba could experience a delay or loss of revenues and customer dissatisfaction.

New Versions and Releases of Ariba’s Products May Contain Errors or Defects.

Ariba Buyer, Ariba Enterprise Sourcing and its other products are complex. They may contain undetected errors or failures when first introduced or as new versions are released. This may result in loss of, or delay in, market acceptance of its products. Ariba has in the past discovered software errors in its new releases and new products after their introduction. Ariba has experienced delays in product release, lost revenues and customer frustration during the periods required to correct these errors. It may in the future discover errors and additional limitations in new releases or new products after the commencement of commercial shipments.

Litigation Regarding Ariba’s IPO Could Seriously Harm Its Business.

Between March 20, 2001 and June 5, 2001, a number of purported shareholder class action complaints were filed in the United States District Court for the Southern District of New York against Ariba, certain of its former officers and directors and three of the underwriters of Ariba’s initial public offering. These actions purport to be brought on behalf of purchasers of Ariba’s common stock in the period from June 23, 1999, the date of Ariba’s initial public offering, to December 23, 1999 (in some cases, to December 5 or 6, 2000), and make certain claims under the federal securities laws, including Sections 11 and 15 of the Securities Act and Sections 10(b) and 20(a) of the Exchange Act, relating to Ariba’s initial public offering.

On June 26, 2001, these actions were consolidated into a single action bearing the title In re Ariba, Inc. Securities Litigation, 01 CIV 2359. On August 9, 2001, that consolidated action was further consolidated before a single judge with cases brought against additional issuers (who numbered in excess of 300) and their underwriters that made similar allegations regarding the initial public offerings of those issuers. The latter consolidation was for purposes of pretrial motions and discovery only. On February 14, 2002, the parties signed and filed a stipulation dismissing the consolidated action without prejudice against Ariba and certain individual officers and directors, which the Court approved and entered as an order on March 1, 2002. On April 19, 2002, the plaintiffs filed an amended complaint in which they dropped their claims against Ariba and the individual officers and directors under Sections 11 and 15 of the Securities Act, but elected to proceed with their claims against such defendants under Sections 10(b) and 20(a) of the Exchange Act.

The amended complaint alleges that the prospectus pursuant to which shares of common stock were sold in Ariba’s initial public offering, which was incorporated in a registration statement filed with the SEC, contained certain false and misleading statements or omissions regarding the practices of Ariba’s underwriters with respect to their allocation to their customers of shares of common stock in Ariba’s initial public offering and their receipt of commissions from those customers related to such allocations. The complaint further alleges that the underwriters provided positive analyst coverage of Ariba after the initial public offering, which had the effect of manipulating the market for Ariba’s stock. Plaintiffs contend that such statements and omissions from the prospectus and the alleged market manipulation by the underwriters through the use of analysts caused Ariba’s post-initial public offering stock price to be artificially inflated. Plaintiffs seek compensatory damages in unspecified amounts as well as other relief.

On July 15, 2002, Ariba and the officer and director defendants, along with other issuers and their related officer and director defendants, filed a joint motion to dismiss based on common issues. On or around November 18, 2002, during the pendency of the motion to dismiss, the Court entered as an order a stipulation by which all of the individual defendants were dismissed from the case without prejudice in return for executing a tolling agreement. On February 19, 2003, the Court rendered its decision on the motion to dismiss, granting a dismissal of the remaining Section 10(b) claim against Ariba without prejudice. Plaintiffs have indicated that they intend to file an amended complaint.

On June 24, 2003, a Special Litigation Committee of the Board of Directors of Ariba approved a Memorandum of Understanding (the “MOU”) reflecting a settlement in which the plaintiffs agreed to dismiss the case against Ariba with prejudice in return for the assignment by Ariba of claims that it might have against its underwriters. No payment to the plaintiffs by Ariba is required under the MOU. There can be no assurance that the MOU will result in a formal settlement or that the Court will approve the settlement that the MOU sets forth. In the event that the MOU does not result in a formal settlement approved by the Court, Ariba intends to defend against these claims vigorously.

Defending against securities class action relating to Ariba’s initial public offering may require significant management time and, regardless of the outcome, result in significant legal expenses. If Ariba’s defenses are unsuccessful or it is unable to settle on favorable terms, Ariba could be liable for large damages that could seriously harm its business and results of operations.

Litigation and Regulatory Proceedings Regarding the Restatement of Ariba’s Consolidated Financial Statements Could Seriously Harm Its Business.

Beginning January 21, 2003, a number of purported shareholder class action complaints were filed in the United States District Court for the Northern District of California against Ariba and certain of its current and former officers and directors, all purporting to be brought on behalf of a class of purchasers of Ariba’s common stock in the period from January 11, 2000 to January 15, 2003. The complaints bring claims under the federal securities laws, specifically Sections 10(b) and 20(a) of the Exchange Act, relating to Ariba’s announcement that it would restate certain of its consolidated financial statements, and also, in the case of two complaints, relating to Ariba’s acquisition activity and related accounting. Specifically, these actions allege that certain of Ariba’ prior consolidated financial statements contained false and misleading statements or omissions relating to Ariba’s failure to properly recognize expenses and other financial items, as reflected in the then proposed restatement. Plaintiffs contend that such statements or omissions caused Ariba’s stock price to be artificially inflated. Plaintiffs seek compensatory damages as well as other relief.

In a series of orders issued by the Court in February and March, 2003, these cases were deemed related to each other and assigned to a single judge sitting in San Jose. On July 11, 2003, following briefing and a hearing on related motions, the Court entered two orders that together (1) consolidated the related cases for all purposes into a single action captioned In re Ariba, Inc. Securities Litigation, Case No. C-03-00277 JF, (2) appointed a lead plaintiff, and (3) approved the lead plaintiff’s selection of counsel. On September 15, 2003, the lead plaintiff filed a Consolidated Amended Complaint, which restates the allegations and claims described above and adds a claim pursuant to Section 14(a) of the Exchange Act, based on the allegation that Ariba failed to disclose certain payments and executive compensation items in its January 24, 2002 Proxy Statement. On November 17, 2003, defendants filed a motion to dismiss the action for failure to state a claim, which is currently scheduled to be heard by the Court on March 29, 2004. This case is still in its early stages. Ariba intends to defend against these claims vigorously.

Beginning January 27, 2003, several shareholder derivative actions were filed in the Superior Court of California for the County of Santa Clara against certain of Ariba’s current and former officers and directors and against Ariba as nominal defendant. The actions were filed by stockholders purporting to assert, on Ariba’s behalf, claims for breach of fiduciary duties, aiding and abetting, violations of the California insider trading law, abuse of control, gross mismanagement, waste of corporate assets, unjust enrichment, and contribution and indemnification. Specifically, the claims were based on Ariba’ acquisition activity and related accounting implemented by the defendants, the alleged understatement of compensation expenses as reflected in Ariba’s then proposed restatement, the alleged insider trading by certain defendants, the existence of the restatement class action litigation, in which Ariba are alleged to be liable to defrauded investors, and the allegedly excessive compensation paid by Ariba to one of its officers, as reflected in Ariba’s then proposed restatement. The complaints sought the payment by the defendants to Ariba of damages allegedly suffered by it, as well as other relief.

These actions were assigned to a single judge sitting in San Jose. On May 7, 2003 following briefing and hearing on related motions, the court issued an order that (1) consolidated the cases for all purposes into a single action captioned In re Ariba, Inc. Shareholder Derivative Litigation, Lead Case No. CV 814325, and (2) appointed lead plaintiffs’ counsel. Pursuant to that order, plaintiffs filed an amended consolidated derivative complaint on May 28, 2003. The amended consolidated complaint restates the allegations, causes of action and relief sought as pleaded in the original complaints, and adds allegations relating to Ariba’s April 10, 2003 announcement of the restatement of certain financial statements and also adds a cause of action for breach of contract. On October 28, 2003, Ariba filed a demurrer, joined by the individual defendants, seeking dismissal of the action for failure to comply with applicable pre-litigation demand requirements. Following a hearing on Ariba’s demurrer, the court issued a ruling on January 6, 2004 granting Ariba’s demurrer and giving the plaintiffs 60 days to file an amended complaint. This case is still in its early stages. Ariba intends to defend against these claims vigorously.

On March 7 and March 21, 2003, respectively, two shareholder derivative actions were filed in the United States District Court for the Northern District of California against certain of Ariba’s current and former officers and directors and against Ariba as nominal defendant. These actions were filed by shareholders purporting to assert, on behalf of Ariba, claims for violations of the Sarbanes-Oxley Act, violations of the California insider trading law, breach of fiduciary duties, misappropriation of information, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment. Specifically, the claims were based on Ariba’s announcements that it intended to and/or had restated certain financial statements and on alleged insider trading by certain defendants. The complaints sought the payment by the defendants to Ariba of damages allegedly suffered by Ariba, as well as other relief.

By orders issued by the Court on May 27 and June 23, 2003, these two derivative cases were deemed related to each other and to the securities class actions pending before the same court as now consolidated into In re Ariba, Inc. Securities Litigation, Case No. C-03-00277 JF, and accordingly these two derivative actions were assigned to the same judge sitting in San Jose assigned to that action. On June 23, 2003, following submission of a related stipulation of the parties, the Court issued an order that (1) consolidated the two derivative cases for all purposes into a single action captioned In re Ariba, Inc. Derivative Litigation, Case No. C-03-02172 JF, and (2) appointed lead plaintiffs’ counsel. In accordance with that order, plaintiffs filed an amended consolidated derivative complaint on June 26, 2003. The amended consolidated complaint restates the allegations, causes of action and relief sought as pleaded in the original complaints. On September 18, 2003, defendants filed a motion to dismiss or stay the action pending resolution of the parallel state court derivative litigation. Following a hearing on this motion on November 10, 2003, the Court issued a ruling on November 13, 2003 denying the motion but granting defendants’ alternative request for a stay of the action in light of the related securities class action litigation. Accordingly, this action is now stayed until the Court has determined the viability of the federal securities claim in the related action. This case is still in its early stages. Ariba intends to defend against these claims vigorously.

Litigating existing and potential securities class actions and shareholder derivative actions relating to the restatement of Ariba’s consolidated financial statements will likely require significant attention and resources of management and, regardless of the outcome, result in significant legal expenses. In the case of the securities class actions, if Ariba’s defenses were ultimately unsuccessful, or if Ariba was unable to achieve a favorable settlement, Ariba could be liable for large damages awards that could seriously harm its business, results of operations and financial condition.

In addition, the Securities and Exchange Commission has commenced an informal inquiry regarding the circumstances leading up to the restatement of Ariba’s consolidated financial statements. Responding to any such review could require significant diversion of management’s attention and resources in the future. For example, if the SEC elects to pursue an enforcement action, the defense against this type of action could be costly and require additional management resources. If Ariba is unsuccessful in defending against this or other investigations or proceedings, Ariba may face civil or criminal penalties or fines that could seriously harm Ariba’s business and results of operations.

Ariba Could Be Subject to Potential Claims related to the Ariba Supplier Network.

Ariba warrants the performance of the Ariba Supplier Network’s availability to customers to conduct their transactions. To the extent it fails to meet warranted performance levels, it could be obligated to provide refunds of maintenance fees or credits toward future maintenance fees. Further, to the extent that a customer incurs significant financial hardship due to the failure of the Ariba Supplier Network to perform as warranted, Ariba could be exposed to additional liability claims.

Ariba’s Stock Price Is Highly Volatile.

Ariba’s stock price has fluctuated dramatically. There is a significant risk that the market price of its common stock will decrease in the future in response to any of the following factors, some of which are beyond Ariba’s control:

•	variations in its quarterly operating results;

•	announcements that its revenues or income are below analysts’ expectations;

•	changes in analysts’ estimates of its performance or industry performance;

•	general economic slowdowns;

•	changes in market valuations of similar companies;

•	sales of large blocks of its common stock;

•	announcements by Ariba or its competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	loss of a major customer or failure to complete significant license transactions;

•	additions or departures of key personnel; and

•	fluctuations in stock market prices and volumes, which are particularly common among highly volatile securities of software and Internet-based companies.

Ariba is at Risk of Further Securities Class Action Litigation Due to Its Stock Price Volatility.

In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. Ariba has recently experienced significant volatility in the price of its stock. It may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management’s attention and resources, which could seriously harm its business.

If the Protection of Ariba’s Intellectual Property Is Inadequate, Its Competitors May Gain Access to Its Technology, and Ariba May Lose Customers.

Ariba depends on its ability to develop and maintain the proprietary rights of its technology. To protect its proprietary technology, Ariba relies primarily on a combination of contractual provisions, including customer licenses that restrict use of its products, confidentiality agreements and procedures, and patent, copyright, trademark and trade secret laws. Ariba has only three patents issued in the United States and may not develop other proprietary products that are patentable. Despite its efforts, Ariba may not be able to adequately protect its proprietary rights, and its competitors may independently develop similar technology, duplicate its products or design around any patents issued to Ariba. This is particularly true because some foreign laws do not protect proprietary rights to the same extent as those of the United States and, in the case of the Ariba Supplier Network, because the validity, enforceability and type of protection of proprietary rights in Internet-related industries are uncertain and evolving.

In the quarter ended March 31, 2000, Ariba entered into an intellectual property agreement with an independent third party. This intellectual property agreement protects its products against any claims of infringement regarding patents of this outside party that were currently issued, pending or to be issued over the three year period subsequent to the date of the agreement.

There has been a substantial amount of litigation in the software industry and the Internet industry regarding intellectual property rights. Ariba expects that software product developers and providers of electronic commerce solutions will increasingly be subject to infringement claims, and third parties may claim that Ariba or its current or potential future products infringe their intellectual property. Any claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require Ariba to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on terms acceptable to Ariba or at all, which could seriously harm its business.

Ariba must now, and may in the future have to, license or otherwise obtain access to intellectual property of third parties. For example, Ariba is currently dependent on developers’ licenses from enterprise resource planning, database, human resource and other system software vendors in order to ensure compliance of Ariba’s products with their management systems. Ariba may not be able to obtain any required third party intellectual property in the future.

Ariba’s Business Is Susceptible to Numerous Risks Associated with International Operations.

International operations have represented a significant portion of its revenues over the past three years. Ariba has committed and expects to continue to commit significant resources to its international sales and marketing activities. Ariba is subject to a number of risks associated with these activities. These risks generally include:

•	currency exchange rate fluctuations;

•	unexpected changes in regulatory requirements;

•	tariffs, export controls and other trade barriers;

•	longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

•	difficulties in managing and staffing international operations;

•	potentially adverse foreign tax consequences, including withholding in connection with the repatriation of earnings;

•	the burdens of complying with a wide variety of foreign laws; and

•	political instability.

While international revenues have represented a significant percentage of total revenues, there can be no assurance that such relative performance can be sustained in light of such risks.

For international sales and expenditures denominated in foreign currencies, Ariba is subject to risks associated with currency fluctuations. Ariba hedges risks associated with foreign currency transactions in order to minimize the impact of changes in foreign currency exchange rates on earnings. Ariba utilizes forward contracts to hedge trade and intercompany receivables and payables. All hedge contracts are marked to market through operations each period. There can be no assurance that Ariba’s hedging strategy will be successful and that currency exchange rate fluctuations will not have a material adverse effect on its operating results.

Ariba has Implemented Certain Anti-Takeover Provisions That Could Make it More Difficult for a Third Party to Acquire It.

Provisions of Ariba’s amended and restated certificate of incorporation and bylaws, including certain anti-takeover provisions, as well as provisions of Delaware law, could make it more difficult for a third party to acquire it, even if doing so would be beneficial to its stockholders.

RISKS RELATED TO FREEMARKETS

In addition to the risks relating to the merger, as discussed above, the following risk factors should be carefully considered in evaluating FreeMarkets and its business, because such factors may have a significant impact on FreeMarkets’ business, operating results and financial condition. As a result of the risk factors set forth below and elsewhere (or incorporated by reference) in this joint proxy statement/prospectus, and the risks discussed in FreeMarkets’ other filings with the Securities and Exchange Commission, actual results could differ materially from those projected in any forward-looking statements, and as a result FreeMarkets’ business could be seriously harmed.

FreeMarkets Cannot Be Certain That Its Global Supply Management Solutions Will Be Accepted in the Marketplace.

FreeMarkets is currently in the midst of a strategic transition from a company that offers a single technology-enhanced service to a provider of a broader range of software, services and information solutions. There are significant risks associated with this strategy. Supply management products are still evolving, and there can be no guarantee that FreeMarkets’ new products will gain the customer acceptance FreeMarkets anticipates. The technology is complex and may contain undetected errors or defects that FreeMarkets may not be able to fix. Reduced customer acceptance of FreeMarkets’ services or software due to errors or defects in its technology would reduce revenues and could damage its reputation in the marketplace. In addition, FreeMarkets’ management has limited experience in managing a multi-product company. The management challenges will be exacerbated by the current weak economic environment and continued relatively low levels of technology spending.

FreeMarkets’ Operating Results Are Volatile and Trends Are Difficult To Predict; If FreeMarkets Fails To Meet the Expectations of Public Market Analysts or Investors, the Market Price of Its Common Stock May Decline.

FreeMarkets’ quarterly operating results have varied significantly in the past and will likely vary significantly in the future. For example, over the past seven quarters ended September 30, 2003, FreeMarkets’ net loss has ranged from as high as $11.8 million to as low as $88,000. Based on its transition to a new business model and the continued weak state of the economy, you should not rely upon FreeMarkets’ past quarterly operating results as indicators of future performance. In addition, FreeMarkets’ operating results could fall below the expectations of securities analysts or investors in some future quarter or quarters. As a result, the price of FreeMarkets’ common stock may fall.

FreeMarkets’ Industry Is Highly Competitive, and FreeMarkets Cannot Assure You That It Will Be Able To Compete Effectively.

The Global Supply Management, or GSM, software and service solutions industry is intensely competitive. If FreeMarkets cannot successfully compete, its business will suffer reduced revenues and operating results. As one of a number of companies providing GSM solutions, FreeMarkets faces the risk that existing and potential customers may choose to purchase competitors’ services or products. If they do, then FreeMarkets’ revenues and operating results will be reduced. Given that barriers to entry are relatively low, FreeMarkets expects competition to intensify as new competitors enter this industry.

FreeMarkets Has Experienced Revenue and Fee Concentration In The Past; The Loss Of FreeMarkets’ Largest Customers Would Reduce FreeMarkets’ Revenues and Fees and Operating Results, and Could Cause Its Stock To Fall.

In 2002 and nine months ended September 30, 2003, FreeMarkets’ top five customers and four customers, respectively, comprised over 20% of its revenues and fees. The loss of any one of these significant customers would reduce FreeMarkets’ revenues and fees and operating results, and may cause a decrease in its stock price.

General Economic Conditions May Adversely Affect FreeMarkets’ Future Operations and Operating Results.

The continued slowdown in the global economy had an effect on FreeMarkets’ operations in 2003, which resulted in a reduction in FullSource online market volume and contributed to a slowdown in the growth of FreeMarkets’ total customers during the year. If the global economic slowdown continues, customers may continue to defer or postpone their purchasing decisions. The slowdown may have the effect of increasing the length of sales cycles for FreeMarkets’ products and services. In addition, the amount of fixed monthly fees that FreeMarkets is able to negotiate for new customers may be adversely affected based on lower anticipated market volume from FreeMarkets’ customers. The amount of revenue FreeMarkets earns from variable fees, such as performance incentive payments based on volume and/or savings, may also decline as a result of lower volumes.

FreeMarkets May Write-Down the Unamortized Goodwill from Surplus Record or the Investment in Adexa, Inc. (“Adexa”), Which Would Reduce FreeMarkets’ Financial Results.

FreeMarkets adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”, on January 1, 2002, and no longer records goodwill amortization. In connection with adopting this standard, FreeMarkets determined that the carrying value of Surplus Record exceeded its estimated fair value, as determined utilizing various valuation techniques including discounted cash flow and comparative market analysis. FreeMarkets recorded an impairment loss of $5.3 million in 2002 that was recognized as the cumulative effect of an accounting change. The carrying value of goodwill on FreeMarkets’ consolidated balance sheet as of September 30, 2003 was $2.0 million. In accordance with SFAS No. 142, it is FreeMarkets’ policy to assess the potential impairment of goodwill on an annual basis or earlier as circumstances dictate. The recognition of any future impairment loss could have a material effect on FreeMarkets’ financial results.

As part of the agreement to mutually terminate FreeMarkets’ proposed merger with Adexa in 2001, FreeMarkets agreed to make an investment in Adexa in the amount of $6.0 million. FreeMarkets concluded in 2002 that there was an other-than-temporary decline in the value of its investment based on a valuation determined by a financing completed by Adexa. As a result, FreeMarkets recorded a $5.1 million loss on its investment in 2002. The carrying value of the investment as of September 30, 2003 was $889,000. Any further write-downs of this investment based on additional other-than-temporary declines in fair value could have a material effect on FreeMarkets’ financial results.

FreeMarkets Has Historically Used More Cash Than It Generates.

Since its inception, FreeMarkets’ operating and investing activities have used more cash than they have generated. FreeMarkets expects to generate positive cash flows in 2003 and believes that its current resources will be sufficient to meet its working capital and capital expenditures for at least the next 18 to 24 months. However, if FreeMarkets is unable to control costs, its resources may be depleted, and accordingly, FreeMarkets’ current resources may only be sufficient for a shorter period. In either event, thereafter, FreeMarkets may find it necessary to obtain additional financing. In the event that additional financing is required, FreeMarkets may not be able to raise it on acceptable terms, if at all.

FreeMarkets Has Historically Generated Losses.

FreeMarkets achieved a modest profit in 1998, but incurred losses of $21.8 million, $156.4 million, $295.2 million, $17.6 million and $22.3 million in 1999, 2000, 2001, 2002 and the nine months ended September 30, 2003, respectively, as a result of its efforts to invest in the actual and anticipated growth of its business. Since its inception in 1995 through September 30, 2003, FreeMarkets has accumulated losses of $516.6 million. FreeMarkets’ achievement of profitability in the future will depend on whether it can implement the strategic transition from a company that offers a single technology-enhanced service to one with multiple software and service solutions and increase revenues while controlling costs. FreeMarkets may not achieve profitability in the future, or sustain any future profitability.

Customers May Not Purchase FreeMarkets’ Services if FreeMarkets Is Unable to Generate Significant Savings.

If FreeMarkets’ software and services increase the efficiency of any particular supply market, the future likelihood of significant savings to FreeMarkets’ customers in that market may decrease. Factors beyond its control may limit FreeMarkets’ ability to generate savings. If the magnitude of savings in particular product categories decreases, FreeMarkets may have difficulty in the future selling its software and services to buyers in those markets, or attracting willing suppliers in other markets, either of which will reduce its revenues and operating results.

FreeMarkets’ Sales Cycle Is Long and Uncertain and May Not Result In Revenues; Factors Outside of Its Control May Affect the Decision to Purchase FreeMarkets’ Software and Services.

FreeMarkets’ sales cycle is long, typically taking from two to six months from initial customer contact until FreeMarkets signs a contract. Not every potential customer that FreeMarkets solicits actually purchases

FreeMarkets’ products and services. Because FreeMarkets offers solutions to address the evolving GSM industry, FreeMarkets must educate potential customers on the use and benefits of its products and services. FreeMarkets needs to spend a significant amount of time with multiple decision makers in a prospective customer’s organization to sell FreeMarkets’ products and services. Other factors that contribute to the length and uncertainty of FreeMarkets’ sales cycle and that may reduce the likelihood that customers will purchase its solutions include:

•	budgeting constraints;

•	incentive structures that do not reward decision makers for savings achieved through cost-cutting;

•	the strength of pre-existing supplier relationships;

•	competition from other providers of GSM solutions; and

•	an aversion to new purchasing methods.

If FreeMarkets’ Short-Term Agreements Do Not Lead To Long-Term Customer Relationships, FreeMarkets’ Business May Not Be Profitable.

Frequently, FreeMarkets begins a relationship with a new customer by entering into a short-term agreement that FreeMarkets hopes will lead to a long-term agreement. Failure to move a sufficient number of customers from short-term to long-term agreements could hurt FreeMarkets’ operating results. For example, FreeMarkets’ initial agreement with a customer for the FullSource offering usually involves a period of trial and evaluation. This initial period, in which FreeMarkets learns about its customer’s business and its related product categories, and educates its customer about the best use of FreeMarkets’ products for its organization, requires a very significant expenditure of FreeMarkets’ time and resources. A subsequent longer-term agreement is often more productive given the parties are more familiar with each other, and typically provides for higher gross margins. Customers may decide not to enter into a long-term agreement with FreeMarkets, or may delay entering into such an agreement until a later time. Because FreeMarkets invests a significant amount of time and resources early in a customer relationship, its cost of revenues as a percentage of revenues are typically higher at the outset of a relationship than those which FreeMarkets may incur later. Further, FreeMarkets may be diverting personnel from higher-margin opportunities to develop a new relationship, without any assurance that the new relationship will endure. FreeMarkets expects similar purchasing patterns to occur with its more recent offerings as customers become accustomed to its new solutions.

FreeMarkets May Not Be Able to Adjust Its Spending Quickly; If It Cannot, Then FreeMarkets’ Operating Results Will Be Reduced.

FreeMarkets’ planned expense levels are relatively fixed in the short term and are based on FreeMarkets’ anticipation of future revenues. FreeMarkets may not be able to accurately forecast revenues. The difficulty of forecasting FreeMarkets’ revenues is increased due to current challenging economic conditions that face many of FreeMarkets’ existing and potential customers, and which may cause them to defer or postpone their purchasing decisions in response to changes in their business. If FreeMarkets fails to accurately predict revenues in relation to its planned expense levels, then FreeMarkets may be unable to adjust its costs in a timely manner in response to lower-than-expected revenues, and its operating results may be negatively affected.

FreeMarkets May Not Be Able to Hire or Retain Qualified Staff.

If FreeMarkets cannot attract and retain adequate qualified and skilled staff, the growth of its business may be limited. FreeMarkets’ ability to provide software and services to customers and grow its business depends, in part, on its ability to attract and retain staff with college and graduate degrees, as well as professional experiences that are relevant for sourcing, supply management, software development and other functions FreeMarkets performs. Competition for personnel with these skill sets is intense. Some technical job categories are under conditions of severe shortage in the United States. In addition, restrictive immigration quotas could prevent

FreeMarkets from recruiting skilled staff from outside the United States. FreeMarkets may not be able to recruit or retain the caliber of staff required to carry out essential functions at the pace necessary to sustain or grow its business. FreeMarkets’ ability to recruit and retain qualified personnel may be adversely affected by the decline in the price of its common stock. Stock options are an important component of FreeMarkets’ overall compensation package and, in current market conditions, may not provide appropriate incentives to its current and prospective employees.

Factors Outside FreeMarkets’ Control Could Result in Disappointing Market Results; Disappointed Customers May Cancel or Fail To Renew Their Agreements with FreeMarkets.

The actual savings achieved through the use of FreeMarkets’ solutions vary widely and depend upon many factors outside of its control. These factors include:

•	the current state of supply and demand in the supply market for the products and services being purchased;

•	the past performance of FreeMarkets’ customer’s purchasing organization in negotiating favorable terms with suppliers;

•	the willingness of a sufficient number of qualified suppliers to bid for business using FreeMarkets’ solutions;

•	reductions in the number of suppliers in particular markets due to mergers, acquisitions or suppliers exiting from supply industries; and

•	seasonal and cyclical trends that influence all purchasing decision making.

Because factors outside of FreeMarkets’ control affect a customer’s perception of the value of FreeMarkets’ solutions, customers may cancel agreements or choose not to renew them, even if FreeMarkets has performed well. Any non-renewal or cancellation of agreements may reduce FreeMarkets’ revenues and operating results.

Failures of Hardware Systems or Software Could Undermine Customers’ Confidence in FreeMarkets’ Reliability.

FreeMarkets’ customers hold FreeMarkets to a high standard of reliability and performance. From time to time, FreeMarkets has experienced technology service interruptions, with the most significant being a breakdown in the connectivity between suppliers and FreeMarkets’ technology. This connectivity is provided to FreeMarkets by an outside vendor, and this kind of interruption may occur in the future. During these disruptions, participants may lose their online connection or FreeMarkets may not receive their bids or other information in a timely manner. Any interruptions in the availability of FreeMarkets’ software, services or other information may undermine actual and potential customers’ confidence in the reliability of FreeMarkets’ business.

Conducting online markets, as well as providing other Global Supply Management software via the World Wide Web, requires the successful technical operation of an entire chain of software, hardware and telecommunications equipment. This chain includes FreeMarkets’ software, the personal computers and network connections of suppliers and buyers, FreeMarkets’ network servers, operating systems, databases and networking equipment such as routers. A failure of any element in this chain can partially or completely disrupt the delivery of FreeMarkets’ solutions to customers.

Some of the elements in this chain are not within FreeMarkets’ control, such as Internet connectivity and software, hardware and telecommunications equipment FreeMarkets purchases from others. FreeMarkets frequently has supplier and buyer participants from outside North America who may use older or inferior technologies that may not operate properly. In addition, hardware and software are potentially vulnerable to interruption from power failures, telecommunications outages, network service outages and disruptions, natural disasters and vandalism and other misconduct. FreeMarkets’ business interruption insurance would not compensate it fully for any losses that may result from these disruptions.

The Loss of FreeMarkets’ Key Executives Could Disrupt Its Business.

None of FreeMarkets’ executive officers or other key employees has an employment agreement with FreeMarkets. FreeMarkets relies on the leadership and vision of each of its executive officers, and the loss of any of these executives could disrupt FreeMarkets’ business.

If FreeMarkets Fails to Continually Improve Its Technology, Its Business Will Suffer.

FreeMarkets’ solutions and the GSM industry are characterized by rapidly changing technologies and frequent new product and service introductions. FreeMarkets may fail to introduce new technology on a timely basis or at all. If FreeMarkets fails to introduce new technology or to improve its existing technology in response to industry developments, FreeMarkets could experience a loss of revenues.

If FreeMarkets Does Not Adequately Maintain Its Customers’ Confidential Information, FreeMarkets’ Reputation Could Be Harmed and It Could Incur Legal Liability.

Any breach of security relating to FreeMarkets’ customers’ confidential information could result in legal liability for FreeMarkets and a reduction in use or cancellation of its products and services, either of which could materially harm its business. FreeMarkets’ personnel receive highly confidential information from buyers and suppliers that is stored in FreeMarkets’ files and on its computer systems. For example, FreeMarkets often possesses blueprints and product plans that could be valuable to its customers’ competitors if misappropriated. Similarly, FreeMarkets receives sensitive pricing information that has historically been maintained as a matter of utmost confidence within buyer and supplier organizations. FreeMarkets enters into standard non-disclosure and confidentiality agreements with virtually all of its customers.

FreeMarkets currently has practices and procedures in place to ensure the confidentiality of its customers’ information. However, FreeMarkets’ security procedures to protect against the risk of inadvertent disclosure or intentional breaches of security might fail to adequately protect information that FreeMarkets is obligated to keep confidential. FreeMarkets may not be successful in adopting more effective systems for maintaining confidential information and its exposure to the risk of disclosure of the confidential information of others may grow as the amount of confidential information FreeMarkets possesses increases. If FreeMarkets fails to adequately maintain its customers’ confidential information, FreeMarkets could lose customers and be subject to legal liability.

If FreeMarkets Is Not Able to Adequately Protect Its Intellectual Property Rights, Then Others May Be Able to Duplicate Its Services.

FreeMarkets relies in part upon its proprietary technology, including its software, to conduct its business. FreeMarkets’ failure to adequately protect its intellectual property rights could harm its business by making it easier for others to duplicate its services. FreeMarkets has obtained eight patents on aspects of its technology and business processes, and has filed applications for additional patents. However, FreeMarkets cannot assure you that its existing patents or any patent that may be issued in the future will remain valid, that the patents will adequately protect FreeMarkets’ technology and processes, or that the patents will result in commercial advantages for FreeMarkets. FreeMarkets has also obtained and applied for United States and foreign registrations for certain trademarks, domain names and logos, and its software, documentation and other written materials are copyrighted, but these protections may not be adequate. Although FreeMarkets requires each of its employees to enter into a confidentiality agreement and some key employees are subject to non-competition agreements, these agreements may not satisfactorily safeguard its intellectual property against unauthorized use or disclosure.

FreeMarkets cannot be certain that third parties will not infringe or misappropriate its proprietary rights or that third parties will not independently develop similar proprietary information or technology. Any infringement, misappropriation or independent development could harm FreeMarkets’ future financial results. In addition, effective patent, trademark, copyright and trade secret protection may not be available in every country where FreeMarkets does business. FreeMarkets may, at times, have to incur significant legal costs and spend time defending its trademarks, copyrights and patents. Any defense efforts, whether successful or not, would divert both time and resources from the operation and growth of FreeMarkets’ business.

There is also significant uncertainty regarding the applicability to the Internet of existing laws regarding matters such as property ownership, patents, copyrights and other intellectual property rights. Legislatures adopted the vast majority of these laws prior to the advent of the Internet and, as a result, these laws do not contemplate or address the unique issues of the Internet and related technologies. FreeMarkets cannot be sure what laws and regulations may ultimately affect its business or intellectual property rights.

Others May Assert That FreeMarkets’ Technology Infringes Their Intellectual Property Rights.

FreeMarkets does not believe that it infringes the proprietary rights of others, but FreeMarkets may be subject to infringement claims in the future. The defense of any claims of infringement made against FreeMarkets by third parties could involve significant legal costs and require FreeMarkets’ management to divert time from its business operations. Either of these consequences could have a material adverse effect on its operating results. If FreeMarkets is unsuccessful in defending any claims of infringement, it may be forced to obtain licenses or to pay royalties to continue to use its technology. FreeMarkets may not be able to obtain any necessary licenses on commercially reasonable terms, or at all. If FreeMarkets fails to obtain necessary licenses or other rights, or if these licenses are too costly, its operating results may suffer either from reductions in revenues through its inability to serve customers or from increases in costs to license third-party technology.

Others May Refuse to License Important Technology to FreeMarkets or May Increase the Fees They Charge FreeMarkets for this Technology.

FreeMarkets relies on third parties to provide it with some software and hardware, for which FreeMarkets pays fees. This software has been readily available, and to date, FreeMarkets has not paid significant fees for its use. These third parties may significantly increase their fees or refuse to license their software or provide their hardware to FreeMarkets. While other vendors may provide the same or similar technology, FreeMarkets cannot be certain that it can obtain the required technology on favorable terms, if at all. If FreeMarkets is unable to obtain required technology at a reasonable cost, its growth prospects and operating results may be harmed through impairment of its ability to conduct business or through increased cost.

Future Government Regulation of the Internet and Online Market Services May Add to FreeMarkets’ Operating Costs.

Like many Internet-based businesses, FreeMarkets operates in an environment of tremendous uncertainty as to potential government regulation. FreeMarkets believes that it is not currently subject to direct regulation of online sourcing or supply management, other than regulations generally applicable to all businesses. However, the Internet has rapidly emerged as a sourcing and supply management medium, and governmental agencies have not yet been able to adapt all existing regulations to the Internet environment. Laws and regulations may be introduced and court decisions reached that affect the Internet or other online services, covering issues such as user pricing, user privacy, freedom of expression, access charges, content and quality of products and services, advertising, intellectual property rights and information security. In addition, because FreeMarkets offers its services worldwide and globally facilitates sales of goods to customers, foreign jurisdictions may claim that FreeMarkets is required to comply with their laws. Any future regulation may have a negative impact on FreeMarkets’ business by restricting its method of operation or imposing additional costs.

As a company that conducts a portion of its business over the Internet, it is unclear in which jurisdictions FreeMarkets is actually conducting business. FreeMarkets’ failure to qualify to do business in a jurisdiction that requires it to do so could subject it to fines or penalties, and could result in its inability to enforce contracts in that jurisdiction.

Numerous jurisdictions have laws and regulations regarding the conduct of auctions and the liability of auctioneers. FreeMarkets does not believe that these laws and regulations, which were enacted for consumer protection many years ago, apply to FreeMarkets’ GSM solutions. However, one or more jurisdictions may attempt to impose these laws and regulations on FreeMarkets’ operations in the future.

FreeMarkets May Become Subject to Certain Sales and Other Taxes That Could Adversely Affect Its Business.

The imposition of sales, value-added or similar taxes could diminish FreeMarkets’ competitiveness and harm its business. FreeMarkets does not collect sales or other similar taxes for goods purchased through its online markets. FreeMarkets’ customers are large purchasing organizations that typically manage and pay their own sales and use taxes. However, FreeMarkets may be subject to sales tax collection obligations in the future.

FreeMarkets’ International Operations Subject It to Risks and Uncertainties.

FreeMarkets provides its solutions to international buyers and often has international suppliers use its solutions and participate in its markets. FreeMarkets has locations in Europe, Asia, Australia and South America that serve its customers based abroad, as well as the European, Asian, Australian and South American operations of its multinational customers based in the United States. FreeMarkets may establish similar locations in other parts of the world. FreeMarkets has experienced, and expects to continue to experience, significant costs for its international operations as it adds staff and facilities in foreign countries. These costs, together with the costs of the overhead needed to comply with legal, regulatory and accounting requirements that differ from those in the United States, may reduce FreeMarkets’ operating results. Finally, FreeMarkets’ international operations are subject to disruption from political and economic instability in the countries in which they are located, which may interrupt its ability to conduct business and increase costs.

FreeMarkets is subject to risks associated with currency fluctuations with respect to its international sales and expenditures denominated in foreign currencies. FreeMarkets hedges risks associated with foreign currency transactions in order to minimize the impact of changes in foreign currency exchange rates. FreeMarkets utilizes forward contracts to hedge trade and intercompany receivables and payables. All hedge contracts are marked to market through operations each period. There can be no assurance that such hedging strategy will be successful and that currency exchange rate fluctuations will not have a material adverse effect on its operating results.

FreeMarkets’ Stock Price Is Volatile, Which Could Result In Substantial Losses for Stockholders.

The market price for FreeMarkets’ common stock is highly volatile and subject to wide fluctuations in response to the risks described above and many other factors, some of which are beyond FreeMarkets’ control. The market prices for stocks of Internet companies and other companies whose businesses are heavily dependent on the Internet have generally proven to be highly volatile, particularly over the last three years.

THE STOCKHOLDER MEETINGS

GENERAL

Ariba. We are furnishing this joint proxy statement/prospectus to holders of Ariba common stock in connection with the solicitation of proxies by the Ariba board of directors for use at the annual meeting of stockholders of Ariba to be held on [                    ], 2004, and any adjournment or postponement thereof.

FreeMarkets. We are furnishing this joint proxy statement/prospectus to holders of FreeMarkets common stock in connection with the solicitation of proxies by the FreeMarkets board of directors for use at the special meeting of stockholders of FreeMarkets to be held on [                    ], 2004, and any adjournment or postponement thereof.

This joint proxy statement/prospectus is first being mailed to stockholders of FreeMarkets and Ariba on or about [                    ], 2004. This joint proxy statement/prospectus is also furnished to FreeMarkets stockholders as a prospectus in connection with the issuance by Ariba of shares of Ariba common stock as contemplated by the merger agreement.

DATE, TIME AND PLACE

Ariba. The Ariba annual meeting will be held on [                    ], 2004 at [            ] a.m., local time, at             .

FreeMarkets. The FreeMarkets special meeting will be held on [                    ], 2004 at [            ] a.m., local time, at             .

MATTERS TO BE CONSIDERED AT THE STOCKHOLDER MEETINGS

Ariba. At the Ariba annual meeting and any adjournment or postponement of the annual meeting, Ariba stockholders will be asked to consider and vote upon a proposal to approve the issuance of up to an estimated maximum of approximately 135 million shares of Ariba common stock to the securityholders of FreeMarkets (based on the fully-diluted capitalization of FreeMarkets and on Ariba’s stock price as of the date of this joint proxy statement/prospectus).

Ariba stockholders will also vote on proposals to (a) elect two members of the board of directors, (b) ratify the appointment of KPMG LLP as Ariba’s independent auditors for the fiscal year ending September 30, 2004 and (c) amend Ariba’s current Amended and Restated Certificate of Incorporation to enable Ariba to effect either a 1-for-5 or 1-for-6 reverse split of Ariba’s common stock.

FreeMarkets. At the FreeMarkets special meeting and any adjournment or postponement of the special meeting, FreeMarkets stockholders will be asked to consider and vote upon the adoption of the merger agreement and the approval of the merger.

BOARD OF DIRECTORS’ RECOMMENDATIONS

Ariba. The Ariba board of directors, after careful consideration, has unanimously approved the merger and the merger agreement and the proposed issuance of Ariba common stock in connection with the merger. The Ariba board believes that the merger is advisable and in your best interests and unanimously recommends that you vote FOR the proposed issuance of Ariba common stock in connection with the merger. In addition, the Ariba board of directors unanimously recommends that you vote FOR the election of the two nominees for director, FOR the ratification of KPMG LLP as Ariba’s independent auditors for the fiscal year ending September 30, 2004, and FOR the amendment to Ariba’s current Amended and Restated Certificate of Incorporation in order to enable Ariba to effect either a 1-for-5 or 1-for-6 reverse split of Ariba’s common stock.

FreeMarkets. The FreeMarkets board of directors, after careful consideration, has unanimously approved the merger agreement and the merger and has determined that the merger and the merger agreement are advisable and in the best interests of FreeMarkets and its stockholders. The FreeMarkets board of directors unanimously recommends that you vote FOR the adoption of the merger agreement and the approval of the Merger.

RECORD DATE AND VOTING

Ariba. The committee of the Ariba board empowered to fix the record date, meeting date and location for the Ariba annual meeting has fixed the close of business on [                    ], 2004, as the record date for the determination of Ariba stockholders entitled to notice of and to vote at the Ariba annual meeting.

On the record date, there were outstanding [        ] shares of Ariba common stock, each of which will be entitled to one vote. Pursuant to Ariba’s bylaws, the holders of a majority of the shares of Ariba common stock entitled to vote must be present in person or represented by proxy at the Ariba annual meeting to constitute a quorum.

Shares of Ariba common stock present in person or represented by proxy at the Ariba annual meeting and entitled to vote will be counted for the purposes of determining whether a quorum is present. Abstentions and broker “non-votes” will be counted as present or represented and entitled to vote at the Ariba annual meeting for purposes of determining whether a quorum is present. A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner with respect to the proposal. Abstentions will be included in the number of shares present or represented and voting on each matter. Ariba stockholders are urged to vote their shares by returning the enclosed proxy card marked to indicate their vote.

In order to approve the issuance of the Ariba common stock in the merger, the affirmative vote of a majority of those shares of Ariba common stock cast is required. Directors are elected by a plurality of the affirmative votes cast by those shares present in person or represented by proxy and entitled to vote; accordingly, the nominees for director receiving the highest number of affirmative votes will be elected. In order to ratify the appointment of Ariba’s independent auditors, the affirmative vote of a majority of those shares of Ariba common stock cast is required. In order to approve the reverse stock split, the holders of 66 2/3% of the outstanding shares of Ariba common stock as of the record date and entitled to vote at the annual meeting, must vote in favor of doing so. If an Ariba stockholder fails to submit a proxy or vote at the annual meeting, it will have the same effect as a vote against approval of the reverse stock split. Broker “non-votes” will also have the same effect.

As of the record date, directors and executive officers of Ariba, and their affiliates, collectively beneficially own approximately [        ]% of Ariba common stock and [        ]% of Ariba common stock (including shares deemed beneficially owned as a result of beneficial holders having a right to acquire the shares within 60 days of such date). Pursuant to voting agreements in the form attached to this joint proxy statement/prospectus as Annex B, these directors and executive officers of Ariba, and their affiliates, have agreed to vote their shares in favor of the issuance of Ariba common stock in connection with the merger.

FreeMarkets. FreeMarkets’ board of directors has fixed the close of business on [                    ], 2004, as the record date for the determination of FreeMarkets stockholders entitled to notice of and to vote at the FreeMarkets special meeting.

On the record date, there were outstanding [        ] shares of FreeMarkets common stock, each of which will be entitled to one vote. Pursuant to FreeMarkets’ bylaws, the holders of a majority of the shares of FreeMarkets common stock entitled to vote must be present in person or represented by proxy at the FreeMarkets special meeting to constitute a quorum. The adoption of the merger agreement and the approval of the Merger will require the affirmative vote of the holders of a majority of the outstanding shares of FreeMarkets common stock.

Shares of FreeMarkets common stock present in person or represented by proxy at the FreeMarkets special meeting and entitled to vote will be counted for the purposes of determining whether a quorum is present.

Abstentions and broker “non-votes” will be counted as present or represented and entitled to vote at the FreeMarkets special meeting for purposes of determining whether a quorum is present. A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner with respect to the proposal. Because approval of the adoption of the merger agreement and the approval of the transactions contemplated by the merger agreement requires the affirmative vote of the holders of a majority of the shares of FreeMarkets common stock outstanding as of the record date, an abstention or a broker “non-vote” on these proposals will have the same effect as a vote against these proposals. FreeMarkets stockholders are urged to return the enclosed proxy card marked to indicate their vote.

As of the record date, directors and executive officers of FreeMarkets collectively beneficially own approximately [        ]% of FreeMarkets common stock and [        ]% of FreeMarkets common stock (including shares deemed beneficially owned as a result of beneficial holders having a right to acquire the shares within 60 days of such date). Pursuant to voting agreements in the form attached to this joint proxy statement/prospectus as Annex C, such directors and executive officers of FreeMarkets have agreed to vote their shares in favor of the adoption of the merger agreement and approval of the merger. See “The Merger—Interests of Certain Persons in the Merger.”

VOTING OF PROXIES

Ariba. We request that Ariba stockholders complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to Ariba. Brokers holding shares in “street name” may vote the shares only if the stockholder provides instructions on how to vote with respect to the issuance of Ariba common stock in the merger. Brokers will provide directions to the stockholder on how to instruct the broker to vote the shares. All properly executed proxies that Ariba receives prior to the vote at the Ariba annual meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies or, if no instructions are indicated, (1) to approve the issuance of shares of Ariba common stock as contemplated by the merger agreement, (2) to approve the election of the two directors, (3) to approve the ratification of Ariba’s independent auditors, (4) to approve the reverse split, (5) in favor of granting the named proxies discretionary authority to adjourn the annual meeting and (6) in favor of granting the named proxies discretionary authority to act on other matters as may properly come before the Ariba annual meeting or any adjournment or postponement of the meeting. Ariba’s board does not currently intend to bring any other business before the annual meeting and, so far as Ariba’s board knows, no other matters are to be brought before the annual meeting. If other business properly comes before the annual meeting, the proxies will be voted in accordance with the judgment of the proxyholders.

How to Revoke Your Proxy. You may revoke your proxy at any time before it is exercised at the meeting by taking any of the following actions:

•	delivering to the secretary of Ariba by any means, including facsimile, a written notice bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a proxy relating to the same shares and bearing a date later than the date of the proxy prior to the vote at the meeting; or

•	attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares as of the record date.

FreeMarkets. We request that stockholders of FreeMarkets complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to FreeMarkets. Brokers holding shares in “street name” may vote the shares only if the stockholder provides instructions on how to vote. Brokers will provide directions on how to instruct the broker to vote the shares. All properly executed proxies that

FreeMarkets receives prior to the vote at the FreeMarkets special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies or, if no instructions are indicated, (1) to adopt the merger agreement and approve the merger and (2) in favor of granting the named proxies discretionary authority to act on other matters as may properly come before the FreeMarkets special meeting or any adjournment or postponement of the meeting. FreeMarkets’ board does not currently intend to bring any other business before the special meeting and, so far as FreeMarkets’ board knows, no other matters are to be brought before the special meeting. If other business properly comes before the special meeting, the proxies will be voted in accordance with the judgment of the proxyholders.

How to Revoke Your Proxy. You may revoke your proxy at any time before it is exercised at the meeting by taking any of the following actions:

•	delivering to the secretary of FreeMarkets by any means, including facsimile, a written notice bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a proxy relating to the same shares and bearing a date later than the date of the proxy prior to the vote at the meeting; or

•	attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares as of the record date.

SOLICITATION OF PROXIES AND EXPENSES

Ariba and FreeMarkets will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of this joint proxy statement/prospectus, the accompanying notices of stockholders meetings and any additional soliciting material furnished to the respective stockholders. Ariba and FreeMarkets have retained the services of [                        ] to assist in the solicitation of proxies from both Ariba’s and FreeMarkets’ stockholders. [                        ] will be paid a customary fee for such services by Ariba and FreeMarkets, plus reasonable out-of-pocket expenses. Ariba and FreeMarkets have agreed to indemnify [                        ] against certain liabilities arising out of or in connection with its performance of these services.

In addition to solicitation by mail, the directors, officers, employees and agents of Ariba and FreeMarkets may solicit proxies from their respective stockholders by telephone, facsimile, e-mail or in person. No additional compensation will be paid to these individuals for any such services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

Attending the Annual Meeting

Ariba stockholders are entitled to attend the Ariba annual meeting only if they were a stockholder of Ariba as of the close of business on [                    ], 2004 or they hold a valid proxy for the annual meeting. Ariba stockholders should be prepared to present photo identification for admittance. In addition, if they are a stockholder of record, their name will be verified against the list of record holders on the record date prior to being admitted to the Ariba annual meeting. If they are a beneficial owner of shares held in street name, they should provide proof of beneficial ownership on the record date, such as their most recent brokerage account statement prior to [                    ], 2004, a copy of the voting instruction card provided by their broker, trustee or nominee, or other similar evidence of ownership. If they do not provide photo identification or comply with the other procedures outlined above upon request, they will not be admitted to the annual meeting.

APPRAISAL RIGHTS UNDER DELAWARE GENERAL CORPORATION LAW

If the merger is consummated, a holder of record of FreeMarkets common stock who properly makes a demand for appraisal, as described below, will be entitled to have those shares appraised by the Delaware Court of Chancery under Section 262 of the Delaware General Corporation Law and to receive payment for the “fair value” of those shares, instead of the consideration provided for in the merger agreement. In order to be eligible to receive this payment, however, a FreeMarkets common stockholder must (1) continue to hold his or her shares through the effective time of the merger; (2) strictly comply with the procedures of Section 262; and (3) not vote in favor of the merger agreement. This joint proxy statement/prospectus is being sent to all holders of record of FreeMarkets common stock on the record date for the FreeMarkets special meeting and constitutes notice of the appraisal rights available to those holders under Section 262. All references in this summary of appraisal rights to a “stockholder” or “holder” of shares of FreeMarkets common stock are to the record holder or holders of shares of FreeMarkets common stock.

The statutory right of appraisal granted by Section 262 requires strict compliance with the procedures of Section 262. Failure to follow any of these procedures may result in a termination or waiver of appraisal rights under Section 262. The following is a summary of the principal provisions of Section 262.

The following summary is not a complete statement of Section 262 of the Delaware General Corporation Law, and is qualified in its entirety by reference to Section 262, which is incorporated herein by reference. A copy of Section 262 is attached as Annex G to this joint proxy statement/prospectus.

A holder of FreeMarkets common stock who elects to exercise appraisal rights under Section 262 must not vote in favor of the merger and must deliver a written demand for appraisal of such holder’s shares of FreeMarkets common stock prior to the vote on the merger agreement. A vote against the merger agreement does not constitute a demand for appraisal. The written demand must identify the stockholder of record and state the stockholder’s intention to demand appraisal of his or her shares. All demands should be delivered to [        ] of FreeMarkets, 210 Sixth Avenue, Pittsburgh, Pennsylvania 15222.

Only a record holder of shares of FreeMarkets common stock on the date of making a written demand for appraisal who continuously holds those shares through the effective time of the merger is entitled to seek appraisal. Demand for appraisal must be executed by or for the holder of record and must reasonably inform FreeMarkets of the identity of the stockholder of record. If FreeMarkets common stock is owned of record in a fiduciary capacity by a trustee, guardian or custodian, the demand should be made in that capacity. If FreeMarkets common stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be made by or for all owners of record. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a holder of record; that agent, however, must identify the record owner or owners and expressly disclose in the demand that the agent is acting as agent for the record owner or owners of the shares. If a stockholder holds shares of FreeMarkets common stock through a broker who in turn holds shares of FreeMarkets common stock through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

A record holder such as a broker who holds shares of FreeMarkets common stock as a nominee for beneficial owners, some of whom desire to demand appraisal, must exercise appraisal rights on behalf of those beneficial owners with respect to the shares of FreeMarkets common stock held for those beneficial owners. In that case, the written demand for appraisal should state the number of shares of FreeMarkets common stock covered by it. Unless a demand for appraisal specifies a number of shares, the demand will be presumed to cover all shares of FreeMarkets common stock held in the name of the record owner.

Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply with the statutory requirements with respect to the exercise of appraisal rights before the date of the FreeMarkets special meeting.

Within 10 days after the effective date of the merger, the surviving corporation to the merger is required to send notice of the adoption of the merger agreement to all stockholders who have complied with Section 262 and who have not voted in favor of the merger.

Within 120 days after the effective date of the merger, the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of FreeMarkets common stock held by all stockholders seeking appraisal. A dissenting stockholder must serve a copy of the petition on the surviving corporation. If no petition is filed by either the surviving corporation or any dissenting stockholder within the 120-day period, the rights of all dissenting stockholders to appraisal will cease. Stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file a petition with respect to the appraisal of the fair value of their shares or that the surviving corporation will initiate any negotiations with respect to the fair value of those shares. The surviving corporation is under no obligation to and has no present intention to take any action in this regard. Accordingly, stockholders who wish to seek appraisal of their shares should initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Failure to file the petition on a timely basis will cause the stockholder’s right to an appraisal to cease.

Within 120 days after the effective date of the merger, any stockholder who has complied with subsections (a) and (d) of Section 262 is entitled, upon written request, to receive from the surviving corporation a statement setting forth the total number of shares of FreeMarkets common stock not voted in favor of the merger agreement with respect to which demands for appraisal have been received by the surviving corporation and the number of holders of those shares. The statement must be mailed within 10 days after the surviving corporation has received the written request or within 10 days after the time for delivery of demands for appraisal under subsection (d) of Section 262 has expired, whichever is later.

If a petition for an appraisal is filed in a timely manner, at the hearing on the petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and will appraise the shares of FreeMarkets common stock owned by those stockholders. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the court will determine the fair value of those shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, to be paid, if any, upon the fair value.

Stockholders who consider seeking appraisal should consider that the fair value of their shares under Section 262 could be more than, the same as, or less than, the value of the consideration provided for in the merger agreement without the exercise of appraisal rights. Moreover, Ariba and FreeMarkets do not anticipate that the surviving corporation will offer more than the merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of FreeMarkets common stock is less than the merger consideration. In determining “fair value”, the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc. the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” The Court of Chancery may determine the cost of the appraisal proceeding and assess it against the parties as the Court deems equitable. However, costs do not include attorneys’ and expert witness fees upon application of a dissenting stockholder, the Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding (including, without limitation, reasonable attorney’s fees and the fees and expenses of experts) be charged pro rata against the value of all shares of FreeMarkets common stock entitled to appraisal. In the absence of a court determination or assessment, each party bears its own expenses.

Any stockholder who has demanded appraisal in compliance with Section 262 will not, after the merger, be entitled to vote such stockholder’s FreeMarkets common stock for any purpose or receive payment of dividends or other distributions, if any, on the FreeMarkets common stock, except for dividends or distributions, if any, payable to stockholders of record at a date prior to the effective time of the merger.

A stockholder may withdraw a demand for appraisal and accept the consideration payable pursuant to the merger agreement at any time within 60 days after the effective time of the merger; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the surviving corporation. If an appraisal proceeding is properly instituted, it may not be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and any such approval may be conditioned on the Court of Chancery’s deeming the terms to be just. If, after the merger, a holder of FreeMarkets common stock who had demanded appraisal for such holder’s shares fails to perfect or loses the right to appraisal, those shares will be treated as if they were converted into the consideration payable pursuant to the merger agreement at the time of the merger.

In view of the complexity of these provisions of the Delaware general corporation law, any FreeMarkets stockholder who is considering exercising appraisal rights should consult a legal advisor.

THE MERGER

This section of this joint proxy statement/prospectus describes material aspects of the proposed merger. While we believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to Ariba stockholders and FreeMarkets stockholders. Stockholders should read the entire merger agreement, which is attached as Annex A to this joint proxy statement/prospectus, and the other documents to which we refer, carefully and in their entirety for a more complete understanding of the merger.

GENERAL

The Ariba Board and the FreeMarkets Board each has unanimously approved and adopted the merger agreement and approved the merger. Pursuant to the merger agreement, Fleet Merger Corporation will merge with and into FreeMarkets, with FreeMarkets surviving as a wholly-owned subsidiary of Ariba (the “reverse merger”). As soon as practicable thereafter, FreeMarkets will merge with and into Ariba (the “second-step merger”) (“merger” means the reverse merger and the second-step merger, together). Each share of FreeMarkets common stock issued and outstanding at the effective time of the merger, other than shares for which appraisal rights have been properly demanded and perfected under Delaware law will be exchanged for 2.25 shares of Ariba common stock and $2.00 in cash. Instead of fractional shares of Ariba common stock, FreeMarkets stockholders will receive cash.

BACKGROUND OF THE MERGER

From time to time over the last several years, senior management of each of Ariba and FreeMarkets have reviewed the strategic direction of their businesses and assessed strategic alternatives available to their respective companies. In connection with Ariba’s strategic reviews of its business, in June 2003, Ariba’s Chairman and Chief Executive Officer Robert Calderoni contacted FreeMarkets’ Chief Executive Officer David McCormick and suggested that they meet in order to explore discussions generally and on a preliminary basis about the possibility of a strategic relationship. Messrs. Calderoni and McCormick met on June 11, 2003 and generally discussed the complementary nature of the two companies’ respective businesses and the possible strategic benefits that might result from a strategic relationship of some form, including a business combination. In the weeks following that meeting, Messrs. Calderoni and McCormick spoke by telephone on several occasions and decided to consider pursuing further discussions later in the summer of 2003.

On July 24, 2003, FreeMarkets held its regularly scheduled board meeting. FreeMarkets’ then Chief Financial Officer and a representative of Morgan, Lewis & Bockius LLP, outside counsel to FreeMarkets, attended the meeting. Representatives of Goldman Sachs attended a portion of the meeting and discussed with FreeMarkets’ Board the strategic and competitive challenges and opportunities facing FreeMarkets, including the possibility of a business combination with Ariba or a third party. Among other things, Mr. McCormick described to the FreeMarkets Board his conversations with Mr. Calderoni. While the FreeMarkets Board did not make any decisions with respect to the desirability of a strategic relationship, including a business combination with Ariba, the FreeMarkets Board endorsed further discussions generally and on a preliminary basis between Mr. McCormick and Mr. Calderoni.

On August 25, 2003, Mr. Calderoni and Mr. McCormick met. At that meeting, Mr. Calderoni proposed to Mr. McCormick that the parties explore in more detail the possibility of a business combination in light of the complementary nature of the two businesses. Messrs. Calderoni and McCormick discussed in general the strategic rationale for a transaction, the cost and other synergies that might result from a possible combination, and the integration challenges and leadership issues that such a possible combination might present.

On September 2, 2003, the FreeMarkets Board held a special telephonic meeting to consider whether it was desirable to enter into more detailed discussions regarding a possible combination of the two companies.

FreeMarkets’ then Chief Financial Officer and a representative of Morgan Lewis attended the meeting. After a full discussion, the FreeMarkets Board authorized Mr. McCormick to continue discussions and to consult with Goldman Sachs with respect to such discussions as well as FreeMarkets’ strategic alternatives.

On September 3, 2003, Messrs. Calderoni and McCormick spoke by telephone. Messrs. Calderoni and McCormick discussed generally and on a preliminary basis a variety of possible issues that would be involved in a possible combination, including the form and mix of merger consideration and the management and governance of a combined company.

On September 8, 2003, the FreeMarkets Board held a special telephonic meeting. FreeMarkets’ then Chief Financial Officer, a representative of Morgan Lewis and representatives of Goldman Sachs also attended the meeting. Mr. McCormick updated the FreeMarkets Board on his discussions with Mr. Calderoni. Representatives of Goldman Sachs reviewed with the FreeMarkets Board potential strategic alternatives for FreeMarkets, including a potential business combination with Ariba. The FreeMarkets Board, after a full discussion, expressed confidence in FreeMarkets’ independent business plan but also authorized Mr. McCormick to engage in further discussions with Mr. Calderoni and gather additional information.

Throughout the summer and fall, Mr. Calderoni spoke regularly with the members of Ariba Board to update them on his meetings with Mr. McCormick.

Messrs. Calderoni and McCormick spoke on numerous occasions by telephone in September and October 2003, to discuss further on a preliminary basis the possibility of a business combination and the possible rationale for it. On October 17, 2003, Messrs. Calderoni and McCormick executed a confidentiality agreement and met to discuss their respective businesses and the possibility of a business combination. While no specific proposal was made or discussed, they decided that it would be desirable for each party to consider valuation metrics in order to provide a framework within which the financial terms of a possible business combination could be discussed.

At FreeMarkets’ regularly scheduled board meeting on October 23, 2003, which was attended by various members of FreeMarkets’ management, including its outgoing Chief Financial Officer and its Vice President and Controller, Sean Rollman (who was named Treasurer and Acting Chief Financial Officer), and by a representative of Morgan Lewis, Mr. McCormick updated the FreeMarkets Board on his discussions with Mr. Calderoni. The FreeMarkets Board reaffirmed its support for FreeMarkets’ independent business plan, but also authorized Mr. McCormick to continue discussions with Mr. Calderoni. At that meeting, in a session in which only the independent members of the FreeMarkets Board and outside counsel participated, the independent members of the FreeMarkets Board discussed the importance of attracting and retaining outstanding executives, particularly in a time of uncertainty. The independent directors noted that discussions concerning a potential business combination could be disruptive and distracting to the senior management. In order to avoid the risks of any such disruption and in furtherance of the objective of attracting and retaining an outstanding management team, the independent directors concluded that it would be in the best interests of FreeMarkets and its stockholders for FreeMarkets to implement a plan that would provide some protection to senior executives who were actually or constructively terminated following a change of control of FreeMarkets. The independent directors unanimously agreed on the parameters of such a plan, and authorized the FreeMarkets Compensation Committee to develop such a plan to be presented to the FreeMarkets Board for its consideration.

At Ariba’s regularly scheduled board meeting on October 30, 2003, which was attended by various members of Ariba’s management, Mr. Calderoni updated the Ariba Board on his discussions with Mr. McCormick and discussed the rationale, valuation and other aspects of a potential transaction with FreeMarkets. The Ariba Board recommended that Mr. Calderoni continue such discussions. Furthermore, on October 30, 2003, James W. Frankola, Ariba’s Executive Vice President and Chief Financial Officer, met with representatives of Morgan Stanley to discuss a potential business combination with FreeMarkets.

On November 5, 2003, the Ariba Board held a special telephonic meeting at which the proposed transaction was discussed. Mr. Calderoni updated the Ariba Board on senior management’s preliminary analysis of the strategic rational and potential benefits and risks of a proposed transaction and the possible valuation ranges of such a transaction. The Ariba Board recommended that Mr. Calderoni continue discussions with Mr. McCormick.

In late October and early November 2003, Mr. Calderoni and Mr. McCormick had numerous telephone conversations regarding a possible combination, and agreed to meet in person on November 12, 2003 to further discussions. On November 12, Mr. Calderoni and Mr. Frankola met with Mr. McCormick. Representatives of Goldman Sachs and Morgan Stanley and a representative of Morgan Lewis also attended this meeting. At the meeting, the participants discussed possible merger consideration terms as well as representation on the Ariba Board following a combination. Mr. Calderoni also presented a proposed timeline for the transaction. Following the meeting, the financial advisors to the companies engaged in a series of telephone conversations to further discuss financial terms and other issues relating to a possible combination.

On November 24, 2003, FreeMarkets’ Board held a special meeting by conference telephone. A representative of Morgan Lewis and representatives of Goldman Sachs attended the meeting. Outside counsel gave a presentation to the FreeMarkets Board on the fiduciary duties of directors under Delaware law in the context of the FreeMarkets Board’s consideration of a potential business combination. Representatives of Goldman Sachs described their ongoing discussions with Morgan Stanley regarding financial and other terms, and also discussed with the FreeMarkets Board other strategic alternatives. After extensive discussion, the FreeMarkets Board authorized management to engage in further discussions with Ariba to determine whether a business combination with Ariba could be possible on terms satisfactory to FreeMarkets. The FreeMarkets Board also approved a Change of Control Separation Plan that was recommended to it by its Compensation Committee.

Representatives of Goldman Sachs and Morgan Stanley, on behalf of their respective clients, engaged in numerous conversations during the last half of November and the first week of December 2003, with the focus of the discussions being on the financial terms of a possible business combination. FreeMarkets’ Board held a special meeting by conference telephone on December 8, 2003. A representative of Morgan Lewis and representatives of Goldman Sachs attended the meeting. The purpose of the meeting, in addition to a discussion of the proposed business combination with Ariba, was to consider the acquisition by FreeMarkets of the auction services assets of Covisint LLC. The FreeMarkets Board approved that transaction and also discussed the most recent interactions between Goldman Sachs and Morgan Stanley regarding a business combination with Ariba. The FreeMarkets Board discussed generally the value, terms, leadership, combined board composition and timeline of a potential business combination with Ariba. Outside counsel discussed with the FreeMarkets Board the fiduciary duties of directors under Delaware law, and representatives of Goldman Sachs discussed the financial aspects of a possible business combination as well as the possibility of proposals from third parties other than Ariba. At the conclusion of the meeting, the FreeMarkets Board authorized additional negotiation with Ariba.

On December 9 and 10, 2003, representatives of Goldman Sachs had numerous telephone conversations with representatives of Morgan Stanley concerning the financial and other terms of a possible combination and board composition. On December 10, 2003, Mr. Calderoni and Mr. McCormick had a conversation about financial terms, board composition and leadership issues. On December 12, 2003 and December 18, 2003 management personnel from Ariba and Mr. Rollman of FreeMarkets, along with their respective financial and legal advisors, participated in conference calls to discuss the due diligence process.

On December 16, 2003, the Ariba Board held a special telephonic meeting to discuss the status of discussions between Ariba and FreeMarkets. Management representatives provided an update on the discussions between the parties, the plan for due diligence reviews by both companies, and an outline of additional actions if the parties chose to continue to explore a business combination. In addition, management reviewed for the Ariba Board the strategic rationale for a possible business combination. Morgan Stanley reviewed for the Ariba Board the financial aspects of a potential business combination at various valuation levels. After an extensive discussion, the Ariba Board encouraged management to continue to explore a possible business combination with FreeMarkets.

Throughout the remainder of December, Ariba and FreeMarkets exchanged information and materials during their due diligence reviews. Mr. McCormick had numerous individual telephone conversations with members of FreeMarkets’ Board during this period. In the last week of December, senior executives of both companies met to discuss strategic, leadership, and operational issues regarding a business combination. On December 30, 2003, Gunderson Dettmer presented Morgan Lewis with an initial draft of a merger agreement.

On January 5 and 6, 2004, management personnel of Ariba and FreeMarkets, along with their respective financial and legal advisors, held extensive due diligence meetings at which each company presented information about itself and answered questions of the other party.

On January 7, 2004, Ariba’s Board met to discuss the possible business combination with FreeMarkets. Senior management of Ariba provided the Ariba Board with a summary of the status of discussions with FreeMarkets and a detailed review of the strategic rationale for the possible combination as well as the risks associated with the possible combination of the two companies. Outside counsel discussed with the Ariba Board, among other things, the terms and conditions of the proposed combination included in the initial draft of the merger agreement, likely areas of negotiation between the parties, an overview of the regulatory aspects of a possible combination and the fiduciary duties of the Ariba Board under Delaware law in the context of a possible business combination of this nature. Following extensive discussion, the Ariba Board endorsed continuing further negotiations regarding the possible combination. At the meeting, the Ariba Board also discussed with senior management and Morgan Stanley the potential benefits and issues relating to a reverse split of Ariba’s common stock.

Following January 6 and throughout the week of January 12, 2004, management personnel of Ariba and FreeMarkets, along with their respective financial advisors, held additional financial due diligence meetings. From January 13, 2004 through January 19, 2004, the parties and their respective legal and financial advisors held numerous meetings and conversations to continue their respective due diligence reviews, discuss operational, leadership and strategy issues of a combined company and to negotiate the terms and conditions of the merger agreement and related ancillary documents.

FreeMarkets’ Board held a special meeting by conference telephone on January 19, 2004. Mr. Rollman attended the meeting, as did representatives of Goldman Sachs and Morgan Lewis. Outside counsel discussed with the FreeMarkets Board the fiduciary duties of directors under Delaware law. Messrs. McCormick and Rollman gave a detailed presentation of the business and financial due diligence that had been conducted of Ariba. Outside counsel gave a detailed presentation of the legal due diligence that had been conducted and also summarized the issues being negotiated in the merger agreement and the related ancillary agreements. Representatives of Goldman Sachs discussed the financial terms of the proposed transaction. At the completion of this meeting, the FreeMarkets Board authorized management to continue negotiating the terms of the possible merger.

On January 19, 2004, Ariba’s Board held a special telephonic meeting to discuss the possible business combination. Senior management updated the Ariba Board generally on the status of the negotiations and provided a detailed summary of the ongoing operational, commercial, financial, accounting, engineering, technical, and human resource due diligence reviews of FreeMarkets. Outside legal counsel reviewed with the Ariba Board the legal due diligence review results, the principal terms and conditions of the then current draft of the merger agreement and related ancillary agreements, outstanding material issues under the merger agreement and the Ariba Board’s fiduciary duties under Delaware law. Morgan Stanley discussed further with the Ariba Board financial aspects of the proposed business combination. Following discussion, the Ariba Board supported continuing negotiations with FreeMarkets.

Negotiations and due diligence reviews continued during the week of January 19, 2004. During this week, Ariba also presented FreeMarkets with drafts of employment agreements and transition agreements for certain senior executives of FreeMarkets, and Mr. Calderoni and Mr. McCormick discussed the terms of those agreements. On January 22, 2004, FreeMarkets held its regularly scheduled board meeting. Representatives of Goldman Sachs and a representative of Morgan Lewis attended that meeting, as did Mr. Rollman. Outside counsel discussed with the FreeMarkets Board the fiduciary duties of directors under Delaware law. Outside counsel then described the results of additional legal due diligence that had been conducted, and Messrs. McCormick and Rollman discussed the results of additional financial and business due diligence. Outside counsel described in detail the terms of the merger agreement and the related ancillary agreements. Goldman Sachs then presented a financial analysis of the business combination and described the assumptions, considerations and limitations that would underlie any fairness opinion that might be rendered. Mr. McCormick discussed the employment offers that had been made to three senior executives of the Company, and transition agreements that may be entered into with other executives. Following these discussions, the independent directors met with outside counsel to further discuss the issues being negotiated. At the conclusion of the meeting, the FreeMarkets Board authorized management to continue to negotiate the terms of the transaction.

Negotiations continued throughout the day and evening of January 22, 2004. Senior management of both companies and their respective legal and financial advisors spoke by telephone numerous times to attempt to resolve the remaining outstanding issues, including issues relating to valuation and employment agreements. In the evening of January 22, the FreeMarkets Board held a special meeting by conference telephone. A representative of Morgan Lewis and representatives of Goldman Sachs attended the meeting. At that meeting, Mr. McCormick reported on the proposed resolution of the outstanding issues between the parties. Representatives of Goldman Sachs presented a financial analysis with respect to the business combination and delivered the oral opinion of Goldman Sachs, subsequently confirmed in writing, that, as of the date of such opinion and based upon and subject to the considerations, assumptions and limitations set forth in the opinion and based upon such other matters as Goldman Sachs considered relevant, the stock consideration and the cash consideration to be received by holders of FreeMarkets’ common stock, taken in the aggregate, pursuant to the merger agreement, was fair from a financial point of view to such holders. After further deliberation, the FreeMarkets Board unanimously determined that the merger is fair to, and in the best interests of, FreeMarkets and its stockholders, and declared the merger to be advisable, approved the merger agreement and the related ancillary agreements. The FreeMarkets Board also amended the FreeMarkets Rights Plan to exclude from its operation the proposed merger with Ariba, and resolved to recommend that the stockholders of FreeMarkets approve and adopt the merger agreement and approve the merger, and directed that such matters be submitted to FreeMarkets’ stockholders at a meeting to be held pursuant to the terms of the merger agreement.

Also in the afternoon and evening of January 22, 2004, the Ariba Board met at a regularly scheduled meeting. As part of the meeting, senior management provided the Ariba Board with a summary of the remaining outstanding issues to be resolved, including valuation, regarding the possible combination. Later in the meeting, senior management reported the resolution of the issues to the Ariba Board. Outside counsel then further reviewed with the Ariba Board the material terms and conditions of the merger agreement and related ancillary agreements. Senior management also provided the Ariba Board with a detailed summary of the employment agreements to be entered into in connection with the merger. Morgan Stanley presented a financial analysis of the merger. Morgan Stanley then delivered its opinion, subsequently confirmed in writing, that as of January 22, 2004, and subject to and based on the assumptions and other considerations set forth in its written opinion, the consideration to be paid by Ariba of 2.25 shares of Ariba common stock and $2.00 cash for each share of FreeMarkets pursuant to the merger agreement was fair to Ariba from a financial point of view.

The Ariba Board then reviewed with management the communications plan regarding the announcement of the merger. Following discussion, the Ariba Board unanimously approved the merger agreement and related agreements and the issuance of Ariba common stock in the merger. The Ariba Board also determined to recommend to Ariba stockholders approval of the issuance of shares of Ariba common stock in the merger.

The merger agreement and related transaction documents were signed by the parties early in the morning on January 23, 2004. Ariba and FreeMarkets jointly announced the merger on the morning of January 23, 2004.

REASONS FOR THE MERGER; RECOMMENDATIONS OF BOARDS OF DIRECTORS

Ariba’s Reasons for the Merger. The Ariba Board unanimously approved the merger agreement and merger and determined to recommend that Ariba stockholders approve the issuance of Ariba common stock in the merger. The decision by Ariba’s Board was based on several potential benefits of the merger that it believes will contribute to the future success of the combined company. These potential benefits include:

•	increasing the demand for Ariba’s products and services, by offering an expanded and integrated set of solutions, that combines complementary software, services and category-specific domain knowledge;

•	expanding Ariba’s global reach through the addition of FreeMarkets’ operations in Europe and Asia to increase its ability to sell products and enhance its global supply market knowledge;

•	enhancing management team depth through the addition of FreeMarkets’ senior management personnel;

•	achieving significant potential cost savings, through consolidation of redundant facilities, personnel and overhead; and

•	selling additional products and services to the existing customers of each company.

Ariba’s Board reviewed a number of factors in evaluating the merger, including, but not limited to, the following:

•	historical information concerning Ariba’s and FreeMarkets’ respective businesses, financial performance and condition, operations, technology and management;

•	Ariba’s management’s view of the financial condition, results of operations, businesses and future prospects of Ariba and FreeMarkets before and after giving effect to the merger and the Ariba board’s determination of the merger’s effect on stockholder value;

•	current financial market conditions and historical market prices, volatility and trading information;

•	other potential strategic opportunities for Ariba;

•	FreeMarkets senior management personnel entering into new employment agreements;

•	the consideration FreeMarkets stockholders will receive in the merger in light of comparable merger transactions;

•	the opinion of Morgan Stanley & Co. Incorporated (Morgan Stanley) that, as of the date of its opinion, and subject to and based upon the assumptions and the considerations set forth in its written opinion, the consideration of 2.25 shares of Ariba common stock and $2.00 cash for each share of FreeMarkets common stock to be paid by Ariba pursuant to the merger agreement was fair to Ariba from a financial point of view. The full text of Morgan Stanley’s opinion is attached as Annex E to this joint proxy statement/prospectus. This opinion should be read in its entirety. Please refer to the section of the joint proxy statement/prospectus entitled “Opinions of Financial Advisors—Opinion of Ariba’s Financial Advisor” beginning on page 57;

•	the terms and conditions of the merger agreement and related agreements, including the mix of cash and Ariba common stock to be paid to FreeMarkets’ stockholders;

•	the belief that the terms of the merger agreement and related agreements are reasonable;

•	the anticipated impact of the merger on Ariba’s customers and employees; and

•	the results of the due diligence investigation as to FreeMarkets conducted by Ariba’s management, and its financial, accounting and legal advisors.

The Ariba Board also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including the following:

•	the risk that the potential benefits and synergies, including cost savings, of the merger may not be realized;

•	the possibility that the merger may not be consummated, even if approved by Ariba’s and FreeMarkets’ stockholders;

•	the potential loss of revenues and business opportunities for Ariba as a result of initial confusion in the marketplace for Ariba’s and FreeMarkets’ products following the announcement of the merger, and the possible exploitation of such confusion by Ariba’s and FreeMarkets’ competitors;

•	the negative impact on Ariba’s earnings as a result of accounting charges, in particular the ongoing amortization of acquired intangible assets and deferred compensation and uncertainty of the perception of the reduced earnings in the financial community, including among investors and stockholders;

•	the general difficulty in combining the operations of two geographically separate companies;

•	the risk of management and employee disruption associated with merging two large organizations, including the risk that despite the efforts of the combined company, key technical, sales and management personnel might not remain employed by the combined company, especially given the competition for quality personnel in the industry, particularly in Ariba’s and FreeMarkets’ geographical locations; and

•	other applicable risks described in this joint proxy statement/prospectus under “Risk Factors.”

Recommendation of Ariba’s Board of Directors. Ariba’s board concluded that certain of these risks were unlikely to occur, while others could be avoided or mitigated by the combined company, and that, on balance, the merger’s potential benefits to Ariba and its stockholders outweighed the potential risks. The discussion of the information and factors considered by Ariba’s board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, Ariba’s board did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determination.

For the reasons discussed above, Ariba’s board of directors has unanimously approved the merger agreement and unanimously recommends approval of the issuance of shares of Ariba common stock as contemplated by the merger agreement.

FreeMarkets’ Reasons for the Merger. FreeMarkets’ board has unanimously approved the merger agreement and has determined that the merger agreement and the merger are fair to and in the best interests of FreeMarkets and its stockholders, and that the merger is advisable. In reaching its decision, the FreeMarkets Board identified a number of reasons for, and potential benefits to, FreeMarkets and its stockholders of the merger, including those listed below:

•	By combining FreeMarkets’ expertise and technology with Ariba’s software and services, the combined company will be better positioned to offer customers a complete solution for their spend management needs.

•	The combined company will be positioned to realize significant cost synergies in many functional areas.

•	The customer bases of the two companies do not overlap to a significant extent, presenting the combined company with an opportunity to cross-sell solutions to each customer base.

•	The combined company will have greater research and development, marketing and financial resources than FreeMarkets has as an independent entity.

•	FreeMarkets’ stockholders will have the opportunity to participate in the potential growth of the combined company after the merger, but also will receive part of the consideration in cash.

•

The transaction represents a 31% premium over the closing price of FreeMarkets common stock on January 21, 2004 (one full trading day preceding announcement), a 39% premium over the average price of FreeMarkets common stock in the one-month period preceding the date of announcement, a 56% premium over the average price of FreeMarkets common stock in the two-month period preceding the date of announcement, and a 55% premium over the average price of FreeMarkets common stock in the twelve-month period preceding the date of announcement.

In reaching its decision to approve the merger agreement and to recommend that the FreeMarkets stockholders adopt the merger agreement and approve the merger, the FreeMarkets Board consulted with FreeMarkets’ senior management, its legal counsel and its financial advisor, reviewed a significant amount of information, and considered the following material factors:

(i)	the potential benefits of the merger described above;

(ii)	the value of the consideration to be received by FreeMarkets’ stockholders in the merger, as well as the fact that stockholders will receive a portion of this consideration in cash;

(iii)	the fact that FreeMarkets stockholders will have the opportunity to receive a premium over the trading value of FreeMarkets common stock as of the date of announcement, and will also share in the potential benefits of equity ownership in the combined company;

(iv)	the financial market conditions, historical and current market prices, volatility and trading information with respect to FreeMarkets common stock and Ariba common stock;

(v)	information concerning FreeMarkets’ and Ariba’s respective businesses, financial condition, operating results, technology, software, services and future growth prospects, including information from public reports filed with the SEC by each company during the most recent fiscal year and fiscal quarter;

(vi)	FreeMarkets’ management’s view of the businesses, financial condition, operating results and competitive position of FreeMarkets and Ariba before and after the merger, based on, among other things, the results of the due diligence conducted on Ariba, market data, and management’s knowledge of the industry;

(vii)	the terms and conditions of the merger agreement, including:

•	the non-solicitation provision and the ability of FreeMarkets, under certain circumstances, to engage in discussions with, and provide confidential information to, a person who has proposed an alternative transaction that constitutes a superior proposal;

•	the right of FreeMarkets’ Board to terminate the merger agreement and accept a superior proposal under certain circumstances;

•	the conditions to each party’s obligation to consummate the merger;

•	the definition of “material adverse effect” and the limited conditions under which Ariba is entitled to terminate the merger agreement; and

•	the constraints on each company’s conduct of their respective businesses pending completion of the merger;

(viii)	FreeMarkets’ prospects as an independent company;

(ix)	the possibility that third parties would seek to enter into a business combination with FreeMarkets;

(x)	the fact that the merger has been structured to enable FreeMarkets’ stockholders to defer federal income taxation on the stock portion of the consideration they receive;

(xi)

the oral opinion of Goldman Sachs, subsequently confirmed in writing, that as of the date of such opinion and based upon and subject to the considerations, assumptions and limitations set forth in the opinion and based upon such other matters as Goldman Sachs considered relevant, the stock consideration and cash consideration to be received by holders of FreeMarkets common stock, taken in the aggregate, pursuant to the merger agreement, was fair from a financial point of view to such holders. A copy of this written opinion is attached to this joint proxy statement/prospectus as Annex F. This written opinion should be read in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Goldman Sachs in connection with its opinion. Please refer to the section of this joint proxy statement/prospectus entitled “Opinions of Financial Advisors—Opinion of FreeMarkets’ Financial Advisor” beginning on page 64; and

(xii)	the impact of the merger on FreeMarkets’ customers, business partners and employees.

FreeMarkets’ Board also considered the following potentially negative material factors in its deliberations concerning the merger:

(i)	the risk that the merger might not be consummated;

(ii)	the risk that the potential benefits anticipated as a result of the merger do not materialize or are substantially delayed;

(iii)	the effect of the public announcement of the merger on FreeMarkets’ customers, revenues, results of operations, and ability to attract and retain its employees;

(iv)	the charges to be incurred in connection with the merger, including, but not limited to, the costs of integrating the businesses and the transaction expenses arising from the merger;

(v)	the volatility of the trading price of Ariba common stock, including the fact that the stock portion of the consideration to be received by FreeMarkets stockholders is fixed and may decline in value between announcement and consummation of the merger;

(vi)	the terms of the merger agreement regarding FreeMarkets’ right to consider alternative acquisition proposals and the amount and terms of the termination fee;

(vii)	the risk that despite the efforts of the management of the combined company, key employee and/or customer relationships will not be sustained following consummation of the merger; and

(viii)	the other risks associated with the merger and the business of Ariba described in the section of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 20.

After extensive deliberation, the FreeMarkets Board concluded that the potential benefits of the merger outweighed the risks associated with the merger.

In view of the wide variety of factors considered by the FreeMarkets Board and the complexity of the issues that were considered, the FreeMarkets Board did not consider it practicable, and did not attempt to, rank or otherwise assign relative weights to, the foregoing factors. Instead, the FreeMarkets Board made its decision based on the totality of the information it considered and determined that the material factors, taken as a whole, supported its recommendation of the merger.

In considering the recommendation of the FreeMarkets Board to approve the merger agreement and the merger, FreeMarkets stockholders should be aware that certain officers and directors of FreeMarkets have certain interests in the merger that are different from the interests of FreeMarkets stockholders generally. The FreeMarkets Board was aware of these interests and considered them in approving the merger agreement and the merger. Please refer to the section of this joint proxy statement/prospectus entitled “Interests of Certain Persons in the Merger” beginning on page 73.

OPINIONS OF FINANCIAL ADVISORS

Opinion of Ariba’s Financial Advisor. Under an engagement letter dated as of January 9, 2004, Ariba retained Morgan Stanley to provide it with financial advisory services and a financial opinion letter in connection with the merger. At the meeting of Ariba’s Board of Directors on January 22, 2004, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, to the effect that, as of January 22, 2004 and subject to and based upon the assumptions and other considerations set forth in its written opinion, the consideration of 2.25 shares of Ariba and $2.00 cash for each share of FreeMarkets common stock to be paid by Ariba pursuant to the merger agreement was fair to Ariba from a financial point of view.

The full text of the written opinion of Morgan Stanley, dated as of January 22, 2004, is attached as Annex E to this joint proxy statement/prospectus. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. Ariba recommends that you read the entire opinion carefully. Morgan Stanley’s opinion is directed to Ariba’s Board of Directors and addresses only the fairness, from a financial point of view, of the consideration pursuant to the merger agreement to be paid by Ariba as of the date of the opinion. It does not address any other aspects of the merger and does not constitute a recommendation to any holder of Ariba common stock as to how such stockholder should vote with respect to the merger or any matter. The summary of the opinion of Morgan Stanley set forth in this document is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of FreeMarkets and Ariba, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning FreeMarkets and Ariba, prepared by the managements of FreeMarkets and Ariba, respectively;

•	reviewed certain financial forecasts prepared by the managements of FreeMarkets and Ariba, respectively;

•	discussed certain strategic, financial and operational benefits anticipated from the merger with the management of FreeMarkets and Ariba and reviewed estimates of the financial benefits including cost savings anticipated from the merger prepared by the managements of FreeMarkets and Ariba, respectively;

•	reviewed the pro forma impact of the merger on the combined company’s financial performance, including earnings per share;

•	discussed the past and current operations and financial condition and the prospects of FreeMarkets and Ariba with senior executives of FreeMarkets and Ariba;

•	reviewed the reported prices and trading activity for FreeMarkets common stock and Ariba common stock;

•	compared the financial performance of FreeMarkets and Ariba and the prices and trading activity of the FreeMarkets common stock and Ariba common stock with that of certain other comparable publicly-traded companies and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	discussed with the management of Ariba its strategic rationale for the merger and certain alternatives to the merger;

•	participated in discussions and negotiations among representatives of FreeMarkets and Ariba and their financial and legal advisors;

•	reviewed the merger agreement and certain related documents; and

•	performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

In delivering its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the financial forecasts and internal financial statements, including certain estimates relating to the strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of FreeMarkets and Ariba, respectively. In addition, Morgan Stanley assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement, including, among other things, that the merger would be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986, as amended.

Morgan Stanley relied upon, without independent verification, the assessment by the managements of FreeMarkets and Ariba of: (i) the strategic, financial and other benefits expected to result from the merger; (ii) the timing and risks associated with the integration of FreeMarkets and Ariba; (iii) their ability to retain key employees of FreeMarkets and Ariba, respectively and (iv) the validity of, and risks associated with, FreeMarkets’ and Ariba’s existing and future technologies, intellectual property, products, services and business models. Morgan Stanley did not make any independent valuation or appraisal of the assets, liabilities or technology of FreeMarkets and Ariba, nor was it furnished with any such appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, January 22, 2004.

The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

FreeMarkets

Trading Range Analysis. Morgan Stanley reviewed the range of closing prices of FreeMarkets common stock for various periods ending on January 22, 2004, the last full trading day prior to the public announcement of the merger. Morgan Stanley observed the following:

Period Ending January 22, 2004	Range of Closing Prices
After October 28, 2003 (first trading day after FreeMarkets’ Q3’FY03 earnings announcement)	$5.41 – $8.54
Last Twelve Months	$4.03 – $9.73

Based on Ariba’s common stock price per share of $3.70 as of January 22, 2004 and the consideration pursuant to the merger agreement, Morgan Stanley noted that the implied value per share of FreeMarkets common stock was $10.33. Morgan Stanley also noted that the price per share of FreeMarkets common stock was $8.41 on January 22, 2004.

Comparable Company Trading Analysis. Morgan Stanley compared certain financial information of FreeMarkets with publicly available revenue and earnings estimates for other companies that shared similar business characteristics of FreeMarkets. In addition to Ariba and FreeMarkets, the following is a list of those companies:

ERP Software:

•	Siebel Systems, Inc.

•	SAP Corporation

•	Oracle Corporation

•	PeopleSoft, Inc.

Market Segment Leaders:

•	FileNet Corporation

•	TIBCO Software Inc.

•	Business Objects S.A.

•	BMC Software, Inc.

•	Cognos Incorporated

•	Hyperion Solutions Corporation

Supply Chain Software:

•	Manugistics Group, Inc.

•	Manhattan Associates, Inc.

•	i2 Technologies, Inc.

•	Agile Software Corporation

•	MatrixOne, Inc.

IT Services:

•	Keane, Inc.

•	Hewitt Associates, Inc.

•	Exult, Inc.

•	Accenture Ltd.

•	Affiliated Computer Services, Inc.

•	Watson Wyatt & Company Holdings

For purposes of this analysis, Morgan Stanley analyzed the following statistics of each of these companies for comparison purposes:

•	the ratio of aggregate value, defined as market capitalization plus total debt less cash and cash equivalents, to estimated calendar year 2004 revenues (based on publicly available Institutional Brokerage Estimate System, or I/B/E/S (a data service that compiles earnings estimates of securities research analysts), consensus revenue estimates); and

•	the ratio of price to estimated calendar year 2004 earnings (based on publicly available I/B/E/S consensus earnings estimates).

Based on its review of the relevant metrics and financial multiples for each of the comparable companies, Morgan Stanley selected a representative range of multiples and applied this range of multiples to the relevant FreeMarkets financial statistic to calculate an implied value per share of FreeMarkets common stock. Morgan Stanley utilized selected publicly available equity research estimates for FreeMarkets calendar year 2004 revenues and earnings (available as of January 22, 2004). Additionally, Morgan Stanley also analyzed the implied value per FreeMarkets share implied by a 10%-50% control premium. Based on FreeMarkets’ current outstanding shares and options and taking into account these analyses, Morgan Stanley calculated the implied value per FreeMarkets share as of January 22, 2004 as follows:

Calendar Year 2004 Financial Statistic	FreeMarkets Financial Statistic	Comparable Company Multiple Range	Implied Value Per Share for FreeMarkets
Aggregate Value to Estimated Revenues	$154	1.0x – 2.0x	$5.79 – $ 8.91
With 10% - 50% control premium			$6.37 – $13.37
Price to Estimated Earnings	$0.22	25.0x – 40.0x	$5.61 – $ 8.98
With 10% - 50% control premium			$6.17 – $13.46

Morgan Stanley noted that based on Ariba’s common stock price per share as of January 22, 2004 and the consideration pursuant to the merger agreement, the implied value per share of FreeMarkets common stock was $10.33. No company utilized in the comparable company analysis is identical to FreeMarkets.

In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of FreeMarkets, such as the impact of competition on the businesses of FreeMarkets and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of FreeMarkets or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using peer group data.

Precedent Transactions Analysis. Morgan Stanley compared publicly available statistics for 11 selected transactions involving public companies in the technology industry where the acquiror and/or target was domiciled in the United States and in which the transaction value based on fully-diluted equity value was greater than or equal to $500 million.

For each of these transactions, Morgan Stanley analyzed the premiums paid to share price one day prior to announcement and the 30-day average historical exchange ratio prior to the announcement of each of the transactions. Based on this analysis, Morgan Stanley applied a representative range of premiums to the relevant financial statistic for FreeMarkets to calculate an implied value per share of FreeMarkets common stock.

Financial Statistic	Precedent Transaction Statistic Range	Implied Value Per Share Based on Precedent Statistics
FreeMarkets’ common stock price as of January 22, 2004 ($8.41)	10% – 50%	$9.25 – $12.62
30 Day average exchange ratio for period ending January 22, 2004 (2.142x)	15% – 40%	$9.11 – $11.09

No company or transaction utilized in the analysis of stock price premiums paid is identical to Ariba or FreeMarkets or the merger. In evaluating the precedent acquisition transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of Ariba and FreeMarkets, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared.

Relative Contribution Analysis. Morgan Stanley compared Ariba and FreeMarkets stockholders’ respective percentage ownership of the combined company to Ariba’s and FreeMarkets’ respective percentage contribution (and the implied ownership based on such contribution) to the combined company using revenue, gross profit, operating income and net income, based on actual results and selected publicly available equity research estimates for both Ariba and FreeMarkets. This analysis showed the following:

	Implied Pro Forma Ownership of the Combined Company by
	Ariba	FreeMarkets
Revenue
Calendar Year 2002 Actual	59%	41%
Calendar Year 2003 Estimated	62%	38%
Calendar Year 2004 Estimated	62%	38%
Gross Profit
Calendar Year 2002 Actual	64%	36%
Calendar Year 2003 Estimated	68%	32%
Calendar Year 2004 Estimated	67%	33%
Operating Income
Calendar Year 2002 Actual	68%	32%
Calendar Year 2004 Estimated	63%	37%
Net Income
Calendar Year 2002 Actual	67%	33%
Calendar Year 2004 Estimated	61%	39%

Morgan Stanley calculated the implied pro forma ownership of the combined company by FreeMarkets stockholders as approximately 28% based on the exchange ratio of 2.25 pursuant to the merger agreement and approximately 32% based on an all-stock equivalent exchange ratio implied by the aggregate of the stock and cash consideration.

Ariba

Trading Range Analysis. Morgan Stanley reviewed the range of closing prices of Ariba common stock for various periods ending on January 22, 2004, the last full trading day prior to the public announcement of the merger. Morgan Stanley observed the following:

Period Ending January 22, 2004	Range of Closing Prices
Last 30 Trading Days	$2.70 – $4.00
Last Twelve Months	$2.27 – $4.00

Morgan Stanley noted that the price per share of Ariba common stock as of January 22, 2004 was $3.70.

Comparable Company Analysis. Using the same companies as described above, Morgan Stanley compared certain financial information of Ariba with publicly available revenue and earnings estimates for other companies that shared similar business characteristics of Ariba.

Based on its review of the relevant metrics and financial multiples for each of the comparable companies, Morgan Stanley selected a representative range of multiples and applied this range of multiples to the relevant Ariba financial statistic to calculate an implied value per share of Ariba common stock. Morgan Stanley utilized selected publicly available equity research estimates for Ariba calendar year 2004 revenues and earnings (available as of January 22, 2004). Based on Ariba’s current outstanding shares and options and taking into account these analyses, Morgan Stanley calculated the implied value per Ariba share as of January 22, 2004 as follows:

Calendar Year 2004 Financial Statistic	Ariba Financial Statistic	Comparable Company Multiple Range	Implied Value Per Share for Ariba
Aggregate Value to Estimated Revenues	$242	1.5x – 3.5x	$2.11 – $3.77
Price to Estimated Earnings	$0.06	30.0x – 50.0x	$1.68 – $2.79

Morgan Stanley noted that the price per share of Ariba common stock as of January 22, 2004 was $3.70.

No company utilized in the comparable company analysis is identical to Ariba. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Ariba, such as the impact of competition on the businesses of Ariba and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Ariba or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using peer group data.

Discounted Equity Value Analysis. Morgan Stanley calculated a range of present equity values per share for Ariba on a standalone basis. To calculate the discounted equity value, Morgan Stanley used a range of calendar year 2005 earnings estimates and applied a range of price to earnings multiples based on selected publicly available equity research estimates to these earnings estimates. Morgan Stanley calculated the calendar year 2005 earnings estimates by applying a range of revenue growth and operating margin assumptions.

Morgan Stanley applied an illustrative 15% discount rate to these ranges of calendar year 2005 implied prices. The following table summarizes Morgan Stanley’s analysis:

Financial Statistic	Ariba Financial Statistic (Range of Calendar Year 2005 Earnings Estimates)	Calendar Year 2004 Price to Earnings Multiple	Discount Rate	Implied Value Per Share of Ariba
2005 Estimated Calendar Year Earnings	$0.07 – $0.12	30.0x – 40.0x	15%	$1.70 – $4.08

Morgan Stanley noted that the price per share of Ariba common stock as of January 22, 2004 was $3.70.

Pro Forma Analysis of the Merger. Morgan Stanley analyzed the pro forma impact of the merger on estimated earnings per share for Ariba for the calendar year 2004. The pro forma results were calculated as if the merger had closed as of the beginning of calendar year 2004 and were based on selected publicly available equity research estimates and other information provided in discussions with the management of Ariba. The results of Morgan Stanley’s pro forma analyses indicated that the merger, without including synergies, would be accretive to Ariba’s 2004 cash earnings per share but because of non-cash charges would be dilutive to 2004 earnings per share on a generally accepted accounting principles basis.

In connection with the review of the merger by Ariba’s board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Ariba or FreeMarkets. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of Ariba or FreeMarkets. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the consideration pursuant to the merger agreement from a financial point of view to Ariba and in connection with the delivery of its opinion to Ariba’s board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of common stock of Ariba or FreeMarkets might actually trade.

The consideration pursuant to the merger agreement was determined through arm’s-length negotiations between Ariba and FreeMarkets and was approved by Ariba’s board of directors. Morgan Stanley provided advice to Ariba during these negotiations. Morgan Stanley did not however, recommend any specific consideration to Ariba or that any specific consideration constituted the only appropriate consideration for the FreeMarkets merger.

In addition, as described elsewhere in this document, Morgan Stanley’s opinion and its presentation to Ariba’s board of directors was one of many factors taken into consideration by Ariba’s board of directors in deciding to approve the FreeMarkets merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of Ariba’s board of directors.

Ariba’s board of directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of Morgan Stanley’s trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, may trade or otherwise effect transactions, for its own account or for the account of customers in the equity and other securities of Ariba and FreeMarkets. In addition, in the past Morgan Stanley and its affiliates have provided financial advisory services and financing services for FreeMarkets and Ariba, and have received fees for these services.

Under the engagement letter, Morgan Stanley provided financial advisory services its opinion in connection with the FreeMarkets merger, and Ariba agreed to pay Morgan Stanley a customary fee for its services, a substantial portion of which is contingent upon the consummation of the merger. Ariba has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, Ariba has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement.

Opinion of FreeMarkets’ Financial Advisor. Goldman Sachs delivered its written opinion, dated January 23, 2004, to the FreeMarkets board of directors that, as of such date and based upon and subject to the considerations, assumptions and limitations set forth in such opinion and based upon such other matters as Goldman Sachs considered relevant, the stock consideration and the cash consideration to be received by the holders of FreeMarkets common stock, taken in the aggregate, pursuant to the merger agreement was fair from a financial point of view to such holders. Goldman Sachs also noted that pursuant to the merger agreement each outstanding share of FreeMarkets common stock will be converted into $2.00 in cash and 2.25 shares of Ariba common stock.

The full text of the written opinion of Goldman Sachs, dated January 23, 2004, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex F. Holders of FreeMarkets common stock should read the opinion in its entirety. Goldman Sachs provided its opinion for the information and assistance of the FreeMarkets board of directors in connection with its consideration of the transaction contemplated by the merger agreement. The Goldman Sachs opinion is not a recommendation as to how any holder of FreeMarkets common stock should vote with respect to such transaction.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	the voting agreements entered into between FreeMarkets and certain stockholders of Ariba;

•	the voting agreements entered into between Ariba and certain stockholders of FreeMarkets;

•	the annual reports to stockholders and annual reports on Form 10-K of FreeMarkets for the four fiscal years ended December 31, 2002;

•	the annual reports to stockholders and annual reports on Form 10-K of Ariba for the five fiscal years ended September 30, 2003;

•	certain interim reports to stockholders and quarterly reports on Form 10-Q of FreeMarkets and Ariba;

•	certain other communications from FreeMarkets and Ariba to their respective stockholders;

•	certain internal financial analyses and forecasts for Ariba prepared by its management;

•	certain financial analyses and forecasts for FreeMarkets and Ariba prepared by the management of FreeMarkets (“Forecasts”); and

•	certain cost savings and operating synergies projected by the managements of FreeMarkets and Ariba to result from the transaction contemplated by the merger agreement (“Synergies”).

Goldman Sachs also held discussions with members of the senior managements of FreeMarkets and Ariba regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the merger agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for FreeMarkets common stock and Ariba common stock, compared certain financial and stock market information for FreeMarkets and Ariba with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the technology industry specifically and in other industries generally and performed such studies and analyses as Goldman Sachs considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. In that regard, Goldman Sachs assumed, with the consent of the FreeMarkets board of directors, that the Forecasts and the Synergies were reasonably prepared on a basis reflecting the best currently available estimates and judgments of FreeMarkets and, in the case of the Synergies, of FreeMarkets and Ariba, and that the Synergies will be realized in the amounts and time periods contemplated thereby. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance-sheet assets and liabilities) of FreeMarkets or Ariba or any of their respective subsidiaries, and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs also assumed, with the consent of the FreeMarkets board of directors, that all governmental, regulatory or other consents and approvals and all tax opinions necessary for the consummation of the transaction contemplated by the merger agreement will be obtained without any adverse effect on FreeMarkets or Ariba or on the expected benefits of the transaction contemplated by the merger agreement in any way material to its analysis. Goldman Sachs’ opinion did not address the underlying business decision of FreeMarkets to engage in the transaction contemplated by the merger agreement.

The following is a summary of the material analyses performed by Goldman Sachs in arriving at its opinion as presented at the January 22, 2004 FreeMarkets board meeting and does not purport to be a complete description of the analyses performed by Goldman Sachs. Unless otherwise indicated, the following quantitative information, to the extent it is based on market data, is based on market data as it existed at or prior to January 22, 2004, the last trading day prior to the date on which Goldman Sachs made its presentation to the FreeMarkets board of directors, and is not necessarily indicative of current or future market conditions. You should understand that the order of analyses, and results of those analyses, described below is not intended to indicate any relative importance given to those analyses by Goldman Sachs. The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the text of each summary.

Analysis of the Merger Consideration. Goldman Sachs performed certain analyses on the merger consideration of $2.00 per share in cash and exchange ratio of 2.25 to be received for each share of FreeMarkets common stock, based on information it obtained from public filings, projections provided by the management of FreeMarkets and FreeMarkets’ and Ariba’s closing share prices as of January 22, 2004 of $8.41 and $3.70, respectively. Based on such closing share prices, Goldman Sachs calculated the implied all-stock equivalent exchange ratio of 2.79, which represents the sum of (i) the 2.25 shares of Ariba common stock that each outstanding share of FreeMarkets common stock will be exchanged for under the merger agreement and (ii) the 0.54 shares of Ariba common stock that $2.00 would buy based on the closing price of Ariba common stock on January 22, 2004. Goldman Sachs compared such ratio to the implied exchange ratios of FreeMarkets common stock to Ariba common stock based on the average closing prices for selected dates and over selected periods. The results of this analysis are set forth in the following table:

	Implied Exchange Ratio	Implied Premium
Closing prices as of January 22, 2004	2.27x	23%
Closing prices as of January 21, 2004	2.02x	38%
One-week average closing prices	2.18x	28%
One-month average closing prices	2.20x	27%
Average closing prices for the period from FreeMarkets’ third quarter earnings announcement to January 22, 2004	2.05x	36%
One-year average closing prices	2.13x	31%

Goldman Sachs also calculated for FreeMarkets the implied total equity consideration (on a diluted basis using the treasury stock method) of $485 million, the implied enterprise value of $355 million, the ratio of enterprise value to estimated 2004 revenues of 2.3x and the ratio of enterprise value to estimated 2004 net income of 43.8x. Goldman Sachs calculated implied ownership percentages for FreeMarkets stockholders of the pro forma combined company of 27.3% (based on the exchange ratio of 2.25) and 31.8% (based on the all-stock equivalent exchange ratio of 2.79).

Implied Premium Analysis. Goldman Sachs compared the merger consideration to be received by holders of FreeMarkets common stock, based on the exchange ratio of 2.25 and the closing share price of Ariba common stock plus the $2.00 per share in cash, to the closing share price of FreeMarkets common stock daily for the period from November 21, 2003 until January 22, 2004. This analysis indicated that the per share consideration to be received by holders of FreeMarkets common stock pursuant to the merger agreement represented implied premiums ranging from 15% to 57% over this period and the implied premium on January 22, 2004 was 23%.

Precedent Transactions Analysis. Goldman Sachs analyzed certain publicly available information for domestic merger and acquisitions transactions generally and domestic merger and acquisitions transactions in the technology industry specifically during the period from 1993 until 2003 where the aggregate consideration ranged from $250 million to $500 million. For each year, Goldman Sachs derived and compared the average premium based on the per share consideration paid or proposed to be paid in the transaction over the closing price per share of common stock of the target company one day prior to announcement of the transaction. With respect to the information for the companies involved in the precedent transactions, Goldman Sachs relied on information provided by Securities Data Corporation. Securities Data Corporation compiles summaries of merger and financing information published by certain investment banks, market research firms and trade associations. The following table sets forth the results of this analysis:

Premium one day prior to announcement	Range
U.S. M&A Transactions	23% – 64%
U.S. Technology M&A Transactions	15% – 65%

Goldman Sachs also analyzed certain publicly available information for 80 domestic merger and acquisitions transactions during 2003 where the target company’s share price was within 20% of its 52 week highest share price on the day prior to announcement of the transaction. For each month of 2003, Goldman Sachs derived and compared the average premium based on the per share consideration paid or proposed to be paid in the transaction over the closing price per share of common stock of the target company one day prior to announcement of the transaction. With respect to the information for the companies involved in the precedent transactions, Goldman Sachs relied on information provided by Securities Data Corporation. The following table sets forth the results of this analysis:

Premium one day prior to announcement	Range of monthly averages	Weighted average
2003 M&A Transactions	9% – 38%	15%

Goldman Sachs also analyzed certain publicly available financial, operating and stock market information for 36 merger and acquisitions transactions in the information technology services industry announced since January 1, 2001. For each precedent transaction, Goldman Sachs calculated and compared the aggregate consideration paid or proposed to be paid in the transaction as a multiple of the following:

•	revenues of the target company for the last twelve-month period prior to the announcement of the transaction for which such financial results were available,

•	earnings before interest, taxes, depreciation and amortization, or EBITDA, of the target company for the last twelve-month period prior to the announcement of the transaction for which such financial results were available,

•	revenues of the target company projected for the next twelve-month period following the announcement of the transaction for which such financial results were available and

•	EBITDA of the target company projected for the next twelve-month period following the announcement of the transaction for which such financial results were available.

The financial data used were as of January 22, 2004. With respect to the financial information for the companies involved in these precedent transactions, Goldman Sachs relied on information provided by Securities Data Corporation.

The following table sets forth the results of this analysis:

Ratio of Aggregate Consideration to:	Range	Median	Mean
Revenues for the 12-month period prior to announcement	0.1x – 3.3x	1.1x	1.2x
EBITDA for the 12-month period prior to announcement	5.3x – 22.1x	9.7x	11.6x
Revenues projected for the 12-month period following announcement	0.3x – 2.5x	1.1x	1.2x
EBITDA projected for the 12-month period following announcement	4.4x – 43.1x	9.4x	14.5x

Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information as described below of FreeMarkets and Ariba to corresponding financial information, ratios and public market multiples for the following eight selected publicly traded software providers and nine selected publicly traded information technology service providers:

Software Providers	Services Providers

• Agile Software Corporation	• Accenture LTD.

• Dassault Systemes S.A.	• Affiliated Computer Services, Inc.

• i2 Technologies, Inc.	• Bearing Point, Inc.

• Manugistics Group, Inc.	• Cognizant Technology Solutions Corporation

• MatrixOne, Inc.	• Computer Sciences Corporation

• Parametric Technology Corporation	• Electronic Data Systems Corporation

• Retek Inc.	• Exult, Inc.

• WebEx Communications, Inc.	• Keane, Inc.

• Perot Systems Corporation

The financial data used were as of January 22, 2004, as reported by the Institutional Brokerage Estimate System, or IBES (a data service that compiles earnings estimates of securities research analysts), or, with respect to certain of the estimates for FreeMarkets and Ariba, as provided by management of FreeMarkets. Although none of the selected companies is directly comparable to FreeMarkets or Ariba, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of FreeMarkets and Ariba.

For each of FreeMarkets, Ariba and the selected companies, Goldman Sachs calculated and compared the following:

•	levered market capitalization, which is the market value of common equity plus the book value of debt less cash and investments in unconsolidated affiliates, as a multiple of estimated revenues for calendar years 2004,

•	equity market capitalization as a multiple of earnings per share, or EPS, (the “P/E Multiple”) for calendar years 2004,

•	the projected five-year EPS compound annual growth rate from IBES, and

•	the P/E Multiple for calendar year 2004 as a multiple of the projected five-year EPS compound annual growth rate from IBES.

The following table compares information derived by Goldman Sachs with respect to FreeMarkets and Ariba and the comparable peer groups of software providers and information technology services providers, respectively.

	Levered Market Cap. / Revenues CY2004E	P / E Multiples CY2004E	IBES 5 Yr. CAGR	2004 P/E to 5 Yr. CAGR
FreeMarkets (FreeMarkets management estimates)	1.7x	35.7x	13.5%	3.2x
FreeMarkets (IBES estimates)	1.7x	43.1x	13.5%	3.2x
Ariba (FreeMarkets management estimates)	3.6x	85.4x	15.0%	5.7x
Ariba (IBES estimates)	3.4x	37.0x	15.0%	2.5x
Software
Range	1.4x-5.6x	30.2x-92.7x	10.0%-29.0%	0.9x-3.5x
Median	2.7x	31.1x	15.0%	1.9x
Mean	3.0x	51.3x	15.6%	2.1x
Services
Range	0.7x-6.8x	15.0x-48.6x	11.0%-27.5%	0.5x-1.6x
Median	1.3x	22.2x	15.0%	1.4x
Mean	1.8x	25.2x	17.1%	1.2x

As set forth in the above table, FreeMarkets’ revenue multiples based on estimated 2004 revenues were above the median ratio for the services peer group and below the median for the software peer group and its P/E Multiple based on estimated 2004 EPS was above the median ratios for both peer groups. Ariba’s ratios for these same financial criteria were above the median ratios for both peer groups.

Pro Forma Merger Analyses. Goldman Sachs performed an illustrative breakeven revenue multiple analysis using 2004 revenue estimates for FreeMarkets and Ariba provided by management of FreeMarkets. Goldman Sachs calculated the implied pro forma enterprise value of the combined company of $1,181.6 million as a multiple of the pro forma 2004 revenues of the combined company to obtain an implied breakeven blended revenue multiple of 3.15x. Goldman Sachs then performed a sensitivity analysis using a range of pro forma 2004 revenues of $340 million to $410 million and a range of 2004 revenue multiples of 1.7x to 3.7x to obtain a range of implied values per share for FreeMarkets common stock of $6.84 to $12.30 based on the exchange ratio of 2.25 and $2.00 per share in cash.

Goldman Sachs performed a sensitivity analysis using a range of pro forma 2004 net income of $19 million to $47 million (which corresponds to the above range of pro forma 2004 revenues), assuming $30 million in pre-tax Synergies, and a range of 2004 net income multiples of 30x to 62x to obtain a range of implied values per share for FreeMarkets common stock of $5.32 to $18.94 based on the exchange ratio of 2.25 and $2.00 per share in cash. Finally, Goldman Sachs performed a sensitivity analysis using a range of pre-tax Synergies of $10 million to $50 million, assuming $15 million of pro forma 2004 net income (not including the impact of Synergies), and a range of 2004 net income multiples of 30x to 62x to obtain a range of implied values per share for FreeMarkets common stock of $5.71 to $18.90 based on the exchange ratio of 2.25 and $2.00 per share in cash.

Contribution Analysis. Goldman Sachs calculated the relative contributions of FreeMarkets and Ariba to (i) the estimated 2003 and 2004 revenues, (ii) the estimated 2003 and 2004 net income and (iii) the equity market capitalization as of January 22, 2004 of the pro forma combined company. Estimated financial data for FreeMarkets were examined on both a calendar year basis and a fiscal year ended September 30 basis. Estimated financial data for Ariba were examined on a fiscal year ended September 30 basis. These estimates were all provided by management of FreeMarkets and no Synergies were assumed.

The results of Goldman Sachs’ analysis are set forth in the following table:

	FreeMarkets	Ariba
2003E Revenues (Not FY Adjusted)	39.0%	61.0%
2004E Revenues (Not FY Adjusted)	41.3%	58.7%
2003E Revenues (FY Adjusted)	40.1%	59.9%
2004E Revenues (FY Adjusted)	40.4%	59.6%
2003E Net Income (Not FY Adjusted)	9.3%	90.7%
2004E Net Income (Not FY Adjusted)	68.9%	31.1%
2003E Net Income (FY Adjusted)	5.8%	94.2%
2004E Net Income (FY Adjusted)	52.8%	47.2%
Equity Market Capitalization	27.5%	72.5%

Illustrative Gives/Gets Analysis. Goldman Sachs performed an analysis of the pro forma impact of the transaction on FreeMarkets, assuming an all-stock consideration equivalent exchange ratio of 2.79 based on the closing share prices of Ariba and FreeMarkets on January 22, 2004 and a 31.8% ownership percentage by FreeMarkets stockholders of the pro forma combined company derived from such exchange ratio, to calculate illustrative potential accretion/(dilution) values that would accrue to FreeMarkets’ estimated net income for 2004. Using a range of synergies of $10 million to $50 million, estimated 2004 net income for FreeMarkets of $11.1 million on a calendar year basis and $5.6 million on a fiscal year ended September 30 basis and estimated 2004 net income for Ariba of $5.0 million on a fiscal year ended September 30 basis, Goldman Sachs calculated illustrative potential accretion/(dilution) values accruing to FreeMarkets’ estimated net income for 2004. Based on these illustrative accretion/(dilution) values, Goldman Sachs derived the ownership percentage for FreeMarkets stockholders of the pro forma combined company required to be achieved in order for the implied net income attributable to the pro forma interest in the combined company of FreeMarkets stockholders to yield the estimated 2004 net income of FreeMarkets on a stand-alone basis. In conducting its analysis, Goldman Sachs analyzed after-tax scenarios assuming a 36% effective tax rate on Synergies and scenarios assuming no tax on Synergies. The results of this analysis are as follows:

Assuming Range of Synergies of $10 million to $50 million at

All-Stock Equivalent Exchange Ratio of 2.79

($ in millions)	$ Accretion/(Dilution)	% Accretion/(Dilution)	Implied Ownership % to Breakeven
CY2004E FreeMarkets / FY2004E Ariba (1)	$(3.9) – $ 4.2	(36)% – 38%	49.3% – 23.0%
FY2004E FreeMarkets / FY 2004E Ariba (1)	$(0.2) – $ 7.9	(4)% – 142%	32.9% – 13.1%
CY2004E FreeMarkets / FY2004E Ariba (2)	$(2.8) – $ 9.9	(25)% – 90%	42.5% – 16.8%
FY2004E FreeMarkets / FY2004E Ariba (2)	$0.9 – $13.7	17% – 244%	27.2% – 9.2%

(1)	Assumes after-tax Synergies at an effective 36% tax rate.
(2)	Assumes Synergies are not taxed.

Pro Forma Combination Analysis. Goldman Sachs calculated an implied pro forma equity value for the combined company of $1,147 million by using FreeMarkets management estimates for calendar year 2004 revenues of FreeMarkets of $155 million and for fiscal year 2004 revenues of Ariba of $220 million, assuming corresponding illustrative revenue multiples of 1.7x and 2.9x, taking into account net indebtedness of FreeMarkets and Ariba of $(130) million and $(215) million, respectively, and the aggregate cash consideration to be received by FreeMarkets stockholders in the transaction of $94 million. Goldman Sachs separately calculated the implied stand-alone equity value of FreeMarkets to be $299 million, taking into account the aggregate cash consideration to be received by FreeMarkets stockholders, and derived an implied equity ownership percentage for FreeMarkets stockholders of the pro forma combined company of 26.0%. Goldman Sachs then performed a sensitivity analysis using ranges of estimated calendar year 2004 revenues for FreeMarkets of $140 million to $170 million and estimated fiscal year 2004 revenues for Ariba of $200 million to $240 million to obtain a range of implied equity ownership percentages for FreeMarkets stockholders of the pro forma combined company of 23.2% to 29.1%. For purposes of this sensitivity analysis, Goldman Sachs assumed an illustrative 1.7x revenue multiple for FreeMarkets and an illustrative 2.9x revenue multiple for Ariba. Goldman Sachs also performed a sensitivity analysis using ranges of 2004 revenue multiples for FreeMarkets of 1.1x to 2.3x and for Ariba of 1.9x to 3.9x to obtain a range of implied equity ownership percentages for FreeMarkets stockholders of the pro forma combined company of 16.1% to 38.4%. For purposes of this sensitivity analysis, Goldman Sachs assumed calendar year 2004 revenues of $155 million for FreeMarkets and fiscal year 2004 revenues of $220 million for Ariba.

The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Goldman Sachs believes that selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the evaluation process underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not isolate specific factors or analyses and reach separate conclusions as to whether or not any particular factor or analysis supported its opinion and did not attribute any particular weight to any particular factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all these analyses. In addition, in performing its analyses, Goldman Sachs relied upon numerous assumptions made by FreeMarkets and Ariba with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of FreeMarkets or Ariba. No company or transaction used in the above analyses as a comparison is directly comparable to FreeMarkets or Ariba or the merger.

The analyses were prepared for the purpose of Goldman Sachs’ providing its opinion to the FreeMarkets board of directors as to the fairness from a financial point of view of the consideration to be received by the holders of FreeMarkets common stock in the merger. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based on forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because these estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of FreeMarkets or Ariba, none of FreeMarkets, Ariba, Goldman Sachs or any other person assumes responsibility if future results or actual values are materially different from those forecasts or assumptions.

As described above, the opinion of Goldman Sachs to the FreeMarkets board of directors was among many factors taken into consideration by the board in making its determination on January 22, 2004 with respect to the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex F.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes.

Goldman Sachs is familiar with FreeMarkets, having provided certain investment banking services to FreeMarkets from time to time, including having acted as joint lead manager with respect to the initial public offering of FreeMarkets common stock in December 1999 and as financial advisor to FreeMarkets in connection with its acquisition of Covisint, LLC in December 2003.

Goldman Sachs also has provided certain investment banking services to Ariba from time to time, including having acted as financial advisor to Ariba in connection with a joint venture with Electronic Data Systems Corporation in April 2000.

Goldman Sachs also may provide investment banking services to FreeMarkets and Ariba in the future. Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may actively trade the debt and equity securities (or related derivative securities) of FreeMarkets and Ariba for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

Pursuant to a letter agreement dated November 24, 2003, FreeMarkets engaged Goldman Sachs to act as its financial advisor in connection with the contemplated merger. Under the terms of this engagement letter, FreeMarkets has agreed to pay Goldman Sachs (a) an initial fee of $1,000,000, payable upon the earlier to occur of (i) the announcement of a transaction involving the possible sale of all or a portion of FreeMarkets or (ii) the signing of an agreement related to such transaction and (b) a transaction fee of $3,500,000 (less any amounts paid pursuant to clause (a) above) payable upon the acquisition by any person or company of at least 50% of the outstanding stock or the assets (by means of a tender offer, merger or otherwise) of FreeMarkets. FreeMarkets has also agreed to reimburse Goldman Sachs for its reasonable expenses arising in connection with its engagement, including the fees and disbursements of its counsel, and to indemnify Goldman Sachs and certain related parties against certain liabilities, including certain liabilities arising under the federal securities laws.

EXCHANGE OF SHARES; TREATMENT OF FRACTIONAL SHARES

Ariba Stockholders. After the merger, each outstanding share of Ariba common stock will remain outstanding and unaffected by the merger and each option and warrant to purchase Ariba common stock will also remain outstanding and unaffected by the merger. Ariba stockholders will not need to do anything with their stock certificates. The effects on Ariba stockholders of the proposed reverse stock split are described under “Other Matters to be Considered at the Ariba Annual Meeting of Stockholders—Amendment of Ariba’s Amended and Restated Certificate of Incorporation to Enable Ariba to Effect a 1-for-5 or 1-for-6 Reverse Stock Split.”

FreeMarkets Stockholders. In the merger, each outstanding share of FreeMarkets common stock, other than shares with respect to which the stockholder has perfected appraisal rights will become the right to receive 2.25 shares of Ariba common stock (before taking into account the effects of the proposed reverse stock split). We refer to this number as the “exchange ratio.” In addition, FreeMarkets stockholders will receive a check in an amount equal to the number of shares of FreeMarkets common stock held by such stockholder multiplied by $2.00.

No fractional shares of Ariba common stock will be issued in the merger. Instead of fractional shares of Ariba common stock, FreeMarkets stockholders will receive checks representing the cash value of the fractional shares.

As soon as practicable after the effective time of the merger, a form of transmittal letter will be mailed by the exchange agent to FreeMarkets stockholders who hold certificates for FreeMarkets common stock. The transmittal letter will contain instructions with respect to the surrender of certificates representing the FreeMarkets common stock. If you hold certificates for FreeMarkets common stock, you should NOT return the certificates with the enclosed proxy and should NOT forward them to the exchange agent until you receive the letter of transmittal from the exchange agent.

FreeMarkets stockholders will receive shares of Ariba in book-entry form unless a physical certificate is requested. As soon as practicable after the effective time of the merger (or in the case of FreeMarkets common stock held in certificated form, after receipt of a properly completed letter of transmittal, together with any other required documents), the exchange agent will (unless a physical certificate is requested) mail book-entry ownership account statements to FreeMarkets stockholders indicating the number of shares of Ariba common stock owned by each such stockholder as a result of the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

In considering the recommendation of the FreeMarkets Board, FreeMarkets stockholders should be aware that certain officers and directors of FreeMarkets have interests in the merger that differ from, or are in addition to, those of FreeMarkets stockholders. The FreeMarkets Board was aware of these potential conflicts and considered them.

FreeMarkets Change of Control Separation Plan

Under FreeMarkets’ Change of Control Separation Plan, certain key employees will receive separation benefits if they are terminated within eighteen months of a “change of control” (which generally would include the merger). These separation benefits consist of (a) a lump sum cash payment equal to 150% of the employee’s annual salary at the rate in effect on his termination date plus 150% of the average of the employee’s annual bonuses for 2001, 2002 and 2003 (300% of annual salary and average bonus for David H. McCormick), (b) a lump sum payment equal to the average of the employee’s annual bonuses for 2001, 2002 and 2003, prorated to reflect the number of days that the employee worked in the year of termination, (c) continued employer-subsidized medical and dental coverage for the employee and the employee’s dependents for eighteen months (except in the case of David McCormick where such coverage will be provided for three years) following the employee’s termination, and (d) vesting of all stock options granted to the employee by FreeMarkets in accordance with a vesting schedule that is based upon the key employee’s years of service with FreeMarkets. Certain key employees of FreeMarkets are participants in the Change of Control Separation Plan. As described below, in some instances, the employment agreement between a key employee and Ariba that will become effective upon the merger modifies the general terms of FreeMarkets’ Change of Control Separation Plan as it applies to that particular employee.

Indemnification and Insurance

The merger agreement provides that after the effective time of the merger, Ariba and the surviving corporation will indemnify each person who is or was a director or officer of FreeMarkets or any of its subsidiaries against any losses incurred in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any action or omission in their capacities as officers or directors, in each case occurring prior to the effective time of the merger. In addition, for six years after the completion of the merger, Ariba will maintain in effect the current directors’ and officers’ liability insurance maintained by FreeMarkets. However, Ariba is not required to pay annual premiums in excess of approximately 200% of current annual premiums for such insurance.

Governance Structure and Management Positions

The merger agreement provides for the initial composition of the board of directors of the combined company and the executive officer positions for the combined company, and specified members of Ariba’s existing board of directors and its executive officers will retain their positions in the combined company. See “Management of the Combined Company After the Merger.”

Ariba has entered into employment agreements with David H. McCormick and certain other employees and a transition agreement with Glen T. Meakem. Ariba expects to enter into employment or transition agreements with several other current employees of FreeMarkets who will become employees of Ariba following the merger. Each of the new employment and transition agreements will become effective at the effective time of the merger.

The following is a summary of the material terms and provisions of the employment agreement with David H. McCormick and the transition agreement with Glen T. Meakem.

McCormick Employment Agreement

Ariba entered into an employment agreement with David H. McCormick, the Chief Executive Officer of FreeMarkets. The agreement becomes effective immediately after the completion of the merger and would be void if the merger is not completed. The key features of the agreement are as follows:

•	Position. After completion of the merger, Mr. McCormick will become Ariba’s President, reporting to Ariba’s Chief Executive Officer. In addition, Mr. McCormick will join Ariba’s Board. He will be responsible for all of Ariba’s functions except sales and service and general and administrative functions (including finance, legal and human resources).

•	Cash Compensation. Mr. McCormick’s annual salary will be at least $500,000. In addition, he will be eligible to be considered for bonuses, with an annual bonus target of $300,000.

•	Ariba Equity. Mr. McCormick will receive 500,000 restricted shares of Ariba’s common stock. One-half of these restricted shares will vest after 12 months of continuous employment with Ariba, and the second half will vest after 24 months of employment. In addition, he will receive an option to purchase 3,000,000 shares of Ariba’s common stock. The exercise price will be equal to the closing price of Ariba common stock when the option is granted, and the option will have a term of 10 years, unless Mr. McCormick’s employment terminates earlier. The option will vest and become exercisable as to 1/48th of the shares after each month of continuous employment with Ariba.

•	Relocation. If Ariba relocates Mr. McCormick to Northern California (with his consent), it will reimburse him for his relocation expenses. If he does not relocate, Ariba will reimburse him for the cost of maintaining an apartment in Northern California. In either case, Ariba will also make him whole, on a tax-adjusted basis, for any taxes associated with the reimbursement of non-deductible expenses.

•	Discharge within 18 Months. If Ariba terminates Mr. McCormick’s employment without cause within 18 months after the merger, he would become entitled to the separation benefits described in the FreeMarkets Change of Control Separation Plan. These separation benefits consist of (a) a lump sum cash payment equal to 300% of his annual salary at the rate in effect on his termination date plus 300% of the average of his annual bonuses for 2001, 2002 and 2003, (b) a lump sum payment equal to the average of his annual bonuses for 2001, 2002 and 2003, prorated to reflect the number of days that he worked in the year of his termination, (c) continued employer-paid medical and dental coverage for himself and his dependents for three years following his termination and (d) full vesting of all stock options granted to him by FreeMarkets. In addition, Mr. McCormick would become fully vested in the restricted shares and stock options that he will receive from Ariba, as described above. Finally, Mr. McCormick would be reimbursed, on a tax-adjusted basis, for the 20% excise tax on any excess parachute payments, subject to certain conditions.

•	Resignation for Good Reason within 18 Months. If Mr. McCormick resigns for good reason within 18 months after the merger, he would become entitled to the same separation benefits and acceleration of equity that he would receive if he is terminated without cause, as described above. For this purpose, “good reason” means that (a) he is demoted from the position of President, or his job responsibilities are otherwise diminished, without his consent and he resigns within 90 days after receiving notice of the demotion or diminution, (b) his level of compensation (including base salary, fringe benefits and participation in bonus or incentive programs) is reduced without his consent or (c) his place of employment is relocated by more than 50 miles without his consent.

•

Denial of Promotion. If Mr. McCormick resigns because he does not become the Chief Executive Officer of Ariba, he would also become entitled to the same separation benefits and acceleration of equity that he would receive if he is terminated without cause within 18 months after the merger, as described above. This provision of the Employment Agreement applies only if Mr. McCormick does not become the Chief Executive Officer of Ariba within 18 months after the merger and delivers his notice of resignation to Ariba within 90 days after the earlier of (a) the end of the 18th month after the merger or (b) the date when Ariba’s Board makes a final determination (including the election of another individual as Robert M. Calderoni’s successor) that Mr. McCormick will not become Ariba’s Chief Executive Officer.

•	Resignation without Good Reason within 18 Months. If Mr. McCormick resigns for any reason not described above within 18 months after the merger, he would become entitled to the separation benefits provided by the FreeMarkets Change of Control Separation Plan, as described above, except that the cash payment would be based on his annual salary at the rate in effect on December 31, 2003, rather than on his termination date. The restricted shares and stock options that Mr. McCormick will receive from Ariba would not vest on an accelerated basis.

•	Discharge after 18 Months. If Ariba terminates Mr. McCormick’s employment for reasons other than cause or permanent disability more than 18 months after the merger, he would become entitled to severance payments for 18 months following his termination date. The severance payments would be made at a rate equal to (a) his base salary at the level in effect on his termination date plus (b) his target bonus for the fiscal year in which his employment terminates. In addition, the vested portion of any restricted shares that Mr. McCormick holds on his termination date would be determined by adding 18 months to the actual length of his service, and any stock options that he holds on his termination date would continue vesting during the 18-month period following his termination date. Finally, any stock options that he holds on his termination date would remain exercisable until the later of (a) the date 18 months after his termination date or (b) the date three months after the options become exercisable (but in no event beyond their 10-year term). However, Mr. McCormick would not be entitled to receive the severance payments and other benefits described in this paragraph unless he is prepared to sign a reciprocal release of claims (other than claims to indemnification) at Ariba’s request and to comply with certain restrictive covenants.

•	Resignation for Good Reason after 18 Months. If Mr. McCormick resigns for good reason more than 18 months after the merger, he would become entitled to the same separation benefits and acceleration of equity that he would receive if he is terminated for reasons other than cause or permanent disability more than 18 months after the merger, as described above. For this purpose, “good reason” means that (a) he is demoted without his consent and resigns within 90 days after receiving notice of the demotion, (b) his level of compensation (including base salary, fringe benefits and participation in bonus or incentive programs) is reduced without his consent or (c) his place of employment is relocated by more than 50 miles without his consent.

•	Change in Control of Ariba. If, within 12 months after Ariba is subject to a change in control, Mr. McCormick is discharged for a reason other than cause or permanent disability or he resigns for good reason, he would be entitled to a lump sum cash payment equal to 250% of his annual salary at the rate in effect on his termination date plus 250% of his target bonus for the year in which his employment terminates. In addition, Mr. McCormick would become fully vested in all restricted shares and stock options that he holds on his termination date, and any stock options that he holds on his termination date would remain exercisable for 30 months after his termination date (but in no event beyond their 10-year term). Finally, Mr. McCormick would be reimbursed, on a tax-adjusted basis, for the 20% excise tax on excess parachute payments. For this purpose, “good reason” means that (a) Ariba’s successor, without Mr. McCormick’s consent, fails to appoint him as President (if he served as President of Ariba before the change in control) or as Chief Executive Officer (if he served in that position before the change in control) of a publicly held corporation, (b) his level of compensation (including base salary, fringe benefits and participation in bonus or incentive programs) is reduced without his consent or (c) his place of employment is relocated by more than 50 miles without his consent. If Ariba is subject to a change in control and Mr. McCormick becomes entitled to the separation benefits described in any of the preceding paragraphs as well as the benefits described in this paragraph, then he may choose which provision of his employment agreement will apply.

Meakem Transition Agreement

Ariba entered into a transition agreement with Glen T. Meakem, the Chairman of FreeMarkets. The agreement becomes effective immediately after the completion of the merger and would be void if the merger is not completed. The agreement provides that Mr. Meakem will be guaranteed employment during a transition period. Unless Mr. Meakem voluntarily resigns at an earlier date, this transition period will end on the last day of the third full calendar month after the merger is completed. During this transition period, Mr. Meakem will be paid a monthly salary of $20,000 and will be responsible for assisting senior management in the retention and transition of key clients.

APPLICABLE WAITING PERIODS AND REGULATORY APPROVALS

U.S. Antitrust Approval

The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), which prevents certain transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the appropriate waiting period is terminated or expires. We will make the required filings with the Department of Justice and the Federal Trade Commission. The Department of Justice and the Federal Trade Commission, as well as state or foreign antitrust authorities or private persons, may challenge the merger at any time before or after it is completed.

Consummation of the merger is subject to the expiration or termination of all applicable and mandatory waiting periods under the HSR Act.

The Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds either before or after expiration of the waiting period. Accordingly, at any time before or after the completion of the merger, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action challenging the merger under the antitrust laws. Other persons, including private parties, could also take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, notwithstanding that the applicable waiting period has expired or ended, any state or foreign government could take action under its antitrust laws. If a challenge to the merger is made, we may not prevail.

Other Approvals

The obligations of Ariba or FreeMarkets to complete the merger are also subject to the condition that there not be any injunction, decree or order issued by any court or agency of competent jurisdiction or any other legal restraint or prohibition preventing them from completing the transactions contemplated by the merger agreement.

Ariba and FreeMarkets are not aware of any governmental approvals or actions that are required for consummation of the merger other than as described above. If any other governmental approval or action is required, we currently contemplate that we would seek that additional approval or action. There can be no assurance, however, that we will obtain these additional approvals or actions.

ACCOUNTING TREATMENT OF THE MERGER

We intend to account for the merger as a purchase for financial reporting and accounting purposes, under generally accepted accounting principles. After the completion of the merger, the results of operations of FreeMarkets will be included in the consolidated financial statements of Ariba from the date of the acquisition. The purchase price will be allocated to FreeMarkets’ assets and liabilities based on their estimated fair values at the time of completion of the merger. Any excess of cost over the fair value of the net tangible and identifiable intangible assets of FreeMarkets acquired will be recorded as goodwill.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The discussion below summarizes the material United States federal income tax considerations of the merger generally applicable to common stockholders of FreeMarkets who are “United States persons,” as defined for United States federal income tax purposes and who hold their FreeMarkets common stock as a capital asset. For United States federal income tax purposes, a “United States person” is:

•	a United States citizen or resident alien as determined under the Internal Revenue Code;

•	a corporation (as defined by the Internal Revenue Code) that is organized under the laws of the United States, any state or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust, if (i) a court within the United States is able to exercise primary supervision over its administration and at least one United States person is authorized to control all of its substantial decisions or (ii) it has a valid election in effect under applicable treasury regulations to be treated as a United States person.

The discussion below is based on current provisions of the Internal Revenue Code, currently applicable United States Treasury regulations promulgated thereunder, and judicial and administrative decisions and rulings.

No ruling from the Internal Revenue Service with respect to the tax consequences of the merger has been or will be sought. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth herein, and such changes or interpretations could be retroactive and could affect the tax consequences of the merger to Ariba, FreeMarkets and the stockholders of FreeMarkets.

The discussion below does not purport to deal with all aspects of federal income taxation that may affect particular stockholders in light of their individual circumstances or that may affect stockholders subject to special treatment under federal income tax law. Stockholders subject to special treatment include insurance companies, tax-exempt organizations, financial institutions, mutual funds, broker-dealers, traders in securities that elect to use a mark to market method, investors in pass-through entities, foreign individuals and entities, stockholders subject to the alternative minimum tax provisions of the Internal Revenue Code, stockholders who hold FreeMarkets capital stock as qualified small business stock within the meaning of Section 1202 of the Internal Revenue Code, stockholders who hold their stock as part of a hedge, wash sale, appreciated financial position, straddle, conversion or other risk reduction transaction, and stockholders who have acquired their stock upon exercise of employee options or otherwise as compensation. In addition, the discussion below does not consider the effect of any applicable state, local or foreign tax laws, nor does it consider the tax consequences of other transactions effectuated before, after or concurrently with the merger (whether or not any such transaction is undertaken in connection with the merger). Finally, the discussion below does not consider the tax consequences of the merger to holders of promissory notes or of options, warrants or other similar rights to acquire FreeMarkets stock, including the assumption by Ariba of outstanding options and subscriptions to acquire FreeMarkets stock.

You are urged to consult with your tax advisor as to the tax consequences of the merger to you in light of your particular circumstances, including the applicability and effect of any state, local or foreign tax laws.

It is a condition to completion of the merger that Ariba’s counsel, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, and FreeMarkets’ counsel, Morgan, Lewis & Bockius LLP, issue a tax opinion to Ariba and to FreeMarkets, respectively, to the effect that, for United States federal income tax purposes, the merger of a wholly-owned subsidiary of Ariba with and into FreeMarkets, and, as soon as practicable thereafter, the subsequent merger of the surviving entity with and into Ariba, will be treated as a reorganization within the meaning of section 368(a) of the Internal Revenue Code. In the event that either such law firm does not provide a tax opinion to their client, then this condition shall be deemed satisfied if the other law firm delivers a tax opinion to both Ariba and FreeMarkets. Such opinions will be based on certificates executed by officers of Ariba and FreeMarkets containing representations regarding past, current and future matters that are customary for transactions of this nature. If any of the representations are inaccurate or incorrect, or if the subsequent merger of FreeMarkets into Ariba does not occur, the conclusions stated in the tax opinions could be affected. The tax opinions will not be binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will not take a contrary view.

The material United States federal income tax consequences to a holder of shares of FreeMarkets common stock that will generally result from treatment of the merger as a reorganization described in Section 368(a) of the Internal Revenue Code are as follows:

(i) Recognition of Gain: Each FreeMarkets stockholder will recognize gain in an amount equal to the lesser of (A) the amount of gain realized or (B) the amount of cash received. Realized gain will generally be calculated as the amount by which the sum of the fair market value of the shares of Ariba stock received plus the amount of cash received exceeds the tax basis of the FreeMarkets stock surrendered. No loss will be recognized by a holder of FreeMarkets stock except to certain holders who exercise dissenters rights as described in paragraph (iii) below. Any recognized gain should be capital gain, except that in certain circumstances a holder of FreeMarkets stock that exchanges such stock for shares of Ariba stock and cash in the merger may be required to treat any gain recognized as dividend income (rather than capital gain) up to such holder’s ratable share of the current or accumulated earnings and profits of FreeMarkets, if any, if the receipt of cash by such holder has the effect of the distribution of a dividend. As explained more fully in paragraph (iv) below, whether the receipt of cash has the effect of the distribution of a dividend will depend on each holder’s particular circumstances.

(ii) Tax Basis and Holding Period of Ariba Stock; Treatment of Fractional Shares: The aggregate tax basis of the Ariba stock received by FreeMarkets stockholders in the merger (including any fractional shares not actually received) should be equal to the aggregate tax basis of the FreeMarkets stock surrendered in exchange therefor, decreased by the amount of cash received directly from Ariba, and increased by the amount of gain recognized on the exchange (including any portion that is treated as a dividend). The holding period of the Ariba stock received by each FreeMarkets stockholder in the merger should include the period for which the FreeMarkets stock surrendered in exchange therefor was considered to be held, provided that the FreeMarkets stock was held as a capital asset at the time of the merger. Cash payments in lieu of a fractional share will be treated as if such fractional share of Ariba stock had been issued in the merger and then redeemed by Ariba. A FreeMarkets stockholder receiving cash in lieu of a fractional share will generally recognize gain or loss equal to the difference between such stockholder’s basis in the fractional share and the amount of cash received.

(iii) Exercise of Dissenter’s Rights: Holders of FreeMarkets stock who exercise dissenters’ rights with respect to their shares of FreeMarkets stock and who receive payment for the shares in cash should generally recognize gain or loss measured by the difference between the amount of cash received and the stockholder’s basis in the shares surrendered, provided that the payment does not have the effect of a distribution of a dividend. As explained more fully in paragraph (iv) below, a sale of FreeMarkets stock pursuant to an exercise of dissenters’ rights will generally not have the effect of a distribution of a dividend if, as a result of such exercise, the stockholder exercising dissenters’ rights owns no shares of Ariba stock (either actually or constructively for purposes of the Internal Revenue Code) immediately after the merger. If, however, a stockholder’s sale for cash of FreeMarkets stock pursuant to an exercise of dissenters’ rights does have the effect of a distribution of a dividend, then such stockholder may recognize dividend income for federal income tax purposes in an amount equal to the entire amount of cash so received.

(iv) Possible Treatment of Cash as a Dividend: As noted above, a holder of FreeMarkets stock may be treated as receiving dividend income to the extent that the receipt of cash has the effect of a distribution of a dividend and does not exceed such stockholder’s share of the earnings and profits of FreeMarkets. In general, the determination of whether the gain recognized in the exchange will be treated as a capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the FreeMarkets stockholder’s deemed percentage stock ownership of Ariba. For purposes of this determination, FreeMarkets stockholders will be treated as if they first exchanged all of their shares of FreeMarkets common stock solely for Ariba common stock and then Ariba immediately redeemed (the “deemed redemption”) a portion of such Ariba common stock in exchange for the cash actually received. The gain recognized in the exchange followed by a deemed redemption will be treated as capital gain if (1) the deemed redemption is “substantially disproportionate” with respect to the FreeMarkets stockholder (and the stockholder actually or constructively owns after the deemed redemption less than 50% of voting power of the outstanding Ariba common stock) or (2) the deemed redemption is “not essentially equivalent to a dividend.” The deemed redemption generally will be

“substantially disproportionate” with respect to a FreeMarkets stockholder if the percentage described in (y) below is less than 80% of the percentage described in (x) below. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a FreeMarkets stockholder will depend upon the stockholder’s particular circumstances. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must generally result in a “meaningful reduction” in the stockholder’s deemed percentage stock ownership of Ariba. In general, such determination requires a comparison of (x) the percentage of the outstanding stock of Ariba that the stockholder is deemed actually and constructively to have owned immediately before the deemed redemption and (y) the percentage of the outstanding stock of Ariba that is actually and constructively owned by the stockholder immediately after the deemed redemption. In applying the above tests, a FreeMarkets stockholder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or otherwise in addition to the stock actually owned by the stockholder. As these rules are complex and dependent upon a FreeMarkets stockholder’s specific circumstances, each stockholder that may be subject to these rules should consult his or her tax advisor. The Internal Revenue Service has ruled that a minority stockholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” if such stockholder has a relatively minor reduction in its percentage stock ownership under the above analysis.

Notwithstanding the qualification of the merger as a reorganization, a recipient of shares of Ariba stock could recognize income to the extent that those shares were considered to be received in exchange for services or property other than solely FreeMarkets stock. All or a portion of that gain may be taxable as ordinary income. A FreeMarkets stockholder could also have to recognize gain to the extent that such stockholder was treated as receiving (directly or indirectly) consideration other than Ariba stock in exchange for FreeMarkets stock.

Neither FreeMarkets nor Ariba will request a ruling from the Internal Revenue Service in connection with the merger, and the tax opinions will not be binding upon the Internal Revenue Service. The Internal Revenue Service is therefore not precluded from successfully asserting a contrary position. In particular, qualification of the merger as a reorganization is subject to certain requirements, including, among other things, the merger’s satisfaction of the “continuity of interest” requirement. To satisfy the continuity of interest requirement, the FreeMarkets stockholders must receive a meaningful ownership interest in Ariba as a result of the merger. In general, this requirement will be considered satisfied if the fair market value of the Ariba stock to be received by FreeMarkets stockholders in the merger constitutes a substantial portion of the total consideration received by the FreeMarkets stockholders in the merger. For advance ruling purposes, the Internal Revenue Service has provided that the continuity of interest requirement will be satisfied if the stockholders of the acquired corporation exchange their stock in the acquired corporation for stock in the acquiring corporation that has a fair market value, as of the closing date, that equals or exceeds 50% of the total merger consideration received by such stockholders. This safe harbor merely indicates the level of continuity required by the Internal Revenue Service for the issuance of an advance ruling and does not necessarily represent the degree of continuity that is required to qualify as a reorganization. Courts have held the continuity of interest requirement to be satisfied where the stockholders of the acquired corporation receive a lower percentage (e.g., 40%) of acquiring corporation stock. It is possible that, if a sufficient number of FreeMarkets stockholders exercise their appraisal rights or if the market price of Ariba common stock is sufficiently low on the closing date of the merger, that the value of the Ariba stock issued in the merger would not constitute a sufficiently large proportion of the total value of FreeMarkets equity to satisfy the continuity of interest requirement. In such event, the merger would not constitute a reorganization.

A successful Internal Revenue Service challenge to the reorganization status of the merger, whether as a result of a failure to meet the continuity of interest requirement or otherwise, would result in a FreeMarkets stockholder recognizing gain or loss with respect to each share of FreeMarkets stock surrendered equal to the difference between the fair market value, as of the time of the merger, of the Ariba stock and cash received in exchange therefor and his or her basis in such FreeMarkets stock. In such event, a FreeMarkets stockholder’s aggregate basis in the shares of Ariba stock received in the exchange would equal the fair market value of such shares, and his or her holding period for such shares would not include the period during which the shares of FreeMarkets stock were held.

Each individual FreeMarkets stockholder who receives Ariba common stock in the merger will be required to file a statement with such stockholder’s federal income tax return providing such stockholder’s basis in the FreeMarkets stock surrendered and the fair market value of the Ariba stock and any cash received in the merger, and to retain permanent records of this information relating to the merger.

BACKUP WITHHOLDING

Certain non-corporate FreeMarkets stockholders may be subject to backup withholding (currently at a 28% rate) on certain of the payments due to such stockholders. In order to avoid backup withholding, a stockholder must complete the appropriate Form W-8 (if the stockholder is a nonresident alien individual or foreign entity) or Form W-9 (if the stockholder is a United States resident or domestic entity). Forms W-8 and W-9 are included in the package of materials sent to you with this joint proxy statement/prospectus.

Because the tax consequences to a particular stockholder may differ based on that stockholder’s particular circumstances, each stockholder should consult such stockholder’s own tax adviser regarding the tax consequences and reporting requirements of the merger.

DELISTING AND WITHDRAWAL FROM REGISTRATION OF FREEMARKETS’ COMMON STOCK FOLLOWING THE MERGER

If the merger is completed, FreeMarkets’ common stock will be delisted from The Nasdaq National Market and will be withdrawn from registration under the Securities Exchange Act of 1934.

LISTING OF ARIBA COMMON STOCK TO BE ISSUED IN THE MERGER

It is a condition to the completion of the merger that a Notification Form for Listing of Additional Shares with respect to the shares of Ariba common stock to be issued in the merger and the shares of Ariba common stock to be reserved for issuance in connection with the assumption of outstanding FreeMarkets stock options at the effective time of the merger be filed with The Nasdaq National Market.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF FREEMARKETS

The shares of Ariba common stock to be issued in connection with the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act of 1933, except for shares of Ariba common stock issued to any person who is deemed to be an “affiliate” of FreeMarkets under the Securities Act of 1933. Persons who may be deemed to be “affiliates” include individuals or entities that control, are controlled by or are under common control with FreeMarkets and may include some of the officers, directors or principal stockholders of FreeMarkets. Affiliates may not sell their shares of Ariba common stock acquired in connection with the merger except pursuant to:

•	an effective registration statement under the Securities Act of 1933 covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act of 1933; or

•	another applicable exemption under the Securities Act of 1933.

Ariba’s registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, does not cover the resale of shares of Ariba common stock to be received by affiliates of FreeMarkets in the merger.

OPERATIONS FOLLOWING THE MERGER

Immediately following the merger of Fleet Merger Corporation with and into FreeMarkets, FreeMarkets, as the surviving corporation, will be a wholly-owned subsidiary of Ariba and the stockholders of FreeMarkets will become stockholders of Ariba, and their rights as stockholders will be governed by Ariba’s certificate of incorporation, Ariba’s bylaws and the corporate laws of the State of Delaware. As soon as practicable following this merger, FreeMarkets will merge with and into Ariba, with Ariba continuing as the surviving corporation of that merger. See “The Merger Agreement and Related Agreements—The Merger.”

Upon consummation of the merger, the combined company will be led by a board of directors consisting of Robert M. Calderoni, Chairman of the Board and Chief Executive Officer of the combined company; David H. McCormick, President of the combined company; Robert E. Knowling, CEO of the New York Leadership Academy; Richard A. Kashnow, self-employed consultant and former President of Tyco Ventures; Thomas F. Monahan, Professor of Accounting at Villanova University; Richard A. Wallman, former Senior Vice President and CFO of Honeywell International, Inc. and Karl E. Newkirk, a former partner at Accenture, Ltd.

The management of the combined company will consist of the following: Robert M. Calderoni, as Chairman of the Board and Chief Executive Officer; David H. McCormick as President; Kevin Costello as Executive Vice President of Sales and Solutions; and James W. Frankola as Executive Vice President and Chief Financial Officer.

THE MERGER AGREEMENT AND RELATED AGREEMENTS

The following description is a brief summary of the material provisions of the merger agreement and related agreements, copies of which are attached as annexes to this joint proxy statement/prospectus and are incorporated herein by reference. The provisions of the merger agreement (which is attached as Annex A to this joint proxy statement/prospectus) are complicated and not easily summarized. We urge you to read the merger agreement in its entirety for a more complete description of the merger. In the event of any discrepancy between the terms of the merger agreement or related agreements and the following summary, the merger agreement and related agreements will control.

THE MERGER

Fleet Merger Corporation, a wholly-owned subsidiary of Ariba, will merge with and into FreeMarkets, following:

•	the adoption of the merger agreement and approval of the merger by the FreeMarkets stockholders;

•	the approval of the issuance of Ariba common stock in the merger by the Ariba stockholders;

•	the adoption of the merger agreement and approval of the merger by Ariba as the sole stockholder of Fleet Merger Corporation; and

•	the satisfaction or waiver of the other conditions to the merger described below.

FreeMarkets will continue as the surviving corporation and become a wholly-owned subsidiary of Ariba at the effective time of the merger. As soon as practicable thereafter, FreeMarkets will merge with and into Ariba, with Ariba continuing as the surviving corporation of that merger.

EFFECTIVE TIME

At the closing of the merger, the parties will cause the initial merger to become effective by filing a certificate of merger with the Secretary of State of the State of Delaware.

CONVERSION OF FREEMARKETS SHARES IN THE MERGER

At the effective time, each outstanding share of FreeMarkets common stock other than shares for which appraisal rights have been properly demanded and perfected under Delaware law will automatically be converted into 2.25 shares of Ariba common stock and $2.00 in cash. The number of shares of Ariba common stock issuable in the merger will be proportionately adjusted as appropriate for any stock split, stock dividend or similar event with respect to FreeMarkets common stock or Ariba common stock effected between the date of this joint proxy statement/prospectus and the completion of the merger.

NO FRACTIONAL SHARES

No fractional shares of Ariba common stock will be issued in connection with the merger. Instead, FreeMarkets stockholders will receive an amount of cash, in lieu of a fraction of a share of Ariba common stock, equal to the product of that fraction (after taking into account all fractional share interests then held by such stockholder) multiplied by the average of the last reported sales price for a share of Ariba common stock on The Nasdaq National Market on each of the ten most recent days Ariba shares have traded ending on (and including) the trading day one day prior to the effective time of the merger.

LOST, STOLEN OR DESTROYED CERTIFICATES

If a FreeMarkets stockholder’s stock certificate is lost, stolen or destroyed, that stockholder will be required to make an affidavit of the fact that the stock certificate is lost, stolen or destroyed, and, if required by the surviving corporation or the exchange agent, post a bond, in such reasonable amount as the surviving corporation or the exchange agent may direct, as indemnity against any claim that may be made against it with respect to that stock certificate and the payment of any fee charged by the exchange agent for its service. The exchange agent will issue in exchange for the lost, stolen or destroyed stock certificate the amount of cash and number of shares of Ariba common stock, any cash in lieu of fractional shares and any dividends or other distributions to which the stockholder is entitled.

STOCK TRANSFER BOOKS

At the effective time of the merger, the stock transfer books of FreeMarkets shall be closed and there shall be no further registration of transfers of FreeMarkets stock thereafter on FreeMarkets’ records.

FREEMARKETS STOCK OPTION AND STOCK INCENTIVE PLANS

At the effective time of the merger, each outstanding option to purchase shares of FreeMarkets common stock issued under FreeMarkets’ stock option plans will be assumed by Ariba regardless of whether the options are exercisable or vested, and FreeMarkets’ repurchase right with respect to any unvested shares acquired by the exercise of FreeMarkets stock options shall be assigned to Ariba. Each FreeMarkets stock option assumed by Ariba will continue to have the same terms, and be subject to the same conditions, that were applicable to the option immediately prior to the effective time, except that:

•	each FreeMarkets stock option will be exercisable (or will become exercisable in accordance with its terms) for that number of shares of Ariba common stock determined by multiplying the number of shares of FreeMarkets common stock underlying that option by a fraction (the option exchange ratio), the numerator of which is the sum of $2.00 plus the product of 2.25 times the average closing price and the denominator of which is the average closing price; the average closing price is the average of the last reported sales prices for a share of Ariba common stock on The Nasdaq National Market on each of the ten most recent days Ariba shares have traded ending on, and including, the trading day one day prior to the effective time of the merger; and

•	the per share exercise price of any assumed option will be determined by dividing the exercise price of that option in effect immediately prior to the effective time by the option exchange ratio (rounded up to the nearest full cent).

The parties intend for the FreeMarkets stock options assumed by Ariba to qualify as incentive stock options to the extent permitted under the Internal Revenue Code and to the extent the stock options qualified as incentive stock options prior to the effective time of the merger. As soon as practicable after the effective time of the merger, but in no event later than 15 days after the effective time of the merger, Ariba shall file a registration statement on Form S-8 that will register the Ariba common stock subject to the assumed FreeMarkets stock options.

FREEMARKETS EMPLOYEE STOCK PURCHASE PLAN

Outstanding purchase rights under FreeMarkets’ employee stock purchase plan must be exercised upon the earlier of the next scheduled purchase date under the employee stock purchase plan or immediately prior to the effective time of the merger. Each participant in the employee stock purchase plan will accordingly be issued shares of FreeMarkets common stock pursuant to the terms of the employee stock purchase plan. Each share of FreeMarkets common stock so issued will be converted into the right to receive cash and Ariba common stock, and cash in lieu of fractional shares, in the merger. The FreeMarkets employee stock purchase plan will be terminated as of the effective time of the merger.

THE EXCHANGE AGENT

Promptly following the effective time of the merger, Ariba will be required to deposit with a bank or trust company cash and certificates representing the shares of Ariba common stock to be exchanged for shares of

FreeMarkets common stock and cash to pay for fractional shares and any dividends or distributions that holders of FreeMarkets common stock may be entitled to receive under the merger agreement, including the cash portion of the merger consideration.

EXCHANGE OF FREEMARKETS STOCK CERTIFICATES FOR ARIBA STOCK CERTIFICATES

As promptly as practicable after the effective time of the merger, but in no event later than two business days after the effective time of the merger, the exchange agent will mail to FreeMarkets stockholders a letter of transmittal and instructions for surrendering FreeMarkets stock certificates in exchange for cash and Ariba stock certificates and cash in lieu of fractional shares. FreeMarkets stockholders should not submit their stock certificates for exchange until they have received the letter of transmittal and instructions referred to above.

DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES

FreeMarkets stockholders will not be entitled to receive any dividends or other distributions on Ariba common stock with a record date after the merger is completed until they have surrendered their FreeMarkets stock certificates in exchange for Ariba stock certificates. No cash payment in lieu of fractional shares will be made to a holder of unsurrendered FreeMarkets stock certificates.

If there is any dividend or other distribution on Ariba common stock with a record date after the completion of the merger, former FreeMarkets stockholders will receive, following surrender of their FreeMarkets stock certificates to the exchange agent, the dividend or other distribution payable with respect to the shares of Ariba common stock issued in exchange for their FreeMarkets common stock.

APPRAISAL RIGHTS

Holders of FreeMarkets capital stock who do not consent to the adoption of the merger agreement and approval of the merger and who demand appraisal rights with respect to their stock may be entitled to appraisal rights under Delaware General Corporation Law, or DGCL, in connection with the merger. If the merger is consummated, a holder of record of shares of FreeMarkets stock who complies with the statutory procedures will be entitled to have those shares appraised by the Delaware Court of Chancery under Section 262 of the DGCL and to receive payment for the appraised value of those shares instead of the consideration provided for in the merger agreement.

REPRESENTATIONS AND WARRANTIES

Ariba and FreeMarkets each made a number of representations and warranties in the merger agreement about their authority to enter into the merger agreement and to complete the other transactions contemplated by the merger agreement and about aspects of their business, financial condition, structure and other facts pertinent to the merger.

FreeMarkets made representations about the following topics:

•	FreeMarkets’ organization, qualification to do business and good standing;

•	FreeMarkets’ subsidiaries;

•	FreeMarkets’ certificate of incorporation and bylaws;

•	FreeMarkets’ capitalization;

•	FreeMarkets’ authority relative to the merger and the merger agreement;

•	consents, approvals and government filings required to be obtained or made by FreeMarkets in connection with the merger agreement and the transactions contemplated by the merger agreement;

•	possession of and compliance with permits required to conduct FreeMarkets’ business;

•	FreeMarkets’ Securities and Exchange Commission filings and financial statements;

•	the absence of undisclosed liabilities;

•	the absence of certain changes in FreeMarkets’ business and the absence of a material adverse effect on FreeMarkets since December 31, 2002;

•	the absence of litigation involving FreeMarkets;

•	FreeMarkets’ employee benefit plans and labor matters;

•	FreeMarkets’ material contracts and obligations;

•	environmental laws that apply to FreeMarkets;

•	title to FreeMarkets’ properties and absence of liens and encumbrances on such properties;

•	intellectual property used to conduct FreeMarkets’ business;

•	taxes;

•	FreeMarkets’ actions to maintain the merger as a reorganization;

•	FreeMarkets’ transactions with its affiliates;

•	FreeMarkets’ insurance coverage;

•	FreeMarkets’ board of directors’ approval and the vote required of FreeMarkets stockholders;

•	the nonapplicability of relevant state takeover statutes;

•	the opinion of FreeMarkets’ financial advisor;

•	brokers or finders’ fees in connection with the merger;

•	FreeMarkets’ customers;

•	absence of restrictions on business activities;

•	absence of unlawful payments;

•	amendment of FreeMarkets’ stockholder rights plan; and

•	absence of misstatements and omissions.

Ariba and Fleet Merger Corporation made representations about the following topics:

•	Ariba’s and Fleet Merger Corporation’s organization, qualification to do business and good standing;

•	Ariba’s subsidiaries;

•	Ariba’s and Fleet Merger Corporation’s respective certificates of incorporation and bylaws;

•	Ariba’s and Fleet Merger Corporation’s capitalization;

•	Ariba’s and Fleet Merger Corporation’s authority relative to the merger and the merger agreement;

•	consents, approvals and governmental filings required to be obtained or made by Ariba and Fleet Merger Corporation in connection with the merger agreement and the transactions contemplated by the merger agreement;

•	possession of and compliance with permits required to conduct Ariba’s business;

•	Ariba’s Securities and Exchange Commission filings and financial statements;

•	Ariba’s and Fleet Merger Corporation’s actions to maintain the merger as a reorganization;

•	operations of Fleet Merger Corporation;

•	brokers or finders’ fees in connection with the merger;

•	Ariba’s board of directors’ approval and the vote required of Ariba stockholders;

•	the absence of undisclosed liabilities;

•	the absence of certain changes in Ariba’s business and the absence of a material adverse effect on Ariba since December 31, 2002;

•	the existence of litigation;

•	environmental laws that apply to Ariba;

•	intellectual property used to conduct Ariba’s business;

•	the possession of sufficient cash by Ariba to pay FreeMarkets stockholders pursuant to the merger agreement;

•	taxes;

•	the opinion of Ariba’s financial advisor;

•	title to Ariba’s properties and absence of liens and encumbrances on such properties;

•	Ariba’s insurance coverage;

•	Ariba’s employee benefit plans;

•	Ariba’s transactions with its affiliates;

•	absence of unlawful payments; and

•	absence of misstatements and omissions.

The representations and warranties in the merger agreement are lengthy and detailed and not easily summarized. We urge stockholders to read carefully the entire merger agreement and specifically Article III of the merger agreement, entitled “Representations and Warranties of The Company,” and Article IV of the merger agreement, entitled “Representations and Warranties of Parent and Merger Sub.”

As it is used in the merger agreement, “material adverse effect” means any changes in or effects on the business of FreeMarkets or Ariba or their subsidiaries that, individually or in the aggregate, are, or would reasonably be expected to be, materially adverse to the ability of FreeMarkets or Ariba to consummate the merger or materially adverse to the business, financial condition, assets and liabilities considered as a whole or results of operations of FreeMarkets or Ariba or their subsidiaries, taken as a whole, except that the following will not constitute or be taken into account in determining a “material adverse effect”:

•	any changes affecting the respective industries in which FreeMarkets or Ariba or their subsidiaries operate that do not have a disproportionate impact in any material respect on FreeMarkets or Ariba or their subsidiaries, taken as a whole;

•	any changes in general economic conditions or the capital markets that do not disproportionately impact in any material respect FreeMarkets or Ariba or their subsidiaries, taken as a whole;

•	in and of itself, any change in the market price or trading volume of Ariba or FreeMarkets common shares;

•	in and of itself, a failure by Ariba or FreeMarkets to meet the revenue or earnings predictions of equity analysts for any period ending (or for which earnings are released) on or after January 23, 2004 and prior to the closing date of the merger;

•	the taking of any action required by the merger agreement or to which the other party has given its written consent;

•	any change or effect to the extent attributable to the announcement or pendency of the merger; or

•	any change or effect resulting from the actions of the other party.

FREEMARKETS’ CONDUCT OF BUSINESS PRIOR TO THE COMPLETION OF THE MERGER

FreeMarkets has agreed to do the following until the completion of the merger, unless Ariba consents otherwise in writing:

•	conduct FreeMarkets’ and its subsidiaries’ businesses in the ordinary course of business and in a manner consistent with past practice;

•	preserve substantially intact the business organization of FreeMarkets and its subsidiaries;

•	keep available the services of their current officers, employees and consultants; and

•	preserve the current relationships of FreeMarkets and its subsidiaries with their customers, suppliers, licensors, licensees, alliance partners and other persons with which they have business relations.

FreeMarkets has also agreed that, unless Ariba consents in writing, FreeMarkets and its subsidiaries will not do any of the following until the completion of the merger:

•	issue, deliver or sell any shares of capital stock of any class or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest other than as specifically permitted under the merger agreement;

•	amend the certificate of incorporation or bylaws of FreeMarkets or any of its subsidiaries;

•	sell, pledge, lease, license, dispose of or grant an encumbrance on any material asset of FreeMarkets or its subsidiaries, including intellectual property, except in the ordinary course of business and in a manner consistent with past practice;

•	authorize, declare or pay dividends or other distributions on the capital stock of FreeMarkets or any of its subsidiaries;

•	reclassify, combine, split, subdivide, redeem, purchase or acquire, directly or indirectly, any of the capital stock of FreeMarkets or any of its subsidiaries;

•	acquire any interest in or assets of any corporation, partnership, other business organization or any division thereof;

•	incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse the obligations of any person, or make any loans or advances other than in the ordinary course of business and consistent with past practice or for other indebtedness with a maturity of not more than one year, in each case in a principal amount not, in the aggregate, in excess of $100,000;

•	enter into contracts or agreements requiring the payment, or receipt of payment, of consideration in excess of $100,000, or modify, amend or terminate any such existing contracts or agreements, except, in each case, for contracts or agreements entered into in the ordinary course of business;

•	make or authorize any capital expenditures individually in excess of $100,000, other than capital expenditures reflected in FreeMarkets’ capital expenditure budget for the 2004 fiscal year (which capital expenditures may be made in amounts of $500,000 or less);

•	waive any stock repurchase rights, or accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under FreeMarkets’ stock option plans or authorize cash payments in exchange for any options granted under any of these stock option plans;

•

increase, or agree to increase, the compensation payable to FreeMarkets’ officers or employees, except for increases in accordance with past practices, or grant any rights to severance or termination pay to, or enter into any employment, consulting, termination, indemnification or severance agreement with, any director, officer or other employee of FreeMarkets or any of its subsidiaries, or hire any individual for a vice-president or other executive officer position or establish, adopt, enter into or amend any employee benefit plan;

•	make or change any material tax or accounting election, change any annual accounting period, adopt or change any material accounting method, file any amended tax return involving any material amount of taxes, enter into any material closing agreement, settle any material tax claim or assessment relating to FreeMarkets or any of its subsidiaries, surrender any right to claim a refund of taxes in any material amount, consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment relating to FreeMarkets or any of its subsidiaries, or take any other action or omit to take any action that would have the effect of increasing the tax liability in any material respect of FreeMarkets or any of its subsidiaries or Ariba;

•	take any action, other than as required by generally accepted accounting principals or by the Securities and Exchange Commission, with respect to accounting principles or procedures, including, without limitation, any revaluation of assets;

•	initiate or settle any legal proceeding;

•	sell, assign, lease, terminate, abandon, transfer, encumber or otherwise dispose of or grant any security interest in and to any item of FreeMarkets’ intellectual property, in whole or in part, other than in the ordinary course of business, or grant any license with respect to any intellectual property, other than licenses of FreeMarkets’ software in the ordinary course of business, or, other than in the ordinary course of business, disclose, or authorize for disclosure, any confidential intellectual property, unless such intellectual property is subject to a confidentiality or non-disclosure covenant protecting against its disclosure; or

•	agree to take any of the actions described above.

ARIBA’S CONDUCT OF BUSINESS PRIOR TO THE COMPLETION OF THE MERGER

Ariba has agreed that, unless FreeMarkets consents in writing, Ariba and its subsidiaries will not do any of the following until the completion of the merger:

•	declare, set aside or pay any dividends on or make any other distributions in cash in respect of any Ariba capital stock;

•	cause, permit or propose any amendments to Ariba’s certificate of incorporation or bylaws (or similar governing instruments of any of its subsidiaries), except as contemplated by the merger agreement, that would have an adverse effect on the rights of the holders of Ariba’s capital stock;

•	acquire any equity interest in or assets of any business, corporation, partnership, association or other business entity that would reasonably be expected to result in a material delay of the consummation of the merger, or acquire any material real property;

•	issue or agree to issue Ariba common stock or any other security of Ariba if such issuance would require a vote of Ariba’s stockholders;

•	other than the contemplated reverse stock split, propose any amendments to Ariba’s certificate of incorporation or bylaws (or similar governing instruments of any of its subsidiaries) that would require a vote of Ariba’s stockholders; or

•	agree to take any of the actions described above.

MUTUAL AGREEMENTS

Each of FreeMarkets and Ariba has also agreed to give the other prompt notice of:

•	the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in the merger agreement to be untrue or inaccurate in any material respect or any covenant, condition or agreement contained in the merger agreement not to be complied with or satisfied in any material respect; or

•	any failure or inability of Ariba or FreeMarkets, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied under the merger agreement.

The agreements related to the conduct of Ariba’s and FreeMarkets’ respective businesses contained in the merger agreement are complicated and not easily summarized. We urge stockholders to carefully read the entire merger agreement, including Article V of the merger agreement entitled “Conduct of Business Pending the Merger.”

NO SOLICITATION OF TRANSACTIONS

Until the merger is completed or the merger agreement is terminated, FreeMarkets has agreed not to take any of the following actions, directly or indirectly:

•	solicit, initiate, encourage or take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any competing transaction (as defined below); or

•	enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of any inquiries or to obtain a competing transaction, or agree to or endorse any competing transaction, or authorize or permit any of its representatives to take any similar action.

FreeMarkets must promptly notify Ariba upon receipt of any proposal or offer or any inquiry or contact with any person with respect to any proposal or offer regarding a competing transaction is made, and promptly deliver or cause to be delivered to Ariba a copy of the proposal, offer, inquiry or contact and any other written material reasonably relating thereto.

The FreeMarkets board of directors is not prohibited, however, from furnishing information to and entering into discussions or negotiations with a person who has made an unsolicited, written, bona fide proposal or offer regarding a competing transaction if the FreeMarkets board of directors has:

•	reasonably concluded after consultation with its financial advisor that the proposal or offer constitutes or is reasonably likely to lead to a superior proposal (as defined below);

•	reasonably concluded, after consultation with its outside legal counsel, that, in light of the superior proposal, furnishing the information or entering into discussions is required to comply with its fiduciary obligations to FreeMarkets and FreeMarkets’ stockholders under applicable law;

•	provided written notice to Ariba of its intent to furnish information or enter into discussions or negotiations with the person making the superior proposal at least one business day prior to furnishing information or entering into discussions; and

•	obtained from the person making the superior proposal an executed confidentiality agreement on terms no less favorable to FreeMarkets than those contained in the non-disclosure agreement between FreeMarkets and Ariba.

Prior to the approval of the merger agreement and the merger by the requisite vote of the stockholders of FreeMarkets, but only after payment by FreeMarkets to Ariba of the termination fee (see “Termination Fee”), nothing in the merger agreement prevents FreeMarkets’ board of directors from terminating the merger agreement and recommending a superior proposal (such termination, a “FreeMarkets superior proposal termination;” see “Termination of the Merger Agreement” below) if:

•	FreeMarkets has provided two business days’ written notice to Ariba advising Ariba that FreeMarkets is prepared to accept a superior proposal, specifying the terms and conditions of the superior proposal in reasonable detail and identifying the person or entity making the superior proposal; and

•	FreeMarkets has not violated any of the non-solicitation restrictions in the merger agreement.

A “competing transaction” means any of the following involving FreeMarkets (other than the merger and the other transactions contemplated by the merger agreement): (i) a merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of FreeMarkets and its subsidiaries, taken as a whole; (iii) a tender offer or exchange offer for, or an offer to purchase directly from FreeMarkets, 15% or more of the outstanding voting securities of FreeMarkets; or (iv) any solicitation in opposition to adoption by FreeMarkets’ stockholders of the merger agreement.

A “superior proposal” means an unsolicited written bona fide offer or proposal made by a third party to consummate a merger, consolidation, business combination, recapitalization, liquidation, dissolution, sale or disposition or similar transaction involving FreeMarkets pursuant to which a person (or its stockholders) would own, if consummated, all or substantially all of the outstanding capital stock of FreeMarkets (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of FreeMarkets and its subsidiaries taken as a whole (i) that is not attributable to a material breach by FreeMarkets of its non-solicitation obligations contained in the merger agreement and (ii) that is on terms (including conditions to consummation of the contemplated transaction) that the board of directors of FreeMarkets determines, in its good faith reasonable judgment (after consultation with FreeMarkets’ financial advisor), to be more favorable to the FreeMarkets stockholders from a financial point of view than the terms of the merger with Ariba and with any financing required to consummate the transaction contemplated by the offer or proposal committed or likely, in the reasonable good faith judgment of FreeMarkets’ board of directors (after consultation with FreeMarkets’ financial advisor), to be obtained by the third party on a timely basis.

DIRECTOR AND OFFICER INDEMNIFICATION AND INSURANCE

The merger agreement provides that after the effective time of the merger, Ariba and the surviving corporation of the reverse merger will indemnify each person who is or was a director or officer of FreeMarkets or any of its subsidiaries against any losses incurred in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any action or omission in their capacities as officers or directors, in each case occurring prior to the effective time of the merger. In addition, for six years after the completion of the merger, Ariba will maintain in effect the current directors’ and officers’ liability insurance maintained by FreeMarkets. However, Ariba is not required to pay annual premiums in excess of approximately 200% of current annual premiums for such insurance.

AFFILIATES AGREEMENTS

FreeMarkets must deliver to Ariba a letter identifying those persons who are affiliates of FreeMarkets within the meaning of Rule 145 of the Securities Act of 1933. FreeMarkets will use its commercially reasonable efforts to deliver to Ariba, prior to the closing of the merger, affiliate agreements executed by such individuals.

GOVERNMENTAL FILINGS

Ariba and FreeMarkets will file notifications under the HSR Act and have agreed to respond as promptly as practicable to all inquiries or requests received from the Federal Trade Commission or the Antitrust Division of

the Department of Justice for additional information or documentation and shall respond as promptly as practicable to all inquiries and requests from any State Attorney General or other governmental entity in connection with antitrust matters. Ariba and FreeMarkets have agreed to cooperate with each other in connection with making all the filings or responses. Ariba will not, however, be required to agree to:

•	the divestiture by Ariba, any Ariba subsidiary, FreeMarkets or any FreeMarkets subsidiary of any of their respective businesses, product lines or assets; or

•	the imposition of any material limitation on the ability of Ariba, Ariba’s subsidiaries, FreeMarkets or FreeMarkets’ subsidiaries to conduct their business or to own or exercise control of their assets, properties and stock.

PLAN OF REORGANIZATION

The merger agreement is intended to constitute a “plan of reorganization” within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Internal Revenue Code.

From and after the date of the merger agreement, each of Ariba, FreeMarkets and Fleet Merger Corporation has agreed to use its reasonable best efforts to cause the merger to qualify, and to not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act would reasonably be expected to prevent the merger from qualifying as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code.

PUBLIC ANNOUNCEMENTS

Each of Ariba and FreeMarkets has agreed to use commercially reasonable efforts to consult with the other before issuing any press release or otherwise making any public statements with respect to the merger agreement, the merger or any of the other transactions contemplated by the merger agreement unless otherwise required under applicable law or the requirements of The Nasdaq National Market.

LISTING

Prior to the effective time of the merger, to the extent required under the applicable listing agreement, Ariba is required to file with The Nasdaq National Market a Notification Form for Listing of Additional Shares with respect to the Ariba common stock to be issued in the merger.

EMPLOYEE BENEFITS

Following the effective time of the merger, all employees of FreeMarkets shall continue in their existing benefit plans until such time as, in Ariba’s sole discretion, an orderly transition can be accomplished to employee benefit plans and programs (other than Ariba’s sabbatical program) maintained by Ariba. The employees of FreeMarkets shall be eligible to participate in the employee benefit plans of Ariba on terms and conditions no less favorable than those offered to similarly situated employees of Ariba. Each employee of FreeMarkets will be given credit for his or her period of service with FreeMarkets credited under FreeMarkets’ benefit plans prior to the completion of the merger.

CONDITIONS TO THE MERGER

Neither Ariba nor FreeMarkets must complete the merger unless all of the following conditions are satisfied:

•	the registration statement relating to the issuance of shares of Ariba common stock must have been declared effective by the Securities and Exchange Commission and no stop order or proceeding seeking a stop order have been commenced;

•	the merger agreement and the transactions contemplated by the merger agreement must be adopted and the merger approved by the requisite affirmative vote of the FreeMarkets stockholders, and the issuance of Ariba common stock in connection with the merger must be approved by the requisite affirmative vote of Ariba’s stockholders;

•	no governmental entity or court has enacted or enforced any law that has or would reasonably be expected to have the effect of making the merger illegal or otherwise prohibit the completion of the merger;

•	any waiting period under U.S. and foreign antitrust laws must have expired or been terminated; and

•	the shares of Ariba common stock to be issued in connection with the merger must be approved for quotation on The Nasdaq National Market.

Ariba and Fleet Merger Corporation do not have to complete the merger unless all of the following conditions are satisfied:

•	FreeMarkets’ representations and warranties must be true and correct in all material respects as of the date of the merger agreement and as of the effective time of the merger, except where failure to be true and correct, individually or in the aggregate, does not constitute a material adverse effect on FreeMarkets; provided, that the representations and warranties of FreeMarkets with respect to capitalization must be true and correct in all material respects;

•	FreeMarkets must have performed and complied in all material respects with all agreements and covenants required by the merger agreement;

•	Ariba must have received the opinion of its counsel to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In the event that Ariba’s counsel does not provide a tax opinion to Ariba, then this condition shall be deemed satisfied if FreeMarkets’ counsel delivers such tax opinion to both Ariba and FreeMarkets;

•	employment agreements between Ariba and certain FreeMarkets employees must be in full force and effect (other than any such employment agreement that has been breached in any material respect by Ariba);

•	FreeMarkets must not have experienced any material adverse effect since the date of the merger agreement; and

•	FreeMarkets must have taken all necessary action to cause its stockholder rights plan to expire immediately prior to the effective time of the merger.

FreeMarkets does not have to complete the merger unless all of the following conditions are satisfied:

•	Ariba’s and Fleet Merger Corporation’s representations and warranties must be true and correct as of the date of the merger agreement and as of the effective time of the merger, except where failure to be true and correct, individually or in the aggregate, does not constitute a material adverse effect on Ariba; provided, that the representations and warranties of Ariba with respect to capitalization must be true and correct in all material respects;

•	Ariba and Fleet Merger Corporation must have performed and complied in all material respects with all agreements and covenants required by the merger agreement;

•	FreeMarkets must have received the opinion of its counsel to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In the event that FreeMarkets’ counsel does not provide a tax opinion to FreeMarkets, then this condition shall be deemed satisfied if Ariba’s counsel delivers such tax opinion to both Ariba and FreeMarkets;

•	Ariba must not have experienced any material adverse effect since the date of the merger agreement;

•	David H. McCormick and Karl E. Newkirk must have been appointed to Ariba’s Board of Directors, each as of the effective time of the merger;

•	David H. McCormick must have been appointed as President of Ariba as of the effective time of the merger; and

•	employment agreements between Ariba and certain FreeMarkets employees must be in full force and effect (other than any such employment agreement that has been breached in any material respect by a party thereto other than Ariba).

TERMINATION OF THE MERGER AGREEMENT

In addition to a termination upon the mutual written consent of the Boards of Directors of FreeMarkets and Ariba, the merger agreement may be terminated under certain circumstances at any time before the completion of the merger, as summarized below:

•	by Ariba if (i) FreeMarkets’ board of directors withholds, withdraws, amends, modifies or changes its unanimous recommendation of the adoption of the merger agreement or the approval of the merger in a manner adverse to Ariba or shall have resolved to do so, (ii) FreeMarkets’ board of directors recommends to the stockholders of FreeMarkets a competing transaction or shall have resolved to do so or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any competing transaction, (iii) FreeMarkets’ board of directors fails to reject a competing transaction within ten business days following receipt by FreeMarkets of the written proposal for such competing transaction, (iv) FreeMarkets fails to include in this joint proxy statement/prospectus the unanimous recommendation of FreeMarkets’ board of directors in favor of the approval of the merger or the merger agreement, (v) FreeMarkets breaches (other than inadvertent immaterial breaches) its obligations with regard to the solicitation of a competing transaction or (vii) a tender offer or exchange offer for 5% or more of the outstanding shares of stock of FreeMarkets is commenced, and FreeMarkets’ board of directors fails to recommend within ten business days against acceptance of such tender offer or exchange offer by FreeMarkets’ stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by FreeMarkets’ stockholders);

•	by Ariba if FreeMarkets breaches any representation, warranty, covenant or agreement set forth in the merger agreement, or if any representation or warranty of FreeMarkets shall have become untrue, and such breach is not cured within 60 days of the occurrence of the breach;

•	by FreeMarkets if Ariba and Fleet Merger Corporation breach any representation, warranty, covenant or agreement set forth in the merger agreement, or if any representation or warranty of Ariba and Fleet Merger Corporation shall have become untrue, and such breach is not cured within 60 days of the occurrence of the breach; or

•	by FreeMarkets pursuant to a FreeMarkets superior proposal termination (as defined in “No Solicitation of Transactions” above).

In addition, the merger agreement may be terminated by either Ariba or FreeMarkets under any of the following circumstances:

•	if the merger is not completed, without the fault of the terminating party, by July 15, 2004;

•	if a final court order is issued and is not appealable that (a) prohibits the merger, (b) prohibits Ariba’s or FreeMarkets’ ownership or operation of any material portion of the business of FreeMarkets as a result of the merger or (c) compels Ariba or FreeMarkets to dispose of or hold separate, as a result of the merger, any material portion of the business or assets of FreeMarkets or Ariba;

•	if the merger agreement and the transactions contemplated thereunder fail to receive the requisite vote for approval by FreeMarkets’ stockholders; or

•	if the issuance of shares of Ariba common stock to be issued in connection with the merger fails to receive the requisite vote for approval by Ariba’s stockholders.

TERMINATION FEE

FreeMarkets has agreed to pay Ariba a cash termination fee of $17 million if Ariba terminates the merger agreement because:

•	FreeMarkets’ board of directors withdraws or changes its unanimous recommendation of adoption of the merger agreement or approval of the merger;

•	FreeMarkets’ board of directors recommends to its stockholders to enter into a competing transaction;

•	FreeMarkets’ board of directors fails to reject a competing transaction within 10 business days of the receipt of the proposal;

•	FreeMarkets fails to include in this joint proxy statement/prospectus the unanimous recommendation of its board in favor of approval of the merger agreement and the merger;

•	FreeMarkets breaches (other than inadvertent immaterial breaches) its obligations with regard to the solicitation of a competing transaction; or

•	a tender offer or exchange offer for 5% or more of the outstanding shares of FreeMarkets is commenced and FreeMarkets’ board of directors fails to recommend against the acceptance of the tender offer or exchange offer.

FreeMarkets has also agreed to pay the same cash termination fee if Ariba or FreeMarkets terminates the merger agreement because FreeMarkets’ stockholders fail to approve the merger agreement and:

•	at or prior to the termination, a competing transaction has been publicly proposed; and

•	within 12 months of the date of the termination of the merger agreement, such competing transaction has been consummated.

FreeMarkets has also agreed to pay the same cash termination fee if FreeMarkets terminates the merger agreement pursuant to a FreeMarkets superior proposal termination (as defined in “No Solicitation of Transactions” above).

In addition, Ariba has agreed to pay the same cash termination fee of $17 million to FreeMarkets if Ariba or FreeMarkets terminates the merger agreement because Ariba’s stockholders fail to approve the issuance of shares of Ariba common stock to be issued in connection with the merger and:

•	at or prior to such termination there shall have been publicly proposed (i) a merger, consolidation, share exchange, business combination or other similar transaction involving Ariba, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of Ariba and Ariba’s subsidiaries, taken as a whole or (iii) a tender offer or exchange offer for, or an offer to purchase directly from Ariba, 15% or more of the outstanding voting securities of Ariba (any one of (i), (ii) or (iii) a “parent competing transaction”); and

•	within 12 months of the date of the termination of the merger agreement, such parent competing transaction shall have been consummated.

PAYMENT OF FEES AND EXPENSES

Subject to FreeMarkets’ and Ariba’s obligations under “Termination Fee” above, whether or not the merger is consummated, all expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring the expenses, except that the expenses incurred relating to the printing, filing and mailing of the registration statement of which this joint proxy statement/prospectus forms a part and all Securities and Exchange Commission and other regulatory filing fees shall be shared equally by the parties.

EXTENSION, WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

The merger agreement may be amended by Ariba and FreeMarkets by action taken by or on behalf of their respective boards of directors at any time prior to the effective time; provided, however, that, after the approval of the merger and adoption of the merger agreement by the stockholders of FreeMarkets, no amendment may be made that would require the approval of the stockholders of Ariba or FreeMarkets under applicable law without such approval.

Either Ariba or FreeMarkets may, in writing, extend the other’s time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other’s representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

RELATED AGREEMENTS

Ariba Voting Agreements. In connection with the merger, the executive officers and directors of Ariba, including Robert M. Calderoni, Kevin S. Costello, Craig Federighi, James W. Frankola, Richard A. Kashnow, Robert E. Knowling, Jr., Thomas F. Monahan, Michael A. Schmitt, Henry Tayloe Stansbury, John True and Richard Wallman, have entered into voting agreements with FreeMarkets and have given irrevocable proxies to FreeMarkets. The terms of the voting agreements and irrevocable proxies provide that these stockholders will vote all outstanding shares of common stock beneficially owned by them, or any new shares of stock they may acquire:

•	in favor of approval of the issuance of shares of Ariba common stock pursuant to the merger; and

•	in favor of any other matter relating to the consummation of the transactions contemplated by the merger agreement.

As of [                    ], 2004, the record date for the Ariba stockholders’ meeting, the Ariba stockholders who entered into the voting agreements with FreeMarkets collectively held approximately [        ] outstanding shares of Ariba common stock which represented approximately [        ]% of the outstanding shares of Ariba common stock, and beneficially owned an aggregate of [                ] shares of common stock representing approximately [    ]% of Ariba’s common stock (assuming, for the purposes of this calculation, the exercise of all options held by such stockholders exercisable within 60 days of such date). None of the stockholders who are parties to the voting agreements with FreeMarkets was paid additional consideration in connection with entering into a voting agreement. The voting agreements and irrevocable proxies terminate on the earlier to occur of the date and time that the merger becomes effective in accordance with the terms and provisions of the merger agreement or the date of termination of the merger agreement. The forms of the voting agreements and irrevocable proxies entered into by the above-named Ariba stockholders are attached to this joint proxy statement/prospectus as Annex B.

FreeMarkets Voting Agreements. In connection with the merger, the executive officers and directors of FreeMarkets, including Jared L. Cohon, Thomas J. Gill, Raymond J. Lane, David H. McCormick, Glen T. Meakem, Thomas J. Meredith, Karl E. Newkirk and Sean M. Rollman, have entered into voting agreements with Ariba and have given irrevocable proxies to Ariba. The terms of the voting agreements and irrevocable proxies with Ariba provide that these stockholders will vote all shares of FreeMarkets common stock beneficially owned by them, or any new shares of FreeMarkets stock they may acquire:

•	in favor of adoption of the merger agreement and approval of the merger, and in favor of the other transactions contemplated by the merger agreement;

•

against any merger, consolidation, sale of assets, recapitalization or other business combination involving FreeMarkets (other than the merger with Ariba) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of

FreeMarkets under the merger agreement or which would result in any of the conditions to FreeMarkets’ obligations under the merger agreement not being fulfilled; and

•	in favor of any other matter relating to consummation of the transactions contemplated by the merger agreement.

As of [                     ], 2004, the record date for the FreeMarkets stockholders’ meeting, the FreeMarkets stockholders who entered into the voting agreements with Ariba collectively held approximately [                ] outstanding shares of FreeMarkets common stock which represented approximately [        ]% of the outstanding FreeMarkets common stock, and beneficially owned an aggregate of [                ] shares of common stock representing approximately [    ]% of FreeMarkets’ common stock (assuming, for the purposes of this calculation, the exercise of all options held by such stockholders exercisable within 60 days of such date). None of the stockholders who are parties to the voting agreements with Ariba was paid additional consideration in connection with entering into a voting agreement. The voting agreements and irrevocable proxies terminate on the earlier to occur of the date and time that the merger becomes effective in accordance with the terms and provisions of the merger agreement or the date of termination of the merger agreement. The form of the voting agreements and irrevocable proxies entered into by certain FreeMarkets stockholders are attached to this joint proxy statement/prospectus as Annex C.

Affiliate Agreements. Prior to the closing of the merger, Ariba intends to enter into affiliate agreements with those directors, officers and stockholders of FreeMarkets who are “affiliates” of FreeMarkets within the meaning of the Securities Act of 1933. Pursuant to these affiliate agreements, each FreeMarkets affiliate will agree not to dispose of his, her or its shares of Ariba common stock received in the merger unless the disposition is permitted under the rules and regulations of the federal securities laws. The form of affiliate agreement is attached to this joint proxy statement/prospectus as Annex D.

Employment and Transition Agreements. Concurrently with the execution of the merger agreement, Ariba entered into employment agreements with David H. McCormick and certain other employees of FreeMarkets and a transition agreement with Glen T. Meakem. The employment agreement with David H. McCormick and the transition agreement with Glen T. Meakem are summarized in “The Merger—Interests of Certain Persons in the Merger.”

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS OF ARIBA, INC.

On January 23, 2004, Ariba and FreeMarkets entered into a merger agreement. The merger will be accounted for using the purchase method of accounting and accordingly, the purchase price will be allocated to the assets acquired and liabilities assumed based on their estimated fair values on the acquisition date.

The accompanying Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet of Ariba gives effect to this acquisition as if it had occurred on December 31, 2003, by combining the balance sheet of FreeMarkets as of September 30, 2003 with the balance sheet of Ariba at December 31, 2003. The accompanying Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations of Ariba gives effect to this acquisition as if it had occurred on October 1, 2002, and reflects the unaudited results of operations of FreeMarkets for the twelve months ended September 30, 2003 combined with the audited results of operations of Ariba for the year ended September 30, 2003 and the unaudited results of operations of FreeMarkets for the three months ended September 30, 2003 with the unaudited results of operations of Ariba for the three months ended December 31, 2003, respectively. Because Ariba and FreeMarkets have different fiscal years, FreeMarkets’ results of operations for the three months ended September 30, 2003 are included in the Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations of Ariba for both the year ended September 30, 2003 and the three months ended December 31, 2003.

The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have actually been reported had the acquisition occurred on December 31, 2003 for balance sheet purposes and as of October 1, 2002 for statement of operations purposes, nor are they necessarily indicative of the future financial position or results of operations.

The total estimated purchase price of approximately $554.5 million will consist of (i) approximately $87.3 million of cash, (ii) $355.3 million of Ariba’s common stock (assuming the issuance of approximately 98.2 million shares of Ariba common stock to FreeMarkets stockholders using the exchange ratio of 2.25 based on approximately 43.7 million shares of FreeMarkets common stock outstanding at January 22, 2004), (iii) the assumption of approximately 12.6 million FreeMarkets stock options with a fair value of $105.4 million, and (iv) other estimated acquisition related expenses of approximately $6.5 million, consisting primarily of payments to financial advisors and other professional fees. The fair value of the Ariba shares assumed to be issued is based on the per share value of $3.62, which is equal to Ariba’s average last sale price per share as reported on The Nasdaq National Market for the trading-day period two days before and after January 23, 2004.

The purchase price assumed for the FreeMarkets acquisition is an estimate and could change primarily as a result of the actual number of shares of Ariba common stock that are ultimately issued to the stockholders of FreeMarkets. The actual number of shares may change due to the exercise of FreeMarkets stock options between the announcement date of the proposed transaction and the consummation date, if any.

The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements include adjustments, which are based upon preliminary estimates, to reflect the allocation of purchase consideration, before any integration or restructuring adjustments, to the acquired assets and liabilities of FreeMarkets. The planning process for the integration of FreeMarkets operations may result in additional accruals for severance costs, facilities closures and/or other costs in accordance with Emerging Issues Task Force (EITF) Issue No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination. Such accruals would increase the purchase consideration and the allocation of the purchase consideration to goodwill. The final allocation of the purchase consideration will be determined using FreeMarkets’ financial statements as of the closing date of the acquisition, and will be based on appraisals and a comprehensive final evaluation of the fair value of the tangible assets acquired, liabilities assumed, identifiable intangible assets and goodwill at the time of the acquisition as considered appropriate. The final determination of tangible and intangible assets may result in depreciation and amortization expenses that may be materially different from the preliminary estimates of these amounts. The pro forma adjustments are based upon information and assumptions available at the time of the filing of this joint proxy statement/prospectus. The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements do not include the realization of cost savings from operating efficiencies, synergies or restructurings that may result from the acquisition and any in-process research and development charge arising from the acquisition.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

BALANCE SHEET OF ARIBA, INC.

(IN THOUSANDS)

	Historical		Pro Forma Adjustments
	Ariba, Inc. December 31, 2003	FreeMarkets, Inc. September 30, 2003	(A)	(B)		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$73,042	$91,634	$—	$(87,332 14,290)		$91,634
Short-term investments	49,627	14,764	—	(14,290)		50,101
Restricted cash	28,126	—	—	—		28,126
Accounts receivable, net	10,368	27,746	—	—		38,114
Prepaid expenses and other current assets	11,115	6,652	(3,940)	—		13,827

Total current assets	172,278	140,796	(3,940)	(87,332)		221,802
Property and equipment, net	20,537	12,877	—	—		33,414
Long-term investments	76,208	24,998	—	—		101,206
Restricted cash	27,367	—	—	—		27,367
Other assets	1,725	2,453	(600)	—		3,578
Goodwill, net	181,033	2,000	(2,000)	285,311		466,344
Other intangible assets, net	—	—	—	100,000		100,000

Total assets	$479,148	$183,124	$(6,540)	$297,979		$953,711

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,293	$3,544	$—	$—		$13,837
Accrued compensation and related liabilities	25,452	5,301	—	—		30,753
Accrued liabilities	63,568	13,756	—	6,500		83,824
Restructuring obligations	11,710	2,726	—	—		14,436
Deferred revenue	55,876	4,951	(3,940)	—		56,887
Current portion of long-term debt	—	1,151	—	—		1,151

Total current liabilities	166,899	31,429	(3,940)	6,500		200,888
Restructuring obligations, less current portion	32,282	2,375	—	—		34,657
Deferred revenue, less current portion	35,658	—	—	—		35,658
Long-term debt, less current portion	—	358	—	—		358

Total liabilities	234,839	34,162	(3,940)	6,500		271,561

Minority interests	21,090	—	—	—		21,090

Commitments

Stockholders’ equity:
Common stock	541	424	(424)	196		737
Additional paid-in capital	4,500,913	588,827	(588,827)	460,422		4,961,335
Deferred stock-based compensation	(194)	(37)	37	(12,777)		(12,971)
Stock purchase warrants	—	76,388	(76,388)	—		—
Accumulated other comprehensive income (loss)	3,067	(85)	85	—		3,067
Accumulated deficit	(4,281,108)	(516,555)	516,555	(10,000	) (C)	(4,291,108)

Total stockholders’ equity	223,219	148,962	(148,962)	437,841		661,060

Total liabilities and stockholders’ equity	$479,148	$183,124	$(152,902)	$444,341		$953,711

See accompanying notes to Ariba unaudited pro forma condensed combined consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENTS OF

OPERATIONS OF ARIBA, INC. FOR THE YEAR ENDED SEPTEMBER 30, 2003

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Historical
	Ariba, Inc. Year Ended September 30, 2003	FreeMarkets, Inc. Twelve Months Ended September 30, 2003	Pro Forma Adjustments		Pro Forma Combined
Revenues:
License	$103,066	$—	$—		$103,066
Maintenance and services	133,632	147,451	11,250	(E)	292,333

Total revenues	236,698	147,451	11,250		395,399
Cost of revenues:
License	4,519	—	—		4,519
Maintenance and services	45,489	72,027	—		117,516
Amortization of acquired core technology and contracts	4,000	—	15,000	(B)	19,000

Total cost of revenues	54,008	72,027	15,000		141,035

Gross profit	182,690	75,424	(3,750)		254,364

Operating expenses:
Sales and marketing	80,364	38,320	—		118,684
Research and development	53,836	26,809	—		80,645
General and administrative	36,203	22,177	—		58,380
Amortization of other intangible assets	113,464	—	5,000	(B)	118,464
Stock-based compensation and warrant cost	2,161	7,942	(7,847 7,699)	(E) (D)	9,955
Restructuring and lease abandonment costs	5,350	7,901	—		13,251

Total operating expenses	291,378	103,149	4,852		399,379

Loss from operations	(108,688)	(27,725)	(8,602)		(145,015)
Other income, net	5,729	3,469	(1,770)	(F)	7,428

Net loss before income taxes and minority interest	(102,959)	(24,256)	(10,372)		(137,587)
Provision (benefit) for income taxes	(92)	1,026	—		934
Minority interests in net income of consolidated subsidiaries	3,460	—	—		3,460

Net loss	$(106,327)	$(25,282)	$(10,372)		$(141,981)

Pro forma net loss per share – basic and diluted	$(0.40)				$(0.39)

Weighted average shares – basic and diluted	266,284		98,248	(G)	364,532

See accompanying notes to Ariba unaudited pro forma condensed combined consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS OF ARIBA, INC. FOR THE THREE MONTHS ENDED DECEMBER 31, 2003

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	Ariba, Inc. Three Months Ended December 31, 2003	FreeMarkets, Inc. Three Months Ended September 30, 2003
Revenues:
License	$18,676	$—	$—		$18,676
Maintenance and services	34,055	36,022	2,813	(E)	72,890

Total revenues	52,731	36,022	2,813		91,566
Cost of revenues:
License	1,444	—	—		1,444
Maintenance and services	11,484	16,633	—		28,117
Amortization of acquired core technology and contracts	—	—	3,750	(B)	3,750

Total cost of revenues	12,928	16,633	3,750		33,311

Gross profit	39,803	19,389	(937)		58,255

Operating expenses:
Sales and marketing	17,539	7,952	—		25,491
Research and development	12,277	6,100	—		18,377
General and administrative	4,543	4,935	—		9,478
Amortization of other intangible assets	—	—	1,250	(B)	1,250
Stock-based compensation and warrant cost	30	1,974	(1,962 885)	(E) (D)	927
Restructuring and lease abandonment costs	—	3,207	—		3,207

Total operating expenses	34,389	24,168	173		58,730

Income (loss) from operations	5,414	(4,779)	(1,110)		(475)
Other income, net	818	559	(349)	(F)	1,028

Net income (loss) before income taxes and minority interest	6,232	(4,220)	(1,459)		553
Provision (benefit) for income taxes	(272)	334	—		62
Minority interests in net income of consolidated subsidiaries	413	—	—		413

Net income (loss)	$6,091	$(4,554)	$(1,459)		$78

Pro forma net income per share – basic	$0.02				$0.00

Weighted average shares – basic	269,998		98,248	(G)	368,246

Pro forma net income per share – diluted	$0.02				$0.00

Weighted average shares and potential common shares – diluted	277,677		108,203	(G)	385,880

See accompanying notes to Ariba unaudited pro forma condensed combined consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

FINANCIAL STATEMENTS OF ARIBA, INC.

The pro forma adjustments are based on preliminary estimates which may change as additional information is obtained.

(A)	To eliminate the other intangible assets, goodwill and stockholders’ equity accounts of FreeMarkets and to reclassify certain FreeMarkets receivables, classified as prepaid expenses and other current assets, and related deferred revenue to conform to Ariba’s balance sheet presentation.

(B)	To allocate the total purchase price, which is as follows (in thousands):

Total purchase price:
Cash	$87,332
Fair value of Ariba’s common stock	355,266
Fair value of options assumed	105,352
Estimated acquisition related costs	6,500

Total purchase price	$554,450

Allocation of total purchase price:
Tangible assets acquired	$176,584
Liabilities assumed	30,222
Deferred stock-based compensation	12,777
In-process research and development	10,000
Goodwill	285,311
Other intangible assets	100,000

Total purchase price allocation	$554,450

For purposes of computing the estimated fair value of the options, the Black-Scholes pricing model was used with the following assumptions: expected life of 4.5 years, risk free rate of 3.01%, expected dividend yield of 0% and volatility of 128%. Identified other intangible assets associated with the acquisition of FreeMarkets will be amortized to cost of revenues and operating expense based upon the nature of the asset over the estimated period of benefit of five years.

(C)	In-process research and development estimated in the amount of approximately $10 million for FreeMarkets will be expensed in the period the acquisition is consummated. Accordingly, the in-process research and development is reflected in the Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet as an addition to accumulated deficit.

(D)	In accordance with FASB Interpretation No. 44, (FIN 44), Accounting for Certain Transactions Involving Stock Compensation — an Interpretation of APB 25, Ariba determined the amount of stock-based compensation related to unvested options assumed in conjunction with the acquisition of FreeMarkets and has allocated the purchase price accordingly. For purposes of determining the intrinsic value of the unvested options assumed, Ariba used the fair value of Ariba’s common stock on January 23, 2004. Ariba intends to amortize the deferred stock-based compensation in accordance with FASB Interpretation No. 28 (FIN 28).

The pro forma adjustment represents the amortization of deferred stock-based compensation associated with unvested stock options assumed in the proposed merger with FreeMarkets of $7.7 million and $885,000 for the fiscal year ended September 30, 2003 and three months ended December 31, 2003, respectively.

(E)	An outstanding warrant to purchase 1,400,000 shares of FreeMarkets common stock for $0.01 per share held by Visteon Corporation (Visteon) must be exercised for common stock immediately prior to the consummation of the acquisition in accordance with the original Visteon warrant agreement. Visteon has no further obligations related to this common stock and, as such, the fair value of the fully vested common stock issued to Visteon will be included in the overall cost of the acquisition in accordance with SFAS 123, Accounting for Stock-Based Compensation.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

FINANCIAL STATEMENTS OF ARIBA, INC.—(Continued)

FreeMarkets granted this warrant to Visteon in 2000 in exchange for Visteon entering into a five-year FullSource service contract allowing FreeMarkets to publicize the business relationship. Under the five-year service agreement, Visteon agreed to pay minimum annual fees of $11.3 million plus additional contingent fees based on the level of FullSource activity. FreeMarkets valued the fully-vested warrant in 2000 at $95.5 million and was amortizing the deferred compensation on a straight-line basis over the five-year term of the contract. The $19.1 million in annual amortization was classified by FreeMarkets as a reduction to revenues to the extent of the $11.3 million and $2.8 million in fees earned from Visteon in the twelve months ended September 30, 2003, and three months ended September 30, 2003, respectively, and the remaining amounts of $7.8 million and $2.0 million were classified as warrant costs in the twelve months ended September 30, 2003, and three months ended September 30, 2003, respectively.

Subsequent to the acquisition, no deferred compensation will exist related to this previously outstanding warrant. As such, cash inflows from Visteon under the service agreement post acquisition will be treated as revenue. The margin on the Visteon arrangement, however, will be reduced by the amortization through cost of sales of the Visteon contractual intangible recognized upon consummation of the acquisition. The net effect of this change in the accompanying pro forma operating results is to eliminate the reduction to revenues to the extent of the $11.3 million and $2.8 million in fees earned from Visteon in the twelve months ended September 30, 2003, and three months ended September 30, 2003, respectively, and the amortization of $7.8 million and $2.0 million as warrant costs in the twelve months ended September 30, 2003, and three months ended September 30, 2003, respectively.

Ariba’s analysis of the fair values of assets and liabilities acquired will include an assessment of whether the minimum annual fees to be received under the Visteon service agreement exceed the fair value of services provided under similar agreements. Upon completion of the valuation of the acquired assets and liabilities, any excess of the minimum annual fees over the assessed fair value of the Visteon service contract will be recognized as an asset at the acquisition date and amortized over the contract’s remaining life as a reduction of revenue.

(F)	To eliminate interest income earned on cash applied in the purchase.

(G)	Pro forma basic and diluted net loss per share for the year ended September 30, 2003 and the pro forma basic net income for the three months ended December 31, 2003 is computed by dividing the pro forma net income or loss for the period by the weighted average number of common shares outstanding. Pro forma diluted net income per share for the three months ended December 31, 2003 is computed by dividing the net income for the period by the weighted average number of common and potential common shares outstanding during the period if their effect is dilutive. Potential common shares is comprised of restricted common stock and incremental common shares issuable upon the exercise of stock options and warrants. The adjustment to historical weighted average shares outstanding results from inclusion of actual shares to be issued in conjunction with this probable acquisition, as if such shares were outstanding from October 1, 2002.

INFORMATION ABOUT ARIBA

BUSINESS OVERVIEW

Ariba provides Enterprise Spend Management solutions that allow enterprises to manage efficiently the purchasing of all non-payroll goods and services required to run their business. Ariba refers to these non-payroll expenses as “spend.” Ariba’s solutions, which include software applications, services and network access, are designed to provide corporations with technology and business process improvements to better manage their corporate spending and, in turn, save money. Ariba’s software applications and services streamline and improve the business processes related to the identification of suppliers of goods and services, the negotiation of the terms of purchases, and ultimately the management of ongoing purchasing and communication activities. These goods and services include commodities, raw materials, operating resources, services, temporary labor, travel, maintenance, repair and operations equipment.

Ariba’s software applications were built to utilize the Internet and provide enterprises with real-time access to their business data and their business partners. They are designed to integrate seamlessly with all major business applications. Ariba’s software applications can be accessed via web browser.

Ariba Spend Management solutions integrate with and leverage the Ariba Supplier Network. The Ariba Supplier Network is a scalable Internet infrastructure that connects Ariba customers with their business partners and suppliers to exchange product and service information as well as a broad range of business documents, such as purchase orders and invoices. Over 60,000 suppliers of a wide array of goods and services are connected to the Ariba Supplier Network. As a result, Ariba customers can connect once to the Ariba Supplier Network and access many suppliers simultaneously.

One of the key differentiators of Ariba Spend Management solutions is the ability to integrate with multi-ERP (enterprise resource planning) software applications. Many large corporations use several different ERP platforms that cannot easily work with each other. For this reason, Ariba’s software applications are designed to run on top of major legacy or backend applications for business processes, such as human resource management and accounting. This eliminates the need for manual transfer of critical information from Ariba products to SAP, PeopleSoft, Oracle and other ERP systems. Ariba enterprise adapters can integrate with standard implementations of these systems, or can be configured to integrate with custom installations, to integrate Ariba software applications with multiple enterprise applications simultaneously.

In addition to application software, Ariba Spend Management solutions include implementation and consulting services, education and training. All of these additional offerings together with the Ariba Supplier Network are designed to improve the return on investment Ariba’s customers receive through the use of Ariba software applications.

Ariba was incorporated in Delaware in September 1996 and from that date through March 1997 was in the development stage, conducting research and developing Ariba’s initial products. Ariba’s principal executive offices are located at 807 11th Avenue, Sunnyvale, California 94089.

Ariba Spend Management Solutions

Ariba Spend Management applications fall into three solution sets. Each solution set is designed to address a business process related to corporate spending: the Ariba Analysis Solution provides strategic planning and analysis capabilities that leverage historical spending patterns; the Ariba Sourcing Solution enables the sourcing, negotiation and creation of contracts for products and services; and the Ariba Procurement Solution enables contract compliance for the purchase of goods and services and manages purchasing workflow on an ongoing basis. All of the solutions utilize the Ariba Supplier Network for advanced functionality and connectivity between Ariba customers and their suppliers and may include both software applications and services.

Customers may purchase Ariba’s software products for a specified term or in perpetuity, depending upon their business requirements. Currently, the license fee for a software application license is generally based on the customer’s employee count, whereas prior to the second quarter of fiscal year 2001, license capacity was typically based on the annual volume of business document transaction capacity. Employee-based licensing allows customers to scale the total cost of their Ariba Spend Management system implementations as their organizations grow or as they expand the breadth of their implementations enterprise-wide with no limitation on transaction capacity. Ariba customers pay annual maintenance fees that may include maintenance, updates and access to the Ariba Supplier Network.

Ariba Analysis Solution

The Ariba Analysis Solution currently includes Ariba Analysis, which is designed to provide Ariba’s customers with a single, unified view of their spending activities across all of their suppliers, divisions, and purchased goods or services. Analytical tools summarize data into meaningful dashboards to help purchasing and sourcing professionals identify specific groups of goods and services with the largest opportunities for savings. Savings opportunities are frequently identified for goods or services which employees purchase without proper authorization or from a fragmented supply base. By providing clear data and analysis, Ariba Analysis helps Ariba’s customers identify and implement spend reduction programs. Ariba Analysis can be deployed as a hosted or an installed application.

Ariba Sourcing Solution

The Ariba Sourcing Solution includes Ariba Analysis as well as Ariba Enterprise Sourcing, Ariba Contracts and Ariba Category Management. Together, these products help streamline and automate the entire sourcing process, from defining and aggregating spending requirements to supplier selection and contract negotiation. With the Ariba Sourcing Solution, customers can facilitate widespread user adoption with robust permissions and template capabilities, use collaborative workspaces and automate complex sourcing events to execute better contracts faster, identify top suppliers across a broad range of categories, and implement best practices for sourcing on an enterprise-wide basis.

Ariba Enterprise Sourcing is an enterprise-wide strategic sourcing application designed for all spend categories. It assists professional buyers at every step in the sourcing process, from defining spending baselines and category requirements to finding suppliers and negotiating agreements. It helps buyers and suppliers capture purchasing trade-offs and optimize sourcing activities with flexible bidding options and decision support tools. Ariba Enterprise Sourcing can be used for nearly every type of good or service and can be deployed as a hosted or an installed application.

Ariba Contracts is designed to provide comprehensive enterprise-wide management of the entire contract lifecycle and provides buyers access to a centralized repository of contracted products and services. From Ariba Contracts, buyers can create, search, amend, and re-source contracts, as well as monitor contract usage and supplier price compliance. Ariba Contracts can be deployed as a hosted or an installed application.

Ariba Category Management enables sourcing and procurement professionals to collaborate closely, gain greater organizational visibility and control, and capture category knowledge for re-use. It helps teams make better decisions and increases buy-in, compliance, and efficiency by providing workspaces for process and knowledge management. Ariba Category Management can be deployed as a hosted or an installed application.

These modules are tightly integrated to allow Ariba’s customers to leverage the results of their sourcing process to create sustainable contracts with chosen suppliers and negotiated terms. This tight integration helps to ensure ongoing compliance with favorable contract terms and sustain the savings achieved through the sourcing process.

Ariba Procurement Solution

The Ariba Procurement Solution currently includes four software applications: Ariba’s flagship Ariba Buyer application, as well as Ariba Invoice, Ariba Travel and Expense and Ariba eForms. Ariba Procurement is a comprehensive set of solutions built around the success of Ariba Buyer to enable companies to manage their internal purchasing processes, supplier relationships and supplier catalogs, and to ensure purchasing compliance across their entire organizations.

Ariba Buyer is the cornerstone application of the Ariba Procurement solution. It is a robust, scalable and reliable application that enables organizations to manage purchasing transactions for any good or service. The automation of the procurement business process reduces processing costs, improves productivity and helps to ensure compliance with enterprise-wide contracts. Ariba Buyer links end-users throughout an organization with approvers, and links the procurement application to back-end financial, purchasing and human resource systems to access important procurement information, such as supplier product information, price lists, web sites and order status. Ariba Buyer allows customers to attain global user and supplier adoption, enforce purchasing compliance against corporate policies and contracts, and measure progress. All of these factors drive cost savings by reducing transaction expenses, decreasing cycle times and leveraging existing supplier relationships. Ariba Buyer leverages the Ariba Supplier Network to securely automate commerce transactions with suppliers on the Internet. Ariba Buyer is deployed as an installed application.

Ariba Invoice streamlines and automates invoicing and reconciliation, thereby eliminating or reducing traditional paper processes and greatly reducing cycle times. Ariba Invoice is designed to allow Ariba’s customers to gain more control of the invoice processing cycle, automate data entry, matching, and exception resolution processes, foster stronger partner relationships with more prompt and accurate handling of invoices, and centralize invoicing data. Ariba Invoice is designed to decrease the traditional cost of invoice reconciliation, exception handling and supplier communication, while improving the efficiency of the payment process. Ariba Invoice is deployed as an installed application that leverages the Ariba Supplier Network.

Ariba Travel and Expense helps to manage the procurement of corporate travel and expenses. The application automates the manual processes required for travel purchases to increase expense policy compliance, decrease administrative costs, and reduce travel approval and expense reimbursement cycle times. Ariba Travel and Expense provides a set of features to generate expense reports automatically from travel cards or procurement cards and can route expense reports to functional travel and expense managers. Ariba Travel and Expense is deployed as an installed application.

Ariba eForms allows organizations to automate non-standard business processes outside of the core requisitioning process. Users are able to attach custom forms to existing Ariba software applications or create new software applications for nearly any type of operating resource request. Ariba eForms are created using XML (eXtensible Markup Language), a definition language that allows organizations to design forms that capture information from end-users and route the information for internal approval. Each Ariba eForm can have its own approval rules and can incorporate standard data from Ariba Buyer, including financial accounting and human resources information. Ariba eForms is deployed as an installed application.

The Ariba Supplier Network

The Ariba Supplier Network connects buyers and suppliers via the Internet and offers electronic payment, catalog and content management, business document routing and multi-protocol translation for numerous standard business documents. Businesses can use the Ariba Supplier Network to: search an open directory of trading partners, including over 60,000 suppliers worldwide; subscribe to and manage catalog content; and conduct transactions, including order management and fulfillment, invoicing and settlement communication. By using the Ariba Supplier Network, businesses can realize cost savings through greater process efficiencies, better employee and contract compliance, reduced inventories and fair pricing opportunities.

Ariba’s multi-protocol network allows buyers to send transactions from Ariba Buyer in one standard format. It then converts the order into the supplier’s preferred transaction format, such as cXML (Commerce eXtensible Markup Language), a format used on the Internet to describe commerce data and documents, EDI (Electronic Data Interchange), a format used to exchange data and documents electronically, electronic mail or facsimile. This feature gives suppliers the freedom to transact in their preferred protocols.

The Ariba Supplier Network also provides business advantages to suppliers. Suppliers can send product and service information, or electronic catalogs, through standard formats such as CIF (Catalog Interchange Format), a format commonly used to transfer catalog information electronically, and cXML. In addition, by using a technology called cXML PunchOut, buyers can link to a supplier’s web site to select a product while keeping the purchasing process within Ariba’s Ariba Buyer system for internal approval, accounting and administrative controls.

This feature is particularly useful for suppliers with extensive web sites, product configuration systems and large product catalogs. In addition, suppliers can utilize their existing investments in electronic commerce systems, including catalogs and product web pages. The Ariba Supplier Network is delivered over the Internet to suppliers and is accessible to Ariba’s customers as part of their maintenance agreements.

Ariba Solutions Delivery

Ariba Solutions Delivery services include software implementation services as well as a broad range of strategic services. Since Ariba’s inception, Ariba customers have leveraged Ariba’s team of consultants who maintain deep knowledge of Ariba applications to lead or assist third party consultants during the implementation process to help ensure that Ariba solutions are implemented to effectively improve business processes and achieve the greatest return on investment.

During the past fiscal year, Ariba has broadened the expertise of the Ariba Solutions Delivery organization to include additional professionals with strategic sourcing expertise, business process re-engineering expertise, specific commodity expertise and best practices knowledge. These professionals work in concert with experts from third party consulting practices to improve their procurement processes.

Strategic Relationships

Ariba believes that strategic partnerships can assist it in gaining broader market acceptance as well as enhance Ariba’s operating, marketing, sales and distribution capabilities. Ariba’s hardware platform partners include Hewlett-Packard, IBM and Sun Microsystems. These relationships help ensure the reliability, scalability and performance of Ariba solutions on these platforms. Ariba’s software partners include BEA Systems, IBM and TIBCO, as well as numerous other software companies. Ariba’s network service providers, such as American Express, enrich services offered by the Ariba Supplier Network.

Ariba has reselling and/or hosting relationships with IBM, Unisys, EDS, AMS and USi. Ariba also has strategic relationships with Softbank in Japan and Korea, and with Telefonica as well as several other regional distribution partners, to resell Ariba’s products. Ariba has business consulting relationships with IBM, Accenture, Cap Gemini Ernst & Young, Deloitte Consulting and BearingPoint, as well as a number of regional consulting firms. These partners implement Ariba’s products and assist Ariba with sales lead generation. Ariba has certified and trained consultants in these organizations for the implementation and operation of Ariba’s products.

Ariba relies, and expects to increasingly rely, on a number of third parties to implement, support and recommend its products and services during the evaluation stage of a customer’s purchase process. If Ariba is unable to maintain or increase the quality of its relationships with providers that recommend, implement or support goods and services management systems, its business could be harmed. A number of Ariba’s competitors, including Oracle, SAP and PeopleSoft, have significantly more established relationships with such providers and, as a result, these firms may be more likely to recommend competitors’ products and services rather than Ariba’s products and services. Furthermore, it is possible that Ariba’s current implementation partners, many of which have significantly greater financial, technical, marketing and other resources than Ariba has, could begin to market software products and services that compete with Ariba’s products and services.

Employees

As of December 31, 2003, Ariba had a total of 848 employees, including 299 in research and development, 180 in sales and marketing, 282 in professional services, customer support and training, and 87 in administration and finance. Of these employees, 645 were located in the United States and 203 were located outside the United States. Between April 2001 and December 2001, Ariba significantly reduced its workforce to better align expenses with revenue levels. None of Ariba’s employees is represented by a collective bargaining agreement, nor has Ariba experienced any work stoppage. Ariba considers its relations with its employees to be good.

Ariba’s future operating results depend in significant part on the continued service of Ariba’s key technical, sales and senior management personnel, none of whom is bound by an employment agreement. Ariba’s future success also depends on Ariba’s continuing ability to attract and retain highly qualified technical, sales and senior management personnel. Competition for these personnel is intense, and Ariba may not be able to retain Ariba’s key technical, sales and senior management personnel or attract these personnel in the future. Ariba has experienced difficulty in recruiting qualified technical, sales and senior management personnel, and it expects to experience these difficulties in the future. If Ariba is unable to hire and retain qualified personnel in the future, this inability could harm Ariba’s business.

Sales

Ariba sells its solutions primarily through its worldwide direct sales organization. As of December 31, 2003, Ariba’s direct sales force consisted of 132 sales professionals, application specialists, and supporting personnel located in several domestic locations and in offices in North America, Europe, Asia, Australia and Latin America.

During Ariba’s sales process, Ariba typically engages the senior executive management teams of each prospective customer, often including the chief financial officer, chief procurement officer, chief information officer and chief executive officer. Ariba utilizes sales teams led by sales professionals and consisting of sales, technical and business process experts who work with its strategic partners to create organization-specific proposals, presentations and demonstrations that address the specific needs of each potential customer.

Marketing

Ariba focuses its marketing efforts toward educating its target customers, generating new sales opportunities, and creating awareness for its spend management solutions. Ariba conducts a variety of marketing programs worldwide to educate its target customers, including business seminars, trade shows, press relations and industry analyst programs, and user groups.

Ariba’s marketing organization also serves an integral role in acquiring, organizing and prioritizing customer and industry feedback in order to help provide product direction to its development organizations. Ariba formalized this customer-driven approach by establishing advisory council meetings, made up of numerous industry experts, to provide forums for discussing customer needs and requirements. In addition to providing information to prospective customers, advisory council meetings provide a useful forum in which to share information, test product concepts and collect data on customer and industry needs. Ariba intends to continue to pursue these programs in the future.

Customer Service, Training and Support

Ariba believes that customer satisfaction is essential for its long-term success and it offers comprehensive customer assistance programs. Ariba’s technical support provides response to and resolution of customer technical inquiries and is available to clients by telephone, over the web or by electronic mail. Ariba uses a customer service automation system to track each customer inquiry until it is resolved.

Ariba’s education services group delivers education and training to its clients and partners. Ariba offer a comprehensive series of classes to provide the knowledge and skills to successfully deploy, use and maintain its products and solutions. These courses focus on the technical aspects of Ariba’s products as well as real-world business issues and processes. All of Ariba’s classes include lecture, demonstration, discussion and hands-on use of Ariba’s solutions. Classes are held regularly in Ariba’s training facilities at its headquarters in Sunnyvale, California and in its London office.

Research and Development

Ariba introduced its initial product, Ariba Buyer, in May 1997, and since then Ariba have released a number of new products and product enhancements, including Ariba Travel and Expense and Ariba eForms. Ariba began to operate the Ariba Supplier Network in April 1999 and continues to provide enhancements to it on an ongoing basis. Ariba introduced Ariba Sourcing in August 2000, following its acquisition of SupplierMarket.com, Inc. (“SupplierMarket”). More recently, Ariba introduced Ariba Contracts, Ariba Invoice and Ariba Analysis in March 2002. Ariba Category Management in March 2003 and Ariba Supplier Performance Management in July 2003.

Ariba’s research and development expenses were $53.8 million, $64.4 million and $90.7 million for the fiscal years ended September 30, 2003, 2002 and 2001, respectively. This represented 23%, 28% and 23% of total revenues for each such fiscal year, respectively. Ariba’s research and development expenses were $12.3 million and $14.0 million for the quarters ended December 31, 2003 and 2002, respectively, representing 23% of total revenues in each such quarter. In addition, for the years ended September 30, 2003, 2002 and 2001, Ariba recorded amortization of acquired core technology of $4.0 million, $6.7 million and $6.7 million, respectively, in connection with its fiscal year 2000 acquisitions of TradingDynamics Inc. (“TradingDynamics”), Tradex Technologies, Inc. (“Tradex”) and SupplierMarket. Ariba’s amortization of acquired core technology was zero and $2.8 million for the quarters ended December 31, 2003 and 2002, respectively.

Ariba’s research and development organization is divided into teams for each of its Ariba Spend Management solutions (Ariba Analysis, Ariba Sourcing and Ariba Procurement) and the Ariba Supplier Network, as well as for server and infrastructure development, user interface and Internet application design, tools development, enterprise integration, operations, quality assurance, documentation, release management and advanced development. These teams regularly share resources and collaborate on code development, quality assurance and documentation.

Ariba cannot be sure that existing and future development efforts will be completed within its anticipated schedules or that, if completed, they will have the features or quality necessary to make them successful in the marketplace. Further, despite testing by Ariba and by current and potential customers, errors could be found in Ariba’s products. Ariba may not be able to successfully correct these errors in a timely and cost-effective manner. If Ariba is unable to develop new products or enhancements to existing products or corrections on a timely and cost-effective basis, or if these new products or enhancements do not have the features or quality necessary to make them successful in the marketplace, its business will be harmed.

Ariba expects that most of its enhancements to existing and future products will be developed internally or perhaps through acquisitions. However, Ariba currently license certain externally developed technologies and will continue to evaluate externally developed technologies to integrate with its solutions. These externally developed technologies, if suffering from defects, quality issues or the lack of product functionality required to make Ariba’s solutions successful in the marketplace, may impact and harm its business.

Acquisitions

On January 20, 2000, Ariba acquired TradingDynamics, a provider of Internet-based trading applications. On March 8, 2000, Ariba acquired Tradex, a provider of solutions for enabling online marketplaces and exchanges. On August 28, 2000, Ariba acquired SupplierMarket, a provider of online collaborative sourcing technologies. On January 28, 2003, Ariba acquired Goodex AG (“Goodex”), a privately-held European sourcing services provider. See “Information About Ariba—Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 4 of Notes to Ariba’s Consolidated Financial Statements for more detailed information.

International Operations

Ariba currently has offices in 17 countries. All of Ariba’s international operations are conducted through wholly-owned subsidiaries, except for its Japanese subsidiary, Nihon Ariba K.K., and its Korean subsidiary, Ariba Korea, Ltd., in which Softbank and other strategic partners have purchased minority equity interests. Revenues from Ariba’s international operations were $75.4 million, $73.5 million and $109.4 million for the fiscal years ended September 30, 2003, 2002 and 2001, respectively. Revenues from Ariba’s international operations were $15.8 million and $21.7 million for the quarters ended December 31, 2003 and 2002, respectively. Ariba’s strategic relationship with Softbank has not performed to its expectations. See “Risk Factors—Risks Related to Ariba—Strategic Relationships with Third Parties are Important to Ariba’s Long-Term Success.”

Competition

The market for Ariba’s solutions is intensely competitive, evolving and subject to rapid technological change. The intensity of competition has increased and is expected to further increase in the future. This increased competition has resulted in overall price pressure and could result in reduced gross margins and loss of market share, either of which could seriously harm Ariba’s business. Competitors vary in size and in the scope and breadth of the products and services offered. Ariba competes with several major enterprise software companies including SAP, Oracle and PeopleSoft as well as several niche vendors such as FreeMarkets, b2emarkets, eBreviate, Emptoris and Frictionless Commerce and others. In addition, because spend management is a relatively new software category, Ariba expects additional competition from other established and emerging companies as this industry continues to develop and expand.

Ariba believes that the principal competitive factors affecting its industry include a significant base of reference customers, breadth and depth of solution, product quality and performance, customer service, core technology, product features, ability to implement solutions and value of solutions, ability to integrate with multiple ERP platforms and size of vendor. Although Ariba believes that its solutions currently compete favorably with respect to these factors, Ariba’s industry is evolving rapidly. Ariba may not be able to maintain its competitive position against current and potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other resources.

Ariba’s larger competitors have longer operating histories, significantly greater current and potential financial, technical, marketing and other resources, significantly greater name recognition, and a larger installed base of customers than Ariba does. In addition, many of Ariba’s competitors have well-established relationships with Ariba’s current and potential customers and have extensive knowledge of Ariba’s industry. In the past, Ariba has lost potential customers to competitors for various reasons, including lower prices and other incentives not matched by Ariba. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address customer needs. Accordingly, it is possible that current or new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Ariba may not be able to compete successfully against its current and future competitors.

Intellectual Property and Other Proprietary Rights

Ariba depends on its ability to develop and maintain the proprietary aspects of its technology. To protect its proprietary technology, Ariba relies primarily on a combination of contractual provisions, confidentiality procedures, trade secrets, and patent, copyright and trademark laws.

Ariba licenses rather than sells its software products and requires its customers to enter into license agreements, which impose restrictions on their ability to utilize the software. In addition, Ariba seeks to avoid disclosure of its trade secrets through a number of means, including but not limited to requiring those persons with access to its proprietary information to execute confidentiality agreements and restricting access to Ariba’s source code. Ariba seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. Ariba can make no assurance that any of its proprietary rights with respect to the Ariba Supplier Network will be viable or of value in the future since the validity, enforceability and type of protection of proprietary rights in Internet-related industries are uncertain and still evolving.

Ariba presently has three U.S. patents issued and seven U.S. patent applications pending. Ariba also presently has one foreign patent issued and 22 foreign patent applications pending. It is possible that the patents that Ariba has applied for, if issued, or its potential future patents may be successfully challenged or that no patents will be issued from its pending patent applications. It is also possible that Ariba may not develop proprietary products or technologies that are patentable, that any patent issued to it may not provide it with any competitive advantages, or that the patents of others will harm Ariba’s ability to do business.

Ariba relies on technology that it licenses from third parties, including software that is integrated with internally developed software and used in Ariba’s software products to perform key functions. For example, Ariba licenses integration software from TIBCO for Ariba Buyer. If Ariba is unable to continue to license any of this software on commercially reasonable terms, it will face delays in releases of its software until equivalent technology can be identified, licensed or developed, and integrated into its current product. These delays, if they occur, could harm Ariba’s business.

Ariba and the Ariba logo are registered trademarks in the United States. In addition, Ariba has Ariba, the Ariba logo and the Ariba “boomerang” design registered in one or more foreign countries. Ariba has also filed applications to register these trademarks in several additional countries. The above-mentioned trademark applications are subject to review by the applicable governmental authority, may be opposed by private parties, and may not issue.

Despite Ariba’s efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of its products or to obtain and use information that Ariba regards as proprietary. Policing unauthorized use of Ariba’s products is difficult, and while Ariba is unable to determine the extent to which piracy of Ariba’s software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect Ariba’s proprietary rights to as great an extent as do the laws of the United States. Ariba’s means of protecting its proprietary rights may not be adequate and its competitors may independently develop similar technology, duplicates Ariba’s products or design around patents issued to Ariba or its other intellectual property.

There has been a substantial amount of litigation in the software and Internet industries regarding intellectual property rights. It is possible that in the future third parties may claim that Ariba or its current or potential future products infringe their intellectual property rights. Ariba expects that software product developers and providers of electronic commerce solutions will increasingly be subject to infringement claims as the number of products and competitors in its industry segment grow and the functionality of products in different industry segments overlaps. Any claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require Ariba to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on terms acceptable to Ariba or at all, which could harm its business.

Available Information

Ariba’s Internet address is www.ariba.com. There it makes available, free of charge, its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after Ariba electronically files such material with, or furnishes it to, the SEC. Ariba’s SEC reports can be accessed through the investor relations section of Ariba’s web site. The information found on Ariba’s web site is not part of this or any other report Ariba files with or furnishes to the SEC.

PROPERTIES

Ariba’s principal sales, marketing, research, development, and administrative offices occupy approximately 233,000 square feet in a 716,000 square foot, five building office park in Sunnyvale, California which is Ariba’s corporate headquarters. Ariba’s lease for the entire office park commenced January 25, 2001 and expires on January 24, 2013. Ariba currently subleases one and half buildings totaling 262,600 square feet, to a third party. This sublease expires on July 31, 2007. In addition, Ariba also subleases one building and part of another building totaling approximately 180,000 square feet to another third party. This sublease expires on May 13, 2008. Ariba’s regional offices are located in Alpharetta, Georgia; Lisle, Illinois; Burlington, Massachusetts; and Bridgewater, New Jersey. These leases total approximately 99,300 square feet and expire at various dates between 2004 and 2007. Ariba is in the process of subleasing some of Ariba’s excess leased facilities located in Sunnyvale and Mountain View, California and Lisle, Illinois, for the remaining lease terms.

Prior to moving to Ariba’s current corporate headquarters, Ariba leased 131,560 square feet in Mountain View, California under a lease that expires October 31, 2006. Ariba is currently subleasing 29,700 square feet of this facility to a third party for the remaining lease term and the remaining 101,860 square feet is available for sublease. Ariba leased an additional 33,000 square feet in Sunnyvale, California under a lease that expires on August 31, 2004. Ariba is currently subleasing this facility to a third party for the remaining lease term. Ariba leases an additional 45,000 square feet in Mountain View, California under a lease that expires April 30, 2005 and this space is currently available for sublease. Ariba leases other North American sales and support offices located in the metropolitan areas of Dallas, Texas; Detroit, Michigan; Los Angeles, California; Minneapolis, Minnesota; New York, New York; Philadelphia, Pennsylvania; St. Louis, Missouri; Washington D.C.; and Toronto, Canada. Ariba also leases sales and support offices outside of North America in locations including Australia, Belgium, France, Germany, India, Ireland, Italy, Japan, Korea, Mexico, the Netherlands, Singapore, Spain, Switzerland and the United Kingdom.

LEGAL PROCEEDINGS

IPO Class Action Litigation

Between March 20, 2001 and June 5, 2001, a number of purported shareholder class action complaints were filed in the United States District Court for the Southern District of New York against Ariba, certain of its former officers and directors and three of the underwriters of its initial public offering. These actions purport to be brought on behalf of purchasers of Ariba’s common stock in the period from June 23, 1999, the date of its initial public offering, to December 23, 1999 (or in some cases, to December 5 or 6, 2000), and make certain claims under the federal securities laws, including Sections 11 and 15 of the Securities Act and Sections 10(b) and 20(a) of the Exchange Act, relating to its initial public offering.

On June 26, 2001, these actions were consolidated into a single action bearing the title In re Ariba, Inc. Securities Litigation, 01 CIV 2359. On August 9, 2001, that consolidated action was further consolidated before a single judge with cases brought against additional issuers (who numbered in excess of 300) and their underwriters that made similar allegations regarding the initial public offerings of those issuers. The latter consolidation was for purposes of pretrial motions and discovery only. On February 14, 2002, the parties signed and filed a stipulation dismissing the consolidated action without prejudice against Ariba and certain individual officers and directors, which the Court approved and entered as an order on March 1, 2002. On April 19, 2002, the plaintiffs filed an amended complaint in which they dropped their claims against Ariba and the individual officers and directors under Sections 11 and 15 of the Securities Act, but elected to proceed with their claims against such defendants under Sections 10(b) and 20(a) of the Exchange Act.

The amended complaint alleges that the prospectus pursuant to which shares of common stock were sold in Ariba’s initial public offering, which was incorporated in a registration statement filed with the SEC, contained certain false and misleading statements or omissions regarding the practices of Ariba’s underwriters with respect to their allocation to their customers of shares of common stock in its initial public offering and their receipt of commissions from those customers related to such allocations. The complaint further alleges that the underwriters provided positive analyst coverage of Ariba after the initial public offering, which had the effect of manipulating the market for its stock. Plaintiffs contend that such statements and omissions from the prospectus and the alleged market manipulation by the underwriters through the use of analysts caused Ariba’s post-initial public offering stock price to be artificially inflated. The actions seek compensatory damages in unspecified amounts as well as other relief.

On July 15, 2002, Ariba and the officer and director defendants, along with other issuers and their related officer and director defendants, filed a joint motion to dismiss based on common issues. On or around November 18, 2002, during the pendency of the motion to dismiss, the Court entered as an order a stipulation by which all of the individual defendants were dismissed from the case without prejudice in return for executing a tolling agreement. On February 19, 2003, the Court rendered its decision on the motion to dismiss, granting a dismissal of the remaining Section 10(b) claim against Ariba without prejudice. Plaintiffs have indicated that they intend to file an amended complaint.

On June 24, 2003, a Special Litigation Committee of the Board of Directors of Ariba approved a Memorandum of Understanding (the “MOU”) reflecting a settlement in which the plaintiffs agreed to dismiss the case against Ariba with prejudice in return for the assignment by Ariba of claims that Ariba might have against its underwriters. No payment to the plaintiffs by Ariba is required under the MOU. There can be no assurance that the MOU will result in a formal settlement or that the Court will approve the settlement that the MOU sets forth. In the event that the MOU does not result in a formal settlement approved by the Court, Ariba intends to defend against these claims vigorously.

Restatement Class Action Litigation

Beginning January 21, 2003, a number of purported shareholder class action complaints were filed in the United States District Court for the Northern District of California against Ariba and certain of its current and former officers and directors, all purporting to be brought on behalf of a class of purchasers of Ariba’s common stock in the period from January 11, 2000 to January 15, 2003. The complaints bring claims under the federal securities laws, specifically Sections 10(b) and 20(a) of the Exchange Act, relating to Ariba’s announcement that it would restate certain of its consolidated financial statements, and, in the case of two complaints, relating to its acquisition activity and related accounting. Specifically, these actions allege that certain of Ariba’s prior consolidated financial statements contained false and misleading statements or omissions relating to its failure to properly recognize expenses and other financial items, as reflected in the then proposed restatement. Plaintiffs contend that such statements or omissions caused the stock price to be artificially inflated. Plaintiffs seek compensatory damages as well as other relief.

In a series of orders issued by the Court in February and March, 2003, these cases were deemed related to each other and assigned to a single judge sitting in San Jose. On July 11, 2003, following briefing and a hearing on related motions, the Court entered two orders that together (1) consolidated the related cases for all purposes into a single action captioned In re Ariba, Inc. Securities Litigation, Case No. C-03-00277 JF, (2) appointed a lead plaintiff, and (3) approved the lead plaintiff’s selection of counsel. On September 15, 2003, the lead plaintiff filed a Consolidated Amended Complaint, which restates the allegations and claims described above and adds a claim pursuant to Section 14(a) of the Exchange Act, based on the allegations and claims described above and adds a claim pursuant to Section 14(a) of the Exchange Act, based on the allegation that Ariba failed to disclose certain payments and executive compensation items in its January 24, 2002 Proxy Statement. On November 17, 2003, defendants filed a motion to dismiss the action for failure to state a claim, which is currently scheduled to be heard by the Court on March 29, 2004. This case is still in its early stages. Ariba intends to defend against these claims vigorously.

Restatement Shareholder Derivative Litigation

Beginning January 27, 2003, several shareholder derivative actions were filed in the Superior Court of California for the County of Santa Clara against certain of Ariba’s current and former officers and directors and against Ariba as nominal defendant. These actions were filed by stockholders purporting to assert, on Ariba’s behalf, claims for breach of fiduciary duties, aiding and abetting, violations of the California insider trading law, abuse of control, gross mismanagement, waste of corporate assets, unjust enrichment, and contribution and indemnification. Specifically, the claims were based on Ariba’s acquisition activity and related accounting implemented by the defendants, the alleged understatement of compensation expenses as reflected in Ariba’s then proposed restatement, the alleged insider trading by certain defendants, the existence of the restatement class action litigation, in which Ariba is alleged to be liable to defrauded investors, and the allegedly excessive compensation paid by Ariba to one of its officers, as reflected in its then proposed restatement. The complaints sought the payment by the defendants to Ariba of damages allegedly suffered by Ariba, as well as other relief.

These actions were assigned to a single judge sitting in San Jose. On May 7, 2003 following briefing and hearing on related motions, the court issued an order that (1) consolidated the cases for all purposes into a single action captioned In re Ariba, Inc. Shareholder Derivative Litigation, Lead Case No. CV 814325, and (2) appointed lead plaintiffs’ counsel. Pursuant to that order, plaintiffs filed an amended consolidated derivative complaint on May 28, 2003. The amended consolidated complaint restates the allegations, causes of action and relief sought as pleaded in the original complaints, and adds allegations relating to Ariba’s April 10, 2003 announcement of the restatement of certain financial statements and also adds a cause of action for breach of contract. On October 28, 2003, Ariba filed a demurrer, joined by the individual defendants, seeking dismissal of the action for failure to comply with applicable pre-litigation demand requirements. Following a hearing on Ariba’s demurrer, the court issued a ruling on January 6, 2004 granting Ariba’s demurrer and giving plaintiffs 60 days to file an amended complaint. This case is still in its early stages. Ariba intends to defend against these claims vigorously.

On March 7 and March 21, 2003, respectively, two shareholder derivative actions were filed in the United States District Court for the Northern District of California against certain of Ariba’s current and former officers and directors and against Ariba as nominal defendant. These actions were filed by shareholders purporting to assert, on behalf of Ariba, claims for violations of the Sarbanes-Oxley Act, violations of the California insider trading law, breach of fiduciary duties, misappropriation of information, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment. Specifically, the claims were based on Ariba’s announcements that it intended to and/or had restated certain financial statements and on alleged insider trading by certain defendants. The complaints sought the payment by the defendants to Ariba of damages allegedly suffered by Ariba, as well as other relief.

By orders issued by the Court on May 27 and June 23, 2003, these two derivative cases were deemed related to each other and to the securities class actions pending before the same court as now consolidated into In re Ariba, Inc. Securities Litigation, Case No. C-03-00277 JF, and accordingly these two derivative actions were assigned to the same judge sitting in San Jose assigned to that action. On June 23, 2003, following submission of a related stipulation of the parties, the Court issued an order that (1) consolidated the two derivative cases for all purposes into a single action captioned In re Ariba, Inc. Derivative Litigation, Case No. C-03-02172 JF, and (2) appointed lead plaintiffs’ counsel. In accordance with that order, plaintiffs filed an amended consolidated derivative complaint on June 26, 2003. The amended consolidated complaint restates the allegations, causes of action and relief sought as pleaded in the original complaints. On September 18, 2003, defendants filed a motion to dismiss or stay the action pending resolution of the parallel state court derivative litigation. Following a hearing on this motion on November 10, 2003, the Court issued a ruling on November 13, 2003 denying the motion but granting defendants’ alternative request for a stay of the action in light of the related securities class action litigation. Accordingly, this action is now stayed until the Court has determined the viability of the federal securities claim in the related action. This case is still in its early stages. Ariba intends to defend against these claims vigorously.

General

Ariba is also subject to various claims and legal actions arising in the ordinary course of business. One example is Ariba’s dispute with Softbank, which is discussed in “Risk Factors—Risks Related to Ariba—Strategic Relationships with Third Parties are Important to Ariba’s Long-Term Success”. As another example, on December 28, 2001, BCE Emergis, Inc., a distributor in Canada of certain of Ariba’s products, filed a lawsuit against Ariba in the United States District Court for the Northern District of California (No. 01-21221 PVT). Plaintiff seeks approximately $30.0 million in alleged damages based on claims of breach of contract and promissory fraud/fraudulent concealment. Plaintiff alleges that Ariba breached the Strategic Alliance Master Agreement between the parties and committed fraud in connection with Ariba’s failure to provide specified software. Ariba has counterclaimed against BCE Emergis. After a series of pleadings, Court rulings and two mediations, the matter has not yet been resolved. The matter has now been set for trial beginning in April 2004. Although litigation is inherently uncertain, Ariba believes that it has meritorious defenses to all claims in the lawsuit.

Ariba has accrued for estimable and probable losses in its consolidated financial statements for those matters where it believes that the likelihood that a loss has occurred is probable and the amount of loss is reasonably estimable. There can be no assurance that existing or future litigation arising in the ordinary course of business or otherwise will not have a material adverse effect on Ariba’s business, consolidated financial position, results of operations or cash flows or that the amount of accrued losses is sufficient for any actual losses that may be incurred.

ARIBA MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such statements are based upon current expectations that involve risks and uncertainties. Any statements contained herein that are not statements of historical facts may be deemed to be forward looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Ariba’s actual results and the timing of certain events may differ significantly from the results discussed in the forward looking statement. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those discussed elsewhere in this joint proxy statement/prospectus in the section entitled “Risk Factors—Risks Related to Ariba” and the risks discussed in Ariba’s other Securities and Exchange Commission (“SEC”) filings. Unless otherwise specified, references in the following discussion to Ariba’s Consolidated Financial Statements refer to Ariba’s Consolidated Financial Statements as of September 30, 2003 and 2002 and for the years ended September 30, 2003, 2002 and 2001, and references to Ariba’s Condensed Consolidated Financial Statements refer to Ariba’s Condensed Consolidated Financial Statements as of December 31, 2003 and September 30, 2003 and for the three months ended December 31, 2003 and 2002, in each case contained elsewhere in this joint proxy statement/prospectus.

Recent Event

On January 13, 2004, Ariba completed the acquisition of Alliente, Inc. (“Alliente”), a privately held company headquartered in Colorado Springs, Colorado. Alliente provides procurement outsourcing services to companies based on Ariba technology. The total purchase price is estimated at approximately $10 million consisting of cash payments of $9 million and approximately $1 million of assumed liabilities.

On January 28, 2003, Ariba acquired Goodex, a privately-held European sourcing services provider. The acquisition was accounted for using the purchase method of accounting and accordingly, the purchase price of $3.3 million was allocated to the tangible assets acquired and liabilities assumed based on their estimated fair values on the acquisition date with the remainder allocated to goodwill.

Overview of Ariba’s Business

Ariba provides Enterprise Spend Management solutions that allow enterprises to manage efficiently the purchasing of all non-payroll goods and services required to run their business. Ariba refers to these non-payroll expenses as “spend.” Ariba’s solutions, which include software applications, services and network access, are designed to provide corporations with technology and business process improvements to better manage their corporate spending and, in turn, save money. Ariba’s software applications and services streamline and improve the business processes related to the identification of suppliers of goods and services, the negotiation of the terms of purchases, and ultimately the management of ongoing purchasing and settlement activities. These goods and services include commodities, raw materials, operating resources, services, temporary labor, travel, maintenance, repair and operations equipment.

Ariba’s software applications were built to leverage the Internet and provide enterprises with real-time access to their business data and their business partners. They are designed to integrate seamlessly on all major platforms. Ariba’s software applications can be accessed via web browser.

Ariba Spend Management applications fall into three solution sets, each designed to address a business process related to corporate spending. The Ariba Analysis Solution provides strategic planning and analysis capabilities that leverage historical spending patterns. The Ariba Sourcing Solution enables the sourcing, negotiation and creation of contracts for products and services. Finally, the Ariba Procurement Solution enables contract compliance for the purchase of goods and services and manages purchasing workflow on an ongoing basis. The Ariba Procurement Solution, which includes Ariba’s flagship product Ariba Buyer, continues to represent a majority of Ariba’s current business.

Ariba Spend Management solutions integrate with and leverage the Ariba Supplier Network. The Ariba Supplier Network is a scalable Internet infrastructure that connects Ariba’s customers with their business partners and suppliers to exchange product and service information as well as a broad range of business documents, such as purchase orders and invoices. Over 60,000 suppliers of a wide array of goods and services are connected to the Ariba Supplier Network. As a result, Ariba’s customers can connect once to the Ariba Supplier Network and access many suppliers simultaneously.

In addition to application software, Ariba Spend Management solutions include implementation and consulting services, education and training. All of these additional offerings together with the Ariba Supplier Network are designed to improve the return on investment Ariba’s customers receive through the use of its software applications.

Ariba was incorporated in Delaware in September 1996 and from that date through March 1997 was in the development stage, conducting research and developing its initial products. For further description of Ariba’s business, see the earlier discussion in “Information About Ariba—Business Overview.”

Application of Critical Accounting Policies and Estimates

Ariba’s condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Accounting policies, methods and estimates are an integral part of the preparation of condensed consolidated financial statements in accordance with GAAP and, in part, are based upon management’s current judgments. Those judgments are normally based on knowledge and experience with regard to past and current events and assumptions about future events. Certain accounting policies, methods and estimates are particularly sensitive because of their significance to the consolidated financial statements and because of the possibility that future events affecting them may differ markedly from management’s current judgments. While there are a number of accounting policies, methods and estimates affecting Ariba’s condensed consolidated financial statements, areas that are particularly significant include revenue recognition policies, the assessment of recoverability of goodwill, restructuring obligations related to abandoned operating leases and contingencies related to the collectibility of accounts receivable and pending litigation. These critical accounting policies and estimates, their related disclosures and other accounting policies, methods and estimates have been reviewed by Ariba’s senior management and audit committee. These policies and Ariba’s practices related to these policies are described in Ariba’s Note 1 of Notes to the Consolidated Financial Statements and Condensed Consolidated Financial Statements.

Revenue recognition

Ariba’s revenues are principally derived from licenses of its products, from maintenance and support contracts and from the delivery of implementation, consulting and training services. Ariba’s products are licensed under a perpetual license model or under a time-based license model. Access to the Ariba Supplier Network is available to Ariba customers as part of their maintenance agreements for certain products.

Ariba recognizes revenue in accordance with Statement of Position (SOP) 97-2, Software Revenue Recognition, as amended by SOP 98-4 and SOP 98-9, and Staff Accounting Bulletin (SAB) 101. Ariba generally recognizes revenue when all of the following criteria are met as set forth in paragraph 8 of SOP 97-2: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred, (3) services are not considered essential, (4) the fee is fixed or determinable and (5) collectibility is probable.

One of the critical judgments Ariba makes is the assessment that “collectibility is probable.” Ariba’s recognition of revenue is based on its assessment of the probability of collecting the related accounts receivable balance on a customer-by-customer basis considering past payment history and credit history. The timing or amount of revenue recognition may have been different if different assessments of the probability of collection had been made at the time the transactions were recorded in revenue. In cases where collectibility is not deemed probable, revenue is recognized at the time collection becomes probable, which is generally upon receipt of cash.

Another critical judgment involves the “fixed or determinable” criterion. Ariba considers payment terms where 80% of arrangement fees are due within 12 months from delivery to be normal. Payment terms are considered extended when greater than 20% of an arrangement fee is due beyond 12 months from delivery. If fees are not “fixed or determinable,” revenue is recognized when due and payable. In arrangements where at least 80% of fees are due within one year or less from delivery, the entire arrangement fee is considered fixed or determinable and revenue is recognized when the remaining basic revenue recognition criteria are met.

SOP 97-2, as amended, generally requires Ariba to allocate revenue earned on software arrangements involving multiple deliverables to each element based on the relative fair values of the elements. Revenue recognized from multiple-element arrangements is allocated to undelivered elements of the arrangement, such as maintenance and support services and professional services, based on the relative fair values of the elements specific to Ariba. Ariba’s determination of the fair value of each element in multi-element arrangements is based on vendor-specific objective evidence (VSOE). Ariba limits its assessment of VSOE for each element to either the price charged when the same element is sold separately or the price established by management, having the relevant authority to do so, for an element not yet sold separately.

Allowance for doubtful accounts receivable

Ariba maintains an allowance for doubtful accounts at an amount it estimates to be sufficient to provide for actual losses resulting from collecting less than full payment on Ariba’s receivables. A considerable amount of judgment is required when Ariba assesses the realizability of receivables, including assessing the probability of collection and the current credit-worthiness of each customer. If the financial condition of Ariba’s customers were to deteriorate, resulting in an impairment of their ability to make payments, an additional provision for doubtful accounts might be required. In cases where Ariba is aware of circumstances that may impair a specific customer’s ability to meet its financial obligations, Ariba records a specific allowance against amounts due, and thereby reduce the net recognized receivable to the amount it reasonably believes will be collected. For the remaining customers, Ariba recognizes allowances for doubtful accounts based on the length of time the aggregate receivables are outstanding, the current business environment and historical experience. Alternatively, if the financial condition of Ariba’s customers were to improve such that their ability to make payments was no longer considered impaired, Ariba would reduce related estimated reserves with a credit to the provision for doubtful accounts.

Recoverability of goodwill

Ariba regularly reviews goodwill for impairment annually and more frequently if events and circumstances indicate that the asset may be impaired and that the carrying value may not be recoverable. Factors Ariba considers important that could trigger an impairment review include, but are not limited to, significant underperformance relative to historical or projected future operating results, significant changes in the manner of use of the acquired assets or the strategy for its overall business, significant negative industry or economic trends, a significant decline in its stock price for a sustained period, and decreases in its market capitalization below net book value. For example, in the event the market price of Ariba’s stock was below $0.82 per share as of December 31, 2003, Ariba would have been required to complete an analysis of the recoverability of its goodwill. When management determines that an impairment review is necessary based upon the existence of one or more of the above indicators of impairment, Ariba must determine if the carrying amount of its reporting unit level exceeds the “fair value” of the reporting unit level (Ariba has only one reporting unit, specifically the license, implementation and support of its software applications) based on quoted market prices of Ariba’s common stock, which would indicate that goodwill may be impaired. If Ariba determines that goodwill may be impaired, it compares the “implied fair value” of the goodwill, as defined by SFAS No. 142, to its carrying amount to determine the impairment loss, if any. Ariba has recorded significant impairment charges for goodwill and other intangible assets in the past, and to the extent that events or circumstances cause its assumptions to change, additional charges may be required which could be material.

Lease abandonment costs

Ariba initially recorded a significant restructuring charge in the third quarter of fiscal year 2001 upon abandoning certain operating leases as part of a program to restructure its operations and related facilities, and Ariba recorded an additional charge in the third quarter of fiscal year 2002. In the quarters ended June 30, 2003 and 2002, Ariba revised its estimates and expectations for its corporate headquarters and field offices disposition efforts as a result of changed estimates of sublease commencement dates and rental rate projections to reflect continued declines in market conditions in the commercial real estate market in Northern California. Lease abandonment costs for the abandoned facilities were estimated to include the impairment of leasehold improvements, remaining lease liabilities and brokerage fees offset by estimated sublease income. Estimates related to sublease costs and income are based on assumptions regarding the period required to locate and contract with suitable sub-lessees and sublease rates which were achieved using market trend information analyses provided by a commercial real estate brokerage firm retained by Ariba. Each reporting period Ariba reviews these estimates, and to the extent that its assumptions change, the ultimate restructuring expenses for these abandoned facilities could vary significantly from current estimates. For example, as of December 31, 2003, a reduction in assumed market lease rates of $0.25 per square foot per month for the remaining term of the lease, with all other assumptions remaining the same, would increase the estimated lease abandonment loss of Ariba’s Sunnyvale, California headquarters by approximately $7.8 million.

Legal contingencies

Ariba is subject to various claims and legal actions. Ariba has accrued for estimated losses in accordance with GAAP for those matters where it believes that the likelihood that a loss has occurred is probable and the amount of loss is reasonably estimable. Although Ariba currently believes that it has properly accrued for estimable and probable losses regarding the outcome of outstanding legal proceedings, claims and litigation involving Ariba, litigation is inherently uncertain, and there can be no assurance that existing or future litigation will not have a material adverse effect on Ariba’s business, results of operations or financial condition or that the current amount of accrued losses is sufficient for any actual losses that may be incurred.

Overview of Quarter Ended December 31, 2003 and Outlook for Fiscal Year 2004

Ariba’s financial results for the quarter ended December 31, 2003 were in line with its expectations for the quarter and generally reflect its outlook for fiscal year 2004. Specifically:

License revenues of $18.7 million for the quarter were negatively impacted by the falloff in revenues from Ariba’s Softbank strategic relationship. Excluding the effects of this development, license revenues were generally in line with recent quarters and reflect continuing challenges in the market for IT spending. Ariba also began to experience increased early stage activity in its European markets compared to recent quarters.

Maintenance and service revenues of $34.1 million for the quarter were also in line with recent quarters and reflect Ariba’s investment in its service business, which Ariba believes is strategic to its spend management solution. Ariba anticipates that service revenues in future quarters will be positively impacted by its recent acquisition of Alliente.

Gross margins for the quarter were approximately 75%. Ariba anticipates that gross margins may decline somewhat in future quarters to the extent maintenance and service revenues increase as a percentage of total revenues.

Excluding approximately $5 million in legal and insurance settlement benefits, operating expenses were generally stable compared to the September 30, 2003 quarter and in line with Ariba’s expectations. Before the effects of these cost benefits, Ariba generated slightly positive earnings for the second consecutive quarter. These results represent a substantial improvement over its net loss for the quarter ended December 31, 2002, which included significant expenses associated with the amortization of other intangible assets.

Cash, cash equivalents and investments increased $19.3 million during the quarter to $254.4 million at December 31, 2003, including $26.6 million in restricted cash from an interim payment from Softbank. Excluding this payment, cash, cash equivalents and investments would have decreased by $7.3 million primarily as a result of decreases in deferred revenues resulting from cash received in prior quarters for revenue recognized in the current quarter and from restructuring obligations.

Deferred revenue declined by $9.9 million during the quarter, reflecting the recognition in the quarter of significant revenues from contracts entered into in prior quarters. Ariba anticipates that the drawdown of deferred license revenue will decline at a slower rate in future quarters and that license revenues in future quarters will generally be more dependent on revenues from new customer contracts entered into in those quarters. This trend may vary in any given quarter to the extent that Ariba defers recognition of revenues for significant customer contracts.

Ariba’s outlook for the balance of fiscal year 2004 remains largely unchanged. Although Ariba remains optimistic about the long-term prospects for its enterprise spend management solutions, Ariba believes that the near term market for IT spending will continue to be challenging. Ariba believes that its success in the remainder of fiscal year 2004 will depend on growth initiatives designed in part to offset anticipated declines in revenue from Ariba’s Softbank strategic relationship and from lower license revenues from customer contracts entered into in prior quarters. As previously disclosed, Ariba also believes that its success in fiscal year 2004 will depend on Ariba’s ability to effectively redeploy its resources to enhance Ariba marketing, sales and services programs, and Ariba’s ability to maintain tight control over expenses and cash. In addition, completion of Ariba’s pending merger with FreeMarkets and integration of FreeMarkets’ operations will have a number of significant effects on Ariba’s business.

Ariba believes that key risks include market acceptance of enterprise spend management solutions as a standalone market category, Ariba’s success in growing its sales channels in Europe and Japan, the overall level of information technology spending, potential declines in average selling prices resulting from newer lower priced products and the potential adverse impacts resulting from the restatement of Ariba’s consolidated financial statements and related regulatory inquiries and legal proceedings. In addition, Ariba’s pending merger with FreeMarkets, if completed, will be subject to a number of important risks and uncertainties.

Ariba’s prospects must be considered in light of the risks, expenses and difficulties encountered by companies at an early stage of development, particularly given that Ariba operates in new and rapidly evolving markets, has completed several acquisitions and faces an uncertain economic environment. Ariba may not be successful in addressing such risks and difficulties. See “Risk Factors—Risks Related to Ariba” for additional information.

Three Months Ended December 31, 2003 and 2002

Results of Operations

The following table sets forth statements of operations data for the periods indicated (in thousands, except per share data). The data has been derived from the unaudited Condensed Consolidated Financial Statements contained elsewhere in this joint proxy statement/prospectus which, in the opinion of Ariba’s management, reflects all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position and results of operations for the interim periods presented. The operating results for any period should not be considered indicative of results for any future period. This information should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this joint proxy statement/prospectus for the fiscal year ended September 30, 2003.

	Three Months Ended December 31,
	2003	2002
Revenues:
License	$18,676	$30,449
Maintenance and service	34,055	31,280

Total revenues	52,731	61,729

Cost of revenues:
License	1,444	749
Maintenance and service	11,484	10,137
Amortization of acquired core technology	—	2,837

Total cost of revenues	12,928	13,723

Gross profit	39,803	48,006

Operating expenses:
Sales and marketing	17,539	20,589
Research and development	12,277	13,958
General and administrative	4,543	7,064
Amortization of other intangible assets	—	65,677
Stock-based compensation	30	275

Total operating expenses	34,389	107,563

Income (loss) from operations	5,414	(59,557)
Interest income	938	1,577
Interest expense	(2)	(10)
Other income (expense)	(118)	194

Net income (loss) before income taxes	6,232	(57,796)
Provision (benefit) for income taxes	(272)	338
Minority interests in net income of consolidated subsidiaries	413	528

Net income (loss)	$6,091	$(58,662)

Net income (loss) per share—basic	$0.02	$(0.22)

Weighted average shares used in computing net income (loss) per share—basic	269,998	264,053

Net income (loss) per share—diluted	$0.02	$(0.22)

Weighted average shares used in computing net income (loss) per share—diluted	277,677	264,053

Comparison of the Three Months Ended December 31, 2003 and 2002

Revenues

Please refer to Note 1 of Notes to Ariba’s Condensed Consolidated Financial Statements (these Notes begin on page F-7 of this joint proxy statement/prospectus) and “Application of Critical Accounting Policies and Estimates” above for a description of Ariba’s accounting policy related to revenue recognition.

License

License revenues for the quarter ended December 31, 2003 were $18.7 million, a 39% decrease from license revenues of $30.4 million for the quarter ended December 31, 2002. This decrease is attributable to (i) a decline in license revenues from Ariba’s Softbank relationship, (ii) an unusually high amount of license revenues recognized in the quarter ended December 31, 2002, and (iii) lower license revenues from customer contracts signed in previous quarters. These decreases were partially offset by an increase compared to the quarter ended December 31, 2002 in license revenues from customer contracts signed during the current quarter. In the future, Ariba believes that license revenues in any quarter will be increasingly dependent on new customer licenses entered into in that quarter rather than on revenues from licenses entered into in prior quarters.

Ariba recognized license revenues of $1.9 million and $5.1 million for the quarters ended December 31, 2003 and 2002, respectively, from transactions involving Softbank, a related party. Of these amounts, $1.4 million and $4.7 million for the quarters ended December 31, 2003 and 2002, respectively, were pursuant to a long-term revenue commitment. Total Softbank related license revenues represent 10% and 17% of license revenues for the quarters ended December 31, 2003 and 2002, respectively. Revenues under Ariba’s agreement with Softbank are recognized based on the lower of cumulative ratable revenue or cumulative cash received. Ariba’s strategic relationship with Softbank has not performed to its expectations. See “Risk Factors—Risks Related to Ariba—Strategic Relationships with Third Parties are Important to Ariba’s Long-Term Success” in this joint proxy statement/prospectus. There is no assurance that Ariba can achieve a mutually satisfactory resolution of its dispute with Softbank. The failure to realize future revenues from Softbank at committed levels could have a material adverse impact on Ariba’s business.

Maintenance and service

Maintenance and service revenues for the quarter ended December 31, 2003 were $34.1 million, a 9% increase over maintenance and service revenues of $31.3 million for the quarter ended December 31, 2002. This increase includes approximately $500,000 of additional maintenance revenues with the balance attributable to higher levels of consulting services revenues. As previously disclosed, Ariba is continuing to invest in its services business which Ariba believes is strategic to selling its spend management solutions. Ariba expects its recent acquisition of Alliente will result in increased service revenues.

Cost of Revenues

License

Cost of license revenues for the quarter ended December 31, 2003 was $1.4 million, a 93% increase over cost of license revenues of $749,000 for the quarter ended December 31, 2002. The increase is primarily a result of a warranty expense reversal in the quarter ended December 31, 2002 totaling $700,000.

Maintenance and service

Cost of maintenance and service revenues for the quarter ended December 31, 2003 was $11.5 million, a 13% increase over cost of maintenance and service revenues of $10.1 million for the quarter ended December 31, 2002. The increase is a result of additional personnel costs associated with higher levels of services revenues and a warranty expense reversal in the quarter ended December 31, 2002 totaling $700,000.

Amortization of acquired core technology

Amortization of acquired core technology represents the amortization of the costs allocated to core technology in Ariba’s fiscal year 2000 acquisitions of TradingDynamics, Tradex and SupplierMarket. This expense amounted to $2.8 million for the quarter ended December 31, 2002 and all such costs were fully amortized at March 31, 2003.

Ariba’s gross margin for the quarter ended December 31, 2003 was approximately 75% compared to approximately 78% for the quarter ended December 31, 2002. Ariba anticipates that its gross margin may decline somewhat in the future to the extent that maintenance and service revenues increase as a percentage of total revenues.

Operating Expenses

Sales and marketing

Sales and marketing expenses include costs associated with Ariba’s sales and marketing and product marketing personnel and consist primarily of compensation and benefits, commissions and bonuses, promotional and advertising expenses, travel and entertainment expenses related to these personnel and also include the provision for doubtful accounts. Sales and marketing expenses for the quarter ended December 31, 2003 were $17.5 million, a 15% decrease from sales and marketing expenses of $20.6 million for the quarter ended December 31, 2002. This decrease is primarily due to an approximately $3.0 million benefit received in the quarter ended December 31, 2003 for insurance reimbursements relating to litigation costs.

Research and development

Research and development expenses include costs associated with the development of new products, enhancements of existing products for which technological feasibility has not been achieved, and quality assurance activities, and primarily include employee compensation and benefits, consulting costs and the cost of software development tools and equipment. Research and development expenses for the quarter ended December 31, 2003 were $12.3 million, a 12% decrease from research and development expenses of $14.0 million for the quarter ended December 31, 2002. This decrease is primarily attributable to a reduction in facilities and equipment costs of $800,000, reduced fees paid to outside service providers of $385,000 and reduced bonuses of $200,000. To date, all software development costs have been expensed in the period incurred.

General and administrative

General and administrative expenses include costs for executive, finance, human resources, information technology, legal and administrative support functions. General and administrative expenses for the quarter ended December 31, 2003 were $4.5 million, a 36% decrease from general and administrative expenses of $7.1 million for the quarter ended December 31, 2002. This decrease is primarily due to reduced facilities costs resulting from an approximately $2.0 million benefit received in the quarter ended December 31, 2003 for a bankruptcy settlement of a former sub-tenant and a decrease of approximately $500,000 in compensation and benefits. Although Ariba believes the expenses associated with its recently completed internal accounting review are substantially complete, Ariba may continue to incur significant fees and expenses relating to its ongoing regulatory and legal proceedings, including but not limited to litigation relating to the recent restatement of its consolidated financial statements.

Amortization of other intangible assets

In fiscal year 2000, Ariba sold 5,142,858 shares of common stock with a fair market value of $834.4 million to an independent third party in connection with an intellectual property agreement. As part of the sale Ariba received intellectual property and $47.5 million in cash. The intellectual property was valued at the difference between the fair market value of the stock being exchanged and the cash received, which was $786.9 million. This amount is classified within other intangible assets and was amortized over three years based on the terms of the related intellectual property purchase agreement. The total amortization of the value of this intellectual property was $65.6 million for the quarter ended December 31, 2002 and the remaining balance of $47.6 million was fully amortized through the quarter ended March 31, 2003.

As a result of the adoption of SFAS No. 142 on October 1, 2002, Ariba ceased amortization of goodwill. Amortization of other intangible assets including amortization of the intellectual property purchase agreement, noted above, was zero in the quarter ended December 31, 2003 and $68.5 million in the quarter ended December 31, 2002, of which $2.8 million was classified as cost of revenues. As of December 31, 2003, Ariba had unamortized goodwill of approximately $181.0 million. Other intangible assets were fully amortized as of March 31, 2003.

Stock-based compensation

Ariba recognized deferred stock-based compensation associated with stock options granted to employees at prices below market value on the date of grant, stock options issued to certain employees in conjunction with the consummation of the TradingDynamics and SupplierMarket acquisitions in fiscal year 2000 and the issuance of restricted shares of common stock to certain senior executives, officers and employees. These amounts are included as a component of stockholders’ equity and are charged to operations over the vesting period of the options or the lapse of restrictions for the restricted stock, consistent with the method described in Financial Accounting Standards Board Interpretation No. 28 (FIN 28), Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans. Stock-based compensation expense is presented as a separate line item in Ariba’s Consolidated Statements of Operations, net of the effects of reversals related to terminated employees for cancellation of unvested stock options previously amortized to expense under FIN 28. For the quarters ended December 31, 2003 and 2002, stock-based compensation expense, net of the effects of cancellations, is attributable to various operating expense categories as follows (in thousands):

	Three months ended December 31,
	2003	2002
Cost of revenues	$39	$(743)
Sales and marketing	(20)	500
Research and development	1	118
General and administrative	10	400

Total	$30	$275

As of December 31, 2003, Ariba had an aggregate of approximately $194,000 of deferred stock-based compensation remaining to be amortized through fiscal year 2007. Ariba may incur additional stock-based compensation expense, over the near term and perhaps for much longer, upon consummation of its recently announced merger with FreeMarkets.

Restructuring and lease abandonment costs

In fiscal year 2001, Ariba initiated a restructuring program to align its expense and revenue levels and to better position itself for growth and profitability. As part of the restructuring program, Ariba restructured its worldwide operations including a worldwide reduction in workforce and the consolidation of excess facilities.

The following table details accrued restructuring obligations and related restructuring activity through December 31, 2003 (in thousands):

	Severance and benefits	Lease abandonment costs	Total
Accrued restructuring obligations as of September 30, 2003	$67	$47,809	$47,876
Cash paid	(2)	(3,882)	(3,884)

Accrued restructuring obligations as of December 31, 2003	$65	$43,927	43,992

Less: current portion			11,710

Accrued restructuring obligations, less current portion			$32,282

Lease abandonment costs incurred to date relate to the abandonment of leased facilities in Mountain View and Sunnyvale, California, Tampa, Florida, Alpharetta, Georgia, Lisle, Illinois, Burlington, Massachusetts, Florham Park, New Jersey, Dallas, Texas, Hong Kong and Singapore. Total lease abandonment costs include the impairment of leasehold improvements and remaining lease liabilities offset by estimated sublease income. The estimated net costs of abandoning these leased facilities, including remaining lease liabilities offset by estimated sublease costs and income, were based on market information trend analyses provided by a commercial real estate brokerage firm.

As of December 31, 2003, $43.9 million of lease abandonment costs, net of anticipated sublease income of $205.2 million, remains accrued and is expected to be utilized by fiscal year 2013. Actual sublease payments due to Ariba under noncancelable subleases of excess facilities totaled $63.3 million as of December 31, 2003, and the remainder of anticipated sublease income represents management’s best estimates of amounts to be received under future subleases. Actual future cash requirements and lease abandonment costs may differ materially from the accrual at December 31, 2003, particularly if actual sublease income is significantly different from current estimates. These differences could have a material adverse effect on Ariba’s operating results and cash position. For example, as of December 31, 2003, a reduction in assumed market lease rates of $0.25 per square foot per month for the remaining term of the lease, with all other assumptions remaining the same, would increase the estimated lease abandonment loss of Ariba’s Sunnyvale, California headquarters by approximately $7.8 million.

Severance and benefits primarily include involuntary termination and health benefits, outplacement costs and payroll taxes.

Interest income

Interest income for the quarter ended December 31, 2003 was $938,000, a 41% decrease from interest income of $1.6 million for the quarter ended December 31, 2002. The decrease is primarily attributable to lower invested cash, cash equivalents and investment balances and a decline in interest rates.

Other income (expense)

Other income (expense) consists of realized gains and losses on investments and foreign exchange currency fluctuations. Other expense for the quarter ended December 31, 2003 was $118,000 compared to $194,000 of other income for the quarter ended December 31, 2002. The change is primarily attributable to realized losses on investments and losses due to international currency fluctuations.

Minority interests

In December 2000, Ariba’s consolidated subsidiary, Nihon Ariba K.K., issued and sold approximately 41% of its common stock for cash consideration of approximately $40.0 million to Softbank, a Japanese corporation and its subsidiaries (collectively, “Softbank”). In April 2001, Nihon Ariba K.K. issued and sold an additional 2% of its common stock for cash consideration of approximately $4.0 million to third parties. Prior to the transactions, Ariba held 100% of the equity of Nihon Ariba K.K. in the form of common stock. Nihon Ariba K.K.’s operations consist of the marketing, distribution, service and support of Ariba’s products in Japan.

As of December 31, 2003, minority interest of approximately $18.3 million is recorded on the condensed consolidated balance sheets in order to reflect the share of the net assets of Nihon Ariba K.K. held by minority investors. Ariba reduced consolidated net income by $426,000 and $573,000, representing the minority interest’s share of Nihon Ariba K.K.’s income for the quarters ended December 31, 2003 and 2002, respectively.

In April 2001, Ariba’s consolidated subsidiary, Ariba Korea, Ltd., issued and sold approximately 42% of its common stock for cash consideration of approximately $8.0 million to Softbank and its affiliate. Prior to the transaction, Ariba held 100% of the equity of Ariba Korea, Ltd. in the form of common stock. Ariba Korea, Ltd.’s operations consist of the marketing, distribution, service and support of Ariba’s products in Korea.

As of December 31, 2003, minority interest of approximately $2.8 million is recorded on the condensed consolidated balance sheets in order to reflect the share of the net assets of Ariba Korea, Ltd. held by minority investors. Ariba recognized $14,000 and $44,000 as income for the minority interest’s share of Ariba Korea, Ltd.’s loss for the quarters ended December 31, 2003 and 2002, respectively.

Liquidity and Capital Resources

As of December 31, 2003, Ariba had $122.7 million in cash, cash equivalents and short-term investments, $76.2 million in long-term investments and $55.5 million in restricted cash, for total cash and investments of $254.4 million, and $5.4 million in working capital. All significant cash and investments are held in accounts in the United States except for approximately $72.0 million and $6.7 million held by Nihon Ariba K.K. and Ariba Korea, Ltd, respectively, Ariba’s majority-owned subsidiaries in Japan and Korea, respectively, to fund their activities and operations. As of September 30, 2003, Ariba had $127.1 million in cash, cash equivalents and short-term investments, $78.3 million in long-term investments and $29.7 million in restricted cash, for total cash and investments of $235.1 million, and $3.5 million in working capital. The increase in total cash and investments of $19.3 million in the quarter ended December 31, 2003 is primarily attributable to an interim payment of $26.6 million received in connection with the Softbank arbitration proceeding. Interim payments received from Softbank pursuant to the arbitration proceeding may only be used for the purpose of conducting Nihon Ariba’s business and will be subject to the final award of the arbitration panel, which may require repayment of the interim payments. The increase in working capital of $1.9 million in the quarter ended December 31, 2003 is primarily attributed to an increase in Ariba’s cash and cash equivalents, accounts receivable and prepaid expenses and other current assets offset by a reduction in accounts payable the current portion of deferred revenues and restructuring obligations.

Net cash provided by operating activities was approximately $18.4 million for the quarter ended December 31, 2003, compared to $5.9 million of net cash used in operating activities for the quarter ended December 31, 2002. Net cash provided by operating activities for the quarter ended December 31, 2003 is primarily attributable to an increase in accrued liabilities related to the interim payment of $26.6 million from Softbank, offset by decreases in deferred revenue, restructuring obligations, accrued compensation and related liabilities and an increase in accounts receivable. To the extent that deferred revenues continue to decline, operating cash flows will be reduced.

Net cash used in investing activities was approximately $18.3 million for the quarter ended December 31, 2003, compared to $12.8 million of net cash provided by investing activities for the quarter ended December 31, 2002. Net cash used in investing activities for the quarter ended December 31, 2003 is primarily attributable to the allocation of the interim payment received in connection with the Softbank arbitration proceeding to restricted cash, which was partially offset by the net sale of Ariba’s investments.

Net cash provided by financing activities was approximately $410,000 for the quarter ended December 31, 2003, compared to $2.0 million of net cash provided by financing activities for the quarter ended December 31, 2002. Net cash provided by financing activities for the quarter ended December 31, 2003 is primarily attributable to proceeds from the exercise of stock options.

Contractual obligations

Ariba’s primary contractual obligations are under its operating leases and a letter of credit which are discussed below.

In March 2000, Ariba entered into a facility lease agreement for approximately 716,000 square feet in four office buildings and an amenities building in Sunnyvale, California for its headquarters. The operating lease term commenced in phases from January through April 2001 and ends on January 24, 2013. Minimum monthly lease payments are approximately $2.3 million and escalate annually with the total future minimum lease payments amounting to $307.7 million over the remaining lease term. As part of this lease agreement, Ariba is required to hold certificates of deposit totaling $26.3 million as of December 31, 2003, as a form of security through fiscal year 2013, which is classified as restricted cash on Ariba’s condensed consolidated balance sheets.

Future minimum lease payments and sublease income under noncancelable operating leases are as follows as of December 31, 2003 (in thousands):

Year Ending December 31,	Operating Leases	Sublease Income
2004	$37,642	$16,881
2005	36,517	17,175
2006	35,984	17,641
2007	33,091	10,373
2008	33,914	1,183
Thereafter	151,887	—

Total	$329,035	$63,253

As of December 31, 2003, operating lease payments shown above are not reduced for any future lease income due under noncancelable subleases of excess facilities for the fiscal years noted above. Of the total operating lease commitments as of December 31, 2003 noted above, $115.4 million is for occupied properties and $213.7 million is for abandoned properties, which are a component of the restructuring obligation. There were no capital leases as of December 31, 2003. Interest expense related to capital lease obligations is immaterial for all periods presented.

As of December 31, 2003, Ariba had $27.7 million in standby letters of credit, which are cash collateralized. These instruments are issued by Ariba’s banks in lieu of a cash security deposit required by landlords for domestic and international real estate leases. The cash collateral is classified as restricted cash on Ariba’s condensed consolidated balance sheets as of December 31, 2003.

Other arrangements

Other than the obligations identified above, Ariba does not have commercial commitments under lines of credit, standby repurchase obligations or other such debt arrangements. Ariba have no off-balance sheet arrangements or transactions with unconsolidated limited purpose entities, nor does Ariba have any undisclosed material transactions or commitments involving related persons or entities. Ariba does not have any material noncancelable purchase commitments as of December 31, 2003.

Common stock repurchase program

On October 22, 2002, Ariba announced that its Board of Directors authorized the repurchase of up to $50 million of Ariba’s currently outstanding common stock to reduce the dilutive effect of Ariba’s stock option and purchase plans. Stock purchases under the common stock repurchase program may be made periodically in the open market based on market conditions. To date there have been no stock repurchases under this program. Cash flows from operations and existing cash balances may be used to repurchase Ariba’s common stock in the future.

Anticipated cash flows

Ariba expects to incur significant operating expenses, particularly research and development and sales and marketing expenses, for the foreseeable future in order to execute its business plan. Ariba anticipates that such operating expenses, as well as planned capital expenditures, will constitute a material use of Ariba’s cash resources. As a result, Ariba’s net cash flows will depend heavily on the level of future sales, Ariba’s ability to manage infrastructure costs, the outcome of Ariba’s subleasing activities related to the costs of abandoning excess leased facilities and the level of expenditures relating to the recently completed accounting review and ongoing regulatory and legal proceedings.

Although Ariba’s existing cash, cash equivalents and investment balances together with anticipated cash flow from operations should be sufficient to meet Ariba’s working capital and operating resource expenditure requirements for at least the next 12 months, given the significant changes in Ariba’s business and results of operations in the last 12 to 18 months, the fluctuation in cash, cash equivalents and investments balances may be greater than presently anticipated. See “Risk Factors—Risks Related to Ariba.” After the next 12 months, Ariba may find it necessary to obtain additional funds. In the event additional funds are required, Ariba may not be able to obtain additional financing on favorable terms or at all.

Fiscal Years Ended September 30, 2003, 2002 and 2001

Results of Operations

The following table sets forth the consolidated statements of operations for the periods indicated (in thousands, except per share data). These statements have been derived from the consolidated financial statements contained elsewhere in this joint proxy statement/prospectus. The operating results for any period should not be considered indicative of results for any future period. This information should be read in conjunction with Ariba’s consolidated financial statements included in this report.

	Year Ended September 30,
	2003	2002	2001
Revenues:
License	$103,066	$98,440	$260,234
Maintenance and service	133,632	131,363	139,576

Total revenues	236,698	229,803	399,810

Cost of revenues:
License	4,519	4,318	17,376
Maintenance and service	45,489	42,881	68,208
Amortization of acquired core technology	4,000	6,732	6,732

Total cost of revenues	54,008	53,931	92,316

Gross profit	182,690	175,872	307,494

Operating expenses:
Sales and marketing	80,364	80,950	280,610
Research and development	53,836	64,365	90,657
General and administrative	36,203	31,751	60,495
Amortization of goodwill and other intangible assets	113,464	559,046	920,854
Business partner warrants, net	—	5,562	27,773
Stock-based compensation	2,161	14,767	61,082
Restructuring and lease abandonment costs	5,350	62,609	133,582
Impairment of goodwill, other intangible assets and equity investments	—	—	1,436,135
Merger related costs	—	—	3,643

Total operating expenses	291,378	819,050	3,014,831

Loss from operations	(108,688)	(643,178)	(2,707,337)
Interest income	5,183	7,952	18,629
Interest expense	(106)	(47)	(434)
Other income (expense)	652	(892)	(2,476)

Net loss before income taxes and minority interests	(102,959)	(636,165)	(2,691,618)
Provision (benefit) for income taxes	(92)	2,784	7,708
Minority interests in net income (loss) of consolidated subsidiaries	3,460	(286)	(4,631)

Net loss	$(106,327)	$(638,663)	$(2,694,695)

Net loss per share—basic and diluted	$(0.40)	$(2.47)	$(11.02)

Weighted average shares used in computing net loss per share—basic and diluted	266,284	259,042	244,614

Comparison of the Fiscal Years Ended September 30, 2003, 2002 and 2001

Revenues

Please refer to Note 1 of Notes to Ariba’s Consolidated Financial Statements (these Notes begin on page F-7 of this joint proxy statement/prospectus) and “Application of Critical Accounting Policies and Estimates” above for a description of Ariba’s accounting policy related to revenue recognition.

License

License revenues for the year ended September 30, 2003 were $103.1 million, a 5% increase from license revenues of $98.4 million for the year ended September 30, 2002. The increase is primarily attributable to the timing of revenue recognition of certain large contracts, an expansion of Ariba’s customer base in Ariba’s domestic operations, new product introductions and revenue recognized from Softbank as discussed below. Ariba anticipates that license revenues for fiscal 2004 will decrease compared to fiscal 2003 due to reduced levels of deferred revenue recognized in future periods and reduced revenues from Softbank which may adversely impact revenues over the long term.

License revenues for the year ended September 30, 2002 decreased by 62% from license revenues of $260.2 million for the year ended September 30, 2001. This decrease is primarily attributable to a reduced number of license sales, reflecting the economic slowdown and the significant decline in information technology spending, and a decline in average selling prices, reflecting primarily a different product mix in the year ended September 30, 2002.

Ariba recognized license revenues of $18.8 million, $15.3 million and $6.4 million for the years ended September 30, 2003, 2002 and 2001, respectively, from Softbank, a related party, pursuant to a long-term revenue commitment. These amounts represent 18%, 16% and 3% of license revenues for fiscal years 2003, 2002 and 2001, respectively. Revenues under Ariba’s agreement with Softbank are recognized based on the lower of cumulative ratable revenue or cumulative cash received. Ariba’s strategic relationship with Softbank has not performed to Ariba’s expectations. See “Risk Factors—Risks Related to Ariba—Strategic Relationships with Third Parties are Important to Ariba’s Long-Term Success” for additional information. There is no assurance that Ariba can achieve a mutually satisfactory resolution of Ariba’s dispute with Softbank. The failure to realize future revenues from Softbank at committed levels could have an material adverse impact on Ariba’s business.

Maintenance and service

Maintenance and service revenues for the year ended September 30, 2003 were $133.6 million, a 2% increase from maintenance and service revenues of $131.4 million for the year ended September 30, 2002. Maintenance revenues remained relatively stable. The slight increase related to increases in consulting revenues, including revenues related to completion of certain large implementation projects during the third quarter of fiscal 2003.

Maintenance and service revenues for the year ended September 30, 2002 decreased by 6% from maintenance and service revenues of $139.6 million for the year ended September 30, 2001. This decrease is primarily attributable to the decline in installation revenues consistent with the decline in license sales as noted above, offset by increases in Ariba’s total installed base of maintenance contracts.

Cost of Revenues

License

Cost of license revenues consists of product, delivery, warranty and royalty costs as well as the amortization of acquired core technology. Amortization of acquired core technology is discussed below. Cost of license revenues for the year ended September 30, 2003 was $4.5 million, a 5% increase from cost of license revenues of $4.3 million for the year ended September 30, 2002. The increase is comprised of an increase of $1.1 million in royalties, co-sell fees and reseller fees, which were substantially offset by a decrease in warranty costs.

Cost of license revenues for the year ended September 30, 2002 decreased by 75% from cost of license revenues of $17.4 million for the year ended September 30, 2001. This decrease is primarily related to a decrease in royalties payable to third parties for integrated technology, lower co-sale fees due to the reduced number of sales under co-marketing arrangements with alliance partners and a decrease in warranty costs.

Maintenance and service

Cost of maintenance and service revenues consists of labor costs for engineers performing implementation services, consulting services and technical support, warranty, training personnel, facilities and equipment costs. Cost of maintenance and service revenues for the year ended September 30, 2003 was $45.5 million, a 6% increase from cost of maintenance and service revenues of $42.9 million year for the ended September 30, 2002. This increase is comprised of an increase of $4.1 million in Ariba’s services organization’s headcount and infrastructure costs, offset by a decrease in Ariba’s maintenance organization’s headcount and infrastructure costs of $1.5 million.

Cost of maintenance and service revenues for the year ended September 30, 2002 decreased by 37% from cost of maintenance and service revenues of $68.2 million for the year ended September 30, 2001. This decrease is primarily attributable to reduced license sales resulting in decreased utilization of internal consultants related to customer implementations, reduced customer support and training costs, a decrease in warranty costs and, to a lesser extent, a decrease in headcount.

Amortization of acquired core technology

Amortization of acquired core technology represents the amortization of the costs allocated to core technology in Ariba’s fiscal year 2000 acquisitions of TradingDynamics, Tradex and SupplierMarket. This expense amounted to $4.0 million, $6.7 million and $6.7 million for the years ended September 30, 2003, 2002 and 2001, respectively, and all such costs were fully amortized at March 31, 2003.

Operating Expenses

Sales and marketing

Sales and marketing expenses include costs associated with Ariba’s sales and marketing personnel and product marketing personnel and consist primarily of compensation and benefits, commissions and bonuses, promotional and advertising expenses, travel and entertainment expenses related to these personnel and the provision for doubtful accounts. Sales and marketing expenses for the year ended September 30, 2003 were $80.4 million, a 1% decrease from sales and marketing expenses of $81.0 million for the year ended September 30, 2002. This decrease is primarily comprised of decreases of $5.1 million in personnel related costs and $6.0 million in facilities costs, offset by an increase of $4.6 million in professional fees and a reduced benefit from provision for doubtful accounts of $7.0 million.

Sales and marketing expenses for the year ended September 30, 2002 decreased by 71% from sales and marketing expenses of $280.6 million for the year ended September 30, 2001. The decrease is primarily attributable to the reductions in force in fiscal 2001 and in the first quarter of fiscal 2002 which resulted in a reduction of personnel and related compensation and benefits, a decrease in bonuses and commissions due to a decline in overall sales activity, the recovery of previously recorded provisions for doubtful accounts based on improved collections experience, and a reduction in Ariba’s marketing programs for tradeshows and customer advisory council meetings.

During fiscal year 2001, Ariba added significant provisions to its allowance for doubtful accounts due to the rapid and dramatic decline of the e-commerce marketplace industry totaling $29.4 million. During fiscal year 2002, Ariba determined that some of these reserves were no longer warranted due to improvements in customers’ financial condition and Ariba’s ability to settle a number of at-risk accounts. As a result, for fiscal year 2002, Ariba recorded a net credit to the provision for doubtful accounts of $8.4 million.

Sales and marketing expenses for fiscal year 2001 include $11.2 million of compensation expense paid by Keith Krach, Ariba’s then-chairman and co-founder, to Larry Mueller, Ariba’s then-president and chief operating officer during a portion of this period. In addition, Mr. Mueller received $348,645 of salary, bonus and other compensation paid by Ariba in fiscal year 2001.

Research and development

Research and development expenses include costs associated with the development of new products, enhancements of existing products for which technological feasibility has not been achieved, and quality assurance activities, and primarily include employee compensation and benefits, consulting costs and the cost of software development tools and equipment. Research and development expenses for the year ended September 30, 2003 were $53.8 million, a 16% decrease from research and development expenses of $64.4 million for the year ended September 30, 2002. This decrease is comprised of a $9.8 million decrease in facilities and equipment costs and a $1.9 million decrease in fees paid to outside service providers, partially offset by an increase of $1.0 million in compensation and benefits. To date, all software development costs have been expensed in the period incurred. Ariba believes that continued investment in research and development is critical to attaining Ariba’s strategic objectives.

Research and development expenses for the year ended September 30, 2002 decreased by 29% from research and development expenses of $90.7 million for the year ended September 30, 2001. The decrease is primarily attributable to the reductions in force in fiscal year 2001 and in the first quarter of fiscal year 2002 which resulted in a reduction of personnel and related compensation and benefits and a decrease in localization of Ariba’s software, partially offset by an increase for license fees due for the use of third party software.

General and administrative

General and administrative expenses include costs for executive, finance, human resources, information technology, legal and administrative support functions. General and administrative expenses for the year ended September 30, 2003 were $36.2 million, a 14% increase from general and administrative expenses of $31.8 million for the year ended September 30, 2002. This increase is comprised of a $13.4 million increase in fees to outside professional service providers, of which approximately $10 million was incurred in connection with Ariba’s recently completed accounting review and restatement, offset by reductions of $1.6 million in personnel costs, $1.9 million in office related expenses and $5.3 million in facilities and equipment expenses. Although Ariba believes the expenses associated with its recently completed internal accounting review are substantially complete, Ariba expects, over the near term and perhaps for much longer, to incur significant fees and expenses relating to Ariba’s ongoing regulatory and legal proceedings, including but not limited to litigation relating to the recent restatement of Ariba’s consolidated financial statements.

General and administrative expenses for the year ended September 30, 2002 decreased by 48% from general and administrative expenses of $60.5 million for the year ended September 30, 2001. The decrease is primarily attributable to various cost savings initiatives including reductions in personnel and related compensation and benefits, a reduction in implementation costs for financial and human resources infrastructure and a decrease in fees paid to outside professional services providers.

Amortization of goodwill and other intangible assets

Ariba’s acquisitions of TradingDynamics, Tradex and SupplierMarket in fiscal year 2000 were accounted for under the purchase method of accounting. Ariba recorded a total of $3.1 billion in goodwill and other intangible assets representing the excess of the purchase price paid over the fair value of net assets acquired related to these acquisitions in fiscal year 2000.

The total amortization of other intangible assets for these acquisitions was $4.3 million in fiscal year 2003, of which $4.0 million was classified as cost of revenues. The total amortization of goodwill and other intangible assets for these acquisitions was $303.5 million in fiscal year 2002, of which $6.7 million was classified as cost of revenues, and $665.3 million in fiscal year 2001, of which $6.7 million was classified as cost of revenues. In the second quarter of fiscal year 2001, Ariba recorded a $1.4 billion impairment charge relating to goodwill and other intangible assets acquired in the Tradex acquisition. See below for detailed discussion. The decrease in amortization in fiscal year 2002 is primarily attributable to the reduction in carrying value of goodwill and other intangible assets due to the impairment recorded in fiscal 2001.

In fiscal year 2000, Ariba sold 5,142,858 shares of common stock with a fair market value of $834.4 million to an independent third party in connection with an intellectual property agreement. As part of the sale Ariba received intellectual property and $47.5 million in cash. The intellectual property was valued at the difference between the fair market value of the stock being exchanged and the cash received, which was $786.9 million. This amount is classified within other intangible assets and was being amortized over three years based on the terms of the related intellectual property purchase agreement. The total amortization of this intellectual property agreement was $113.2 million, $262.3 million and $262.3 million for the years ended September 30, 2003, 2002 and 2001, respectively. The intangible asset was fully amortized over its remaining useful life and expired in the quarter ended March 31, 2003.

The amortization of other intangible assets was $117.5 million for the year ended September 30, 2003. The amortization of goodwill and other intangible assets for the years ended September 30, 2002 and 2001 was $565.8 million and $927.6 million, respectively.

As a result of Ariba’s adoption of SFAS No. 142 (see Note 1 of Notes to Ariba’s Consolidated Financial Statements) on October 1, 2002, Ariba ceased amortization of goodwill. As of September 30, 2003, Ariba had unamortized goodwill of approximately $181.0 million. Other intangible assets have been amortized on a straight-line basis over their total expected useful lives ranging from two years to three years. Other identifiable intangible assets which included covenants not-to-compete, core technology and an intellectual property agreement, were fully amortized over their remaining useful lives, all of which expired in the quarter ended March 31, 2003.

Business partner warrants

In the past, Ariba has issued warrants for the purchase of Ariba’s common stock to certain business partners which either vested immediately or vested on a contingent basis upon the achievement of certain milestones related to targeted revenue. For the years ended September 30, 2002 and 2001, Ariba recognized business partner warrant expense associated with these warrants totaling $5.6 million and $27.8 million, respectively. The business partner warrant expense for the year ended September 30, 2001 excludes $6.3 million which has been recorded as a reduction of revenues in accordance with EITF No. 01-9. See Notes 1 and 9 of Notes to Ariba’s Consolidated Financial Statements for additional information.

In March 2000, Ariba issued an unvested warrant to purchase up to 3,428,572 shares of its common stock, of which 2,828,572 shares have expired unexercised and 600,000 shares remain unvested as of September 30, 2003. These unvested shares, if they remain unvested, will expire unexercised on a quarterly basis through March 2005. The business partner can partially vest in this warrant each quarter upon attainment of certain milestones related to revenue targets. During the years ended September 30, 2003 and 2002, the business partner did not vest in any shares of this warrant and no business partner warrant expense was recorded for those years. A total of $8.5 million of business partner warrant expense was recorded for the year ended September 30, 2001, of which $2.7 million was recorded as a reduction of revenues in accordance with EITF No. 01-9. See Notes 1 and 9 of Notes to Ariba’s Consolidated Financial Statements for additional information. No amounts related to the unvested warrants are reflected in the accompanying consolidated financial statements.

In April 2000, Ariba entered into an agreement with a third party as part of its vertical industry strategy to obtain a major partner in the financial services industry. In connection with the agreement, Ariba issued warrants to purchase up to 6,776,000 shares of Ariba’s common stock. Upon signing of this agreement, warrants for 1,936,000 shares of Ariba’s common stock with a fair value of $56.2 million were immediately vested. The agreement provided that Ariba would receive $25.0 million in guaranteed gainshare to be paid over a period of two years which Ariba determined to represent partial payment for the vested warrants rather than revenue. Accordingly, $31.2 million representing the fair value of the vested warrants less the guaranteed gainshare was recorded as an intangible asset related to the strategic relationship to be amortized over the three year term of the agreement. During the third quarter of fiscal year 2001, Ariba determined that the carrying value of the intangible asset was impaired since performance under the agreement was substantially less than expected, and wrote off the remaining net book value of $17.7 million to business partner warrant expense. The guaranteed gainshare of $25.0 million was recorded as a receivable in “Other Current Assets.” A total of $7.9 million of business partner warrant expense related to this agreement was recorded for the year ended September 30, 2001 of which $3.6 million was recorded as a reduction of revenues in accordance with EITF No. 01-9. During the quarter ended March 31, 2002, the obligation to pay the outstanding balance of $20.0 million guaranteed gainshare was settled for a cash payment of $15.0 million received in the quarter ended June 30, 2002 and the cancellation of the remaining unvested warrants to purchase 4,840,000 shares of Ariba’s common stock. As a result, Ariba recorded a charge of $5.6 million representing the uncollected receivable and related settlement costs as business partner warrant expense during the quarter ended March 31, 2002.

Stock-based compensation

Ariba has recognized deferred stock-based compensation associated with stock options granted to employees at prices below market value on the date of grant, stock options issued to certain employees in conjunction with the consummation of the TradingDynamics and SupplierMarket acquisitions in fiscal year 2000 and the issuance of restricted shares of common stock to certain senior executives, officers and employees. These amounts are included as a component of stockholders’ equity and are charged to operations over the vesting period of the options or the lapse of restrictions for the restricted stock, consistent with the method described in Financial Accounting Standards Board Interpretation No. 28 (FIN 28), Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans. Stock-based compensation expense is presented as a separate line item in Ariba’s Consolidated Statements of Operations, net of the effects of reversals related to terminated employees for cancellation of unvested stock options previously amortized to expense under FIN 28. For the years ended September 30, 2003, 2002 and 2001, stock-based compensation expense, net of the effects of cancellations, is attributable to various operating expense categories as follows (in thousands):

	Year Ended September 30
	2003	2002	2001
Cost of revenues	$(729)	$3,277	$6,125
Sales and marketing	1,544	4,312	16,540
Research and development	272	(264)	4,311
General and administrative	1,074	7,442	34,106

Total	$2,161	$14,767	$61,082

Restructuring and lease abandonment costs

In fiscal year 2001, Ariba initiated a restructuring program to align Ariba’s expense and revenue levels and to better position Ariba for growth and profitability. As part of the restructuring program, Ariba restructured its worldwide operations including a worldwide reduction in workforce and the consolidation of excess facilities.

The following table details Ariba’s accrued restructuring liabilities and related restructuring activity through September 30, 2003 (in thousands):

	Severance and benefits	Lease abandonment costs	Leasehold impairment	Total
Accrued restructuring costs as of September 30, 2000	$—	$—	$—	$—
Total charge to operating expense	17,493	49,442	66,647	133,582
Cash paid	(16,642)	(19,099)	—	(35,741)
Asset impairments applied to asset balances	—	—	(66,647)	(66,647)

Accrued restructuring costs as of September 30, 2001	851	30,343	—	31,194
Total charge to operating expense	4,605	58,004	—	62,609
Cash paid	(5,353)	(24,680)	—	(30,033)
Reclassification of lessee deposits	—	(1,701)	—	(1,701)

Accrued restructuring costs as of September 30, 2002	103	61,966	—	62,069
Total charge to operating expense	—	5,350	—	5,350
Cash paid	(36)	(19,507)	—	(19,543)

Accrued restructuring costs as of September 30, 2003	$67	$47,809	—	47,876
Less: current portion				13,764

Accrued restructuring costs, less current portion				$34,112

Worldwide workforce reduction

Severance and benefits primarily included involuntary termination and health benefits, outplacement costs and payroll taxes for sales and marketing, engineering and general and administrative personnel. The reduction of the worldwide workforce was completed during the third and fourth quarters of fiscal year 2001 and in the first quarter of fiscal year 2002. Ariba expects all remaining cash expenditures will be made during fiscal year 2004.

Consolidation of excess facilities

Lease abandonment costs incurred to date relate to the abandonment of leased facilities in Mountain View and Sunnyvale, California, Tampa, Florida, Alpharetta, Georgia, Lisle, Illinois, Burlington, Massachusetts, Florham Park, New Jersey, Dallas, Texas, Hong Kong and Singapore. Total lease abandonment costs include the impairment of leasehold improvements and remaining lease liabilities offset by estimated sublease income. The estimated net costs of abandoning these leased facilities, including remaining lease liabilities offset by estimated sublease costs and income, were based on market information trend analyses provided by a commercial real estate brokerage firm.

In the quarter ended June 30, 2002, Ariba revised its original estimates and expectations for Ariba’s corporate headquarters and field offices disposition efforts. This revision was a result of changed estimates of sublease commencement dates and rental rate projections to reflect continued sharp declines in market conditions in the commercial real estate market in Northern California. Based on these factors, and consultation with an independent appraisal firm, Ariba recorded an additional charge to lease abandonment costs of $57.3 million in the quarter ended June 30, 2002.

In the quarter ended June 30, 2003, Ariba revised its original estimates and expectations for Ariba’s corporate headquarters and field offices disposition efforts. This revision was a result of changed estimates of sublease commencement dates and rental rate projections to reflect continued declines in market conditions in the commercial real estate market in Northern California. Based on these factors and consultation with an independent appraisal firm, Ariba recorded an additional charge to lease abandonment costs of $5.4 million in the quarter ended June 30, 2003.

As of September 30, 2003, $47.8 million of lease abandonment costs, net of anticipated sublease income of $206.2 million, remains accrued and is expected to be utilized by fiscal year 2013. Actual sublease payments due to Ariba under noncancelable subleases of excess facilities totaled $67.3 million as of September 30, 2003, and the remainder of anticipated sublease income represents management’s best estimates of amounts to be received under future subleases. Actual future cash requirements and lease abandonment costs may differ materially from the accrual at September 30, 2003, particularly if actual sublease income is significantly different from current estimates. These differences could have a material adverse effect on Ariba’s operating results and cash position. For example, as of September 30, 2003, a reduction in assumed market lease rates of $0.25 per square foot per month for the remaining term of the lease, with all other assumptions remaining the same, would increase the estimated lease abandonment loss of Ariba’s Sunnyvale, California headquarters by approximately $7.8 million.

Impairment of goodwill, other intangible assets and equity investments

In the quarter ended March 31, 2001, Ariba recorded a $1.4 billion impairment charge relating to goodwill and other intangible assets acquired in the Tradex acquisition as part of an impairment assessment of goodwill and identifiable intangible assets recorded in connection with Ariba’s various acquisitions. The assessment was performed primarily due to the significant decline in Ariba’s stock price, the net book value of assets significantly exceeding Ariba’s market capitalization, the significant underperformance of this acquisition relative to projections and the overall decline in industry growth rates, which indicated that this trend could continue for an indefinite period.

During the year ended September 30, 2001, Ariba determined that certain equity investments in privately held companies had sustained a decline in value that was considered other-than-temporary. Ariba recorded a charge to operations of $28.7 million during the year ended September 30, 2001 to write down these investments to their estimated fair values.

There was no impairment charge related to goodwill or other intangible assets recorded in fiscal years 2003 and 2002.

Merger related costs

On January 29, 2001, Ariba signed a definitive agreement to acquire Agile Software Corporation (“Agile”), a provider of collaborative commerce solutions. However, Ariba and Agile mutually agreed to terminate their proposed merger without payment of any termination fees due to challenging economic and market conditions. Ariba incurred costs related to the proposed acquisition totaling $3.6 million related to financial advisor and other professional fees, which were all expensed during the fiscal year 2001.

Interest income

Interest income for the year ended September 30, 2003 was $5.1 million, a decrease of 35% from interest income of $8.0 million for the year ended September 30, 2002. Interest income for the year ended September 30, 2002 decreased by 57% from interest income of $18.6 million the year ended September 30, 2001. These decreases are primarily attributable to lower invested cash, cash equivalents and investment balances during fiscal year 2002 and a decline in interest rates over the years.

Other income (expense)

Other income (expense) consists of realized gains and losses on investments and foreign exchange currency fluctuations. Other income for the year ended September 30, 2003 was $652,000 compared to $892,000 of other expense for the year ended September 30, 2002. The increase is primarily attributable to realized gains on investments and gains due to international currency fluctuations and the absence of any publicly traded company investment impairment charge. Other expense for the year ended September 30, 2001 was $2.5 million. The decrease in other expense for the year ended September 30, 2002 compared to the year ended September 30, 2001 is primarily attributable to realized gains on available for sale investments, offset by an impairment charge on an investment in a publicly traded company, and realized losses on foreign exchange currency fluctuations.

Provision for income taxes

Ariba recorded income tax expense (benefit) of ($92,000), $2.8 million and $7.7 million for the years ended September 30, 2003, 2002 and 2001, respectively. The income tax expense recorded in the years ended September 30, 2002 and 2001 relates primarily to operations of Ariba’s foreign subsidiaries. The income tax benefit of $92,000 recorded in the year ended September 30, 2003 relates to net tax refunds from various state and foreign tax jurisdictions.

As of September 30, 2003, Ariba had net operating loss carryforwards for federal and state tax purposes of approximately $1.3 billion and $717.1 million, respectively. These federal and state carryforwards expire in various years from fiscal year 2010 through fiscal year 2023 and from fiscal year 2004 through fiscal year 2013, respectively. The State of California has temporarily suspended the ability to utilize California net operating loss carryforwards for the 2003 tax year. Ariba has research credit carryforwards for federal and state tax purposes of approximately $33.4 million and $24.5 million, respectively. If not utilized, the federal carryforwards will expire in various years from fiscal 2011 through fiscal year 2023. The state research credit will carry forward indefinitely. Ariba also have manufacturer’s credit carryforwards for state tax purposes of approximately $2.0 million, which will expire in various years from fiscal year 2006 through fiscal year 2011.

The Internal Revenue Code of 1986, and applicable state tax laws, impose substantial restrictions on Ariba’s ability to utilize net operating losses and tax credit carryforwards in the event of an “ownership change,” as defined in Section 382 of the Internal Revenue Code. Ariba’s federal and state tax losses and tax credit carryforwards incurred through that date of change are subject to an annual limitation.

Minority interests

In December 2000, Ariba’s consolidated subsidiary, Nihon Ariba K.K., issued and sold approximately 41% of its common stock for cash consideration of approximately $40.0 million to Softbank, a Japanese corporation and its subsidiaries (collectively, “Softbank”). In April 2001, Nihon Ariba K.K. issued and sold an additional 2% of its common stock for cash consideration of approximately $4.0 million to third parties. Prior to the transactions, Ariba held 100% of the equity of Nihon Ariba K.K. in the form of common stock. Nihon Ariba K.K.’s operations consist of the marketing, distribution, service and support of Ariba’s products in Japan.

As of September 30, 2003 and 2002, minority interest of approximately $17.1 million and $12.1 million, respectively, was recorded on Ariba’s Consolidated Balance Sheets in order to reflect the share of the net assets of Nihon Ariba K.K. held by minority investors. For the year ended September 30, 2003, Ariba recognized approximately $3.6 million as the minority interest’s share of Nihon Ariba K.K.’s income. For the years ended September 30, 2002 and 2001, Ariba recognized $180,000 and $4.3 million, respectively, as the minority interest’s share of Nihon Ariba K.K.’s loss.

In April 2001, Ariba’s consolidated subsidiary, Ariba Korea, Ltd., issued and sold approximately 42% of its common stock for cash consideration of approximately $8.0 million to Softbank. Prior to the transaction, Ariba held 100% of the equity of Ariba Korea, Ltd. in the form of common stock. Ariba Korea, Ltd.’s operations consist of the marketing, distribution, service and support of Ariba’s products in Korea.

Minority interest of $2.9 million was recorded on each of Ariba’s Consolidated Balance Sheets as of September 30, 2003 and 2002, in order to reflect the share of the net assets of Ariba Korea, Ltd. held by minority investors. Ariba also recognized approximately $123,000, $106,000 and $370,000 as the minority interest’s share of the Ariba Korea, Ltd. loss for the years ended September 30, 2003, 2002 and 2001, respectively.

Liquidity and Capital Resources

As of September 30, 2003, Ariba had $127.1 million in cash, cash equivalents and short-term investments, $78.3 million in long-term investments and $29.7 million in restricted cash, for total cash and investments of $235.1 million, and $3.5 million in working capital. All significant cash and investments are held in accounts in the United States except for approximately $45.2 million and $7.0 million held by Nihon Ariba K.K. and Ariba Korea, Ltd, respectively, Ariba’s majority-owned subsidiaries in Japan and Korea, respectively, to fund their activities and operations. As of September 30, 2002, Ariba had $157.3 million in cash, cash equivalents and short-term investments, $88.0 million in long-term investments and $30.3 million in restricted cash, for total cash and investments of $275.6 million, and $25.7 million in working capital. The decline in working capital of $22.2 million in fiscal year 2003 is primarily attributed to a decrease in cash and cash equivalents by approximately $16.1 million, a reduction of Ariba’s short term investments, a decline in prepaid expenses and other current assets by $4.8 million and an increase in the portion of deferred revenue classified as current due to reduction of multi-year prepayments and resolution of uncertainties regarding the timing of recognition for certain contracts for which recognition was previously considered indefinite and therefore classified as non-current.

Net cash used in operating activities was approximately $44.0 million for the year ended September 30, 2003, compared to $40.7 million of net cash used in operating activities for the year ended September 30, 2002. Net cash used in operating activities for the year ended September 30, 2003 is primarily attributable to decreases in deferred revenue, restructuring and lease abandonment costs, accrued compensation and related liabilities, accounts payable and accrued liabilities. These cash flows used in operating activities were partially offset by non-cash expenses in excess of the net loss for the period and decreases in accounts receivable, prepaid expenses and other assets. Due in part to the increased use of extended payment terms during recent quarters, which resulted in more offsets to accounts receivable, deferred revenues have declined and may continue to decline.

Net cash provided by investing activities was approximately $17.0 million for the year ended September 30, 2003, compared to $30.4 million of net cash provided by investing activities for the year ended September 30, 2002. Net cash provided by investing activities for the year ended September 30, 2003 is primarily attributable to the redemption of Ariba’s investments, partially offset by cash used in connection with Ariba’s acquisition of Goodex and purchases of property and equipment.

Net cash provided by financing activities was approximately $7.6 million for the year ended September 30, 2003, compared to $26.0 million of net cash provided by financing activities for the year ended September 30, 2002. Net cash provided by financing activities for the year ended September 30, 2003 is primarily attributable to proceeds from the exercise of stock options, partly offset by the payment of capital lease obligations.

Contractual obligations

Ariba’s primary contractual obligations are under Ariba’s operating leases and a letter of credit which are discussed below.

In March 2000, Ariba entered into a facility lease agreement for approximately 716,000 square feet in four office buildings and an amenities building in Sunnyvale, California for Ariba’s headquarters. The operating lease term commenced in phases from January through April 2001 and ends on January 24, 2013. Minimum monthly lease payments are approximately $2.3 million and escalate annually with the total future minimum lease payments amounting to $314.6 million over the remaining lease term. During fiscal years 2000 and 2001, Ariba also contributed $80.0 million towards leasehold improvement costs of the facility and for the purchase of equipment and furniture, of which approximately $49.2 million was written off in fiscal 2001, in connection with the abandonment of excess facilities.

Future minimum lease payments and sublease income under noncancelable operating leases are as follows as of September 30, 2003 (in thousands):

Year Ending September 30,	Operating Leases	Sublease Income
2004	$37,188	$16,648
2005	36,557	17,116
2006	36,213	17,575
2007	32,878	14,020
2008	33,384	1,972
Thereafter	160,367	—

Total minimum lease payments	$336,587	$67,331

As of September 30, 2003, operating lease payments shown above exclude any adjustment for future lease income due under noncancelable subleases of excess facilities for the fiscal years noted above. Of the total operating lease commitments as of September 30, 2003 noted above, $115.9 million is for occupied properties and $220.6 million is for abandoned properties, which are a component of the restructuring reserve. There were no capital leases as of September 30, 2003. Interest expense related to capital lease obligations is immaterial for all periods presented.

As of September 30, 2003, Ariba had $28.8 million in standby letters of credit, which are cash collateralized. These instruments are issued by Ariba’s banks in lieu of a cash security deposit required by landlords for domestic and international real estate leases. The cash collateral is classified as restricted cash on Ariba’s consolidated balance sheets as of September 30, 2003.

Other arrangements

Other than the obligations identified above, Ariba does not have commercial commitments under lines of credit, standby repurchase obligations or other such debt arrangements. Ariba has no off-balance sheet arrangements or transactions with unconsolidated limited purpose entities, nor does have any undisclosed material transactions or commitments involving related persons or entities. Ariba does not have any material noncancelable purchase commitments as of September 30, 2003.

Common stock repurchase program

On October 22, 2002, Ariba announced that its board of directors authorized the repurchase of up to $50 million of Ariba’s currently outstanding common stock to reduce the dilutive effect of Ariba’s stock option and purchase plans. Stock purchases under the common stock repurchase program may be made periodically in the open market based on market conditions. To date there have been no stock repurchases under this program. Cash flows from operations and existing cash balances may be used to repurchase Ariba’s common stock. As a result, Ariba may incur a significant impact on cash flows and cash balances.

Anticipated cash flows

Ariba expects to incur significant operating expenses, particularly research and development and sales and marketing expenses, for the foreseeable future in order to execute Ariba’s business plan. Ariba anticipates that such operating expenses, as well as planned capital expenditures, will constitute a material use of Ariba’s cash resources. As a result, Ariba’s net cash flows will depend heavily on the level of future sales, Ariba’s ability to manage infrastructure costs, the outcome of Ariba’s subleasing activities related to the costs of abandoning excess leased facilities and the level of expenditures relating to Ariba’s recently completed accounting review and ongoing regulatory and legal proceedings.

Although Ariba’s existing cash, cash equivalents and investment balances together with Ariba’s anticipated cash flow from operations should be sufficient to meet Ariba’s working capital and operating resource expenditure requirements for at least the next 12 months, given the significant changes in Ariba’s business and results of operations in the last 12 to 18 months, the fluctuation in cash, cash equivalents and investments balances may be greater than presently anticipated. See “Risk Factors”. After the next 12 months, Ariba may find it necessary to obtain additional funds. In the event additional funds are required, Ariba may not be able to obtain additional financing on favorable terms or at all.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not applicable.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Foreign Currency Risk

Ariba develops products in the United States and markets its products in the United States, Latin America, Europe, Canada, Australia, Middle East and Asia. As a result, Ariba’s financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. Since the majority of its sales are currently made in U.S. dollars, a strengthening of the dollar could make Ariba’s products less competitive in foreign markets. If any of the events described above were to occur, Ariba’s net sales could be seriously impacted, since a significant portion of its net sales are derived from international operations. For the quarters ended December 31, 2003 and 2002, approximately 30% and 35%, respectively, of Ariba’s total net sales were derived from customers outside of the United States. As a result, Ariba’s U.S. dollar earnings and net cash flows from international operations may be adversely affected by changes in foreign currency exchange rates.

Ariba uses derivative instruments to manage risks associated with foreign currency transactions in order to minimize the impact of changes in foreign currency exchange rates on earnings. Ariba utilizes forward contracts to reduce net exposures, by currency, related to the monetary assets and liabilities of its foreign operations denominated in local currency. In addition, from time to time, Ariba may enter into forward exchange contracts to establish with certainty the U.S. dollar amount of future firm commitments denominated in a foreign currency. The forward contracts do not qualify for hedge accounting and accordingly, all of these instruments are marked to market at each balance sheet date by a charge to earnings. Ariba believes that these forward contracts do not subject it to undue risk due to foreign exchange movements because gains and losses on these contracts are generally offset by losses and gains on the underlying assets and liabilities. Ariba does not use derivatives for trading or speculative purposes. All contracts have a maturity of less than one year.

The following table provides information about Ariba’s foreign exchange forward contract outstanding as of December 31, 2003 (in thousands):

		Notional Contract Value		Unrealized Gain (Loss) in USD
	Buy/Sell	Currency	USD
Foreign Currency
Swiss Francs	Buy	600	$471	$10
European Currency Units	Sell	3,000	$3,644	$(101)

The unrealized gain (loss) represents the difference between the contract value and the market value of the contract based on market rates as of December 31, 2003.

Given Ariba’s foreign exchange position, a ten percent change in foreign exchange rates upon which this forward exchange contract is based would result in unrealized exchange gains or losses of approximately

$400,000. In all material aspects, these exchange gains and losses would be fully offset by exchange losses or gains on the underlying net monetary exposures for which the contract is designated as a hedge. Ariba does not expect material exchange rate gains and losses from other foreign currency exposures.

Interest Rate Risk

Ariba’s exposure to market risk for changes in interest rates relates primarily to its investment portfolio. Ariba does not use derivative financial instruments in Ariba’s investment portfolio. The primary objective of Ariba’s investment activities is to preserve principal while maximizing yields without significantly increasing risk. This is accomplished by investing in widely diversified investments, consisting only of investment grade securities such as debt, equity or both. Ariba holds investments in both fixed rate and floating rate interest earning instruments, and both carry a degree of interest rate risk. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall.

Due in part to these factors, Ariba’s future investment income may fall short of expectations due to changes in interest rates or Ariba may suffer losses in principal if forced to sell securities which may have declined in market value due to changes in interest rates. Ariba’s investments may fall short of expectations due to changes in market conditions and as such Ariba may suffer losses at the time of sale due to the decline in market value. All investments in the table below are carried at market value, which approximates cost.

The table below represents principal (or notional) amounts and related weighted-average interest rates by year of maturity of Ariba’s investment portfolio (in thousands, except for interest rates).

	Year Ending December 31, 2004	Year Ending December 31, 2005	Year Ending December 31, 2006	Year Ending December 31, 2007	Year Ending December 31, 2008	Thereafter	Total
Cash equivalents	$23,281	$—	$—	$—	$—	$—	$23,281
Average interest rate	1.05%	—	—	—	—	—	1.05%
Investments	$78,539	$42,838	$33,370	—	—	—	$154,747
Average interest rate	3.17%	4.34%	3.13%	—	—	—	3.48%

Total investment securities	$101,820	$42,838	$33,370	$—	$—	$—	$178,028

As of December 31, 2003, these amounts exclude equity investments totaling $800,000 and uninvested cash of $76.3 million, of which $26.6 million is attributed to funds received from Softbank classified as restricted cash on Ariba’s condensed consolidated balance sheet and cash equivalents includes $28.9 million of restricted cash.

INFORMATION ABOUT FREEMARKETS

FreeMarkets provides software, services and information to help companies improve their sourcing and supply management processes and enhance the capabilities of their supply management organization. FreeMarkets’ customers are buyers of industrial parts, raw materials, commodities and services. As of December 31, 2003, FreeMarkets serves customers from 17 locations in 13 countries on five continents. FreeMarkets’ team members provide services to customers in more than 35 languages through operations centers in Pittsburgh and Singapore.

Since inception, FreeMarkets has provided software and services to help companies identify savings, enhance their sourcing efficiency and achieve their strategic sourcing goals by enabling them to source goods and services in its online markets. In providing these services FreeMarkets works with its customers to identify and screen suppliers and to assemble a request for quotation that provides detailed, clear and consistent information for suppliers to use in FreeMarkets’ online markets. FreeMarkets’ web-based technology enables suppliers from around the world to submit bids for its customers’ purchase orders in real-time interactive competition featuring “downward price” dynamic bidding. While FreeMarkets has provided this technology-enhanced service to buyers since 1995, FreeMarkets began to describe it using the “FullSource” name in 2001. In 2001, FreeMarkets also introduced its QS solution, which enables customers to conduct their own sourcing projects, including running their own online markets. During the second half of 2002 and the beginning of 2003, FreeMarkets introduced a number of new product offerings to expand its solutions beyond sourcing to address a broader set of supply management activities. FreeMarkets’ development of a broader set of solutions in 2002 and 2003 is part of a strategic transition from a company that offers a single technology-enhanced service to one with multiple software and service solutions. These activities include supply analysis and strategy, spend requirements management, sourcing, supplier development and supplier relationship management. FreeMarkets refers to these activities as Global Supply Management, or GSM.

FreeMarkets’ solutions combine software, services and information to address the GSM market. These solutions are ultimately designed to help companies lower costs and reduce their supply risks.

MANAGEMENT OF THE COMBINED COMPANY AFTER THE MERGER

Board of Directors

At the effective time of the merger, the board of directors of Ariba will be expanded to seven directors, including two designated by FreeMarkets. Following the merger, Ariba’s board will continue to consist of three classes of directors with overlapping three-year terms.

Ariba Designees

Robert M. Calderoni
Richard A. Kashnow
Robert E. Knowling, Jr.
Thomas F. Monahan*
Richard F. Wallman*

FreeMarkets Designees

David H. McCormick
Karl E. Newkirk

*	Assumes nominees are elected at the annual meeting

Committees of the Board of Directors

The standing committees of the combined company’s board of directors will include an Audit Committee, a Compensation Committee, a Nominating Committee, a Corporate Governance Committee and a Stock Option Committee, each of which will be comprised of non-employee directors, except for the Stock Option Committee, which will be comprised of one employee director.

For a description of each committee, see “Other Matters to Be Considered at the Ariba Annual Meeting of Stockholders—Election of Directors—Board of Directors Meetings and Committees.”

Management

After completion of the merger, the executive officers of Ariba will include the following individuals:

Name	Age	Position(s)
Robert M. Calderoni	43	Chairman of the Board and Chief Executive Officer
David H. McCormick	38	President and Director
Kevin Costello	41	Executive Vice President of Sales and Solutions
Craig Federighi	34	Executive Vice President and Chief Technology Officer
James W. Frankola	39	Executive Vice President and Chief Financial Officer
Michael Schmitt	46	Executive Vice President and Chief Marketing Officer
John True	39	Executive Vice President of Worldwide Sales
H. Tayloe Stansbury	42	Executive Vice President of Engineering

Robert M. Calderoni has served as Ariba’s President and Chief Executive Officer and a Director since October 2001. From October 2001 to December 2001, Mr. Calderoni also served as Ariba’s Interim Chief Financial Officer. From January 2001 to October 2001, Mr. Calderoni served as Ariba’s Executive Vice President and Chief Financial Officer. Mr. Calderoni was also an employee of Ariba from November 2000 to January 2001. From November 1997 to January 2001, he was Chief Financial Officer at Avery Dennison

Corporation, a manufacturer of pressure-sensitive materials and office products. From June 1996 to November 1997, Mr. Calderoni was Senior Vice President of Finance at Apple Computer, Inc. Prior to that time, Mr. Calderoni held various positions with IBM Storage Systems Division, most recently as Vice President of Finance. In addition to serving as a director of Ariba, he is also a member of the board of directors of Juniper Networks, Inc., a provider of network infrastructure systems. Mr. Calderoni holds a Bachelor of Science degree in Accounting and Finance from Fordham University.

David H. McCormick has served as President of FreeMarkets since October 2002 and Chief Executive Officer and a Director of FreeMarkets since January 2003. Before becoming President, Mr. McCormick served as an Executive Vice President of FreeMarkets since May 2001, as FreeMarkets’ Senior Vice President and General Manager of Core Business Markets since June 2000 and as FreeMarkets’ Vice President and General Manager of Core Business Markets since December 1999. Prior to joining FreeMarkets, Mr. McCormick was a consultant with McKinsey & Company, Inc. Mr. McCormick holds a B.S. in Mechanical Engineering from the United States Military Academy and a Ph.D. in Public and International Affairs from Princeton University.

Kevin Costello has served as Ariba’s Executive Vice President of Sales and Solutions since October 2003. From May 2002 until October 2003, Mr. Costello served as Ariba’s Executive Vice President, Ariba Solutions Delivery. From June 1984 until May 2002, Mr. Costello worked at Andersen Business Consulting, most recently as a Partner. Mr. Costello holds a Bachelor of Science degree in Accounting from the University of Illinois.

Craig Federighi has served as Ariba’s Executive Vice President and Chief Technology Officer since June 1999. From March 1999 through May 1999, Mr. Federighi served as Vice President of Internet Services. From 1997 through February 1999, Mr. Federighi worked at Apple Computer, Inc. as Director of Engineering. Mr. Federighi holds a Master of Science degree in Computer Science and a Bachelor of Science in Electrical Engineering and Computer Science from the University of California, Berkeley.

James W. Frankola has served as Ariba’s Executive Vice President and Chief Financial Officer since December 2001. Mr. Frankola was also an employee of Ariba from October 2001 to December 2001. From December 1997 to October 2001, Mr. Frankola held various positions with Avery Dennison Corporation, a manufacturer of pressure-sensitive materials and office products, most recently as Vice President of Finance and IS, Fasson Roll Worldwide. From May 1995 to December 1997, Mr. Frankola held various positions with IBM Storage Systems Division, most recently as Director of Financial Analysis. Mr. Frankola holds a Bachelor of Science degree in accounting from Pennsylvania State University and a Master of Business Administration from New York University.

Michael Schmitt has served as Ariba’s Executive Vice President and Chief Marketing Officer since February 2001. From June 1992 to July 2000, Mr. Schmitt held various positions with J.D. Edwards, a business software company, most recently as Senior Vice President, Sales and Marketing. Mr. Schmitt holds a Bachelor of Science degree in Business Administration and Marketing from California Polytechnic State University, San Luis Obispo.

John True has served as Ariba’s Executive Vice President of Worldwide Sales since October 2002. From January 2000 through September 2002, Mr. True held various positions with Ariba, most recently as Senior Vice President of North American Operations. From October 1996 until December 1999, Mr. True held various positions at Parametric Technology Corporation, a product development software company, most recently as Sector Vice President of Sales. Mr. True holds a Bachelor of Science degree in Computer Science from the University of Missouri-Rolla.

H. Tayloe Stansbury has served as Ariba’s Executive Vice President of Engineering since May 2003. From February 2001 through April 2003, Mr. Stansbury held various positions with Ariba, most recently as Senior Vice President of Engineering. From January 1999 until January 2001, Mr. Stansbury held various positions at Calico Commerce, a software and services company, most recently as Senior Vice President of Engineering. Mr. Stansbury holds an A.B. in Applied Mathematics and Computer Science from Harvard University.

DESCRIPTION OF ARIBA CAPITAL STOCK

Ariba’s authorized capital stock consists of 1,500,000,000 shares of common stock, $0.002 par value, and 20,000,000 shares of preferred stock, $0.002 par value. The following description of Ariba’s capital stock is not complete and is subject to and qualified in its entirety by its amended and restated certificate of incorporation and amended and restated bylaws and by the provisions of applicable Delaware law. Ariba’s amended and restated certificate of incorporation and amended and restated bylaws are included as exhibits to this joint proxy statement/prospectus.

Common Stock

As of the record date, Ariba had [        ] shares of common stock outstanding, held of record by approximately [        ] stockholders. In addition, as of January 22, 2004, there were [        ] shares of common stock subject to outstanding options.

Subject to preferences that may be applicable to any outstanding preferred stock, holders of Ariba common stock are entitled to receive ratably any dividends that may be declared by the Board of Directors out of funds legally available for that purpose. The holders of Ariba common stock are entitled to one vote per share on all matters to be voted upon by stockholders. In the event of Ariba’s liquidation, dissolution or winding up, the holders of Ariba common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. The Ariba common stock has no preemptive or conversion rights, other subscription rights, or redemption or sinking fund provisions. All outstanding shares of Ariba common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable.

Preferred Stock

Ariba’s amended and restated certificate of incorporation authorizes 20,000,000 shares of preferred stock. The board of directors has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of each series, such as dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices and liquidation preferences. The board of directors may issue preferred stock with voting or conversion rights that may have the effect of delaying, deferring or preventing a change in control of Ariba and could adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. Ariba currently has no plans to issue any of the preferred stock.

Warrants

In March 2000, Ariba issued an unvested warrant to purchase up to 3,428,572 shares of its common stock, of which 2,957,143 shares have expired unexercised and 471,429 shares remain unvested as of January 22, 2004. These unvested shares, if they remain unvested, will expire unexercised on a quarterly basis through March 2005.

Delaware Anti-Takeover Law and Ariba’s Certificate of Incorporation and Bylaw Provisions

Ariba’s amended and restated certificate of incorporation provides that all stockholder actions must be effected at a duly called meeting and not by a consent in writing. As described above, the amended and restated certificate of incorporation permits the Ariba board of directors to issue preferred stock with voting or other rights without stockholder action. The amended and restated certificate of incorporation provides for the board of directors to be divided into three classes with staggered three-year terms. These provisions, which require the vote of stockholders holding at least 66 2/3% of the voting power of the capital stock to amend, may have the effect of deterring hostile takeovers or delaying changes in Ariba’s management.

Ariba is subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless:

•	the transaction is approved by the board of directors prior to the date the stockholder became an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (1) persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, subject to various exceptions;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person who owns 15% or more of the outstanding voting stock of the corporation, and any entity or person affiliated with or controlling or controlled by the entity or person.

Transfer Agent and Registrar

The transfer agent and registrar for Ariba’s common stock is EquiServe, Inc.

COMPARISON OF RIGHTS OF

HOLDERS OF FREEMARKETS COMMON STOCK AND

ARIBA COMMON STOCK

This section of this joint proxy statement/prospectus describes certain differences between the rights of holders of FreeMarkets common stock and Ariba common stock. While Ariba believes that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents to which Ariba refers for a more complete understanding of the differences between being a stockholder of FreeMarkets and being a stockholder of Ariba.

The rights of the stockholders of FreeMarkets are governed by FreeMarkets’ certificate of incorporation and FreeMarkets’ bylaws. After completion of the merger, FreeMarkets stockholders will become stockholders of Ariba and their rights will be governed by Ariba’s amended and restated certificate of incorporation, as amended, and Ariba’s amended and restated bylaws. Both companies are incorporated under the laws of the State of Delaware and, accordingly, FreeMarkets stockholders’ rights will continue to be governed by the Delaware General Corporation Law after completion of the merger.

CLASSIFIED BOARD OF DIRECTORS

Delaware law provides that a corporation’s board of directors may be divided into various classes with staggered terms of office. The boards of directors of Ariba and FreeMarkets are divided into three classes, with each class being elected annually for a three-year term. Ariba and FreeMarkets directors are elected for terms of three years and until their successors are elected and qualified.

NUMBER OF DIRECTORS

Presently, the Ariba bylaws provide that the authorized number of directors of Ariba shall be fixed from time to time by the board of directors by a resolution adopted by a majority of the total number of authorized directors (whether or not there are any vacancies in authorized directorships). Ariba’s Board currently consists of five members. Following the merger, Ariba’s Board will consist of seven members. See “Management of the Combined Company after the Merger—Board of Directors.” FreeMarkets’ bylaws provide that the number of authorized directors shall consist of no less than three and no more than 12 members and the total number shall be fixed from time to time within such range by a majority of the total number of authorized directors. Currently, FreeMarkets’ Board consists of seven members.

REMOVAL OF DIRECTORS

Ariba directors, or the entire Ariba Board, may be removed, at any time, with cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of Ariba entitled to vote at an election of directors, voting together as a single class.

FreeMarkets directors, or the entire FreeMarkets Board, may be removed, with cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

Ariba’s bylaws provide that vacancies occurring on the Ariba Board for any reason may be filled by vote of a majority of the remaining members of the Ariba Board, although less than a quorum. A person so elected by the Ariba Board to fill a vacancy shall hold office until the expiration of the term of office of the director whom such person has replaced.

FreeMarkets’ bylaws provide that vacancies occurring on the FreeMarkets board of directors for any reason may be filled by vote of a majority of the remaining directors, although less than a quorum, at the meeting of the board. A person so elected by the FreeMarkets board of directors to fill a vacancy shall hold office until the expiration of the term of office of the director whom such person has replaced.

ABILITY TO CALL SPECIAL MEETINGS OF STOCKHOLDERS

Special meetings of Ariba stockholders may be called by Ariba’s:

•	chairman of the board;

•	president; or

•	board of directors acting pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there are any vacancies in authorized directorships).

Special meetings of FreeMarkets stockholders may be called by FreeMarkets’:

•	chairman of the board;

•	chief executive officer; or

•	board of directors acting pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there are any vacancies in authorized directorships).

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND PROPOSALS

At an annual or special meeting of the stockholders of Ariba, only such business will be conducted as has been properly brought before the meeting. To be properly brought before a special meeting of stockholders of Ariba, business must be pursuant to Ariba’s notice of meeting. To be properly brought before an annual meeting of stockholders of Ariba, business must be:

•	pursuant to Ariba’s notice of meeting;

•	otherwise properly brought before the meeting by or at the direction of the board of directors; or

•	otherwise properly brought before the meeting by a stockholder of record who was a stockholder of record at the time of the giving of notice, who is entitled to vote at the meeting and has complied with the proper notice procedures.

For business to be properly brought before an annual or special meeting by a stockholder, the stockholder must comply with applicable law, must give timely notice in writing to the secretary of Ariba, and (a) if the stockholder has provided Ariba with a solicitation notice (as described below), must have delivered a proxy statement and form of proxy to holders of at least the percentage of Ariba’s voting shares required under applicable law to carry any proposal in the case of a proposal or voting shares reasonably believed by the stockholder or beneficial holder to be sufficient to elect the nominee proposed to be nominated in the case of a nomination, or (b) if no solicitation notice has been provided by the stockholder, must not have solicited a number of proxies sufficient to have required the delivery of a solicitation notice. To be timely, a stockholder’s notice must be delivered to the secretary of Ariba at the principal executive offices of Ariba not less than 45 or more than 75 days prior to the first anniversary of the proxy statement delivered to stockholders in connection with the preceding year’s annual meeting. However, if either (i) the date of the annual meeting is more than 30 days before or more than 30 days after this anniversary date or (ii) no proxy statement was delivered to stockholders in connection with the preceding year’s annual meeting, notice by the stockholder, to be timely, must be delivered not later than the close of business on the later of the 90th day prior to the annual meeting or the close of business on the 10th day following the day on which public announcement of the date of the meeting is first made by Ariba. Notice of nominations by stockholders of persons for election to the board of directors to be made at a special meeting shall be delivered to Ariba not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which the public announcement is first made of the date of the special meeting and the nominees proposed by the Ariba Board to be elected at such meeting.

A stockholder’s notice to the secretary must set forth:

•	as to nominations for the board of directors, all information regarding each nominee proposed by the stockholder as would be required to be disclosed in solicitations of proxies for the election of the nominees pursuant to the proxy rules of the Securities and Exchange Commission and the nominee’s written consent to serve as a director if elected;

•	as to any other business, a brief description of the business, the reasons for conducting such business at the meeting and any material interest in such business of the stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and

•	the name and address of the stockholder who intends to make the nominations or propose the business, the class and number of shares owned beneficially and of record and whether the stockholder intends to deliver a proxy statement or form of proxy to holders of at least the percentage of Ariba’s voting shares required to carry the proposal or a sufficient number of holders of Ariba’s voting shares to elect the nominee (a “solicitation notice”).

At an annual or special meeting of FreeMarkets stockholders, the only business that may be conducted is that which has been properly brought before the meeting. To be properly brought before an annual or special meeting of FreeMarkets stockholders, business must be:

•	pursuant to FreeMarkets’ notice of meeting;

•	properly brought before the meeting by or at the direction of the FreeMarkets board; or

•	otherwise properly brought before the meeting by a stockholder of record who was a stockholder of record at the time of the giving of notice, who is entitled to vote at the meeting and has complied with the proper notice procedures.

For business to be properly brought before a meeting by a stockholder, the stockholder must have given timely notice in writing to the secretary of FreeMarkets. To be timely, a stockholder proposal to be presented at an annual meeting must be received at FreeMarkets’ principal executive offices not less than 60 nor more than 90 days prior to the first anniversary of the proxy statement delivered to stockholders in connection with the preceding year’s annual meeting. However, if the date of the annual meeting is more than 30 days before or more than 30 days after this anniversary date, notice by the stockholder, to be timely must be delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the close of business on the 10th day following the day on which public announcement of the date of the meeting is first made by FreeMarkets. Notice of nominations by stockholders of persons for election to the board of directors to be made at a special meeting shall be delivered to FreeMarkets not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which the public announcement is first made of the date of the special meeting and the nominees proposed by the FreeMarkets Board to be elected at such meeting

A stockholder’s notice to the secretary of FreeMarkets must set forth:

•	as to nominations for the board of directors, all information regarding each nominee proposed by the stockholder as would be required to be disclosed in solicitations of proxies for the election of the nominees pursuant to the proxy rules of the Securities and Exchange Commission and the nominee’s written consent to serve as a director if elected;

•	as to any other business, a brief description of the business, the reasons for conducting such business at the meeting and any material interest in such business of the stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and

•	the name and address of the stockholder who intends to make the nominations or propose the business, the class and number of shares owned beneficially and of record.

AMENDMENT OF CERTIFICATE OF INCORPORATION

Under Delaware law, a certificate of incorporation of a Delaware corporation may be amended by approval of the board of directors of the corporation and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for the amendment, unless a higher vote is required by the corporation’s certificate of incorporation.

The affirmative vote of the holders of shares of stock representing a supermajority of the outstanding shares is required to amend Ariba’s certificate of incorporation. Ariba’s certificate of incorporation provides that the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of capital stock of Ariba entitled to vote is required to amend or repeal Ariba’s certificate of incorporation, other than with respect to provisions relating to Ariba’s corporate name, registered office and agent, and business purpose.

Except as provided in FreeMarkets’ certificate of incorporation, any of the provisions of the amended and restated certificate of incorporation may be amended, altered or repealed, and other provisions authorized by law at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the corporation by the amended and restated certificate of incorporation are granted subject to the provisions in the certificate of incorporation.

AMENDMENT OF BYLAWS

Under Delaware law, stockholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer this power upon the board of directors. The stockholders always have the power to adopt, amend or repeal bylaws, even though the board may also be delegated this power.

Ariba’s bylaws may be altered, amended or repealed, or new bylaws may be adopted, by the board of directors with the approval of a majority of the total number of authorized directors (whether or not there are any vacancies in authorized directorships) or the stockholders with the approval of holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of Ariba entitled to vote generally in the election of directors, voting as a single class.

FreeMarkets’ bylaws may be adopted, amended or repealed, by an affirmative vote of a majority of the whole board of directors, or by stockholders holding a majority of the outstanding voting stock, voting as a single class.

OTHER MATTERS TO BE CONSIDERED AT THE

ARIBA ANNUAL MEETING OF STOCKHOLDERS

ELECTION OF DIRECTORS

Ariba’s certificate of incorporation provides for a classified board of directors. There are three classes of directors with each class of directors serving three-year terms that end in successive years. Ariba currently has authorized seven directors. The class of directors standing for election at the Annual Meeting consists of two directors. Both directors will be elected at the Annual Meeting to serve until the 2007 annual meeting of stockholders of Ariba or until their successors are elected and qualified.

The directors being nominated for election to the Ariba Board (each, a “nominee”), their ages as of December 31, 2003, their positions and offices held with Ariba and certain biographical information are set forth below. The Ariba Board has determined that each of its members, other than Robert M. Calderoni, Ariba’s Chief Executive Officer, is an “independent director” as described in the listing standards of The Nasdaq National Market (“Nasdaq”).

The proxy holders intend to vote all proxies received by them in the accompanying form FOR the Nominees listed below unless otherwise instructed. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the current Board of Directors to fill the vacancy. As of the date of this joint proxy statement/prospectus, the Ariba Board is not aware that any nominee is unable or will decline to serve as a director. The two (2) nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of Ariba. Abstentions and broker non-votes will not be counted toward an individual’s total. Proxies cannot be voted for more than two (2) individuals.

Nominee	Age	Year Term Expires	Positions and Offices Held with Ariba
Thomas F. Monahan	55	2007	Director
Richard F. Wallman	53	2007	Director

Thomas F. Monahan has served as a director of Ariba since July 25, 2003. In August 2003, after six years as Dean of the College of Commerce and Finance at Villanova, he returned to the faculty in the John M. Cooney Endowed Professorship in Accounting. Prior to joining Villanova’s faculty in 1981, Mr. Monahan was a tenured professor at LaSalle University and worked in the Treasurer’s Department of Becton, Dickinson and Company, a medical products manufacturer. Mr. Monahan received his Ph.D. in Accounting from Temple University, his Master of Business Administration in Finance from Rutgers University and his Bachelor of Science degree in Economics from Hofstra University.

Richard F. Wallman has served as a director of Ariba since October 2002. Since March 1995, Mr. Wallman has served as the Senior Vice President and Chief Financial Officer of Honeywell International, Inc., a diversified technology company, and Allied Signal, Inc. (prior to its merger with Honeywell). From April 1994 to March 1995, Mr. Wallman also served as Vice President and Controller of International Business Machines Corp. In addition to serving as a director of Ariba, he is also a member of the board of directors of Avaya, Inc., Lear Corporation, Hayes-Lemmerz International, Inc. and ExpressJet Holdings, Inc. Mr. Wallman holds a Bachelor of Science degree in electrical engineering from Vanderbilt University, and a Master of Business Administration from the University of Chicago Graduate School of Business.

Set forth below is information regarding each of the continuing directors of Ariba, including his age as of December 31, 2003, the period during which he has served as a director, and certain information as to principal occupations and directorships held by him in corporations whose shares are publicly registered.

Continuing Directors—Term Ending in 2005

Robert M. Calderoni, age 44, has served as Chairman of the Ariba Board since July 2003 and as Ariba’s President and Chief Executive Officer and a director since October 2001. From October 2001 to December 2001, Mr. Calderoni also served as Ariba’s Interim Chief Financial Officer. From January 2001 to October 2001, Mr. Calderoni served as Ariba’s Executive Vice President and Chief Financial Officer. Mr. Calderoni was also an employee of Ariba from November 2000 to January 2001. From November 1997 to January 2001, he served as Chief Financial Officer at Avery Dennison Corporation, a manufacturer of pressure-sensitive materials and office products. From June 1996 to November 1997, Mr. Calderoni served as Senior Vice President of Finance at Apple Computer, Inc. Prior to that time, Mr. Calderoni held various positions with IBM Storage Systems Division, most recently as Vice President of Finance. In addition to serving as a director of Ariba, he is also a member of the board of directors of Juniper Networks, Inc., a provider of network infrastructure systems. Mr. Calderoni holds a Bachelor of Science degree in accounting and finance from Fordham University.

Robert E. Knowling, Jr., age 48, has served as a director of Ariba since July 2000. Since January 2003, Mr. Knowling has served as Chief Executive Officer of the New York Leadership Academy at the New York City Board of Education. From February 2001 to January 2003, Mr. Knowling served as Chairman and Chief Executive Officer of Internet Access Technologies, a software development company. Mr. Knowling served as President and Chief Executive Officer of Covad Communications Company, a broadband service provider, from July 1998 to October 2000. He also served as Chairman of the Board of Directors of Covad from September 1999 to October 2000. In August 2001, Covad filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. Prior to joining Covad, he served as Executive Vice President of Operations and Technologies from October 1997 to July 1998 and as Vice President of Network Operations from March 1996 to September 1997 at US West Communications, a communications company acquired by Qwest Communications International Inc. in 2000. In addition to serving as a director of Ariba, he is also a member of the boards of directors of Hewlett-Packard Company, a global technology company, and Heidrick & Struggles International, an executive search firm. Mr. Knowling holds a Bachelor of Arts degree in theology from Wabash College, and a Master of Business Administration from Northwestern University’s Kellogg Graduate School of Business.

Continuing Director—Term Ending in 2006

Richard A. Kashnow, age 62, has served as a director of Ariba since April 30, 2003. Since February 2003, Mr. Kashnow has been self-employed as a consultant. From August 1999 until January 2003, Mr. Kashnow served as President of Tyco Ventures, the venture capital arm of Tyco International, Inc., a diversified manufacturing services company. From October 1995 until its acquisition by Tyco in August 1999, Mr. Kashnow served as Chairman, Chief Executive Officer and President of Raychem Corporation, a technology company specializing in electronic components and engineered materials. In addition to serving as a director of Ariba, he is also a member of the board of directors of ParkerVision, Inc. Mr. Kashnow holds a Bachelor of Science degree in physics from Worcester Polytechnic Institute, and a Ph.D. in solid state physics from Tufts University.

New Directors to Be Appointed Following Effective Time of Merger

David H. McCormick, age 38, has served as President of FreeMarkets since October 2002 and Chief Executive Officer and a director of FreeMarkets since January 2003. Before becoming President, Mr. McCormick served as an Executive Vice President of FreeMarkets since May 2001, as FreeMarkets’ Senior Vice President and General Manager of Core Business Markets since June 2000 and as FreeMarkets’ Vice President and General Manager of Core Business Markets since December 1999. Prior to joining FreeMarkets, Mr. McCormick was a consultant with McKinsey & Company, Inc. Mr. McCormick holds a B.S. in Mechanical Engineering from the United States Military Academy and a Ph.D. in Public and International Affairs from Princeton University. Following the effective time of the merger, Mr. McCormick will be appointed as Class I director of Ariba with his term ending in 2006.

Karl E. Newkirk, age 62, has served as a director of FreeMarkets since August 2003. From June 1963 to December 2001, Mr. Newkirk was employed at Accenture, Ltd (formerly known as Andersen Consulting), where he was a partner from 1972 until July 2001, the time that Andersen Consulting became a public company. Mr. Newkirk held a number of leadership roles throughout his career at Accenture, most recently serving as the Managing Partner of the Global Enterprise Business Solutions Practice and of the Microsoft Alliance. Mr. Newkirk holds an undergraduate degree in Industrial Engineering from Case Institute of Technology and a Master of Business Administration from Case Western Reserve University. Mr. Newkirk also serves as a director of I-Many, Inc. and SeeBeyond Technology Corporation. Following the effective time of the merger, Mr. Newkirk will be appointed a Class II director of Ariba with his term ending in 2007.

Board of Directors Meetings and Committees

During the fiscal year ended September 30, 2003, the Ariba Board held thirty-four meetings acted by written consent in lieu of a meeting on three occasions. For the fiscal year, each of the current directors during the term of his tenure attended or participated in at least 75% of the aggregate of (i) the total number of meetings of the Ariba Board and (ii) the total number of meetings held by all committees of the Ariba Board on which he served. All of Ariba’s directors are encouraged to attend Ariba’s annual meeting of stockholders. One of its directors was in attendance at Ariba’s 2003 annual meeting of stockholders.

The Ariba Board has an Audit Committee, Compensation Committee, Corporate Governance Committee, Nominating Committee and Stock Option Committee.

Audit Committee. During the fiscal year ended September 30, 2003, the Audit Committee of the Ariba Board (the “Audit Committee”) held seventeen meetings and did not act by written consent in lieu of a meeting on any occasion. The Audit Committee reviews, acts on and reports to the Ariba Board with respect to various auditing and accounting matters, including the selection of Ariba’s independent auditors, the scope of the independent auditors’ service and annual audit fees to be paid to Ariba’s independent auditors, the performance of Ariba’s independent auditors and the accounting practices of the Ariba. The chair of the Audit Committee is Mr. Wallman, and the other members of the Audit Committee are Messrs. Kashnow and Knowling. The Ariba Board has determined that each member of the Audit Committee is independent as described in applicable Nasdaq listing standards. The Ariba Board has also determined that Richard F. Wallman is an “Audit Committee Financial Expert” as described in applicable SEC rules. A copy of the Audit Committee’s charter is publicly available on Ariba’s website at http://www.ariba.com/company/investor_governance.cfm and attached hereto as Annex J.

Corporate Governance Committee. During the fiscal year ended September 30, 2003, the Corporate Governance Committee of the Ariba Board (the “Corporate Governance Committee”) held one meeting and did not act by written consent in lieu of a meeting on any occasion. The Corporate Governance Committee reviews and considers developments in corporate governance practices and recommends to the Ariba Board a set of effective corporate governance policies and procedures applicable to Ariba. The chair of the Corporate Governance Committee is Mr. Monahan, and the other members of the Corporate Governance Committee are Messrs. Kashnow and Knowling. A copy of the Corporate Governance Committee’s charter is publicly available on Ariba’s website at http://www.ariba.com/company/investor_governance.cfm.

Compensation Committee. During the fiscal year ended September 30, 2003, the Compensation Committee of the Ariba Board of Directors (the “Compensation Committee”) held three meetings and did not act by written consent in lieu of a meeting on any occasion. The Compensation Committee administers Ariba’s stock option plans, reviews the performance of the executive officers of Ariba, establishes compensation programs for the officers and reviews the compensation programs for other key employees, including salary and cash bonus levels and option grants under Ariba’s stock option plans. The chair of the Compensation Committee is Mr. Kashnow, and the other members of the Compensation Committee are Messrs. Monahan and Wallman. A copy of the Compensation Committee’s charter is publicly available on Ariba’s website at http://www.ariba.com/company/investor_governance.cfm.

Nominating Committee. During the fiscal year ended September 30, 2003, the Nominating Committee of the Ariba Board (the “Nominating Committee”) held two meetings and did not act by written consent in lieu of a meeting on any occasion. The Nominating Committee was established by the Ariba Board of Directors in October 2002 for the purpose of, among other things, (i) making recommendations to the Ariba Board regarding candidates for membership on the Ariba Board and regarding the size and composition of the board of directors, and (ii) establishing procedures for the nomination process. The chair of the Nominating Committee is Mr. Knowling, and the other members of the Nominating Committee are Messrs. Monahan and Wallman. A copy of the Nominating Committee’s charter is publicly available on Ariba’s website at http://www.ariba.com/company/investor_governance.cfm.

Stockholders may propose director candidates for consideration by the Nominating Committee. Any such recommendations should be directed to the secretary of Ariba at the address of Ariba’s principal executive offices set forth above. In addition, Ariba’s bylaws permit stockholders to nominate directors at an annual meeting of stockholders. To nominate a director, a stockholder must (i) furnish Ariba with the information required by Ariba’s bylaws, (ii) in some cases deliver a proxy statement and form of proxy to holders of a sufficient number of shares of common stock to elect such nominee, and (iii) give timely notice to the secretary of Ariba in accordance with Ariba’s bylaws, which require that the notice be received by the secretary of Ariba within the time periods described below for stockholder proposals not intended to be included in its proxy statement and proxy. See “Stockholder Proposals for 2005 Annual Meeting.”

Stock Option Committee. During the fiscal year ended September 30, 2003, the Stock Option Committee of the Ariba Board (the “Stock Option Committee”) held no meetings and acted by written consent in lieu of a meeting on 24 occasions. The Stock Option Committee administers Ariba’s stock option plans with respect to persons other than directors and officers of Ariba, and with respect to options to purchase not more than 300,000 shares per calendar quarter. Options to purchase more than 300,000 shares must be approved by the Compensation Committee. The sole member of the Stock Option Committee is Mr. Calderoni.

Stockholder Communications with Directors

Any stockholder wishing to send written communications to Ariba’s Board or a specified individual director may do so by sending them to Ariba at its principal executive offices at 807 11th Avenue, Sunnyvale, California 94089, Attn: General Counsel. Ariba’s general counsel will relay all such communications to the Board of Directors, or individual members, as appropriate.

Director Compensation

Members of Ariba’s Board receive a retainer of $25,000 per year, paid in quarterly installments. In addition, the chair of each committee of the board of directors receives an annual retainer of $3,500, also paid in quarterly installments. Directors are entitled to a fee of $2,500 for each meeting of the board of directors that they attend and a fee of $1,000 for each meeting of a committee of the board of directors. Directors may elect to convert from 50% to 100% of their cash compensation into shares of Ariba’s common stock or options to purchase such shares. The shares or options are granted automatically as of the last day of the quarter in which the cash compensation was earned. Cash is converted into shares based on the closing price of Ariba’s stock on the last trading day in the quarter and into options based on the option valuation method used by Ariba in preparing the notes to its financial statements. The options have an exercise price equal to 100% of the closing price of Ariba’s stock on the last trading day in the quarter. The option term is 10 years, except that the options expire 12 months after the director’s service terminates for any reason. Shares or options received in lieu of cash compensation are fully vested.

Non-employee directors are eligible for option grants pursuant to the provisions of the 1999 Directors’ Stock Option Plan. Under the 1999 Directors’ Stock Option Plan, each new non-employee director will be granted an option to purchase 75,000 shares on the date such individual joins the Board of Directors, provided such individual has not been in the prior employ of Ariba. In addition, at each annual meeting, each individual who will continue serving as a non-employee director thereafter will receive an additional option grant to purchase 15,000 shares of Ariba common stock, whether or not such individual has been in the prior employ of Ariba. However, a director will not receive a 15,000 share annual grant in the calendar year in which he or she received the 75,000 share initial grant. The option price for each option grant under the 1999 Directors’ Stock Option Plan will be equal to the fair market value per share of Ariba common stock on the automatic grant date. Each initial grant will become exercisable for one-third of the shares after the director completes each of his or her first three years of service on Ariba’s Board. The initial grants become exercisable for all shares if Ariba is subject to a change in control. Each annual option grant is fully exercisable on the grant date. Pursuant to the 1999 Directors’ Stock Option Plan, Mr. Knowling was granted an option to purchase 10,000 shares of common stock on March 18, 2002, Mr. Wallman was granted an option to purchase 75,000 shares of common stock on October 28, 2002, Mr. Kashnow was granted an option to purchase 75,000 shares of common stock on April 30, 2003, each of Messrs. Knowling and Wallman were granted options to purchase 15,000 shares of common stock on June 30, 2003, and Mr. Monahan was granted an option to purchase 75,000 shares of common stock on July 25, 2003.

Directors are also eligible to receive options and be issued shares of common stock directly under Ariba’s 1999 Equity Incentive Plan. On October 4, 2001, Mr. Knowling was granted a fully vested option to purchase 50,000 shares of common stock under the 1999 Equity Incentive Plan at an exercise price of $2.00 per share.

Vote Required; Recommendation of the Ariba Board of Directors

Directors are elected by a plurality of the affirmative votes cast by those shares of Ariba common stock present in person or represented by proxy and entitled to vote; accordingly, the nominees for director receiving the highest number of affirmative votes will be elected.

The Ariba board of directors recommends a vote “FOR” the nominees listed herein.

RATIFICATION OF INDEPENDENT AUDITORS

Ariba is asking its stockholders to ratify the appointment of KPMG LLP as its independent auditors for the fiscal year ending September 30, 2004. The affirmative vote of the holders of a majority of shares present in person, or represented by proxy, and voting at the annual meeting will be required to ratify the appointment of KPMG LLP. Abstentions and broker non-votes will not be counted as having been voted on the proposal.

In the event the stockholders fail to ratify the appointment, the Ariba Board will reconsider its selection. Even if the appointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent auditing firm at any time during the fiscal year if the Ariba Board determines that such a change would be in the best interest of Ariba and its stockholders.

KPMG LLP has audited Ariba’s financial statements since 1997. Its representatives are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of Ariba’s annual financial statements for 2002 and 2003, and fees billed for other services rendered by KPMG LLP.

	2002	2003
Audit fees	$568,899	$598,730
Restatement fees(1)	1,914,500	314,990

Total audit fees	2,483,399	913,720
Audit related fees(2)	166,245	219,208

Audit and audit related fees	2,649,644	1,132,928
Tax fees(3)	677,365	666,207
All other fees(4)	—	13,582

Total fees	$3,327,009	$1,812,717

(1)	Restatement fees consisted of services provided in connection with the restatement of Ariba’s consolidated financial statements, as described in Part I, Item 1 of Ariba’s Amendment No. 2 to Form 10-K/A filed January 28, 2004. Restatement fees for 2002 are for services performed through May 13, 2003, as noted in Ariba’s proxy statement for its 2003 annual meeting of stockholders. Restatement fees for 2003 are for services performed subsequent to May 13, 2003, but relate to the same restatement.
(2)	Audit related fees consisted of Webtrust certification and due diligence services.
(3)	Tax fees consisted of fees for tax consultation and tax compliance services.
(4)	All other fees principally consisted of fees for international office registration services.

The non-audit services provided by KPMG are permissible non-audit services within the meaning of Section 10A(g) of the Securities Exchange Act of 1934.

Section 10A(i)(1) of the Exchange Act requires that all audit and non-audit services to be performed by Ariba’s principal accountants be approved in the advance by the Audit Committee of the Board of Directors, subject to certain exceptions relating to non-audit services accounting for less than five percent of the total fees paid to its principal accountants which are subsequently ratified by the Audit Committee (the “De Minimis Exception”). Pursuant to Section 10A(i)(1) of the Exchange Act, the Audit Committee has established procedures by which it pre-approves such services at each regularly scheduled meeting. In addition, pursuant to Section 10A(i)(3) of the Exchange Act, the Audit Committee has established procedures by which the Chairperson of the Audit Committee may pre-approve such services provided the Chairperson reports the details of the services to the full Audit Committee at its next regularly scheduled meeting. None of the non-audit services described above were performed pursuant to the De Minimis Exception during the periods in which the pre-approval requirement has been in effect.

Vote Required; Recommendation of the Ariba Board of Directors

The affirmative vote of a majority of those shares of Ariba common stock cast is required to ratify appointment of Ariba’s independent auditors.

The Ariba Board of Directors recommends a vote “FOR” the ratification of the selection of KPMG LLP to serve as Ariba’s independent auditors for the fiscal year ending September 30, 2004.

AMENDMENT OF ARIBA’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ENABLE ARIBA TO EFFECT A 1-FOR-5 OR 1-FOR-6 REVERSE STOCK SPLIT

General

The Ariba Board has unanimously adopted a resolution approving and recommending to the stockholders for their approval amendments to Ariba’s amended and restated certificate of incorporation to effect a reverse split of Ariba’s outstanding shares of common stock, in a ratio of either 1-for-5 or 1-for-6, which ratio (assuming such ratio has been approved by Ariba’s stockholders) will be chosen by the Ariba Board at any time prior to the date that is ninety days after the 2004 Annual Meeting of Stockholders. Ariba’s stockholders are being asked at the annual meeting to act upon a proposal to authorize the Ariba Board to file an amendment to Ariba’s amended and restated certificate of incorporation and thereby effect a reverse stock split by voting in favor of each of the two proposed amendments. Assuming that Ariba’s stockholders approve one or both of the proposed amendments, the Ariba Board will then choose one amendment from the approved amendments, and, by filing such amendment with the Secretary of State of the State of Delaware, will effect the reverse stock split. The Ariba Board will have greater flexibility in determining which reverse split ratio to implement if it may choose between the two proposed amendments. Therefore, the Board of Directors is seeking your approval for each of the two separate amendments to Ariba’s Amended and Restated Certificate of Incorporation. As reflected on the enclosed proxy card, stockholders may approve either, none, or both of the proposed amendments. The Ariba Board recommends that stockholders approve both proposed amendments.

If one or both of the proposed reverse stock split amendments is approved by the Ariba stockholders, the Ariba Board, in its sole discretion, may subsequently effect the reverse stock split based upon the ratio of either 1-for-5 or 1-for-6, provided that the amendment effecting the reverse stock split based upon such ratio has been approved by Ariba’s stockholders.

An amendment to Ariba’s amended and restated certificate of incorporation is required to enable Ariba to effect a reverse stock split in any ratio. The form of each proposed amendment to effect a 1-for-5 or 1-for-6 reverse stock split is attached hereto as Annex H and I, respectively (as applicable, the “Certificate of Amendment”). Depending upon the decision of the Ariba Board as to the applicable ratio, the applicable Certificate of Amendment relating to such ratio will effect either a 1-for-5 or 1-for-6 reverse split of the shares of Ariba’s issued and outstanding common stock, but will not change the number of authorized shares of common stock or preferred stock, or the par value of Ariba common stock or preferred stock. The reverse stock split will become effective upon the filing of the applicable Certificate of Amendment with the Secretary of State of the State of Delaware. The Ariba Board reserves the right not to make such filing and not to complete the reverse stock split if it, in its sole discretion, deems it appropriate not to do so. The Ariba Board will only effect one reverse stock split without further approval from Ariba’s stockholders and, therefore, the Certificate of Amendment not filed with the Secretary of State of the State of Delaware shall be abandoned and deemed null and void.

Purpose of the Reverse Stock Split

The Ariba Board approved the reverse stock split for several reasons, including its belief that a higher stock price may help generate increased investor interest in Ariba and help Ariba attract and retain employees and other service providers.

On January 22, 2004, Ariba’s common stock closed at $3.70 per share. In approving a reverse stock split, the Ariba Board considered that Ariba’s common stock may not appeal to brokerage firms that are reluctant to recommend lower-priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks, either because they may view the low price as reflecting poorly on Ariba’s business and prospects or because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower-priced stocks, and many investment funds are reluctant to invest in lower-priced stocks.

The Ariba Board believes that some potential employees and service providers are less likely to work for a company with a low stock price, regardless of the company’s market capitalization. If the reverse stock split successfully increases the per share price of Ariba’s common stock, the Ariba Board believes this increase might enhance Ariba’s ability to attract and retain employees and service providers.

The history of similar stock split combinations for companies is varied, and there can be no assurance that:

•	The market price per new share of Ariba’s common stock after the reverse stock split will rise in proportion to the reduction in the number of old shares of Ariba’s common stock outstanding before the reverse stock split;

•	The reverse stock split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks; or

•	The reverse stock split will result in a per share price that will increase Ariba’s ability to attract and retain employees and other service providers.

As noted, the reverse stock split may not achieve the desired results that have been outlined above. The market price of Ariba’s common stock will also be based on Ariba’s performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of Ariba’s common stock declines, the price decline as a percentage of Ariba’s overall market capitalization may be greater than would occur in the absence of a reverse stock split. Stockholders should recognize that if the reverse stock split is effected they will own a fewer number of shares than they currently own (a number equal to the number of shares owned immediately prior to the reverse stock split divided by either five or six, as the case may be). In addition, the reverse stock split will likely increase the number of stockholders of Ariba who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales.

Principal Effects of the Reverse Stock Split

The reverse stock split would have the following effects on the number of shares of common stock outstanding:

•	depending upon the determination by the Ariba Board, and assuming that the stockholders approve both of the proposed amendments, either each five or six shares of Ariba’s common stock owned by a stockholder prior to the reverse stock split would be exchanged for one share of common stock after the reverse stock split;

•	based on the number of shares of common stock outstanding on January 22, 2004, and depending on the ratio determined by the Ariba Board of Directors, the number of shares of Ariba’s common stock issued and outstanding will be reduced from approximately 279.7 million shares to approximately either 55.9 million or 46.6 million shares after the reverse stock split;

•	all outstanding but unexercised options and warrants entitling the holders thereof to purchase shares of Ariba’s common stock will enable each such holder to purchase, upon exercise of his or her options or warrants, either one-fifth or one-sixth of the number of shares of Ariba’s common stock (rounded down to the nearest whole share) that such holder would have been able to purchase upon exercise of his or her options or warrants immediately preceding the reverse stock split at an exercise price (rounded up to the nearest penny) equal to either five or six times the exercise price specified before the reverse stock split, resulting in approximately the same aggregate exercise price being required to be paid upon exercise thereof as immediately preceding the reverse stock split; and

•	the number of shares reserved for issuance (including the number of shares subject to automatic annual increase and the maximum number of shares that may be subject to options) under Ariba’s existing stock option plans and its employee stock purchase plan will be reduced to one-fifth or one-sixth of the number of shares currently included in such plans.

The reverse stock split will be effected simultaneously for all of Ariba’s common stock and the reverse split ratio will be the same for all of Ariba’s common stock. The reverse stock split will affect all of Ariba’s stockholders uniformly and will not affect any stockholder’s percentage ownership interests in Ariba, except to the extent that the reverse stock split results in any of Ariba’s stockholders owning a fractional share. As described below, stockholders holding fractional shares will be entitled to cash payments in lieu of fractional shares. Such cash payments will reduce the number of post-split stockholders to the extent there are stockholders presently holding fewer than five or six shares (as the case may be). This, however, is not the purpose for which Ariba is effecting the reverse stock split. Common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. Ariba will continue to be subject to the periodic reporting requirements of the Exchange Act.

Fractional Shares

No scrip or fractional shares will be issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of pre-reverse stock split common stock shares not evenly divisible by the applicable ratio will be entitled, upon surrender of certificate(s) representing such shares, to a cash payment in lieu thereof. The cash payment will equal the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing prices (as adjusted to reflect the reverse stock split) of Ariba’s common stock, as reported on Nasdaq, during the ten (10) trading days preceding the date that is three (3) days before the effective time of the reverse stock split. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights, except to receive payment therefor as described herein. No payment for fractional shares will be made to option holders. Instead, the number of shares issuable upon exercise of an option will be rounded down.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where Ariba is domiciled and where the funds will be deposited, sums that are due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Authorized Shares; Future Financings

Upon effectiveness of the reverse stock split, Ariba’s number of authorized shares of common stock will remain at 1,500,000,000. The number of Ariba shares outstanding will decrease from approximately 279.7 million shares to either approximately 55.9 million or 46.6 million, based on the applicable ratio and the number of shares of common stock outstanding on January 22, 2004. Ariba will continue to have 20 million authorized but unissued shares of preferred stock. Authorized but unissued shares will be available for issuance, and Ariba may issue such shares in financings or otherwise. If Ariba issues additional shares, the ownership interest of holders of Ariba’s common stock may also be diluted. Also, the issued shares may have rights, preferences or privileges senior to those of Ariba’s common stock.

Accounting Matters

The reverse stock split will not affect the par value of Ariba’s common stock. As a result, on the effective date of the reverse stock split, the stated capital on Ariba’s balance sheet attributable to Ariba common stock will be reduced to one-fifth or one-sixth (as applicable) of its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of Ariba common stock will be increased because there will be fewer shares of Ariba common stock outstanding.

Potential Anti-Takeover Effect

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of Ariba’s Board or contemplating a tender offer or other transaction for the combination of Ariba with another company), the proposal to effect a reverse stock split is not being made in response to any effort of which Ariba is aware to accumulate Ariba’s shares of common stock or obtain control of Ariba, nor is it part of a plan by management to recommend a series of similar amendments to Ariba’s Board and stockholders. Other than the reverse stock split proposal, Ariba’s Board does not currently contemplate recommending the adoption of any other amendments to Ariba’s amended and restated certificate of incorporation that could be construed to affect the ability of third parties to takeover or change the control of Ariba.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If Ariba’s stockholders approve one or both of the proposed reverse stock splits and the Ariba Board elects to effect a reverse stock split by filing either of the approved amendments to Ariba’s amended and restated certificate of incorporation with the Secretary of State of the State of Delaware, then the reverse stock split will become effective at the time of the filing of the amendment, which is referred to as the “split effective time.” Beginning at the split effective time, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares.

As soon as practicable after the split effective time, stockholders will be notified that the reverse stock split has been effected. Ariba expects that its transfer agent, Equiserve, will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-reverse stock split shares will be asked to surrender to the exchange agent certificates representing such shares in exchange for certificates representing post-reverse stock split shares in accordance with the procedures to be set forth in the letter of transmittal Ariba sends to its stockholders. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. Any pre-reverse stock split shares submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for post-reverse stock split shares. Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) until requested to do so.

Even if the stockholders approve one or both of the proposed reverse stock splits, the Ariba Board, in its sole discretion, reserves the right to not effect any reverse stock split.

No Appraisal Rights

Under the Delaware General Corporation Law, Ariba’s stockholders are not entitled to appraisal rights with respect to the reverse stock split, and Ariba will not independently provide stockholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material federal income tax consequences of the reverse stock split. The discussion below is based on current provisions of the Internal Revenue Code, currently applicable United States Treasury regulations promulgated thereunder, and judicial and administrative decisions and rulings. This summary also assumes that the pre-reverse stock split shares were, and the post-reverse stock split shares will be, held as a “capital asset,” as defined in the Internal Revenue Code.

This summary does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. The discussion below does not purport to deal with all aspects of federal income taxation that may affect particular stockholders in light of their individual circumstances or that may affect stockholders subject to special treatment under federal income tax law. Stockholders subject to special treatment include insurance companies, tax-exempt organizations, financial institutions, mutual funds, broker-dealers, traders in securities, investors in pass-through entities, foreign individuals and entities, and stockholders who hold their stock as part of a hedge, wash sale, appreciated financial position, straddle, conversion or other risk reduction transaction. In addition, the discussion below does not consider the effect of any applicable state, local or foreign tax laws. For example, the state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which he or she resides. The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Accordingly, you are urged to consult with your tax advisor as to the tax consequences of the reverse stock split to you in light of your particular circumstances, including the applicability and effect of any state, local or foreign tax laws.

Other than with respect to the cash payments for fractional shares discussed above, no gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split (including any fraction of a post-reverse stock split share deemed to have been received) will be the same as the stockholder’s aggregate tax basis in the pre-reverse stock split shares exchanged therefor. In general, stockholders who receive cash upon redemption of their fractional share interests in the post-reverse stock split shares as a result of the reverse stock split will recognize gain or loss equal to the difference between such stockholder’s adjusted basis in the fractional share interests redeemed and the amount of cash received. The stockholder’s holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the reverse stock split.

Ariba’s view regarding the tax consequence of the reverse stock split is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder should consult with such stockholder’s own tax advisor with respect to all of the potential tax consequences to such stockholder of the reverse stock split.

Vote Required; Ariba Board Recommendation

The affirmative vote of the holders of 66 2/3% of all outstanding shares of Ariba’s common stock entitled to vote on this proposal will be required for approval of each of the proposed reverse stock split amendments.

The Ariba board recommends a vote “FOR” the proposal to approve two separate alternative amendments to the Ariba certificate of incorporation to authorize the board to effect either a 1-for-5 or 1-for-6 reverse split of the shares of Ariba’s issued and outstanding common stock.

SECURITY OWNERSHIP OF CERTAIN ARIBA BENEFICIAL OWNERS AND MANAGEMENT AND RELATED ARIBA STOCKHOLDER MATTERS

Ariba Beneficial Ownership Table

The following table sets forth, as of December 31, 2003, certain information with respect to Ariba shares beneficially owned by (i) each person who is known by Ariba to be the beneficial owner of more than five percent (5%) of Ariba’s outstanding shares of Ariba common stock, (ii) each of Ariba’s directors and the executive officers named in the Summary Compensation Table below and (iii) all current directors and executive officers as a group.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within sixty (60) days of the date as of which the information is provided. In computing the percentage ownership of any person, the number of shares is deemed to include the number of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

To Ariba’s knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Ariba common stock shown as beneficially owned by them.

	Shares Beneficially Owned as of December 31, 2003(1)
Beneficial Owner*	Number of Shares	Percentage of Class
Keith J. Krach(2)	14,663,436	5.4%
Robert M. Calderoni(3)	7,578,554	2.7%
Thomas F. Monahan	0	*	*
Richard A. Kashnow	0	*	*
Robert E. Knowling, Jr.(4)	110,000	*	*
Richard F. Wallman(5)	47,971	*	*
Kevin S. Costello(6)	862,166	*	*
James W. Frankola(7)	982,662	*	*
Michael A. Schmitt(8)	1,890,406	*	*
John D. True(9)	1,404,630	*	*
All current directors and executive officers as a group (11 people)(10)	27,539,825	9.7%

*	These beneficial owners can be reached at Ariba, Inc., 807 11th Avenue, Sunnyvale, California 94089.
**	Less than 1% of the outstanding shares of common stock.
(1)	The number of shares of common stock deemed outstanding includes shares issuable pursuant to stock options that may be exercised within 60 days of December 31, 2003.
(2)	Consists of 10,936,546 shares held by Keith and Jennifer Krach, Trustees of the Krach Family Trust, 113,445 shares held by Keith Krach Trustee of the Jennifer S. Krach Annuity Trust, 113,445 shares held by Keith Krach, Trustee of the Keith Krach Annuity Trust, and 3,500,000 shares held by Boilermaker I Limited Partnership.
(3)	Includes 16,054 shares owned by Mr. Calderoni and options exercisable for 7,562,500 shares of common stock within 60 days of December 31, 2003.
(4)	Includes options exercisable for 110,000 shares of common stock within 60 days of December 31, 2003.

(5)	Includes 800 shares owned by Amy and Richard Wallman, 7,171 shares owned by Mr. Wallman and options exercisable for 40,000 shares of common stock within 60 days of December 31, 2003.
(6)	Includes 60,083 shares owned by Mr. Costello and options exercisable for 802,083 shares of common stock within 60 days of December 31, 2003.
(7)	Includes 17,384 shares owned by Mr. Frankola and options exercisable for 965,278 shares of common stock within 60 days of December 31, 2003.
(8)	Includes 50,001 shares owned by Mr. Schmitt and options exercisable for 1,707,072 shares of common stock within 60 days of December 31, 2003, and 133,333 shares subject to forfeiture as of December 31, 2003.
(9)	Includes 186,633 shares owned by Mr. True and options exercisable for 1,084,665 shares of common stock within 60 days of December 31, 2003, and 133,332 shares subject to forfeiture as of December 31, 2003.
(10)	Includes options exercisable for an aggregate of 12,271,598 shares of common stock within 60 days of December 31, 2003, and 266,665 shares subject to forfeiture as of December 31, 2003.

Section 16(a) Beneficial Ownership Reporting Compliance

The members of the Ariba Board, the executive officers of Ariba and persons who hold more than 10% of Ariba’s outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act (“Section 16(a)”), which require them to file reports with respect to their ownership of common stock and their transactions in common stock. Based upon (i) the copies of Section 16(a) reports that Ariba received from such persons for their fiscal year 2003 transactions in the common stock and their common stock holdings and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for fiscal year 2003, Ariba believes that all reporting requirements under Section 16(a) were met in a timely manner by the persons who were executive officers, members of the Ariba Board or greater than 10% stockholders during such fiscal year.

EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth the compensation earned by Ariba’s Chief Executive Officer and the four other most highly compensated executive officers who were serving as such as of September 30, 2003 (collectively, the “Named Officers”).

Summary Compensation Table

		Annual Compensation					Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)		Other Annual Compensation ($)		Restricted Stock Awards ($)(2)		Securities Underlying Options (#)		All Other Compensation ($)
Robert M. Calderoni(3) Chairman of the Board of Directors, President and Chief Executive Officer; former Executive Vice President and Chief Financial Officer	2003 2002 2001	600,000 594,318 270,455	336,352 404,480 2,266,250	(4) (5)	2,323,495 2,388,351 0	(6) (6)	0 0 0		0 7,000,000 2,500,000		300 300 0	(7) (7)

Kevin S. Costello(8) Executive Vice President, Ariba Solutions Delivery	2003 2002 2001	450,000 164,063 0	223,780 150,000 0		403,627 0 0	(9)	0 386,250 0	(10)	500,000 1,500,000 0		300 88 0	(7) (7)

James W. Frankola(11) Executive Vice President and Chief Financial Officer	2003 2002 2001	450,000 431,250 0	275,625 150,000 0		1,029,875 0 0	(12)	0 0 0		250,000 1,500,000 0		270 236 0	(7) (7)

Michael A. Schmitt Executive Vice President and Chief Marketing Officer	2003 2002 2001	450,000 450,000 165,972	126,282 151,720 93,089	(13) (14)	0 0 0		0 402,000 481,250	(15) (16)	250,000 1,500,000 875,000		450 413 0	(7) (7)

John D. True(17) Executive Vice President of Worldwide Sales	2003 2002 2001	391,417 275,000 225,000	115,000 250,307 157,332		0 0 0		0 497,000 790,250	(18) (19)	0 2,091,331 140,000	(20)	270 270 0	(7) (7)

(1)	Salary includes amounts deferred under Ariba’s 401(k) Plan.
(2)	Ariba does not plan to pay dividends on its common stock, but the restricted shares shown in this column are eligible to receive dividends to the same extent as other shares of common stock.
(3)	Mr. Calderoni was appointed President and Chief Executive Officer in October 2001.
(4)	Includes $1,352 for President’s Club achievement.
(5)	Includes $4,480 for President’s Club achievement.
(6)	As described below under “Employment Contracts, Termination of Employment and Change in Control Arrangements,” Mr. Calderoni obtained a $4,000,000 loan from an entity affiliated with Keith Krach, the former Chairman of the Ariba Board and co-founder of Ariba. The loan, along with accrued interest, is expected to be forgiven over four years, conditioned upon Mr. Calderoni’s continued employment with Ariba. Although the loan was made by a third party, the amount forgiven each year is treated as compensation to Mr. Calderoni from Ariba. In addition, Ariba has entered into an agreement with Mr. Calderoni under which he is entitled to receive annual cash payments from Ariba during the years 2001 through 2004. The amount of each payment will be calculated to compensate Mr. Calderoni for the income taxes that he will incur as the result of the loan forgiveness and the tax reimbursement payment. The amount shown for 2002 represents $1,163,351 of third-party loan forgiveness and an Ariba tax reimbursement payment of $1,225,000. The amount shown for 2003 represents $1,152,100 of third-party loan forgiveness and an Ariba tax reimbursement payment of $1,171,395.
(7)	Represents amounts paid by Ariba on behalf of the Named Officer for group term life insurance.
(8)	Mr. Costello joined Ariba and was appointed Executive Vice President on May 21, 2002.
(9)	Represents $388,627 of loan forgiveness and $15,000 for tax preparation expenses.
(10)	Mr. Costello was granted 125,000 shares of restricted stock on May 21, 2002. Pursuant to the terms of his restricted stock agreement, these shares would vest in their entirety on May 21, 2007 subject to Mr. Costello’s continued employment with Ariba. In addition, 50% of the shares were subject to earlier vesting upon Mr. Costello’s achievement of certain milestones established by Ariba’s Chief Executive Officer, and the remaining 50% were subject to earlier vesting upon the achievement of certain revenue-based objectives by Mr. Costello’s business unit. 62,500 of the restricted shares vested on August 2, 2002 upon Mr. Costello’s achievement of the established milestones. As of September 30, 2002, Mr. Costello held 62,500 unvested shares of restricted stock having a value on that date of $84,375.

(11)	Mr. Frankola’s employment with Ariba began October 16, 2001, and he was appointed Executive Vice President and Chief Financial Officer on December 3, 2001.
(12)	Represents $1,024,854 of loan forgiveness. Also includes an Ariba tax reimbursement payment of $5,021 in connection with a relocation benefit.
(13)	Includes $657 for President’s Club achievement.
(14)	Includes $1,720 for President’s Club achievement.
(15)	Mr. Schmitt was granted 100,000 shares of restricted stock on December 3, 2001. Pursuant to the terms of his restricted stock agreement and subject to his continued employment with Ariba, 16,667 of these shares would vest on February 26, 2002, 16,667 of these shares would vest on the first permissible trading day (as defined in his restricted stock agreement) after June 30, 2002, and 33,333 of these shares would vest on each of the first permissible trading days after June 30, 2003 and June 30, 2004. 16,667 of these shares vested on each of February 26, 2002 and July 26, 2002. An additional 33,333 shares vested on July 25, 2003. As of September 30, 2003, Mr. Schmitt held 33,333 unvested shares of restricted stock having a value on that date of $101,332.
(16)	100,000 shares of restricted stock granted to Mr. Schmitt on April 4, 2001, having a value of $481,250 as of that date, were cancelled on December 3, 2001.
(17)	Mr. True joined Ariba on January 20, 2000 and was appointed Executive Vice President on September 3, 2002.
(18)	Mr. True was granted 50,000 shares of restricted stock on October 1, 2001. Pursuant to the terms of his restricted stock agreement and subject to his continued employment with Ariba, 16,667 of these shares would vest on the first permissible trading day (as defined in his restricted stock agreement) after March 17, 2002, an additional 16,667 of these shares would vest on the first permissible trading day after September 17, 2002, and the remaining 16,666 of these shares would vest on the first permissible trading day after September 17, 2003. 16,667 of these shares vested on each of April 26, 2002 and October 25, 2002. In addition, Mr. True was granted 100,000 shares of restricted stock on December 3, 2001. Pursuant to the terms of his restricted stock agreement and subject to his continued employment with Ariba, 33,334 of these shares would vest on the first permissible trading day after June 30, 2002 and an additional 33,333 of these shares would vest on each of the first permissible trading days after June 30, 2003 and June 30, 2004. As of September 30, 2003, Mr. True held 99,990 unvested shares of restricted stock having a value on that date of $303,970.
(19)	100,000 shares of restricted stock granted to Mr. True on April 4, 2001, having a value of $481,250 as of that date, were cancelled on December 3, 2001.
(20)	These stock options were cancelled on May 14, 2001 in connection with Ariba’s stock option exchange program.

Option Grants in Last Fiscal Year

The following table contains information concerning the stock option grants made to each of the Named Officers for the fiscal year ended September 30, 2003. No stock appreciation rights were granted during such year.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
	Number of Securities Underlying Options Granted(#)	% of Total Options Granted to Employees in 2003(1)	Exercise Price Per Share ($/Sh.)	Expiration Date
Name					5%($)	10%($)
Robert M. Calderoni	0	n/a	n/a	n/a	n/a	n/a
Kevin S. Costello	500,000	3.89%	$3.12	3/19/2013	$981,076	$2,486,238
James W. Frankola	250,000	1.95%	$2.80	1/22/2013	$440,226	$1,115,629
Michael A. Schmitt	250,000	1.95%	$2.80	1/22/2013	$440,226	$1,115,629
John D. True	0	n/a	n/a	n/a	n/a	n/a

(1)	Based on an aggregate of 12,838,250 options granted in the fiscal year.
(2)	The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance provided to any executive officer or any other holder of Ariba’s securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

Terms of Options. The exercise price for each option may be paid in cash or in shares of common stock valued at fair market value on the exercise date. The Ariba Board or its Compensation Committee has the discretionary authority to reprice the options through the cancellation of those options and the grant of replacement options with an exercise price based on the fair market value of the option shares on the regrant date. The options have a maximum term of 10 years measured from the option grant date, subject to earlier termination in the event that the optionee’s service with Ariba terminates.

Vesting of Options. The option granted to Mr. Costello vests in equal monthly increments over the 48 months of continuous service following March 20, 2003. The options granted to Mr. Frankola vest in equal monthly increments over the 36 months of continuous service following January 23, 2003. The options granted to Mr. Schmitt vest in equal monthly increments over the 36 months of continuous service following January 23, 2003.

Acceleration of Vesting. Under each of the options, the option shares will vest upon an acquisition of Ariba by merger or asset sale, unless the acquiring company assumes the options. In addition, if a change in control occurs within 12 months after the optionee’s vesting start date, then the option will vest as to an additional number of shares as if the optionee had been in service 12 additional months. If a change in control occurs more than 12 months after the optionee’s vesting start date, then the option will vest as to the lesser of (a) 50% of the then remaining unvested portion of the option or (b) the excess of 75% of the total number of shares originally subject to the option over the number of shares that had already vested. Each option will fully vest if, within 12 months after a change in control, the optionee’s employment or service is terminated without cause or the optionee resigns after he or she, without his or her consent, is subject to a material reduction in responsibility, a reduction in level of compensation or a relocation of place of employment by more than 50 miles. However, in the case of individuals who have entered into severance agreements with Ariba, the acceleration provisions of the severance agreements supersede the provisions described here. See “Employment Contracts, Termination of Employment and Change in Control Arrangements” below.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information concerning option exercises in fiscal year 2003 and option holdings as of September 30, 2003 with respect to each of the Named Officers. No stock appreciation rights were outstanding at the end of that year.

Name	Shares Acquired on Exercise(#)	Value Realized (Market Price at Exercise Less Exercise Price)($)	Number of Securities Underlying Unexercised Options at September 30, 2003(#)		Value of Unexercised In-the-Money Options at September 30, 2003($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Robert M. Calderoni	0	0	6,416,666	3,083,334	$185,833	$94,167
Kevin S. Costello	0	0	593,750	1,406,250	n/a	n/a
James W. Frankola	0	0	774,306	975,694	401,458	468,542
Michael A. Schmitt	0	0	1,372,536	1,044,464	794,050	609,630
John D. True	0	0	818,165	1,273,166	474,887	945,463

(1)	Based on the fair market value per share of Ariba’s common stock at September 30, 2003 ($3.04) less the exercise price payable for such shares.

Employment Contracts, Termination of Employment and Change in Control Arrangements

The Compensation Committee, as administrator of Ariba’s stock option plans, may provide for accelerated vesting of the shares of Ariba common stock subject to outstanding options held by any executive officer or director of Ariba in connection with certain changes in control of Ariba. The accelerated vesting may be conditioned on the termination of the individual’s employment following the change in control event.

Ariba entered into an agreement with Robert M. Calderoni, its Director, President and Chief Executive Officer, under which he is entitled to receive annual cash payments from Ariba during the years 2001 through

2004. The amount of each payment will be calculated to compensate Mr. Calderoni for income taxes that he will incur as the result of the forgiveness of certain indebtedness to an entity affiliated with Keith Krach, the former Chairman of the Ariba Board and co-founder of Ariba. The aggregate principal amount of such indebtedness is $4,000,000, and it is expected to be forgiven along with accrued interest, over four years, conditioned upon his continued employment with Ariba. For the year ended September 30, 2003, the loan forgiveness amount was $1,152,100 and the tax reimbursement payment amounted to $1,171,395, and the amounts are expected to decrease gradually over the remaining term. The entire amount of the indebtedness will be forgiven if Ariba is subject to a change in control, if Mr. Calderoni’s employment is terminated by Ariba without cause, if his employment terminates because of his death or disability or if he resigns after Ariba, without his consent, has materially reduced his responsibilities, has reduced his base salary or target bonus or has relocated his place of employment by more than 25 miles. If the forgiveness of indebtedness is accelerated, Ariba’s payments will be accelerated as well.

Ariba also entered into a severance agreement with Mr. Calderoni. If Ariba terminates his employment for a reason other than cause or disability, the severance agreement provides for a continuation of his cash compensation (base salary plus target bonus) for 18 months, for 18 months of additional service credit for purposes of determining the vested portion of his options and restricted shares and for an opportunity to exercise his options during the 18-month period starting on his termination date. However, if within 12 months after Ariba has been subject to a change in control, Ariba terminates his employment for a reason other than cause or disability or he resigns after Ariba or its successor, without his consent, has failed to appoint him as the chief executive officer of a public corporation, has reduced his compensation or has relocated his place of employment by more than 50 miles, then the severance agreement provides for a severance payment equal to 250% of his annual cash compensation (base salary plus target bonus), for full vesting of his options and restricted shares and for an opportunity to exercise his options during the 30-month period starting on his termination date. Certain benefits under the severance agreement are contingent on Mr. Calderoni executing a general release of claims and complying with certain restrictive covenants. The agreement also provides that Ariba will reimburse Mr. Calderoni, on a tax-adjusted basis, for the excise tax on “excess parachute payments.”

Ariba entered into an agreement with James W. Frankola, its Executive Vice President and Chief Financial Officer, that provides for an unsecured loan from Ariba to Mr. Frankola in the amount of $1,500,000. The principal amount of the loan and accrued interest becomes payable in full immediately after Mr. Frankola’s employment with Ariba terminates for any reason other than a termination by Ariba without cause. Further, the agreement provides that one-third of the principal amount and all accrued interest will be forgiven upon Mr. Frankola’s completion of 12 months of continuous service with Ariba as its Chief Financial Officer, and that the balance will be forgiven in equal monthly installments over the following 24 months of continuous service as Ariba’s Chief Financial Officer.

Ariba also entered into a severance agreement with Mr. Frankola. If Ariba terminates his employment for a reason other than cause or disability or if he resigns after Ariba, without his consent, has required that he serve in any position other than Chief Financial Officer or Chief Executive Officer, has reduced his compensation or has relocated his place of employment by more than 50 miles, then the severance agreement provides for a continuation of his cash compensation (base salary plus target bonus) for 12 months, for 12 months of additional service credit for purposes of determining the vested portion of his options and restricted shares and for an opportunity to exercise his options during the 12-month period starting on his termination date. However, if within 12 months after Ariba has been subject to a change in control, Ariba terminates his employment for a reason other than cause or disability or he resigns after Ariba or its successor, without his consent, has failed to appoint him as the Chief Financial Officer of a public corporation, has reduced his compensation or has relocated his place of employment by more than 50 miles, then the severance agreement provides for a severance payment equal to 200% of his annual cash compensation (base salary plus target bonus), for full vesting of his options and restricted shares and for an opportunity to exercise his options during the 24-month period starting on his termination date. Certain benefits under the severance agreement are contingent on Mr. Frankola executing a general release of claims and complying with certain restrictive covenants. The agreement also provides that

Ariba will reimburse Mr. Frankola, on a tax-adjusted basis, for the excise tax on “excess parachute payments,” but only to the extent that the excise tax is attributable to the cash severance payment.

Ariba entered into an agreement with Kevin S. Costello, its Executive Vice President of Sales and Solutions, that provides for two unsecured loans from Ariba to Mr. Costello in the aggregate amount of $1,000,000. The principal amounts of the loans and accrued interest immediately become payable in full if Mr. Costello’s employment with Ariba terminates. The agreement provides that the principal amounts and all accrued interest will be forgiven in full if Ariba is subject to a change in control or if Mr. Costello resigns from Ariba within 12 months after (a) Ariba, over his written objection, has required him to report to anyone other than Ariba’s Chief Executive Officer, (b) Ariba has reduced his base salary below his starting salary, or (c) Ariba, over his written objection, has required that he relocate his principal place of employment more than 50 miles from the location where he commenced his employment. Further, the agreement provides that one-third of the principal amounts and all accrued interest will be forgiven upon Mr. Costello’s completion of 12 months of continuous full-time service with Ariba, and that the balances will be forgiven in equal monthly installments over the following 24 months of continuous full-time service with Ariba.

Ariba also entered into a severance agreement with Mr. Costello. If Ariba terminates his employment for a reason other than cause or disability or if he resigns after Ariba, without his consent, has required that he report to anyone other than Ariba’s Chief Executive Officer or board of directors, has reduced his compensation or has relocated his place of employment by more than 50 miles, then the severance agreement provides for a continuation of his cash compensation (base salary plus target bonus) for 12 months, for 12 months of additional service credit for purposes of determining the vested portion of his options and restricted shares and for an opportunity to exercise his options during the 12-month period starting on his termination date. However, if within 12 months after Ariba has been subject to a change in control, Ariba terminates his employment for a reason other than cause or disability or he resigns after Ariba or its successor, without his consent, has required that he report to anyone other than Ariba’s Chief Executive Officer or board of directors, has reduced his compensation or has relocated his place of employment by more than 50 miles, then the severance agreement provides for a severance payment equal to 250% of his annual cash compensation (base salary plus target bonus), for full vesting of his options and restricted shares and for an opportunity to exercise his options during the 30-month period starting on his termination date. Certain benefits under the severance agreement are contingent on Mr. Costello executing a general release of claims and complying with certain restrictive covenants. The agreement also provides that Ariba will reimburse Mr. Costello, on a tax-adjusted basis, for the excise tax on “excess parachute payments,” but only to the extent that the excise tax is attributable to the cash severance payment.

Ariba entered into an agreement with Michael A. Schmitt, its Executive Vice President and Chief Marketing Officer, in September 2002 that provides for a continuation of his cash compensation (base salary plus the lesser of (i) the sum of his actual bonuses for the last four completed fiscal quarters preceding the termination of his employment or (ii) his target bonuses for those four completed fiscal quarters) for 12 months if Ariba terminates his employment for a reason other than cause or disability. Any benefits under this agreement are contingent on Mr. Schmitt executing a general release of all claims and complying with certain restrictive covenants.

Ariba entered into a severance agreement with John True, its Executive Vice President of Worldwide Sales. If Ariba notifies him prior to March 31, 2004, that his employment will be terminated (such termination to be effective any day up to the later of April 30, 2004 or 60 days from the notice) for a reason other than cause or disability, then the agreement provides for a continuation of his cash compensation (base salary plus bonus) and vesting service credit through October 31, 2004. If Ariba terminates his employment for a reason other than cause or disability on a date subsequent to March 31, 2004, or if he resigns within 12 months after Ariba, without his consent, has required that he report to anyone other than Ariba’s Chief Executive Officer, President, Chief Operating Officer or Executive Vice President of Sales and Solutions, has reduced his base salary, or has significantly reduced his employment responsibilities for global software sales and services, then the agreement provides for a continuation of his cash compensation (base salary plus bonus) for 12 months and for 12 months of additional service credit for purposes of determining the vested portion of his options and restricted shares. If he resigns prior to May 1, 2004, for a reason not described above, then the agreement provides for a continuation of his cash compensation for six months and for six months of additional vesting service credit. Under the agreement, Mr. True is also subject to certain restrictive covenants.

Compensation Committee Report

The Compensation Committee of the Ariba Board of Directors (the “Committee”) has the authority to establish the level of base salary payable to the Chief Executive Officer (the “CEO”) and the other executive officers of Ariba and to administer the Ariba’s 1999 Equity Incentive Plan and Employee Stock Purchase Plan. In addition, the Committee has the responsibility for approving the individual bonus programs to be in effect for the CEO and the other executive officers. The Committee is comprised of non-employee directors and acts periodically to evaluate the effectiveness of the compensation program in linking Ariba performance and executive pay. Additionally, the Committee or the Ariba Board is routinely consulted to approve the compensation package of a newly hired executive or of an executive whose scope of responsibility has changed significantly.

For the fiscal year ended September 30, 2003, the process utilized by the Committee in determining executive officer compensation levels was based on market data and the subjective judgment of the Committee. Additionally, the recommendations of the CEO were considered with respect to the compensation of Ariba’s key executive officers. However, the Committee made the final compensation decisions concerning such officers.

General Compensation Policy. The objective of Ariba’s executive compensation program is to align executive compensation with Ariba’s long-term and short-term business objectives and performance. Additionally, executive compensation is designed to enable Ariba to attract, retain, and motivate qualified executives who are able to contribute to the long-term success of Ariba. The following specific strategies are utilized to guide Ariba’s executive compensation decisions:

•	Risk and Reward. A significant portion of an executive’s compensation should be tied to his or her performance and contributions to the success of Ariba.

•	Pay for Performance. If an executive performs above expectations, then the executive should be rewarded with a higher level of total compensation. Similarly, if performance is below expectations, then there should be a lower level of total compensation, including the possibility of no variable compensation.

•	Compensate Competitively. Ariba should compare its compensation programs to those of other companies in similar industries and establish compensation programs that are substantially at market allowing Ariba to attract and retain the executive talent it needs.

During fiscal year 2003, Ariba’s executive compensation program included these key elements:

•	Base Salary. The Committee establishes the base salaries of its executives based on competitive market practices. Additionally, each executive’s base pay is considered relative to their total compensation package, including cash incentives and equity-based incentives. During fiscal year 2003, none of Ariba’s seven executives received a base salary increase.

•	Cash-Based Incentives. During fiscal year 2003, five executives of Ariba participated in a cash incentive program under which payment was made based upon Ariba’s revenue and net income. Two executives of Ariba participated in a cash incentive program under which payment was made based upon Ariba’s software bookings, services bookings and net income. In addition, three executives received one-time bonuses outside of the defined cash incentive programs which were associated with specific individual accomplishments. Mr. True received a one-time bonus of $25,320, Mr. Costello received a one-time bonus of $100,000, and Mr. Frankola received a one-time bonus of $150,000.

•

Equity-Based Incentives. Stock options and restricted stock awards are designed to align the interests of each executive with those of the stockholders. Each year, the Committee considers the grant of stock options and restricted stock awards to executives. The Committee believes that such awards provide added incentive for executives to influence the strategic direction of Ariba and to create and grow value for customers, stockholders and employees. Options are granted with exercise prices equal to or greater than the fair market value of the stock at the time of grant and typically have three- to four-year vesting periods, contingent upon the executive’s continued employment with Ariba. The number of stock option shares that are granted to individual executives is based on demonstrated performance. During fiscal year 2003, three executive officers, Messrs. Schmitt, Frankola and Costello, were granted options to purchase 250,000, 250,000 and 500,000 shares, respectively, of Ariba’ common stock as part of an initiative to incent and retain executives.

CEO Compensation. Mr. Calderoni received an annual base salary of $600,000. In addition, Mr. Calderoni received a benefit of $1,152,100 reflecting partial forgiveness of a loan and its accrued interest, from an entity controlled by Keith Krach. Furthermore, Mr. Calderoni received an additional payment of $1,171,395, which was calculated to make him whole for the income taxes he incurred as the result of the forgiveness of the loan and such bonus. The remaining component of the CEO’s 2003 fiscal year incentive cash compensation, a bonus of $335,000, was entirely dependent upon Ariba’s performance, was not guaranteed, and was based on the same incentive plan that applied to four other executive officers.

Limitation on Tax Deductions. Under the federal tax laws, a publicly held company may not claim a federal income tax deduction for compensation paid to certain executive officers to the extent that the compensation exceeds $1 million per officer in any year. To qualify for an exemption from the $1 million deduction limitation, the stockholders approved a limitation under the 1999 Equity Incentive Plan on the maximum number of shares for which a participant may be granted stock options in any calendar year. Because this limitation was adopted, any compensation deemed paid to an executive officer when he or she exercises an option with an exercise price that is at least equal to the fair market value of the option shares on the grant date should qualify as performance-based compensation and should not be subject to the $1 million limitation. Other components of the named executive officers’ compensation are subject to the $1 million limitation. In light of Ariba’s substantial net operating loss carryforwards, the impact of any loss of federal income tax deductions is expected to be deferred.

Submitted by the Compensation Committee of the Ariba Board of Directors:

Richard A. Kashnow, Chair
Thomas F. Monahan
Richard F. Wallman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Ariba Compensation Committee was formed in April 1999, and the current members of the Compensation Committee are Messrs. Kashnow, Monahan and Wallman. None of these individuals was at any time during fiscal year 2003, or at any other time, an officer or employee of Ariba. No executive officer of Ariba serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Ariba’s Board or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Ariba’s certificate of incorporation limits the liability of Ariba’s directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

Ariba’s bylaws provide that Ariba shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. Ariba has entered into indemnification agreements with its executive officers and directors containing provisions that may require Ariba, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Pursuant to these agreements, Ariba has advanced or indemnified, and may advance or indemnify in the future, certain directors and officers for fees and expenses incurred by them in connection with the internal review resulting in the restatement of its consolidated financial statements, related legal proceedings and other matters.

As previously reported, beginning January 27, 2003, following Ariba’s announcement that it would restate its financial statements, several shareholder derivative actions were filed in the Superior Court of California for the County of Santa Clara against certain of Ariba’s current and former officers and directors and against Ariba as nominal defendant. These actions were filed by stockholders purporting to assert, on Ariba’s behalf, claims for breach of fiduciary duties, aiding and abetting, violations of the California insider trading law, abuse of control, gross mismanagement, waste of corporate assets, unjust enrichment, and contribution and indemnification. Specifically, the claims are based on Ariba’s acquisition activity and related accounting implemented by the defendants, the alleged understatement of compensation expenses as reflected in Ariba’s then proposed restatement, the alleged insider trading by certain defendants, the existence of the restatement class action litigation, in which Ariba is alleged to be liable to defrauded investors, and the allegedly excessive compensation paid by Ariba to one of Ariba’s officers, as reflected in Ariba’s then proposed restatement. The complaints seek the payment by the defendants to Ariba of damages allegedly suffered by Ariba, as well as other relief.

Ariba entered into an agreement with Robert M. Calderoni, its Director, President and Chief Executive Officer, under which he is entitled to receive annual cash payments from Ariba during the years 2001 through 2004. The amount of each payment will be calculated to compensate Mr. Calderoni for income taxes that he will incur as the result of the forgiveness of certain indebtedness to an entity affiliated with Keith Krach, the former Chairman of the Board of Directors and co-founder of Ariba. The aggregate principal amount of such indebtedness is $4,000,000, and it is expected to be forgiven along with accrued interest, over four years, conditioned upon his continued employment with Ariba. For the year ended September 30, 2003, the loan forgiveness amount was $1,152,100 and the tax reimbursement payment amounted to $1,171,395, and the amounts are expected to decrease gradually over the remaining term. The entire amount of the indebtedness will be forgiven if Ariba is subject to a change in control, if Mr. Calderoni’s employment is terminated by Ariba without cause, if his employment terminates because of his death or disability or if he resigns after Ariba, without his consent, has materially reduced his responsibilities, has reduced his base salary or target bonus or has relocated his place of employment by more than 25 miles. If the forgiveness of indebtedness is accelerated, Ariba’s payments will be accelerated as well.

Ariba entered into an agreement with James W. Frankola, its Executive Vice President and Chief Financial Officer, in October 2001 which provides for an unsecured loan from Ariba to Mr. Frankola in the amount of $1,500,000 at an annual interest rate of 3.55%. The principal amount of the loan and accrued interest becomes payable in full immediately after Mr. Frankola’s employment with Ariba terminates for any reason other than a termination by Ariba without cause. Further, the agreement provides that one-third of the principal amount and all accrued interest will be forgiven upon Mr. Frankola’s completion of 12 months of continuous service with Ariba as its Chief Financial Officer, and that the balance will be forgiven in equal monthly installments over the following 24 months of continuous service as Ariba’s Chief Financial Officer. The largest aggregate amount of the loan outstanding during fiscal year 2003 was $1,553,104. As of December 31, 2003, $417,356 remained outstanding.

Ariba entered into an agreement with Kevin S. Costello, its Executive Vice President, Ariba Solutions Delivery, in April 2002 which provides for two unsecured loans from Ariba to Mr. Costello, the first in the amount of $600,000 at an annual interest rate of 3.21% and the second in the amount of $400,000 at an annual interest rate of 3.18%. The principal amounts of the loans and accrued interest immediately become payable in full if Mr. Costello’s employment with Ariba terminates. The agreement provides that the principal amounts and all accrued interest will be forgiven in full if Ariba is subject to a change in control or if Mr. Costello resigns from Ariba within 12 months after (a) Ariba, over his written objection, has required him to report to anyone other than Ariba’s Chief Executive Officer, (b) Ariba has reduced his base salary below his starting salary, or (c) Ariba, over his written objection, has required that he relocate his principal place of employment more than 50 miles from the location where he commenced his employment. Further, the agreement provides that one-third of the principal amounts and all accrued interest will be forgiven upon Mr. Costello’s completion of 12 months of continuous full-time service with Ariba, and that the balances will be forgiven in equal monthly installments over the following 24 months of continuous full-time service with Ariba. The largest aggregate amounts of the loans outstanding during fiscal year 2003 were $619,260 and $412,720 respectively. As of December 31, 2003, $283,662 and $178,139 remained outstanding, respectively.

ARIBA AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Ariba Board, the Ariba Audit Committee assists the Ariba Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Ariba. A copy of the charter is attached as Annex J to this joint proxy statement/prospectus. Pursuant to the charter, the Audit Committee selects Ariba’s independent auditors.

Management is responsible for Ariba’s internal controls. Ariba’s independent auditors are responsible for performing an independent audit of Ariba’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee has general oversight responsibility with respect to Ariba’s financial reporting, and reviews the results and scope of the audit and other services provided by Ariba’s independent auditors.

In this context, the Audit Committee has met and held discussions with management and Ariba’s independent auditors. Management represented to the Audit Committee that Ariba’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and Ariba’s independent auditors. The Audit Committee also discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU Section 380).

Ariba’s independent auditors provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors their independence.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Audit Committee rely without independent verification on the expertise and knowledge of management, the internal auditors and the independent auditors in carrying out their oversight responsibilities. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not ensure that the audit of Ariba’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Ariba’s auditors are in fact “independent.”

Based on the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended to the Ariba Board, and the Ariba Board has approved, that the audited financial statements be included in Ariba’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003, filed with the Securities and Exchange Commission. The Audit Committee and the Ariba Board also have recommended, subject to stockholder approval, the selection of KPMG LLP as Ariba’s independent auditors.

Each of the members of the Audit Committee is independent as defined under the listing standards of The Nasdaq Stock Market.

Submitted by the Audit Committee of the Ariba Board of Directors:

Richard F. Wallman, Chair
Richard Kashnow
Robert E. Knowling, Jr.

STOCK PERFORMANCE GRAPH

The graph set forth below compares the cumulative total stockholder return on Ariba’s common stock between June 23, 1999 (the date the common stock commenced public trading) and September 30, 2003, with the cumulative total return of (i) the Morgan Stanley High Tech Index (the “MSH Index”) and (ii) the Standard and Poor’s 500 Index (the “S&P Index”), over the same period. This graph assumes the investment of $100.00 on June 23, 1999 in the common stock, or on May 31, 1999 in the MSH Index and the S&P Index, and assumes the reinvestment of dividends, if any.

The comparisons shown in the graph below are based upon historical data. Ariba cautions that the stock price performance shown in the graph below is not necessarily indicative of, nor is it intended to forecast, the potential future performance of the common stock. Information used in the graph was obtained from Bloomberg, a source believed to be reliable, but Ariba is not responsible for any errors or omissions in such information.

Ariba effected its initial public offering of common stock on June 22, 1999 at a price of $5.75 per share (as adjusted to reflect the stock splits in 1999 and 2000). The graph above, however, commences with the closing price of $22.50 per share (as adjusted to reflect these stock splits) on June 23, 1999—the date Ariba’s common stock commenced public trading.

EXPERTS

The consolidated financial statements of Ariba as of September 30, 2003 and 2002, and for each of the years in the three-year period ended September 30, 2003, have been included in this joint proxy statement/prospectus in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of FreeMarkets incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the shares of Ariba common stock offered by this joint proxy statement/prospectus will be passed upon for Ariba by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (“Gunderson Dettmer”), Menlo Park, California. Members of Gunderson Dettmer participating in the consideration of legal matters relating to the common stock offered by Ariba in this offering are the beneficial owners of approximately 240,000 shares of Ariba’s common stock and options to purchase approximately 1,030,000 shares of Ariba’s common stock.

WHERE YOU CAN FIND MORE INFORMATION

Ariba and FreeMarkets file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Stockholders may read and copy any reports, statements or other information filed by Ariba or FreeMarkets at the Securities and Exchange Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Ariba’s and FreeMarkets’ filings with the Securities and Exchange Commission are also available to the public from commercial document-retrieval services and at the website maintained by the Securities and Exchange Commission at http://www.sec.gov.

Ariba has filed a registration statement with the Securities and Exchange Commission to register the Ariba common stock to be issued to FreeMarkets stockholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a proxy statement and prospectus of Ariba in addition to being a proxy statement of FreeMarkets for use at its special meeting.

As allowed by the Securities and Exchange Commission’s rules, this joint proxy statement/prospectus does not contain all of the information relating to FreeMarkets included in the registration statement or the exhibits to the registration statement. Some of the important business and financial information relating to FreeMarkets that may be important in deciding how to vote is not included in this joint proxy statement/prospectus, but rather is “incorporated by reference” to documents that have been previously filed by FreeMarkets with the Securities and Exchange Commission. The information incorporated by reference is deemed to be a part of this joint proxy statement/prospectus, except for any information superseded by information contained directly in this joint proxy statement/prospectus. See “Incorporation of Certain Documents by Reference.”

Ariba has supplied all information contained in this joint proxy statement/prospectus relating to Ariba, and FreeMarkets has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to FreeMarkets. Neither Ariba nor FreeMarkets shall have any responsibility relating to the accuracy or completeness of information relating to the other.

Stockholders can obtain any of the documents incorporated by reference through Ariba, FreeMarkets or the Securities and Exchange Commission. Documents incorporated by reference are available from Ariba or FreeMarkets without charge, excluding all exhibits. Stockholders may obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them orally or in writing to the following addresses or by telephone:

Ariba, Inc.	FreeMarkets, Inc.
Investor Relations	Investor Relations
807 11th Avenue	210 Sixth Avenue
Sunnyvale, California 94089	Pittsburgh, Pennsylvania 15222
(650) 390-1000	(412) 434-0500

If you would like to request documents, please do so by [                    ], 2004 in order to receive them before the Ariba annual meeting and the FreeMarkets special meeting.

Ariba stockholders should rely only on the information contained in or incorporated by reference in this joint proxy statement/prospectus to vote on the issuance of Ariba common stock as contemplated by the merger agreement. FreeMarkets stockholders should rely only on the information contained in or incorporated by reference in this joint proxy statement/prospectus to vote on the merger agreement and the merger. Neither Ariba nor FreeMarkets has authorized anyone to provide information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [                    ], 2004. Stockholders should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any other date, and neither the mailing of this joint proxy statement/prospectus to stockholders nor the issuance of Ariba common stock in the merger shall create any implication to the contrary.

Stockholders, banks and brokerage houses with questions regarding voting of shares should contact:

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STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

Stockholders who intend to have a proposal considered for inclusion in Ariba’s proxy statement and form of proxy for presentation at Ariba’s 2005 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to Ariba at its principal executive offices at 807 11th Avenue, Sunnyvale, California 94089, Attn: General Counsel, not later than January [    ], 2005. If the date of next year’s annual meeting of stockholders is moved more than 30 days before or 30 days after the anniversary date of the annual meeting, the deadline for inclusion of proposals in Ariba’s proxy statement and proxy is instead a reasonable time before Ariba begins to print and mail its proxy materials. Stockholders who intend to present a proposal at such meeting without inclusion of such proposal in Ariba’s proxy statement and form of proxy pursuant to Rule 14a-8 under the Exchange Act are required to provide the information required by Ariba’s bylaws and give timely notice to the Secretary of Ariba in accordance with Ariba’s bylaws at the aforementioned address not earlier than January [    ], 2005 and not later than February [    ], 2005. If the date of the next year’s annual meeting of stockholders is moved more than 30 days before or 30 days after the anniversary of the annual meeting, then notice of such proposal must be received no later than the close of business on the later of (i) the date 90 days prior to the meeting, and (ii) the date 10 days after public announcement of the meeting date. Ariba reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions established by the Securities and Exchange Commission.

Stockholders may contact the secretary of Ariba at Ariba’s principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates

OTHER MATTERS

The Ariba Board knows of no other matters to be presented for stockholder action at Ariba’s annual meeting. However, if other matters do properly come before the Ariba annual meeting or any adjournments or postponements thereof, Ariba Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

The FreeMarkets Board knows of no other matter to be presented for stockholder action at FreeMarkets’ special meeting. However, if other matters do properly come before the special meeting or any adjournments or postponements thereof, FreeMarkets’ Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows certain information that is filed with it to be “incorporated by reference,” which means that important information can be disclosed to you by referring you to those documents. The information incorporated by reference is considered to be part of this joint proxy statement/prospectus, and later information filed with the Securities and Exchange Commission will update and supersede this information. This joint proxy statement/prospectus incorporates by reference the documents set forth below that FreeMarkets has previously filed with the Securities and Exchange Commission. The documents contain important information about FreeMarkets.

The following FreeMarkets documents are incorporated by reference:

•	Annual report on Form 10-K for the year ended December 31, 2002;

•	Quarterly reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

•	Definitive Proxy Statement on Form 14A for FreeMarkets’ 2003 annual meeting of stockholders; and

•	Current report on Form 8-K filed January 27, 2004.

In addition, all of FreeMarkets’ filings with the Securities and Exchange Commission after the date of this joint proxy statement/prospectus under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 shall be deemed to be incorporated by reference until the merger becomes effective.

Any statement contained in this joint proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained in this document or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

To obtain copies of the documents incorporated by reference, see “Where You Can Find More Information” on page 176.

Independent Auditors’ Report

The Board of Directors and Stockholders

Ariba, Inc.:

We have audited the accompanying consolidated balance sheets of Ariba, Inc. and subsidiaries (the Company) as of September 30, 2003 and 2002, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ariba, Inc. and subsidiaries as of September 30, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Mountain View, California
October 22, 2003, except as to Note 12
which is as of January 23, 2004

ARIBA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	September 30, 2003	September 30, 2002
ASSETS
Current assets:
Cash and cash equivalents	$70,819	$86,935
Short-term investments	56,323	70,346
Restricted cash	1,123	800
Accounts receivable, net of allowance for doubtful accounts of $1,356 and $5,171 in 2003 and 2002, respectively	8,669	7,984
Prepaid expenses and other current assets	10,747	15,590

Total current assets	147,681	181,655
Property and equipment, net	21,767	29,168
Long-term investments	78,329	87,970
Restricted cash, less current portion	28,579	29,482
Goodwill, net	181,033	176,451
Other intangible assets, net	—	117,464
Other assets	1,741	2,428

Total assets	$459,130	$624,618

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,767	$15,187
Accrued compensation and related liabilities	26,674	30,411
Accrued liabilities	35,513	39,029
Restructuring obligations	13,764	18,716
Deferred revenue	57,470	52,459
Other current liabilities	—	106

Total current liabilities	144,188	155,908
Restructuring obligations, less current portion	34,112	43,353
Deferred revenue less current portion	43,954	99,302

Total liabilities	222,254	298,563

Minority interests	20,019	15,027
Commitments and contingencies (Note 6)
Stockholders’ equity:
Convertible preferred stock, $.002 par value; 20 million shares authorized; no shares issued and outstanding as of September 30, 2003 and 2002	—	—
Common stock, $.002 par value; 1.5 billion shares authorized; 270,243,668 and 265,668,855 shares issued and outstanding as of September 30, 2003 and 2002, respectively	540	531
Additional paid-in capital	4,500,974	4,494,012
Deferred stock-based compensation	(314)	(4,507)
Accumulated other comprehensive income	2,856	1,864
Accumulated deficit	(4,287,199)	(4,180,872)

Total stockholders’ equity	216,857	311,028

Total liabilities and stockholders’ equity	$459,130	$624,618

See accompanying notes to consolidated financial statements.

ARIBA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

(in thousands, except per share data)

	Year Ended September 30,
	2003	2002	2001
Revenues:
License	$103,066	$98,440	$260,234
Maintenance and service	133,632	131,363	139,576

Total revenues	236,698	229,803	399,810

Cost of revenues:
License	4,519	4,318	17,376
Maintenance and service	45,489	42,881	68,208
Amortization of acquired core technology	4,000	6,732	6,732

Total cost of revenues	54,008	53,931	92,316

Gross profit	182,690	175,872	307,494

Operating expenses:
Sales and marketing	80,364	80,950	280,610
Research and development	53,836	64,365	90,657
General and administrative	36,203	31,751	60,495
Amortization of goodwill and other intangible assets	113,464	559,046	920,854
Business partner warrants, net	—	5,562	27,773
Stock-based compensation(1)	2,161	14,767	61,082
Restructuring and lease abandonment costs	5,350	62,609	133,582
Impairment of goodwill, other intangible assets and equity investments	—	—	1,436,135
Merger related costs	—	—	3,643

Total operating expenses	291,378	819,050	3,014,831

Loss from operations	(108,688)	(643,178)	(2,707,337)
Interest income	5,183	7,952	18,629
Interest expense	(106)	(47)	(434)
Other income (expense)	652	(892)	(2,476)

Net loss before income taxes and minority interests	(102,959)	(636,165)	(2,691,618)
Provision (benefit) for income taxes	(92)	2,784	7,708
Minority interests in net income (loss) of consolidated subsidiaries	3,460	(286)	(4,631)

Net loss	$(106,327)	$(638,663)	$(2,694,695)

Net loss per share—basic and diluted	$(0.40)	$(2.47)	$(11.02)

Weighted average shares used in computing net loss per share—basic and diluted	266,284	259,042	244,614

Comprehensive loss:
Net loss	$(106,327)	$(638,663)	$(2,694,695)

Unrealized gain (loss) on investments	(842)	463	2,184
Foreign currency translation adjustment	1,834	(297)	432

Other comprehensive income	992	166	2,616

Comprehensive loss	$(105,335)	$(638,497)	$(2,692,079)

(1)	For the years ended September 30, 2003, 2002 and 2001, stock-based compensation expense, net of the effects of cancellations, is attributable to various operating expense categories as follows (in thousands):

	2003	2002	2001
Cost of revenues	$(729)	$3,277	$6,125
Sales and marketing	1,544	4,312	16,540
Research and development	272	(264)	4,311
General and administrative	1,074	7,442	34,106

Total	$2,161	$14,767	$61,082

See accompanying notes to consolidated financial statements.

ARIBA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands, except share amounts)

			Additional Paid-In Capital	Deferred Stock-Based Compensation	Accumulated Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity
	Common Stock
	Shares	Amount
Balances at September 30, 2000	247,816,682	$495	$4,475,491	$(157,336)	$(918)	$(847,514)	$3,470,218
Exercise of stock options	8,161,098	17	21,191	—	—	—	21,208
Issuance of common stock	1,641,402	3	11,363	—	—	—	11,366
Exercise of warrants for common stock	387,027	1	(1)	—	—	—	—
Repurchase of common stock	(1,898,709)	(4)	(640)	—	—	—	(644)
Issuance of restricted stock	3,742,500	8	(8)	—	—	—	—
Deferred stock-based compensation	—	—	25,901	(25,901)	—	—	—
Deferred stock-based compensation due to cancellations	—	—	(90,245)	90,245	—	—	—
Business partner warrant	—	—	8,485	—	—	—	8,485
Amortization of stock-based compensation	—	—	(414)	57,496	—	—	57,082
Gain on sale of subsidiaries common stock, net	—	—	28,730	—	—	—	28,730
Stockholder contributions	—	—	15,128	—	—	—	15,128
Unrealized investment gain, net	—	—	—	—	2,184	—	2,184
Foreign currency translation adjustment	—	—	—	—	432	—	432
Net loss	—	—	—	—	—	(2,694,695)	(2,694,695)

Balances at September 30, 2001	259,850,000	$520	$4,494,981	$(35,496)	$1,698	$(3,542,209)	$919,494
Exercise of stock options	3,000,343	6	5,127	—	—	—	5,133
Issuance of common stock	2,503,713	5	6,609	—	—	—	6,614
Repurchase of common stock	(1,784,933)	(4)	(468)	—	—	—	(472)
Issuance of restricted stock	3,585,858	7	(7)	—	—	—	—
Forfeiture of restricted stock	(1,486,126)	(3)	3	—	—	—	—
Deferred stock-based compensation, net of cancellations	—	—	(14,826)	18,826	—	—	4,000
Business partner warrant	—	—	(11)	—	—	—	(11)
Amortization of stock-based compensation	—	—	2,604	12,163	—	—	14,767
Unrealized investment gain, net	—	—	—	—	463	—	463
Foreign currency translation adjustment	—	—	—	—	(297)	—	(297)
Net loss	—	—	—	—	—	(638,663)	(638,663)

Balances at September 30, 2002	265,668,855	$531	$4,494,012	$(4,507)	$1,864	$(4,180,872)	$311,028
Exercise of stock options	2,216,252	4	3,322	—	—	—	3,326
Issuance of common stock	2,772,007	6	5,672	—	—	—	5,678
Repurchase of common stock	(15,020)	—	—	—	—	—	—
Issuance of restricted stock	53,994	—	—	—	—	—	—
Forfeiture of restricted stock	(452,420)	(1)	—	—	—	—	(1)
Deferred stock-based compensation, net of cancellations	—	—	(2,513)	2,513	—	—	—
Amortization of stock-based compensation	—	—	481	1,680	—	—	2,161
Unrealized investment loss, net	—	—	—	—	(842)	—	(842)
Foreign currency translation adjustment	—	—	—	—	1,834	—	1,834
Net loss	—	—	—	—	—	(106,327)	(106,327)

Balances at September 30, 2003	270,243,668	$540	$4,500,974	$(314)	$2,856	$(4,287,199)	$216,857

See accompanying notes to consolidated financial statements

ARIBA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended September 30,
	2003	2002	2001
Operating activities:
Net loss	$(106,327)	$(638,663)	$(2,694,695)
Adjustments to reconcile net loss to net cash used in operating activities:
Provisions for (recovery of) doubtful accounts	(1,400)	(8,444)	29,390
Depreciation and amortization	128,484	592,259	957,890
Stock-based compensation	2,161	14,767	61,082
Compensation recorded for stockholder contributions	—	—	15,128
Impairment of equity investments	—	—	28,665
Impairment of goodwill and other intangible assets	—	—	1,407,470
Impairment of leasehold improvements	—	(2,182)	66,647
Business partner warrant expense	—	5,562	34,076
Minority interests in net income (loss) of consolidated subsidiaries	3,460	(286)	(4,631)
Changes in operating assets and liabilities:
Accounts receivable	715	27,861	4,955
Prepaid expenses and other assets	5,530	390	(8,008)
Accounts payable	(4,420)	(12,208)	(27,578)
Accrued compensation and related liabilities	(3,737)	(18,294)	(9,716)
Accrued liabilities	(3,969)	(11,830)	67,037
Restructuring and lease abandonment costs	(14,193)	30,875	31,194
Deferred revenue	(50,337)	(20,485)	(28,388)

Net cash used in operating activities	(44,033)	(40,678)	(69,482)

Investing activities:
Purchases of property and equipment	(3,154)	(3,111)	(91,255)
Proceeds from the sales of investments	150,106	210,884	211,475
Purchase of investments	(127,284)	(179,697)	(259,379)
Net cash paid in purchase acquisitions	(3,272)	—	—
Allocation from (to) restricted cash, net	580	2,289	(534)

Net cash provided by (used in) investing activities	16,976	30,365	(139,693)

Financing activities:
Principal payments on capital lease obligations	(1,429)	(297)	(538)
Proceeds from issuance of business partner warrants.	—	15,000	5,000
Proceeds from issuance of common stock	9,004	11,749	32,574
Proceeds from subsidiary stock offering	—	—	51,951
Repurchase of common stock	—	(472)	(644)

Net cash provided by financing activities	7,575	25,980	88,343

Net increase (decrease) in cash and cash equivalents	(19,482)	15,667	(120,832)
Effect of exchange rate changes on cash and cash equivalents	3,366	(703)	(2,438)
Cash and cash equivalents at beginning of year	86,935	71,971	195,241

Cash and cash equivalents at end of year	$70,819	$86,935	$71,971

Supplemental disclosures of cash flow information:
Cash paid for interest	$105	$—	$415

Cash paid for taxes	$2,351	$2,576	$1,190

Non-cash investing and financing activities:
Stockholder contributions	$—	$—	$15,128

See accompanying notes to consolidated financial statements

ARIBA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Description of Business and Summary of Significant Accounting Policies

Description of business

Ariba, Inc., along with its subsidiaries (collectively referred to herein as the “Company”), provides Enterprise Spend Management solutions that allow enterprises to manage efficiently the purchasing of all non-payroll goods and services required to run their business. The Company refers to these non-payroll expenses as “spend.” The Company’s solutions, which include software applications, services and network access, are designed to provide corporations with technology and business process improvements to better manage their corporate spending and, in turn, save money. The Company’s software applications and services streamline and improve the business processes related to the identification of suppliers of goods and services, the negotiation of the terms of purchases, and ultimately the management of ongoing purchasing and settlement activities. These goods and services include commodities, raw materials, operating resources, services, temporary labor, travel, maintenance, repair and operations equipment.

The Company was incorporated in Delaware in September 1996 and from that date through March 1997 was in the development stage, conducting research and developing its initial products. In March 1997, the Company began selling its products and related services and currently markets them in North America, Europe, Latin America, Middle East, Asia and Australia primarily through its direct sales force and indirect sales channels.

Basis of presentation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. As of September 30, 2003, the Company had two subsidiaries with less than 100% ownership, Nihon Ariba K.K. and Ariba Korea, Ltd. In accordance with Staff Accounting Bulletin (SAB) 51, the Company has recorded the gains from sales of subsidiary stock to third parties as a contribution to capital.

Reclassifications

Certain reclassifications, none of which affected net loss or net loss per share, have been made to prior year amounts to conform to the current year presentation.

Use of estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported results of operations during the reporting period. Actual results could differ from those estimates. For example, actual sublease income might deviate from the assumptions used to calculate the Company’s accrual for lease abandonment costs and litigation settlement amounts may differ from estimated amounts. Actual experience in the collection of accounts receivable considered doubtful may differ from estimates used to develop allowances due to changes in the financial condition of customers or the outcomes of collection efforts.

Cash, cash equivalents and restricted cash

The Company considers all highly liquid investments with maturity dates of 90 days or less at the date of acquisition to be cash equivalents. Cash equivalents consist of money market funds, commercial paper,

ARIBA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

government/federal notes and bonds, certificates of deposit, and auction rate preferred stock. Restricted cash consists primarily of amounts held in deposits that are required as collateral under the Company’s facilities operating lease agreements.

Investments

The Company’s marketable securities are classified as available-for-sale and are reported at fair value, with unrealized gains and losses, net of tax, recorded in stockholders’ equity. Realized gains or losses and other than temporary declines in value, if any, on available-for-sale securities are reported as other income or expense as incurred. The Company periodically reviews these investments for other-than-temporary impairment.

During the year ended September 30, 2001, the Company determined that certain equity investments in privately held companies had sustained a decline in value that was considered other-than-temporary. The Company recorded a charge to operations of $28.7 million during the year ended September 30, 2001 to write down these investments to their estimated fair values.

Fair value of financial instruments and concentration of credit risk

The carrying value of the Company’s financial instruments, including cash and cash equivalents, investments, accounts receivable and accounts payable, approximates fair value. Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, investments and trade accounts receivable. The Company maintains its cash and cash equivalents and investments with high quality financial institutions. The Company’s customer base consists of businesses in North America, Europe, the Middle East, Asia, Australia and Latin America. The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable. The Company maintains allowances for potential credit losses.

Significant customer information is as follows:

	% of Total Revenues			% of Net Accounts Receivable
	2003	2002	2001	2003	2002	2001
Customer A	10%	—	—	—	—	11%

Allowance for doubtful accounts

The Company evaluates the collectibility of accounts receivable based on a combination of factors. In cases where the Company is aware of circumstances that may impair a specific customer’s ability to meet its financial obligations, the Company records a specific allowance against amounts due, and thereby reduces the net recognized receivable to the amount the Company reasonably believes will be collected. For the remaining customers, the Company recognizes allowances for doubtful accounts based on the length of time the aggregate receivables are outstanding, the current business environment and historical experience.

Derivative financial instruments and foreign currency management

The Company considers the functional currency of its foreign subsidiaries to be the local currency, and accordingly, foreign currency is translated into U.S. dollars using exchange rates in effect at period end for assets and liabilities and average exchange rates during each reporting period for the results of operations. Adjustments

ARIBA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

resulting from translations of foreign subsidiary financial statements are reported in accumulated other comprehensive loss. Gains or losses on foreign currency transactions are recognized in current operations and have not been significant to the Company’s operating results in any period presented.

The Company uses derivative financial instruments for the purpose of reducing its exposure to adverse fluctuations in foreign exchange rates. While these hedging instruments are subject to fluctuations in value, such fluctuations are generally offset by the value of the underlying exposures being hedged. The Company is not a party to leveraged derivatives and does not hold or issue financial instruments for speculative purposes.

The Company routinely uses forward exchange contracts to hedge its net exposures, by currency, related to the monetary assets and liabilities of its operations denominated in non-functional currency. The Company utilizes forward exchange contracts to hedge trade and intercompany receivables and payables. In addition, from time to time, the Company may enter into forward exchange contracts to establish with certainty the U.S. dollar amount of future firm commitments denominated in a foreign currency. The primary business objective of this hedging program is to minimize the gains and losses resulting from exchange rate changes.

All hedge contracts are marked to market through operations each period. The forward foreign exchange contracts require the Company to exchange foreign currencies for U.S. dollars or vice versa and generally mature in one month or less. As of September 30, 2003, the Company had $3.4 million of notional amount outstanding foreign exchange contracts in Swiss Francs (CHF), Australian Dollars (AUD), and European Currency Units (EUR), that had remaining maturities of one month or less. As of September 30, 2002, the Company had $1.1 million of notional amount outstanding foreign exchange contracts in Swiss Francs (CHF), Singapore Dollars (SGD), and European Currency Units (EUR), that had remaining maturities of one month or less.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation and amortization are computed using the straight-line method over the shorter of the estimated useful lives of the assets, generally two to five years, or the lease term, if applicable. Gains and losses on disposals are included in results of operations at amounts equal to the difference between the net book value of the disposed assets and the proceeds received upon disposal. Costs for replacements and betterments are capitalized, while the costs of maintenance and repairs are charged against earnings as incurred.

Impairment of long-lived assets

Prior to the adoption of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, on October 1, 2002, the Company accounted for long-lived assets in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS No. 144, provides a single accounting model for long-lived assets to be disposed of. SFAS No. 144 also changes the criteria for classifying an asset as held for sale, broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations, and changes the timing of recognizing losses on such discontinued operations. The adoption of SFAS No. 144 did not affect the Company’s consolidated financial statements. In accordance with SFAS No. 144, long-lived assets, such as property and equipment and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the

ARIBA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposal group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Goodwill and intangible assets not subject to amortization are tested annually for impairment, and are tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. The Company has no intangible assets with indefinite lives as of September 30, 2003.

Adoption of accounting standards

On October 1, 2002, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets. As a result, goodwill and other intangible assets with indefinite useful lives are no longer amortized, but instead are tested for impairment annually. Other intangible assets with definite useful lives will continue to be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144. As of the date of adoption, the Company had an unamortized goodwill balance of $176.5 million. SFAS No. 142 requires a transitional goodwill impairment test as of the date of adoption. During the quarter ended December 31, 2002, the Company completed the transitional goodwill impairment test which indicated that goodwill was not impaired as of the adoption date. As a result of the adoption of SFAS No. 142, neither the useful lives nor the residual value of the intangible assets acquired required adjustment. Furthermore, reclassifications of existing intangible assets to conform to new classification criteria in SFAS No. 141 were not required. The Company will perform a goodwill impairment test annually each fiscal year or whenever an impairment indicator is present. On September 30, 2003, the Company completed a goodwill impairment test and was not required to record an impairment charge upon completion of the test.

In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires that the Company record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that resulted from the acquisition, construction, development, and/or normal use of the assets. The Company would also record a corresponding asset that is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation will be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. The Company’s adoption of SFAS No. 143 on October 1, 2002 did not have a significant impact on its consolidated financial statements. However, in the event that the Company makes alterations in the future to certain leased facilities, the Company may, under the terms of the lease, be legally obligated to restore the facility to its original state. As such, any significant alterations might have a material impact on the Company’s consolidated financial position, results of operations and cash flows.

In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 revises the accounting for specified employee and contract terminations that are part of restructuring activities and nullifies Emerging Issues Task Force (EITF) No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity. Companies will be able to record a liability for a cost associated with an exit or disposal activity only when the liability is incurred and can be measured at fair value. Commitment to an exit plan or a plan of disposal expresses only management’s intended future actions and therefore does not meet the requirement for recognizing a liability and related expense. SFAS No. 146 only applies to termination benefits offered for a specific termination event or a specified period. It will not affect accounting for the costs to terminate a capital lease. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002. The adoption of SFAS No. 146 did not have a significant impact on the Company’s consolidated financial position, results of operations and cash flows.

ARIBA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In November 2002, the FASB issued Interpretation No. 45 (FIN 45), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34. FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. FIN 45 also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of FIN 45 are applicable to guarantees issued or modified after December 31, 2002 and are not expected to have a material effect on the Company’s consolidated financial position, results of operations and cash flows. The Company has adopted the disclosure provisions as required. See Note 6 of Notes to Consolidated Financial Statements.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 except for the provisions that were cleared by the FASB in prior pronouncements. The adoption of SFAS No. 149 did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

Revenue recognition

The Company’s revenue consists of fees for licenses of the Company’s software products, maintenance, hosted services, customer training and consulting. Cost of license revenue primarily includes product, delivery, warranty and royalty costs as well as the amortization of acquired core technology. Cost of maintenance and service revenue primarily includes labor costs for engineers performing implementation services, consulting services and technical support, training personnel, facilities and equipment costs and warranty costs.

The Company’s spend management applications fall into three solution sets: the Ariba Analysis Solution, the Ariba Sourcing Solution, and the Ariba Procurement Solution. Ariba Enterprise Sourcing, which was introduced in late fiscal 2001, is derived from the Company’s Dynamic Trade and Sourcing applications which are still available as separate products. The modules that make up the Ariba Analysis Solution and the Ariba Sourcing Solution can be deployed as hosted or installed applications. In addition, the Ariba Workforce and Ariba Marketplace products are also available as hosted applications.

The Company licenses its products through its direct sales force and indirectly through resellers. The license agreements for the Company’s products generally do not provide for a right of return, and historically product returns have not been significant. The Company does not recognize revenue for refundable fees or agreements with cancellation rights until such rights to refund or cancellation have expired. The products are licensed under either a perpetual license or under a time-based license. Access to the Ariba Supplier Network is available to Ariba customers as part of their maintenance agreements for certain products.

The Company recognizes revenue in accordance with Statement of Position (SOP) 97-2, Software Revenue Recognition, as amended by SOP 98-4 and SOP 98-9, and Securities and Exchange Commission (SEC) Staff Accounting Bulletin (SAB) 101, Revenue Recognition in Financial Statements. The Company recognizes revenue when all of the following criteria are met: persuasive evidence of an arrangement exists; delivery of the product has occurred; services are not considered essential; the fee is fixed or determinable; and collectibility is probable. Payment terms are considered extended when greater than 20% of an arrangement fee is due beyond 12 months from delivery. If fees are not “fixed or determinable”, revenue is recognized when due and payable. In

ARIBA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

arrangements where at least 80% of fees are due within one year or less from delivery, the entire arrangement fee is considered fixed or determinable and revenue is recognized when the remaining basic revenue recognition criteria are met. If collectibility is not considered probable at the inception of the arrangement, the Company does not recognize revenue until the fee is collected.

SOP 97-2, as amended, generally requires the Company to allocate revenue earned on software arrangements involving multiple deliverables to each element based on the relative fair values of the elements. Revenue recognized from multiple-element arrangements is allocated to undelivered elements of the arrangement, such as maintenance and support services and professional services, based on the relative fair values of the elements specific to the Company. The Company’s determination of the fair value of each element in multi-element arrangements is based on vendor-specific objective evidence (VSOE). The Company limits its assessment of VSOE for each element to either the price charged when the same element is sold separately or the price established by management, having the relevant authority to do so, for an element not yet sold separately.

If evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue. Revenue allocated to maintenance and support is recognized ratably over the maintenance term (typically one year) and revenue allocated to training and other services is recognized as the services are performed. Revenue from hosting services is recognized ratably over the term of the arrangement. The proportion of total revenue from new license arrangements that is recognized upon delivery may vary from quarter to quarter depending upon the relative mix of types of licensing arrangements and the availability of VSOE of fair value for undelivered elements.

Certain of the Company’s perpetual and time-based licenses include the right to unspecified additional products and/or payment terms that extend beyond twelve months. The Company recognizes revenue from perpetual and time-based licenses that include unspecified additional software products ratably over the term of the arrangement.

Under the terms of the Company’s sublicensing agreement with Softbank, as amended in December 2001, Softbank is required to make scheduled quarterly cash payments for the purchase of licenses and maintenance services at agreed prices for resale during the term of the agreement. Softbank’s minimum payment obligations are non-cancelable and non-refundable, and Softbank is obligated to make additional payments to the extent that sublicense sales exceed scheduled payment amounts. Revenues under the Company’s agreement with Softbank are recognized based on the lesser of cumulative ratable revenue on a subscription basis or cumulative cash received. The term of the subscription period used is based on the resale period plus 12 months to cover the maximum term of maintenance commitments thereafter. Pursuant to the amended agreements the Company recorded revenues of $23.8 million and $19.1 million for the years ended September 30, 2003 and 2002, respectively.

Arrangements that include consulting services are evaluated to determine whether those services are essential to the functionality of other elements of the arrangement. When services are not considered essential, the revenue allocable to the services is recognized separately from the software, provided VSOE of fair value exists. If the Company provides consulting services that are considered essential to the functionality of the software products, both the software product revenue and service revenue are recognized under contract accounting in accordance with the provisions of SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. Revenues from these arrangements are recognized under the percentage of completion method except in limited circumstances where completion status cannot be reasonably estimated, in which case the completed contract method is used.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s customers include certain suppliers from whom, on occasion, the Company has purchased goods or services for the Company’s operations at or about the same time the Company has licensed its software to these organizations. These transactions are separately negotiated at terms the Company considers to be arm’s-length. To the extent that the fair value of either the software sold or the goods or services purchased in concurrent transactions cannot be reliably determined, revenues and cost of the goods or services acquired are excluded. Revenues for the years ended September 30, 2003 and 2002 were not affected by such transactions. For the year ended September 30, 2001, the Company excluded $9.3 million from revenue and expense for concurrent transactions for which fair value of the elements could not be reliably determined.

Equity instruments received in conjunction with licensing transactions are recorded at their estimated fair market value and included in the measurement of the related license revenue in accordance with EITF No. 00-8, Accounting by a Grantee for an Equity Investment to Be Received in Conjunction with Providing Goods and Services. For the years ended September 30, 2003, 2002 and 2001, the Company recorded revenue of $1.8 million, $3.6 million and $4.8 million, respectively, based on equity received in such transactions. These transactions were originated in fiscal 2000.

Deferred revenue includes amounts received from customers for which revenue has not been recognized that generally results from deferred maintenance and support, consulting or training services not yet rendered and license revenue deferred until all requirements under SOP 97-2 are met. Deferred revenue is recognized as revenue upon delivery of the Company’s product, as services are rendered, or as other requirements under SOP 97-2 are satisfied. Deferred revenue excludes contract amounts for which payment has yet to be collected. Likewise, accounts receivable exclude amounts due from customers for which revenue has been deferred.

Software development costs

In accordance with SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed, software development costs are expensed as incurred until technological feasibility, defined as a working prototype, has been established, at which time such costs are capitalized until the product is available for general release to customers. To date, the Company’s software has been available for general release shortly after the establishment of technological feasibility and, accordingly, capitalized development costs have not been material.

Advertising expense

Advertising costs are expensed as incurred and totaled $354,000, $411,000 and $2.2 million during the years ended September 30, 2003, 2002 and 2001, respectively.

Stock-based compensation

The Company accounts for its employee stock-based compensation plans in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees and Financial Accounting Standards Board Interpretation No. 44 (FIN 44), Accounting for Certain Transactions Involving Stock Compensation—an Interpretation of APB Opinion No. 25, and complies with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123. Accordingly, no compensation cost is recognized for any of the Company’s fixed stock options granted to employees when the exercise price of the option equals or exceeds the fair market value of the underlying common stock as of the grant date for each stock option. The Company accounts for equity instruments issued to non-employees in accordance with the provisions of

ARIBA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SFAS No. 123 and EITF No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. Deferred stock-based compensation is included as a component of stockholders’ equity and is being amortized by charges to operations over the vesting period of the options and restricted stock consistent with the method described in Financial Accounting Standards Board Interpretation No. 28 (FIN 28), Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans.

The Company has revised its SFAS No. 123 pro forma stock option disclosure presented below to incorporate the fiscal year 2003 pro forma expense under SFAS No. 123 associated with certain options subject to a voluntary stock option exchange program in fiscal year 2001 and to modify the interperiod allocations of pro forma expense recognition in fiscal years 2001, 2002, and 2003 related to these options.

Had compensation cost been recognized based on the fair value at the date of grant for options granted and Employee Stock Purchase Plan issuances during 2003, 2002 and 2001, the pro forma amounts of the Company’s net loss and net loss per share would have been as follows for the years ended September 30, 2003, 2002 and 2001 (in thousands, except per share amounts):

	Year Ended September 30,
	2003	2002	2001
Reported net loss, net of tax	$(106,327)	$(638,663)	$(2,694,695)
Add back stock-based compensation expense related to stock options included in reported net loss	547	5,203	54,713
Less employee stock-based compensation expense determined under fair value based method for all employee stock option awards	(35,203)	(68,102)	(134,602)

Pro forma net loss	$(140,983)	$(701,562)	$(2,774,584)

Reported basic and diluted net loss per share	$(0.40)	$(2.47)	$(11.02)

Pro forma basic and diluted net loss per share	$(0.53)	$(2.71)	$(11.34)

Income taxes

Income taxes are computed using an asset and liability approach, which requires the recognition of taxes payable or refundable for the current year and deferred tax assets and liabilities for the future tax consequences of events that have been recognized in the Company’s consolidated financial statements or tax returns. The measurement of current and deferred tax assets and liabilities is based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The Company has recorded a valuation allowance for the full amount of the net deferred tax assets, as it is more likely than not that the deferred tax assets will not be realized.

Net loss per share

Net loss per share is calculated in accordance with SFAS No. 128, Earnings per Share. Under the provisions of SFAS No. 128, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the period, excluding shares subject to repurchase and in escrow related to acquisitions. Diluted net income per share is computed by dividing the net income for the period by the weighted average number of common and potential common shares outstanding during the period if their effect is dilutive. Potential common shares are comprised of shares of restricted common stock, shares held in escrow related to acquisitions, and incremental common shares issuable upon the exercise of stock options and warrants and Employee Stock Purchase Plans shares.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Comprehensive income (loss)

Comprehensive income or loss includes all changes in equity (net assets) during a period from non-owner sources, including unrealized gains and losses on marketable securities and changes in the cumulative translation adjustment. Tax effects of other comprehensive income or loss are not considered material for any period presented.

Recent accounting pronouncements

In November 2002, the EITF reached a consensus on Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. EITF No. 00-21 provides guidance on how to account for certain arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The Company will adopt the provisions of EITF No. 00-21 on October 1, 2003. The Company believes that the adoption of EITF No. 00-21 will not have a significant impact on its consolidated financial position, results of operations or cash flows.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement establishes standards for how an issuer classifies and measures in its balance sheets certain financial instruments with characteristics of both liabilities and equity. In accordance with this Statement, financial instruments that embody obligations for the issuer are required to be classified as liabilities. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003 except for certain provisions associated with redeemable securities. The adoption of SFAS No. 150 did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

Note 2—Balance Sheet Components

Accounts receivable consisted of the following as of September 30, 2003 and 2002 (in thousands):

	September 30,
	2003	2002
Accounts receivable	$10,025	$13,155
Allowance for doubtful accounts	(1,356)	(5,171)

Accounts receivable, net	$8,669	$7,984

The Company evaluates the collectibility of accounts receivable based on a combination of factors. In cases where the Company is aware of circumstances that may impair a specific customer’s ability to meet its financial obligations, the Company records a specific allowance against amounts due, and thereby reduces the net recognized receivable to the amount the Company reasonably believes will be collected. For the remaining customers, the Company recognizes allowances for doubtful accounts based on the length of time the aggregate receivables are outstanding, the current business environment and historical experience.

During fiscal year 2001, the Company added significant provisions to its allowance for doubtful accounts due to the rapid and dramatic decline of the e-commerce marketplace industry totaling $29.4 million. During fiscal 2003 and 2002, the Company determined that some of these reserves were no longer warranted due to improvements in the financial condition of certain customers and its ability to settle a number of at-risk accounts. As a result, for fiscal years 2003 and 2002, the Company recorded a net credit to the provision for doubtful accounts of $1.4 million and $8.4 million, respectively. The provision for (recovery of) doubtful accounts is included in sales and marketing expense in the Company’s Consolidated Statements of Operations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Changes in the allowance for doubtful accounts for the years ended September 30, 2003, 2002 and 2001, are as follows (in thousands):

Classification	Balance at Beginning of Period	Additions Costs And Expenses	Deductions/ Write- offs(a)	Balance at End of Period
Year ended September 30, 2003
Allowance for doubtful accounts	$5,171	$(1,400)	$(2,415)	$1,356
Year ended September 30, 2002
Allowance for doubtful accounts	$14,454	$(8,444)	$(839)	$5,171
Year ended September 30, 2001
Allowance for doubtful accounts	$13,791	$29,390	$(28,727)	$14,454

(a)	Amounts written off as uncollectible or recovered by payment.

Prepaid expenses and other current assets consisted of the following as of September 30, 2003 and 2002 (in thousands):

	September 30,
	2003	2002
Other receivables	$2,624	$3,100
Prepaid rent	4,008	6,647
Other prepaid expenses	4,115	5,843

Total prepaid expenses and other current assets	$10,747	$15,590

Other receivables primarily consists of interest receivable and employee advances. Other prepaid expenses consists of prepaid software licenses and maintenance for software for internal use and prepaid royalties.

Property and equipment consisted of the following as of September 30, 2003 and 2002 (in thousands):

	September 30,
	2003	2002
Computer equipment and software	$40,813	$37,792
Office equipment	6,779	8,631
Furniture and fixtures	16,035	17,238
Leasehold improvements	22,903	22,882

	86,530	86,543
Less accumulated depreciation and amortization	(64,763)	(57,375)

Total property and equipment, net	$21,767	$29,168

Certain computer equipment, software and office equipment are recorded under capital leases that aggregated to $819,000 and $1.1 million at September 30, 2003 and 2002, respectively. As of September 30, 2003 and 2002, property and equipment under capital leases carried a net book value of zero.

Depreciation and amortization expense of property and equipment totaled $11.0 million, $26.5 million and $28.9 million for the years ended September 30, 2003, 2002 and 2001, respectively.

ARIBA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Accrued liabilities consisted of the following as of September 30, 2003 and 2002 (in thousands):

	September 30,
	2003	2002
Professional and consulting fees	$51	$705
Accrued marketing expenses	1,986	6,708
Customer deposits	3,049	3,049
Accrued taxes	8,057	10,100
Deferred rent	15,782	11,695
Other accrued liabilities	6,588	6,772

Total accrued liabilities	$35,513	$39,029

Note 3—Investments

The following is a summary of cash equivalents and available-for-sale securities as of September 30, 2003 and 2002 (in thousands):

	September 30, 2003
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Money market funds	$24,135	$—	$—	$24,135
Certificates of deposit	9,012	—	—	9,012
Government notes and bonds	92,621	839	(62)	93,398
Corporate notes/bonds	29,397	319	(36)	29,680
Auction rate preferred stock	2,800	—	—	2,800

	$157,965	$1,158	$(98)	$159,025

Included in cash and cash equivalents	$24,373	$—	$—	$24,373
Included in short-term investments	55,904	421	(2)	56,323
Included in long-term investments	77,688	737	(96)	78,329

	$157,965	$1,158	$(98)	$159,025

	September 30, 2002
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Money market funds	$43,508	$—	$—	$43,508
Certificates of deposit	50,615	—	—	50,615
Government notes and bonds	82,073	1,291	—	83,364
Corporate notes/bonds	36,631	605	—	37,236
Auction rate preferred stock	28,050	22	(16)	28,056
Equity investments in public companies	1	—	—	1

	$240,878	$1,918	$(16)	$242,780

Included in cash and cash equivalents	$84,464	$—	$—	$84,464
Included in short-term investments	70,061	301	(16)	70,346
Included in long-term investments	86,353	1,617	—	87,970

	$240,878	$1,918	$(16)	$242,780

ARIBA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During the fourth quarter of fiscal 2002, the Company determined that its investment in a publicly traded company, classified as a long-term investment, in the technology sector acquired in fiscal 2000 had incurred a decline in value that was other-than-temporary. Recognition of the impairment resulted in a charge totaling $1.0 million to other expense. As of September 30, 2003 and 2002, the fair value of the investment was zero.

The following is a summary of the Company’s available-for-sale securities, excluding equity investments, based on contractual maturities (in thousands):

	September 30,
	2003	2002
Due in one year or less	$56,323	$70,346
Due after one year through two years	40,204	59,318
Due after two years through three years	38,125	28,652

	$134,652	$158,316

Note 4—Goodwill and Other Intangible Assets

Goodwill and other intangible assets as of September 30, 2003 and 2002 consisted of the following (in thousands):

	September 30, 2003			September 30, 2002
	Gross carrying amount	Accumulated amortization	Net carrying amount	Gross carrying amount	Accumulated amortization	Net carrying amount
Goodwill	$866,712	$(685,679)	$181,033	$862,130	$(685,679)	$176,451

Other Intangible Assets
Covenants not-to-compete	1,300	(1,300)	—	1,300	(1,173)	127
Core technology	20,200	(20,200)	—	20,200	(16,002)	4,198
Intellectual property agreement	786,929	(786,929)	—	786,929	(673,790)	113,139

Total	$808,429	$(808,429)	$—	$808,429	$(690,965)	$117,464

TradingDynamics, Inc.

On January 20, 2000, the Company acquired TradingDynamics, Inc. (“TradingDynamics”), which provided Internet-based trading applications. The acquisition was accounted for using the purchase method of accounting and accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values on the acquisition date. Since January 20, 2000, TradingDynamics’ results of operations have been included in the Company’s Consolidated Statements of Operations.

The purchase price of approximately $424.5 million consisted of an exchange of 7,274,656 shares of the Company’s common stock with a fair value of $371.9 million, and assumed stock options with a fair value of $51.2 million (which excludes unvested options granted to non-employees). The fair value of the common stock options was determined using a Black-Scholes option pricing model. There were also $1.4 million of direct transaction costs related to the merger. Of the total purchase price, $224,000 was allocated to property and equipment, $13.4 million was allocated to net liabilities assumed, excluding property and equipment, and the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

remainder was allocated to intangible assets, including in-process research and development ($950,000), core technology ($4.4 million), covenants not-to-compete ($1.3 million), assembled workforce ($1.1 million) and goodwill ($430.2 million).

Tradex Technologies, Inc.

On March 8, 2000, the Company acquired Tradex Technologies, Inc. (“Tradex”), which provided solutions for enabling online marketplaces and exchanges. The acquisition was accounted for using the purchase method of accounting and accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values on the acquisition date. Since March 8, 2000, the results of operations of Tradex have been included in the Company’s Consolidated Statements of Operations.

The purchase price of approximately $2.3 billion consisted of an exchange of 34,059,336 shares of the Company’s common stock with a fair value of $2.1 billion and assumed stock options with a fair value of approximately $207.5 million. The fair value of the common stock options was determined using a Black-Scholes option pricing model. There were also $28.8 million of direct transaction costs related to the merger. Of the total purchase price, $3.5 million was allocated to property and equipment, $75.6 million was allocated to net assets acquired, excluding property and equipment, and the remainder was allocated to intangible assets, including in-process research and development ($11.8 million), core technology ($7.9 million), trademarks ($2.0 million), assembled workforce ($5.4 million) and goodwill ($2.2 billion).

SupplierMarket.com, Inc.

On August 28, 2000, the Company acquired SupplierMarket.com, Inc. (“SupplierMarket”), a provider of online collaborative sourcing technologies. The acquisition was accounted for using the purchase method of accounting and accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values on the acquisition date. Since August 28, 2000, the results of operations of SupplierMarket have been included in the Company’s Consolidated Statements of Operations.

The total purchase price of approximately $605.8 million consisted of an exchange of 5,240,313 shares of the Company’s common stock with a fair value of $477.4 million and assumed stock options with a fair value of approximately $108.4 million. The fair value of the common stock options was determined using a Black-Scholes option pricing model. There were also $20.0 million of direct transaction costs related to the merger. Of the total purchase price, $3.1 million was allocated to property and equipment, $4.2 million was allocated to net assets acquired, excluding property and equipment, $124.6 million was allocated to deferred compensation and the remainder was allocated to intangible assets, including in-process research and development ($14.6 million), core technology ($7.9 million), assembled workforce ($6.5 million) and goodwill ($444.9 million).

The Company recorded deferred stock-based compensation associated with unvested stock options issued to employees in conjunction with the acquisition. This amount is included as a component of stockholders’ equity and is being amortized by charges to operations over the vesting period of the options, consistent with the method described in FIN 28.

Goodex AG

On January 28, 2003, the Company acquired Goodex AG (“Goodex”), a privately-held European sourcing services provider. The acquisition allows the Company to expand its sourcing services and to implement customers’ strategic sourcing business processes. The purchase price of approximately $3.3 million consisted of

ARIBA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

a net cash payment totaling $2.2 million and $1.1 million of direct transaction costs related to the merger. Of the total purchase price, $465,000 was allocated to property and equipment, $1.0 million to current assets and $3.0 million of liabilities assumed and the remainder, consisting principally of workforce in place, was allocated to goodwill ($4.8 million). As part of the merger agreement the Company incurred $750,000 of severance costs that have been included as part of the $1.1 million of transaction costs. Pro forma financial information has been excluded as the information is considered immaterial.

Intellectual property agreement

In March 2000, the Company sold 5,142,858 shares of its common stock with a fair market value of $834.4 million to an independent third party in connection with an intellectual property agreement. As part of the sale the Company received intellectual property and $47.5 million in cash. The intellectual property was valued at the difference between the fair market value of the stock being exchanged and the cash received, which was $786.9 million. This amount is classified within other intangible assets and was being amortized over three years based on the terms of the related intellectual property agreement.

Adoption of SFAS No. 142

As a result of its adoption of SFAS No. 142 on October 1, 2002, the Company ceased amortization of goodwill. As of September 30, 2003, the Company had unamortized goodwill of approximately $181.0 million. Other intangible assets have been amortized on a straight-line basis over their total expected useful lives ranging from two to three years. Other identifiable intangible assets which include covenants not-to-compete, core technology and an intellectual property agreement, were fully amortized over their remaining useful lives, all of which expired in the quarter ended March 31, 2003.

Amortization of other intangible assets was $117.5 million in fiscal year 2003, of which $4.0 million was classified as cost of revenues. The amortization of goodwill and other intangible assets was $565.8 million in fiscal year 2002, of which $6.7 million was classified as cost of revenues and amortization of goodwill and other intangible assets was $927.6 million in fiscal year 2001, of which $6.7 million was classified as cost of revenues.

The following table reconciles the reported net loss and basic and diluted net loss per share for the years ended September 30, 2003, 2002 and 2001 as if the provisions of SFAS No. 142 were in effect for all periods (in thousands, except per share amounts):

	2003	2002	2001
Reported net loss	$(106,327)	$(638,663)	$(2,694,695)
Add back goodwill amortization	—	290,215	653,518

Adjusted net loss	$(106,327)	$(348,448)	$(2,041,177)

	2003	2002	2001
Reported basic and diluted net loss per share	$(0.40)	$(2.47)	$(11.02)
Add back goodwill amortization	—	1.12	2.67

Adjusted basic and diluted net loss per share	$(0.40)	$(1.35)	$(8.35)

Upon adoption of SFAS No. 142, the Company was required to evaluate its existing intangible assets and goodwill that were acquired in purchase business combinations, and to make any necessary reclassifications in order to conform to the new classification criteria in SFAS No. 141 for recognition of intangible assets separate

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

from goodwill. The Company was also required to reassess the useful lives and residual values of all intangible assets acquired, and make any necessary amortization period adjustments by the end of the first interim period after adoption. On September 30, 2003, the Company completed a goodwill impairment test and was not required to record an impairment charge upon completion of the test. No changes were made to the estimated useful lives or residual values of the intangible assets. The Company has no intangible assets with indefinite lives.

Impairment

During the second quarter of fiscal year 2001, the Company performed an impairment assessment of goodwill and identifiable intangible assets recorded in connection with its various acquisitions. The assessment was performed primarily due to the significant decline in the Company’s stock price, the net book value of assets significantly exceeding the Company’s market capitalization, the significant underperformance of the Tradex acquisition relative to projections and the overall decline in industry growth rates which indicated that this trend might continue for an indefinite period. As a result, the Company recorded a $1.4 billion impairment charge in the quarter ended March 31, 2001 to reduce goodwill and other intangible assets associated with the Tradex acquisition to their estimated fair value. The estimate of fair value was based upon the discounted estimated cash flows from the sale of the Marketplace Standard Edition product for the succeeding three years using a discount rate of 18% and an estimated terminal value. The assumptions supporting the estimated cash flows, including the discount rate and an estimated terminal value, were based on management’s estimates. The discount rate was based upon the weighted average cost of capital for comparable companies. Of the total write down, $1.3 million was applied to reduce trademarks to zero with the balance applied to reduce goodwill to $4.7 million. The Company concluded the other remaining intangible assets, totaling approximately $8.5 million, and consisting principally of core technology acquired from Tradex were not impaired. The remaining goodwill and identifiable intangible assets of Tradex were amortized using the straight-line method over their remaining useful lives, all of which expired in the quarter ended March 31, 2003.

During fiscal year 2001, the Company also determined that an intangible asset recorded in connection with the issuance of a business partner warrant was impaired. The assessment was performed due to communications from the partner that the establishment of vertical marketplaces would significantly under perform original plans and estimated future cash flows were determined to be zero. As a result, the Company determined that the carrying value of the intangible asset was not recoverable and recorded a $17.7 million charge to business partner warrant expense to write-off the remaining net book value of this intangible asset. See Note 9 of Notes to Consolidated Financial Statements for additional information.

On January 29, 2001, the Company signed a definitive agreement to acquire Agile Software Corporation (“Agile”), a provider of collaborative commerce solutions. However, Ariba and Agile mutually agreed to terminate their proposed merger without payment of any termination fees due to challenging economic and market conditions. The Company incurred costs related to the proposed acquisition totaling $3.6 million related to financial advisor and other professional fees, which were all expensed during fiscal year 2001.

ARIBA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 5—Income Taxes

Provision (benefit) for income taxes for the years ended September 30, 2003, 2002 and 2001 were comprised of the following (in thousands):

	Current	Deferred	Total
2003:
Federal	$—	$—	$—
State	76	—	76
Foreign	(168)	—	(168)

Total	$(92)	$—	$(92)

2002:
Federal	$—	$—	$—
State	250	—	250
Foreign	2,534	—	2,534

Total	$2,784	$—	$2,784

2001:
Federal	$—	$—	$—
State	550	—	550
Foreign	7,158	—	7,158

Total	$7,708	$—	$7,708

The Company’s loss before income taxes for the fiscal years ended September 30, 2003, 2002 and 2001 consisted of the following components (in thousands):

	2003	2002	2001
Domestic	$(164,850)	$(614,177)	$(2,600,606)
Foreign	58,431	(21,702)	(86,381)

Total pretax loss	$(106,419)	$(635,879)	$(2,686,987)

The reconciliation between the amount computed by applying the U.S. federal statutory tax rate of 35% to the loss before income taxes and actual income tax expense (benefit) for the years ended September 30, 2003, 2002 and 2001, is as follows (in thousands):

	2003	2002	2001
Computed tax benefit	$(37,247)	$(222,558)	$(940,445)
State taxes	76	250	550
Nondeductible goodwill	—	101,225	720,864
Nondeductible expenses	2,393	1,631	2,185
Foreign taxes	(168)	2,534	7,158
Liquidation of foreign subsidiaries	16,121	—	—
Net operating loss for which no benefit was recognized	18,733	119,702	217,396

Total	$(92)	$2,784	$7,708

ARIBA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The tax effects of temporary differences that give rise to significant portions of net deferred tax assets as of September 30, 2003 and 2002 are as follows (in thousands):

	2003	2002
Deferred Tax Assets
Accruals and allowances	$327,696	$343,901
Depreciation and amortization	36,825	26,155
Deferred start-up costs	1,766	3,888
Credit carryforwards	59,914	53,148
Net operating loss carryforwards	511,392	450,200

Total gross deferred tax assets	937,593	877,292
Valuation allowance	(937,593)	(875,564)

Deferred tax assets, net of valuation allowance	—	1,728
Deferred Tax Liabilities
Acquired intangibles	—	(1,728)

Net deferred tax assets	$—	$—

The Company has provided a valuation allowance due to the uncertainty of generating future profits that would allow for the realization of such deferred tax assets. The net increase in the total valuation allowance for the years ended September 30, 2003, 2002 and 2001 was approximately $62.0 million, $155.8 million and $548.0 million, respectively. Included in the net operating loss carryforwards is a tax benefit attributable to noncompensatory stock options of $300.5 million at September 30, 2003 which, when and if realized, will be recorded as a credit to additional paid-in capital.

As of September 30, 2003, the Company had net operating loss carryforwards for federal and state tax purposes of approximately $1.3 billion and $717.1 million, respectively. These federal and state carryforwards expire in various years from fiscal 2010 through fiscal 2023 and from fiscal 2004 through fiscal 2013, respectively. The State of California has temporarily suspended the ability to utilize California net operating loss carryforwards for the 2003 tax year. The Company has research credit carryforwards for federal and state tax purpose of approximately $33.4 million and $24.5 million, respectively. If not utilized, the federal carryforwards will expire in various years from fiscal 2011 through fiscal 2023. The state research credit will carry forward indefinitely. The Company also has manufacturer’s credit carryforwards for state tax purposes of approximately $2.0 million, which will expire in various years from fiscal 2006 through fiscal 2011.

The Internal Revenue Code of 1986, and applicable state tax laws, impose substantial restrictions on the ability of the Company to utilize net operating losses and tax credit carryforwards in the event of an “ownership change,” as defined in Section 382 of the Internal Revenue Code. The Company’s federal and state tax losses and tax credit carryforwards incurred through that date of change are subject to an annual limitation.

Note 6—Commitments and Contingencies

Leases

In March 2000, the Company entered into a facility lease agreement for approximately 716,000 square feet in four office buildings and an amenities building in Sunnyvale, California for the Company’s headquarters. The operating lease term commenced in phases from January through April 2001 and ends on January 24, 2013. Minimum monthly lease payments are approximately $2.3 million and escalate annually with the total future

ARIBA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

minimum lease payments amounting to $314.6 million over the remaining lease term. During fiscal years 2000 and 2001, the Company also contributed $80.0 million towards leasehold improvement costs of the facility and for the purchase of equipment and furniture, of which approximately $49.2 million was written off in fiscal 2001, in connection with the abandonment of excess facilities.

Restructuring and lease abandonment costs

In fiscal year 2001, the Company initiated a restructuring program to align its expense and revenue levels and to better position the Company for growth and profitability. As part of this program, the Company restructured its worldwide operations including a worldwide reduction in workforce and the consolidation of excess facilities.

The following table details accrued restructuring liabilities and related restructuring activity through September 30, 2003 (in thousands):

	Severance and benefits	Lease abandonment costs	Leasehold impairment	Total
Accrued restructuring costs as of September 30, 2000	$—	$—	$—	$—
Total charge to operating expense	17,493	49,442	66,647	133,582
Cash paid	(16,642)	(19,099)	—	(35,741)
Asset impairments applied to asset balances	—	—	(66,647)	(66,647)

Accrued restructuring costs as of September 30, 2001	851	30,343	—	31,194
Total charge to operating expense	4,605	58,004	—	62,609
Cash paid	(5,353)	(24,680)	—	(30,033)
Reclassification of lessee deposits	—	(1,701)	—	(1,701)

Accrued restructuring costs as of September 30, 2002	103	61,966	—	62,069
Total charge to operating expense	—	5,350	—	5,350
Cash paid	(36)	(19,507)	—	(19,543)

Accrued restructuring costs as of September 30, 2003	$67	$47,809	—	47,876
Less: current portion				13,764

Accrued restructuring costs, less current portion				$34,112

Worldwide workforce reduction

Severance and benefits primarily included involuntary termination and health benefits, outplacement costs and payroll taxes for sales and marketing, engineering and general and administrative personnel. The reduction of the worldwide workforce was completed during the third and fourth quarters of fiscal year 2001 and in the first quarter of fiscal year 2002. The Company expects all remaining cash expenditures will be made during fiscal year 2004.

Consolidation of excess facilities

Lease abandonment costs incurred to date relate to the abandonment of leased facilities in Mountain View and Sunnyvale, California, Tampa, Florida, Alpharetta, Georgia, Lisle, Illinois, Burlington, Massachusetts, Florham Park, New Jersey, Dallas, Texas, Hong Kong and Singapore. Total lease abandonment costs include the impairment of leasehold improvements and remaining lease liabilities offset by estimated sublease income. The

ARIBA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

estimated net costs of abandoning these leased facilities, including remaining lease liabilities offset by estimated sublease income, were based on market information trend analyses provided by a commercial real estate brokerage firm.

In the quarter ended June 30, 2002, the Company revised its original estimates and expectations for its corporate headquarters and field offices disposition efforts. This revision was a result of changed estimates of sublease commencement dates and rental rate projections to reflect continued sharp declines in market conditions in the commercial real estate market in Northern California. Based on these factors, and consultation with an independent appraisal firm, the Company recorded an additional charge to lease abandonment costs of $57.3 million in the quarter ended June 30, 2002.

In the quarter ended June 30, 2003, the Company revised its original estimates and expectations for its corporate headquarters and field offices disposition efforts. This revision was a result of changed estimates of sublease commencement dates and rental rate projections to reflect continued declines in market conditions in the commercial real estate market in Northern California. Based on these factors and consultation with an independent appraisal firm, the Company recorded an additional charge to lease abandonment costs of $5.4 million in the quarter ended June 30, 2003.

As of September 30, 2003, $47.8 million of lease abandonment costs, net of anticipated sublease income of $206.2 million remains, accrued and is expected to be utilized by fiscal 2013. Actual sublease payments due to the Company under noncancelable subleases of excess facilities totaled $67.3 million as of September 30, 2003, and the remainder of anticipated sublease income represents management’s best estimates of amounts to be received under future subleases. Actual future cash requirements and lease abandonment costs may differ materially from the accrual at September 30, 2003, particularly if actual sublease income is significantly different from current estimates. These differences could have a material adverse effect on the Company’s operating results and cash position. For example, as of September 30, 2003, a reduction in assumed market lease rates of $0.25 per square foot per month for the remaining term of the lease, with all other assumptions remaining the same, would increase the estimated lease abandonment loss of the Company’s Sunnyvale, California headquarters by approximately $7.8 million.

The Company leases certain equipment, software and its facilities under various noncancelable operating and capital leases with various expiration dates through 2013. Gross operating rental expense was approximately $44.7 million, $47.0 million and $37.3 million for the years ended September 30, 2003, 2002 and 2001, respectively. Gross operating rental expense was reduced by sublease income of $13.7 million, $10.5 million and $2.0 million for the years ended September 30, 2003, 2002 and 2001, respectively.

Future minimum lease payments and sublease income under noncancelable operating leases are as follows as of September 30, 2003 (in thousands):

Year Ending September 30,	Operating Leases	Sublease Income
2004	$37,188	$16,648
2005	36,557	17,116
2006	36,213	17,575
2007	32,878	14,020
2008	33,384	1,972
Thereafter	160,367	—

Total minimum lease payments	$336,587	$67,331

ARIBA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of September 30, 2003, operating lease payments shown above exclude any adjustment for future lease income due under noncancelable subleases of excess facilities for the fiscal years noted above. Of the total operating lease commitments as of September 30, 2003 noted above, $115.9 million is for occupied properties and $220.6 million is for abandoned properties, which are a component of the restructuring reserve. There were no capital leases as of September 30, 2003. Interest expense related to capital lease obligations is immaterial for all periods presented.

As of September 30, 2003, the Company had $28.8 million in standby letters of credit, which are cash collateralized. These instruments are issued by its banks in lieu of a cash security deposit required by landlords for domestic and international real estate leases. The cash collateral is classified as restricted cash on the Company’s consolidated balance sheets as of September 30, 2003.

Other arrangements

Other than the obligations identified above, the Company does not have commercial commitments under lines of credit, standby repurchase obligations or other such debt arrangements. The Company has no off-balance sheet arrangements or transactions with unconsolidated limited purpose entities, nor does it have any undisclosed material transactions or commitments involving related persons or entities. The Company’s does not have any material noncancelable purchase commitments as of September 30, 2003.

Estimated Warranty Costs

The Company generally warrants its products to function in accordance with the documentation provided to customers for one year after sale. Minor defect repairs or bug fixes are provided through patches or updates as part of support services delivered in normal course under maintenance agreements. To the extent that warranty claims require resources beyond those provided under maintenance support agreements, the estimated costs of such claims are accrued as cost of sales in the period such claims are deemed probable and reasonably estimable. The table below reflects a summary of activity of the Company’s continuing operations for warranty obligations through September 30, 2003 (in thousands):

Balance at September 30, 2002	$3,454
Application/reduction of warranty obligations	(3,942)
Provision/addition of warranty obligations	831

Balance at September 30, 2003	$343

Litigation

IPO Class Action Litigation

Between March 20, 2001 and June 5, 2001, a number of purported stockholder class action complaints were filed in the United States District Court for the Southern District of New York against the Company, certain of its former officers and directors and three of the underwriters of its initial public offering. These actions were purported to be brought on behalf of purchasers of the Company’s common stock in the period from June 23, 1999, the date of the Company’s initial public offering, to December 23, 1999 (or in some cases, to December 5 or 6, 2000), and made certain claims under the federal securities laws, including Sections 11 and 15 of the Securities Act of 1933, as amended (the “Securities Act”) and Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) relating to the Company’s initial public offering.

ARIBA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On June 26, 2001, these actions were consolidated into a single action bearing the title In re Ariba, Inc. Securities Litigation, 01 CIV 2359. On August 9, 2001, that consolidated action was further consolidated before a single judge with cases brought against additional issuers (who numbered in excess of 300) and their underwriters that made similar allegations regarding the initial public offerings of those issuers. The latter consolidation was for purposes of pretrial motions and discovery only. On February 14, 2002, the parties signed and filed a stipulation dismissing the consolidated action without prejudice against the Company and certain individual officers and directors, which the Court approved and entered as an order on March 1, 2002. On April 19, 2002, the plaintiffs filed an amended complaint in which they dropped their claims against the Company and the individual officers and directors under Sections 11 and 15 of the Securities Act, but elected to proceed with their claims against such defendants under Sections 10(b) and 20(a) of the Exchange Act.

The amended complaint alleges that the prospectus pursuant to which shares of common stock were sold in the Company’s initial public offering, which was incorporated in a registration statement filed with the SEC, contained certain false and misleading statements or omissions regarding the practices of the Company’s underwriters with respect to their allocation to their customers of shares of common stock in the Company’s initial public offering and their receipt of commissions from those customers related to such allocations. The complaint further alleges that the underwriters provided positive analyst coverage of the Company after the initial public offering, which had the effect of manipulating the market for the Company’s stock. Plaintiffs contend that such statements and omissions from the prospectus and the alleged market manipulation by the underwriters through the use of analysts caused the Company’s post-initial public offering stock price to be artificially inflated. Plaintiffs seek compensatory damages in unspecified amounts as well as other relief.

On July 15, 2002, the Company and the officer and director defendants, along with other issuers and their related officer and director defendants, filed a joint motion to dismiss based on common issues. On or around November 18, 2002, during the pendency of the motion to dismiss, the Court entered as an order a stipulation by which all of the individual defendants were dismissed from the case without prejudice in return for executing a tolling agreement. On February 19, 2003, the Court rendered its decision on the motion to dismiss, granting a dismissal of the remaining Section 10(b) claim against the Company without prejudice. Plaintiffs have indicated that they intend to file an amended complaint.

On June 24, 2003, a Special Litigation Committee of the Board of Directors of the Company approved a Memorandum of Understanding (the “MOU”) reflecting a settlement in which the plaintiffs agreed to dismiss the case against the Company with prejudice in return for the assignment by the Company of claims that the Company might have against its underwriters. No payment to the plaintiffs by the Company is required under the MOU. There can be no assurance that the MOU will result in a formal settlement or that the Court will approve the settlement that the MOU sets forth. In the event that the MOU does not result in a formal settlement approved by the Court, the Company intends to defend against these claims vigorously. As of September 30, 2003, no amount is accrued as a loss is not probable or estimable.

Restatement Class Action Litigation

Beginning January 21, 2003, a number of purported stockholder class action complaints were filed in the United States District Court for the Northern District of California against the Company and certain of its current and former officers and directors, all purporting to be brought on behalf of a class of purchasers of the Company’s common stock in the period from January 11, 2000 to January 15, 2003. The complaints bring claims under the federal securities laws, specifically Sections 10(b) and 20(a) of the Exchange Act, relating to the Company’s announcement that the Company would restate certain of its consolidated financial statements, and, in the case of two complaints, relating to the Company’s acquisition activity and related accounting. Specifically,

ARIBA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

these actions allege that certain of the Company’s prior consolidated financial statements contained false and misleading statements or omissions relating to its failure to properly recognize expenses and other financial items, as reflected in the then proposed restatement. Plaintiffs contend that such statements or omissions caused the Company’s stock price to be artificially inflated. Plaintiffs seek compensatory damages as well as other relief.

In a series of orders issued by the Court in February and March, 2003, these cases were deemed related to each other and assigned to a single judge sitting in San Jose. On July 11, 2003, following briefing and a hearing on related motions, the Court entered two orders that together (1) consolidated the related cases for all purposes into a single action captioned In re Ariba, Inc. Securities Litigation, Case No. C-03-00277 JF, (2) appointed a lead plaintiff, and (3) approved the lead plaintiff’s selection of counsel. On September 15, 2003, the lead plaintiff filed a Consolidated Amended Complaint, which restates the allegations and claims described above and adds a claim pursuant to Section 14(a) of the Exchange Act, based on the allegation that the Company failed to disclose certain payments and executive compensation items in its January 24, 2002 Proxy Statement. On November 17, 2003, defendants filed a motion to dismiss the action for failure to state a claim, which is currently scheduled to be heard by the Court on March 29, 2004. This case is still in its early stages. The Company intends to defend against these claims vigorously. As of September 30, 2003, no amount is accrued as a loss is not probable or estimable.

Restatement Stockholder Derivative Litigation

Beginning January 27, 2003, several stockholder derivative actions were filed in the Superior Court of California for the County of Santa Clara against certain of the Company’s current and former officers and directors and against the Company as nominal defendant. These actions were filed by stockholders purporting to assert, on behalf of the Company, claims for breach of fiduciary duties, aiding and abetting, violations of the California insider trading law, abuse of control, gross mismanagement, waste of corporate assets, unjust enrichment, and contribution and indemnification. Specifically, the claims were based on the Company’s acquisition activity and related accounting implemented by the defendants, the alleged understatement of compensation expenses as reflected in the Company’s then proposed restatement, the alleged insider trading by certain defendants, the existence of the restatement class action litigation, in which the Company is alleged to be liable to defrauded investors, and the allegedly excessive compensation paid by the Company to one of its officers, as reflected in the Company’s then proposed restatement. The complaints sought the payment by the defendants to the Company of damages allegedly suffered by the Company, as well as other relief.

These actions were assigned to a single judge sitting in San Jose. On May 7, 2003 following briefing and hearing on related motions, the court issued an order that (1) consolidated the cases for all purposes into a single action captioned In re Ariba, Inc. Shareholder Derivative Litigation, Lead Case No. CV 814325, and (2) appointed lead plaintiffs’ counsel. Pursuant to that order, plaintiffs filed an amended consolidated derivative complaint on May 28, 2003. The amended consolidated complaint restates the allegations, causes of action and relief sought as pleaded in the original complaints, and adds allegations relating to the Company’s April 10, 2003 announcement of the restatement of certain financial statements and also adds a cause of action for breach of contract. On October 28, 2003, the Company filed a demurrer, joined by the individual defendants, seeking dismissal of the action for failure to comply with applicable pre-litigation demand requirements. This demurrer is currently scheduled to be heard by the Court on December 16, 2003. This case is still in its early stages. The Company intends to defend against these claims vigorously. As of September 30, 2003, no amount is accrued as a loss is not probable or estimable.

On March 7 and March 21, 2003, respectively, two stockholder derivative actions were filed in the United States District Court for the Northern District of California against certain of the Company’s current and former officers and directors and against the Company as nominal defendant. These actions were filed by stockholders

ARIBA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

purporting to assert, on behalf of the Company, claims for violations of the Sarbanes-Oxley Act, violations of the California insider trading law, breach of fiduciary duties, misappropriation of information, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment. Specifically, the claims were based on the Company’s announcements that it intended to and/or had restated certain financial statements and on alleged insider trading by certain defendants. The complaints sought the payment by the defendants to the Company of damages allegedly suffered by the Company, as well as other relief.

By orders issued by the Court on May 27 and June 23, 2003, these two derivative cases were deemed related to each other and to the securities class actions pending before the same court as now consolidated into In re Ariba, Inc. Securities Litigation, Case No. C-03-00277 JF, and accordingly these two derivative actions were assigned to the same judge sitting in San Jose assigned to that action. On June 23, 2003, following submission of a related stipulation of the parties, the Court issued an order that (1) consolidated the two derivative cases for all purposes into a single action captioned In re Ariba, Inc. Derivative Litigation, Case No. C-03-02172 JF, and (2) appointed lead plaintiffs’ counsel. In accordance with that order, plaintiffs filed an amended consolidated derivative complaint on June 26, 2003. The amended consolidated complaint restates the allegations, causes of action and relief sought as pleaded in the original complaints. On September 18, 2003, defendants filed a motion to dismiss or stay the action pending resolution of the parallel state court derivative litigation. Following a hearing on this motion on November 10, 2003, the Court issued a ruling on November 13, 2003 denying the motion but granting defendants’ alternative request for a stay of the action in light of the related securities class action litigation. Accordingly, this action is now stayed until the Court has determined the viability of the federal securities claim in the related action. This case is still in its early stages. The Company intends to defend against these claims vigorously. As of September 30, 2003, no amount is accrued as a loss is not probable or estimable.

General

The Company is also subject to various claims and legal actions arising in the ordinary course of business. One example is the Company’s dispute with Softbank, which is discussed in “Risk Factors—Strategic Relationships with Third Parties are Important to Our Long-Term Success”. As another example, on December 28, 2001, BCE Emergis, Inc., a distributor in Canada of certain of the Company’s products, filed a lawsuit against the Company in the United States District Court for the Northern District of California (No. 01-21221 PVT). Plaintiff seeks approximately $30.0 million dollars in alleged damages based on claims of breach of contract and promissory fraud/fraudulent concealment. Plaintiff alleges that the Company breached the Strategic Alliance Master Agreement between the parties and committed fraud in connection with the Company’s failure to provide specified software. The Company has counterclaimed against BCE Emergis. After a series of pleadings, Court rulings and a mediation, the matter has not yet been resolved. A previously set trial date had been vacated by the Court due to a discovery dispute that was before the Ninth Circuit Court of Appeals. Those appellate proceedings have now ended and the Company expects that a trial date will be set shortly. The Court has ordered a second mediation, which was originally scheduled for August 29, 2003, but did not occur as scheduled. The Company expects that the second mediation will occur prior to trial, probably in January 2004. In January 2004, the Court will likely set a trial date for sometime in 2004. Although litigation is inherently uncertain, the Company believes that it has meritorious defenses to all claims in the lawsuit.

The Company has accrued for estimable and probable losses in its consolidated financial statements for those matters where it believes that the likelihood that a loss has occurred is probable and the amount of loss is reasonably estimable. There can be no assurance that existing or future litigation arising in the ordinary course of business or otherwise will not have a material adverse effect on the Company’s business, consolidated financial position, results of operations or cash flows or that the amount of accrued losses is sufficient for any actual losses that may be incurred.

ARIBA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Indemnification

The Company sells software licenses and services to its customers under contracts which the Company refers to as Software License and Service Agreements (each an “SLSA”). Each SLSA contains the relevant terms of the contractual arrangement with the customer, and generally includes certain provisions for indemnifying the customer against losses, expenses, and liabilities from damages that may be incurred by or awarded against the customer in the event the Company’s software or services are found to infringe upon a patent, copyright, trade secret, trademark, or other proprietary right of a third party. The SLSA generally limits the scope of remedies for such indemnification obligations in a variety of industry-standard respects, including but not limited to certain product usage limitations and geography-based scope limitations and a right to replace an infringing product or modify it to make it non-infringing. If the Company cannot address the infringement by replacing the product or services, or modifying the product or services, the Company is allowed to cancel the license or services and return the fees paid by the customer. The Company requires its employees to sign a proprietary information and inventions assignment agreement, which assigns the rights in its employees’ development work to the Company.

To date, the Company has not had to reimburse any of its customers for any losses related to these indemnification provisions and no material claims are outstanding as of September 30, 2003. For several reasons, including the lack of prior indemnification claims and the lack of a monetary liability limit for certain infringement cases under the SLSA, the Company cannot determine the maximum amount of potential future payments, if any, related to such indemnification provisions. There can be no assurance that potential future payments will not have a material adverse effect on the Company’s business, consolidated financial position results of operations or cash flows.

Note 7—Minority Interests in Subsidiaries

In December 2000, the Company’s consolidated subsidiary, Nihon Ariba K.K., issued and sold 38,000 shares, or approximately 41% of its common stock, for cash consideration of approximately $40.0 million to Softbank, a Japanese corporation and its subsidiaries (collectively, “Softbank”). In April 2001, Nihon Ariba K.K. issued and sold an additional 2% of its common stock for cash consideration of approximately $4.0 million to third parties. Prior to the transactions, the Company held 100% of the equity of Nihon Ariba K.K. in the form of common stock. Nihon Ariba K.K.’s operations consist of the marketing, distribution, service and support of the Company’s products in Japan. Under the terms of the agreement, Softbank has the right to resell Ariba products in the Japanese market.

As of September 30, 2003 and 2002, minority interest of approximately $17.1 million and $12.1 million, respectively, was recorded on the Consolidated Balance Sheets in order to reflect the share of the net assets of Nihon Ariba K.K. held by minority investors. For the year ended September 30, 2003, the Company recognized approximately $3.6 million as the minority interest’s share of Nihon Ariba K.K.’s income. For the years ended September 30, 2002 and 2001, the Company recognized $180,000 and $4.3 million, respectively, as the minority interest’s share of Nihon Ariba K.K.’s loss.

In April 2001, the Company’s consolidated subsidiary, Ariba Korea, Ltd., issued and sold 3,800 shares, or approximately 42% of its common stock, for cash consideration of approximately $8.0 million to Softbank. Prior to the transaction, the Company held 100% of the equity of Ariba Korea, Ltd. in the form of common stock. Ariba Korea, Ltd.’s operations consist of the marketing, distribution, service and support of the Company’s products in Korea. Under the terms of the agreement, Softbank has the right to resell Ariba products in the Korean market.

ARIBA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Minority interest of $2.9 million was recorded on each of the Consolidated Balance Sheets as of September 30, 2003 and 2002, in order to reflect the share of the net assets of Ariba Korea, Ltd. held by minority investors. The Company also recognized approximately $123,000, $106,000 and $370,000 as the minority interest’s share of the Ariba Korea, Ltd. loss for the years ended September 30, 2003, 2002 and 2001, respectively.

Note 8—Segment Information

The Company follows SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

The Company has one operating segment, enterprise spend management solutions. The Company markets its products in the United States and in foreign countries through its direct sales force and indirect sales channels. The Company’s chief operating decision maker evaluates resource allocation decisions and the performance of the Company based upon revenue recorded in geographic regions and does not receive financial information about expense allocations on a disaggregated basis.

Information regarding revenue for the years ended September 30, 2003, 2002 and 2001, and long-lived assets in geographic areas as of September 30, 2003 and 2002, is as follows (in thousands):

	Year Ended September 30,
	2003	2002	2001
Revenues:
United States	$161,337	$156,352	$290,413
Japan	27,779	24,721	17,792
Other International	47,582	48,730	91,605

Total	$236,698	$229,803	$399,810

		September 30,
		2003	2002
Long-Lived Assets:
United States		$20,193	$28,102
International		2,154	2,156

Total		$22,347	$30,258

Revenues are attributed to countries based on the location of the Company’s customers. The Company’s international revenues were derived from sales in Europe, Canada, Asia, Australia and Latin America. The Company had net liabilities of $6.0 million and $67.9 million related to its international locations as of September 30, 2003 and 2002.

ARIBA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 9—Stockholders’ Equity

Common Stock Repurchase Program

On October 22, 2002, the Company announced that its Board of Directors authorized the repurchase of up to $50 million of its currently outstanding common stock to reduce the dilutive effect of its stock option and stock purchase plans. Stock purchases under the common stock repurchase program may be made periodically in the open market based on market conditions. To date there have been no stock repurchases under this program.

Warrants

In March 2000, in connection with a sales and marketing alliance agreement with a third party, the Company issued an unvested warrant to purchase up to 3,428,572 shares of the Company’s common stock at an exercise price of $87.50 per share. Of the total shares underlying the warrant, 2,828,572 shares have expired unexercised and 600,000 shares remain unvested as of September 30, 2003. These unvested shares, if they remain unvested, will expire on a quarterly basis through March 2005. The business partner can partially vest in this warrant each quarter upon attainment of certain periodic milestones related to revenue targets. The warrant generally expires as to any earned or earnable portion when the milestone period expires or eighteen months after the specific milestone is met. During the years ended September 30, 2003 and 2002, the business partner did not vest in any shares of this warrant and no business partner warrant expense was recorded for those years. A total of $8.5 million of business partner warrant expense was recorded for the year ended September 30, 2001, of which $2.7 million was recorded as a reduction of revenues in accordance with EITF No. 01-9. No amounts related to the unvested warrants are reflected in the accompanying consolidated financial statements.

In April 2000, the Company entered into an agreement with a third party as part of the Company’s vertical industry strategy to obtain a major partner in the financial services industry. In connection with the agreement, the Company issued warrants to purchase up to 6,776,000 shares of the Company’s common stock at an exercise price based on the ten-day average of the Company’s stock price prior to the vesting date. Upon signing of this agreement, warrants for 1,936,000 shares of the Company’s common stock with a fair value of $56.2 million were immediately vested. The remaining warrants vest upon attainment of certain milestones related to contingent revenues (gainshare) to be received by the Company under the terms of a related agreement. The warrants generally expire when the milestone period expires or one year after the specific milestone is met. The agreement provided that the Company would receive $25.0 million in guaranteed gainshare to be paid over a period of two years which the Company determined to represent partial payment for the vested warrants rather than revenue. Accordingly, $31.2 million, representing the fair value of the vested warrants less the guaranteed gainshare was recorded as an intangible asset related to the strategic relationship, to be amortized over the three year term of the agreement. During the third quarter of fiscal year 2001, the Company determined that the carrying value of the intangible asset was impaired since performance under the agreement was substantially less than expected, and wrote off the remaining net book value of $17.7 million to business partner warrant expense. The guaranteed gainshare of $25.0 million was recorded as a receivable in “Other Current Assets.” A total of $7.9 million of business partner warrant expense related to this agreement was recorded for the year ended September 30, 2001, of which $3.6 million was recorded as a reduction of revenues in accordance with EITF No. 01-9. During the quarter ended March 31, 2002, the obligation to pay the outstanding balance of $20.0 million guaranteed gainshare was settled for a cash payment of $15.0 million received in the quarter ended June 30, 2002 and the cancellation of the remaining unvested warrants to purchase 4,840,000 shares of the Company’s common stock. As a result, the Company recorded a charge of $5.6 million representing the uncollected receivable and related settlement costs as business partner warrant expense during the quarter ended March 31, 2002.

ARIBA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred Stock-Based Compensation

The Company recorded deferred stock-based compensation totaling approximately $263.7 million from inception through September 30, 2003. Of this amount, $38.4 million related to the issuance of stock options prior to the Company’s initial public offering in June 1999 and $71.0 million and $124.6 million related to the acquisitions of TradingDynamics, Inc. and SupplierMarket.com, Inc., respectively, each consummated in fiscal year 2000. These amounts are amortized in accordance with FIN 28 over the vesting period of the individual options and restricted common stock, generally between two to five years.

During the years ended September 30, 2003, 2002 and 2001, the Company recorded $2.2 million, $14.8 million and $61.1 million of stock-based compensation expense, respectively. As of September 30, 2003, the Company had an aggregate of approximately $314,000 of deferred stock-based compensation remaining to be amortized.

1996 Stock Plan

The Company’s 1996 Stock Plan (“1996 Stock Plan”), in effect until the Company’s initial public offering, authorized the granting of incentive and nonstatutory common stock options to employees, directors, and consultants at exercise prices no less than 100% and 85%, respectively, of the fair market value of the common stock on the grant date, as determined by the Board of Directors. Stock options generally vest 25% after one year of service and thereafter ratably over 36 months of service and generally have a term of ten years. The 1996 Stock Plan also allowed for exercise of unvested options. Shares of common stock issued to employees upon exercise of unvested options were subject to repurchase by the Company at the original exercise price. The Company’s ability to repurchase these shares expired at a rate consistent with the vesting schedule of each option. As of September 30, 2003, no shares of common stock that had been issued upon the exercise of unvested options were subject to repurchase under the 1996 Stock Plan. Options that expire under the 1996 Stock Plan will be available for future grants under the 1999 Equity Incentive Plan. As no options could be granted out of the 1996 Stock Plan after the Company’s initial public offering, there were no shares available for option grants under the 1996 Stock Plan at September 30, 2003.

1999 Equity Incentive Plan

The Company’s Board of Directors approved the 1999 Equity Incentive Plan (“Incentive Plan”) on April 20, 1999. The Incentive Plan was amended on October 4, 2001. Under the Incentive Plan, 9,600,000 shares were initially reserved for issuance. In addition, any shares not issued under the 1996 Stock Plan and any shares repurchased pursuant to the 1996 Stock Plan will also be available for grant under the Incentive Plan. The number of shares reserved under the Incentive Plan automatically increases annually on January 1 each year until 2005 by the lesser of 20,000,000 shares or 5% of the total number of shares of common stock outstanding on that date. Under the Incentive Plan, eligible employees, outside directors, and consultants may be granted stock options, stock appreciation rights, restricted shares, and stock units. The exercise price for incentive stock options and nonstatutory options may not be less than 100% and 85%, respectively, of the fair value of common stock at the option grant date. As of September 30, 2003, 71,841,355 shares of common stock have been reserved for issuance (including shares transferred over from the 1996 Stock Plan since June 22, 1999) and 23,500,988 shares are available for grant under the Incentive Plan.

1999 Directors’ Stock Option Plan

The Company’s Board of Directors adopted the 1999 Directors’ Stock Option Plan (“Directors Plan”) on April 20, 1999, under which 2,000,000 shares were reserved for issuance. The Directors Plan was amended in

ARIBA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

May 2000 and in July 2002. Each non-employee director receives an option to purchase 75,000 shares of common stock upon joining the Board of Directors (“Initial Grant”). In addition, each non-employee director receives an option to purchase 15,000 shares of common stock (“Annual Grant”) upon the conclusion of each regular annual meeting of the Company’s stockholders, provided such director will continue serving as a member of the Board thereafter. However, Annual Grants are not granted to non-employee directors in the same calendar year in which they receive an Initial Grant. Each option has an exercise price equal to the fair value of the common stock on the grant date. As of September 30, 2003, options to purchase 475,000 shares of common stock have been granted under the Directors Plan, of which 410,000 are outstanding, and 1,590,000 shares are available for future issuance.

Employee Stock Purchase Plan

The Company’s Board of Directors adopted the Employee Stock Purchase Plan (“Purchase Plan”) on April 20, 1999 under which 16,000,000 shares were reserved for issuance. The number of shares reserved under the Purchase Plan automatically increases on January 31 each year until 2005 by the lesser of 3,000,000 shares or 2% of the total number of shares of common stock outstanding on that date. Under the Purchase Plan, eligible employees may purchase common stock in an amount not to exceed 15% of the employees’ cash compensation. The purchase price per share equals 85% of the common stock’s fair value at the lower of certain plan defined dates. As of September 30, 2003 there have been 8,432,144 shares issued under the Purchase Plan and 19,567,856 shares are available for future issuance.

The Company has, in connection with the acquisitions of TradingDynamics, Tradex and SupplierMarket, assumed the stock option plans of each acquired company.

TradingDynamics Stock Plans

On January 20, 2000, the Company assumed the TradingDynamics 1998 Stock Plan and 1999 Stock Plan (“TradingDynamics Plans”). The TradingDynamics Plans were not approved by the Company’s stockholders. The TradingDynamics Plans provided for the grant of incentive stock options to employees at no less than 100% of the fair market value of the common stock on the date of grant as determined by the Board of Directors; and nonstatutory stock options to employees and consultants at no less than par value on the date of grant as determined by the Board of Directors. Generally, options granted were immediately exercisable and the resulting shares issued to optionees under the TradingDynamics Plans were subject to certain repurchase rights, also assumed by the Company. As of September 30, 2003, there were no shares of the Company’s common stock issued pursuant to the TradingDynamics Plans that were subject to repurchase by the Company. Options expire no later than ten years from the date of grant. A total of 2,086,119 shares of the Company’s common stock are reserved for issuance upon the exercise of stock options assumed in connection with the acquisition of TradingDynamics and upon exercise of options granted subsequent to the acquisition of TradingDynamics by the Company under the TradingDynamics Plans.

Tradex Stock Plans

On March 8, 2000, the Company assumed the Tradex 1997 Employee Stock Option Plan and 1999 Employee Stock Option/Stock Issuance Plan (“Tradex Plans”). The Tradex Plans were not approved by the Company’s stockholders. The Tradex Plans provided for the grant of incentive stock options to employees, and nonstatutory stock options and grants of shares of common stock to employees, board members and consultants at prices less than, equal to, or greater than the fair market value of the common stock on the date of grant as determined by the Board of Directors. Generally, options granted were immediately exercisable and the resulting

ARIBA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

shares issued to optionees under the Tradex Plans were subject to certain repurchase rights, also assumed by the Company. As of September 30, 2003, no shares of the Company’s common stock issued pursuant to the Tradex Plans were subject to repurchase by the Company. Options expire no later than ten years from the date of grant. A total of 2,249,658 shares of the Company’s common stock are reserved for issuance upon the exercise of stock options assumed in connection with the acquisition of Tradex and upon the exercise of options granted subsequent to the acquisition of Tradex by the Company under the Tradex Plans.

SupplierMarket Stock Plan

On August 28, 2000, the Company assumed the SupplierMarket 1999 Stock Option Plan (“SupplierMarket Plan”). The SupplierMarket Plan was not approved by the Company’s stockholders. The SupplierMarket Plan provided for the grant of incentive stock options to employees, and nonstatutory stock options to employees and consultants at prices at no less than par value of the common stock on the date of grant as determined by the Board of Directors. Under the SupplierMarket Plan, options generally vest over a 48-month period at the rate of 12.5% of the grant after six months of service and one forty-eighth of the grant per month thereafter. Options expire no later than ten years from the date of grant. A total of 2,472,690 shares of the Company’s common stock are reserved for issuance upon the exercise of stock options assumed in connection with the acquisition of SupplierMarket and upon the exercise of options granted subsequent to the acquisition of SupplierMarket by the Company under the SupplierMarket Plan.

A summary of the status of the Company’s stock options as of September 30, 2003, 2002 and 2001 and changes during the years ended on those dates is presented below:

	Years Ended September 30,
	2003		2002		2001
	Number of Options	Weighted- Average Exercise Price	Number of Options	Weighted- Average Exercise Price	Number of Options	Weighted- Average Exercise Price
Outstanding at beginning of year	43,759,174	$3.87	25,028,869	$8.20	46,889,463	$28.69
Granted	12,838,250	$2.76	32,096,422	3.17	22,964,662	17.35
Exercised	(2,216,252)	$1.51	(3,000,343)	1.71	(8,161,098)	2.60
Forfeited	(6,670,475)	$5.24	(10,365,774)	12.79	(36,664,158)	41.38

Outstanding at end of year	47,710,697	$3.46	43,759,174	$3.87	25,028,869	$8.20

Exercisable at end of year	25,435,799	$3.71	19,416,863	$4.02	8,881,862	$13.14

	Number of Options	Weighted- Average Fair Value	Number of Options	Weighted- Average Fair Value	Number of Options	Weighted- Average Fair Value
Options granted during the year at market	12,757,250	$2.16	24,671,922	$1.82	22,737,662	$13.11
Options granted during the year at less than market	—	—	70,000	$4.02	195,000	$2.06
Options granted during the year at greater than market	81,000	$2.33	7,354,500	$1.37	32,000	$34.59

ARIBA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes information about stock options outstanding as of September 30, 2003:

	Outstanding			Exercisable
Range of Exercise Prices	Number of Options	Weighted- Average Remaining Contractual Life (years)	Weighted- Average Exercise Price	Number of Options	Weighted- Average Exercise Price
$0.002–$1.93	5,582,395	5.62	$0.77	4,912,856	$0.72
$2.00–$2.50	5,513,079	8.34	$2.20	2,483,725	$2.20
$2.51–$2.70	990,916	9.19	$2.63	141,954	$2.60
$2.72–$2.77	7,373,194	9.37	$2.77	1,013,624	$2.77
$2.80–$2.97	2,733,762	9.32	$2.86	519,895	$2.86
$3.00–$3.00	7,455,184	7.93	$3.00	5,053,317	$3.00
$3.09–$3.75	3,504,377	8.87	$3.25	927,930	$3.25
$4.01–$4.02	6,223,947	8.17	$4.02	5,050,454	$4.02
$4.04–$4.30	2,141,935	8.35	$4.30	869,738	$4.30
$4.33–$136.13	6,191,908	7.32	$8.03	4,462,306	$8.62

$0.002–$136.13	47,710,697	8.07	$3.46	25,435,799	$3.71

The fair value for the options granted during the years ended September 30, 2003, 2002 and 2001 was estimated at the date of grant using the Black-Scholes option pricing model and the following assumptions:

	Year Ended September 30,
	2003	2002	2001
Risk-free interest rate	1.90%	1.78%	2.97%
Expected lives (in years)	2.50	2.20	1.50
Dividend yield	0.0%	0.0%	0.0%
Expected volatility	105.0%	115.0%	119.0%

To comply with the pro forma reporting requirements of SFAS No. 123, compensation cost is also estimated for the fair value of future employee stock purchase plan issuances which is included in the pro forma totals in Note 1 of Notes to Consolidated Financial Statements. The fair value of purchase rights granted under the Purchase Plan is estimated on the date of grant using the Black-Scholes option pricing model using the following weighted average assumptions and resulting in the weighted-average fair value:

	Year Ended September 30,
	2003	2002	2001
Risk-free interest rate	1.01%	1.51%	2.31%
Expected lives (in years)	0.50	0.50	0.50
Dividend yield	0.0%	0.0%	0.0%
Expected volatility	74.0%	96.0%	123.0%
Weighted-average fair value	$1.19	$2.02	$6.92

ARIBA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 10—Net Loss Per Share

The following table presents the calculation of basic and diluted net loss per common share (in thousands, except per share data):

	Year Ended September 30,
	2003	2002	2001
Net loss	$(106,327)	$(638,663)	$(2,694,695)

Weighted average shares outstanding	267,757	263,830	254,666
Weighted average common shares issued subject to repurchase agreement	(1,473)	(4,788)	(7,892)
Weighted average shares held in escrow related to acquisitions	—	—	(2,160)

Weighted average shares used in computation of net loss per share—basic and diluted	266,284	259,042	244,614

Basic and diluted loss per share	$(0.40)	$(2.47)	$(11.02)

At September 30, 2003, 2002 and 2001, 48,494,730, 46,749,336 and 33,210,370 potential common shares, respectively, are excluded from the determination of diluted net loss per share, as the effect of such shares is anti-dilutive. Further, the potential common shares for the years ended September 30, 2003, 2002 and 2001 exclude 600,000, 1,200,000 and 12,086,246 shares, respectively, which would be issuable under certain warrants contingent upon completion of certain milestones.

The weighted average repurchase price of unvested stock was $0.00, $0.16 and $0.27 for the years ended September 30, 2003, 2002 and 2001, respectively. The weighted average exercise price of warrants outstanding was $87.50 for each of the years ended September 30, 2003 and 2002. The weighted average exercise price of warrants outstanding was $91.69 for the year ended September 30, 2001.

Note 11—Related Party Transactions

In the first and third quarters of fiscal 2001, the Company sold approximately 41% of its consolidated subsidiary, Nihon Ariba K.K. and approximately 42% of its consolidated subsidiary, Ariba Korea, Ltd., respectively, to Softbank, a Japanese corporation and its subsidiaries (collectively, “Softbank”). An affiliate of Softbank also received the right to distribute Ariba products from these subsidiaries in their respective jurisdictions.

From April through December 2001, the Chief Executive Officer of Softbank was a member of the Company’s Board of Directors. Related to transactions with Softbank, the Company recorded revenue of $23.8 million, $19.1 million and $6.9 million for the years ended September 30, 2003, 2002 and 2001, respectively. See Note 12 of Notes to Consolidated Financial Statements for additional information.

During fiscal year 2001, Keith Krach, the Company’s then-chairman and co-founder, was deemed to have contributed $4.0 million to the Company in connection with a loan of $4.0 million in cash by an entity controlled by him to Robert Calderoni in connection with his hiring as the Company’s chief financial officer. Because the Company is not the beneficiary of the loan and would not receive any cash upon repayment of the loan, the Company recorded the principal amount of this loan as compensation expense in fiscal year 2001. The loan from Mr. Krach is expected to be forgiven in annual installments over four years. The Company entered into an agreement with Mr. Calderoni pursuant to which he is entitled to receive annual cash payments from the

ARIBA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Company to compensate him for income tax incurred as a result of such forgiveness and payments. As a result, the Company incurred $5.0 million and $1.2 million in additional compensation expense in fiscal years 2002 and 2001, respectively. In addition, during fiscal year 2001, Mr. Krach was deemed to have contributed $11.1 million to the Company in connection with a cash payment and chartered air travel services provided by him to Larry Mueller, the Company’s president and chief operating officer at the time of the payment. These amounts have been recorded as capital contributions in accordance with Interpretation No. 1 of APB No. 25 and SEC Staff Accounting Bulletin, Topic 5T and charged to compensation expense within sales and marketing in the Company’s consolidated financial statements as of and for the year ended September 30, 2001.

The Company entered into an agreement with an executive officer in October 2001 which provides for an unsecured loan from the Company in the amount of $1,500,000. The principal amount of the loan becomes payable in full immediately after the individual’s employment with the Company terminates for any reason other than a termination by the Company without cause. Further, the agreement provides that the loan will be forgiven over three years based on continued service.

The Company entered into an agreement with another executive officer in April 2002 which provides for two unsecured loans from the Company, the first in the amount of $600,000 and the second in the amount of $400,000. The principal amount of the loans becomes immediately payable in full if the individual’s employment with the Company terminates. The agreement provides that the principal amounts will be forgiven over three years based on continued service.

The Company recorded the principal amounts of these loans as operating expense in fiscal year 2002 based upon its assessment that recoverability of the loans in the event of the employees’ termination prior to the expiration of the related forgiveness periods was remote.

Note 12—Subsequent Events

Softbank Relationship

The Company’s strategic relationship with Softbank has not performed to its expectations, and in June 2003, the Company commenced an arbitration proceeding against Softbank for failing to meet contractual revenue commitments. In response, Softbank filed a counter-demand alleging breach of fiduciary duty, breach of the implied covenant of good faith and fair dealing and fraud related to both the Company’s Japanese and Korean subsidiaries. In November 2003, the arbitration panel dismissed the Korea related claims on jurisdictional grounds and entered an interim award requiring Softbank to make a $26.6 million payment, which includes interest, and to make future payment commitments on an interim basis. These interim payments may only be used for the purpose of conducting Nihon Ariba’s business and will be subject to the final award of the arbitration panel, which may require repayment of the interim payments. Pending completion of the arbitration proceeding or additional rulings regarding the disposition of the interim award proceeds, these funds have been recorded as an increase to restricted cash and a current liability.

Goodex Warrants

In connection with the purchase of Goodex in January 2003, the Company issued a warrant to purchase 500,000 shares of Company common stock at an exercise price of $3.13 per share, vesting of which was contingent upon achievement of certain revenue milestones through December 31, 2003. As of December 31, 2003, the warrant had not vested and the possibility of its vesting ceases. The warrant will expire unexercised on July 24, 2004.

ARIBA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Business Combinations

On January 13, 2004, the Company completed the acquisition of Alliente, Inc. (“Alliente”), a privately held company headquartered in Colorado Springs, Colorado. Alliente provides procurement outsourcing services to companies using technology licensed from Ariba. The total purchase price is estimated at approximately $10 million consisting of cash payments of $9 million and approximately $1 million of assumed liabilities.

On January 23, 2004, the Company announced a definitive agreement (the “Agreement”) to acquire FreeMarkets, Inc. (“FreeMarkets”), a publicly held company headquartered in Pittsburgh, Pennsylvania. FreeMarkets provides companies with software, services and information for global supply management. Under the terms of the Agreement, stockholders of FreeMarkets will receive 2.25 shares of the Company’s common stock and $2.00 cash for each outstanding share of FreeMarkets common stock. The transaction is subject to customary closing conditions, including regulatory review and approval by the stockholders of each company, and is expected to close in the latter part of the Company’s third fiscal quarter.

ARIBA INC. AND SUBSIDIARIES

CONSOLIDATED INTERIM FINANCIAL INFORMATION

UNAUDITED SELECTED QUARTERLY FINANCIAL DATA

(in thousands, except per share data)

	Fiscal Year 2003 For the Quarter Ended
	Sep. 30, 2003	June 30, 2003	Mar. 31, 2003	Dec. 31, 2002
Revenues:
License	$23,580	$21,288	$27,749	$30,449
Maintenance and service	35,552	35,275	31,525	31,280

Total revenues	59,132	56,563	59,274	61,729

Cost of revenues:
License	856	1,784	1,130	749
Maintenance and service	11,547	11,889	11,916	10,137
Amortization of acquired core technology	—	—	1,163	2,837

Total cost of revenues	12,403	13,673	14,209	13,723

Gross profit	46,729	42,890	45,065	48,006

Operating expenses:
Sales and marketing	20,044	19,199	20,532	20,589
Research and development	12,881	13,123	13,874	13,958
General and administrative	6,625	8,745	13,769	7,064
Amortization of goodwill and other intangible assets	—	—	47,787	65,677
Stock-based compensation	325	364	1,197	275
Restructuring and lease abandonment costs	—	5,350	—	—

Total operating expenses	39,875	46,781	97,159	107,563

Income (loss) from operations	6,854	(3,891)	(52,094)	(59,557)
Interest income	1,078	1,163	1,365	1,577
Interest expense	(19)	(74)	(3)	(10)
Other income	159	97	202	194

Net income (loss) before income taxes and minority interests	8,072	(2,705)	(50,530)	(57,796)
Provision (benefit) for income taxes	(419)	(116)	105	338
Minority interests in net income of consolidated subsidiaries	1,126	858	948	528

Net income (loss)	$7,365	$(3,447)	$(51,583)	$(58,662)

Net income (loss) per share—basic	$0.03	$(0.01)	$(0.19)	$(0.22)

Net income (loss) per share—diluted	$0.03	$(0.01)	$(0.19)	$(0.22)

Weighted average shares used in computing net income (loss) per share—basic	268,834	267,002	265,247	264,053

Weighted average shares used in computing net income (loss) per share—diluted	275,674	267,002	265,247	264,053

ARIBA INC. AND SUBSIDIARIES

CONSOLIDATED INTERIM FINANCIAL INFORMATION

UNAUDITED SELECTED QUARTERLY FINANCIAL DATA

(in thousands, except per share data)

	Fiscal Year 2002 For the Quarter Ended
	Sept. 30, 2002	June 30, 2002	Mar. 31, 2002	Dec. 31, 2001
Revenues:
License	$23,227	$26,915	$25,171	$23,127
Maintenance and service	35,650	31,907	32,216	31,590

Total revenues	58,877	58,822	57,387	54,717

Cost of revenues:
License	1,608	538	1,794	378
Maintenance and service	11,792	11,024	10,356	9,709
Amortization of acquired core technology	1,683	1,683	1,683	1,683

Total cost of revenues	15,083	13,245	13,833	11,770

Gross profit	43,794	45,577	43,554	42,947

Operating expenses:
Sales and marketing	14,069	19,544	21,363	25,974
Research and development	15,788	16,726	16,261	15,590
General and administrative	5,260	8,842	8,108	9,541
Amortization of goodwill and other intangible assets	139,586	139,608	139,606	140,246
Business partner warrants	—	—	5,562	—
Stock-based compensation	2,988	3,325	5,144	3,310
Restructuring and lease abandonment costs	—	57,125	(158)	5,642

Total operating expenses	177,691	245,170	195,886	200,303

Loss from operations	(133,897)	(199,593)	(152,332)	(157,356)
Interest income	1,695	1,801	1,925	2,531
Interest expense	(13)	(7)	(12)	(15)
Other income (expense)	(1,014)	301	(92)	(87)

Net loss before income taxes and minority interests	(133,229)	(197,498)	(150,511)	(154,927)
Provision (benefit) for income taxes	(211)	1,000	904	1,091
Minority interests in net income (loss) of consolidated subsidiaries	249	246	86	(867)

Net loss	$(133,267)	$(198,744)	$(151,501)	$(155,151)

Net loss per share—basic and diluted	$(0.51)	$(0.76)	$(0.59)	$(0.61)

Weighted average shares used in computing net loss per share—basic and diluted	261,709	260,180	258,748	255,625

ARIBA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2003	September 30, 2003
ASSETS
Current assets:
Cash and cash equivalents	$73,042	$70,819
Short-term investments	49,627	56,323
Restricted cash	28,126	1,123
Accounts receivable, net of allowance for doubtful accounts of $1,191 and $1,356 as of December 31, 2003 and September 30, 2003, respectively	10,368	8,669
Prepaid expenses and other current assets	11,115	10,747

Total current assets	172,278	147,681
Property and equipment, net	20,537	21,767
Long-term investments	76,208	78,329
Restricted cash, less current portion	27,367	28,579
Goodwill, net	181,033	181,033
Other assets	1,725	1,741

Total assets	$479,148	$459,130

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,293	$10,767
Accrued compensation and related liabilities	25,452	26,674
Accrued liabilities	63,568	35,513
Restructuring obligations	11,710	13,764
Deferred revenue	55,876	57,470

Total current liabilities	166,899	144,188
Restructuring obligations, less current portion	32,282	34,112
Deferred revenue, less current portion	35,658	43,954

Total liabilities	234,839	222,254

Minority interests	21,090	20,019

Commitments and contingencies (Note 4)

Stockholders’ equity:
Common stock	541	540
Additional paid-in capital	4,500,913	4,500,974
Deferred stock-based compensation	(194)	(314)
Accumulated other comprehensive income	3,067	2,856
Accumulated deficit	(4,281,108)	(4,287,199)

Total stockholders’ equity	223,219	216,857

Total liabilities and stockholders’ equity	$479,148	$459,130

See accompanying notes to condensed consolidated financial statements.

ARIBA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,
	2003	2002
Revenues:
License	$18,676	$30,449
Maintenance and service	34,055	31,280

Total revenues	52,731	61,729

Cost of revenues:
License	1,444	749
Maintenance and service	11,484	10,137
Amortization of acquired core technology	—	2,837

Total cost of revenues	12,928	13,723

Gross profit	39,803	48,006

Operating expenses:
Sales and marketing	17,539	20,589
Research and development	12,277	13,958
General and administrative	4,543	7,064
Amortization of other intangible assets	—	65,677
Stock-based compensation(1)	30	275

Total operating expenses	34,389	107,563

Income (loss) from operations	5,414	(59,557)
Interest income	938	1,577
Interest expense	(2)	(10)
Other income (expense)	(118)	194

Net income (loss) before income taxes	6,232	(57,796)
Provision (benefit) for income taxes	(272)	338
Minority interests in net income of consolidated subsidiaries	413	528

Net income (loss)	$6,091	$(58,662)

Net income (loss) per share—basic	$0.02	$(0.22)

Weighted average shares used in computing net income (loss) per share—basic	269,998	264,053

Net income (loss) per share—diluted	$0.02	$(0.22)

Weighted average shares used in computing net income (loss) per share—diluted	277,677	264,053

(1)	For the three months ended December 31, 2003 and 2002, stock-based compensation expense (benefit), net of the effects of cancellations, is attributable to various operating expense categories as follows (in thousands):

	Three months ended December 31,
	2003	2002
Cost of revenues	$39	$(743)
Sales and marketing	(20)	500
Research and development	1	118
General and administrative	10	400

Total	$30	$275

See accompanying notes to condensed consolidated financial statements.

ARIBA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended December 31,
	2003	2002
Operating activities:
Net income (loss)	$6,091	$(58,662)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Recovery of doubtful accounts	(190)	(319)
Depreciation and amortization	1,701	72,177
Amortization of stock-based compensation	30	275
Minority interests in net income of consolidated subsidiaries	413	528
Changes in operating assets and liabilities:
Accounts receivable	(1,509)	(3,251)
Prepaid expenses and other assets	(352)	146
Accounts payable	(474)	378
Accrued compensation and related liabilities	(1,222)	(447)
Accrued liabilities	27,675	(3,428)
Restructuring obligations	(3,884)	(6,816)
Deferred revenue	(9,890)	(6,447)

Net cash provided by (used in) operating activities	18,389	(5,866)

Investing activities:
Purchases of property and equipment	(471)	(568)
Sales of investments, net of purchases	7,975	12,586
Allocation from (to) restricted cash, net	(25,791)	826

Net cash provided by (used in) investing activities	(18,287)	12,844

Financing activities:
Repayments of capital lease obligations	—	(106)
Proceeds from issuance of common stock	410	2,140

Net cash provided by financing activities	410	2,034

Effect of foreign exchange rate changes on cash and cash equivalents	1,711	787
Net increase in cash and cash equivalents	512	9,012
Cash and cash equivalents at beginning of period	70,819	86,935

Cash and cash equivalents at end of period	$73,042	$96,734

See accompanying notes to condensed consolidated financial statements.

ARIBA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Note 1—Description of Business and Summary of Significant Accounting Policies

Description of business

Ariba, Inc., along with its subsidiaries (collectively referred to herein as the “Company”), provides Enterprise Spend Management solutions that allow enterprises to efficiently manage the purchasing of all non-payroll goods and services required to run their business. The Company refers to these non-payroll expenses as “spend.” The Company’s solutions, which include software applications, services and network access, are designed to provide corporations with technology and business process improvements to better manage their corporate spending and, in turn, save money. The Company’s software applications and services streamline and improve the business processes related to the identification of suppliers of goods and services, the negotiation of the terms of purchases, and ultimately the management of ongoing purchasing and settlement activities. These goods and services include commodities, raw materials, operating resources, services, temporary labor, travel, maintenance, repair and operations equipment.

The Company was incorporated in Delaware in September 1996 and currently markets its products and related services in North America, Europe, Latin America, Middle East, Asia and Australia primarily through its direct sales force and indirect sales channels.

Basis of presentation

The unaudited condensed consolidated financial statements of the Company have been prepared by the management of the Company and reflect all adjustments (all of which are normal and recurring in nature) that, in the opinion of management, are necessary for a fair presentation of the interim periods presented. Certain amounts in the prior year financial statements have been reclassified to conform to the current year presentation. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for any subsequent quarter or for the entire year ending September 30, 2004. Certain information and note disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted under the Securities and Exchange Commission’s rules and regulations. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto, together with management’s discussion and analysis of financial condition and results of operations, presented in the Company’s Annual Report on Form 10-K/A for the year ended September 30, 2003 filed on January 28, 2004 with the Securities and Exchange Commission (“SEC”).

Use of estimates

The preparation of condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported results of operations during the reporting period. Actual results could differ from those estimates. For example, actual sublease income attributable to the consolidation of excess facilities might deviate from the assumptions used to calculate the Company’s accrual for lease abandonment costs and litigation settlement amounts may differ from estimated amounts. Actual experience in the collection of accounts receivable considered doubtful may differ from estimates used to develop allowances due to changes in the financial condition of customers or the outcomes of collection efforts.

Fair value of financial instruments and concentration of credit risk

The carrying value of the Company’s financial instruments, including cash and cash equivalents, investments, accounts receivable and accounts payable, approximates fair value. Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, investments and trade accounts receivable. The Company maintains its cash, cash equivalents and investments with high quality financial institutions. The Company’s customer base consists of businesses in North America, Europe, the Middle East, Asia, Australia and Latin America. The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable. The Company maintains allowances for potential credit losses.

No customer accounted for more than 10% of total revenues for the quarters ended December 31, 2003 and 2002. Net accounts receivable by individual customers comprising more than 10% of total net accounts receivable are as follows:

	% of Net Accounts Receivable as of
	December 31, 2003	September 30, 2003
Customer A	11%	—

Adoption of accounting standards

On October 1, 2003, the Company adopted the provisions of EITF No. 00-21, Revenue Arrangements with Multiple Deliverables (EITF No. 00-21). EITF No. 00-21 provides guidance on how to account for certain arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The adoption of EITF No. 00-21 did not have a significant impact on the Company’s condensed consolidated financial position, results of operations or cash flows.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (SFAS No. 150). This statement establishes standards for how an issuer classifies and measures in its balance sheets certain financial instruments with characteristics of both liabilities and equity. In accordance with this Statement, financial instruments that embody obligations for the issuer are required to be classified as liabilities. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003 except for certain provisions associated with redeemable securities. The adoption of SFAS No. 150 did not have a material impact on the Company’s condensed consolidated financial position, results of operations or cash flows.

In December 2002, the Company adopted Staff Accounting Bulletin No. 104 (SAB 104), which revises or rescinds portions of the interpretative guidance included in Topic 13 of the codification of staff accounting bulletins. The principal revisions related to the rescission of material no longer necessary because of the private sector developments in U.S. generally accepted accounting principles. The adoption of SAB 104 did not have a material impact on the Company’s condensed consolidated financial position, results of operations or cash flows.

Revenue recognition

The Company’s revenue consists of fees for licenses of the Company’s software products, maintenance, hosted services, customer training and consulting. Cost of license revenue primarily includes product, delivery, warranty and royalty costs as well as the amortization of acquired core technology. Cost of maintenance and service revenue primarily includes labor costs for engineers performing implementation services, consulting services and technical support, training personnel, facilities and equipment costs and warranty costs.

The Company’s spend management applications fall into three solution sets: the Ariba Analysis Solution, the Ariba Sourcing Solution, and the Ariba Procurement Solution. Ariba Enterprise Sourcing, which was introduced in late fiscal 2001, is derived from the Company’s Dynamic Trade and Sourcing applications which are still available as separate products. The modules that make up the Ariba Analysis Solution and the Ariba

Sourcing Solution can be deployed as hosted or installed applications. In addition, the Ariba Workforce and Ariba Marketplace products are also available as hosted applications.

The Company licenses its products through its direct sales force and indirectly through resellers. The license agreements for the Company’s products generally do not provide for a right of return, and historically product returns have not been significant. The Company does not recognize revenue for refundable fees or agreements with cancellation rights until such rights to refund or cancellation have expired. The products are licensed under either a perpetual license or under a time-based license. Access to the Ariba Supplier Network is available to Ariba customers as part of their maintenance agreements for certain products.

The Company recognizes revenue in accordance with Statement of Position (SOP) 97-2, Software Revenue Recognition, as amended by SOP 98-4 and SOP 98-9, and Securities and Exchange Commission (SEC) Staff Accounting Bulletin (SAB) 101, Revenue Recognition in Financial Statements. The Company recognizes revenue when all of the following criteria are met: persuasive evidence of an arrangement exists; delivery of the product has occurred; services are not considered essential; the fee is fixed or determinable; and collectibility is probable. Payment terms are considered extended when greater than 20% of an arrangement fee is due beyond 12 months from delivery. If fees are not “fixed or determinable”, revenue is recognized when due and payable. In arrangements where at least 80% of fees are due within one year or less from delivery, the entire arrangement fee is considered fixed or determinable and revenue is recognized when the remaining basic revenue recognition criteria are met. If collectibility is not considered probable at the inception of the arrangement, the Company does not recognize revenue until the fee is collected.

SOP 97-2, as amended, generally requires the Company to allocate revenue earned on software arrangements involving multiple deliverables to each element based on the relative fair values of the elements. Revenue recognized from multiple-element arrangements is allocated to undelivered elements of the arrangement, such as maintenance and support services and professional services, based on the relative fair values of the elements specific to the Company. The Company’s determination of the fair value of each element in multi-element arrangements is based on vendor-specific objective evidence (VSOE). The Company limits its assessment of VSOE for each element to either the price charged when the same element is sold separately or the price established by management, having the relevant authority to do so, for an element not yet sold separately.

If evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue. Revenue allocated to maintenance and support is recognized ratably over the maintenance term (typically one year) and revenue allocated to training and other services is recognized as the services are performed. Revenue from hosting services is recognized ratably over the term of the arrangement. The proportion of total revenue from new license arrangements that is recognized upon delivery may vary from quarter to quarter depending upon the relative mix of types of licensing arrangements and the availability of VSOE of fair value for undelivered elements.

Certain of the Company’s perpetual and time-based licenses include the right to unspecified additional products and/or payment terms that extend beyond twelve months. The Company recognizes revenue from perpetual and time-based licenses that include unspecified additional software products ratably over the term of the arrangement.

Under the terms of the Company’s agreements with Softbank, Softbank is required to make scheduled quarterly cash payments for the purchase of licenses and maintenance services at agreed prices for resale through September 30, 2004. Softbank’s minimum payment obligations are non-cancelable and non-refundable, and Softbank is obligated to make additional payments to the extent that sublicense sales exceed scheduled payment amounts. Revenues under the Company’s agreements with Softbank are recognized based on the lesser of cumulative ratable revenue on a subscription basis or cumulative cash received. The term of the subscription period used is based on the resale period plus 12 months to cover the maximum term of maintenance commitments thereafter. The Company is currently in a dispute with Softbank regarding their relationship. See Note 9 for further discussion.

Arrangements that include consulting services are evaluated to determine whether those services are essential to the functionality of other elements of the arrangement. When services are not considered essential, the revenue allocable to the services is recognized separately from the software, provided VSOE of fair value exists. If the Company provides consulting services that are considered essential to the functionality of the software products, both the software product revenue and service revenue are recognized under contract accounting in accordance with the provisions of SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. Revenues from these arrangements are recognized under the percentage of completion method based on the ratio of direct labor hours incurred to date to total projected labor costs except in limited circumstances where completion status cannot be reasonably estimated, in which case the completed contract method is used.

The Company’s customers include certain suppliers from whom, on occasion, the Company has purchased goods or services for the Company’s operations at or about the same time the Company has licensed its software to these organizations. These transactions are separately negotiated at terms the Company considers to be arm’s-length. To the extent that the fair value of either the software sold or the goods or services purchased in concurrent transactions cannot be reliably determined, revenues and cost of the goods or services acquired are recorded at the net cash received or paid. Revenues for the quarters ended December 31, 2003 and 2002 were not affected by such transactions.

Equity instruments received in conjunction with licensing transactions are recorded at their estimated fair market value and included in the measurement of the related license revenue in accordance with EITF No. 00-8, Accounting by a Grantee for an Equity Investment to Be Received in Conjunction with Providing Goods and Services. For the quarters ended December 31, 2003 and 2002, the Company recorded revenue of $399,000 and $467,000, respectively, based on equity received in such transactions. These transactions were originated in fiscal 2000.

Deferred revenue includes amounts received from customers for which revenue has not been recognized that generally results from deferred maintenance and support, consulting or training services not yet rendered and license revenue deferred until all requirements under SOP 97-2 are met. Deferred revenue is recognized as revenue upon delivery of the Company’s product, as services are rendered, or as other requirements under SOP 97-2 are satisfied. Deferred revenue excludes contract amounts for which payment has yet to be collected. Likewise, accounts receivable exclude amounts due from customers for which revenue has been deferred.

Stock-based compensation

The Company accounts for its employee stock-based compensation plans in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees and Financial Accounting Standards Board Interpretation No. 44 (FIN 44), Accounting for Certain Transactions Involving Stock Compensation—an Interpretation of APB Opinion No. 25, and complies with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123. Accordingly, no compensation cost is recognized for any of the Company’s fixed stock options granted to employees when the exercise price of the option equals or exceeds the fair value of the underlying common stock as of the grant date for each stock option. The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and EITF No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. Deferred stock-based compensation is included as a component of stockholders’ equity and is being amortized by charges to operations over the vesting period of the options and restricted stock consistent with the method described in Financial Accounting Standards Board Interpretation No. 28 (FIN 28), Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans.

Had compensation cost been recognized based on the fair value at the date of grant for options granted and Employee Stock Purchase Plan issuances, the Company’s pro forma net income (loss) and net income (loss) per share for the three months ended December 31, 2003 and 2002 would have been as follows (in thousands, except per share amounts):

	Three Months Ended December 31,
	2003	2002
Reported net income (loss), net of tax	$6,091	$(58,662)
Add back stock-based compensation expense (benefit) related to employee stock options included in reported net income (loss)	71	(205)
Less employee stock-based compensation expense determined under fair value based method for all employee stock option awards	(7,156)	(8,802)

Pro forma net loss	$(994)	$(67,669)

Reported basic net income (loss) per share	$0.02	$(0.22)

Reported diluted net income (loss) per share	$0.02	$(0.22)

Pro forma basic and diluted net loss per share	$0.00	$(0.26)

Note 2—Goodwill and Other Intangible Assets

For the quarter ended December 31, 2003, there were no changes or activity in the balances related to goodwill from September 30, 2003.

As a result of the adoption of SFAS No. 142 on October 1, 2002, the Company ceased amortization of goodwill. Amortization of other intangible assets was zero in the quarter ended December 31, 2003 and $68.5 million in the quarter ended December 31, 2002, of which $2.8 million was classified as cost of revenues. As of December 31, 2003, the Company had unamortized goodwill of approximately $181.0 million. Other intangible assets were fully amortized as of March 31, 2003.

Note 3—Income Taxes

The Company reported net income (loss) of $6.1 million and $(58.7 million) for the three months ended December 31, 2003 and 2002, respectively. The Company has recorded a valuation allowance for the full amount of the net deferred tax assets, as it is more likely than not that the deferred tax assets would not be realized. For the quarters ended December 31, 2003 and 2002, the Company’s provision (benefit) for income taxes totaled $(272,000) and $338,000, respectively.

Note 4—Commitments and Contingencies

Leases

In March 2000, the Company entered into a facility lease agreement for approximately 716,000 square feet in four office buildings and an amenities building in Sunnyvale, California for the Company’s headquarters. The operating lease term commenced in phases from January through April 2001 and ends on January 24, 2013. Minimum monthly lease payments are approximately $2.3 million and escalate annually with the total future minimum lease payments amounting to $307.7 million over the remaining lease term. As part of this lease agreement, the Company is required to hold certificates of deposit totaling $26.3 million as of December 31, 2003, as a form of security through fiscal year 2013, which is classified as restricted cash on the Company’s condensed consolidated balance sheets.

Restructuring and lease abandonment costs

In fiscal year 2001, the Company initiated a restructuring program to align its expense and revenue levels and to better position the Company for growth and profitability. As part of this program, the Company restructured its worldwide operations including a worldwide reduction in workforce and the consolidation of excess facilities.

The following table details accrued restructuring obligations and related restructuring activity through December 31, 2003 (in thousands):

	Severance and benefits	Lease abandonment costs	Total
Accrued restructuring obligations as of September 30, 2003	$67	$47,809	$47,876
Cash paid	(2)	(3,882)	(3,884)

Accrued restructuring obligations as of December 31, 2003	$65	$43,927	43,992

Less: current portion			11,710

Accrued restructuring obligations, less current portion			$32,282

Lease abandonment costs incurred to date relate to the abandonment of leased facilities in Mountain View and Sunnyvale, California, Tampa, Florida, Alpharetta, Georgia, Lisle, Illinois, Burlington, Massachusetts, Florham Park, New Jersey, Dallas, Texas, Hong Kong and Singapore. Total lease abandonment costs include the impairment of leasehold improvements and remaining lease liabilities offset by estimated sublease income. The estimated net costs of abandoning these leased facilities, including remaining lease liabilities offset by estimated sublease income, were based on market information trend analyses provided by a commercial real estate brokerage firm.

As of December 31, 2003, $43.9 million of lease abandonment costs, net of anticipated sublease income of $205.2 million, remains accrued and is expected to be utilized by fiscal year 2013. Actual sublease payments due to the Company under noncancelable subleases of excess facilities totaled $63.3 million as of December 31, 2003, and the remainder of anticipated sublease income represents management’s best estimates of amounts to be received under future subleases. Actual future cash requirements and lease abandonment costs may differ materially from the accrual at December 31, 2003, particularly if actual sublease income is significantly different from current estimates. These differences could have a material adverse effect on the Company’s operating results and cash position. For example, as of December 31, 2003, a reduction in assumed market lease rates of $0.25 per square foot per month for the remaining term of the lease, with all other assumptions remaining the same, would increase the estimated lease abandonment loss of the Company’s Sunnyvale, California headquarters by approximately $7.8 million.

Severance and benefits primarily include involuntary termination and health benefits, outplacement costs and payroll taxes.

Future minimum lease payments and sublease income under noncancelable operating leases are as follows as of December 31, 2003 (in thousands):

Year Ending December 31,	Operating Leases	Sublease Income
2004	$37,642	$16,881
2005	36,517	17,175
2006	35,984	17,641
2007	33,091	10,373
2008	33,914	1,183
Thereafter	151,887	—

Total	$329,035	$63,253

As of December 31, 2003, operating lease payments shown above are not reduced for any future lease income due under noncancelable subleases of excess facilities for the fiscal years noted above. Of the total operating lease commitments as of December 31, 2003 noted above, $115.4 million is for occupied properties and $213.7 million is for abandoned properties, which are a component of the restructuring obligation. There were no capital leases as of December 31, 2003. Interest expense related to capital lease obligations is immaterial for all periods presented.

As of December 31, 2003, the Company had $27.7 million in standby letters of credit, which are cash collateralized. These instruments are issued by its banks in lieu of a cash security deposit required by landlords for domestic and international real estate leases. The cash collateral is classified as restricted cash on the Company’s condensed consolidated balance sheets as of December 31, 2003.

Other arrangements

Other than the obligations identified above, the Company does not have commercial commitments under lines of credit, standby repurchase obligations or other such debt arrangements. The Company has no off-balance sheet arrangements or transactions with unconsolidated limited purpose entities, nor does it have any undisclosed material transactions or commitments involving related persons or entities. The Company’s does not have any material noncancelable purchase commitments as of December 31, 2003.

Estimated warranty costs

The Company generally warrants its products to function in accordance with the documentation provided to customers for one year after sale. Minor defect repairs or bug fixes are provided through patches or updates as part of support services delivered in normal course under maintenance agreements. To the extent that warranty claims require resources beyond those provided under maintenance support agreements, the estimated costs of such claims are accrued as cost of sales in the period such claims are deemed probable and reasonably estimable. The table below reflects a summary of activity of the Company’s continuing operations for warranty obligations through December 31, 2003 (in thousands):

Balance at September 30, 2003	$343
Application/reduction of warranty obligations	(97)

Balance at December 31, 2003	$246

Litigation

IPO Class Action Litigation

Between March 20, 2001 and June 5, 2001, a number of purported shareholder class action complaints were filed in the United States District Court for the Southern District of New York against the Company, certain of its former officers and directors and three of the underwriters of its initial public offering. These actions were purported to be brought on behalf of purchasers of the Company’s common stock in the period from June 23, 1999, the date of the Company’s initial public offering, to December 23, 1999 (or in some cases, to December 5 or 6, 2000), and made certain claims under the federal securities laws, including Sections 11 and 15 of the Securities Act of 1933, as amended (the “Securities Act”) and Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) relating to the Company’s initial public offering.

On June 26, 2001, these actions were consolidated into a single action bearing the title In re Ariba, Inc. Securities Litigation, 01 CIV 2359. On August 9, 2001, that consolidated action was further consolidated before a single judge with cases brought against additional issuers (who numbered in excess of 300) and their underwriters that made similar allegations regarding the initial public offerings of those issuers. The latter consolidation was for purposes of pretrial motions and discovery only. On February 14, 2002, the parties signed and filed a stipulation dismissing the consolidated action without prejudice against the Company and certain individual officers and directors, which the Court approved and entered as an order on March 1, 2002. On April 19, 2002, the plaintiffs filed an amended complaint in which they dropped their claims against the Company and the individual officers and directors under Sections 11 and 15 of the Securities Act, but elected to proceed with their claims against such defendants under Sections 10(b) and 20(a) of the Exchange Act.

The amended complaint alleges that the prospectus pursuant to which shares of common stock were sold in the Company’s initial public offering, which was incorporated in a registration statement filed with the SEC, contained certain false and misleading statements or omissions regarding the practices of the Company’s underwriters with respect to their allocation to their customers of shares of common stock in the Company’s initial public offering and their receipt of commissions from those customers related to such allocations. The complaint further alleges that the underwriters provided positive analyst coverage of the Company after the initial public offering, which had the effect of manipulating the market for the Company’s stock. Plaintiffs contend that such statements and omissions from the prospectus and the alleged market manipulation by the underwriters through the use of analysts caused the Company’s post-initial public offering stock price to be artificially inflated. Plaintiffs seek compensatory damages in unspecified amounts as well as other relief.

On July 15, 2002, the Company and the officer and director defendants, along with other issuers and their related officer and director defendants, filed a joint motion to dismiss based on common issues. On or around November 18, 2002, during the pendency of the motion to dismiss, the Court entered as an order a stipulation by which all of the individual defendants were dismissed from the case without prejudice in return for executing a tolling agreement. On February 19, 2003, the Court rendered its decision on the motion to dismiss, granting a dismissal of the remaining Section 10(b) claim against the Company without prejudice. Plaintiffs have indicated that they intend to file an amended complaint.

On June 24, 2003, a Special Litigation Committee of the Board of Directors of the Company approved a Memorandum of Understanding (the “MOU”) reflecting a settlement in which the plaintiffs agreed to dismiss the case against the Company with prejudice in return for the assignment by the Company of claims that the Company might have against its underwriters. No payment to the plaintiffs by the Company is required under the MOU. There can be no assurance that the MOU will result in a formal settlement or that the Court will approve the settlement that the MOU sets forth. In the event that the MOU does not result in a formal settlement approved by the Court, the Company intends to defend against these claims vigorously. As of December 31, 2003, no amount is accrued as a loss is not probable or estimable.

Restatement Class Action Litigation

Beginning January 21, 2003, a number of purported shareholder class action complaints were filed in the United States District Court for the Northern District of California against the Company and certain of its current and former officers and directors, all purporting to be brought on behalf of a class of purchasers of the Company’s common stock in the period from January 11, 2000 to January 15, 2003. The complaints bring claims under the federal securities laws, specifically Sections 10(b) and 20(a) of the Exchange Act, relating to the Company’s announcement that the Company would restate certain of its consolidated financial statements, and, in the case of two complaints, relating to the Company’s acquisition activity and related accounting. Specifically, these actions allege that certain of the Company’s prior consolidated financial statements contained false and misleading statements or omissions relating to its failure to properly recognize expenses and other financial items, as reflected in the then proposed restatement. Plaintiffs contend that such statements or omissions caused the Company’s stock price to be artificially inflated. Plaintiffs seek compensatory damages as well as other relief.

In a series of orders issued by the Court in February and March, 2003, these cases were deemed related to each other and assigned to a single judge sitting in San Jose. On July 11, 2003, following briefing and a hearing on related motions, the Court entered two orders that together (1) consolidated the related cases for all purposes into a single action captioned In re Ariba, Inc. Securities Litigation, Case No. C-03-00277 JF, (2) appointed a lead plaintiff, and (3) approved the lead plaintiff’s selection of counsel. On September 15, 2003, the lead plaintiff filed a Consolidated Amended Complaint, which restates the allegations and claims described above and adds a claim pursuant to Section 14(a) of the Exchange Act, based on the allegation that the Company failed to disclose certain payments and executive compensation items in its January 24, 2002 Proxy Statement. On November 17, 2003, defendants filed a motion to dismiss the action for failure to state a claim, which is currently scheduled to be heard by the Court on March 29, 2004. This case is still in its early stages. The Company intends to defend against these claims vigorously. As of December 31, 2003, no amount is accrued as a loss is not probable or estimable.

Restatement Shareholder Derivative Litigation

Beginning January 27, 2003, several shareholder derivative actions were filed in the Superior Court of California for the County of Santa Clara against certain of the Company’s current and former officers and directors and against the Company as nominal defendant. These actions were filed by stockholders purporting to assert, on behalf of the Company, claims for breach of fiduciary duties, aiding and abetting, violations of the California insider trading law, abuse of control, gross mismanagement, waste of corporate assets, unjust enrichment, and contribution and indemnification. Specifically, the claims were based on the Company’s acquisition activity and related accounting implemented by the defendants, the alleged understatement of compensation expenses as reflected in the Company’s then proposed restatement, the alleged insider trading by certain defendants, the existence of the restatement class action litigation, in which the Company is alleged to be liable to defrauded investors, and the allegedly excessive compensation paid by the Company to one of its officers, as reflected in the Company’s then proposed restatement. The complaints sought the payment by the defendants to the Company of damages allegedly suffered by the Company, as well as other relief.

These actions were assigned to a single judge sitting in San Jose. On May 7, 2003 following briefing and hearing on related motions, the court issued an order that (1) consolidated the cases for all purposes into a single action captioned In re Ariba, Inc. Shareholder Derivative Litigation, Lead Case No. CV 814325, and (2) appointed lead plaintiffs’ counsel. Pursuant to that order, plaintiffs filed an amended consolidated derivative complaint on May 28, 2003. The amended consolidated complaint restates the allegations, causes of action and relief sought as pleaded in the original complaints, and adds allegations relating to the Company’s April 10, 2003 announcement of the restatement of certain financial statements and also adds a cause of action for breach of contract. On October 28, 2003, the Company filed a demurrer, joined by the individual defendants, seeking dismissal of the action for failure to comply with applicable pre-litigation demand requirements. Following a hearing on the Company’s demurrer, the court issued a ruling on January 6, 2004 granting the Company’s demurrer and giving plaintiffs 60 days to file an amended complaint. This case is still in its early stages. The Company intends to defend against these claims vigorously. As of December 31, 2003, no amount is accrued as a loss is not probable or estimable.

On March 7 and March 21, 2003, respectively, two shareholder derivative actions were filed in the United States District Court for the Northern District of California against certain of the Company’s current and former officers and directors and against the Company as nominal defendant. These actions were filed by shareholders purporting to assert, on behalf of the Company, claims for violations of the Sarbanes-Oxley Act, violations of the California insider trading law, breach of fiduciary duties, misappropriation of information, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment. Specifically, the claims were based on the Company’s announcements that it intended to and/or had restated certain financial statements and on alleged insider trading by certain defendants. The complaints sought the payment by the defendants to the Company of damages allegedly suffered by the Company, as well as other relief.

By orders issued by the Court on May 27 and June 23, 2003, these two derivative cases were deemed related to each other and to the securities class actions pending before the same court as now consolidated into In re Ariba, Inc. Securities Litigation, Case No. C-03-00277 JF, and accordingly these two derivative actions were assigned to the same judge sitting in San Jose assigned to that action. On June 23, 2003, following submission of a related stipulation of the parties, the Court issued an order that (1) consolidated the two derivative cases for all purposes into a single action captioned In re Ariba, Inc. Derivative Litigation, Case No. C-03-02172 JF, and (2) appointed lead plaintiffs’ counsel. In accordance with that order, plaintiffs filed an amended consolidated derivative complaint on June 26, 2003. The amended consolidated complaint restates the allegations, causes of action and relief sought as pleaded in the original complaints. On September 18, 2003, defendants filed a motion to dismiss or stay the action pending resolution of the parallel state court derivative litigation. Following a hearing on this motion on November 10, 2003, the Court issued a ruling on November 13, 2003 denying the motion but granting defendants’ alternative request for a stay of the action in light of the related securities class action litigation. Accordingly, this action is now stayed until the Court has determined the viability of the federal securities claim in the related action. This case is still in its early stages. The Company intends to defend against these claims vigorously. As of December 31, 2003, no amount is accrued as a loss is not probable or estimable.

General

The Company is also subject to various claims and legal actions arising in the ordinary course of business. One example is the Company’s dispute with Softbank. See Note 9 for further discussion. As another example, on December 28, 2001, BCE Emergis, Inc., a distributor in Canada of certain of the Company’s products, filed a lawsuit against the Company in the United States District Court for the Northern District of California (No. 01-21221 PVT). Plaintiff seeks approximately $30.0 million in alleged damages based on claims of breach of contract and promissory fraud/fraudulent concealment. Plaintiff alleges that the Company breached the Strategic Alliance Master Agreement between the parties and committed fraud in connection with the Company’s failure to provide specified software. The Company has counterclaimed against BCE Emergis. After a series of pleadings, Court rulings and two mediations, the matter has not yet been resolved. The matter has now been set for trial beginning in April 2004. Although litigation is inherently uncertain, the Company believes that it has meritorious defenses to all claims in the lawsuit.

The Company has accrued for estimable and probable losses in its condensed consolidated financial statements for those matters where it believes that the likelihood that a loss has occurred is probable and the amount of loss is reasonably estimable. There can be no assurance that existing or future litigation arising in the ordinary course of business or otherwise will not have a material adverse effect on the Company’s business, consolidated financial position, results of operations or cash flows or that the amount of accrued losses is sufficient for any actual losses that may be incurred.

Indemnification

The Company sells software licenses and services to its customers under contracts which the Company refers to as Software License and Service Agreements (each an “SLSA”). Each SLSA contains the relevant terms of the contractual arrangement with the customer, and generally includes certain provisions for indemnifying the customer against losses, expenses, and liabilities from damages that may be incurred by or awarded against the customer in the event the Company’s software or services are found to infringe upon a patent, copyright, trade secret, trademark, or other proprietary right of a third party. The SLSA generally limits the scope of remedies for such indemnification obligations in a variety of industry-standard respects, including but not limited to certain product usage limitations and geography-based scope limitations and a right to replace an infringing product or modify it to make it non-infringing. If the Company cannot address the infringement by replacing the product or services, or modifying the product or services, the Company is allowed to cancel the license or services and return the fees paid by the customer. The Company requires its employees to sign a proprietary information and inventions assignment agreement, which assigns the rights in its employees’ development work to the Company.

To date, the Company has not had to reimburse any of its customers for any losses related to these indemnification provisions and no material claims are outstanding as of December 31, 2003. For several reasons, including the lack of prior indemnification claims and the lack of a monetary liability limit for certain infringement cases under the SLSA, the Company cannot determine the maximum amount of potential future payments, if any, related to such indemnification provisions. There can be no assurance that potential future payments will not have a material adverse effect on the Company’s business, condensed consolidated financial position results of operations or cash flows.

Note 5—Minority Interests in Subsidiaries

As of December 31, 2003, minority interests of approximately $21.1 million are recorded on the condensed consolidated balance sheet in order to reflect the share of the net assets of Nihon Ariba K.K. and Ariba Korea, Ltd. held by minority investors. In addition, the Company reduced consolidated net income by approximately $413,000 and $528,000, representing the minority interests’ share of net income of these majority-owned subsidiaries for the quarters ended December 31, 2003 and 2002, respectively.

Note 6—Segment Information

The Company follows SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

The Company has one operating segment, enterprise spend management solutions. The Company markets its products in the United States and in foreign countries through its direct sales force and indirect sales channels. The Company’s chief operating decision maker evaluates resource allocation decisions and the performance of the Company based upon revenue recorded in geographic regions and does not receive financial information about expense allocations on a disaggregated basis.

Information regarding revenues for the quarters ended December 31, 2003 and 2002, and long-lived assets in geographic areas as of December 31, 2003 and September 30, 2003, is as follows (in thousands):

	Three Months Ended December 31,
	2003	2002
Revenues:
United States	$36,941	$40,018
Japan	3,651	7,228
Other International	12,139	14,483

Total	$52,731	$61,729

	December 31, 2003	September 30, 2003
Long-Lived Assets:
United States	$18,918	$20,193
International	2,548	2,154

Total	$21,466	$22,347

Approximately 5% and 10% of total revenues for the three months ended December 31, 2003 and 2002, respectively, were from entities affiliated with Softbank, a related party. See Note 9 of Notes to Condensed Consolidated Financial Statements for additional information. Revenues are attributed to countries based on the location of the Company’s customers. The Company’s other international revenues were derived from sales in Europe, Canada, Asia, Australia and Latin America. The Company had net liabilities of $2.6 million and $6.0 million related to its international locations as of December 31, 2003 and September 30, 2003, respectively.

Note 7—Stockholders’ Equity

Common Stock Repurchase Program

On October 22, 2002, the Company announced that its Board of Directors authorized the repurchase of up to $50 million of its currently outstanding common stock to reduce the dilutive effect of its stock option and stock purchase plans. Stock purchases under the common stock repurchase program may be made periodically in the open market based on market conditions. To date there have been no stock repurchases under this program.

Warrants

In March 2000, in connection with a sales and marketing alliance agreement with a third party, the Company issued an unvested warrant to purchase up to 3,428,572 shares of the Company’s common stock at an exercise price of $87.50 per share. Of the total shares underlying the warrant, 2,957,143 shares have expired unexercised and 471,429 shares remain unvested as of December 31, 2003. These unvested shares, if they remain unvested, will expire on a quarterly basis through March 2005. The business partner can partially vest in this warrant each quarter upon attainment of certain periodic milestones related to revenue targets. The warrant generally expires as to any earned or earnable portion when the milestone period expires or eighteen months after the specific milestone is met. During the quarters ended December 31, 2003 and 2002, the business partner did not vest in any shares of this warrant and no business partner warrant expense was recorded for those quarters. No amounts related to the unvested warrants are reflected in the accompanying condensed consolidated financial statements.

In connection with the purchase of Goodex in January 2003, the Company issued a warrant to purchase 500,000 shares of Company common stock at an exercise price of $3.13 per share, of which vesting was contingent upon achievement of certain revenue milestones through December 31, 2003. As of December 31, 2003, the warrant had not vested and the possibility of its vesting ceased. The warrant will expire unexercised on July 24, 2004.

Deferred stock-based compensation

The Company recorded deferred stock-based compensation totaling approximately $263.7 million from inception through December 31, 2003. Of this amount, $38.4 million related to the issuance of stock options prior to the Company’s initial public offering in June 1999 and $71.0 million and $124.6 million related to the acquisitions of TradingDynamics, Inc. and SupplierMarket.com, Inc., respectively, each consummated in fiscal year 2000. These amounts are amortized in accordance with FIN 28 over the vesting period of the individual options and restricted common stock, generally between two to five years.

During the quarters ended December 31, 2003 and 2002, the Company recorded $30,000 and $275,000 of stock-based compensation expense, respectively. As of December 31, 2003, the Company had an aggregate of approximately $194,000 of deferred stock-based compensation remaining to be amortized.

Comprehensive income (loss)

SFAS No. 130, Reporting Comprehensive Income, establishes standards of reporting and display of comprehensive income and its components of net income and other comprehensive income. Other comprehensive income refers to revenues, expenses, gains and losses that are not included in net income but rather are recorded directly in stockholders’ equity. The components of comprehensive income (loss) for the quarters ended December 31, 2003 and 2002 are as follows (in thousands):

	Three Months Ended December 31,
	2003	2002
Net income (loss)	$6,091	$(58,662)
Unrealized loss on securities	(490)	(190)
Foreign currency translation adjustments	701	443

Comprehensive income (loss)	$6,302	$(58,409)

The income tax effects related to unrealized gains and losses on securities and foreign currency translation adjustments are not considered material.

The components of accumulated other comprehensive income as of December 31, 2003 and September 30, 2003 are as follows (in thousands):

	December 31, 2003	September 30, 2003
Unrealized gain on securities	$570	$1,060
Foreign currency translation adjustments	2,497	1,796

Accumulated other comprehensive income	$3,067	$2,856

Note 8—Net Income (Loss) Per Share

The following table presents the calculation of basic and diluted net income (loss) per common share (in thousands, except per share data):

	Three Months Ended December 31,
	2003	2002
Net income (loss)	$6,091	$(58,662)

Weighted-average common shares outstanding	270,468	266,473
Less: Weighted-average common shares subject to repurchase	(470)	(2,420)

Weighted-average common shares used in computing basic net income (loss) per common share	269,998	264,053
Add: Weighted-average common shares subject to repurchase	470	—
Add: Weighted-average common stock equivalents	7,209	—

Weighted-average common shares used in computing diluted net income (loss) per common share	277,677	264,053

Net income (loss) per common share—basic	$0.02	$(0.22)

Net income (loss) per common share—diluted	$0.02	$(0.22)

For the quarter ended December 31, 2003 and 2002, 16.3 million and 42.0 million weighted-average potential common shares, respectively, are excluded from the determination of diluted net income (loss) per share, as the effect of such shares is anti-dilutive. Further, the potential common shares for the three months ended December 31, 2003 and 2002 exclude 971,429 and 1,028,572 shares, respectively, which would be issuable under certain warrants contingent upon completion of certain milestones.

The weighted-average exercise price of stock options outstanding was $3.44 and $3.70 for the three months ended December 31, 2003 and 2002, respectively. The weighted average repurchase price of unvested stock was $0.00 and $0.23 for the three months ended December 31, 2003 and 2002, respectively. The weighted average exercise price of warrants outstanding was $87.50 for each of the three months ended December 31, 2003 and 2002.

Note 9—Related Party Transactions

Strategic Relationships

In the first and third quarters of fiscal 2001, the Company sold approximately 41% of its consolidated subsidiary, Nihon Ariba K.K., and approximately 42% of its consolidated subsidiary, Ariba Korea, Ltd., respectively, to Softbank Corp., a Japanese corporation and its subsidiaries (collectively, “Softbank”). An affiliate of Softbank also received the right to distribute Ariba products from these subsidiaries in their respective jurisdictions. Related to transactions with Softbank, the Company recorded license and maintenance revenues of $2.9 million and $6.1 million for the quarters ended December 31, 2003 and 2002, respectively, including license and maintenance revenues recognized pursuant to a long-term revenue commitment.

The Company’s strategic relationship with Softbank has not performed to its expectations, and in June 2003, the Company commenced an arbitration proceeding against Softbank for failing to meet contractual revenue commitments. In response, Softbank filed a counter-demand alleging breach of fiduciary duty, breach of the implied covenant of good faith and fair dealing and fraud related to both the Company’s Japanese and Korean subsidiaries. In November 2003, the arbitration panel dismissed the Korea related claims on jurisdictional grounds and entered an interim award requiring Softbank to make a $26.6 million interim payment, which includes interest, and to make future payment commitments on an interim basis. Softbank re-filed its claims related to Korea in a separate arbitration proceeding in January 2004. Thus far, Softbank has made two interim payments under the interim award. The first interim payment for $26.6 million was made in November 2003 and the second interim payment for $7.1 million was made in January 2004. These interim payments may only be used for the purpose of conducting Nihon Ariba’s business and will be subject to the final award of the arbitration panel, which may require repayment of the interim payments. In connection with the arbitration proceeding or additional rulings regarding the disposition of the interim award proceeds, these funds are recorded in the period received as an increase to restricted cash and accrued liabilities.

Executive Agreements

During fiscal year 2001, Keith Krach, the Company’s then-chairman and co-founder, was deemed to have contributed $4.0 million to the Company in connection with a loan of $4.0 million in cash by an entity controlled by him to Robert Calderoni in connection with his hiring as the Company’s chief financial officer. Because the Company is not the beneficiary of the loan and would not receive any cash upon repayment of the loan, the Company recorded the principal amount of this loan as compensation expense in fiscal year 2001. The loan from Mr. Krach is expected to be forgiven in annual installments over four years. The Company entered into an agreement with Mr. Calderoni pursuant to which he is entitled to receive annual cash payments from the Company to compensate him for income tax incurred as a result of such forgiveness and payments. As a result, the Company incurs additional compensation expense averaging approximately $267,000 per quarter.

The Company entered into an agreement with an executive officer in October 2001 which provides for an unsecured loan from the Company in the amount of $1,500,000. The principal amount of the loan becomes payable in full immediately after the individual’s employment with the Company terminates for any reason other than a termination by the Company without cause. Further, the agreement provides that the loan will be forgiven over three years based on continued service.

The Company entered into an agreement with another executive officer in April 2002 which provides for two unsecured loans from the Company, the first in the amount of $600,000 and the second in the amount of $400,000. The principal amount of the loans becomes immediately payable in full if the individual’s employment with the Company terminates. The agreement provides that the principal amounts will be forgiven over three years based on continued service.

The Company recorded the principal amounts of these loans as operating expense in fiscal year 2002 based upon its assessment that recoverability of the loans in the event of the employees’ termination prior to the expiration of the related forgiveness periods was remote.

Note 10—Subsequent Events

Business Combinations

On January 13, 2004, the Company completed the acquisition of Alliente, Inc. (“Alliente”), a privately held company headquartered in Colorado Springs, Colorado. Alliente provides procurement outsourcing services to companies based on Ariba technology. The total purchase price is estimated at approximately $10 million consisting of cash payments of $9 million and approximately $1 million of assumed liabilities.

On January 23, 2004, the Company announced a definitive agreement (the “Agreement”) to acquire FreeMarkets, Inc. (“FreeMarkets”), a publicly held company headquartered in Pittsburgh, Pennsylvania. FreeMarkets provides companies with software, services and information for global supply management. Under the terms of the Agreement, stockholders of FreeMarkets will receive 2.25 shares of the Company’s common stock and $2.00 cash for each outstanding share of FreeMarkets common stock. The transaction is subject to customary closing conditions, including regulatory review and approval by the stockholders of each company, and is expected to close in the latter part of the Company’s third fiscal quarter.

ANNEX A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among

ARIBA, INC.

FLEET MERGER CORPORATION

and

FREEMARKETS, INC.

Dated as of January 23, 2004

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION dated as of January 23, 2004 (this “Agreement”) among ARIBA, INC. a Delaware corporation (“Parent”), FLEET MERGER CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and FREEMARKETS, INC., a Delaware corporation (the ”Company”).

W I T N E S S E T H

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Parent and the Company will enter into a two-step business combination transaction pursuant to which (i) Merger Sub will merge with and into the Company (the “Reverse Merger”) and (ii) thereafter the Company will merge with and into Parent (the “Second-Step Merger”), both steps of which will occur as part of a single integrated plan. As used in this Agreement, “Merger” shall mean the Reverse Merger and the Second-Step Merger, collectively or seriatim, as appropriate;

WHEREAS, the Board of Directors of the Company (i) has approved, and deems it advisable and in the best interests of the Company and its stockholders to consummate, the Merger, upon the terms and subject to the conditions set forth in this Agreement and (ii) has recommended the approval of the Merger and the adoption of this Agreement by the stockholders of the Company;

WHEREAS, the Boards of Directors of each of Parent and Merger Sub have (i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent, (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) recommended the approval of the issuance of the Parent Common Shares (as defined below) pursuant to the Merger by the stockholders of Parent;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company are entering into voting agreements (the “Company Voting Agreements”) with Parent in substantially the form attached as Exhibit A hereto;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, certain stockholders of Parent are entering into voting agreements (the “Parent Voting Agreements”) with the Company in substantially the form attached as Exhibit B hereto;

WHEREAS, as a condition and inducement to Parent’s entering into this Agreement, certain employees of the Company are entering into employment and non-competition agreements with Parent;

WHEREAS, for United States federal income tax purposes, the Merger is intended to qualify as a reorganization under the provisions of section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, pursuant to the Merger, each outstanding share of common stock of the Company shall be converted into the right to receive (x) shares of Parent’s authorized Common Stock, par value $.002 per share (“Parent Common Shares”), and (y) cash, at the rates determined in this Agreement; and

WHEREAS, certain terms used in this Agreement are defined in Section 9.03 of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01 The Merger. Upon the terms of this Agreement and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined below), as part of a single integrated plan, Merger Sub shall be merged with and into the Company, and as soon as practicable thereafter, the Company shall be merged with and into Parent. As a result of the Reverse Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Reverse Merger (the “Surviving Corporation”) and as a wholly-owned subsidiary of Parent. As a result of the Second-Step Merger, the separate corporate existence of the Company shall cease, and Parent shall continue as the surviving corporation.

SECTION 1.02 Effective Time; Closing. As promptly as practicable and in no event later than the second business day following the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (or such other date as may be agreed in writing by each of the parties hereto), the parties hereto shall cause (a) the Reverse Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and (b) the Second-Step Merger to be consummated by making all filings and recordings required under the DGCL. The term “Effective Time” means the date and time of the filing with, and the acceptance by, the Secretary of State of the State of Delaware of the Certificate of Merger (or such later time as may be agreed in writing by each of the parties hereto and specified in the Certificate of Merger). Immediately prior to the filing of the Certificate of Merger, a closing (the “Closing”) will be held at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (“Gunderson Dettmer”), 155 Constitution Drive, Menlo Park, California 94025 (or such other place as the parties hereto may agree). The date on which the Closing shall occur is referred to herein as the “Closing Date.”

SECTION 1.03 Effect of the Merger. At and after the Effective Time, the effect of the Reverse Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation, and, following the Second-Step Merger, all the properties, rights, privileges, powers and franchises of the Surviving Corporation shall vest in Parent, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation shall become the debts, liabilities, obligations, restrictions, disabilities and duties of Parent.

SECTION 1.04 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the Certificate of Incorporation of the Company as the Surviving Corporation shall be amended to read the same as the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except for such changes as may be determined by Parent and except that Article I of the Certificate of Incorporation of the Surviving Corporation, instead of reading the same as Article I of the Certificate of Incorporation of Merger Sub, shall read as follows: “The name of this corporation is FreeMarkets, Inc.,” or such other name as determined by Parent, and following the Second-Step Merger, the Certificate of Incorporation of Parent shall be the Certificate of Incorporation of the surviving corporation of the Second-Step Merger.

(b) At the Effective Time, the Bylaws of Merger Sub shall be the Bylaws of the Surviving Corporation (except that all references to Merger Sub in the Bylaws of the Surviving Corporation shall be changed to refer to such name as is set forth in the Certificate of Incorporation of the Surviving Corporation), and following the Second-Step Merger, the Bylaws of Parent shall be the Bylaws of the surviving corporation of the Second-Step Merger.

SECTION 1.05 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified. The directors of Parent immediately prior to the Second-Step Merger shall be the initial directors of the surviving corporation of the Second-Step Merger, together with those directors appointed pursuant to Section 6.17 hereof, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the surviving corporation of the Second-Step Merger, and the officers of Parent immediately prior to the Second-Step Merger shall be the initial officers of the surviving corporation of the Second-Step Merger, together with those officers appointed pursuant to Section 6.18 hereof, in each case until their respective successors are duly elected or appointed and qualified.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01 Conversion of Securities.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(i) Each share of common stock of the Company, par value $0.01 per share (the “Company Common Stock”), (all issued and outstanding shares of Company Common Stock being hereinafter collectively referred to as the “Shares”), issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.01(a)(ii) and any Dissenting Shares (as defined in Section 2.06)) shall be converted, subject to Section 2.02(e), into the right to receive (x) 2.25 Parent Common Shares (the “Exchange Ratio”) and (y) $2.00 in cash (the “Per Share Cash Consideration”) (collectively, the number of Parent Common Shares equal to the Exchange Ratio and the Per Share Cash Consideration are referred to herein as the “Per Share Merger Consideration”). At the Effective Time, each such Share shall cease to be outstanding and cease to exist and each holder of Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive, without interest, Parent Common Shares and cash in accordance with this Section 2.01(a)(i) and cash for fractional Parent Common Shares in accordance with Section 2.02(e).

(ii) Each Share held in the treasury of the Company and each Share owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.

(iii) Each share of common stock of Merger Sub, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one duly authorized, validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b)

(i) If between the date of this Agreement and the Effective Time, the outstanding Parent Common Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or any similar event, the Exchange Ratio shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or similar event.

(ii) If between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or any similar event, the Exchange Ratio and the Per Share Cash Consideration shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or similar event.

(c) If any Shares outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company (each such share a “Restricted Company Share”), then (i) the cash and Parent Common Shares issued in exchange for such shares of Company Common Stock (the “Restricted Parent Shares”) will also be unvested and/or subject to the same repurchase option, risk of forfeiture or other condition, (ii) the certificates representing such Restricted Parent Shares may accordingly be marked with appropriate legends and (iii) the Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement; provided that the repurchase price for each Restricted Parent Share shall equal the repurchase price for the Restricted Company Share divided by the Exchange Ratio. Cash and certificates representing the Restricted Parent Shares shall be held by Parent until such shares and cash are no longer subject to repurchase or forfeiture. Cash dividends on Restricted Parent Shares will be distributed to the holder of such Restricted Parent Shares on whose behalf the Restricted Parent Shares are being held by Parent. Any Parent Common Shares or other equity securities issued or distributed by Parent, including shares issued upon a stock dividend or split, in respect of Restricted Parent Shares (which remain restricted at the time of such distribution) will be subject to the same restrictions and other terms as the Restricted Parent Share with respect to which the distribution is made. Each holder of Restricted Parent Shares will have voting rights with respect to Restricted Parent Shares (and other voting securities) held by Parent on its behalf.

SECTION 2.02 Exchange of Certificates.

(a) Exchange Agent. Promptly following the Effective Time, Parent shall enter into an agreement (reasonably satisfactory to the Company) with EquiServe, or such other bank or trust company of recognized standing that may be designated by Parent and is reasonably satisfactory to the Company (the “Exchange Agent”). Promptly following the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Shares, for exchange in accordance with this Article II through the Exchange Agent, (i) certificates representing the number of Parent Common Shares issuable pursuant to Section 2.01 and (ii) the amount of cash payable pursuant to Section 2.01 as of the Effective Time and cash from time to time as required to make payments in lieu of any fractional shares pursuant to Section 2.02(e) (such cash and certificates for Parent Common Shares, together with any dividends or distributions with respect thereto and together with such cash as may be required to make payments in lieu of any fractional shares, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver (x) the Parent Common Shares and cash contemplated to be issued pursuant to Section 2.01 and (y) such cash as may be required to make payments in lieu of any fractional shares out of the Exchange Fund. Except as contemplated by Section 2.02(f) hereof, the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As promptly as practicable after the Effective Time (and in no event later than two business days after the Effective Time), Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for cash and certificates representing Parent Common Shares (each as pursuant to Section 2.01) and cash in lieu of any fractional shares. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (x) that amount of cash and a certificate representing that number of whole Parent Common Shares that such holder has the right to receive in respect of the Shares formerly represented by such Certificate (after taking into account all Shares then held by such holder) pursuant to Section 2.01 and (y) cash in lieu of any fractional Parent Common Shares to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the amount of cash and a certificate representing the number of Parent Common Shares to which such holder is entitled pursuant to Section 2.01, cash in lieu of any fractional Parent Common Shares to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Surviving Corporation that any applicable share transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate (other than Certificates representing Dissenting Shares) shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender that amount of cash and a certificate representing that number of Parent Common Shares to which such holder is entitled pursuant to Section 2.01, cash in lieu of any fractional Parent Common Shares to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c).

(c) Distributions with Respect to Unexchanged Parent Common Shares. No dividends or other distributions with respect to the Parent Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Common Shares entitled to be received upon surrender thereof, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 2.02(e), until the holder of such Certificate shall surrender such Certificate as provided in Section 2.02(b). Subject to the effect of escheat, tax or other applicable Laws (as defined in Section 3.05(a)), following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole Parent Common Shares issued in exchange therefor (in addition to the Per Share Cash Consideration), without interest, (i) the amount of any cash payable with respect to a fractional Parent Common Share to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore payable with respect to such whole Parent Common Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole Parent Common Shares.

(d) No Further Rights in Company Common Stock. All Parent Common Shares issued and cash paid upon conversion of the Shares in accordance with the terms hereof and any cash paid pursuant to Sections 2.02(c) or (e) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such Shares.

(e) No Fractional Shares. No certificates or scrip representing fractional Parent Common Shares shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Each holder of a fractional share interest shall be paid an amount in cash (without interest and rounded up to the nearest whole cent) equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) the average closing price per share of Parent Common Shares for the ten most recent days that Parent Common

Shares have traded ending on (and including) the trading day one day prior to the Effective Time, as reported on The Nasdaq National Market (with such average being calculated using the “simple average” methodology) (the “Parent Market Price”). As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Parent, and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Sections 2.02(b) and (c).

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Shares for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look only to Parent for the cash and Parent Common Shares to which they are entitled pursuant to Section 2.01, any cash in lieu of fractional Parent Common Shares to which they are entitled pursuant to Section 2.02(e) and any dividends or other distributions with respect to the Parent Common Shares to which they are entitled pursuant to Section 2.02(c). Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

(g) No Liability. To the fullest extent permitted by law, neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any Parent Common Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h) Withholding Rights. Each of the Surviving Corporation, Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Exchange Agent, as the case may be.

(i) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Surviving Corporation or the Exchange Agent, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation or Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate and the payment of any fee charged by the Exchange Agent for such service, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the amount of cash and number of Parent Common Shares to which the holder thereof is entitled pursuant to Section 2.01, any cash in lieu of fractional Parent Common Shares to which the holder thereof is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which the holder thereof is entitled pursuant to Section 2.02(c).

SECTION 2.03 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the amount of cash and number of Parent Common Shares to which the holders thereof are entitled pursuant to Section 2.01, any cash in lieu of fractional Parent Common Shares to which the holders thereof are entitled pursuant to Section 2.02(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.02(c).

SECTION 2.04 Company Stock Options.

(a) At the Effective Time, Parent shall assume (i) all options to acquire Company Common Stock (the “Company Stock Options”) outstanding immediately prior to the Effective Time, whether or not exercisable and whether or not vested, under the Company’s 1996 Stock Option Plan (the “1996 Plan”), the Company’s Second Amended and Restated Stock Incentive Plan (the “Stock Incentive Plan”) and the Company’s 2001 Broad Based Equity Incentive Plan (the “Equity Incentive Plan” and together with the 1996 Plan and the Stock Incentive Plan, the “Company Stock Option Plans”), and (ii) each Company Stock Option Plan, and the Company’s repurchase right with respect to any unvested shares acquired by the exercise of Company Stock Options shall be assigned to Parent without any further action on the part of the Company or the holders of such unvested shares. Each Company Stock Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such option immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that (A) each Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole Parent Common Shares (rounded down to the nearest whole share) equal to (x) the number of shares of Company Common Stock subject to such Company Stock Option multiplied by (y) the Option Exchange Ratio; and (B) the per share exercise price for the Parent Common Shares issuable upon exercise of such assumed Company Stock Option will be equal to (x) the exercise price per share of such Company Stock Option in effect immediately prior to the Effective Time divided by (y) the Option Exchange Ratio (the exercise price per share, as so determined, being rounded upward to the nearest full cent). At or before the Effective Time, the Company shall cause to be effected any necessary amendments to the Company Stock Option Plans to give effect to the foregoing provisions of this Section 2.04. It is the intention of the parties that each Company Stock Option assumed by Parent shall qualify following the Effective Time as an incentive stock option as defined in section 422 of the Code to the extent permitted under section 422 of the Code and to the extent such option qualified as an incentive stock option prior to the Effective Time. Outstanding purchase rights under the Company’s Amended and Restated Employee Stock Purchase Plan (the “Company Purchase Plan”) shall be exercised upon the earlier of (i) the next scheduled purchase date under the Company Purchase Plan or (ii) immediately prior to the Effective Time, and each participant in the Company Purchase Plan shall accordingly be issued shares of Company Common Stock at that time pursuant to the terms of the Company Purchase Plan and each share of Company Common Stock so issued shall by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive cash and Parent Common Shares in accordance with Section 2.01(a)(i) and cash for fractional Parent Common Shares in accordance with Section 2.02(e). The Company shall cause the Company Purchase Plan to be terminated as of the Effective Time.

For purposes of this Section 2.04, “Option Exchange Ratio” shall mean the quotient of (i) the sum of (A) the Per Share Cash Consideration and (B) the product of the Exchange Ratio and the Parent Market Price, and (ii) the Parent Market Price.

(b) As soon as practicable after the Effective Time (but in any event not later than 15 days following the Effective Time), Parent shall deliver to each person who, immediately prior to the Effective Time, was a holder of an outstanding Company Stock Option an appropriate notice setting forth such holder’s rights pursuant thereto and that the agreements evidencing the grants of such options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.04 after giving effect to the Merger). At or before the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Common Shares for delivery upon exercise of Company Stock Options assumed pursuant to this Section 2.04. As soon as practicable after the Effective Time (but in any event not later than 15 days following the Effective Time), Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms) that will register the Parent Common Shares subject to Company Stock Options to the extent permitted by federal securities laws and shall maintain the effectiveness of such registration statement or registration statements for so long as such options remain outstanding. In addition, Parent shall use all reasonable best efforts to cause the Parent Common Shares subject to Company Stock Options to be listed on The Nasdaq National Market and such exchanges as Parent shall determine.

SECTION 2.05 Reserved.

SECTION 2.06 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who have demanded and perfected appraisal rights for such Shares in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the applicable Parent Common Shares and cash. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Shares held by stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their right to appraisal of such Shares under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the amount of cash, without any interest thereon, and number of Parent Common Shares (and dividends or other distributions pursuant to Section 2.02(c), if any) to which such holder is entitled pursuant to Section 2.01 and cash in lieu of fractional shares, without any interest thereon, to which such holder is entitled pursuant to Section 2.02(e), upon the surrender, in the manner provided in Section 2.02, of the corresponding Certificate.

(b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as of the date of this Agreement that the statements contained in this Article III are true and correct, subject to the exceptions set forth in the disclosure letter delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement dated as of the date of this Agreement and certified by a duly authorized officer of the Company (the “Company Disclosure Letter”). The Company Disclosure Letter shall be arranged according to specific sections in this Article III and shall provide exceptions to, or otherwise qualify in reasonable detail, only the corresponding section in this Article III and any other section in this Article III where it is reasonably clear, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is intended to apply to such other section.

SECTION 3.01 Organization and Qualification; Subsidiaries.

(a) Section 3.01(a) of the Company Disclosure Letter sets forth the jurisdiction of incorporation or organization of each of the Company and each subsidiary of the Company (collectively, the “Company Subsidiaries”). Each of the Company and the Company Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of such incorporation and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such governmental approvals has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below). Each of the Company and the Company Subsidiaries is duly qualified or licensed as a foreign corporation or organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The term “Company Material Adverse Effect” means any changes in or effects on the business of the Company or any Company Subsidiary that, individually or in the aggregate are, or would reasonably be expected to be, materially adverse to (A) the business, financial condition, assets (tangible or intangible) and liabilities (including contingent liabilities) considered as a whole or results of operations of the Company and the Company Subsidiaries, taken as a whole or (B) the ability of the Company to perform its obligations hereunder and consummate the Merger; provided, however, in no event shall any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) any changes affecting the industry in which the Company and the Company Subsidiaries operate that do not have a disproportionate impact in any material respect on the Company and the Company Subsidiaries, taken as a whole, (ii) any changes in general economic conditions or the capital markets that do not disproportionately impact in any material respect the Company and the Company Subsidiaries, taken as a whole, (iii) in and of itself, any change in the market price or trading volume of Company Common Stock, (iv) in and of itself, a failure by the Company to meet the revenue or earnings predictions of equity analysts for any period ending (or for which earnings are released) on or after the date of this Agreement and prior to the Closing Date, (v) the taking of any action required by this Agreement or to which Parent has given its written consent, (vi) any changes or effects to the extent attributable to the announcement or the pendency of the transactions contemplated hereby, including disruption or loss of customer, business partner, supplier or employee relationships (provided that the exception in this clause (vi) shall not be used to excuse a breach of a representation or warranty of the Company contained in this Agreement that arises from the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement) or (vii) any changes or effects resulting from the actions of Parent or the Parent Subsidiaries. With respect to clauses (i) and (ii) of this paragraph (a), in determining whether any change has had a disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, such impact shall be considered in the context of the impact incurred on comparable products and services and the businesses directly related thereto. With respect to clauses (iii) and (iv) of this paragraph (a), the term “in and of itself” means that the parties acknowledge that (A) the exception set forth in clauses (iii) and (iv) is not intended to prohibit Parent from claiming that any change, event or condition that causes such changes in the market price or trading volume of Company Common Stock or such failure to meet predictions constitutes a Company Material Adverse Effect, and (B) any, directly or indirectly, related change in the trading price of Company Common Stock on The Nasdaq National Market should not independently be used to judge the materiality of any such change, event or condition.

(b) Neither the Company nor any Company Subsidiary directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than the Company Subsidiaries in the case of the Company) that is or would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

SECTION 3.02 Certificate of Incorporation and Bylaws. The Company has heretofore made available to Parent a complete and correct copy of the Certificate of Incorporation and Bylaws of the Company, each as amended to the date of this Agreement. Such Certificate of Incorporation and Bylaws are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its Certificate of Incorporation or Bylaws (or equivalent organizational documents).

SECTION 3.03 Capitalization.

(a) The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of the date of this Agreement, (i) 42,265,987 shares of Company Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (ii) 145,564 shares of Company Common Stock and no shares of Company Preferred Stock are held in the treasury of the Company, (iii) no shares of Company Common Stock or Company Preferred Stock are held by Company Subsidiaries and (iv) no shares of Company Preferred Stock are issued and outstanding. Each outstanding share of stock or other equity interest of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share or other equity interest owned by the Company or another Company Subsidiary is free and clear of all liens, security interests, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever. The Company directly owns 100% of the issued and outstanding capital stock, and all options or other rights to acquire such capital stock, of each Company Subsidiary.

(b) The Company has duly reserved 7,000 shares of Company Common Stock for future issuance pursuant to the 1996 Plan, of which options to purchase 7,000 shares of Company Common Stock are outstanding as of the date of this Agreement, 13,154,183 shares of Company Common Stock for future issuance pursuant to the Stock Incentive Plan, of which options to purchase 10,391,746 shares of Company Common Stock are outstanding as of the date of this Agreement, and 2,482,760 shares of Company Common Stock for issuance to employees pursuant to the Equity Incentive Plan, of which options to purchase 2,235,444 shares of Company Common Stock are outstanding as of the date of this Agreement. The Company has provided to Parent a report dated as of December 31, 2003 that sets forth with respect to each Company Stock Option that is outstanding as of such date: (i) the name of the holder of such Company Stock Option; (ii) the total number of shares of Company Common Stock that was originally subject to such Company Stock Option, (iii) the number of shares of Company Common Stock that remain subject to such Company Stock Option; (iv) the date on which such Company Stock Option was granted, (v) the term of such Company Stock Option; (vi) the vesting schedule for such Company Stock Option; (vii) the vesting commencement date for such Company Stock Option; (viii) the exercise price per share of Company Common Stock purchasable under such Company Stock Option; and (ix) whether such Company Stock Option has been designated an “incentive stock option” as defined in section 422 of the Code. Section 3.03 of the Company Disclosure Letter sets forth a list of all Company Stock Options granted after December 31, 2003 through the date of this Agreement. No Company Stock Option will by its terms require an adjustment in connection with the Merger, except as contemplated by this Agreement. Neither the consummation of the transactions contemplated by this Agreement, nor any action taken or to be taken by the Company in connection with such transactions, will result in (i) any acceleration of exercisability or vesting (including, without limiting the foregoing, any right to acceleration of vesting that is contingent upon the occurrence of a subsequent event) in favor of any optionee under any Company Stock Option; (ii) any additional benefits for any optionee under any Company Stock Option; or (iii) the inability of Parent after the Effective Time to exercise any right or benefit held by the Company prior to the Effective Time with respect to any Company Stock Option assumed by Parent or any shares of Company Common Stock previously issued upon exercise of a Company Stock Option, including, without limitation, the right to repurchase an optionee’s unvested shares on termination of such optionee’s employment. The assumption by Parent of the Company Stock Option Plans and the Company Stock Options in accordance with Section 2.04 hereunder will not give rise to any event described in clauses (i) through (iii) of the immediately preceding sentence.

(c) The Company has duly reserved 1,400,000 shares of Company Common Stock for future issuance pursuant to the exercise of warrants to acquire Company Common Stock (“Warrants”). Section 3.03(c) of the Company Disclosure Letter sets forth, with respect to each Warrant issued to any person: (i) the name of the holder of such Warrant; (ii) the total number of shares of Company Common Stock that are subject to such Warrant; (iii) the total number of shares of Company Common Stock with respect to which such Warrant is immediately exercisable; (iv) the exercise price per share of Company Common Stock issuable under such Warrant; (v) whether such Warrant is subject to vesting and, if so, the conditions of such vesting; and (vi) the term of such Warrant.

(d) Except (i) for shares of Company Common Stock reserved for issuance under the Company Purchase Plan, the Company Stock Option Plans and pursuant to the exercise of Warrants and (ii) as provided in the Rights Plan (as defined in Section 3.27), there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of its capital stock or other equity interests. The Company has no stockholders’ rights plan or similar plan in effect other than the Rights Plan. All shares of Company Common Stock so subject to issuance, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of the Company or any Company Subsidiary. Each holder of a Company Stock Option or Warrant has been or will be given, or shall have properly waived, any required notice of the Merger prior thereto, and all such rights of notice will terminate at or prior to the Effective Time.

(e) All of the securities sold or issued by the Company and each Company Subsidiary have been sold or issued in compliance with the requirements of the federal securities laws and any other applicable securities laws.

(f) There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party (i) relating to voting, registration or disposition of any shares of capital stock of the Company or any Company Subsidiary; (ii) granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the board of directors of the Company or any Company Subsidiary; or (iii) granting to any person or group of persons information rights.

SECTION 3.04 Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, and, subject to obtaining the necessary approvals of the Company’s stockholders, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions so contemplated (other than with respect to approval of the Merger and adoption of this Agreement by the Company’s stockholders by the affirmative vote of a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”), and the filing and acceptance of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

SECTION 3.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Company or any equivalent organizational documents of any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.05(b) have been obtained and all filings and obligations described in Section 3.05(b) have been made or complied with, conflict with or violate any foreign or domestic (federal, state or local) law, statute, ordinance, writ, rule, regulation, order, injunction, judgment or decree (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, trigger or change any rights or obligations under, or require any payment under, or result in the creation of a lien, claim, security interest or other charge or encumbrance on any property or asset of the Company or any

Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which any asset of the Company or any Company Subsidiary is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, order, authorization, registration or permit of, or filing with or notification to, any domestic, foreign or supranational governmental, regulatory or administrative authority, agency or commission, any court, tribunal, or arbitral body, or any quasi-governmental or private body exercising regulatory, taxing, importing or other governmental authority (a “Governmental Entity”), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), state securities or “blue sky” laws (“Blue Sky Laws”), The Nasdaq National Market, state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), any filings under similar competition or merger notification laws or regulations of foreign Governmental Entities and the filing and recordation of the Certificate of Merger as required by the DGCL, and (ii) for such other consents, approvals, orders, authorizations, registrations, permits, filings or notifications, which if not obtained or made would not reasonably be expected to be material to the Company or Parent or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

SECTION 3.06 Permits; Compliance.

(a) Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any Company Subsidiary to own, lease and operate its material properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have any such Company Permit would not reasonably be expected to have a Company Material Adverse Effect.

(b) Neither the Company nor any Company Subsidiary is in conflict in any material respect with, or in default or violation in any material respect of, (i) any material Law applicable to the Company or any Company Subsidiary or by which any material property or asset of the Company or any Company Subsidiary is bound or affected, (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any material property or asset of the Company or any Company Subsidiary is bound or affected or (iii) any Company Permits.

SECTION 3.07 SEC Filings; Financial Statements.

(a) The Company has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2001 (collectively, the “Company SEC Reports”). As of the respective dates they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing), (i) each Company SEC Report complied in all material respects with the requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”) or the Exchange Act, as the case may be, and (ii) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is required to file any form, report or other document with the SEC or any similar Governmental Entity.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports (the “Company Financial Statements”) was prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each presents fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect). The most recent balance sheet of the Company contained in the Company SEC Reports as of September 30, 2003 is hereinafter referred to as the “Company Balance Sheet”.

(c) The Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments that previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

(d) The Company has established and maintained (i) disclosure controls and procedures (as defined in Rule 13a-15 promulgated under the Exchange Act) and (ii) internal controls over financial reporting (as defined in Rule 13a-15 promulgated under the Exchange Act). To Company’s knowledge, (i) such disclosure controls and procedures are effective to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s senior management by others within those entities, particularly during the period when the Company’s periodic reports to which such information relates are required to be prepared, (ii) such internal controls over financial reporting provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, (iii) there are no significant deficiencies or material weaknesses in the design or operation of Company’s internal controls which could adversely affect Company’s ability to record, process, summarize and report financial data and (iv) there is no fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls. Section 3.07(d) of the Company Disclosure Letter lists, and the Company has made available to Parent, complete and correct copies of, all formally written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. As used in this Section 3.07, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

SECTION 3.08 Undisclosed Liabilities. Except for (a) liabilities that are fully reflected or reserved against on the Company Balance Sheet, or in the notes thereto, and (b) liabilities incurred in the ordinary course of business consistent with past practice, since the date of the Company Balance Sheet, neither the Company nor any Company Subsidiary has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that would be material to the business, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole.

SECTION 3.09 Absence of Certain Changes or Events. Since December 31, 2002, each of the Company and the Company Subsidiaries has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been any:

(a) Company Material Adverse Effect;

(b) amendment or any other change to the Certificate of Incorporation or Bylaws or equivalent organizational documents of the Company or any Company Subsidiary;

(c) sale, pledge, lease, license, disposition, grant, encumbrance, or authorization for any sale, pledge, lease, license, disposition, grant or encumbrance, of any material assets of the Company or any Company Subsidiary, including, without limitation, any Intellectual Property (as defined below) of the Company or any Company Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

(d) authorization, declaration, set aside, dividend payment or other distribution, payable in cash, stock, property or otherwise, with respect to any of the capital stock of the Company or any Company Subsidiary;

(e) reclassification, combination, split, subdivision or redemption, purchase or other acquisition, directly or indirectly, of any of the capital stock of the Company or any Company Subsidiary;

(f) acquisition (including, without limitation, by merger, consolidation, or acquisition of stock or assets) of any interest in any corporation, partnership, other business organization or any division thereof or any assets, other than acquisitions of assets for consideration which is not, in the aggregate, in excess of $2,000,000;

(g) incurrence of any indebtedness for borrowed money or issuance of any debt securities or assumption, guarantee or endorsement of the obligations of any person, or any loans or advances made, except for (i) indebtedness incurred in the ordinary course of business and consistent with past practice and (ii) other indebtedness with a maturity of not more than one year in a principal amount not, in the case of both (i) and (ii) in the aggregate, in excess of $1,000,000;

(h) waiver of any stock repurchase rights, acceleration, amendment or change in the period of exercisability of options or restricted stock, or the repricing of options granted under the Company Stock Option Plans or authorization of cash payments in exchange for any options granted under any such plans;

(i) increase in, or agreement to increase, the compensation (including base salary, target bonus and other compensation) payable or to become payable to its officers or employees, except for increases in accordance with past practices, or the grant of any rights to severance or termination pay to, or the entering into of any employment, consulting, termination, indemnification or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiary, or the establishment, adoption, entering into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; provided, however, that the foregoing provisions of this subsection shall not apply to any amendments to employee benefits plans described in section 3(3) of the Employee Retirement Security Act of 1974, as amended (“ERISA”) that may be required by law;

(j) action to make or change any material Tax (as defined in Section 3.16 below) or material accounting election, change any annual accounting period, adopt or change any accounting method (other than as required by GAAP), file any amended Tax Return (as defined in Section 3.16 below) which amends the Tax Return in any material respect, enter into any closing agreement, settle any material Tax claim or assessment relating to the Company or any Company Subsidiary, surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any Company Subsidiary, or take any other action or omit to take any action that would have the effect of increasing the Tax liability, in any material respect, of the Company or any Company Subsidiary or Parent;

(k) action taken, other than as required by GAAP or by the SEC, with respect to accounting principles or procedures, including, without limitation, any revaluation of assets;

(l) acceleration (or grant of any right to acceleration, whether or not contingent), amendment or change in the period of exercisability or the vesting schedule of restricted stock or options granted under any option plan, employee stock plan or agreements or authorization of cash payments in exchange for any Company Stock Options granted under any of such plans, except as specifically required by the terms of such plans or any such agreements or any related agreements in effect as of the date of this Agreement and disclosed in the Company Disclosure Letter;

(m) (i) sale, assignment, lease, termination, abandonment, transfer, authorization to encumber or to otherwise dispose of or grant of any security interest in and to any item of the Company Intellectual Property, in whole or in part, (ii) grant of any license with respect to any Company Intellectual Property, other than license of Company software to customers of the Company or any Company Subsidiary to whom the Company or any Company Subsidiary licenses such Company software in the ordinary course of business, (iii) development, creation or invention of any Intellectual Property jointly with any third party, or (iv) disclosure, or authorization for disclosure, of any confidential Company Intellectual Property, unless such Company Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof; or

(n) any authorization, agreement or commitment by the Company or any Company Subsidiary to do any of the things described in this Section 3.09.

SECTION 3.10 Absence of Litigation. There is no litigation, suit, claim, action, proceeding or investigation (“Legal Proceeding”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, before any court, arbitrator or Governmental Entity, domestic or foreign, that (i) would reasonably be expected to, individually or in the aggregate, materially affect the operations of the Company as currently conducted or result in damages or an award in excess of $500,000 or (ii) seeks to delay or prevent the consummation of the Merger or any other material transaction contemplated by this Agreement. None of the Company, the Company Subsidiaries, or the directors and officers of the Company and the Company Subsidiaries in their capacity as such, nor any material property or asset of the Company or any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity or arbitrator. As of the date of this Agreement, neither the Company nor any Company Subsidiary has commenced, with the assistance of external legal counsel, actions that are reasonably likely to result in the Company or any Company Subsidiary initiating any litigation, arbitration or other proceeding involving material rights of the Company or any Company Subsidiary against any third party.

SECTION 3.11 Employee Benefit Plans; Labor Matters.

(a) Schedule 3.11(a) of the Company Disclosure Letter lists (i) all employee benefit plans (as defined in section 3(3) of ERISA) and all bonus, stock option, stock purchase, stock appreciation right, restricted stock, phantom stock, incentive, deferred compensation, executive compensation, cafeteria benefit, dependent care, director or employee loan, fringe benefit, sabbatical, retiree medical or life insurance, disability, supplemental retirement, employment, severance, termination pay or other benefit plans, programs or arrangements, including (without limitation) any arrangements that contain change of control or vesting acceleration provisions, whether legally enforceable or not, to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Company Subsidiary, (ii) each employee benefit plan for which the Company or any Company Subsidiary could incur liability under section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any Company Subsidiary could incur liability under section 4212(c) of ERISA, and (iv) any contracts, arrangements or understandings between the Company or any Company Subsidiary and any employee or former employee of the Company or any Company Subsidiary including, without limitation, any contracts, arrangements or understandings relating to a sale of the Company (collectively, the “Company Benefit Plans”).

(b) Each Company Benefit Plan is in writing and the Company has made available to Parent a true and complete copy of each Company Benefit Plan and will furnish to Parent upon request a true and complete copy of each material document, if any, prepared in connection with each such Company Benefit Plan, including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three (3) most recent annual reports (Form 5500 series and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Benefit Plan, (iv) the most recently received IRS determination letter for each such Company Benefit Plan, if such plan is intended to qualify under Section 401 of the Code, (v) any actuarial report and financial statement in connection with each such Company Benefit Plan for the three most recent plan years, (vi) any correspondence with the IRS or the Department of Labor with respect to each such Company Benefit Plan and (vii) each form of notice of grant or stock option agreement used to document Company Stock Options. There are no other employee benefit plans, programs, arrangements or agreements, whether formal or informal, whether in writing or not, to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has express or implied commitment, whether legally enforceable or not, (x) to create, incur liability with respect to, or cause to exist, any other employee benefit plan, program or arrangement, (y) to enter into any contract or agreement to provide compensation or benefits to any individual, or (z) to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(c) None of the Company Benefit Plans is a multiemployer plan (within the meaning of section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or a single employer pension plan (within the meaning of section 4001(a)(15) of ERISA) for which the Company or any Company Subsidiary could incur liability under section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). None of the Company Benefit Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Company Subsidiary other than procedures intended to comply with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Each of the Company Benefit Plans is subject only to the Laws of the United States or a political subdivision thereof.

(d) None of the Company Benefit Plans provides for the payment of separation, severance, termination or similar-type benefits to any person or obligates the Company or any Company Subsidiary to pay separation, severance, termination or similar benefits solely or partially as a result of any transaction contemplated by this Agreement or as a result of a “change in ownership or control,” within the meaning of such term under section 280G of the Code. No amounts payable under the Company Benefit Plans solely as a result of the consummation of the transactions contemplated by this Agreement will fail to be deductible for federal income tax purposes by virtue of section 280G of the Code. There is no agreement, contract or arrangement to which the Company is a party that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of sections 280G (as determined without regard to section 280G(b)(4)), 162 (other than 162(a)) or 404 of the Code. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or together with another event, will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, forgiveness of indebtedness or otherwise) becoming due under any Company Benefit Plan, (ii) increase any benefits otherwise payable or other obligations under any Company Benefit Plan or other arrangement, (iii) result in the acceleration of the time of payment, vesting or funding of any benefits including, but not limited to, the acceleration of the vesting and exercisability of any Company Stock Options, or (iv) affect in any material respects any Company Benefit Plan’s current treatment under any Laws including any tax or social contribution law. No Company Benefit Plan provides or reflects or represents any liability to provide retiree health to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any Company Subsidiary has represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other person that such employee(s) or other person would be provided with retiree health, except to the extent required by statute.

(e) Each Company Benefit Plan is now and always has been operated in accordance in all material respects with its terms and the requirements of all applicable Laws, regulations and rules promulgated thereunder including, without limitation, ERISA, COBRA, the Family Medical Leave Act of 1993, as

amended (“FMLA”), and the Code. The Company and each Company Subsidiary has performed in all material respects all obligations required to be performed by it under, is not in any material respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any Company Benefit Plan. No action, claim or proceeding is pending or, to the knowledge of the Company, threatened with respect to any Company Benefit Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could give rise to any such action, claim or proceeding. Neither the Company nor any person that is a member of the same controlled group as the Company or under common control with the Company within the meaning of section 414 of the Code (each, an “ERISA Affiliate”) is subject to any penalty or tax with respect to any Company Benefit Plan under section 402(i) of ERISA or sections 4975 through 4980 of the Code. Each Company Benefit Plan can be amended, terminated or otherwise discontinued as of or after the Effective Time, without material liability to Parent, the Company or any of its ERISA Affiliates (other than ordinary administration expenses). Neither the Company nor any Company Subsidiary nor any affiliate has, prior to the Effective Time and in any material respect, violated any of the healthcare continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state Law applicable to its employees.

(f) Each Company Benefit Plan intended to qualify under section 401(a) or section 401(k) of the Code and each trust intended to qualify under section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Company Benefit Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, and, to the knowledge of the Company, no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Benefit Plan.

(g) Neither the Company nor any Company Subsidiary or ERISA Affiliate has any accumulated funding deficiency under section 412 of the Code or has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and, to the knowledge of the Company, no fact or event exists which could give rise to any such liability.

(h) Neither the Company nor any Subsidiary has, since January 1, 1998, terminated, suspended, discontinued contributions to or withdrawn from any employee pension benefit plan, as defined in section 3(2) of ERISA, including, without limitation, any multiemployer plan, as defined in section 3(37) of ERISA. All contributions, premiums or payments required to be made or accrued with respect to any Company Benefit Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Entity and, to the knowledge of the Company, no fact or event exists which could give rise to any such challenge or disallowance.

(i) (A) Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Company Subsidiary or in the Company’s or any Company Subsidiary’s business, and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company or any Company Subsidiary; (B) there are no controversies, strikes, slowdowns or work stoppages pending or, to the knowledge of the Company after reasonable due inquiry, threatened between the Company or any Company Subsidiary and any of its employees, and neither the Company nor any Company Subsidiary has experienced any such controversy, strike, slowdown or work stoppage within the past three years; (C) neither the Company nor any Company Subsidiary has breached or otherwise failed to comply with the provisions of any collective bargaining or union contract and there are no grievances outstanding against the Company or any Company Subsidiary under any such agreement or; (D) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board or any other Governmental Entity or any current union representation questions involving employees of the Company or any Company Subsidiary; (E) the Company and each Company Subsidiary is currently in compliance in all material respects with all applicable Laws relating to the employment of labor, including, without limitation, those related to wages, hours, worker classification, collective bargaining and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Entity and has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of the Company or any Company Subsidiary and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing; (F) the Company and each Company Subsidiary has paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (G) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the knowledge of the Company, threatened before any Governmental Entity with respect to any persons currently or formerly employed by the Company or any Company Subsidiary; (H) neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices; (I) there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or, to the knowledge of the Company, threatened with respect to the Company or any Company Subsidiary; and (J) there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the knowledge of the Company, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Entity with respect to the Company or any Company Subsidiary.

(j) Section 3.11(j) of the Company Disclosure Letter accurately sets forth the name and title of each employee of the Company with the title of vice president or higher.

SECTION 3.12 Contracts. Neither the Company nor any Company Subsidiary is a party to, or is bound by, any:

(a) employment, consulting, termination or severance agreement, contract or commitment with any officer or other employee with the title of vice president or higher or any member of the Company’s Board of Directors;

(b) agreement, contract or commitment that restricts or purports to restrict the right of the Company or any Company Subsidiary to engage in any line of business, acquire any property, develop or distribute any product or provide any service (including geographic restrictions) or to compete with any person or granting any exclusive distribution rights, in any market, field or territory;

(c) agreement, contract or commitment (i) relating to the disposition or acquisition by the Company or any Company Subsidiary of assets not in the ordinary course of business, (ii) relating to the acquisition by the Company or any Company Subsidiary of any other entity, whether by means of merger, consolidation, purchase of assets or otherwise, or (iii) pursuant to which the Company or any Company Subsidiary has any ownership interest in any corporation, partnership, joint venture or other business enterprise (other than the Company Subsidiaries) that is material to the Company’s business as currently conducted;

(d) joint venture, stockholder, partnership or other agreement relating to any equity ownership or profit interest;

(e) distributor, reseller or dealer agreement for the Company’s products or services;

(f) contract relating to any outstanding commitment for capital expenditures in excess of $500,000;

(g) indenture, mortgage, promissory note, loan agreement, credit agreement, security agreement, guarantee of borrowed money or other agreement or instrument relating to the borrowing of money or extension of credit in excess of $250,000;

(h) off-balance sheet arrangement (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Exchange Act);

(i) contractual obligation (as defined in Item 303(a)(5)(ii) of Regulation S-K) of the Company or any Company Subsidiary that involves or would reasonably be expected to involve payments of more than $200,000 over the term of the contract;

(j) contract providing for an “earn-out” or other contingent payment by the Company or any Company Subsidiary that involves or would reasonably be expected to involve more than $300,000 over the term of the contract;

(k) contract providing for the indemnification of any officer, director, employee or independent contractor of the Company;

(l) contract providing for any obligation of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person;

(m) other than customer contracts entered into in the ordinary course of business, other agreement, contract, license or commitment that is material to the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted; or

(n) customer contract that involves or would reasonably be expected to involve payments of more than $1,000,000 during calendar year 2004.

Neither the Company nor any Company Subsidiary, nor to the Company’s knowledge any other party to a Company Contract (as defined below), is in breach or violation of or default under in any material respect (nor does there exist any condition which with the passage of time or giving of notice or both would result in such a material breach, violation or default), and neither the Company nor any Company Subsidiary has received written notice that it has breached, violated or defaulted under in any material respect, any of the material terms or conditions of any of the agreements, contracts or commitments to which the Company or any Company Subsidiary is a party or by which it is bound that (A) are required to be disclosed in the Company Disclosure Letter pursuant to clauses (a) through (m) above or (B) are required to be filed with any Company SEC Report (any such agreement, contract or commitment, a “Company Contract”). Each Company Contract is valid and binding in all material respects on the Company or Company Subsidiary and, to the knowledge of the Company, on the other parties thereto and is in full force and effect except to the extent they have previously expired in accordance with their terms. The execution and delivery by the Company of this Agreement do not, and the performance of this Agreement, including the consummation of the transactions contemplated hereunder, will not, (x) permit any other party to any Company Contract to cancel or terminate such Company Contract or trigger, accelerate or change any rights or obligations under such Company Contract or constitute a breach, violation or default by the Company or any Company Subsidiary under such Company Contract or (y) result in the release, disclosure or delivery to any third party of any Company Intellectual Property. The Company has delivered or made available to Parent accurate and complete copies of all Company Contracts, including all amendments thereto.

SECTION 3.13 Environmental Matters.

(a) The Company and the Company Subsidiaries (i) are in compliance in all material respects with all applicable Environmental Laws (as defined below), (ii) hold all material Environmental Permits (as defined below) and (iii) are in compliance in all material respects with their respective Environmental Permits.

(b) Neither the Company nor any of the Company Subsidiaries has released, and to their knowledge no other person has released, Hazardous Materials (as defined below) in any amount that could reasonably be required to be remediated under applicable Environmental Laws (as defined below) on any real property owned or leased by the Company or the Company Subsidiaries or, during their ownership or occupancy of such property, on any property formerly owned or leased by the Company or any Company Subsidiary.

(c) Neither the Company nor any Company Subsidiary has received any written request for information, or been notified that it is a potentially responsible party, under CERCLA (as defined below), or any similar Law of any state, locality or any other jurisdiction.

(d) Neither the Company nor any Company Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto.

(e) None of the real property currently or formerly owned or leased by the Company or any Company Subsidiary is listed or, to the knowledge of the Company, proposed for listing on the “National Priorities List” under CERCLA, as updated through the date of this Agreement, or any similar list of sites in the United States or any other jurisdiction requiring investigation or cleanup.

For purposes of this Agreement:

“CERCLA” means the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

“Environmental Laws” means any federal, state or local statute, law, ordinance, regulation, rule, code or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, as in effect as of the date of this Agreement.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Hazardous Materials” means (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

SECTION 3.14 Title to Properties; Absence of Liens and Encumbrances.

(a) Neither the Company nor any of the Company Subsidiaries owns any real property. Section 3.14(a) of the Company Disclosure Letter lists all real property leases to which the Company or any Company Subsidiary is a party and each amendment thereto. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and, to the Company’s knowledge, there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a material claim.

(b) Each of the Company and the Company Subsidiaries has good and valid title to, or, in the case of leased properties, valid leasehold interests in, all of its material tangible personal property, used or held for use in its business, free and clear of any liens, pledges, charges, claims, security interests or other encumbrances of any sort (“Liens”) except for Liens (i) imposed by Law in respect of obligations not yet due that are owed in respect of taxes or which otherwise are owed to carriers, warehouse persons or laborers, (ii) reflected in the financial statements contained in the Company SEC Reports and (iii) which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present or contemplated use, of the property subject thereto or affected thereby.

SECTION 3.15 Intellectual Property.

(a) The Company and the Company Subsidiaries each own or are licensed to use, and in any event possess sufficient and legally enforceable rights with respect to, all Company Intellectual Property (as defined below) relevant to their respective businesses as currently conducted, except to the extent that the failure to have such rights has not had and would not reasonably be expected to have a Company Material Adverse Effect and except for such items as have yet to be conceived or developed or that may reasonably be expected to be available for licensing on reasonable terms from third parties. With respect to patent rights, moral rights and Mark rights, the representations and warranties of this Section 3.15(a) are made only to the Company’s and the Company Subsidiaries’ knowledge.

(b) Since December 31, 2002 and prior to the date of this Agreement, there has been no sale, assignment, lease, termination, abandonment, transfer, authorization to encumber or to otherwise dispose of or grant of any security interest in and to any item of Company Intellectual Property (as defined below), in whole or in part, except for such sales, assignments, leases, terminations, abandonments, transfers, authorizations to encumber or dispose of or grants of security interests that would not reasonably be expected to have a Company Material Adverse Effect.

(c) “Intellectual Property” means (i) names, trade and service marks, logos, domains, URLs, addresses and other designations (“Marks”); inventions (whether or not patentable); works of authorship; mask works; data; technology, know-how, trade secrets, ideas and information; designs; formulas; algorithms; methods; processes; schematics; computer software (in source code and/or object code form); and all other intellectual property of any sort and (ii) patent rights; Mark rights; copyrights; mask work rights; sui generis database rights; trade secret rights; moral rights; and all other intellectual and industrial property rights of any sort throughout the world, and all applications, registrations, issuances and the like with respect thereto. “Company Intellectual Property” means all Intellectual Property that is used, exercised, or exploited (“Used”) in or necessary for any business of the Company or any Company Subsidiary.

(d) The Company and the Company Subsidiaries have taken all necessary and appropriate steps to protect and preserve the confidentiality of trade secrets or other confidential and proprietary know-how, ideas and information Used or necessary for any business of the Company or any Company Subsidiary (“Company Confidential Information”). All use by and disclosure to employees or others of Company Confidential Information has been pursuant to the terms of valid and binding written confidentiality and nonuse/restricted-use agreements.

(e) Each current and former employee and contractor (if such contractor has provided development services) of the Company or any Company Subsidiary has executed and delivered (and to the Company’s and the Company Subsidiaries’ knowledge, is in compliance with) an agreement (A) (i) in the case of any employee that has been designated by the Company with a “Band 7” or higher designation, or “manager” or higher designation, or any employee in a product development or product management group that has been designated by the Company as “Band 4” or higher, in substantially the form of the Company’s standard Non-Competition and Confidentiality Agreement, (ii) in the case of any other employee, in substantially the form of the Company’s standard Confidentiality Agreement, or (iii) or in the case of a contractor providing development services, in substantially the form of the Company’s standard Consulting Agreement and (B) providing valid written assignments to the Company or such Company Subsidiary of all title and rights to any Company Intellectual Property conceived or developed thereunder but not already owned by the Company or a Company Subsidiary by operation of Law) where the failure to provide such assignments could reasonably be expected to have a Company Material Adverse Effect.

(f) Since December 31, 2002, none of the Company or any of the Company Subsidiaries has received any communication alleging or suggesting that or questioning whether the Company or any Company

Subsidiary has been or may be engaged in, liable for or contributing to any infringement of any third party Intellectual Property that would have a Company Material Adverse Effect, nor does the Company or any Company Subsidiary have any reason to expect that any such communication will be forthcoming.

(g) None of the Company or the Company Subsidiaries is aware that any of its employees or contractors is obligated under any agreement, judgment, decree, order or otherwise (an “Employee Obligation”) that would reasonably be expected to interfere with or conflict with any of the businesses of the Company and the Company Subsidiaries as currently conducted. Neither the execution nor delivery of this Agreement nor the conduct of the Company’s business as currently conducted, will, to the Company’s or any Company Subsidiary’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Employee Obligation. To each of the Company’s and the Company Subsidiaries’ knowledge, none of the Company or any of the Company Subsidiaries is Using, and it will not be necessary to Use, (i) any Intellectual Property of any of their past or present employees or contractors made prior to or outside the scope of their employment by the Company or such Company Subsidiary or (ii) any trade secrets of any former employer of any such person. There is, to the knowledge of the Company and the Company Subsidiaries, no unauthorized Use, disclosure, or infringement of any Company Intellectual Property by any employee or former employee or former consultant of the Company or any of the Company Subsidiaries.

SECTION 3.16 Taxes.

(a) All material Tax (as defined below) returns, statements, reports, declarations and other forms and documents (including, without limitation, estimated Tax returns and reports and material information returns and reports) required to be filed with any Tax Authority (as defined below) with respect to any Taxable (as defined below) period ending on or before the Closing, by or on behalf of the Company (collectively, “Tax Returns” and individually a “Tax Return”), have been or will be completed and filed when due (including any extensions of such due date) and all amounts shown due on such Tax Returns on or before the Effective Time have been or will be paid on or before such date. Except to the extent that an appropriate reserve for Taxes has been established on the Company Financial Statements, all information included on such Tax Returns is correct and complete. The Company Financial Statements contained in the Company SEC Reports fully accrue all actual and contingent liabilities for Taxes (as defined below) with respect to all periods through the date of the Company Balance Sheet. All information set forth in the notes to the Company Financial Statements relating to Tax matters is correct and complete in all material respects. No material Tax liability since the date of the Company Balance Sheet has been incurred by the Company other than in the ordinary course of business and adequate provision has been made by the Company for all Taxes since that date in accordance with GAAP on at least a quarterly basis.

(b) The Company has withheld and paid to the applicable financial institution or Tax Authority all material amounts required to be so withheld and paid. The Company (or any member of any affiliated or combined group of which the Company has been a member) has not granted any extension or waiver of the limitation period applicable to any Tax Returns that is still in effect and there is no material claim, audit, action, suit, proceeding, or (to the knowledge of the Company) investigation now pending or threatened against or with respect to the Company in respect of any Tax or assessment. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company. The Company has never been a member of an affiliated group of corporations, within the meaning of section 1504 of the Code. The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (whether written or unwritten or arising under operation of federal Law as a result of being a member of a group filing consolidated Tax Returns, under operation of certain state Laws as a result of being a member of a unitary group, or under comparable Laws of other states or foreign jurisdictions) which includes a party other than the Company nor does the Company owe any amount under any such agreement. The Company is not, and has not been, a United States real property holding corporation (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c)(1)(A)(ii) of the Code. Other than by reason of the Merger, the Company has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to section 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events or accounting methods employed prior to the Merger. The Company has not entered into any transaction that constitutes a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(c) For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes including, without limitation, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (a “Tax Authority”), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period or as the result of being a transferee or successor thereof and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person. As used in this Section 3.16, the term “the Company” means the Company and any entity included in, or required under GAAP to be included in, any of the Company Financial Statements.

SECTION 3.17 Status as a Reorganization. To the knowledge of the Company, neither the Company nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of section 368(a) of the Code or that would prevent the Alternative Double Merger Transaction (as defined in Section 6.21) from qualifying for tax-free treatment (either as a reorganization as defined in Section 368(a) of the Code, a transfer to a corporation controlled by the transferor within the meaning of Section 351(a) of the Code, or a combination of both). The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or that would prevent the Alternative Double Merger Transaction from qualifying for tax-free treatment (either as a reorganization as defined in Section 368(a) of the Code, a transfer to a corporation controlled by the transferor within the meaning of Section 351(a) of the Code, or a combination of both).

SECTION 3.18 Interested Party Transactions. No director, officer or other affiliate of the Company (or any member of the immediate family of any of the foregoing persons) has or has had, directly or indirectly, (i) an economic interest in any person that has furnished or sold, or furnishes or sells, services or products that the Company or any Subsidiary furnishes or sells, or proposes to furnish or sell; (ii) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Subsidiary, any goods or services; (iii) a beneficial interest in any Contract included in Section 3.12 of the Company Disclosure Letter; or (iv) any contractual or other arrangement with the Company or any Subsidiary; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 3.18. The Company and the Company Subsidiaries have not, since September 30, 2003, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit. There are no extensions of credit maintained by the Company or any of the Company Subsidiaries to which the second sentence of Section 13(k)(1) of the Exchange Act applies. No officer or director of the Company or any Company Subsidiary has asserted any claim, charge, action or cause of action against the Company or any Company Subsidiary, except for immaterial claims for accrued vacation pay, accrued benefits under any employee benefit plan and similar matters and agreements existing on the date hereof.

SECTION 3.19 Insurance. The Company has provided or made available to Parent true, correct and complete copies of all policies of insurance to which each of the Company and the Company Subsidiaries are a party or are a beneficiary or named insured. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid and the Company is otherwise in compliance in all material respects with the terms of such policies. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

SECTION 3.20 Board Approval; Vote Required.

(a) The Board of Directors of the Company, by resolutions duly adopted by unanimous vote of those voting (who constituted all of the directors then in office) at a meeting duly called and held and not subsequently rescinded or modified in any way (the “Company Board Approval”), has duly (i) determined that this Agreement and the Merger are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the Merger and (iii) recommended that the stockholders of the Company adopt this Agreement.

(b) The only vote of the holders of any class or series of stock of the Company necessary to adopt this Agreement and the other transactions contemplated by this Agreement is the Company Stockholder Approval.

SECTION 3.21 State Takeover Statutes. The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement and the Company Voting Agreements or the consummation of the Merger or the other transactions contemplated by this Agreement. No other state takeover statute is applicable to this Agreement, the Company Voting Agreements, the Merger or the other transactions contemplated by this Agreement.

SECTION 3.22 Opinion of Financial Advisor. The Company has received the written opinion of Goldman Sachs & Co. (the “Company Financial Advisor”), dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of the Company Common Stock, taken in the aggregate, is fair from a financial point of view to such holders, a copy of which opinion will be delivered to Parent promptly after the date of this Agreement.

SECTION 3.23 Brokers. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent a true and complete copy of the agreement pursuant to which the Company Financial Advisor is entitled to fees and expenses in connection with the transactions contemplated by this Agreement.

SECTION 3.24 Customers. No customer that individually accounted for more than two percent (2%) of the Company’s consolidated gross revenues during the calendar year ended December 31, 2003 has, during the calendar year ended December 31, 2003, canceled or otherwise terminated, or made any written threat to the Company or any Company Subsidiary to cancel or otherwise terminate, its relationship with the Company or such Company Subsidiary, or decreased materially its usage of the services or products of the Company or such Company Subsidiary.

SECTION 3.25 Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or any Company Subsidiary or to which the Company or any Company Subsidiary is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice material to the Company or any Company Subsidiary, any acquisition of property by the Company or any Company Subsidiary or the conduct of business by the Company or any Company Subsidiary as currently conducted.

SECTION 3.26 No Illegal Payments Neither the Company nor any Company Subsidiary, nor any director, officer, agent employee or other person acting on behalf of the Company or any Company Subsidiary, has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act. Neither the Company nor any Company Subsidiary, nor any current director, officer, agent, employee or other person acting on behalf of the Company or any Company Subsidiary has accepted or received any unlawful contributions, payments, gifts or expenditures.

SECTION 3.27 Rights Plan. That certain Stockholder Rights Plan dated March 7, 2003, by and between the Company and American Stock Transfer & Trust Company, as Rights Agent (the “Rights Plan”) has been amended (a copy of which amendment has been provided to Parent prior to the date hereof) so that entering into this Agreement and the Company Voting Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not on the date hereof or as a result of the passage of time (i) result in any person being deemed to have become an Acquiring Person (as defined in the Rights Plan), (ii) result in the ability of any person to exercise any Company Rights under the Rights Plan, (iii) enable or require the Company Rights to separate from the Shares to which they are attached or to be triggered or become exercisable or (iv) enable the Company to exchange any Company Rights for Shares, pursuant to the Rights Plan. No Distribution Date, Stock Acquisition Date, Triggering Event (as such terms are defined in the Rights Plan) or similar event has occurred or will occur by reason of (a) the adoption, approval, execution or delivery of this Agreement and the Company Voting Agreements, (b) the public announcement of such adoption, approval, execution or delivery or (c) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

SECTION 3.28 No Misstatements. No representation or warranty made by the Company or any Company Subsidiary in this Agreement, the Company Disclosure Letter or any certificate delivered or deliverable pursuant to the terms hereof contains or will contain any untrue statement of a material fact, or omits, or will omit, when taken as a whole, any material fact, necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The Company has disclosed to Parent all material information relating to the business of the Company or any Company Subsidiary or the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as of the date of this Agreement that the statements contained in this Article IV are true and correct, subject to the exceptions set forth in the disclosure letter delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement dated as of the date of this Agreement and certified by a duly authorized officer of Parent (the “Parent Disclosure Letter”). The Parent Disclosure Letter shall be arranged according to specific sections in this Article IV and shall provide exceptions to, or otherwise qualify in reasonable detail, only the corresponding section in this Article IV and any other section in this Article IV where it is reasonably clear, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is intended to apply to such other section.

SECTION 4.01 Organization and Qualification; Subsidiaries.

(a) Section 4.01(a) of the Parent Disclosure Letter sets forth the jurisdiction of incorporation of Parent and each subsidiary of Parent (the “Parent Subsidiaries”). Each of Parent and the Parent Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of such jurisdiction and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such governmental approvals has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below). Each of Parent and the Parent Subsidiaries is duly qualified or licensed as a foreign corporation or organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The term “Parent Material Adverse Effect” means any changes in or effects on the business of Parent or any Parent Subsidiary that, individually or in the aggregate are, or would reasonably be expected to be, materially adverse to (A) the business, financial condition, assets (tangible or intangible) and liabilities (including contingent liabilities) considered as a whole or results of operations of Parent and the Parent Subsidiaries, taken as a whole or (B) the ability of Parent to perform its obligations hereunder and consummate the Merger; provided, however, in no event shall any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (i) any changes affecting the industry in which Parent and the Parent Subsidiaries operate that do not have a disproportionate impact in any material respect on the Parent and the Parent Subsidiaries, taken as a whole, (ii) any changes in general economic conditions or the capital markets that do not disproportionately impact in any material respect Parent and the Parent Subsidiaries, taken as a whole, (iii) in and of itself, any change in the market price or trading volume of Parent Common Shares, (iv) in and of itself, a failure by Parent to meet the revenue or earnings predictions of equity analysts for any period ending (or for which earnings are released) on or after the date of this Agreement and prior to the Closing Date, (v) the taking of any action required by this Agreement or to which the Company has given its written consent, (vi) any changes or effects to the extent attributable to the announcement or the pendency of the transactions contemplated hereby, including disruption or loss of customer, business partner, supplier or employee relationships (provided that the exception in this clause (vi) shall not be used to excuse a breach of a representation or warranty of Parent or Merger Sub contained in this Agreement that arises from the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement) or (vii) any changes or effects resulting from the actions of the Company or the Company Subsidiaries. With respect to clauses (i) and (ii) of this paragraph (a), in determining whether any change has had a disproportionate impact on the Parent and the Parent Subsidiaries, taken as a whole, such impact shall be considered in the context of the impact incurred on comparable products and services and the businesses directly related thereto. With respect to clauses (iii) and (iv) of this paragraph (a), the term “in and of itself” means that the parties acknowledge that (A) the exception set forth in clauses (iii) and (iv) is not intended to prohibit the Company from claiming that any change, event or condition that causes such changes in the market price or trading volume of Parent Common Shares or such failure to meet predictions constitutes a Parent Material Adverse Effect, and (B) any, directly or indirectly, related change in the trading price of Parent Common Shares on The Nasdaq National Market should not independently be used to judge the materiality of any such change, event or condition.

(b) Neither Parent nor any Parent Subsidiary directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than the Parent Subsidiaries in the case of Parent) that is or would reasonably be expected to be material to Parent and the Parent Subsidiaries, taken as a whole.

SECTION 4.02 Certificate of Incorporation and Bylaws. Parent has heretofore made available to the Company a complete and correct copy of the Certificate of Incorporation and Bylaws of Parent and Merger Sub, each as amended to the date of this Agreement. Such Certificates of Incorporation and Bylaws are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

SECTION 4.03 Capitalization.

(a) The authorized capital stock of Parent consists of (i) 1,500,000,000 Parent Common Shares, and (ii) 20,000,000 shares of preferred stock, par value $0.002 per share (the “Parent Preferred Shares”).

(b) As of January 22, 2004, (i) 279,694,467 Parent Common Shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (ii) no Parent Common Shares are held in the treasury of Parent or by Parent Subsidiaries, (iii) an aggregate of 77,786,284 Parent Common Shares are reserved for issuance pursuant to Parent’s 1996 Stock Plan, 1999 Equity Incentive Plan, 1999 Directors’ Stock Option Plan, Trading Dynamics 1998 Stock Plan, Trading Dynamics 1999 Stock Plan, Tradex Technologies, Inc. 1997 Employee Stock Option Plan, Tradex Technologies, Inc. 1999 Employee Stock Option/Stock Issuance Plan and SupplierMarket 1999 Stock Option Plan (collectively, the “Parent Stock Option Plans”), of which an aggregate of 46,811,912 shares are subject to outstanding, unexercised options, (iv) 28,000,000 Parent Common Shares are reserved for issuance pursuant to Parent’s 1999 Employee Stock Purchase Plan and International Employee Stock Purchase Plan (the “Parent Purchase Plans”), of which 19,567,856 shares are available for issuance, (v) 471,429 Parent Common Shares are reserved for issuance pursuant to the exercise of warrants listed in Section 4.03(b) of the Parent Disclosure Letter (the “Parent Warrants”) and (vi) no Parent Preferred Shares were issued or outstanding.

(c) Except for (i) options granted pursuant to the Parent Stock Option Plans, (ii) Parent Common Shares issuable upon exercise of the Parent Warrants and (iii) Parent Common Shares reserved for issuance under the Parent Purchase Plans, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or any Parent Subsidiary, or conditionally or absolutely obligating Parent or any Parent Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Parent or any Parent Subsidiary. All Parent Common Shares subject to issuance as aforesaid, upon issuance on the terms and conditions (whether conditional or absolute) specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any Parent Common Shares or any capital stock or other equity interest of Parent or any Parent Subsidiary. Each outstanding share of capital stock or other equity interest of each Parent Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share or other equity interest owned by Parent or another Parent Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Parent’s or such other Parent Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever, except where failure to own such shares free and clear would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(d) The authorized stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereof, and all of which are owned by Parent. The Parent Common Shares to be issued pursuant to the Merger in accordance with Section 2.01(a)(i) will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Parent’s Certificate of Incorporation or Bylaws or any agreement to which Parent is a party or is bound and (ii) will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky Laws.

(e) All of the securities sold or issued by Parent and each Parent Subsidiary have been sold or issued in compliance with the requirements of the federal securities laws and any other applicable securities laws.

(f) There are no stockholder agreements, voting trusts or other agreements or understandings to which Parent or any Parent Subsidiary is a party (i) relating to voting, registration or disposition of any shares of capital stock of Parent or any Parent Subsidiary; (ii) granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the board of directors of Parent or any Parent Subsidiary; or (iii) granting to any person or group of persons information rights.

SECTION 4.04 Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, and, subject to obtaining the Parent Share Issuance Stockholder Approval (as defined in Section 4.11 below), to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this

Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions so contemplated (other than the Parent Share Issuance Stockholder Approval (as defined in Section 4.11 below) and the filing and acceptance of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes legal, valid and binding obligations of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

SECTION 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or any equivalent organizational documents of any Parent Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made or complied with, conflict with or violate any Law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require any payment under, or result in the creation of a lien, claim, security interest or other charge or encumbrance on any property or asset of Parent or any Parent Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any Parent Subsidiary is a party or by which any asset of Parent or any Parent Subsidiary is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub will not, require any consent, approval, order, authorization, registration or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws, the Securities Act, The Nasdaq National Market, state takeover laws, the pre-merger notification requirements of the HSR Act, any filings under similar competition or merger notification laws or regulations of foreign Governmental Entities and the filing and recordation of the Certificate of Merger as required by the DGCL, and as set forth in Section 4.05(b) of the Parent Disclosure Letter and (ii) for such other consents, approvals, orders, authorizations, registrations, permits, filings or notifications which if not obtained or made would not reasonably be expected to be material to the Company or Parent or to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

SECTION 4.06 Permits; Compliance.

(a) Each of Parent and the Parent Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Parent or any Parent Subsidiary to own, lease and operate its material properties or to carry on its business as it is now being conducted (the “Parent Permits”), except where the failure to have any such Parent Permit would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Neither Parent nor any of the Parent Subsidiaries is in conflict in any material respect with, or in default or violation in any material respect of any Law applicable to Parent or the Parent Subsidiaries or by which any material property or asset of Parent or the Parent Subsidiaries is bound or affected.

SECTION 4.07 SEC Filings; Financial Statements.

(a) Parent has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 2001 (collectively, the “Parent SEC Reports”). As of the respective dates they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing), (i) each Parent SEC Report complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Parent Subsidiary is required to file any form, report or other document with the SEC or any similar Governmental Entity.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports (the “Parent Financial Statements”) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each presents fairly, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and the consolidated Parent Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect). The most recent balance sheet of Parent contained in the Parent SEC Reports as of September 30, 2003 is hereinafter referred to as the “Parent Balance Sheet.”

(c) Parent has heretofore furnished to the Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

(d) Parent has established and maintained (i) disclosure controls and procedures (as defined in Rule 13a-15 promulgated under the Exchange Act) and (ii) internal controls over financial reporting (as defined in Rule 13a-15 promulgated under the Exchange Act). To Parent’s knowledge, (i) such disclosure controls and procedures are effective to ensure that material information relating to Parent, including its consolidated subsidiaries, is made known to Parent’s senior management by others within those entities, particularly during the period when Parent’s periodic reports to which such information relates are required to be prepared, (ii) such internal controls over financial reporting provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, (iii) there are no significant deficiencies or material weaknesses in the design or operation of Parent’s internal controls which could adversely affect Parent’s ability to record, process, summarize and report financial data and (iv) there is no fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls. Section 4.07(d) of the Parent Disclosure Letter lists, and Parent has made available to the Company, complete and correct copies of, all formally written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. As used in this Section 4.07, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(e) Neither Parent nor any of Parent’s current or former officers or directors are the subject of an SEC investigation or enforcement action.

SECTION 4.08 Tax Matters. To the knowledge of Parent, neither Parent nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of section 368(a) of the Code or that would prevent the Alternative Double Merger Transaction (as defined in Section 6.21) from qualifying for tax-free treatment (either as a reorganization as defined in Section 368(a) of the Code, a transfer to a corporation controlled by the transferor within the meaning of Section 351(a) of the Code, or a combination of both). Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or that would prevent the Alternative Double Merger Transaction (as defined in Section 6.21) from qualifying for tax-free treatment (either as a reorganization as defined in Section 368(a) of the Code, a transfer to a corporation controlled by the transferor within the meaning of Section 351(a) of the Code, or a combination of both).

SECTION 4.09 Operations of Merger Sub. Merger Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

SECTION 4.10 Brokers. No broker, finder or investment banker (other than Morgan Stanley & Co. Incorporated “Morgan Stanley”) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

SECTION 4.11 Board Approval; Vote Required.

(a) The Board of Directors of Parent, by resolutions duly adopted by unanimous vote of those voting (who constituted all of the directors then in office) at a meeting duly called and held and not subsequently rescinded or modified in any way (the “Parent Board Approval”), has duly (i) approved this Agreement and the Merger and (ii) recommended that the stockholders of Parent approve the issuance of Parent Common Shares in connection with the Merger.

(b) The affirmative vote at the Parent Stockholders’ Meeting (as defined in Section 6.01(a) below) of a majority of the total votes cast in person or by proxy on the proposal to approve the issuance of Parent Common Shares pursuant to the Merger (the “Parent Share Issuance Stockholder Approval”) is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the transactions contemplated by this Agreement.

SECTION 4.12 Undisclosed Liabilities. Except for (a) liabilities that are fully reflected or reserved against on the Parent Balance Sheet, or in the notes thereto, and (b) liabilities incurred in the ordinary course of business consistent with past practice that are not, individually or in the aggregate, reasonably expected to have a Parent Material Adverse Effect, since the date of the Parent Balance Sheet, Parent has not incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due).

SECTION 4.13 Absence of Certain Changes or Events. Since December 31, 2002, there has not been any:

(a) Parent Material Adverse Effect;

(b) amendment or any other change to the Certificate of Incorporation or Bylaws or equivalent organizational documents of Parent or any Parent Subsidiary;

(c) authorization, declaration, set aside, dividend payment or other distribution, payable in cash, stock, property or otherwise, with respect to any of the capital stock of Parent;

(d) reclassification, combination, split, subdivision or redemption, purchase or other acquisition, directly or indirectly, of any of the capital stock of Parent or any Parent Subsidiary; or

(e) waiver of any stock repurchase rights, acceleration, amendment or change in the period of exercisability of options or restricted stock, or the repricing of options granted under the Parent Stock Option Plans or authorization of cash payments in exchange for any options granted under any such plans.

SECTION 4.14 Absence of Litigation. There is no Legal Proceeding pending or, to the knowledge of Parent or Merger Sub, threatened against Parent or any Parent Subsidiary, or any property or asset of Parent or any Parent Subsidiary, before any court, arbitrator or Governmental Entity, domestic or foreign, that (i) would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect or (ii) seeks to delay or prevent the consummation of the Merger or any other material transaction contemplated by this Agreement. Neither Parent nor any Parent Subsidiary nor any material property or asset of Parent or any Parent Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity or arbitrator that in any case would reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.15 Environmental Matters.

(a) Parent and the Parent Subsidiaries (i) are in compliance in all material respects with all applicable Environmental Laws, (ii) hold all material Environmental Permits and (iii) are in compliance in all material respects with their respective Environmental Permits.

(b) Neither Parent nor any Parent Subsidiary has released, and to their knowledge no other person has released, Hazardous Materials in any amount that could reasonably be required to be remediated under applicable Environmental Laws on any real property owned or leased by Parent or the Parent Subsidiaries or, during their ownership or occupancy of such property, on any property formerly owned or leased by Parent or the Parent Subsidiaries.

(c) Neither Parent nor any Parent Subsidiary has received any written request for information, or been notified that it is a potentially responsible party, under CERCLA, or any similar Law of any state, locality or any other jurisdiction.

(d) Neither Parent nor any Parent Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of Parent, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto.

(e) None of the real property currently or formerly owned or leased by the Parent or any Parent Subsidiary is listed or, to the knowledge of Parent, proposed for listing on the “National Priorities List” under CERCLA, as updated through the date of this Agreement, or any similar list of sites in the United States or any other jurisdiction requiring investigation or cleanup.

SECTION 4.16 Intellectual Property.

(a) Parent and the Parent Subsidiaries each own or are licensed to use, and in any event possess sufficient and legally enforceable rights with respect to, all Parent Intellectual Property (as defined below) relevant to their respective businesses as currently conducted, except to the extent that the failure to have such rights has not had and would not reasonably be expected to have a Parent Material Adverse Effect and except for such items as have yet to be conceived or developed or that may reasonably be expected to be available for licensing on reasonable terms from third parties. With respect to patent rights, moral rights and Mark rights, the representations and warranties of this Section 4.16(a) are made only to Parent’s and the Parent Subsidiaries’ knowledge.

(b) Since December 31, 2002 and prior to the date of this Agreement, there has been no sale, assignment, lease, termination, abandonment, transfer, authorization to encumber or to otherwise dispose of or grant of any security interest in and to any item of Parent Intellectual Property (as defined below), in whole or in part, except for such sales, assignments, leases, terminations, abandonments, transfers, authorizations to encumber or dispose of or grants of security interests that would not reasonably be expected to have a Parent Material Adverse Effect.

(c) “Parent Intellectual Property” means all Intellectual Property that is Used in or necessary for any business of Parent or any Parent Subsidiary.

(d) Parent and the Parent Subsidiaries have taken all necessary and appropriate steps to protect and preserve the confidentiality of trade secrets or other confidential and proprietary know-how, ideas and information Used or necessary for any business of Parent or any Parent Subsidiary (“Parent Confidential Information”). All use by and disclosure to employees or others of Parent Confidential Information has been pursuant to the terms of valid and binding written confidentiality and nonuse/restricted-use agreements.

(e) Each current and former employee and contractor of Parent or any Parent Subsidiary has executed and delivered (and to Parent’s and the Parent Subsidiaries’ knowledge, is in compliance with) an agreement (i) in substantially the form of Parent’s standard Proprietary Information and Inventions Agreement (in the case of an employee) or Consulting Agreement (in the case of a contractor) and (ii) providing valid written assignments to Parent or such Parent Subsidiary of all title and rights to any Parent Intellectual Property conceived or developed thereunder but not already owned by Parent or a Parent Subsidiary by operation of Law).

(f) Since December 31, 2002, none of Parent or any of the Parent Subsidiaries has received any communication alleging or suggesting that or questioning whether Parent or any Parent Subsidiary has been or may be engaged in, liable for or contributing to any infringement of any third party Intellectual Property that would have a Parent Material Adverse Effect, nor does Parent or any Parent Subsidiary have any reason to expect that any such communication will be forthcoming.

(g) None of Parent or the Parent Subsidiaries is aware that any of its employees or contractors is obligated under any Employee Obligation that would reasonably be expected to interfere with or conflict with any of the businesses of Parent and the Parent Subsidiaries as currently conducted. Neither the execution nor delivery of this Agreement nor the conduct of Parent’s business as currently conducted, will, to Parent’s or any Parent Subsidiary’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Employee Obligation. To each of Parent’s and the Parent Subsidiaries’ knowledge, none of Parent or any of the Parent Subsidiaries is Using, and it will not be necessary to Use, (i) any Intellectual Property of any of their past or present employees or contractors made prior to or outside the scope of their employment by Parent or such Parent Subsidiary or (ii) any trade secrets of any former employer of any such person. There is, to the knowledge of Parent and the Parent Subsidiaries, no unauthorized Use, disclosure, or infringement of any Parent Intellectual Property by any employee or former employee or former consultant of Parent or any of the Parent Subsidiaries.

SECTION 4.17 Financing. Parent possesses and will possess sufficient cash funds to pay all required cash amounts to the Company’s stockholders pursuant to Article II of this Agreement.

SECTION 4.18 Taxes.

(a) All material Tax Returns have been or will be completed and filed when due (including any extensions of such due date) and all amounts shown due on such Tax Returns on or before the Effective Time have been or will be paid on or before such date. Except to the extent that an appropriate reserve for Taxes has been established on the Parent Financial Statements, all information included on such Tax Returns is correct and complete. The Parent Financial Statements contained in the Parent SEC Reports fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the date of the Parent Balance Sheet. All information set forth in the notes to the Parent Financial Statements relating to Tax matters is correct and complete in all material respects. No material Tax liability since the date of the Parent Balance Sheet has been incurred by Parent other than in the ordinary course of business and adequate provision has been made by Parent for all Taxes since that date in accordance with GAAP on at least a quarterly basis.

(b) Parent has withheld and paid to the applicable financial institution or Tax Authority all material amounts required to be so withheld and paid. Parent (or any member of any affiliated or combined group of which Parent has been a member) has not granted any extension or waiver of the limitation period applicable to any Tax Returns that is still in effect and there is no material claim, audit, action, suit, proceeding, or (to the knowledge of Parent) investigation now pending or threatened against or with respect to Parent in respect of any Tax or assessment. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Parent. Parent has never been a member of an affiliated group of corporations, within the meaning of section 1504 of the Code. There is no agreement, contract or arrangement to which Parent is a party that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of sections 280G (as determined without regard to section 280G(b)(4)), 162 (other than 162(a)) or 404 of the Code. Parent is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (whether written or unwritten or arising under operation of federal Law as a result of being a member of a group filing consolidated Tax Returns, under operation of certain state Laws as a result of being a member of a unitary group, or under comparable Laws of other states or foreign jurisdictions) which includes a party other than Parent nor does Parent owe any amount under any such agreement. Parent is not, and has not been, a United States real property holding corporation (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c)(1)(A)(ii) of the Code. Other than by reason of the Merger, Parent has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to section 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events or accounting methods employed prior to the Merger. Parent has not entered into any transaction that constitutes a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(c) As used in this Section 4.18, the term “Parent” means Parent and any entity included in, or required under GAAP to be included in, any of the Parent Financial Statements.

SECTION 4.19 Opinion of Financial Advisor. Parent’s Board of Directors has received the written opinion of Morgan Stanley, dated as of the date of this Agreement, to the effect that as of the date of this Agreement, the Per Share Merger Consideration to be paid by Parent is fair to Parent from a financial point of view, a copy of which opinion will be delivered to the Company promptly after the date of this Agreement.

SECTION 4.20 Title to Properties; Absence of Liens and Encumbrances.

(a) Neither Parent nor any of the Parent Subsidiaries owns any real property. Section 4.20(a) of the Parent Disclosure Letter lists all real property leases to which Parent or any Parent Subsidiary is a party and each amendment thereto. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and, to Parent’s knowledge, there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a material claim.

(b) Each of Parent and the Parent Subsidiaries has good and valid title to, or, in the case of leased properties, valid leasehold interests in, all of its material tangible personal property, used or held for use in its business, free and clear of any Liens except for Liens (i) imposed by Law in respect of obligations not yet due that are owed in respect of taxes or which otherwise are owed to carriers, warehouse persons or laborers, (ii) reflected in the financial statements contained in the Parent SEC Reports and (iii) which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present or contemplated use, of the property subject thereto or affected thereby.

SECTION 4.21 Insurance. Parent has provided or made available to the Company true, correct and complete copies of all policies of insurance to which each of Parent and the Parent Subsidiaries are a party or are a beneficiary or named insured. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid and Parent is otherwise in compliance in all material respects with the terms of such policies. Parent has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

SECTION 4.22 Employee Benefits Plans. All Parent employee benefit plans (as defined in section 3(3) of ERISA) (collectively, “Parent Employee Benefit Plans”) comply in all material respects with the requirements of all applicable Laws, regulations and rules promulgated thereunder, including, without limitation, ERISA, COBRA, FMLA and the Code. Parent and the Parent Subsidiaries have performed in all material respects all material obligations required to be performed by them under, are not in material default under or in material violation of, and have no knowledge of any material default or material violation by any party to, any Parent Employee Benefit Plans. No material action, claim or proceeding is pending or, to the knowledge of Parent, threatened with respect to any Parent Employee Benefit Plans (other than claims for benefits in the ordinary course).

SECTION 4.23 Interested Party Transactions. No director, officer or other affiliate of Parent (or any member of the immediate family of any of the foregoing persons) has or has had, directly or indirectly, (i) an economic interest in any person that has furnished or sold, or furnishes or sells, services or products that Parent or any Subsidiary furnishes or sells, or proposes to furnish or sell; (ii) an economic interest in any person that purchases from or sells or furnishes to, Parent or any Subsidiary, any goods or services; (iii) a beneficial interest in any Contract included in the Parent Disclosure Letter; or (iv) any contractual or other arrangement with Parent or any Subsidiary; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.23. Parent and the Parent Subsidiaries have not, since September 30, 2003, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Parent, or (ii) materially modified any term of any such extension or maintenance of credit. There are no extensions of credit maintained by Parent or any of the Parent Subsidiaries to which the second sentence of Section 13(k)(1) of the Exchange Act applies. No officer or director of Parent or any Parent Subsidiary has asserted any claim, charge, action or cause of action against Parent or any Parent Subsidiary, except for immaterial claims for accrued vacation pay, accrued benefits under any employee benefit plan and similar matters and agreements existing on the date hereof.

SECTION 4.24 No Illegal Payments. Neither Parent nor any Parent Subsidiary, nor any director, officer, agent employee or other person acting on behalf of Parent or any Parent Subsidiary, has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act. Neither Parent nor any Parent Subsidiary, nor any current director, officer, agent, employee or other person acting on behalf of Parent or any Parent Subsidiary has accepted or received any unlawful contributions, payments, gifts or expenditures.

SECTION 4.25 No Misstatements. No representation or warranty made by Parent, Merger Sub or any Parent Subsidiary in this Agreement, the Parent Disclosure Letter or any certificate delivered or deliverable pursuant to the terms hereof contains or will contain any untrue statement of a material fact, or omits, or will omit, when taken as a whole, any material fact, necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. Parent has disclosed to the Company all material information relating to the business of Parent, Merger Sub or any Parent Subsidiary or the transactions contemplated by this Agreement.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01 Conduct of Business by the Company Pending the Merger. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.01 of the Company Disclosure Letter or as specifically contemplated by any other provision of this Agreement, unless Parent shall otherwise consent in writing:

(1) the businesses of the Company and the Company Subsidiaries shall be conducted only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and

(2) the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers, licensors, licensees, alliance partners and other persons with which the Company or any Company Subsidiary has business relations; provided that the inability of the Company to maintain any such relationships following the use of commercially reasonable efforts as a result of the announcement or pendency of the Merger shall not be deemed a breach of this Section 5.01(2).

By way of amplification and not limitation, except as contemplated by this Agreement or as set forth in Section 5.01 of the Company Disclosure Letter, the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent (provided, however, that with respect to paragraphs (c), (g), (h), (i), (j) and (n), such consent shall not be unreasonably withheld or delayed):

(a) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of capital stock of any class or any securities convertible into, or any right, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest other than (i) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement under the Company Stock Option Plans or pursuant to the Company Purchase Plan, (ii) the issuance of shares of Company Common Stock upon the exercise of Warrants outstanding on the date of this Agreement or (iii) the grant of options to purchase up to 500,000 shares of Company Common Stock in the aggregate, with each such grant to any individual optionee, to officers, employees and consultants in the ordinary course of business consistent with past practice, in each case at an exercise price equal to the then fair market value of a Share, provided that no such options may be issued that will provide for acceleration as a result of the consummation of the transactions contemplated by this Agreement (other than any options issued pursuant to existing agreements that expressly provide for the issuance of options upon such terms) whether or not in connection with any other event, including termination of employment, and provided further that no such options may be granted to senior vice-presidents or other executive officers;

(b) amend or change the Certificate of Incorporation or Bylaws or equivalent organizational documents of the Company or any Company Subsidiary;

(c) sell, pledge, lease, license, dispose of, grant, encumber or authorize for any sale, pledge, lease, license, disposition, grant or encumbrance, any material assets of the Company or any Company Subsidiary, including, without limitation, any Intellectual Property of the Company or any Company Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

(d) authorize, declare, set aside, or make a dividend payment or other distribution, payable in cash, stock, property or otherwise, with respect to any of the capital stock of the Company or any Company Subsidiary;

(e) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of the Company or any Company Subsidiary (other than pursuant to the repurchase of shares of Company Common Stock at cost from employees, officers, directors, consultants or other persons performing services for the Company pursuant to agreements under which the Company has the option to repurchase such shares upon the termination of employment or service);

(f) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in or any assets of any corporation, partnership, other business organization or any division thereof;

(g) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse the obligations of any person, or make any loans or advances, except for (i) indebtedness incurred in the ordinary course of business and consistent with past practice and (ii) other indebtedness with a maturity of not more than one year in a principal amount not, in the case of both (i) and (ii) in the aggregate, in excess of $100,000;

(h) other than contracts or agreements entered into in the ordinary course of business, enter into contracts or agreements requiring the payment, or calling for the receipt of payment, of consideration in excess of $100,000 in the aggregate, or modify, amend or terminate any such existing contract or agreement;

(i) make or authorize any capital expenditures in excess of $100,000 in the aggregate, other than capital expenditures reflected in the Company’s capital expenditure budget for the 2004 fiscal year (which capital expenditures may be made or authorized in amounts of $500,000 or less);

(j) waive any stock repurchase rights or accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under the Company Stock Option Plans or authorize cash payments in exchange for any options granted under any such plans, except as specifically required by the terms of such plans or any agreements in effect as of the date of this Agreement and disclosed in the Company Disclosure Letter;

(k) increase, or agree to increase, the compensation (including base salary, target bonus and other compensation) payable or to become payable to the Company’s officers or employees, except for increases in accordance with past practices, or grant any rights to severance or termination pay to, or enter into any employment, consulting, termination, indemnification or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiary, or hire any individual for a vice-president or other executive officer position, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; provided, however, that the foregoing provisions of this subsection shall not apply to any amendments to employee benefits plans described in section 3(3) of ERISA that may be required by law;

(l) make or change any material Tax or accounting election, change any annual accounting period, adopt or change any material accounting method, file any amended Tax Return involving any material amount of Taxes, enter into any material closing agreement, settle any material Tax claim or assessment relating to the Company or any Company Subsidiary, surrender any right to claim a refund of Taxes in any material amount, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any Company Subsidiary, or take any other action or omit to take any action that would have the effect of increasing the Tax liability in any material respect of the Company or any Company Subsidiary or Parent;

(m) take any action, other than as required by GAAP or by the SEC, with respect to accounting principles or procedures, including, without limitation, any revaluation of assets;

(n) initiate or settle any Legal Proceeding;

(o) (i) sell, assign, lease, terminate, abandon, transfer, encumber or otherwise dispose of or grant any security interest in and to any item of the Company Intellectual Property, in whole or in part, other than in the ordinary course of business (ii) grant any license with respect to any Company Intellectual Property, other than the license of Company software in the ordinary course of business, (iii) other than in the ordinary course of business, disclose, or authorize for disclosure, any confidential Company Intellectual Property, unless such Company Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof; or

(p) agree in writing or otherwise to take any of the actions described in Section 5.01(a) through (o) above.

SECTION 5.02 Conduct of Business by Parent Pending the Merger. Parent agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.02 of the Parent Disclosure Letter or as specifically contemplated by any other provision of this Agreement, unless the Company shall otherwise consent in writing, Parent shall not:

(a) declare, set aside or pay any dividends on or make any other distributions in cash in respect of any capital stock;

(b) cause, permit or propose any amendments to its Certificate of Incorporation or Bylaws (or similar governing instruments of any of its subsidiaries), except as contemplated by this Agreement, that would have an adverse effect on the rights of the holders of Parent Common Shares (including Parent Common Shares to be issued in the Merger);

(c) acquire or agree to acquire any equity interest in, or all or any portion of the assets of, any business, corporation, partnership, association or other business entity that would reasonably be expected to result in a material delay of the consummation of the Merger, or acquire or agree to acquire any material real property (provided, however, that with respect to any acquisition of, or agreement to acquire, any material real property, such consent shall not be unreasonably withheld or delayed);

(d) issue or agree to issue Parent Common Shares or any other security of Parent if such issuance would require a vote of the stockholders of Parent;

(e) other than the Parent Reverse Stock Split (defined in Section 6.01), propose any amendments to Parent’s Certificate of Incorporation or Bylaws (or similar governing instruments of any of the Parent Subsidiaries) that would require a vote of the stockholders of Parent; or

(f) agree in writing or otherwise to take any of the actions described in Section 5.02(a) through (e) above.

SECTION 5.03 Notification of Certain Matters. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause (i) any representation or warranty contained in this Agreement made by it (and in the case of Parent, made by Merger Sub) to be untrue or inaccurate in any material respect or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied by it (and in the case of Parent, by Merger Sub) in any material respect and (b) any failure or inability of Parent or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it (and in the case of Parent, by Merger Sub) hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.03 shall not limit or otherwise affect the representations, warranties, covenants or agreements of the Parent or the Company, as the case may be, the conditions to the obligations of the parties hereto to consummate the Merger or the remedies available hereunder to Parent or the Company, as the case may be.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01 Registration Statement; Joint Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement, (i) Parent and the Company shall prepare and file with the SEC a joint proxy statement (together with any amendments thereof or supplements thereto, the “Joint Proxy Statement”) relating to the respective meetings of the Company’s stockholders (the “Company Stockholders’ Meeting”) to be held to consider approval of the Merger and adoption of this Agreement and of the Parent stockholders (the “Parent Stockholders’ Meeting”) to be held to obtain (x) the Parent Share Issuance Stockholder Approval and (y) the approval of the stockholders of Parent to adopt an amendment to Parent’s Certificate of Incorporation to effect a reverse split of the Parent Common Shares, in a ratio of either 1-for-5 or 1-for-6 (any such split, the “Parent Reverse Stock Split”), and (ii) Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the ”Registration Statement”) in which the Joint Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the Parent Common Shares to be issued to the stockholders of the Company pursuant to the Merger. Each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable and, prior to the effective date of the Registration Statement, Parent shall use its reasonable best efforts to take all or any action required under any applicable federal or state securities laws in connection with the issuance of Parent Common Shares pursuant to the Merger. Each of Parent and the Company shall furnish all information concerning itself as the other may reasonably request in connection with such actions and the preparation of the Registration Statement and Joint Proxy Statement. As promptly as practicable after the Registration Statement shall have become effective, each of Parent and the Company shall mail the Joint Proxy Statement to their respective stockholders.

(b) The Joint Proxy Statement shall include the unanimous recommendation of the Board of Directors of the Company to the stockholders of the Company to vote in favor of the adoption of this Agreement and, subject to paragraph (c) of this Section 6.01, neither the Board of Directors of the Company nor any committee thereof shall withhold, withdraw, amend, modify or change, or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Parent, the unanimous recommendation of the Board of Directors of the Company that the Company’s stockholders adopt this Agreement; provided, however, that the foregoing shall not prohibit the Board of Directors of the Company from fulfilling its duty of candor or disclosure to the stockholders of the Company under applicable law. For purposes of this Agreement, such recommendation of the Board of Directors shall be deemed to have been modified in a manner adverse to Parent if such recommendation shall no longer be unanimous.

(c) Prior to the adoption and approval of this Agreement and the approval of the Merger by the requisite vote of the stockholders of the Company, nothing in this Agreement shall prevent the Company’s Board of Directors from withholding, withdrawing, amending, modifying or changing its unanimous recommendation in favor of the Merger if (i) a Superior Proposal (as defined in Section 6.05 below) is made to the Company and is not withdrawn, (ii) the Company shall have provided written notice to Parent as promptly as practicable (and, in any event, within one business day) advising Parent that the Company has received a Superior Proposal, specifying the terms and conditions of such Superior Proposal in reasonable detail and identifying the person or entity making such Superior Proposal (a “Notice of Superior Proposal”), (iii) Parent shall not have, within three business days of Parent’s receipt of the Notice of Superior Proposal, made an offer that the Company’s Board of Directors determines in its good faith judgment to be at least as favorable to the Company and its stockholders as such Superior Proposal (it being agreed that the Company’s Board of Directors shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof), (iv) the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel, that, in light of such Superior Proposal, the withholding, withdrawal, amendment, modification or change of such recommendation is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company and its stockholders under applicable Law and (v) the Company shall not have violated any of the restrictions set forth in Section 6.05 or this Section 6.01(c). The Company shall use its commercially reasonable efforts to provide Parent with at least two business days’ notice of any meeting of the Company’s Board of Directors at which the Company’s Board of Directors is reasonably expected to consider any Competing Transaction (as defined in Section 6.05 below).

(d) The Joint Proxy Statement shall include the unanimous recommendation of the Board of Directors of Parent to the stockholders of Parent to vote in favor of approving (i) the issuance of the Parent Common Shares pursuant to the Merger and (ii) the Parent Reverse Stock Split and neither the Board of Directors of Parent nor any committee thereof shall withhold, withdraw, amend, modify or change, or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to the Company, the unanimous recommendation of the Board of Directors of Parent that the stockholders of Parent vote in favor of and approve the issuance of the Parent Common Shares pursuant to the Merger; provided, however, that the foregoing shall not prohibit the Board of Directors of Parent from fulfilling its duty of candor or disclosure to the stockholders of Parent under applicable law. For purposes of this Agreement, such recommendation of the Board of Directors shall be deemed to have been modified in a manner adverse to the Company if such recommendation shall no longer be unanimous.

(e) No amendment or supplement to the Joint Proxy Statement or the Registration Statement will be made by Parent or the Company without the approval of the other party (such approval not to be unreasonably withheld or delayed). Each of Parent and the Company will advise the other, promptly after it receives notice thereof, of the time at which the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(f) The information supplied by Parent for inclusion in the Registration Statement and the Joint Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Joint Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time the Joint Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent, (iv) the time of the Company Stockholders’ Meeting, (v) the time of the Parent Stockholders’ Meeting and (vi) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or any Parent Subsidiary, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Registration Statement or Joint Proxy Statement should be discovered by Parent, Parent shall promptly inform the Company. All documents that Parent is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(g) The information supplied by the Company for inclusion in the Registration Statement and the Joint Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Joint Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time the Joint Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent, (iv) the time of the Company Stockholders’ Meeting, (v) the time of the Parent Stockholders’ Meeting and (vi) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Registration Statement or Joint Proxy Statement should be discovered by the Company, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

SECTION 6.02 Company Stockholders’ Meeting. The Company shall (i) call and hold the Company Stockholders’ Meeting as promptly as practicable for the purpose of voting upon the adoption of this Agreement, (ii) use its reasonable best efforts to hold the Company Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective and (iii) in any event hold such Company Stockholders’ Meeting within 45 days after the date on which the Registration Statement becomes effective. The Company shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of the Merger and adoption of this Agreement, and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the rules of The Nasdaq National Market and the DGCL, to obtain such approvals.

SECTION 6.03 Parent Stockholders’ Meeting. Parent shall (i) call and hold the Parent Stockholders’ Meeting as promptly as practicable for the purpose of voting upon (A) the issuance of Parent Common Shares pursuant to the Merger and (B) the Parent Reverse Stock Split, (ii) use its reasonable best efforts to hold the Parent Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective and (iii) in any event hold such Parent Stockholders’ Meeting within 45 days after the date on which the

Registration Statement becomes effective. Parent shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the issuance of Parent Common Shares pursuant to the Merger, and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the rules of The Nasdaq National Market and the DGCL, to obtain such approvals.

SECTION 6.04 Access to Information; Confidentiality.

(a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which Parent or the Company or any of their subsidiaries is a party or pursuant to applicable Law, from the date of this Agreement to the Effective Time, Parent and the Company shall (and shall cause their respective subsidiaries to): (i) provide to the other (and its officers, directors, employees, subsidiaries, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives, collectively, “Representatives”) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of it and its subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of it and its subsidiaries as the other party or its Representatives may reasonably request; provided that neither party shall be required to furnish any information about any Legal Proceeding that is pending, or to the knowledge of such party threatened, against such party or any subsidiary or property or asset of such subsidiary if in the reasonable judgment of such party after consulting with its outside counsel, furnishing such information would reasonably be expected to prejudice materially the rights of such party, its subsidiaries, officers, directors or affiliates in such Legal Proceeding or any related Legal Proceeding.

(b) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their obligations under the Non-Disclosure Agreement dated October 15, 2003 (the “Non-Disclosure Agreement”), between the Company and Parent. All information obtained by the parties pursuant to (a) above shall be subject to the Non-Disclosure Agreement.

(c) No investigation pursuant to this Section 6.04 shall affect any representation or warranty in this Agreement or any condition to the obligations of the parties hereto to consummate the Merger.

SECTION 6.05 No Solicitation of Transactions.

(a) The Company will not, directly or indirectly, and will instruct its Representatives not to, directly or indirectly, solicit, initiate or encourage (including by means of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined in paragraph (b) of this Section 6.05), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its Representatives to take any such action. The Company shall promptly notify Parent if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made, and the Company shall promptly inform Parent as to the material details of any such proposal, offer, inquiry or contact, including, without limitation, the identity of the party making any such proposal, offer, inquiry or contact, and, if in writing, promptly deliver or cause to be delivered to Parent a copy of such proposal, offer, inquiry or contact and any other written material reasonably relating thereto. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. Notwithstanding anything to the contrary in this Section 6.05, the Company’s Board of Directors may furnish information to, and enter into discussions or negotiations with, a person who has made an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction only if the Company’s Board of Directors has (i) reasonably concluded after consultation with its financial advisor that such proposal or offer constitutes or is reasonably likely to lead to a Superior Proposal (as defined below), (ii) reasonably concluded, after consultation with its outside legal counsel, that, in light of such Superior Proposal, the furnishing of such information or entering into discussions is required to comply with its fiduciary obligations to the Company and its stockholders under applicable Law, (iii) provided written notice to Parent of its intent to furnish information or enter into discussions or negotiations with such person at least one business day prior to taking any such action and (iv) obtained from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Non-Disclosure Agreement; provided, however, that no information may be furnished and no discussions may be entered into in the event that the Company has breached this Section 6.05(a); provided further, however, that the Company’s Board of Directors shall furnish to Parent all information provided to the person who has made the Superior Proposal to the extent that such information has not been previously provided to Parent and shall keep Parent promptly and reasonably informed as to the status of any discussions regarding such Superior Proposal.

(b) A “Competing Transaction” means any of the following involving the Company (other than the Merger and the other transactions contemplated by this Agreement): (i) a merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of the Company and the Company Subsidiaries, taken as a whole; (iii) a tender offer or exchange offer for, or an offer to purchase directly from the Company, 15% or more of the outstanding voting securities of the Company; or (iv) any solicitation in opposition to adoption by the Company’s stockholders of this Agreement.

(c) A “Superior Proposal” means an unsolicited written bona fide offer or proposal made by a third party to consummate a merger, consolidation, business combination, recapitalization, liquidation, dissolution, sale or disposition or similar transaction involving the Company pursuant to which a person (or its stockholders) would own, if consummated, all or substantially all of the outstanding capital stock of the Company (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of the Company and the Company Subsidiaries taken as a whole (i) that is not attributable to a material breach by the Company of Section 6.05(a) hereof and (ii) on terms (including conditions to consummation of the contemplated transaction) that the Board of Directors of the Company determines, in its good faith reasonable judgment (after consultation with the Company’s financial advisor), to be more favorable to the Company stockholders from a financial point of view than the terms of the Merger and with any financing required to consummate the transaction contemplated by such offer or proposal committed or likely, in the reasonable good faith judgment of the Company’s Board of Directors (after consultation with the Company’s financial advisor), to be obtained by such third party on a timely basis.

(d) Prior to the Company Stockholder Approval, but only after payment by the Company to Parent of the Termination Fee as set forth in Section 8.05(b), the Company’s Board of Directors may terminate this Agreement and recommend a Superior Proposal, if it so chooses, provided that that Company shall have provided Parent two business days’ prior written notice that the Company is prepared to accept a Superior Proposal, specifying the terms and conditions of such Superior Proposal in reasonable detail and identifying the person or entity making such Superior Proposal and provided further the Company shall not have breached (other than inadvertent immaterial breaches) any of the provisions of this Section 6.05.

(e) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

SECTION 6.06 Directors’ and Officers’ Indemnification and Insurance.

(a) The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain the same provisions with respect to indemnification, advancement and director exculpation set forth in the Certificate of Incorporation and Bylaws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of persons who at any time prior to the Effective Time were entitled to indemnification, advancement or exculpation under the Certificate of Incorporation or Bylaws of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by Law.

(b) After the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law and as required by any indemnification agreements of the Company (as each is in effect on the date hereof), indemnify and hold harmless, each present and former director or officer of the Company and each Company Subsidiary and each such person that served at the request of the Company or any Company Subsidiary as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, the “Indemnified Parties”) against all costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacities as officers or directors, in each case occurring before the Effective Time (including the transactions contemplated by this Agreement). Nothing contained herein shall make Parent, Merger Sub, the Company or the Surviving Corporation an insurer, a co-insurer or an excess insurer in respect of any insurance policies that may provide coverage for any of the foregoing, nor shall this Section 6.06 relieve the obligations of any insurer in respect thereto. Without limiting the foregoing, in the event of any such claim, action, suit, proceeding or investigation, (i) Parent and the Surviving Corporation shall advance or pay the reasonable fees and expenses of counsel selected by any Indemnified Party, which counsel shall be reasonably satisfactory to Parent and the Surviving Corporation, promptly after statements therefor are received (unless the Surviving Corporation shall elect to defend such action) and (ii) Parent and the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed).

(c) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current directors’ and officers’ liability insurance policies maintained by the Company with respect to claims arising from facts or events that occurred prior to the Effective Time (including with respect to the transactions contemplated by this Agreement); provided, however, that in no event shall Parent be required to expend pursuant to this Section 6.06(c) more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance; provided further that if the existing directors’ and officers’ liability insurance policy expires, is terminated or cancelled during such six-year period, Parent shall cause to be obtained as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 200% of the current annual premium paid by the Company for such insurance.

(d) This Section 6.06 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and their heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns. In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 6.06.

SECTION 6.07 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

SECTION 6.08 Affiliates Agreements. As promptly as practicable, the Company shall deliver to Parent a letter identifying all persons who are, at the time this Agreement is submitted for adoption by the stockholders of the Company, an “affiliate” of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its commercially reasonable efforts to deliver or cause to be delivered to Parent, prior to the Effective Time, an affiliate agreement in the form attached hereto as Exhibit C (an ”Affiliate Agreement”), executed by each of the affiliates of the Company identified in the foregoing letter and any person who shall, to the knowledge of the Company, have become an affiliate of the Company subsequent to the delivery of such list. The foregoing notwithstanding, Parent shall be entitled to place legends as specified in the Affiliate Agreement on the certificates evidencing any of the Parent Common Shares to be received by any such affiliate, and to issue stop transfer instructions to the transfer agent for Parent Common Shares, consistent with the term of the Affiliate Agreement, regardless of whether such affiliate has executed the Affiliate Agreement.

SECTION 6.09 Further Action; Consents; Filings.

(a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and (iii) make all necessary filings, and thereafter make any other submissions, with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement that are required under (A) the Exchange Act and the Securities Act and any other applicable federal or state securities laws, (B) the HSR Act and foreign antitrust regulations, if any, applicable to the Merger and the other transactions contemplated hereunder and (C) any other applicable Law. The parties hereto shall cooperate with each other in connection with the making of all such filings.

(b) Parent and the Company shall, as soon as practicable after the date of this Agreement, file notifications under the HSR Act and make any required antitrust filings in foreign jurisdictions and shall respond as promptly as practicable to all inquiries or requests received from the Federal Trade Commission or the Antitrust Division of the Department of Justice for additional information or documentation and shall respond as promptly as practicable to all inquiries and requests received from any state attorney general or other Governmental Entity in connection with antitrust matters. The parties shall cooperate with each other in connection with the making of all such filings or responses. Notwithstanding anything to the contrary in this Section 6.09, Parent shall not be required to agree to (i) the divestiture (including, without limitation, through a licensing arrangement) by Parent, any Parent Subsidiary, the Company or any Company Subsidiary of any of their respective businesses, product lines or assets, or (ii) the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

(c) Each party shall promptly notify the other party in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking damages in connection with this Agreement or the transactions contemplated hereunder or (ii) seeking to restrain or prohibit the consummation of the Merger or the transactions contemplated hereunder or otherwise limit the right of Parent or its subsidiaries to own or operate all or any portion of the business, assets or properties of the Company.

SECTION 6.10 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, unless otherwise required by applicable Law or the requirements of The Nasdaq National Market, each of Parent and the Company shall use its commercially reasonable efforts to consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

SECTION 6.11 Listing. Prior to the Effective Time, to the extent required under the applicable listing agreement, Parent shall file with The Nasdaq National Market a Notification Form for Listing of Additional Shares with respect to the Parent Common Shares referred to in Section 2.01.

SECTION 6.12 Reasonable Best Efforts and Further Assurances. Subject to the terms and conditions hereof, each of the parties to this Agreement shall use reasonable best efforts to effect the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to the Merger under this Agreement. Subject to the terms and conditions hereof, each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

SECTION 6.13 Employee Benefits.

(a) All employees of the Company shall continue in their existing benefit plans until such time as, in Parent’s sole discretion, an orderly transition can be accomplished to employee benefit plans and programs (other than the sabbatical program) maintained by Parent for its and its affiliates’ employees. The employees of the Company shall be eligible to participate in the employee benefit plans of Parent on terms and conditions no less favorable than those offered to similarly situated employees of Parent. Parent will cause such employee benefit plans to take into account, for purposes of eligibility and vesting, and, with respect to severance and vacation benefits, benefit accrual thereunder, services by employees of the Company and the Company Subsidiaries as if such services were with Parent to the same extent that such service was credited under a comparable plan of the Company. Any restriction on coverage for pre-existing conditions or requirement for evidence of insurability under the employee benefit plans of Parent shall be waived, and employees of the Company and the Company Subsidiaries shall receive credit under the employee benefit plans of Parent for co-payments and payments under a deductible limit made by them and for out-of-pocket maximums applicable to them during the applicable plan year of the Company Benefit Plan in accordance with the corresponding employee benefit plans of Parent. Parent shall, and shall cause the Surviving Corporation to, honor all compensation and employee benefit plan obligations under the Company Benefit Plans and all employment or severance agreements entered into by the Company or adopted by the Board of Directors of the Company, except to the extent that the Company Benefit Plans provide that they are terminable by the Company; provided that, with respect to severance benefits, employees of the Company shall, until March 31, 2005, remain eligible for severance benefits for non-performance-related terminations that are no less favorable than the severance benefits to which such employees were entitled under the Company’s severance policy; provided, further, Parent shall, and shall cause the Surviving Corporation to, pay, on June 30, 2004 (or if the Effective Time shall not have occurred by such date, Parent shall permit the Company to pay), to employees of the Company bonuses accrued for the six months ended June 30, 2004 pursuant to the Company’s bonus programs for fiscal year 2004, as in effect on the date of this Agreement (provided that the amount of bonuses paid pursuant to this proviso shall not exceed $3,000,000 in the aggregate).

(b) Parent agrees that, from and after the first enrollment date under the Parent Purchase Plan coinciding with or following the Effective Time, the employees of Company or any Company Subsidiary that become employees of Parent or any Parent Subsidiary may participate in the Parent Purchase Plan, and that service with the Company or any Company Subsidiary shall be treated as service with Parent for determining eligibility of the Company’s employees under the Parent Purchase Plan.

SECTION 6.14 Employment Agreements. Simultaneously with the execution of this Agreement, the employees of the Company identified in Section 6.14 of the Company Disclosure Letter shall enter into employment agreements (the “Employment Agreements”) with Parent.

SECTION 6.15 Reserved.

SECTION 6.16 Rights Plan. Prior to the earlier of the termination of this Agreement pursuant to Section 8.01 hereof or the Effective Time, the Company and its Board of Directors shall not amend or modify or take any other action with regard to the Rights Plan in any manner or take any other action so as to (a) render the Rights Plan inapplicable to any transaction(s) other than the Merger and other transactions contemplated by this Agreement and the Voting Agreements, (b) permit any person or group who would otherwise be an Acquiring Person (as defined in the Rights Plan) not to be an Acquiring Person, (c) provide that a Distribution Date or Stock Acquisition Date or Triggering Event (as such terms are defined in the Rights Plan) or similar event does not occur as promptly as practicable by reason of the execution of any agreement or transaction other than this Agreement and the Voting Agreements and the Merger and the agreements and transactions contemplated hereby and thereby, or (d) except as specifically contemplated by this Agreement, otherwise affect the rights of holders of Rights (as defined in the Rights Plan). The Company and its Board of Directors shall take all action to ensure that the Rights Plan is and, through the Effective Time, will be inapplicable to Parent and Merger Sub, this Agreement, the Merger, the Voting Agreements and the transactions contemplated hereby and thereby. Pursuant to the amendment of the Rights Plan contemplated in Section 3.27 hereof, the rights under the Rights Plan shall expire immediately prior to the Effective Time.

SECTION 6.17 Parent Board of Directors. Parent shall take all requisite action to appoint David H. McCormick to the Parent Board of Directors (the “Parent Board”) as a member of Class I and Karl E. Newkirk to the Parent Board as a member of Class II, each as of the Effective Time, provided that if either David H. McCormick or Karl E. Newkirk is unable or unwilling to serve on the Parent Board at the Effective Time, Parent shall instead take all requisite action to appoint such other person or persons as the Company may designate and who is reasonably acceptable to the Board of Directors of Parent consistent with its fiduciary duties.

SECTION 6.18 Parent Officers. Parent shall take all requisite action to appoint David H. McCormick as President of Parent as of the Effective Time.

SECTION 6.19 Section 16 Matters. Provided that the Company delivers to Parent the Section 16 Information (as defined below) in a timely fashion, the Parent Board, or an appropriate committee of non-employee directors thereof, shall adopt resolutions prior to the consummation of the Merger providing that the receipt by the Company Insiders (as defined below) of the Parent Common Shares upon conversion of the Company Common Stock, and of options for Parent Common Shares upon conversion of the Company Stock Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. Such resolutions shall comply with the approval conditions of Rule 16b-3 under the Exchange Act for purposes of such Section 16(b) exemption, including, but not limited to, specifying the name of the Company Insiders, the number of securities to be acquired or disposed of for each such person, the material terms of any derivative securities, and that the approval is intended to make the receipt of such securities exempt pursuant to Rule 16b-3(d). “Section 16 Information” shall mean information regarding the Company Insiders, the number of shares of the Company Common Stock held by each such Company Insider and expected to be exchanged for Parent Common Shares in connection with the Merger, and the number and description of the Company Stock Options held by each such Company Insider and expected to be converted into options for Parent Common Shares in connection with the Merger. “Company Insiders” shall mean those officers and directors of the Company who will be subject to the reporting requirement of Section 16(b) of the Exchange Act with respect to Parent and who are listed in the Section 16 Information.

SECTION 6.20 Plan of Reorganization.

(a) This Agreement is intended to constitute a “plan of reorganization” within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a reorganization under the provisions of section 368(a) of the Code or that would reasonably be expected to prevent the Alternative Double Merger from qualifying for tax-free treatment (either as a reorganization as defined in Section 368(a) of the Code, a transfer to a corporation controlled by the transferor within the meaning of Section 351(a) of the Code, or a combination of both).

(b) As of the date of this Agreement, the Company does not know of any reason why it would not be able to deliver to Gunderson Dettmer or Morgan, Lewis & Bockius LLP (“Morgan Lewis”), at the date of the legal opinions referred to below, certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firms to deliver the legal opinions contemplated by Sections 7.02(d) and 7.03(c), and the Company hereby agrees to deliver such certificates effective as of the date of such opinions.

(c) As of the date of this Agreement, Parent and Merger Sub do not know of any reason why they would not be able to deliver to Gunderson Dettmer or Morgan Lewis, at the date of the legal opinions referred to below, certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firms to deliver the legal opinions contemplated by Sections 7.02(d) and 7.03(c), and Parent hereby agrees to deliver such certificates effective as of the date of such opinions.

SECTION 6.21 Alternative Double Merger. The parties agree that each will make a good faith attempt to obtain the tax opinions referred to in Section 6.20. If for any reason the tax opinion conditions in Sections 7.02(d) and 7.03(c) are not satisfied on or prior to the Closing, the parties shall, subject to the receipt of tax opinions as described below, implement an Alternative Double Merger Transaction (as defined below) on the terms and conditions contained in this Agreement (preserving the economic and financial terms of this Agreement) with such modifications to such terms and conditions as are required to implement such structure. An “Alternative Double Merger Transaction” means a transaction whereby the following shall occur: (i) Parent will cause Merger Sub (or another entity formed by Parent solely to effect the Alternative Double Merger Transaction) (“Holding Company”) to form two wholly-owned subsidiaries under the DGCL (“Parent Merger Subsidiary” and “Company Merger Subsidiary”, respectively); (ii) Parent and the Company will cause Parent Merger Subsidiary and Company Merger Subsidiary and, if applicable, Holding Company, to become parties to this Agreement and to execute and deliver all documents required by the DGCL to authorize and adopt this Agreement; (iii) in lieu of shares of Parent Common Shares, an equal number of shares of common stock of Holding Company, together with associated rights similar in all material respects to the rights of the Parent Common Shares (“Holding Company Common Stock”) shall be issued as the stock portion of the Per Share Merger Consideration, and appropriate conforming changes shall be made to this Agreement; (iv) Parent Merger Subsidiary shall be merged with and into Parent in accordance with the DGCL, whereupon the separate existence of Parent Merger Subsidiary shall cease, stockholders of Parent shall receive one share of Holding Company Common Stock in exchange for each share of Parent Common Shares and Parent shall be the surviving corporation and a wholly owned subsidiary of Holding Company; and (v) Company Merger Subsidiary shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Company Merger Subsidiary shall cease, and the Company shall be the surviving corporation and a wholly owned subsidiary of Holding Company. Each of the foregoing elements of an Alternative Double Merger Transaction may be undertaken at such times as mutually agreed by the Company and Parent with the advice of counsel. It is intended that (i) the receipt of Holding Company Common Stock by the holders of Parent Common Shares in exchange for their shares of Parent Common Shares will be treated as having occurred pursuant to either a reorganization as defined in Section 368(a) of the Code and/or a transaction governed by Section 351(a) of the Code, and Parent will use its commercially reasonable efforts to obtain the opinion of its counsel to that effect, and (ii) the receipt of Holding Company Common Stock and cash by the holders of the Company Common Stock in exchange for their shares of Company Common Stock will be treated as having occurred pursuant to a transaction governed by Section 351(a) and, if applicable, Section 351(b) of the Code, and the Company will use its commercially reasonable efforts to obtain the opinion of its counsel to that effect. In the event that counsel for the Company is unable to render the opinion referred to above, the opinion condition of this Section 6.21 shall be deemed satisfied if counsel for Parent renders such opinion to the Company.

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of each party of the following conditions:

(a) Registration Statement Effective. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC.

(b) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(c) Parent Share Issuance Stockholder Approval. The Parent Share Issuance Stockholder Approval shall have been obtained.

(d) No Order. No Governmental Entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, injunction, executive order or award, whether temporary, preliminary or permanent (an “Order”), that is then in effect and has, or would reasonably be expected to have, the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(e) Antitrust Waiting Periods. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and any waiting period (and any extension thereof) applicable to the consummation of the Merger under any foreign antitrust Law (or any approval thereunder) shall have expired or been terminated.

(f) Listing of Additional Shares. The filing with The Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the Parent Common Shares issuable (i) upon conversion of the Company Common Stock in the Merger, and (ii) upon exercise of the options under the Company Stock Option Plans assumed by Parent and (iii) upon exercise of the Warrants assumed by Parent shall have been made.

SECTION 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (i) as of the date of this Agreement and (ii) as of the Effective Time, as though made at and as of the Effective Time, except, in the case of clauses (i) and (ii), (A) for such failures to be true and correct that do not individually or in the aggregate constitute a Company Material Adverse Effect; provided, however, that with respect to representations and warranties contained in Section 3.03, such representations and warranties shall be true and correct in all material respects, and (B) for those representations and warranties that address matters only as of a particular date, which representations and warranties shall remain true and correct in all respects as of such date (subject to the qualifications set forth in clause (A)) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded). Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company with respect to the foregoing.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

(c) Tax Opinion. Parent shall have received the opinion of Gunderson Dettmer, counsel to Parent, based upon representations of Parent, Merger Sub and the Company and normal assumptions, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of section 368(a) of the Code and that each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of section 368(b) of the Code, or in the event that the parties hereto undertake an Alternative Double Merger Transaction pursuant to Section 6.21, that the Alternative Double Merger Transaction qualifies for tax-free treatment (either as a reorganization as defined in Section 368(a) of the Code, a transfer to a corporation controlled by the transferor within the meaning of Section 351(a) of the Code, or a combination of both), which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on receipt by Gunderson Dettmer of representation letters from each of Parent and the Company as contemplated in Section 6.20 of this Agreement. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the Effective Time. Notwithstanding the foregoing, if Parent’s counsel does not render such opinion, this condition shall nevertheless be deemed satisfied if Morgan Lewis, counsel to the Company, renders such opinion in a form reasonably satisfactory to Parent.

(d) Employment Agreements. The Employment Agreements between Parent and each of David H. McCormick, Joseph Juliano and Kent Parker shall be in full force and effect as of the Effective Time (other than any such Employment Agreement that has been breached in any material respect by Parent).

(e) Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(f) Rights Plan. All actions necessary to cause all outstanding Rights (as defined in the Rights Plan) under the Rights Plan to expire immediately prior to the Effective Time and to render such Rights inapplicable to Parent, Merger Sub, this Agreement, the Merger, the Voting Agreements and the other transactions contemplated by this Agreement and the Voting Agreements shall have been taken.

SECTION 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects (i) as of the date of this Agreement and (ii) as of the Effective Time, as though made at and as of the Effective Time, except, in the case of clauses (i) and (ii), (A) for such failures to be true and correct that do not individually or in the aggregate constitute a Parent Material Adverse Effect; provided, however, that with respect to representations and warranties contained in Sections 4.03, such representations and warranties shall be true and correct in all material respects, and (B) for those representations and warranties that address matters only as of a particular date, which representations and warranties shall remain true and correct in all respects as of such date (subject to the qualifications set forth in clause (A)) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Parent Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded). The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent with respect to the foregoing.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

(c) Tax Opinion. The Company shall have received the opinion of Morgan Lewis, counsel to the Company, based upon representations of Parent, Merger Sub and the Company and normal assumptions, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of section 368(a) of the Code and that each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of section 368(b) of the Code, or in the event that the parties hereto undertake an Alternative Double Merger Transaction pursuant to Section 6.21, that the Alternative Double Merger Transaction qualifies for tax-free treatment (either as a reorganization as defined in Section 368(a) of the Code, a transfer to a corporation controlled by the transferor within the meaning of Section 351(a) of the Code, or a combination of both), which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on receipt by Morgan Lewis of representation letters from each of Parent and Company as contemplated in Section 6.20 of this Agreement. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the Effective Time. Notwithstanding the foregoing, if Company’s counsel does not render such opinion, this condition shall nevertheless be deemed satisfied if Gunderson Dettmer, counsel to the Parent, renders such opinion in a form reasonably satisfactory to the Company.

(d) Material Adverse Effect. No Parent Material Adverse Effect shall have occurred since the date of this Agreement.

(e) Board of Directors. David H. McCormick (or his substitute, as contemplated by Section 6.17) shall have been appointed to the Parent Board as a member of Class I and Karl E. Newkirk (or his substitute, as contemplated by Section 6.17) shall have been appointed to the Parent Board as a member of Class II, each as of the Effective Time.

(f) Officers. David H. McCormick shall have been appointed as President of Parent as of the Effective Time.

(g) Employment Agreements. The Employment Agreements between Parent and each of David H. McCormick, Joseph Juliano and Kent Parker shall be in full force and effect as of the Effective Time (other than any such Employment Agreement that has been breached by a party thereto other than Parent).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated by this Agreement, as follows:

(a) by mutual written consent duly authorized by the Boards of Directors of each of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Effective Time shall not have occurred on or before July 15, 2004; provided however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement has caused the failure of the Merger to occur on or before such date;

(ii) if there shall be any Order which is final and nonappealable (a) preventing the consummation of the Merger, (b) prohibiting Parent’s or the Company’s ownership or operation of any material portion of the business of the Company as a result of the Merger or (c) compelling Parent or the Company to dispose of or hold separate, as a result of the Merger, any material portion of the business or assets of the Company or Parent;

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting or any adjournment or postponement thereof; or

(iv) if the Parent Share Issuance Stockholder Approval shall not have been obtained at the Parent Stockholders’ Meeting or any adjournment or postponement thereof.

(c) by Parent if (i) the Board of Directors of the Company withholds, withdraws, amends, modifies or changes its unanimous recommendation of the adoption of this Agreement or the approval of the Merger or the other transactions contemplated hereby in a manner adverse to Parent or shall have resolved to do so, (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company a Competing Transaction or shall have resolved to do so or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Competing Transaction, (iii) the Board of Directors of the Company fails to reject a Competing Transaction within ten business days following receipt by the Company of the written proposal for such Competing Transaction, (iv) the Company shall have failed to include in the Joint Proxy Statement the unanimous recommendation of the Company’s Board of Directors in favor of the approval of the Merger or this Agreement, (v) the Company shall have breached (other than inadvertent immaterial breaches) its obligations under Section 6.05 or (vii) a tender offer or exchange offer for 5% or more of the outstanding shares of stock of the Company is commenced, and the Board of Directors of the Company fails to recommend within ten business days against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders);

(d) by Parent upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such (and only such) that the conditions set forth either in Section 7.02(a) or (b) would not be satisfied (“Terminating Company Breach”); provided, however, that if such Terminating Company Breach is curable by the Company within 60 days of the occurrence of such Terminating Company Breach through the exercise of its reasonable best efforts and for as long as the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this Section 8.01(d) until the expiration of such 60-day period;

(e) by the Company in accordance with Section 6.05 (but only after payment by the Company to Parent of the Termination Fee as set forth in Section 8.05(b)); or

(f) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Parent and Merger Sub set forth in this Agreement, or if any representation or warranty of Parent and Merger Sub shall have become untrue, in either case such (and only such) that the conditions set forth either in Section 7.03(a) or (b) would not be satisfied (“Terminating Parent Breach”); provided, however, that if such Terminating Parent Breach is curable by Parent and Merger Sub within 60 days of the occurrence of such Terminating Parent Breach through the exercise of their respective reasonable best efforts and for as long as Parent and Merger Sub continue to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 8.01(f) until the expiration of such 60-day period.

SECTION 8.02 Effect of Termination. Except as provided in Sections 8.05 and 9.01, in the event of termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, Merger Sub or the Company or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations and warranties or the willful breach of any of its covenants or agreements set forth in this Agreement.

SECTION 8.03 Amendment. This Agreement may be amended by the parties hereto to the fullest extent permitted by law by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the adoption of this Agreement by the stockholders of the Company, no amendment may be made that would require the approval of the stockholders of Parent or the

Company under applicable law without such approval. This Agreement may not be amended, except by an instrument in writing signed by each of the parties hereto.

SECTION 8.04 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

SECTION 8.05 Expenses.

(a) Except as set forth in this Section 8.05, all Expenses (as defined below) incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger or any other transaction is consummated, except that the Company and Parent each shall pay one-half of all Expenses relating to printing, filing and mailing the Registration Statement and the Joint Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Joint Proxy Statement. “Expenses” as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement and the Joint Proxy Statement, the solicitation of stockholder approval, the filing of any required notices under the HSR Act or other similar regulations and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

(b) The Company agrees that the Company shall pay to Parent an amount equal to the sum of $17,000,000 (the ”Termination Fee”):

(i) if Parent shall terminate this Agreement pursuant to Section 8.01(c);

(ii) if the Company shall terminate this Agreement pursuant to Section 8.01(e); or

(iii) if the Company or Parent shall terminate this Agreement pursuant to Section 8.01(b)(iii) hereof and at or prior to such termination there shall have been publicly proposed a Competing Transaction, and within 12 months of the date of the termination of this Agreement pursuant to Section 8.01(b)(iii) such Competing Transaction shall have been consummated.

(c) Parent agrees that Parent shall pay to the Company an amount equal to the Termination Fee if the Company or Parent shall terminate this Agreement pursuant to Section 8.01(b)(iv) and at or prior to such termination there shall have been publicly proposed (other than the Merger and the other transactions contemplated by this Agreement) (i) a merger, consolidation, share exchange, business combination or other similar transaction involving Parent, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of Parent and the Parent Subsidiaries, taken as a whole or (iii) a tender offer or exchange offer for, or an offer to purchase directly from Parent, 15% or more of the outstanding voting securities of Parent (any one of (i), (ii) or (iii) a “Parent Competing Transaction”) and within 12 months of the date of the termination of this Agreement pursuant to Section 8.01(b)(iv) such Parent Competing Transaction shall have been consummated.

(d) Any payment required to be made pursuant to Section 8.05(b) or (c) shall be made to Parent or the Company, as the case may be, not later than two business days after delivery to the Company or Parent, as the case may be, of notice of demand for payment and an itemization setting forth in reasonable detail all Expenses of Parent or the Company, as the case may be (which itemization may be supplemented and updated from time to time by Parent or the Company, as the case may be, until the 60th day after Parent or the Company, as the case may be, delivers such notice of demand for payment), and shall be made by wire transfer of immediately available funds to an account designated by Parent or the Company, as the case may

be. Payment of the fees described in Section 8.05(b) or (c), as the case may be, shall be the sole and exclusive remedy of Parent or the Company, as the case may be, except in the event of willful breach of the representations and warranties set forth in this Agreement or the willful breach of any of the covenants or agreements set forth in this Agreement.

(e) In the event that the Company or Parent, as the case may be, shall fail to pay the Termination Fee or the Expenses when due, the term “Expenses” shall be deemed to include the costs and expenses actually incurred or accrued by Parent or the Company, as the case may be (including, without limitation, fees and expenses of counsel), in connection with the collection under and enforcement of this Section 8.05, together with interest on such Termination Fee and unpaid Expenses, commencing on the date that such Termination Fee and Expenses became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in The City of New York, as such bank’s Prime Rate plus 1.00%.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Articles I and II, Sections 6.04(b), 6.06, 6.10, 6.13 and 6.20(a) and this Article IX shall survive the Effective Time and those set forth in Sections 6.04(b), 8.02 and 8.05 and this Article IX shall survive termination of this Agreement.

SECTION 9.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to Parent or Merger Sub:

Ariba, Inc.

807 11th Avenue

Sunnyvale, CA 94089

Facsimile No.: (650) 390-5656

Attention: Jim Frankola

with a copy to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

155 Constitution Drive

Menlo Park, CA 94025

Facsimile No.: (650) 321-2800

Attention:    Christopher D. Dillon

                    Brooks Stough

if to the Company:

FreeMarkets, Inc.

210 6th Avenue

1 Oliver Plaza, 22nd Floor

Pittsburgh, PA 15222

Facsimile No.: (412) 297-8700

Attention:    Elaine Keim

with a copy to:

Morgan, Lewis & Bockius LLP

One Oxford Centre

32nd Floor

Pittsburgh, PA 15219

Facsimile No.: (412) 560-7001

Attention:    Marlee S. Myers

                    Kimberly A. Taylor

SECTION 9.03 Certain Definitions. For purposes of this Agreement, the term:

(a) “affiliate” of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such specified person;

(b) “beneficial owner” with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares (i) that such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) that such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) that are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares;

(c) “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of San Francisco;

(d) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

(e) “knowledge” means, with respect to any matter in question, the actual knowledge, after reasonable inquiry, of such matter of (A) with respect to the Company, the executive officers of the Company and Elaine Keim, Sean Rollman and Matt Zack and (B) with respect to Parent, the executive officers of Parent, Debi Hershlag and David Middler.

(f) “person” means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a “person” as defined in section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

(g) “subsidiary” or “subsidiaries” of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

SECTION 9.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect as long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

SECTION 9.05 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, other than as provided in Section 6.06.

SECTION 9.06 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

SECTION 9.07 Governing Law; Forum.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

(b) Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware (or, in the event that the Court of Chancery in the State of Delaware may not exercise jurisdiction, the federal courts of the United States of America located in Delaware) in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 9.07(b) and shall not be deemed to be a general submission to the jurisdiction of such court or in the State of Delaware other than for such purposes.

SECTION 9.08 Waiver of Jury Trial. EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

SECTION 9.09 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.10 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.11 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

SECTION 9.12 Entire Agreement. This Agreement (including the Exhibits, the Company Disclosure Letter and the Parent Disclosure Letter), the Company Voting Agreements, the Parent Voting Agreements, the Employment Agreements, the Affiliate Agreements and the Non-Disclosure Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ARIBA, INC.

By:	/s/ ROBERT M. CALDERONI

Name:	Robert M. Calderoni

Title:	CEO

FLEET MERGER CORPORATION

By:	/s/ DAVID MIDDLER

Name:	David Middler

Title:	Secretary

FREEMARKETS, INC.

By:	/s/ DAVID H. MCCORMICK

Name:	David H. McCormick

Title:	Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

ANNEX B

FORM OF PARENT VOTING AGREEMENT

VOTING AGREEMENT (this “Agreement”) dated as of January     , 2004, between FreeMarkets, Inc., a Delaware corporation (the “Company”), and                  ( “Stockholder”), a stockholder of Ariba, Inc., a Delaware corporation (“Parent”).

W I T N E S S E T H :

WHEREAS, concurrently with the execution of this Agreement Parent, Fleet Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company propose to enter into, simultaneously herewith, an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) pursuant to which (i) Merger Sub will merge with and into the Company (the “Reverse Merger”) and (ii) as soon as practicable thereafter the Company will merge with and into Parent (the “Second-Step Merger”), both steps of which will occur as part of a single integrated plan (“Merger” shall mean the Reverse Merger and the Second-Step Merger, collectively or seriatim, as appropriate);

WHEREAS, as of the date hereof, Stockholder owns beneficially or of record or has the power to vote, or direct the vote of, the number of shares of common stock, par value $0.002 per share, of Parent (the “Parent Common Stock”), as set forth on the signature page hereto (all such Parent Common Stock and any shares of Parent Common Stock of which ownership of record or beneficially or the power to vote is hereafter acquired by Stockholder prior to the termination of this Agreement being referred to herein as the “Shares”) (capitalized terms not otherwise defined in this Agreement shall have the same meaning as in the Merger Agreement); and

WHEREAS, as a condition of and inducement to the Company’s execution of the Merger Agreement, Stockholder has agreed to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, the parties hereto agree as follows:

ARTICLE I

TRANSFER AND VOTING OF SHARES

SECTION 1.01 Transfer of Shares. Except pursuant to (a) the terms of a trading plan adopted pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in effect prior to the date hereof, or (b) a Permitted Family Transfer (as defined below), Stockholder shall not, directly or indirectly, (i) sell, pledge, encumber, transfer or otherwise dispose of any or all of the Shares or any interest in such Shares held by Stockholder on the date hereof, (ii) deposit any Shares or any interest in such Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Shares or grant any proxy with respect thereto, or (iii) enter into any contract, commitment, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, pledge, encumbrance, transfer or other disposition of any Shares (each of the above, a “Transfer”). “Permitted Family Transfer” shall mean a Transfer of any or all of the Shares to a member of Stockholder’s immediate family or to a trust or other entity created by Stockholder for tax or estate planning purposes; provided, that any such transferee shall agree to assume the obligations of Stockholder hereunder with respect to any Shares so transferred.

SECTION 1.02 Vote in Favor of Merger. During the period commencing on the date hereof and terminating at the Termination Time (as defined in Section 1.04 hereof), Stockholder, solely in Stockholder’s capacity as a Stockholder of Parent and without limiting any action that Stockholder might take as an officer or a director of Parent or as a member of any committee of the Board of Directors of Parent, agrees to vote (or cause to be voted) all of the Shares at any meeting of the stockholders of Parent or any adjournment thereof, and in any action by written consent of the stockholders of Parent, (i) in favor of the approval of the issuance of Parent Common Shares pursuant to the Merger and (ii) in favor of any other matter relating to consummation of the transactions contemplated by the Merger Agreement.

SECTION 1.03 Grant of Irrevocable Proxy. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to the Company a proxy with respect to the Shares in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permissible by law.

SECTION 1.04 Termination. The obligations of Stockholder pursuant to this Agreement, the Proxy, and any other proxy granted in connection herewith shall terminate upon the earlier of (the “Termination Time”) (i) the Effective Time, and (ii) the date of the termination of the Merger Agreement pursuant to Section 8.01 thereof.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

SECTION 2.01 Authorization; Binding Agreement. Stockholder has all legal right, power, authority and capacity to execute and deliver this Agreement and the Proxy and to consummate the transactions contemplated hereby and thereby. This Agreement and the Proxy have been duly and validly authorized, executed and delivered by or on behalf of Stockholder and each constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to (i) the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

SECTION 2.02 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and the grant of the Proxy to the Company by Stockholder do not, and the performance of this Agreement and the grant of the Proxy to the Company will not (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Stockholder or by which Stockholder or any of Stockholder’s properties is bound or affected, (ii) if Stockholder is not a natural person, violate or conflict with the Certificate of Incorporation, Bylaws, trust agreement or other equivalent organizational documents of Stockholder (if any), or (iii) result in or constitute (with or without notice or lapse of time or both) any material breach of or default under, or give to another party any right of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance or restriction on any of the property or assets of Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or any of Stockholder’s properties is bound or affected. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by Stockholder of the transactions contemplated by this Agreement.

(b) The execution and delivery of this Agreement and the grant of the Proxy to the Company by Stockholder do not, and the performance of this Agreement and the grant of the Proxy to the Company by Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any third party or any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not prevent or materially delay the performance by Stockholder of Stockholder’s obligations under this Agreement. Stockholder does not have any arrangement in effect that is binding on Stockholder with respect to the voting or transfer of any Shares. Stockholder is not required to make any filing with or notify any governmental or regulatory authority in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby pursuant to the requirements of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”).

SECTION 2.03 Title to Shares. Except for any Shares that were subject of a Transfer in compliance with Section 1.01 hereof, Stockholder is the record or beneficial owner of the Shares free and clear of all encumbrances proxies or voting restrictions other than pursuant to this Agreement. Except for (a) any Shares that were the subject of a Transfer in compliance with Section 1.01 hereof or (b) any additional Shares (as contemplated by Section 4.04 hereof), the shares of Parent Common Stock, including options, warrants or other rights to acquire such stock, set forth on the signature page hereto, are all the securities of the Company owned, directly or indirectly, of record or beneficially by Stockholder on the date of this Agreement.

SECTION 2.04 Accuracy of Representations. The representations and warranties of Stockholder contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times until termination of this Agreement and will be accurate in all respects as of the date of the consummation of the Merger as if made on that date, in each case, subject to changes or events permitted by this Agreement or the Merger Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Company hereby represents and warrants to Stockholder as follows:

SECTION 3.01 Authorization; Binding Agreement. Company has all corporate and legal right, power, and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and no other proceedings on the part of Company are necessary to authorize this Agreement or consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by or on behalf of Company and constitutes a legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms, subject to (i) the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

SECTION 3.02 Accuracy of Representations. The representations and warranties of Company contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times until termination of this Agreement and will be accurate in all respects as of the date of the consummation of the Merger as if made on that date, in each case, subject to changes or events permitted by this Agreement or the Merger Agreement.

ARTICLE IV

COVENANTS

SECTION 4.01 Further Assurances. From time to time and without additional consideration, Stockholder shall (at Company’s sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents, waivers and other instruments, and shall (at Company’s sole expense) take such further actions, as the Company may reasonably request for the purpose of consummating the Merger.

SECTION 4.02 Disclosure. Stockholder hereby agrees to permit the Company to publish and disclose in the Joint Proxy Statement (including all documents and schedules filed with the SEC), and in any press release or other disclosure document in which the Company reasonably determines in its good faith judgment that such disclosure is required by law, including the rules and regulations of the SEC, or appropriate, in connection with the Merger and any transactions related thereto, Stockholder’s identity and ownership of the Shares and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement.

SECTION 4.03 Additional Shares. In the event that Stockholder acquires any additional Shares, such Shares shall, without further action of the parties, be subject to the provisions of this Agreement and the Proxy, and the number of Shares set forth on the signature page hereto and thereto will be deemed amended accordingly. If Stockholder acquires additional Shares, Stockholder shall promptly notify the Company in writing of such acquisition.

ARTICLE V

GENERAL PROVISIONS

SECTION 5.01 Entire Agreement. This Agreement and the Proxy constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto.

SECTION 5.02 Survival of Representations and Warranties. All representations and warranties made by Stockholder in this Agreement shall survive any termination of the Merger Agreement or this Agreement.

SECTION 5.03 Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that any assignment, delegation or attempted transfer of any rights, interests or obligations under this Agreement by either party hereto without the prior written consent of the other party hereto shall be void.

SECTION 5.04 Fees and Expenses. Except as otherwise provided herein, all costs and expenses (including, without limitation, all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

SECTION 5.05 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 5.05:

(a) If to the Stockholder to:

Facsimile No.:

with a copy to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

155 Constitution Drive

Menlo Park, California 94025

Attention: Brooks Stough and Christopher D. Dillon

Facsimile No.: (650) 321-2800

If to the Company to:

FreeMarkets, Inc.

210 Sixth Avenue

Pittsburgh, PA 15222

Attention: General Counsel

Facsimile No.: (412) 297-8700

with a copy to:

Morgan, Lewis & Bockius, LLP

One Oxford Centre

32nd Floor

Pittsburgh, PA 15219

Attention: Marlee S. Myers

                  Kimberly A. Taylor

Facsimile No.: (412) 560-7001

SECTION 5.06 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 5.07 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner.

SECTION 5.08 Specific Performance. The parties agree that irreparable damage would occur if any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Stockholder agrees that, following any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Parent nor any other party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.08, and Stockholder irrevocably waives any right he may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

SECTION 5.09 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware without giving effect to principles of conflicts of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 5.09 and shall not be deemed to be a general submission to the jurisdiction of such court or in the State of Delaware other than for such purposes.

SECTION 5.10 No Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The Company shall not be deemed to have waived any claim available to it arising out of this Agreement, or any right, power or privilege hereunder, unless the waiver is expressly set forth in writing duly executed and delivered on behalf of the Company. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 5.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, each of the Company and Stockholder has executed or has caused this Agreement to be executed by their duly authorized officer as of the date first written above.

FREEMARKETS, INC.

By:

Name: Title:

STOCKHOLDER

Print Name of Stockholder:

Shares beneficially owned:

shares of Ariba Common Stock

shares of Ariba Common Stock issuable upon exercise of outstanding options or warrants

Signature Page to Parent Voting Agreement

IRREVOCABLE PROXY

The undersigned stockholder (“Stockholder”) of Ariba, Inc., a Delaware corporation (the “Parent”), hereby irrevocably (to the fullest extent permitted by law) appoints the directors on the Board of Directors of FreeMarkets, Inc., a Delaware corporation (the “Company”), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of Parent that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of Parent issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned stockholder of Parent as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and among the Company and Stockholder (the “Voting Agreement”), and is granted in consideration of the Company entering into that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), among Parent, Fleet Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company. The Merger Agreement provides for (i) the merger of Merger Sub with and into the Company and (ii) immediately thereafter, the merger of the Company with and into Parent, in accordance with its terms (the “Merger”). As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Section 8.01 thereof or (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of stockholders of Parent and in every written consent in lieu of such meeting (i) in favor of the approval of the issuance of Parent Common Shares pursuant to the Merger and (ii) in favor of any other matter relating to consummation of the transactions contemplated by the Merger Agreement.

The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. Stockholder may vote the Shares on all other matters. Any obligation of Stockholder hereunder shall be binding upon the successors and assigns of Stockholder.

This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: January     , 2004

Signature of Stockholder:

Print Name of Stockholder:

Shares beneficially owned:

shares of Ariba Common Stock

shares of Ariba Common Stock issuable upon exercise of outstanding options or warrants

Signature Page to Irrevocable Proxy

ANNEX C

FORM OF COMPANY VOTING AGREEMENT

VOTING AGREEMENT, dated as of January 23, 2004 (this “Agreement”), between Ariba, Inc., a Delaware corporation (“Parent”), and                      (“Stockholder”), a stockholder of FreeMarkets, Inc., a Delaware corporation (the ”Company”).

W I T N E S S E T H :

WHEREAS, concurrently with the execution of this Agreement, Parent, Fleet Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into the Company (the “Merger”);

WHEREAS, as of the date hereof, Stockholder owns beneficially or of record or has the power to vote, or direct the vote of, the number of shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), as set forth on the signature page hereto (all such Company Common Stock and any shares of Company Common Stock of which ownership of record or beneficially or the power to vote is hereafter acquired by Stockholder prior to the termination of this Agreement being referred to herein as the “Shares”) (capitalized terms not otherwise defined in this Agreement shall have the same meaning as in the Merger Agreement); and

WHEREAS, as a condition of and inducement to Parent’s execution of the Merger Agreement, Stockholder has agreed to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, the parties hereto agree as follows:

ARTICLE I

TRANSFER AND VOTING OF SHARES

SECTION 1.01 Transfer of Shares. Except pursuant to (a) the Merger Agreement, (b) the terms of a trading plan adopted pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in effect prior to the date hereof, or (c) a Permitted Family Transfer (as defined below), Stockholder shall not, directly or indirectly, (i) sell, pledge, encumber, transfer or otherwise dispose of any or all of the Shares or any interest in such Shares held by Stockholder on the date hereof, (ii) deposit any Shares or any interest in such Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Shares or grant any proxy with respect thereto, or (iii) enter into any contract, commitment, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, pledge, encumbrance, transfer or other disposition of any Shares (each of the above, a “Transfer”). “Permitted Family Transfer” shall mean a Transfer of any or all of the Shares to a member of Stockholder’s immediate family or to a trust or other entity created by Stockholder for tax or estate planning purposes; provided, that any such transferee shall agree to assume the obligations of Stockholder hereunder with respect to any Shares so transferred.

SECTION 1.02 Vote in Favor of Merger. During the period commencing on the date hereof and terminating at the Termination Time (as defined in Section 1.04 hereof), Stockholder, solely in Stockholder’s capacity as a Stockholder of the Company and without limiting any action that Stockholder might take as an officer or a director of the Company or as a member of any committee of the Board of Directors of the Company, agrees to vote (or cause to be voted) all of the Shares at any meeting of the stockholders of the Company or any adjournment thereof, and in any action by written consent of the stockholders of the Company, (i) in favor of the adoption of the Merger Agreement by the Company and in favor of the other transactions contemplated by the Merger Agreement, (ii) against any merger, consolidation, sale of assets, recapitalization or other business combination involving the Company (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled, and (iii) in favor of any other matter relating to consummation of the transactions contemplated by the Merger Agreement.

SECTION 1.03 Grant of Irrevocable Proxy. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Parent a proxy with respect to the Shares in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permissible by law.

SECTION 1.04 Termination. The obligations of Stockholder pursuant to this Agreement, the Proxy, and any other proxy granted in connection herewith shall terminate upon the earlier of (the “Termination Time”) (i) the Effective Time and (ii) the date and time of the termination of the Merger Agreement pursuant to Section 8.01 thereof.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants to Parent as follows:

SECTION 2.01 Authorization; Binding Agreement. Stockholder has all legal right, power, authority and capacity to execute and deliver this Agreement and the Proxy and to consummate the transactions contemplated hereby and thereby. This Agreement and the Proxy have been duly and validly authorized, executed and delivered by or on behalf of Stockholder and each constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to (i) the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

SECTION 2.02 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and the grant of the Proxy to Parent by Stockholder do not, and the performance of this Agreement and the grant of the Proxy to Parent by Stockholder will not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Stockholder or by which Stockholder or any of Stockholder’s properties is bound or affected, (ii) if Stockholder is not a natural person, violate or conflict with the Certificate of Incorporation, Bylaws, trust agreement or other equivalent organizational documents of Stockholder (if any), or (iii) result in or constitute (with or without notice or lapse of time or both) any material breach of or default under, or give to another party any right of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance or restriction on any of the property or assets of Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or any of Stockholder’s properties is bound or affected. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by Stockholder of the transactions contemplated by this Agreement.

(b) The execution and delivery of this Agreement and the grant of the Proxy to Parent by Stockholder do not, and the performance of this Agreement and the grant of the Proxy to Parent by Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any third party or any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not prevent or materially delay the performance by Stockholder of Stockholder’s obligations under this Agreement. Stockholder does not have any arrangement in effect that is binding on Stockholder with respect to the voting or transfer of any Shares. Stockholder is not required to make any filing with or notify any governmental or regulatory authority in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby pursuant to the requirements of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”).

SECTION 2.03 Title to Shares. Except for any Shares that were the subject of a Transfer in compliance with Section 1.01 hereof, Stockholder is the record or beneficial owner of the Shares free and clear of all encumbrances, proxies or voting restrictions other than pursuant to this Agreement. Except for (a) any Shares that were the subject of a Transfer in compliance with Section 1.01 hereof or (b) any additional acquired Shares (as contemplated by Section 4.04 hereof), the shares of Company Common Stock, including options, warrants or other rights to acquire such stock, set forth on the signature page hereto, are all the securities of the Company owned, directly or indirectly, of record or beneficially by Stockholder on the date of this Agreement.

SECTION 2.04 Accuracy of Representations. The representations and warranties of Stockholder contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times until termination of this Agreement and will be accurate in all respects as of the date of the consummation of the Merger as if made on that date, in each case, subject to changes or events permitted by this Agreement or the Merger Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to Stockholder as follows:

SECTION 3.01 Authorization; Binding Agreement. Parent has all corporate and legal right, power, and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and no other proceedings on the part of Parent are necessary to authorize this Agreement or consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by or on behalf of Parent and constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to (i) the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

SECTION 3.02 Accuracy of Representations. The representations and warranties of Parent contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times until termination of this Agreement and will be accurate in all respects as of the date of the consummation of the Merger as if made on that date, in each case, subject to changes or events permitted by this Agreement or the Merger Agreement.

ARTICLE IV

COVENANTS OF STOCKHOLDER

SECTION 4.01 Further Assurances. From time to time and without additional consideration, Stockholder shall (at Parent’s sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents, waivers and other instruments, and shall (at Parent’s sole expense) take such further actions, as Parent may reasonably request for the purpose of consummating the Merger.

SECTION 4.02 Legending of Shares. If so requested by Parent, Stockholder agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to the Proxy. Stockholder agrees that

Stockholder will not request the Company to register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares, unless such transfer is made in compliance with this Agreement. Subject to the terms of Section 1.01 hereof, Stockholder agrees that Stockholder shall not Transfer any of the Shares without first having the aforementioned legend affixed to the certificates representing such Shares. In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of share or the like other than pursuant to the Merger, the term “Shares” will be deemed to refer to and include the shares of the Company Common Stock as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged and appropriate adjustments shall be made to the terms and provisions of this Agreement and the Proxy.

SECTION 4.03 Disclosure. Stockholder hereby agrees to permit Parent to publish and disclose in the Registration Statement and the Joint Proxy Statement (including all documents and schedules filed with the SEC), and in any press release or other disclosure document in which Parent reasonably determines in its good faith judgment that such disclosure is required by law, including the rules and regulations of the SEC, or appropriate, in connection with the Merger and any transactions related thereto, Stockholder’s identity and ownership of the Shares and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement.

SECTION 4.04 Additional Shares. In the event that Stockholder acquires any additional Shares, such Shares shall, without further action of the parties, be subject to the provisions of this Agreement and the Proxy, and the number of Shares set forth on the signature page hereto and thereto will be deemed amended accordingly. If Stockholder acquires additional Shares, Stockholder shall promptly notify Parent in writing of such acquisition.

ARTICLE V

GENERAL PROVISIONS

SECTION 5.01 Entire Agreement. This Agreement and the Proxy constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto.

SECTION 5.02 Survival of Representations and Warranties. All representations and warranties made by Stockholder in this Agreement shall survive any termination of the Merger Agreement or this Agreement.

SECTION 5.03 Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that any assignment, delegation or attempted transfer of any rights, interests or obligations under this Agreement by either party hereto without the prior written consent of the other party hereto shall be void.

SECTION 5.04 Fees and Expenses. Except as otherwise provided herein, all costs and expenses (including, without limitation, all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

SECTION 5.05 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 5.05):

(a)	if to Parent:

Ariba, Inc.
807 11th Avenue
Sunnyvale, CA 94089
Attention: General Counsel
Facsimile No.: (650) 390-1000

with a copy to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
155 Constitution Drive
Menlo Park, California 94025
Attention: Brooks Stough and Christopher D. Dillon
Facsimile No.: (650) 321-2800

(b)	If to Stockholder to:

Facsimile No.:

with a copy to:

Morgan, Lewis & Bockius, LLP
One Oxford Centre
32nd Floor
Pittsburgh, PA 15219
Attention: Marlee S. Myers
Kimberly A. Taylor
Facsimile No.: (412) 560-7001

SECTION 5.06 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 5.07 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner.

SECTION 5.08 Specific Performance. The parties agree that irreparable damage would occur if any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Stockholder agrees that, following any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Parent nor any other party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.08, and Stockholder irrevocably waives any right he may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

SECTION 5.09 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware, without giving effect to principles of conflicts of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 5.09 and shall not be deemed to be a general submission to the jurisdiction of such court or in the State of Delaware other than for such purposes.

SECTION 5.10 No Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Parent shall not be deemed to have waived any claim available to it arising out of this Agreement, or any right, power or privilege hereunder, unless the waiver is expressly set forth in writing duly executed and delivered on behalf of Parent. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 5.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, each of Parent and Stockholder has executed or has caused this Agreement to be executed by their duly authorized officer as of the date first written above.

ARIBA, INC.

By:
Name:
Title:

STOCKHOLDER

Print Name of Stockholder:

Shares beneficially owned:

shares of Company Common Stock

shares of Company Common Stock issuable upon exercise of outstanding options or warrants

Signature Page to Company Voting Agreement

EXHIBIT A

IRREVOCABLE PROXY

The undersigned stockholder (“Stockholder”) of Freemarkets, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints the directors on the Board of Directors of Ariba, Inc., a Delaware corporation (“Parent”), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned stockholder of the Company as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and among Parent and Stockholder (the “Voting Agreement”), and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), among Parent, Fleet Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company. The Merger Agreement provides for the merger of Merger Sub with and into the Company in accordance with its terms (the “Merger”). As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Section 8.01 thereof or (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of stockholders of the Company and in every written consent in lieu of such meeting (i) in favor of the adoption of the Merger Agreement by the Company and in favor of the other transactions contemplated by the Merger Agreement, (ii) against any merger, consolidation, sale of assets, recapitalization or other business combination involving the Company (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled, and (iii) in favor of any other matter relating to consummation of the transactions contemplated by the Merger Agreement.

The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. Stockholder may vote the Shares on all other matters. Any obligation of Stockholder hereunder shall be binding upon the successors and assigns of Stockholder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: January     , 2004

Signature of Stockholder:

Print Name of Stockholder:

Shares beneficially owned:

shares of Company Common Stock

shares of Company Common Stock issuable upon exercise of outstanding options or warrants

Signature Page to Irrevocable Proxy

ANNEX D

FORM OF AFFILIATE AGREEMENT

[                 ], 2004

Ariba, Inc.

807 11th Avenue

Sunnyvale, CA 94089

Ladies and Gentlemen:

I have been advised that as of the date of this letter I may be deemed to be an affiliate of FreeMarkets, Inc., a Delaware corporation (the “Company”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the terms of the Agreement and Plan of Merger and Reorganization dated as of January 23, 2004 (the “Merger Agreement”) among Ariba, Inc., a Delaware corporation (“Parent”), Fleet Merger Corporation, a Delaware corporation (“Merger Sub”), and the Company, Merger Sub will be merged with and into the Company and as soon as practicable thereafter, the Company will be merged with and into Parent (the “Merger”). Capitalized terms used in this letter agreement without definition shall have the meanings assigned to them in the Merger Agreement.

As a result of the Merger, I may receive common stock, par value $0.002 per share, of Parent (the “Parent Shares”). I would receive such Parent Shares in exchange for shares (or upon exercise of options for shares) of capital stock of the Company (the “Company Shares”) owned by me immediately prior to the Merger. I have been advised that the issuance of the Parent Shares in connection with the Merger is expected to be effected pursuant to an effective registration statement on Form S-4 under the Securities Act, in which case the resale of such shares will be subject to restrictions set forth in Rule 145 under the Securities Act (which will not apply if such shares are otherwise transferred pursuant to an effective registration statement under the Securities Act or an appropriate exemption from registration).

1. I represent, warrant and covenant to Parent that in the event that I receive any Parent Shares as a result of the Merger:

A. I am the holder and “beneficial owner” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the Company Shares set forth under my signature below, and I have good and valid title to such shares, free and clear of any lien, pledge, security interest, adverse claim, equity, option, proxy, charge, encumbrance or restriction of any nature that would adversely affect the exercise or fulfillment of the rights and obligations of the parties to this letter.

B. I have carefully read this letter and the Merger Agreement and discussed, to the extent I felt necessary, with my counsel or counsel for the Company the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Parent Shares.

C. I shall not make any sale, transfer, pledge or other disposition of the Parent Shares in violation of the Securities Act or the Rules and Regulations. Accordingly, I will not offer, sell, transfer, pledge or otherwise dispose of the Parent Shares issued to me in the Merger unless at such time: (i) such offer, sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 under the Securities Act, (ii) a registration statement under the Securities Act covering the proposed offer, sale, transfer, pledge or other disposition shall be effective under the Securities Act or (iii) in the written opinion of counsel reasonably acceptable to Parent, such offer, sale, transfer or other disposition is otherwise exempt from registration under the Securities Act.

D. I understand that Parent is under no obligation to register the sale, transfer, or other disposition of the Parent Shares by me or on my behalf under the Securities Act or, except as provided in paragraph 2(A) below, to take any other action necessary in order to make compliance with an exemption from such registration available.

E. I understand, acknowledge and agree that (i) stop transfer instructions will be given to Parent’s transfer agent with respect to the Parent Shares, and (ii) there will be placed on the certificates for the Parent Shares issued to me, or any substitutions therefor, a legend stating in substance:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH SUCH RULE AND IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED AS OF JANUARY [            ], 2004 BETWEEN THE REGISTERED HOLDER HEREOF AND ARIBA, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF ARMADA.”

F. I understand that unless a sale or transfer is made in conformity with the provisions of Rule 145 under the Securities Act, or pursuant to a registration statement, Parent reserves the right to put the following legend on the certificates issued to my transferee:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE ACT APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE ACT AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT.”

G. Execution of this letter should not be considered an admission on my part that I am an affiliate of the Company as described in the first paragraph of this letter, or as a waiver of any rights that I may have to object to any claim that I am such an affiliate on or after the date of this letter.

2. By Parent’s acceptance of this letter, Parent hereby agrees with me as follows:

A. For so long as and to the extent necessary to permit me to sell the Parent Shares pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, Parent shall (a) use commercially reasonable efforts to (i) file, on a timely basis, all reports and data required to be filed with the Commission by it pursuant to Section 13 of the Exchange Act, and (ii) furnish to me upon written request a written statement as to whether or not Parent has complied with such reporting requirements during the twelve months preceding any proposed sale of the Parent Shares by me pursuant to Rule 145, and (b) otherwise use its reasonable efforts to permit such sales pursuant to Rule 145 and Rule 144.

B. It is understood and agreed that certificates with the legends set forth in paragraphs 1(E) and 1(F) above will be substituted by delivery of certificates without such legends if Parent has received either a written opinion of counsel, which opinion of counsel shall be reasonably satisfactory to Parent, or a “no action” letter obtained by me from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Securities Act no longer apply to me.

3. Parent and I hereby further agree that:

A. Irreparable damage would occur in the event that any provision of this letter was not performed in accordance with its specific terms or was otherwise breached. I agree that, in the event of any breach or threatened breach by me of any covenant or obligation contained in this letter, each of Parent and the Company shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach.

B. This letter shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware, without giving effect to principles of conflicts of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 3(B) and shall not be deemed to be a general submission to the jurisdiction of such court or in the State of Delaware other than for such purposes.

C. This letter may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

D. If a court of competent jurisdiction determines that any provision of this letter is not enforceable or enforceable only if limited in time and/or scope, this letter shall continue in full force and effect with such provision stricken or so limited.

E. Counsel to the parties hereto shall be entitled to rely upon this letter as needed.

F. This letter shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties hereto and their respective successors and assigns. As used herein, the term “successors and assigns” shall mean, where the context so permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.

G. This letter shall not be modified or amended, or any right hereunder waived or any obligation excused, except by a written agreement signed by both parties hereto.

H. If any legal action or other legal proceeding relating to the enforcement of any provision of this letter is brought against me, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

I. Each of the representations, warranties, covenants and obligations contained in this letter shall survive the consummation of the Merger.

Very truly yours,

Name:

Shares Beneficially Owned:

Shares of FreeMarkets Common Stock

Shares of FreeMarkets Common Stock issuable upon exercise of outstanding options and warrants

Total shares of FreeMarkets Common Stock beneficially owned

Agreed and accepted this     th

day of                     , 2004 by

ARIBA, INC.

By:

Name:
Title:

Signature Page to Affiliate Agreement

ANNEX E

January 22, 2004

Board of Directors

Ariba, Inc.

807 11th Avenue

Sunnyvale, CA 94089

Members of the Board:

We understand that Ariba, Inc. (“Ariba”), FreeMarkets, Inc. (“FreeMarkets” or the “Company”) and Fleet Merger Corporation, a wholly owned subsidiary of Ariba (“Merger Sub”), propose to enter into an Agreement and Plan of Merger and Reorganization, substantially in the form of the draft dated January 22, 2004 (the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into FreeMarkets and the merger of the Company with and into Ariba (collectively, the “Merger”). Pursuant to the Merger, each outstanding share of common stock, par value $0.01 (the “FreeMarkets Common Stock”), of FreeMarkets, other than shares held in treasury or held by Ariba or any affiliate of Ariba or FreeMarkets or as to which dissenters’ rights have been perfected, will be converted into the right to receive 2.25 shares of common stock, par value $0.002 per share (the “Ariba Common Stock”), of Ariba plus $2.00 in cash, subject to adjustment in certain circumstances (collectively, the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be paid by Ariba pursuant to the Merger Agreement is fair from a financial point of view to Ariba.

For purposes of the opinion set forth herein, we have:

(i)	reviewed certain publicly available financial statements and other business and financial information of FreeMarkets and Ariba, respectively;

(ii)	reviewed certain internal financial statements and other financial and operating data concerning FreeMarkets and Ariba, prepared by the managements of FreeMarkets and Ariba, respectively;

(iii)	reviewed certain financial forecasts prepared by the managements of FreeMarkets and Ariba, respectively;

(iv)	discussed certain strategic, financial and operational benefits anticipated from the Merger with the management of FreeMarkets and Ariba and reviewed estimates of the financial benefits including cost savings anticipated from the Merger prepared by the managements of FreeMarkets and Ariba, respectively;

(v)	reviewed the pro forma impact of the Merger on the combined company’s financial performance, including earnings per share;

(vi)	discussed the past and current operations and financial condition and the prospects of FreeMarkets and Ariba with senior executives of FreeMarkets and Ariba;

(vii)	reviewed the reported prices and trading activity for FreeMarkets Common Stock and Ariba Common Stock;

(viii)	compared the financial performance of FreeMarkets and Ariba and the prices and trading activity of the FreeMarkets Common Stock and Ariba Common Stock with that of certain other comparable publicly-traded companies and their securities;

(ix)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

(x)	discussed with the managements of FreeMarkets and Ariba their strategic rationale for the Merger and certain alternatives to the Merger;

E-1

Board of Directors

Ariba, Inc.

January 22, 2004

(xi)	participated in discussions and negotiations among representatives of FreeMarkets and Ariba and their financial and legal advisors;

(xii)	reviewed the Merger Agreement, and certain related documents; and

(xiii)	performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial forecasts and internal financial statements, including certain estimates relating to the strategic, financial and operational benefits anticipated from the Merger, we have assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of FreeMarkets and Ariba, respectively. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, including, among other things, the Merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986, as amended.

We have relied upon, without independent verification, the assessment by the managements of FreeMarkets and Ariba of: (i) the strategic, financial and other benefits expected to result from the Merger; (ii) the timing and risks associated with the integration of FreeMarkets and Ariba; (iii) their ability to retain key employees of FreeMarkets and Ariba, respectively and (iv) the validity of, and risks associated with, FreeMarkets’ and Ariba’s existing and future technologies, intellectual property, products, services and business models. We have not made any independent valuation or appraisal of the assets, liabilities or technology of FreeMarkets and Ariba, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have acted as financial advisor to the Board of Directors of Ariba in connection with this transaction and will receive a fee for our services. In the ordinary course of our business we may actively trade the securities of FreeMarkets and Ariba for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In the past Morgan Stanley & Co. Incorporated (“Morgan Stanley”) and its affiliates have provided financial advisory services and financing services for FreeMarkets and Ariba, and have received fees for these services.

It is understood that this letter is for the information of the Board of Directors of Ariba and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing required to be made by Ariba in respect of the transaction with the Securities and Exchange Commission. In addition, this opinion does not in any manner address the prices at which the Ariba Common Stock will trade following the announcement or consummation of the Merger, and Morgan Stanley expresses no opinion or recommendation as to how the stockholders of FreeMarkets or Ariba should vote at the stockholders’ meetings to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be paid by Ariba pursuant to the Merger Agreement is fair from a financial point of view to Ariba.

Very truly yours, MORGAN STANLEY & CO. INCORPORATED

By:	/S/ Michael F. Wyatt

Michael F. Wyatt Executive Director

E-2

ANNEX F

PERSONAL AND CONFIDENTIAL

January 23, 2004

Board of Directors

FreeMarkets, Inc.

210 Sixth Avenue

Pittsburgh, PA 15222

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of FreeMarkets, Inc. (the “Company”) of the Consideration (as defined below) to be received by such holders, taken in the aggregate, pursuant to the Agreement and Plan of Merger and Reorganization, dated as of January 23, 2004 (the “Agreement”), among Ariba, Inc. (“Ariba”), Fleet Merger Corporation, a wholly owned subsidiary of Ariba (“Merger Sub”), and the Company. The Agreement provides that Merger Sub will be merged with and into the Company, the Company will then be merged with and into Ariba and each outstanding Share will be converted into $2.00 in cash (the “Cash Consideration”) and 2.25 shares of common stock, par value $0.002 per share (the “Ariba Common Stock”), of Ariba (the “Stock Consideration”; together with the Cash Consideration, the “Consideration”).

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, the principal portion of which fees are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking services to the Company from time to time, including having acted as joint lead manager with respect to the initial public offering of Shares in December 1999 and as financial advisor to the Company in connection with its acquisition of Covisint, LLC in December 2003. We also have provided certain investment banking services to Ariba from time to time, including having acted as financial advisor to Ariba in connection with a joint venture with Electronic Data Systems Corporation in April 2000. We also may provide investment banking services to the Company and Ariba in the future. In connection with the above-described investment banking services we have received, and may receive, compensation. In addition, Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may actively trade the debt and equity securities (or related derivative securities) of the Company and Ariba for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

In connection with this opinion, we have reviewed, among other things, the Agreement; the Voting Agreements, dated as of January 23, 2004, between the Company and certain stockholders of Ariba; the Voting Agreements, dated as of January 23, 2004, between Ariba and certain stockholders of the Company; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the four fiscal years ended December 31, 2002; annual reports to stockholders and Annual Reports on Form 10-K of Ariba for the five fiscal years ended September 30, 2003; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Ariba; certain other communications from the Company and Ariba to their respective stockholders; certain internal financial analyses and forecasts for Ariba prepared by the management of Ariba; certain financial analyses and forecasts for the Company and Ariba prepared by the management of the Company

F-1

Board of Directors

FreeMarkets, Inc.

January 23, 2004

Page Two

F-2

(the “Forecasts”); and certain cost savings and operating synergies projected by the managements of the Company and Ariba to result from the Transaction (the “Synergies”). We also have held discussions with members of the senior managements of the Company and Ariba regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and Ariba Common Stock, compared certain financial and stock market information for the Company and Ariba with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the technology industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the Forecasts and the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company and, in the case of the Synergies, of the Company and Ariba, and that the Synergies will be realized in the amounts and time periods contemplated thereby. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance-sheet assets and liabilities) of the Company or Ariba or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We also have assumed with your consent that all governmental, regulatory or other consents and approvals and all tax opinions necessary for the consummation of the Transaction contemplated by the Agreement will be obtained without any adverse effect on the Company or Ariba or on the expected benefits of the Transaction in any way material to our analysis. Our opinion does not address the underlying business decision of the Company to engage in the Transaction. In addition, we are not expressing any opinion herein as to the prices at which the Shares or the shares of Ariba Common Stock will trade at any time. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Consideration to be received by holders of Shares, taken in the aggregate, pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.

(GOLDMAN, SACHS & CO.)

ANNEX G

GENERAL CORPORATION LAW OF DELAWARE

SECTION 262 — APPRAISAL RIGHTS

(a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)    Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)    Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

(1)    If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)    If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the Office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)    After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX H

{ONE-FOR-FIVE}

CERTIFICATE OF AMENDMENT TO AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF ARIBA, INC.

Ariba, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), pursuant to the provisions of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY that:

FIRST:    The name of the Corporation is Ariba, Inc.

SECOND:    The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware was September 17, 1996, under the name of ProcureSoft, Inc.

THIRD:    The Board of Directors of the Corporation adopted a resolution setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the approval of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the following be added as Article X to the Amended and Restated Certificate of Incorporation of the Corporation:

“Effective as of the date this Certificate of Amendment to the Amended and Restated Certificate of Incorporation is duly filed with the Secretary of State of the State of Delaware (the “Effective Date”), each five (5) shares of common stock, par value $.002 per share, issued and outstanding immediately prior to the Effective Date (the “Old Common Stock”) shall be exchanged for one (1) share of the Corporation’s common stock, par value $.002 per share (the “New Common Stock”), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates, which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (whether one or more, the “Old Certificates”), shall be entitled to receive upon surrender of such Old Certificates to the exchange agent duly appointed by the Corporation (the “Exchange Agent”), for cancellation, a certificate or certificates (whether one or more, the “New Certificates”) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates (and, where applicable, cash in lieu of fractional shares, as provided below) pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Corporation. A holder of Old Certificates shall receive, in lieu of any fraction of a share of New Common Stock to which the holder would otherwise be entitled, a cash payment therefor. Such cash payment will equal the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing prices (as adjusted to reflect the exchange effected hereby) of the Old Common Stock, as reported in The Wall Street Journal, during the ten (10) trading days preceding the date that is three (3) days before the Effective Date. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Exchange Agent determines that a holder of Old Certificates has not tendered all such certificates for exchange, the Exchange Agent shall carry forward any fractional share until all certificates of such holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of one share. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer.”

H-1

FURTHER RESOLVED, that the shares of New Common Stock to be issued in exchange for shares of Old Common Stock shall, upon such issuance, be deemed to have been duly authorized and will be fully paid, validly issued and non-assessable; and

FURTHER RESOLVED, that each of the officers of the Corporation is hereby authorized to take all such steps and to do all such acts and things as they or any one of them shall deem necessary or advisable to carry out the intent and purposes of the foregoing resolutions, including, but not limited to, the making of any and all payments, the making and execution of any necessary or advisable instruments, certificates, affidavits, or other documents in connection therewith, the signing or endorsement of any checks, posting of any bonds, and the payment of any fees in such connection, and, from time to time, to take any and all actions to make, execute, verify, and, as necessary, file all applications, certificates, documents or other instruments and to do any and all acts and things which any one or more of them shall deem necessary, advisable or appropriate in order to carry out the intent and purposes of any and all of the foregoing resolutions.

FOURTH:    The amendment to the Amended and Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, the stockholders of the Corporation having duly approved and adopted such amendment by the affirmative vote of stockholders holding at least sixty-six and two-thirds percent (66 2/3%) of all outstanding shares of capital stock entitled to vote thereon, with such affirmative vote effective on                 , 2004.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by the undersigned authorized officer as of the                  day of                 , 2004.

ARIBA, INC.

By:

James W. Frankola, Executive Vice President and Chief Financial Officer

H-2

ANNEX I

{ONE-FOR-SIX}

CERTIFICATE OF AMENDMENT TO AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF ARIBA, INC.

Ariba, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), pursuant to the provisions of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY that:

FIRST:    The name of the Corporation is Ariba, Inc.

SECOND:    The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware was September 17, 1996, under the name of ProcureSoft, Inc.

THIRD:    The Board of Directors of the Corporation adopted a resolution setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the approval of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the following be added as Article X to the Amended and Restated Certificate of Incorporation of the Corporation:

“Effective as of the date this Certificate of Amendment to the Amended and Restated Certificate of Incorporation is duly filed with the Secretary of State of the State of Delaware (the “Effective Date”), each six (6) shares of common stock, par value $.002 per share, issued and outstanding immediately prior to the Effective Date (the “Old Common Stock”) shall be exchanged for one (1) share of the Corporation’s common stock, par value $.002 per share (the “New Common Stock”), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates, which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (whether one or more, the “Old Certificates”), shall be entitled to receive upon surrender of such Old Certificates to the exchange agent duly appointed by the Corporation (the “Exchange Agent”), for cancellation, a certificate or certificates (whether one or more, the “New Certificates”) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates (and, where applicable, cash in lieu of fractional shares, as provided below) pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Corporation. A holder of Old Certificates shall receive, in lieu of any fraction of a share of New Common Stock to which the holder would otherwise be entitled, a cash payment therefor. Such cash payment will equal the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing prices (as adjusted to reflect the exchange effected hereby) of the Old Common Stock, as reported in The Wall Street Journal, during the ten (10) trading days preceding the date that is three (3) days before the Effective Date. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Exchange Agent determines that a holder of Old Certificates has not tendered all such certificates for exchange, the Exchange Agent shall carry forward any fractional share until all certificates of such holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of one share. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer.”

I-1

FURTHER RESOLVED, that the shares of New Common Stock to be issued in exchange for shares of Old Common Stock shall, upon such issuance, be deemed to have been duly authorized and will be fully paid, validly issued and non-assessable; and

FURTHER RESOLVED, that each of the officers of the Corporation is hereby authorized to take all such steps and to do all such acts and things as they or any one of them shall deem necessary or advisable to carry out the intent and purposes of the foregoing resolutions, including, but not limited to, the making of any and all payments, the making and execution of any necessary or advisable instruments, certificates, affidavits, or other documents in connection therewith, the signing or endorsement of any checks, posting of any bonds, and the payment of any fees in such connection, and, from time to time, to take any and all actions to make, execute, verify, and, as necessary, file all applications, certificates, documents or other instruments and to do any and all acts and things which any one or more of them shall deem necessary, advisable or appropriate in order to carry out the intent and purposes of any and all of the foregoing resolutions.

FOURTH:    The amendment to the Amended and Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, the stockholders of the Corporation having duly approved and adopted such amendment by the affirmative vote of stockholders holding at least sixty-six and two-thirds percent (66 2/3%) of all outstanding shares of capital stock entitled to vote thereon, with such affirmative vote effective on                 , 2004.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by the undersigned authorized officer as of the                  day of                 , 2004.

ARIBA, INC.

By:

James W. Frankola, Executive Vice President and Chief Financial Officer

I-2

ANNEX J

CHARTER FOR THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

OF

ARIBA, INC.

(as adopted by the Board of Directors on July 25, 2003)

PURPOSE

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Ariba, Inc. (the “Company”) shall be to oversee the Company’s accounting practices, system of internal controls, audit processes, and financial reporting processes.

RESPONSIBILITIES

The Committee has the authority to undertake the specific duties and responsibilities listed below and will have the authority to undertake such other specific duties as the Board from time to time prescribes.

The Committee shall rely on the expertise and knowledge of management, the internal auditors and the independent auditors in carrying out its oversight responsibilities. Management of the Company is responsible for ensuring that the Company’s financial statements are complete and accurate and prepared in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing the Company’s financial statements. It is not the duty of the Committee to plan or conduct audits, to determine that the financial statements are complete and accurate and are prepared in accordance with generally accepted accounting principles, to conduct investigations, or to assure compliance with laws and regulations or the Company’s internal policies, procedures and controls.

MEMBERSHIP

The members of the Committee will be nominated by, will be appointed by, and will serve at the discretion of, the Board. The Committee will consist of at least three (3) members of the Board who meet the following criteria (in each case to the extent that such requirements are effective from time to time):

1.	Each member will be an independent director in accordance with the applicable rules of The Nasdaq National Market (“Nasdaq”) and the rules of the Securities and Exchange Commission (“SEC”);

2.	Each member will be able to read and understand fundamental financial statements, in accordance with the applicable rules of Nasdaq;

3.	At least one member will have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities, in accordance with the applicable rules of Nasdaq; and

4.	At least one member will be an “audit committee financial expert” in accordance with the applicable rules of Nasdaq and the SEC.

The Board shall designate one member of the Committee as the Committee’s Chairperson.

RESPONSIBILITIES AND AUTHORITY

The responsibilities and authority of the Committee shall include:

Processes, Controls and Risk Management

1.	Reviewing periodically the Company’s financial reporting processes and disclosure controls and processes, based on consultation with the Company’s management and independent auditors and counsel;

2.	Reviewing periodically the adequacy and effectiveness of the Company’s internal control policies and procedures, including the responsibilities, budget, staffing and effectiveness of the Company’s internal audit function, based on consultation with the Company’s management and independent auditors;

3.	Reviewing the reports prepared by management, and attested to by the Company’s independent auditors, assessing the adequacy and effectiveness of the Company’s internal controls and procedures, prior to the inclusion of such reports in the Company’s periodic filings as required under the rules of the SEC;

4.	Discussing guidelines and policies governing the process by which management and other persons responsible for risk management assess and manage the Company’s exposure to risk, as well as the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, based on consultation with the Company’s management and independent auditors;

Independent Auditors

5.	Appointing, approving the compensation of and overseeing the work of the Company’s independent auditors; in this regard, the Committee shall have the sole authority to approve the hiring and firing of the independent auditors and the independent auditors shall report directly to the Committee;

6.	Pre-approving audit and permissible non-audit services provided to the Company by the independent auditors (or subsequently approving non-audit services in those circumstances where a subsequent approval is permissible);

7.	Discussing with the Company’s independent auditors their annual audit plan, including the scope of audit activities and all critical accounting policies and practices to be used, and any other matters required to be discussed by Statement on Accounting Standard No. 61, as it may be modified or supplemented;

8.	Reviewing quarterly with management, the Company’s independent auditors and the internal auditors (or other persons responsible for the Company’s internal audit function):

•	The results of the annual audit of the Company and the independent auditors’ procedures with respect to interim periods, including any significant findings, comments or recommendations of the independent auditors and internal auditors (or other persons responsible for the Company’s internal audit function) together with management’s responses thereto; and

•	Any significant changes in the Company’s accounting principles or the methods of applying the Company’s accounting principles;

9.	Reviewing and discussing reports from the independent auditors on:

•	All critical accounting policies and practices used by the Company;

•	Alternative accounting treatments within generally accepted accounting principles related to material items that have been discussed with management, including the ramifications of the use of the alternative treatments; and

•	Other material written communications between the independent auditors and management;

10.	Reviewing with the Company’s independent auditors their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such matters as are required to be discussed with the Committee under generally accepted auditing standards.

11.	Obtaining and reviewing at least annually a report by the Company’s independent auditors describing:

•	The independent auditors’ internal quality-control procedures; and

•	Any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by any governmental or professional authority, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues;

12.	Obtaining and reviewing at least annually a formal written statement by the Company’s independent auditors delineating all relationships between the auditor and the Company, consistent with Independent Standards Board Standard No. 1, as it may be modified or supplemented, and reviewing and discussing with the auditors any disclosed relationships or services that may impact the objectivity and independence of the auditors; in this regard, the Committee shall take appropriate action, if necessary, to ensure the independence of the auditors;

13.	Reviewing periodically with the independent auditors any problems or difficulties encountered by the independent auditors in the course of any audit work, including management’s response thereto, any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management;

SEC Reports and Other Disclosure

14.	Reviewing with:

•	Management and the Company’s independent auditors, before release, the audited financial statements and unaudited interim financial statements; and

•	Management and the Company’s independent auditors, before release, the Company’s earnings announcements or financial releases and Management’s Discussion and Analysis (MD&A) in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q;

15.	Directing the Company’s independent auditors to review, before filing with the SEC, the Company’s interim financial statements included in quarterly reports on Form 10-Q, using professional standards and procedures for conducting such reviews;

16.	Overseeing compliance with the disclosure requirements of the SEC, including disclosure of information regarding auditors’ services and audit committee members, member qualifications and activities;

Other Responsibilities and Authority

17.	Establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

18.	Reviewing and approving all related party transactions in accordance with the applicable rules of Nasdaq;

19.	Reviewing, approving and monitoring the Company’s code of ethics for the Chief Executive Officer and senior financial officers in accordance with the applicable rules of Nasdaq and the SEC;

20.	Establishing hiring policies regarding employment of employees, or former employees, of the Company’s independent auditors in accordance with the applicable rules of Nasdaq and the SEC;

21.	Reviewing the Committee’s own charter, structure, processes and membership requirements, at least on an annual basis;

22.	Preparing and periodically updating an annual calendar and checklist for the Committee’s responsibilities and authority; and

23.	Performing such other duties as may be requested by the Board.

INVESTIGATIONS, STUDIES AND OUTSIDE ADVISORS

The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibility with full access to all books, records, facilities and personnel of the Company.

The Committee shall have the authority to engage independent legal, accounting and other advisors, as it determines necessary to carry out its duties. The Committee shall have sole authority to approve related fees and retention terms.

EDUCATION

The Company is responsible for providing the Committee with educational resources related to accounting principles and procedures, current accounting topics pertinent to the Company and other material as may be requested by the Committee. The Company shall assist the Committee in maintaining appropriate financial literacy.

MEETINGS

The Committee will establish its own schedule and will meet at least one (1) time each fiscal quarter.

The Committee will meet separately with members of the Company’s management, internal auditors (or other persons responsible for the Company’s internal audit function) and the Company’s independent auditors at such times as the Committee deems appropriate.

The Committee may request that any directors, officers or employees of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee to provide such pertinent information as the Committee requests.

MINUTES

The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

REPORTS

The Committee shall prepare all reports required to be included in the Company’s filings with the SEC, pursuant to and in accordance with applicable rules of the SEC.

The Committee also shall report regularly to the full Board, including with respect to any issues that arise with respect to the quality or integrity of the Company’s financial statements, the effectiveness of the Company’s internal controls or disclosure controls, the performance and independence of the Company’s independent auditors, or any other issue that the Committee believes should be brought to the attention of the full Board. Such reports may be made orally or in writing.

COMPENSATION

Members of the Committee shall receive such fees, if any, for their service as Committee members as may be determined by the Board. Such fees may include retainers or per meeting fees and shall be paid in such form of consideration as is determined by the Board in accordance with the applicable rules of Nasdaq and the SEC.

Members of the Committee may not receive any compensation from the Company except the fees that they receive for service as a member of the Board or any committee thereof.

DELEGATION OF AUTHORITY

The Committee may, to the extent permitted under applicable law, the applicable rules of Nasdaq and the SEC, and the Company’s Certificate of Incorporation and Bylaws, delegate to one or more designated members of the Committee the authority to pre-approve audit and permissible non-audit services, provided that such pre-approval decision is presented to the full Committee at a scheduled meeting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Subsection (a) of Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any such action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of the director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Article Seven of Ariba’s amended and restated certificate of incorporation, as amended, provides that, to the fullest extent permitted by the DGCL, as the same exists or as it may hereafter be amended, no director of the Ariba shall be personally liable to Ariba or its stockholders for monetary damages for breach of fiduciary duty as a director.

Section 6.1 of Ariba’s amended and restated bylaws further provides that Ariba shall, to the maximum extent and in the manner permitted by the DGCL, indemnify each of its directors and officers against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of Ariba.

Ariba has entered into indemnification agreements with each of its directors and executive officers.

Ariba maintains officers’ and directors’ liability insurance.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits. The following is a list of Exhibits filed as part of the Registration Statement or incorporated by reference herein:

Exhibit No.	Description
2.1**	Agreement and Plan of Merger, dated December 30, 2003, by and among Registrant, Red Rocks Acquisition Corp. and Alliente Inc., as amended on January 9, 2004 (which is incorporated herein by reference to Exhibit 2.1 to the Registrant’s Form 10-Q dated February 11, 2004).

2.2**	Agreement and Plan of Merger and Reorganization among Registrant, Fleet Merger Corporation and FreeMarkets, Inc. dated as of January 23, 2004 (which is incorporated herein by reference to Exhibit 2.1 of Form 8-K dated February 2, 2004).

3.1**	Amended and Restated Certificate of Incorporation of the Registrant including all amendments to date (which are incorporated herein by reference to Exhibit 3.1 to Registrant’s Form 10-K dated December 29, 2000).

3.2**	Amended and Restated Bylaws of the Registrant (which are incorporated herein by reference to Exhibit 3.4 to the Registrant’s Form S-1 Registration No. 333-76953).

4.1**	Amended and Restated Investors’ Rights Agreement dated April 17, 1998 (which is incorporated herein by reference to Exhibit 4.1 to the Registrant’s Form S-1 Registration No. 333-76953).

4.2**	Specimen Certificate of the Registrant’s common stock (which is incorporated herein by reference to Exhibit 4.2 to the Registrant’s Form S-1 Registration No. 333-76953).

4.3**	Amended and Restated Investors’ Rights Agreement dated June 7, 1999 (which is incorporated herein by reference to Exhibit 4.3 to the Registrant’s Form S-1 Registration No. 333-76953).

4.4**	First Amended and Restated Shareholders Agreement dated December 10, 2001, by and among SOFTBANK Corp., SOFTBANK EC Holdings Corp., the Registrant and Nihon Ariba K.K. (which is incorporated herein by reference to Exhibit 4.4 to the Registrant’s Form 10-Q dated February 14, 2002).

5.1***	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

10.1**	Form of Indemnification Agreement entered into between the Registrant and its directors and executive officers (which is incorporated herein by reference to Exhibit 10.1 to the Registrant’s Form S-1 Registration No. 333-76953).

10.2**	1996 Stock Plan, as amended (which is incorporated herein by reference to Exhibit 10.2 to the Registrant’s Form S-1 Registration No. 333-76953).

10.3**	1999 Equity Incentive Plan, as amended (which is incorporated herein by reference to Exhibit 10.3 to the Registrant’s Form 10-K/A dated December 31, 2001).

10.4**	1999 Directors’ Stock Option Plan (which is incorporated herein by reference to Exhibit 10.4 to the Registrant’s Form S-1 Registration No. 333-76953).

10.5**	Employee Stock Purchase Plan (which is incorporated herein by reference to Exhibit 10.5 to the Registrant’s Form S-1 Registration No. 333-76953).

10.6**	Industrial Complex Lease dated August 11, 1997, by and between MP Caribbean, Inc. and the Registrant (which is incorporated herein by reference to Exhibit 10.6 to the Registrant’s Form S-1 Registration No. 333-76953).

10.7**	Lease Agreement, dated June 12, 1996, by and between Charleston Place Associates and U.S. Robotics Access Corp., as amended (which is incorporated herein by reference to Exhibit 10.7 to the Registrant’s Form S-1 Registration No. 333-76953).

Exhibit No.	Description
10.8**	Sublease, dated February 1999, by and between 3Com Corporation, successor in interest to U.S. Robotics Access Corp., and the Registrant (which is incorporated herein by reference to Exhibit 10.8 to the Registrant’s Form S-1 Registration No. 333-76953).

10.9**	Sublease, dated October 1999, by and between the Registrant and ChainLink Technologies, Inc. (which is incorporated herein by reference to Exhibit 10.9 to the Registrant’s Form 10-K dated December 23, 1999).

10.10**	Lease agreement, dated March 15, 2000, by and between Moffett Park Drive LLC and the Registrant (which is incorporated herein by reference to Exhibit 10.10 to the Registrant’s Form 10-Q dated May 15, 2000).

10.11**	Amended and Restated Sublease dated August 6, 2001, between Registrant and Interwoven, Inc. (which is incorporated herein by reference to Exhibit 10.11 to the Registrant’s Form 10-K/A dated December 31, 2001).

10.12+**	Stock Purchase Agreement, dated October 19, 2000, by and among Nihon Ariba K.K., Softbank Corp. and Softbank E-Commerce Corp. (which is incorporated herein by reference to Exhibit 10.16 to Registrant’s Form 10-Q dated February 14, 2001).

10.13+**	Amendment No. 1 to Stock Purchase Agreement dated December 10, 2001, by and among Nihon Ariba K.K., SOFTBANK Corp. and SOFTBANK EC Holdings Corp. (which is incorporated herein by reference to Exhibit 10.24 to the Registrant’s Form 10-Q dated February 14, 2002).

10.14+**	Standby Purchase Agreement dated December 10, 2001, by and among Nihon Ariba K.K., the Registrant and SOFTBANK EC Holding Corp. (which is incorporated herein by reference to Exhibit 10.25 to the Registrant’s Form 10-Q dated February 14, 2002).

10.15+**	First Amendment to Standby Purchase Agreement dated June 30, 2002, by and among Registrant, SOFTBANK EC HOLDINGS CORP. and Nihon Ariba K.K. (which is incorporated herein by reference to Exhibit 10.30 to the Registrant’s Form 10-Q dated August 14, 2002).

10.16+**	Release, Reimbursement and Payment Agreement, dated December 10, 2001, by and among the Registrant, Nihon Ariba K.K., SOFTBANK Corp. and SOFTBANK EC Holdings Corp. (which is incorporated herein by reference to Exhibit 10.26 to the Registrant’s Form 10-Q dated February 14, 2002).

10.17**	Offer Letter, dated November 22, 2000, by and between the Registrant and Robert M. Calderoni (which is incorporated herein by reference to Exhibit 10.17 to Registrant’s Form 10-Q dated February 14, 2001).

10.18+**	Amendment to Offer Letter dated July 18, 2001, by and between Registrant and Robert M. Calderoni (which is incorporated herein by reference to Exhibit 10.18 to the Registrant’s Form 10-K/A dated December 31, 2001).

10.19**	Offer Letter, dated February 21, 2001 by and between the Registrant and Michael Schmitt (which is incorporated herein by reference to Exhibit 10.21 to Registrant’s Form 10-Q dated May 15, 2001).

10.20+**	Severance Agreement dated July 18, 2001, by and between Registrant and Robert M. Calderoni (which is incorporated herein by reference to Exhibit 10.19 to the Registrant’s Form 10-K/A dated December 31, 2001).

10.21+**	Loan Agreement, dated February 1, 2001 by Robert M. Calderoni (which is incorporated herein by reference to Exhibit 10.20 to the Registrant’s Form 10-K/A dated December 31, 2001).

10.22+**	Promissory Note dated February 1, 2001, by Robert M. Calderoni (which is incorporated herein by reference to Exhibit 10.21 to the Registrant’s Form 10-K/A dated December 31, 2001).

Exhibit No.	Description
10.23+**	Offer Letter, dated October 16, 2001, by and between the Registrant and James W. Frankola (which is incorporated herein by reference to Exhibit 10.23 to the Registrant’s Form 10-Q dated February 14, 2002).

10.24+**	Offer Letter, dated April 10, 2002, by and between Registrant and Kevin Costello (which is incorporated herein by reference to Exhibit 10.29 to the Registrant’s Form 10-Q dated August 14, 2002).

10.25**	Severance Agreement dated September 6, 2002, by and between Registrant and Michael Schmitt (which is incorporated herein by reference to Exhibit 10.28 to the Registrant’s Form 10-K dated April 10, 2003).

10.26**	SupplierMarket.com 1999 Stock Option Plan, as amended (which is incorporated herein by reference to Exhibit 10.30 to the Registrant’s Form 10-K dated April 10, 2003).

10.27**	TradingDynamics 1999 Stock Plan, as amended (which is incorporated herein by reference to Exhibit 10.31 to the Registrant’s Form 10-K dated April 10, 2003).

10.28**	TradingDynamics 1998 Stock Plan, as amended (which is incorporated herein by reference to Exhibit 10.32 to the Registrant’s Form 10-K dated April 10, 2003).

10.29**	Tradex Technologies, Inc. 1999 Stock Option/Stock Issuance Plan, as amended (which is incorporated herein by reference to Exhibit 10.33 to the Registrant’s Form 10-K dated April 10, 2003).

10.30**	Trade’Ex Electronic Commerce Systems, Inc. 1997 Employee Stock Option Plan, as amended (which is incorporated herein by reference to Exhibit 10.34 to the Registrant’s Form 10-K dated April 10, 2003).

10.31**	Sublease, dated October 18, 2002, by and between Netscreen Technologies, Inc. and the Registrant (which is incorporated herein by reference to Exhibit 10.35 to the Registrant’s Form 10-Q dated April 10, 2003.

10.32**	Severance Agreement, dated May 21, 2003, by and between Registrant and John True (which is incorporated herein by reference to Exhibit 10.36 to the Registrant’s Form 10-Q dated August 11, 2003).

10.33+**	Severance Agreement, dated November 11, 2003, by and between Registrant and John True (which is incorporated herein by reference to Exhibit 10.37 to the Registrant’s Form 10-Q dated February 11, 2004).

10.34+**	Severance Agreement, dated December 23, 2003, by and between Registrant and Kevin Costello (which is incorporated herein by reference to Exhibit 10.38 to the Registrant’s Form 10-Q dated February 11, 2004).

10.35+**	Severance Agreement, dated December 31, 2003, by and between Registrant and Robert M. Calderoni (which is incorporated herein by reference to Exhibit 10.39 to the Registrant’s Form 10-Q dated February 11, 2004).

10.36+**	Severance Agreement, dated December 31, 2003, by and between Registrant and James W. Frankola (which is incorporated herein by reference to Exhibit 10.40 to the Registrant’s Form 10-Q dated February 11, 2004).

10.37+†	Employment Agreement, dated January 23, 2004, by and between Registrant and David H. McCormick.

10.38†	Transition Agreement, dated January 23, 2004, by and between Registrant and Glen T. Meakem.

21.1**	Subsidiaries (which is incorporated herein by reference to Exhibit 21.1 to the Registrant’s Form 10-K dated April 10, 2003).

Exhibit No.	Description
23.1†	Consent of KPMG LLP independent auditors for Ariba, Inc.

23.2†	Consent of PricewaterhouseCoopers LLP independent auditors for FreeMarkets, Inc.

23.3***	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (included in Exhibit 5.1).

24.1	Power of Attorney (see page II-9 of this Registration Statement).

99.1†	Form of Registrant’s Proxy Card.

99.2†	Form of FreeMarkets’ Proxy Card.

99.3	Form of Voting Agreement dated January 23, 2004, by and among FreeMarkets, Inc. and each of certain individual stockholders of Registrant (included as Annex B to the proxy statement/prospectus forming a part of this registration statement).

99.4	Form of Voting Agreement, dated January 23, 2004, by and between Registrant and each of certain individual stockholders of FreeMarkets, Inc. (included as Annex C to the proxy statement/prospectus forming a part of this registration statement).

99.5	Opinion of Morgan Stanley & Co. Incorporated, financial advisors to Registrant, regarding the fairness of the merger (included as Annex E to the proxy statement/prospectus forming a part of this registration statement).

99.6	Opinion of Goldman, Sachs & Co., financial advisors to FreeMarkets, regarding the fairness of the merger (included as Annex F to the proxy statement/prospectus forming a part of this registration statement).

99.7†	Consent of Morgan Stanley & Co. Incorporated.

99.8†	Consent of Goldman, Sachs & Co.

99.9†	Consent of David H. McCormick to the use of his name in the registration statement.

99.10†	Consent of Karl E. Newkirk to the use of his name in the registration statement.

+	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.
**	Incorporated by reference.
***	To be filed by amendment.
†	Filed herewith.

ITEM 22. UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(5) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

(6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request; and

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in City of Sunnyvale, State of California, on this 11th day of February, 2004.

ARIBA, INC.

By:	/s/ ROBERT M. CALDERONI

Robert M. Calderoni Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

By:	/s/ JAMES W. FRANKOLA

James W. Frankola Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

We the undersigned directors and/or officers of Ariba, Inc. (“Ariba”) hereby severally constitute and appoint Robert M. Calderoni and James W. Frankola, and each of them individually, with full power of substitution and resubstitution, our true and lawful attorneys, with full power to them and each of them to sign for us, in our names and in the capacities indicated below, the registration statement on Form S-4 filed with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of Ariba and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Exchange Act of 1934, this Form S-4 has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ ROBERT M. CALDERONI Robert M. Calderoni	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	February 11, 2004

/s/ JAMES W. FRANKOLA James W. Frankola	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 11, 2004

/s/ RICHARD F. WALLMAN Richard F. Wallman	Director	February 11, 2004

/s/ ROBERT E. KNOWLING, JR. Robert E. Knowling, Jr.	Director	February 11, 2004

/s/ RICHARD A. KASHNOW Richard A. Kashnow	Director	February 11, 2004

/s/ THOMAS F. MONAHAN Thomas F. Monahan	Director	February 11, 2004

EXHIBIT INDEX

Exhibit No.	Description
2.1**	Agreement and Plan of Merger, dated December 30, 2003, by and among Registrant, Red Rocks Acquisition Corp. and Alliente Inc., as amended on January 9, 2004 (which is incorporated herein by reference to Exhibit 2.1 to the Registrant’s Form 10-Q dated February 11, 2004).

2.2**	Agreement and Plan of Merger and Reorganization among Registrant, Fleet Merger Corporation and FreeMarkets, Inc. dated as of January 23, 2004 (which is incorporated herein by reference to Exhibit 2.1 of Form 8-K dated February 2, 2004).

3.1**	Amended and Restated Certificate of Incorporation of the Registrant including all amendments to date (which are incorporated herein by reference to Exhibit 3.1 to Registrant’s Form 10-K dated December 29, 2000).

3.2**	Amended and Restated Bylaws of the Registrant (which are incorporated herein by reference to Exhibit 3.4 to the Registrant’s Form S-1 Registration No. 333-76953).

4.1**	Amended and Restated Investors’ Rights Agreement dated April 17, 1998 (which is incorporated herein by reference to Exhibit 4.1 to the Registrant’s Form S-1 Registration No. 333-76953).

4.2**	Specimen Certificate of the Registrant’s common stock (which is incorporated herein by reference to Exhibit 4.2 to the Registrant’s Form S-1 Registration No. 333-76953).

4.3**	Amended and Restated Investors’ Rights Agreement dated June 7, 1999 (which is incorporated herein by reference to Exhibit 4.3 to the Registrant’s Form S-1 Registration No. 333-76953).

4.4**	First Amended and Restated Shareholders Agreement dated December 10, 2001, by and among SOFTBANK Corp., SOFTBANK EC Holdings Corp., the Registrant and Nihon Ariba K.K. (which is incorporated herein by reference to Exhibit 4.4 to the Registrant’s Form 10-Q dated February 14, 2002).

5.1***	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

10.1**	Form of Indemnification Agreement entered into between the Registrant and its directors and executive officers (which is incorporated herein by reference to Exhibit 10.1 to the Registrant’s Form S-1 Registration No. 333-76953).

10.2**	1996 Stock Plan, as amended (which is incorporated herein by reference to Exhibit 10.2 to the Registrant’s Form S-1 Registration No. 333-76953).

10.3**	1999 Equity Incentive Plan, as amended (which is incorporated herein by reference to Exhibit 10.3 to the Registrant’s Form 10-K/A dated December 31, 2001).

10.4**	1999 Directors’ Stock Option Plan (which is incorporated herein by reference to Exhibit 10.4 to the Registrant’s Form S-1 Registration No. 333-76953).

10.5**	Employee Stock Purchase Plan (which is incorporated herein by reference to Exhibit 10.5 to the Registrant’s Form S-1 Registration No. 333-76953).

10.6**	Industrial Complex Lease dated August 11, 1997, by and between MP Caribbean, Inc. and the Registrant (which is incorporated herein by reference to Exhibit 10.6 to the Registrant’s Form S-1 Registration No. 333-76953).

10.7**	Lease Agreement, dated June 12, 1996, by and between Charleston Place Associates and U.S. Robotics Access Corp., as amended (which is incorporated herein by reference to Exhibit 10.7 to the Registrant’s Form S-1 Registration No. 333-76953).

10.8**	Sublease, dated February 1999, by and between 3Com Corporation, successor in interest to U.S. Robotics Access Corp., and the Registrant (which is incorporated herein by reference to Exhibit 10.8 to the Registrant’s Form S-1 Registration No. 333-76953).

Exhibit No.	Description
10.9**	Sublease, dated October 1999, by and between the Registrant and ChainLink Technologies, Inc. (which is incorporated herein by reference to Exhibit 10.9 to the Registrant’s Form 10-K dated December 23, 1999).

10.10**	Lease agreement, dated March 15, 2000, by and between Moffett Park Drive LLC and the Registrant (which is incorporated herein by reference to Exhibit 10.10 to the Registrant’s Form 10-Q dated May 15, 2000).

10.11**	Amended and Restated Sublease dated August 6, 2001, between Registrant and Interwoven, Inc. (which is incorporated herein by reference to Exhibit 10.11 to the Registrant’s Form 10-K/A dated December 31, 2001).

10.12+**	Stock Purchase Agreement, dated October 19, 2000, by and among Nihon Ariba K.K., Softbank Corp. and Softbank E-Commerce Corp. (which is incorporated herein by reference to Exhibit 10.16 to Registrant’s Form 10-Q dated February 14, 2001).

10.13+**	Amendment No. 1 to Stock Purchase Agreement dated December 10, 2001, by and among Nihon Ariba K.K., SOFTBANK Corp. and SOFTBANK EC Holdings Corp. (which is incorporated herein by reference to Exhibit 10.24 to the Registrant’s Form 10-Q dated February 14, 2002).

10.14+**	Standby Purchase Agreement dated December 10, 2001, by and among Nihon Ariba K.K., the Registrant and SOFTBANK EC Holding Corp. (which is incorporated herein by reference to Exhibit 10.25 to the Registrant’s Form 10-Q dated February 14, 2002).

10.15+**	First Amendment to Standby Purchase Agreement dated June 30, 2002, by and among Registrant, SOFTBANK EC HOLDINGS CORP. and Nihon Ariba K.K. (which is incorporated herein by reference to Exhibit 10.30 to the Registrant’s Form 10-Q dated August 14, 2002).

10.16+**	Release, Reimbursement and Payment Agreement, dated December 10, 2001, by and among the Registrant, Nihon Ariba K.K., SOFTBANK Corp. and SOFTBANK EC Holdings Corp. (which is incorporated herein by reference to Exhibit 10.26 to the Registrant’s Form 10-Q dated February 14, 2002).

10.17**	Offer Letter, dated November 22, 2000, by and between the Registrant and Robert M. Calderoni (which is incorporated herein by reference to Exhibit 10.17 to Registrant’s Form 10-Q dated February 14, 2001).

10.18+**	Amendment to Offer Letter dated July 18, 2001, by and between Registrant and Robert M. Calderoni (which is incorporated herein by reference to Exhibit 10.18 to the Registrant’s Form 10-K/A dated December 31, 2001).

10.19**	Offer Letter, dated February 21, 2001 by and between the Registrant and Michael Schmitt (which is incorporated herein by reference to Exhibit 10.21 to Registrant’s Form 10-Q dated May 15, 2001).

10.20+**	Severance Agreement dated July 18, 2001, by and between Registrant and Robert M. Calderoni (which is incorporated herein by reference to Exhibit 10.19 to the Registrant’s Form 10-K/A dated December 31, 2001).

10.21+**	Loan Agreement, dated February 1, 2001 by Robert M. Calderoni (which is incorporated herein by reference to Exhibit 10.20 to the Registrant’s Form 10-K/A dated December 31, 2001).

10.22+**	Promissory Note dated February 1, 2001, by Robert M. Calderoni (which is incorporated herein by reference to Exhibit 10.21 to the Registrant’s Form 10-K/A dated December 31, 2001).

10.23+**	Offer Letter, dated October 16, 2001, by and between the Registrant and James W. Frankola (which is incorporated herein by reference to Exhibit 10.23 to the Registrant’s Form 10-Q dated February 14, 2002).

Exhibit No.	Description
10.24+**	Offer Letter, dated April 10, 2002, by and between Registrant and Kevin Costello (which is incorporated herein by reference to Exhibit 10.29 to the Registrant’s Form 10-Q dated August 14, 2002).

10.25**	Severance Agreement dated September 6, 2002, by and between Registrant and Michael Schmitt (which is incorporated herein by reference to Exhibit 10.28 to the Registrant’s Form 10-K dated April 10, 2003).

10.26**	SupplierMarket.com 1999 Stock Option Plan, as amended (which is incorporated herein by reference to Exhibit 10.30 to the Registrant’s Form 10-K dated April 10, 2003).

10.27**	TradingDynamics 1999 Stock Plan, as amended (which is incorporated herein by reference to Exhibit 10.31 to the Registrant’s Form 10-K dated April 10, 2003).

10.28**	TradingDynamics 1998 Stock Plan, as amended (which is incorporated herein by reference to Exhibit 10.32 to the Registrant’s Form 10-K dated April 10, 2003).

10.29**	Tradex Technologies, Inc. 1999 Stock Option/Stock Issuance Plan, as amended (which is incorporated herein by reference to Exhibit 10.33 to the Registrant’s Form 10-K dated April 10, 2003).

10.30**	Trade’Ex Electronic Commerce Systems, Inc. 1997 Employee Stock Option Plan, as amended (which is incorporated herein by reference to Exhibit 10.34 to the Registrant’s Form 10-K dated April 10, 2003).

10.31**	Sublease, dated October 18, 2002, by and between Netscreen Technologies, Inc. and the Registrant (which is incorporated herein by reference to Exhibit 10.35 to the Registrant’s Form 10-Q dated April 10, 2003.

10.32**	Severance Agreement, dated May 21, 2003, by and between Registrant and John True (which is incorporated herein by reference to Exhibit 10.36 to the Registrant’s Form 10-Q dated August 11, 2003).

10.33+**	Severance Agreement, dated November 11, 2003, by and between Registrant and John True (which is incorporated herein by reference to Exhibit 10.37 to the Registrant’s Form 10-Q dated February 11, 2004).

10.34+**	Severance Agreement, dated December 23, 2003, by and between Registrant and Kevin Costello (which is incorporated herein by reference to Exhibit 10.38 to the Registrant’s Form 10-Q dated February 11, 2004).

10.35+**	Severance Agreement, dated December 31, 2003, by and between Registrant and Robert M. Calderoni (which is incorporated herein by reference to Exhibit 10.39 to the Registrant’s Form 10-Q dated February 11, 2004).

10.36+**	Severance Agreement, dated December 31, 2003, by and between Registrant and James W. Frankola (which is incorporated herein by reference to Exhibit 10.40 to the Registrant’s Form 10-Q dated February 11, 2004).

10.37+†	Employment Agreement, dated January 23, 2004, by and between Registrant and David H. McCormick.

10.38†	Transition Agreement, dated January 23, 2004, by and between Registrant and Glen T. Meakem.

21.1**	Subsidiaries (which is incorporated herein by reference to Exhibit 21.1 to the Registrant’s Form 10-K dated April 10, 2003).

23.1†	Consent of KPMG LLP independent auditors for Ariba, Inc.

23.2†	Consent of PricewaterhouseCoopers LLP independent auditors for FreeMarkets, Inc.

Exhibit No.	Description
23.3***	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (included in Exhibit 5.1).

24.1	Power of Attorney (see page II-9 of this Registration Statement).

99.1†	Form of Registrant’s Proxy Card.

99.2†	Form of FreeMarkets’ Proxy Card.

99.3	Form of Voting Agreement dated January 23, 2004, by and among FreeMarkets, Inc. and each of certain individual stockholders of Registrant (included as Annex B to the proxy statement/prospectus forming a part of this registration statement).

99.4	Form of Voting Agreement, dated January 23, 2004, by and between Registrant and each of certain individual stockholders of FreeMarkets, Inc. (included as Annex C to the proxy statement/prospectus forming a part of this registration statement).

99.5	Opinion of Morgan Stanley & Co. Incorporated, financial advisors to Registrant, regarding the fairness of the merger (included as Annex E to the proxy statement/prospectus forming a part of this registration statement).

99.6	Opinion of Goldman, Sachs & Co., financial advisors to FreeMarkets, regarding the fairness of the merger (included as Annex F to the proxy statement/prospectus forming a part of this registration statement).

99.7†	Consent of Morgan Stanley & Co. Incorporated.

99.8†	Consent of Goldman, Sachs & Co.

99.9†	Consent of David H. McCormick to the use of his name in the registration statement.

99.10†	Consent of Karl E. Newkirk to the use of his name in the registration statement.

+	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.
**	Incorporated by reference.
***	To be filed by amendment.
†	Filed herewith.